UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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IKANOS COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IKANOS COMMUNICATIONS, INC.

July 1, 2009

Dear Ikanos Communications Stockholders:

On behalf of Ikanos’ Board of Directors, I am pleased to deliver our proxy statement relating to an important set of transactions for your company. As we announced on April 22, 2009, we have agreed to acquire the Broadband Access Product Line of Conexant Systems, Inc. for $54,000,000 in cash (the “Acquisition”). The Board of Directors unanimously approved the Acquisition as a critical component of our growth plan. Adding the Broadband Access products and engineers to Ikanos’ existing portfolio of industry-leading VDSL solutions is expected to more than double the size of our business, expand our reach into new geographic and product markets and add excellent research and development capabilities to our already leading-edge engineering team. We believe the scale of the combined business will enable us to generate positive cash flow from operations, become profitable on a non-GAAP basis within the first year after the transaction is closed and develop semiconductor and software products for new markets within the digital home in addition to serving our core DSL business.

In order to proceed with the Acquisition, we have negotiated a $42,000,000 cash investment by Tallwood III, L.P. Tallwood III Annex, L.P. and certain of their affiliates, or, collectively, the Tallwood Investors, in shares of, and warrants for, our common stock (the “Tallwood Investment”). The Tallwood Investment was also unanimously approved by our Board of Directors. In addition to supplying the capital needed to complete the Acquisition, we believe that the Tallwood Investors are excellent partners for your company based on their extensive experience in the semiconductor industry with companies including Marvell Technology Group Ltd., SiRF Technology Holdings Inc. and others.

The two transactions are conditioned on each other: unless we complete the Tallwood Investment, we will not complete the Acquisition. Similarly, we will not complete the Tallwood Investment unless we also complete the Acquisition.

YOUR VOTE IS REQUIRED TO APPROVE THE TALLWOOD INVESTMENT AND, THEREFORE, CRITICAL TO MAKING THE ACQUISITION HAPPEN.

We entered into an asset purchase agreement that, along with related agreements, provides all of the terms of the Acquisition on April 21, 2009. On the same day, we entered into a securities purchase agreement with the Tallwood Investors, pursuant to which we agreed to sell to the Tallwood Investors (i) 24,000,000 shares of our common stock, par value $0.001 per share, referred to as the Common Stock, and (ii) warrants to purchase up to 7,800,000 shares of our Common Stock, referred to as the Warrants, for an aggregate of $42,000,000. The per share purchase price of each share of our Common Stock and the exercise price of each warrant to purchase a share of our Common Stock under the securities purchase agreement is $1.75. In addition, we agreed to issue the Tallwood Investors one share (the “Voting Share”) of Series A Preferred Stock, which provides the Tallwood Investors certain voting rights solely with respect to election of a minority of the members of the Board of Directors but does not share in the economics of Ikanos. We refer to the 24,000,000 shares of Common Stock, Warrants and the Voting Share collectively as the Securities.

At our special meeting of stockholders on August 21, 2009, Ikanos’ stockholders are being asked to approve the issuance of the Securities to the Tallwood Investors in the Tallwood Investment, including approving an amendment to our Certificate of Incorporation, referred to as the Certificate of Amendment, to increase the number of our authorized shares of Ikanos Common Stock, which is required for us to issue the Securities to the Tallwood Investors. You are also being asked to approve an amendment to our 2004 Equity Incentive Plan to, among others, increase the number of shares of Ikanos Common Stock reserved for issuance under the Plan by 5,500,000 shares to ensure that we will continue to have a sufficient number of shares available to provide equity awards to employees, consultants and directors, including the Broadband Access employees who join us from Conexant Systems when the Acquisition is completed. Additionally, you are being asked to authorize the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the other proposals.

Our Common Stock is listed on the NASDAQ Global Market under the trading symbol “IKAN.” On June 30, 2009, the closing sale price of our Common Stock was $1.60 per share.

After careful consideration, our Board of Directors has unanimously approved the Acquisition and the Tallwood Investment and determined that the Acquisition and the transactions contemplated by the securities purchase agreement to support the Acquisition, including the issuance of the Securities, are advisable, fair to and in the best interests of Ikanos and its stockholders. Our Board of Directors has also unanimously approved the amendment to the 2004 Equity Incentive Plan. Our Board of Directors therefore unanimously recommends that you vote “FOR” the proposal to approve the issuance of the Securities to the Tallwood Investors, “FOR” the proposal to approve the Certificate of Amendment, “FOR” the amendment to the 2004 Equity Incentive Plan and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Stockholders are cordially invited to attend the special meeting of stockholders to vote on, among other matters, the issuance of the Securities to the Tallwood Investors. The special meeting of stockholders will be held on August 21, 2009 at 8:30 a.m. local time at 47669 Fremont Boulevard, Fremont, California.

This proxy statement contains detailed information concerning us, the special meeting and the transactions contemplated by the securities purchase agreement. Please pay careful attention to all of the information in this proxy statement. In particular, you should carefully consider the discussion in “Risk Factors” beginning on page 25 of this proxy statement.

Your vote is very important, regardless of the number of shares of Common Stock you own. In order to approve the Tallwood Investment required for the Acquisition, we need an affirmative vote of a majority of the outstanding common stock. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote by completing the enclosed proxy card and returning it in the pre-addressed envelope provided or following the telephone or Internet voting instructions set forth on the enclosed proxy card. If you hold your shares of Common Stock through a broker or other custodian, please follow the voting instructions that the applicable institution provides to you.

/s/ Michael Gulett
Michael Gulett President and Chief Executive Officer

Neither the Securities and Exchange Commission, referred to as the SEC, nor any state securities regulatory agency has approved or disapproved the transaction, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated July 1, 2009, and is first being mailed to stockholders on or about July 8, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders To Be Held on August 21, 2009

This proxy statement and accompanying materials are available on the internet at http://www.ikanos.com/investor/annual-reports/. On this site, you will be able to access our proxy statement for our special meeting of stockholders and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

IKANOS COMMUNICATIONS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 21, 2009

To Our Stockholders:

A special meeting of stockholders of Ikanos Communications, Inc., a Delaware corporation (“Ikanos”), will be held at 8:30 a.m., local time, on August 21, 2009 at 47669 Fremont Boulevard, Fremont, California, to consider and vote upon the proposals listed below.

Proposal No. 1:	To approve the issuance of (i) 24,000,000 shares of Ikanos Common Stock, (ii) warrants to purchase up to 7,800,000 shares of Ikanos Common Stock and (iii) one share of Ikanos Series A Preferred Stock to the Tallwood Investors in accordance with the terms of a securities purchase agreement with the Tallwood Investors.

Proposal No. 2:	To approve an amendment to Ikanos’ Certificate of Incorporation to increase the number of shares of authorized capital stock of Ikanos from 51,000,000 to 100,000,000, comprised of an increase in Ikanos Common Stock from 50,000,000 to 99,000,000 shares and maintaining the 1,000,000 undesignated shares of preferred stock currently authorized.

Proposal No. 3:	To approve an amendment and restatement of the Ikanos 2004 Equity Incentive Plan, referred as the Plan to (i) increase the number of shares of Ikanos Common Stock reserved for issuance under the Plan by 5,500,000 shares and (ii) allow Ikanos to continue to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Plan.

Proposal No. 4:	To adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the other proposals.

No other matter will be considered or voted upon at the special meeting without the prior written consent of the Tallwood Investors.

The approval of both Proposal No. 1 and Proposal No. 2 is a condition to the issuance and sale of the Securities to the Tallwood Investors described in this proxy statement. Since proceeds from the issuance of the Securities will be used to fund the acquisition of the assets of the Broadband Access Product Line from Conexant, the approval of both Proposal No. 1 and Proposal No. 2 is also a condition to the acquisition of such assets described in this proxy statement.

Ikanos may postpone or adjourn the special meeting if (i) there are insufficient shares of Ikanos Common Stock present or represented by a proxy at the special meeting to conduct business at the special meeting, (ii) Ikanos is required to postpone or adjourn the special meeting by applicable law or regulation or a request from the SEC or its staff, or (iii) Ikanos determines in good faith (after consultation with outside legal counsel and approval of the Tallwood Investors, where such approval will not be unreasonably withheld, delayed or conditioned) that it is necessary or appropriate to postpone or adjourn the special meeting in order to give Ikanos’ stockholders sufficient time to evaluate any information or disclosure that Ikanos has sent to Ikanos’ stockholders or otherwise made available to Ikanos’ stockholders by issuing a press release, filing materials with the SEC or otherwise. Ikanos may also adjourn or postpone the meeting to solicit additional proxies upon approval of Proposal No. 4.

The close of business on July 3, 2009 has been fixed as the record date for determining those Ikanos’ stockholders entitled to vote at the special meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

Ikanos’ Board of Directors unanimously recommends that you vote “FOR” each of the above proposals. Each member of Ikanos’ Board of Directors and each executive officer of Ikanos has advised Ikanos that he or she intends to vote all of the shares of Ikanos Common Stock held, directly or indirectly, by him or her in favor of the above proposals.

Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the accompanying proxy card, or by completing, dating and returning your proxy card in the enclosed envelope. If you hold your shares of Ikanos Common Stock through a broker, bank or other nominee, please follow the voting instructions that the applicable institution provides to you.

By order of Ikanos’ Board of Directors

/s/ Noah D. Mesel
Noah D. Mesel
Corporate Secretary

Fremont, California

July 1, 2009

i

(continued)

Page
Certain Agreements Related to the Tallwood Investment	85
Certificate of Designation	85
Stockholder Agreement	87
Voting Agreements	91
The Asset Purchase Agreement and Related Agreements	92
Directors of Ikanos Following the Transactions	98
Tallwood Investors’ Designees	98
Continuing Directors	99
Interests of Ikanos’ Executive Officers and Directors in the Transaction	100
Regulatory Approval	100
PROPOSAL NO. 2—AMENDMENT TO IKANOS’ CERTIFICATE OF INCORPORATION	101
Required Stockholder Approval	101
Reasons for the Increase in Authorized Stock and Recommendation of our Board of Directors	102
Principal Effects on Outstanding Capital Stock	102
PROPOSAL NO. 3—APPROVAL OF THE AMENDED AND RESTATED IKANOS 2004 EQUITY INCENTIVE PLAN	103
Description of the Proposed Amendment	103
Description of the 2004 Equity Incentive Plan	105
Number of Awards Granted to Employees, Consultants, and Directors	109
Equity Compensation Plan Information	110
Federal Tax Aspects	110
Required Stockholder Vote and Recommendation of Our Board of Directors	112
PROPOSAL NO. 4—ADJOURNMENT OF SPECIAL MEETING	113
Required Stockholder Vote and Recommendations of our Board of Directors	113
INDEX TO FINANCIAL STATEMENTS	114
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IKANOS	189
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS	191
DELIVERY OF DOCUMENTS TO IKANOS’ STOCKHOLDERS SHARING AN ADDRESS	191
ABSENCE OF APPRAISAL RIGHTS	192
HISTORICAL FINANCIAL STATEMENTS OF IKANOS	192
WHERE YOU CAN FIND MORE INFORMATION	192

ANNEXES
ANNEX I — Securities Purchase Agreement
ANNEX II — Certificate of Designation of Series A Preferred Stock
ANNEX III— Stockholder Agreement
ANNEX IV — Form of Warrant Agreement
ANNEX V — Form of Voting Agreement
ANNEX VI — Asset Purchase Agreement
ANNEX VII — Certificate of Amendment
ANNEX VIII — Opinion of Barclays Capital Inc. dated April 21, 2009 (Tallwood Securities Purchase Commercially Reasonable Opinion)
ANNEX IX — Opinion of Barclays Capital Inc. dated April 21, 2009 (Conexant Asset Purchase Fairness Opinion)
ANNEX X — Amended and Restated Ikanos Communications, Inc. 2004 Equity Incentive Plan
ANNEX XI — Supplemental Executive and Director Compensation Information
ANNEX XII — Selected Information from Ikanos Communications, Inc. 2008 Annual Report on Form 10-K as Filed with the Securities and Exchange Commission on March 11, 2009
ANNEX XIII — Selected Information from Ikanos Communications, Inc. March 29, 2009 Quarterly Report on Form 10-Q as Filed with the Securities and Exchange Commission on May 7, 2009

ii

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the issuance of the Securities and the other transactions contemplated by the Securities Purchase Agreement. These questions and answers may not address all questions that may be important to you as an Ikanos stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 192.

Q:	Why am I receiving these materials?

A:	We are sending you this proxy statement and the enclosed proxy card in connection with a special meeting of our stockholders, which will take place on August 21, 2009, starting at 8:30 a.m., local time, at 47669 Fremont Blvd., Fremont, California. As a stockholder, you are invited to attend the special meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q:	Who is entitled to vote at the special meeting?

A:	You are entitled to vote at the special meeting if you owned shares of Ikanos Common Stock as of the close of business on July 3, 2009, the record date for the special meeting. You will have one vote for each share of Ikanos Common Stock that you owned as of the record date. As of the record date there were 29,498,778 shares of Ikanos Common Stock outstanding and entitled to vote. The presence in person or by proxy of stockholders possessing a majority of all votes entitled to be cast at the special meeting will constitute a quorum for the purpose of considering the proposals.

Q:	Why is Ikanos holding the special meeting?

A:	On April 21, 2009, we entered into two separate but related transactions. First, we entered into an asset purchase agreement with Conexant Systems, Inc., or Conexant, to purchase certain assets related to its Broadband Access Product Line, referred to as the Asset Purchase Agreement. In addition, we entered a securities purchase agreement with the Tallwood Investors, referred to as the Securities Purchase Agreement, pursuant to which we agreed to sell to the Tallwood Investors (i) 24,000,000 shares of our Common Stock, par value $0.001 per share, referred to as the Common Stock, (ii) warrants to purchase up to 7,800,000 shares of our Common Stock, referred to as the Warrants, and (iii) one share of Series A Preferred Stock, par value $0.001 per share, referred to as the Series A Preferred Stock, for an aggregate consideration of $42,000,000. The 24,000,000 shares of Common Stock, the Warrants and the one share of Series A Preferred Stock are collectively referred to as the Securities. The Tallwood Investors are comprised of Tallwood III, L.P., a Delaware limited partnership, Tallwood III Partners, L.P., a Delaware limited partnership, Tallwood III Associates, L.P., a Delaware limited partnership, and Tallwood III Annex, L.P., a Delaware limited partnership. The purchase price of each share of Ikanos Common Stock and the exercise price of each Warrant is $1.75 per share.

At our special meeting, Ikanos’ stockholders are being asked to approve the issuance of the Securities to the Tallwood Investors in accordance with the terms of the Securities Purchase Agreement. Ikanos’ stockholders are also being asked to approve an amendment to our Certificate of Incorporation, referred to as the Certificate of Amendment, to increase our authorized share capital, as needed for us to issue the Securities to the Tallwood Investors.

Q:	Why is Ikanos engaging in the transactions contemplated by the Securities Purchase Agreement?

A:	Ikanos will use the proceeds from the sale of the Securities to fund the purchase of the Broadband Access Product Line from Conexant and for any other purpose validly authorized by Ikanos’ Board of Directors or its stockholders. Ikanos expects to complete the sale of the Securities to the Tallwood Investors immediately prior to the acquisition contemplated by the Asset Purchase Agreement.

A number of strategic advantages are expected from the proposed combination of Ikanos and the Broadband Access Product Line. The combination is expected to increase Ikanos’ revenue by more than 100%, and minimize or eliminate duplicative functions, overhead and unnecessary corporate expenses. Assuming that these synergies can be achieved, the combined company will be profitable within the first year after the transaction is closed. These improvements to the business would ease concerns of Ikanos and the Broadband Access Product Line’s customers, all of which want to purchase semiconductors from stable, profitable companies with broad product lines. The combined company is also expected to have the scale to make appropriate research and development investments beyond Ikanos’ core DSL business. Because there is little geographic overlap in the markets addressed by Ikanos and the Broadband Access Product Line products, the transaction would expand the combined company’s geographic market and product leadership. The transaction would allow Ikanos to fill gaps in its ADSL product portfolio, add lower-cost A/VDSL capabilities, address ADSL interoperability demand from customers and strengthen its PON technology offerings. The Broadband Access Product Line is also expected to bring a complementary development team, with well-developed development processes and engineering discipline, and a stable group of engineers, many of whom have been part of the same organization for five to ten years and longer.

Q:	What other agreements has Ikanos entered into, or is Ikanos entering into, in connection with the transactions contemplated by the Securities Purchase Agreement?

A:	In connection with the Securities Purchase Agreement, Ikanos has entered into, or is entering into, the following agreements or documents:

•

warrant agreements with the Tallwood Investors, pursuant to which Ikanos will issue to the Tallwood Investors warrants to purchase up to 7,800,000 shares of Ikanos Common Stock at an exercise price of $1.75 per share;

•

the Certificate of Amendment to be filed with the Secretary of State of the State of Delaware, attached as Annex VII to this proxy statement, which will increase the number of shares of Ikanos’ authorized capital stock from 51,000,000 to 100,000,000, comprised of an increase in Ikanos Common Stock from 50,000,000 to 99,000,000 shares and maintaining the 1,000,000 undesignated shares of preferred stock currently authorized, which will provide sufficient shares in order to complete the sale of the Securities to the Tallwood Investors;

•

the Stockholder Agreement with the Tallwood Investors, dated as of April 21, 2009, referred to as the Stockholder Agreement and attached as Annex III to this proxy statement, which, among other things, will contain certain governance arrangements and various provisions relating to board composition, stock ownership, transfers and acquisitions of additional securities by the Tallwood Investors, registration rights, voting and other matters; and

•

a certificate of designation of Series A Preferred Stock, referred to as the Certificate of Designation, to be filed with the Secretary of State of the State of Delaware, attached as Annex II to this proxy statement, which sets out the rights, preferences, privileges and restrictions of the Series A Preferred Stock. The one share (which we refer to as the Voting Share) of the Series A Preferred Stock, which provides the Tallwood Investors certain voting rights solely with respect to the election of a minority of the members of Ikanos’ Board of Directors, will be issued to Tallwood III Partners, L.P. pursuant to the Securities Purchase Agreement;

In addition, with respect to the acquisition of the Broadband Access Product Line, Ikanos has entered into:

•

the Asset Purchase Agreement with Conexant, attached as Annex VI to this proxy statement, pursuant to which Ikanos will purchase from Conexant all of Conexant’s right, title and interest in and to certain assets related to Conexant’s Broadband Access Product Line for $54,000,000, subject to adjustment as set forth in the Asset Purchase Agreement, and pursuant to which Ikanos will assume certain liabilities; and

•	certain agreements related to the Asset Purchase Agreement, including an intellectual property license agreement, an escrow agreement and a transition services agreement.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to:

•	approve the issuance of the Securities to the Tallwood Investors in accordance with the terms of the Securities Purchase Agreement, referred to in this proxy statement as Proposal No. 1;

•

approve the Certificate of Amendment to increase the number of shares of authorized capital stock from 51,000,000 to 100,000,000 comprised of an increase in Ikanos Common Stock from 50,000,000 to 99,000,000 shares and maintaining the 1,000,000 undesignated shares of preferred stock currently authorized, referred to in this proxy statement as Proposal No. 2;

•

approve an amendment and restatement of the Plan to (i) allow Ikanos to increase the number of shares reserved for issuance under the Plan by 5,500,000 shares and (ii) continue to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Plan, referred to in this proxy statement as Proposal No. 3; and

•

adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the other proposals, referred to in this proxy statement as Proposal No. 4.

Q:	Why is Ikanos seeking stockholder approval of the issuance of the Securities as described in Proposal No. 1?

A:	We are subject to NASDAQ’s listing requirements because our Common Stock is listed on the NASDAQ Global Market. These rules, which apply to the investment by the Tallwood Investors, require stockholder approval for an issuance of stock in a private placement equal to or greater than 20% of our Common Stock outstanding before the issuance of the additional Common Stock for less than the greater of book or market value of the stock.

Q:	Why is Ikanos seeking stockholder approval of the Certificate of Amendment as described in Proposal No. 2?

A:	We do not currently have sufficient authorized shares to complete the issuance of Securities described in Proposal No. 1. To issue the Securities, we need to increase the number of shares of our Common Stock authorized for issuance under our Certificate of Incorporation. It is a condition to the completion of the transactions contemplated by the Securities Purchase Agreement that our stockholders approve Proposal No. 2. Our current Certificate of Incorporation authorizes 50,000,000 shares of Common Stock for issuance. As of June 15, 2009, there were 29,489,263 shares of our Common Stock issued and outstanding and an additional 8,320,500 shares reserved for issuance under our stock incentive plans. As a result, as of June 15, 2009, there were only 12,162,362 authorized shares of our Common Stock available for future issuance. We have proposed increasing the authorized number of shares of Common Stock to 99,000,000 shares to permit completion of the issuance of the Securities to the Tallwood Investors and to provide for additional authorized shares of Common Stock to issue in the future. The additional shares may be issued for various purposes without further stockholder approval, except to the extent required by applicable NASDAQ rules. The purposes may include raising capital, providing equity incentives to employees, officers, directors or consultants, establishing strategic relationships with other companies, expanding our business or product lines through the acquisition of other businesses or products and other corporate purposes.

Q:	What vote is required in connection with each of the proposals?

A:	A quorum, consisting of the holders of a majority of the issued and outstanding shares of Ikanos Common Stock as of the record date of the special meeting, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

The affirmative vote of the majority of shares of Ikanos Common Stock present or represented by proxy at the special meeting and entitled to vote is necessary to approve each of Proposal No. 1, Proposal No. 3 and Proposal No. 4. The affirmative vote of the holders of a majority of the outstanding shares of Ikanos Common Stock is necessary to approve Proposal No. 2.

The approval of Proposal No. 2 is a condition to the issuance of the Securities to the Tallwood Investors pursuant to Proposal No. 1. Therefore, approval of both Proposal No. 1 and Proposal No. 2 is required for Ikanos to issue the Securities to the Tallwood Investors and to consummate the other transactions contemplated by the Securities Purchase Agreement.

The proceeds from the issuance of the Securities will be used to fund the acquisition of the assets of the Broadband Access Product Line from Conexant. Therefore, approval of both Proposal No. 1 and Proposal No. 2 is required for Ikanos to complete the acquisition of these assets and to consummate the other transactions contemplated by the Asset Purchase Agreement.

Q:	What happens if only one of Proposal No. 1 or Proposal No. 2 (but not both) is approved by Ikanos’ stockholders at the special meeting?

A:	Ikanos will not issue the Securities to the Tallwood Investors if either Proposal No. 1 or Proposal No. 2 is not approved by Ikanos’ stockholders. In addition, since the proceeds from the issuance of the Securities to the Tallwood Investors will be necessary to acquire the assets of the Broadband Access Product Line, Ikanos will not be able to complete the acquisition contemplated by the Asset Purchase Agreement if either Proposal No. 1 or Proposal No. 2 is not approved.

Q:	Do I need to vote to approve the acquisition of the assets of the Broadband Access Product Line of Conexant?

A:	No. However, the proceeds received from the issuance of the Securities to the Tallwood Investors will be used to fund the acquisition, so approval of both Proposal No. 1 and Proposal No. 2 is required for Ikanos to complete the acquisition.

Q:	Are there any risks in undertaking (or not undertaking) the transactions contemplated by the Asset Purchase Agreement and the Securities Purchase Agreement?

A:	Yes. In evaluating the issuance of the Securities to the Tallwood Investors and the other transactions contemplated by the Securities Purchase Agreement, including the acquisition contemplated by the Asset Purchase Agreement, you should carefully consider the factors discussed in the section of this proxy statement entitled “Risk Factors” beginning on page 25.

Q:	What are the conditions to completing the transactions contemplated by the Asset Purchase Agreement?

A:	The Asset Purchase Agreement contains conditions to each party’s obligations customary for transactions such as those contemplated by the Asset Purchase Agreement, and includes the condition that Ikanos has received the proceeds from the issuance of the Securities pursuant to the Securities Purchase Agreement.

Q:	What are the conditions to completing the transactions contemplated by the Securities Purchase Agreement?

A:	The Securities Purchase Agreement contains conditions to each party’s obligations customary for transactions such as those contemplated by the Securities Purchase Agreement, and includes the approval by Ikanos’ stockholders of Proposal No. 1 and Proposal No. 2 at the special meeting. Also, it is a condition to Ikanos’ and the Tallwood Investors’ obligations to consummate the transactions contemplated by the Securities Purchase Agreement that each of the conditions to closing of the transactions contemplated by the Asset Purchase Agreement has been satisfied.

Q:	How will my vote on Proposal No. 1 to approve the issuance of the Securities to the Tallwood Investors and on Proposal No. 2 to approve the Certificate of Amendment affect the composition of Ikanos’ Board of Directors?

A:	If Proposal No. 1 and Proposal No. 2 are approved by Ikanos’ stockholders at the special meeting and the transactions contemplated by the Securities Purchase Agreement are subsequently completed, effective as of the closing of the issuance of the Securities to the Tallwood Investors, (i) Ikanos’ Board of Directors will consist of seven directors, (ii) Gopal Venkatesh and Elizabeth Fetter will resign as directors and (iii) Ikanos’ Board of Directors will appoint George Pavlov, Dado Banatao and an independent director to be named by the Tallwood Investors, who collectively are the designees of the Tallwood Investors, to serve on Ikanos’ Board of Directors.

Q:	Why is Ikanos seeking to amend and restate the 2004 Equity Incentive Plan as described in Proposal No. 3?

A:	You are also being asked to approve an amendment and restatement of our Plan to increase the number of shares of Ikanos Common Stock reserved for issuance under the Plan by 5,500,000 shares to ensure that we will continue to have a sufficient number of shares available to provide equity awards to employees, consultants, and directors, including the Broadband Access employees who join us from Conexant Systems when the Acquisition is completed. In addition, we are asking you to approve an amendment of the Plan to allow Ikanos to continue to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Plan.

Q:	How does Ikanos’ Board of Directors recommend that I vote on each of the proposals?

A:	Ikanos’ Board of Directors unanimously recommends that you vote (i) “FOR” Proposal No. 1 to approve the issuance of the Securities to the Tallwood Investors in accordance with the terms of the Securities Purchase Agreement, (ii) “FOR” Proposal No. 2 to approve the Certificate of Amendment, (iii) “FOR” Proposal No. 3 to approve the Amended and Restated 2004 Equity Incentive Plan, referred to as the Amended Plans and (iv) “FOR” Proposal No. 4 to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the other proposals.

Q:	What happens if I do not vote?

A:	Proposal No. 2 requires the affirmative vote of the holders of a majority of the outstanding shares of Ikanos Common Stock. Therefore the failure to vote on Proposal No. 2 is effectively a vote “AGAINST” Proposal No. 2. Because the approval of both Proposal No. 1 and Proposal No. 2 is required to consummate the transactions contemplated by the Securities Purchase Agreement and the Asset Purchase Agreement, failure to vote on Proposal No. 2 is effectively a vote against both the issuance of the Securities to the Tallwood Investors and the acquisition of the assets of the Broadband Access Product Line of Conexant.

In addition, the failure to vote on these proposals, by failing to either submit a proxy or attend the special meeting if you are a stockholder of record, or by failing to give voting instructions to your broker, bank or other nominee if your shares are held in “street name,” may make it more difficult to establish a quorum at the special meeting.

Q:	What happens if I abstain?

A:	If you execute and return your proxy card or submit a proxy by telephone or via the Internet and vote “ABSTAIN” or if you vote “ABSTAIN” at the special meeting, this will have the same effect as voting against each of the proposals. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

Because the approval of both Proposal No. 1 and Proposal No. 2 is required to consummate the transactions contemplated by the Securities Purchase Agreement and the Asset Purchase Agreement, voting

“ABSTAIN” on Proposal No. 2 is effectively a vote against both the issuance of the Securities to the Tallwood Investors and the acquisition of the assets of the Broadband Access Product Line of Conexant.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the special meeting. After carefully reading and considering the information contained in this proxy statement, if you are the stockholder of record, please submit your proxy by telephone or via the Internet in accordance with the instructions set forth in the enclosed proxy card, or fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting.

•

Beneficial Ownership—If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the special meeting unless you request a legal proxy from your broker, bank or other nominee. Your broker, bank or other nominee has enclosed a voting instruction card with this proxy statement for you to use in directing such institution regarding how to vote the shares you beneficially own.

See “The Special Meeting—How to Vote Your Shares” beginning on page 17.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If your shares are held in street name, your broker may, under certain circumstances, vote your shares. Certain brokerage firms have authority to vote a client’s unvoted shares on some “routine” matters but cannot vote a client’s unvoted shares on “non-routine” matters. Proposals No. 1, No. 2 and No. 3 may be considered “non-routine” matters under exchange rules applicable to certain brokerage firms. If you do not give voting instructions to your broker on a “non-routine” matter, your shares may constitute “broker non-votes.” A broker non-vote occurs on a matter when a broker returns an executed proxy but indicates that it does not have discretionary authority to vote on that matter and has not received instructions from the beneficial owner. Shares that constitute broker non-votes will not affect the outcome on Proposals No. 1, No. 3 and No. 4, assuming a quorum is obtained. Shares that constitute broker non-votes will have the effect of a vote “AGAINST” Proposal No. 2.

Because the approval of Proposal No. 1 and Proposal No. 2 are both required to consummate the transactions contemplated by the Securities Purchase Agreement and the Asset Purchase Agreement, a broker non-vote on Proposal No. 2 is effectively a vote against both the issuance of the Securities to the Tallwood Investors and the acquisition of the assets of the Broadband Access Product Line of Conexant.

You should instruct your broker to vote your shares. If you do not instruct your broker, your broker may not have the authority to vote your shares for any of the proposals at the special meeting.

Please check with your broker and follow the voting procedures your broker provides. Your broker will advise you whether you may submit voting instructions by telephone or via the Internet. See “The Special Meeting–Quorum and Required Votes” and “The Special Meeting–Abstentions and Broker ‘Non-Votes’.”

Q:	How can I vote my shares in person at the special meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the special meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification to the meeting. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the special meeting. If you hold your shares in “street name,” you must request a legal proxy from your broker, bank or other nominee in order for you to vote at the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:	If you do not plan to attend the special meeting, we request that you vote your shares as promptly as possible. If you are the stockholder of record, you may mark your votes, date, sign and return the enclosed proxy card.

For shares held in “street name,” you may vote your shares by submitting voting instructions to your broker, bank or other nominee. A voting instruction card will be provided by your broker, bank or other nominee. For shares held in “street name,” you may be eligible to vote by telephone or via the Internet if your broker, bank or other nominee participates in the proxy voting program provided by Broadridge Financial Solutions. Instructions for voting by telephone or via the Internet, if available, will be provided by your broker, bank or other nominee.

Q:	May I change my vote after I have submitted a proxy by telephone or via the Internet or mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in several ways. If you hold your shares as a stockholder of record, you can send a written notice stating that you want to revoke your proxy, or you can complete and submit a new proxy card, in either case dated later than the prior proxy card relating to the same shares. You must submit your notice of revocation or your new proxy card to Noah D. Mesel, Corporate Secretary of Ikanos at Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, California 94538, Attention: Corporate Secretary.

You can also attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting to revoke your proxy if you have not previously revoked your proxy.

You can also change your vote by submitting a proxy at a later date by telephone or via the Internet, if you have previously voted by telephone or via the Internet in connection with the special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked.

If your shares are held in “street name” and you have instructed your broker, bank or other nominee to vote your shares, the preceding instructions do not apply, and you must follow the voting procedures received from your broker, bank or other nominee to change your vote.

Q:	If I want to attend the special meeting, what do I do?

A:	You should come to Ikanos’ offices located at 47669 Fremont Blvd., Fremont, California, at 8:30 a.m., local time, on August 21, 2009. Stockholders of record as of the record date for the special meeting can vote in person at the special meeting. If your shares are held in “street name,” then you must ask your broker, bank or other nominee holder how you can vote at the special meeting.

Q:	Who is paying for this proxy solicitation?

A:

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, employees and solicitor may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have retained InvestorCom, Inc., a professional proxy solicitation firm, to assist us in the solicitation of proxies for the special meeting. We will pay InvestorCom, Inc. a fee of approximately $7,000 for its services, plus reimbursement for reasonable out-of-pocket expenses. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q:	Who can help answer my additional questions about the special meeting, the Securities Purchase Agreement and the transactions contemplated by the Securities Purchase Agreement?

A:	If you have questions about the special meeting and the matters to be voted upon, you should contact:

Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, California 94538

Telephone: (510) 979-0400

Attention: Investor Relations

or

InvestorCom, Inc.

51 Locust Avenue

New Canaan, CT 06840

Attention: John Grau

Stockholders Call Toll Free: (877) 972-0090

Banks and Brokers Call Collect: (203) 972-9300

SUMMARY

The Transactions

As we announced on April 22, 2009, we have agreed to acquire the Broadband Access Product Line of Conexant Systems, Inc. for $54,000,000 in cash (the “Acquisition”). The Board of Directors unanimously approved the Acquisition as a critical component of Ikanos’ growth plan. A number of strategic advantages are expected from the proposed combination of Ikanos and the Broadband Access Product Line. The combination is expected to increase Ikanos’ revenue by more than 100%, while minimizing or eliminating duplicative functions, overhead and unnecessary corporate expenses. By eliminating or reducing corporate allocations not required as part of Ikanos, Ikanos’ management estimates that the Broadband Product Line would have had a positive operating margin of $1 million to $2 million for the three months ended April 3, 2009. Assuming further headcount-related synergies can be achieved from duplicative functions, the combined company could be profitable on a non-GAAP basis within the first year after the transaction is closed. Other synergies will happen over time. For instance, we have estimated gross margin synergies of $4 million to $6 million per annum given wafer volume increases at one of our foundries and other supply chain consolidation. As we align the combined company’s product roadmap, resources can be redeployed on new research and development projects that expand the markets that Ikanos can serve. Furthermore, the greater scale provides us the opportunity for significant leverage is this business, meaning as revenue increases, the majority of gross profit will flow to the bottom line.

Being an entity that generates cash and is profitable would ease concerns of the combined company’s customers, all of which want to purchase semiconductors from stable, profitable companies with broad product lines. Because there is little geographic overlap in the markets addressed by Ikanos and the Broadband Access Product Line, the transaction would expand the combined company’s geographic market and product leadership. The transaction would allow Ikanos to fill gaps in its ADSL product portfolio, add lower-cost A/VDSL capabilities, address ADSL interoperability demand from customers and strengthen its PON technology offerings. The Broadband Access Product Line is also expected to bring a complementary development team, with well-developed development processes and engineering discipline, and a stable group of engineers, many of whom have been part of the same organization for five to ten years and longer.

In order to proceed with the Acquisition, we have negotiated a $42,000,000 cash investment by the Tallwood Investors in shares of, and Warrants for, our Common Stock and the Voting Share. We refer to this transaction as the Tallwood Investment. The Tallwood Investment was also unanimously approved by the Ikanos Board of Directors. In addition to supplying the needed capital, we believe that the Tallwood Investors are excellent partners for your company based on their extensive experience in the semiconductor industry with companies including Marvell Technology Group Ltd., SiRF Technology Holdings Inc. and others.

On April 21, 2009, we entered into the Asset Purchase Agreement with Conexant that, along with related agreements, provides all of the terms of the Acquisition. On the same day, we entered into the Securities Purchase Agreement with the Tallwood Investors, pursuant to which we agreed to sell to the Tallwood Investors (i) 24,000,000 shares of our Common Stock, (ii) Warrants to purchase up to 7,800,000 shares of our Common Stock and (iii) the Voting Share, for an aggregate purchase price of $42,000,000. The Voting Share provides the Tallwood Investors certain voting rights solely with respect to election of a minority of the members of our Board of Directors.

At our special meeting of stockholders on August 21, 2009, Ikanos’ stockholders are being asked to approve the issuance of the Securities to the Tallwood Investors in the Tallwood Investment, including approving the Certificate of Amendment, which will increase the number of our authorized shares of Ikanos Common Stock as needed for us to issue the Securities to the Tallwood Investors. You are also being asked to approve amendments to the Plan so that we will be able to issue equity awards to the employees who join us from Conexant when the Acquisition is completed.

The Special Meeting (see page 16)

Date, Time and Place

The special meeting of the stockholders of Ikanos will be held at 8:30 a.m., local time, on August 21, 2009 at 47669 Fremont Blvd., Fremont, California.

Purpose

You will be asked to consider and vote upon the approval of the issuance of the Securities to the Tallwood Investors, the Certificate of Amendment, the Amended Plan and a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve any of the proposals.

Record Date and Quorum

You are entitled to vote at the special meeting if you owned shares of Ikanos Common Stock as of the close of business on July 3, 2009, the record date for the special meeting. You will have one vote for each share of Ikanos Common Stock that you owned as of the record date. As of the record date there were 29,498,778 shares of the Ikanos Common Stock outstanding and entitled to vote. The presence in person or by proxy of stockholders having a majority of all votes entitled to be cast at the special meeting will constitute a quorum for the purpose of considering the proposals.

Vote Required

A quorum, consisting of the holders of a majority of the issued and outstanding shares of Ikanos Common Stock as of the record date of the special meeting, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

The affirmative vote of the majority of shares of Ikanos Common Stock present or represented by proxy at the special meeting and entitled to vote is necessary to approve each of Proposal No. 1, Proposal No. 3 and Proposal No. 4. The affirmative vote of the holders of a majority of the outstanding shares of Ikanos Common Stock is necessary to approve Proposal No. 2.

The approval of both Proposal No. 1 and Proposal No. 2 is a condition to the issuance and sale of the Securities to the Tallwood Investors. Since proceeds from the issuance of the Securities will be used to fund the acquisition of the assets of the Broadband Access Product Line from Conexant, the approval of both Proposal No. 1 and Proposal No. 2 is also a condition to the acquisition of such assets.

Common Stock Ownership of Directors and Executive Officers

As of the record date, the directors and executive officers of Ikanos held an aggregate of 0.4% of the shares of Ikanos Common Stock entitled to vote at the special meeting. These persons have signed voting agreements with the Tallwood Investors, which we refer to collectively as the Voting Agreements, pursuant to which they have granted proxies to the Tallwood Investors and have agreed to vote their shares of Ikanos Common Stock in favor of Proposal No. 1 and Proposal No. 2.

Proposal No. 1: Issuance of Securities to the Tallwood Investors (see page 46)

You are being asked to approve a proposal to approve the issuance of (i) 24,000,000 shares of Ikanos Common Stock, (ii) warrants to purchase up to 7,800,000 shares of Ikanos Common Stock and (iii) the Voting Share to the Tallwood Investors pursuant to and in accordance with the terms of the Securities Purchase Agreement. The proposal to approve the issuance of the Securities to the Tallwood Investors is referred to as Proposal No. 1.

Securities Purchase Agreement (see page 70)

On April 21, 2009, Ikanos entered into the Securities Purchase Agreement with the Tallwood Investors, pursuant to which, among other things, Ikanos will issue the Securities to the Tallwood Investors for an aggregate consideration of $42,000,000. The purchase price of each share of Ikanos Common Stock and the exercise price of each warrant to purchase a share of Ikanos Common Stock under the Securities Purchase Agreement is $1.75 per share.

Parties to the Securities Purchase Agreement (see page 70)

Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the digital home. Ikanos’ multi-mode VDSL2/ADSLx, network processor and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com. Information included on the website is not incorporated by reference into this proxy statement.

Tallwood Investors

The Tallwood Investors are funds affiliated with Tallwood Venture Capital, referred to as Tallwood, which is a venture capital company focused on investments related to the semiconductor industry. By offering deep semiconductor knowledge, direct operating experience and a high degree of availability, Tallwood builds close, active working relationships with its portfolio companies. Tallwood has over $500 million currently under management. This capital management level puts Tallwood on par with the semiconductor segments of the largest venture capital firms in the industry. Its portfolio companies include Marvell Technology Group Ltd. (NASDAQ: MRVL) and SiRF Technology Holdings Inc. (NASDAQ: SIRF). For more information on Tallwood, visit www.tallwoodvc.com. Information included on the website is not incorporated by reference into this proxy statement.

Opinions of Ikanos Financial Advisor (see page 58)

Barclays Capital Inc., referred to as Barclays Capital, delivered the following written opinions to Ikanos’ Board of Directors:

Tallwood Securities Purchase Commercially Reasonable Opinion: That, as of April 21, 2009, and based upon and subject to the factors and assumptions set forth in the written opinion, from a financial point of view, the financial terms of the proposed issuance of the Securities to the Tallwood Investors pursuant to the Securities Purchase Agreement were commercially reasonable to Ikanos.

Conexant Asset Purchase Fairness Opinion: That, as of April 21, 2009, and based upon and subject to the factors and assumptions set forth in the written opinion, from a financial point of view, the consideration to be paid by Ikanos pursuant to the Asset Purchase Agreement is fair to Ikanos.

The full text of the Tallwood Securities Purchase Commercially Reasonable Opinion and the Conexant Asset Purchase Fairness Opinion, respectively, each dated April 21, 2009, are attached as Annex VIII and Annex IX to this proxy statement. Such written opinions set forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays Capital in rendering such opinions. Barclays Capital provided such opinions for the information and assistance of Ikanos’ Board of Directors in connection with its consideration of the transaction. Barclays Capital’s opinions are not recommendations as to how any Ikanos stockholders should vote with respect to the proposals set forth in this proxy statement.

Use of Proceeds (see page 46)

Ikanos will use the proceeds from the sale of the Securities to the Tallwood Investors to fund the acquisition of the Broadband Access Product Line from Conexant and for any other purpose validly authorized by Ikanos’ Board of Directors or its stockholders.

Conditions to Closing (see page 80)

The Securities Purchase Agreement contains conditions to each party’s obligations customary for transactions such as those contemplated by the Securities Purchase Agreement, and includes the approval by Ikanos’ stockholders of Proposal No. 1 and Proposal No. 2 at the special meeting. Also it is a condition to Ikanos’ and the Tallwood Investors’ obligations to consummate the transactions contemplated by the Securities Purchase Agreement that each of the conditions to closing of the transactions contemplated by the Asset Purchase Agreement has been satisfied.

No Solicitation (see page 75)

The Securities Purchase Agreement precludes Ikanos and its subsidiaries from authorizing or knowingly permitting any of their respective directors, officers, or other employees, controlled affiliates, or any investment banker, attorney, or other agent or representative to solicit, initiate or propose, or take certain other actions with respect to any alternative acquisition proposal that would frustrate or preclude the transactions contemplated by the Securities Purchase Agreement.

Notwithstanding the foregoing, prior to the receipt of the stockholder approval of the issuance of the Securities to the Tallwood Investors, Ikanos’ Board of Directors may participate or engage in discussions or negotiations with any person or entity that has made a bona fide, written, unsolicited alternative acquisition proposal, after the date of the Securities Purchase Agreement, provided that Ikanos’ Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized standing and Ikanos’ outside legal counsel) (A) that the unsolicited proposal constitutes (or is reasonably likely to lead to) an alternative transaction offering greater aggregate consideration than the purchase price being paid by the Tallwood Investors and is, on balance, more favorable to Ikanos’ stockholders than the transactions contemplated by the Securities Purchase Agreement and (B) that a failure by Ikanos’ Board of Directors to engage in such discussions would reasonably be expected to be a breach of its fiduciary duties to Ikanos’ stockholders under Delaware law.

In addition, Ikanos is required to provide the Tallwood Investors written notice if any director or executive officer of Ikanos becomes aware of the receipt by Ikanos of any acquisition proposal or certain other requests, including the identity of the person making such proposal or request and the material terms thereof.

Termination (see page 82)

Prior to the closing of the issuance of the Securities to the Tallwood Investors, the Securities Purchase Agreement may be terminated:

•

by either Ikanos or the Tallwood Investors, if the issuance of Securities has not been consummated by October 15, 2009 (or as such termination date may be extended pursuant to the terms of the Securities Purchase Agreement);

•	by either Ikanos or the Tallwood Investors, if consummation of the issuance of the Securities would violate any applicable government order or law;

•

by either Ikanos or the Tallwood Investors, if the special meeting described in this proxy statement was held and Ikanos has not obtained the requisite stockholder approval of the issuance of the Securities to the Tallwood Investors or the approval of the Certificate of Amendment;

•

by Ikanos or the Tallwood Investors, in the event that (A) such party is not then in material breach of the Securities Purchase Agreement and (B) the other party has breached or otherwise violated any of their material covenants, agreements, representations, warranties or other obligations under the Securities Purchase Agreement, that would give rise to the failure to meet a condition to closing and which is not cured;

•	by Ikanos, in the event that Ikanos validly accepts a superior alternative acquisition proposal and pays the Tallwood Investors the termination fee required by the Securities Purchase Agreement;

•

by the Tallwood Investors, in the event that (A) Ikanos’ Board of Directors or any committee of the Board of Directors has for any reason changed its recommendation to Ikanos’ stockholders that they vote in favor of the issuance of the Securities to the Tallwood Investors and approve the Certificate of Amendment, or (B) the Company has entered into any alternative transaction;

•	by either Ikanos or the Tallwood Investors, in the event that the Asset Purchase Agreement has been terminated pursuant to its terms; or

•	by mutual written agreement of the Tallwood Investors and Ikanos with the prior written consent of Conexant.

Termination Fees and Expenses (see page 83)

Under certain circumstances, if the Securities Purchase Agreement is terminated, Ikanos will be required to reimburse the Tallwood Investors’ expenses in connection with the Asset Purchase Agreement in an amount no greater than $750,000. Under certain other circumstances, if the Securities Purchase Agreement is terminated, Ikanos will be required to pay the Tallwood Investors a termination fee of $2,000,000 plus reimburse expenses incurred by the Tallwood Investors in connection with the Securities Purchase Agreement and the Asset Purchase Agreement in an amount no greater than $1,750,000.

Ikanos will also be required to reimburse the Tallwood Investors for up to $1,750,000 in expenses incurred in connection with the Securities Purchase Agreement and the Asset Purchase Agreement if either Ikanos or the Tallwood Investors has terminated the Securities Purchase Agreement because of the failure of Ikanos’ stockholders to approve the issuance of the Securities or approve the Certificate of Amendment at the special meeting (including any postponement or adjournments thereof).

Notwithstanding the foregoing, in no event will Ikanos be required to pay the $2,000,000 termination fee on more than one occasion, nor will Ikanos be required to reimburse the Tallwood Investors for their expenses in an aggregate amount greater than $1,750,000.

However, Ikanos and Conexant have the right to terminate the Asset Purchase Agreement if the Securities Purchase Agreement has been terminated. Upon such a termination of the Asset Purchase Agreement, Ikanos will be required, if Conexant has fulfilled all its obligations under the Asset Purchase Agreement, or if the termination of the Securities Purchase Agreement arises out of a material adverse effect of Ikanos, to pay Conexant an agreed expense reimbursement amount of $1,500,000 (which will be reduced in the case of a termination other than one stemming from a material adverse effect of Ikanos, to $1,250,000, if the requisite approval of Ikanos’ stockholders of the transactions contemplated by the Securities Purchase Agreement has not been obtained). Therefore, if both the Securities Purchase Agreement and the Asset Purchase Agreement are terminated, Ikanos could be obligated to pay, in the aggregate, up to $5,250,000 in termination fees and expense reimbursements to the Tallwood Investors and Conexant.

Certain Agreements Related to the Tallwood Investment (see page 85)

In connection with the Securities Purchase Agreement, Ikanos has entered into or will enter into several agreements or other documents related to the Securities Purchase Agreement and the transactions contemplated by the Securities Purchase Agreement, including the Warrants, the Certificate of Designation, the Certificate of Amendment, the Stockholder Agreement, Voting Agreements and the Asset Purchase Agreement.

Proposal No. 2: Amendment to Ikanos’ Certificate of Incorporation (see page 101)

You are being asked to approve the Certificate of Amendment to amend Ikanos’ Certificate of Incorporation in order to increase the authorized capital stock of Ikanos from $51,000,000 to 100,000,000, consisting of an increase in Ikanos Common Stock from 50,000,000 to 99,000,000 shares, par value $0.001 per share and maintaining the 1,000,000 shares of undesignated preferred stock, par value $0.001 per share currently authorized. The increase in authorized capital contemplated by the Certificate of Amendment is a condition to completing the issuance of the Securities to the Tallwood Investors. The proposal to approve the Certificate of Amendment is referred to as Proposal No. 2.

Proposal No. 3: Amendment and Restatement of the 2004 Equity Incentive Plan (see page 103)

You are being asked to approve the amendment and restatement of the Ikanos 2004 Equity Incentive Plan to (i) increase the number of shares of Ikanos Common Stock reserved for issuance under the Plan by 5,500,000 shares and (ii) allow Ikanos to continue to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Plan. The proposal to approve the Amended and Restated 2004 Equity Incentive Plan is referred to as Proposal No. 3.

Proposal No. 4: Adjournment of Special Meeting (see page 113)

You are being asked to approve a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the other proposals. The proposal to adjourn or postpone the special meeting is referred to as Proposal No. 4.

Recommendation of Our Board of Directors (see page 113)

Ikanos’ Board of Directors has unanimously approved the Securities Purchase Agreement, the issuance of the Securities to the Tallwood Investors in accordance with the terms of the Securities Purchase Agreement, the Certificate of Amendment and the Amended Plan. Ikanos’ Board of Directors unanimously recommends that Ikanos’ stockholders vote “FOR” Proposal No. 1, Proposal No. 2, Proposal No. 3 and Proposal No. 4.

Interests of Ikanos’ Executive Officers and Directors in the Transaction (see page 189)

When you consider the recommendation of Ikanos’ Board of Directors to vote in favor of the proposals, you should be aware that Ikanos’ executive officers and directors may have interests in the transactions contemplated by the Securities Purchase Agreement that may be different from, or in addition to, the interests of other Ikanos stockholders.

Directors of Ikanos Following the Transaction (see page 98)

Ikanos’ Board of Directors is currently comprised of six directors and divided into three classes, with each class serving a staggered three-year term. If the Ikanos stockholders vote to approve Proposal No. 1 and Proposal No. 2, effective upon the consummation of the transactions contemplated by the Securities Purchase Agreement, (i) Ikanos’ Board of Directors will continue to be classified into three classes of Common Stock directors, with each class serving staggered, three-year terms, but Ikanos’ Board of Directors will be increased from six to seven members, (ii) Gopal Venkatesh and Elizabeth Fetter will resign from Ikanos’ Board of Directors, (iii) George Pavlov will join Ikanos’ Board of Directors as a Class I director with a term expiring at the annual meeting of stockholders in 2012, Dado Banatao will join Ikanos’ Board of Directors as a Class III director with a term expiring at the annual meeting of stockholders in 2011, and an independent director to be appointed by the Tallwood Investors will join Ikanos’ Board of Directors as a Class II director with a term expiring at the annual meeting of stockholders in 2010, in each case, as the Tallwood Investors’ nominees, and (iv) Frederick Lax will continue as a Class I director with a term expiring at the annual meeting of stockholders in 2012, Michael Gulett and Danial Faizullabhoy will each continue as Class II directors with terms expiring at the annual meeting of stockholders in 2010 and Paul Hansen will continue as a Class III director with a term expiring at the annual meeting of stockholders in 2011.

THE SPECIAL MEETING

Date, Time and Place

The special meeting of Ikanos’ stockholders will be held at 8:30 a.m., local time, on August 21, 2009 at 47669 Fremont Blvd., Fremont, California.

Matters to be Considered

The purpose of the special meeting is to consider and vote on:

Proposal No. 1:	To approve the issuance of (i) 24,000,000 shares of Ikanos Common Stock, (ii) warrants to purchase up to 7,800,000 shares of Ikanos Common Stock and (iii) the Voting Share to the Tallwood Investors in accordance with the terms of the Securities Purchase Agreement;

Proposal No. 2:	To approve an amendment to our Certificate of Incorporation, to increase the number of shares of authorized capital stock from 51,000,000 to 100,000,000, comprised of an increase of Ikanos Common Stock from 50,000,000 to 99,000,000 and maintaining the 1,000,000 undesignated shares of preferred stock currently authorized;

Proposal No. 3:	To approve an amendment and restatement of the Ikanos 2004 Equity Incentive Plan to (i) increase the number of shares of Ikanos Common Stock reserved for issuance under the Plan by 5,500,000 shares and (ii) allow Ikanos to continue to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Plan; and

Proposal No. 4:	To adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the other proposals.

No other matter will be considered or voted upon at the special meeting without the prior written consent of the Tallwood Investors.

Record Date; Shares Outstanding and Entitled to Vote

The close of business on July 3, 2009 has been fixed by Ikanos’ Board of Directors as the record date for the determination of holders of Ikanos Common Stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date for the special meeting, there were 29,498,778 shares of Common Stock outstanding and entitled to vote, held by approximately 434 holders of record. Each share of Ikanos Common Stock entitles its holder to one vote at the special meeting on all matters properly presented at the meeting.

Common Stock Ownership of Directors and Executive Officers

As of the record date, the directors and executive officers of Ikanos held an aggregate of 0.4% of the shares of Ikanos Common Stock entitled to vote at the special meeting. All of the directors and certain executive officers of Ikanos have entered into Voting Agreements with the Tallwood Investors, pursuant to which these directors and executive officers have granted proxies to the Tallwood Investors and have agreed to vote their shares in favor of Proposals No. 1 and No. 2. In the aggregate, as of the record date, the shares held by these directors and executive officers represent 0.9% of the voting power necessary to approve Proposal No. 1 (assuming the vote in person or by proxy of all outstanding shares of Ikanos Common Stock) and Proposal No. 2.

How to Vote Your Shares

Stockholders of record may submit a proxy by telephone, via the Internet or by mail or vote by attending the special meeting and voting in person.

•

Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. (EDT) on August 20, 2009 by calling the toll-free telephone number on your proxy card. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers. IF YOU SUBMIT A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. (EDT) on August 20, 2009 by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU SUBMIT A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

•

Attending the Special Meeting: If you are a stockholder of record, you may attend the special meeting and vote in person. If you plan to attend the special meeting, you must bring a form of personal photo identification with you in order to be admitted. Ikanos reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

If your shares of Ikanos Common Stock are held in the name of a broker, bank or other nominee, you will receive instructions from the stockholder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the stockholder of record of your shares of Ikanos Common Stock is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares and present that proxy and proof of identification at the special meeting.

How to Change Your Vote

If you are the stockholder of record, you may revoke your proxy or change your vote prior to your shares being voted at the special meeting by:

•

delivering a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, to Ikanos’ Corporate Secretary, Noah Mesel, at Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, California 94538, Attention: Corporate Secretary;

•	submitting a proxy at a later date by telephone or via the Internet, if you have previously voted by telephone or via the Internet in connection with the special meeting; or

•	attending the special meeting and voting in person.

If you are the beneficial owner of shares held in the name of a broker, bank or other nominee, you may change your vote by:

•	submitting new voting instructions to your broker, bank or other nominee in a timely manner following the voting procedures received from your broker, bank or other nominee; or

•	attending the special meeting and voting in person, if you have obtained a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Counting Your Vote

All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you provide specific voting instructions, your shares of Ikanos Common Stock will be voted as instructed. If you hold shares in your name and sign and return a proxy card or submit a proxy by telephone or via the Internet without giving specific voting instructions, your shares will be voted “FOR”:

•	the approval of the issuance of the Securities to the Tallwood Investors pursuant to the terms of the Securities Purchase Agreement;

•	the approval of the Certificate of Amendment;

•	the approval of the Amended Plan; and

•

adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the other proposals.

Ikanos’ Bylaws provide that the business transacted at a special meeting of stockholders be limited to matters stated in the notice of the meeting. Accordingly, no matters other than the proposals described in the proxy statement will be considered at the special meeting.

Proxies solicited may be voted only at the special meeting and any adjournment or postponement of the special meeting and will not be used for any other meeting.

Quorum and Required Votes

A quorum, consisting of the holders of a majority of the outstanding shares of Ikanos Common Stock as of the record date of the special meeting, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for the purpose of determining the presence of a quorum.

Proposal No. 1: The affirmative vote of the majority of shares of Ikanos Common Stock present or represented by proxy at the special meeting and entitled to vote is necessary to approve the issuance of the Securities to the Tallwood Investors pursuant to the Securities Purchase Agreement.

Proposal No. 2: The affirmative vote of the holders of a majority of the outstanding shares of Ikanos Common Stock entitled to vote at the special meeting is necessary to approve the Certificate of Amendment.

Proposal No. 3: The affirmative vote of the majority of shares of Ikanos Common Stock present or represented by proxy at the special meeting and entitled to vote is necessary to approve the Amended Plan.

Proposal No. 4: The affirmative vote of the majority of shares of Ikanos Common Stock present or represented by proxy at the special meeting and entitled to vote is necessary to approve the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the other proposals.

The approval of Proposal No. 2 is a condition to the issuance of the Securities to the Tallwood Investors pursuant to Proposal No. 1. Therefore, approval of both Proposal No. 1 and Proposal No. 2 is required for Ikanos to issue the Securities to the Tallwood Investors and to consummate the other transactions contemplated by the Securities Purchase Agreement.

The proceeds from the issuance of the Securities will be used to fund the acquisition of the assets of the Broadband Access Product Line from Conexant. Therefore, approval of both Proposal No. 1 and Proposal No. 2 is required for Ikanos to complete the acquisition of these assets and to consummate the other transactions contemplated by the Asset Purchase Agreement.

As of the close of business on the record date for the special meeting, the Tallwood Investors did not beneficially own any shares of Ikanos Common Stock and, to the knowledge of the Tallwood Investors, none of their affiliates beneficially owned any shares of Ikanos Common Stock.

Abstentions and Broker “Non-Votes”

Abstentions will have the same effect as a vote “AGAINST” each of the proposals.

If shares are held in a brokerage account or by a bank or other nominee, the holders are considered the beneficial owner of shares held in “street name.” Certain brokerage firms have authority to vote a client’s unvoted shares on some “routine” matters but cannot vote a client’s unvoted shares on “non-routine” matters. Proposals No. 1, No. 2 and No. 3 may be considered “non-routine” matters under exchange rules applicable to certain brokerage firms. If you do not give voting instructions to your broker on a “non-routine” matter, your shares may constitute “broker non-votes.” A broker non-vote occurs on a matter when a broker returns an executed proxy but indicates that it does not have discretionary authority to vote on that matter and has not received instructions from the beneficial owner. Shares that constitute broker non-votes will not affect the outcome of Proposals No. 1, No. 3 and No. 4, assuming a quorum is obtained. Shares that constitute broker non-votes will have the same effect as a vote “AGAINST” Proposal No. 2.

Solicitation of Proxies

Ikanos will pay for all costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its Board of Directors. In addition to solicitation by mail, the directors, officers and employees of Ikanos may solicit proxies from stockholders in person or by telephone, telegram, facsimile or other electronic methods without additional compensation other than reimbursement for their actual expenses.

Ikanos has retained InvestorCom, Inc., a professional proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting. Ikanos will pay InvestorCom, Inc. a fee of approximately $7,000 for its services, plus reimbursement for reasonable out-of-pocket expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the shares, and Ikanos will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

Adjournment and Postponement

Whether or not a quorum exists, holders of a majority of Ikanos Common Stock present in person or represented by proxy and entitled to vote at the special meeting may adjourn the special meeting, without further notice other than by an announcement made at the special meeting. Because a majority of the votes present in person or represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the special meeting, abstentions will have the same effect on such proposal as a vote “AGAINST” the proposal to adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Ikanos’ stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Recommendation of Ikanos’ Board of Directors

Ikanos’ Board of Directors has unanimously approved the issuance of the Securities to the Tallwood Investors, the Certificate of Amendment and the Amended Plan. Based on Ikanos’ reasons for its recommendation set forth in “Proposal No. 1—Issuance of Securities to the Tallwood Investors—Reasons for the Tallwood Investment and Recommendation of Our Board of Directors,” Ikanos’ Board of Directors believes that the approval of each of (i) the issuance of the Securities, (ii) the Certificate of Amendment and (iii) the Amended Plan is advisable, fair to, and in the best interests of, Ikanos’ stockholders.

Ikanos’ Board of Directors recommends that you vote “FOR”:

•	the approval of the issuance of the Securities to the Tallwood Investors;

•	the approval of the Certificate of Amendment;

•	the approval of the Amended Plan; and

•

adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the other proposals.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF IKANOS

The tables below present selected consolidated financial data of Ikanos prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The data below is only a summary and should be read in conjunction with Ikanos’ consolidated financial statements and accompanying notes, as well as Ikanos’ management’s discussion and analysis of financial condition and results of operations, all of which can be found elsewhere in this proxy statement or in publicly available documents as filed with the Securities and Exchange Commission.

Ikanos derived the consolidated statements of operations data for the years ended December 28, 2008, December 30, 2007 and December 31, 2006, and the consolidated balance sheet data as of December 28, 2008 and December 30, 2007, from its audited consolidated financial statements included starting on page 115 of this proxy statement. Additional information related to these audited periods presented can be found in Annex XII of this proxy statement. The unaudited consolidated statements of operations data for the three month periods ended March 29, 2009 and March 30, 2008, and the unaudited consolidated balance sheet data as of March 29, 2009, are derived from its unaudited consolidated financial statements included starting on page 116 of this proxy statement. Additional information related to these unaudited periods presented can be found in Annex XIII of this proxy statement. Ikanos has prepared the unaudited information on the same basis as the audited consolidated financial statements and has included, in its opinion, all adjustments, consisting only of normal recurring adjustments that it considers necessary for a fair presentation of the financial information set forth in those statements. Ikanos’ historical results are not necessarily indicative of the results to be expected in the future.

	Three Months		Year Ended
	March 29, 2009	March 30, 2008	December 28, 2008	December 30, 2007	December 31, 2006
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$20,734	$29,697	$106,505	$107,467	$134,685
Cost of revenue	12,254	17,633	61,827	63,264	81,352

Gross margin	8,480	12,064	44,678	44,203	53,333
Total operating expenses	14,768	17,533	81,550	82,115	81,460
Loss from operations	(6,288)	(5,469)	(36,872)	(37,912)	(28,127)

Net loss	$(6,088)	$(4,784)	$(41,113)	$(33,264)	$(22,799)

Basic and diluted net loss per share	$(0.21)	$(0.16)	$(1.41)	$(1.16)	$(0.86)

Weighted average number of shares (basic and diluted)	29,094	29,545	29,084	28,626	26,627

	March 29, 2009	December 28, 2008	December 30, 2007
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$59,338	$63,339	$83,972
Working capital	69,723	72,015	89,047
Total assets	100,542	107,433	153,156
Stockholders’ equity	84,725	89,516	124,933

SELECTED HISTORICAL FINANCIAL DATA OF THE

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Separate complete historical financial information was not maintained for the Broadband Access Product Line, referred to as BBA, by Conexant. As such, the accompanying financial statements of BBA have been derived from the consolidated financial statements and accounting records of Conexant, principally from statements and records representing BBA. Allocations were required to reflect the operating activity of BBA. Additionally, since only certain assets are to be acquired and liabilities to be assumed, a balance sheet and statement of stockholders’ equity is not applicable. Accordingly, BBA statements of assets to be acquired and liabilities assumed were prepared to present, pursuant to the Asset Purchase Agreement between Ikanos and Conexant dated April 21, 2009 (“APA”), the assets to be acquired and the liabilities to be assumed by Ikanos and does not reflect other BBA assets and liabilities not included in the APA, which includes, but is not limited to, customer receivables, vendor payables and non-employee related accruals. BBA’s statements of operations include all net revenues, cost of goods sold and direct expenses of BBA and include expense allocations for corporate functions, interest expense and foreign currency gains and losses.

The tables below present selected financial data of Broadband Access Product Line of Conexant, referred as to BBA, prepared in accordance with GAAP. The data below are only a summary and should be read in conjunction with BBA’s financial statements and accompanying notes, which can be found on page 166 of this proxy statement. The unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include, in the opinion of Conexant’s management, all adjustments, which include only normal recurring adjustments that Conexant’s management considers necessary for the fair presentation of the financial information set forth in those statements. Historical results are not necessarily indicative of future results.

The statements of operations data for the six months ended April 3, 2009 and March 28, 2008, and the balance sheet data as of April 3, 2009 are derived from the unaudited interim financial statements of BBA and the related notes thereto, which can be found on page 166 of this proxy statement. The statement of operations data for the fiscal years ended October 3, 2008, September 28, 2007 and September 29, 2006, and the balance sheet data as of October 3, 2008 and September 28, 2007 are derived from the audited financial statements of BBA and the related notes thereto, which can be found on page 165 of this proxy statement.

	Six Fiscal Months		Fiscal Year Ended
	April 3, 2009	March 28, 2008	October 3, 2008	September 28, 2007	September 29, 2006
	(In thousands)
Statements of Operations Data:
Revenue	$59,549	$87,964	$171,156	$212,873	$267,656
Cost of goods sold	34,180	52,368	102,573	138,523	177,870

Gross margin	25,369	35,596	68,583	74,350	89,786
Total operating expenses	42,721	48,679	211,507	141,696	212,985
Loss from operations	(17,352)	(13,083)	(142,924)	(67,346)	(123,199)

Net loss	$(19,852)	$(16,278)	$(150,421)	$(73,448)	$(125,919)

	April 3, 2009	October 3, 2008	September 28, 2007
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and investments	$—	$—	$—
Working capital to be acquired	7,135	15,514	21,216
Total assets to be acquired	13,376	26,842	159,007
Net assets to be acquired	11,188	25,044	156,927

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting. Ikanos and BBA selected unaudited pro forma condensed combined balance sheet data assume that the acquisition of BBA took place on March 29, 2009, and combines the Ikanos’ historical consolidated balance sheet at March 29, 2009 with BBA’s statement of assets to be acquired and liabilities to be assumed at April 3, 2009. Ikanos and BBA selected unaudited pro forma condensed combined statement of operations data assume that the acquisition of BBA by Ikanos took place as of December 31, 2007. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 28, 2008 combines Ikanos’ historical consolidated statement of income for the year ended December 28, 2008 with BBA’s results of operations for the fiscal year ended October 3, 2008. The selected unaudited pro forma condensed combined statement of operations data for the three months ended March 29, 2009 combines Ikanos’ historical consolidated statement of income for the three months then ended March 29, 2009 with BBA’s historical statement of operations for the three months ended April 3, 2009.

The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the three months ended March 29, 2009 and for the year ended December 28, 2008 is derived from the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement and should be read in conjunction with those statements and the related notes. See “Unaudited Pro Forma Condensed Combined Financial Information.”

	Three Months Ended March 29, 2009	Year Ended December 28, 2008

	(In thousands, except per share data)
Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data:
Revenue	$51,248	$277,661
Cost of revenue	31,878	172,716

Gross margin	19,370	104,945
Total operating expenses	36,818	296,164

Loss from operations	$(17,448)	$(191,219)

Net loss	$(17,505)	$(199,389)

Basic and diluted net loss per share	$(0.33)	$(3.76)

Weighted average number of shares (basic and diluted)	53,094	53,084

March 29, 2009
(In thousands)
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and investments	$52,259
Working capital	67,930
Total assets	148,345
Stockholders’ equity	123,340

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. There are forward-looking statements throughout this proxy statement identified by statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “expects,” “may,” “will,” “could,” “should,” “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which such statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Securities Purchase Agreement or the Asset Purchase Agreement;

•

the inability to consummate the transactions contemplated by the Securities Purchase Agreement and the Asset Purchase Agreement due to the failure to obtain the requisite stockholder consent or for any other reason; and

•	the amount of the costs, fees and expenses related to the transactions contemplated by the Securities Purchase Agreement and the Asset Purchase Agreement.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements, or that the transactions contemplated by the Securities Purchase Agreement or the Asset Purchase Agreement will close. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in such forward-looking statements, except as may be required by law.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement, you should carefully consider the matters described below relating to the proposed transactions described in this proxy statement in deciding whether to vote for the approval of the proposals presented in this proxy statement. Additional risks and uncertainties not presently known to Ikanos or that are not currently believed to be material, if they occur, also may adversely affect the proposed transactions described in this proxy statement and the results of operations of Ikanos following such transactions.

Tallwood Investors may exercise significant influence over Ikanos, including through its ability to elect three of seven members of Ikanos’ Board of Directors.

When the transactions contemplated by the Securities Purchase Agreement are completed, the Securities owned by the Tallwood Investors will represent approximately 45% of the outstanding shares of Ikanos Common Stock (excluding the exercise of the Warrants). Assuming the full exercise of the Warrants, the Securities owned by the Tallwood Investors will represent 52% of the outstanding shares of Ikanos Common Stock. Until the third anniversary of the closing of the issuance of the Securities to the Tallwood Investors, the Tallwood Investors have agreed to vote all of their shares in excess of the shares constituting 35% of the outstanding Common Stock of Ikanos in the same proportion as the votes cast by all the other Ikanos stockholders. Subject to certain exceptions, the Tallwood Investors will be permitted under the terms of the Stockholder Agreement to maintain their ownership interest in Ikanos in subsequent equity offerings by Ikanos. As a result, the Tallwood Investors may have the ability to significantly influence the outcome of any matter submitted for the vote of Ikanos’ stockholders. The Certificate of Designation of the Series A Preferred Stock provides that the Tallwood Investors will designate three out of seven directors to Ikanos’ Board of Directors while the Tallwood Investors hold at least 35% of the outstanding Ikanos Common Stock, and a number of directors to Ikanos’ Board of Directors proportional to the Tallwood Investors’ ownership position in Ikanos after such time as the Tallwood Investors hold less than 35% of the outstanding Ikanos Common Stock. As a result, the directors elected to Ikanos’ Board of Directors by the Tallwood Investors may exercise significant influence on matters considered by Ikanos’ Board of Directors. The Stockholder Agreement also includes restraints on the ability of Tallwood Investors to transfer and vote their shares and to acquire additional shares of our Common Stock. The Tallwood Investors may have interests that diverge from, or even conflict with, those of Ikanos and its other stockholders.

The transactions contemplated by the Securities Purchase Agreement, including the Certificate of Amendment, could have a substantial dilutive effect on Ikanos Common Stock, which may adversely affect the market price of Ikanos Common Stock.

When the transactions contemplated by the Securities Purchase Agreement are completed, there will be an additional 24,000,000 shares of Ikanos Common Stock as well as an additional 7,800,000 shares of Ikanos Common Stock issuable upon exercise of the Warrants, which will be entitled to participate with respect to any dividends or other distributions paid on Ikanos Common Stock. When the transactions contemplated by the Securities Purchase Agreement are completed, the Securities held by Tallwood will represent approximately 45% of the outstanding shares of Ikanos Common Stock (excluding the exercise of the Warrants). Upon exercise of the Warrants, the Securities held by Tallwood will represent approximately 52% of the outstanding shares of Ikanos Common Stock, assuming the Warrants are exercised on the date of the issuance of the Securities to the Tallwood Investors.

Also, if the Certificate of Amendment is approved by Ikanos’ stockholders at the special meeting, there will be additional authorized shares of Ikanos Common Stock, which, if subsequently issued, could have a further dilutive effect on outstanding Ikanos Common Stock.

The market price of Ikanos Common Stock may decline as a result of the issuance of the Securities to the Tallwood Investors pursuant to the Securities Purchase Agreement.

We are unable to predict the potential effects of the issuance of the Securities to the Tallwood Investors pursuant to the Securities Purchase Agreement on the trading activity and market price of Ikanos Common Stock.

Pursuant to the Stockholder Agreement, we have granted the Tallwood Investors and their permitted transferees registration rights for the resale of the shares of Ikanos Common Stock and shares of Ikanos Common Stock underlying the Warrants, in each case, included in the Securities. These registration rights would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of Ikanos Common Stock available for public trading. Sales by the Tallwood Investors or their permitted transferees of a substantial number of shares of Ikanos Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of Ikanos Common Stock.

If the transactions contemplated by Asset Purchase Agreement and the Securities Purchase Agreement are not completed, Ikanos’ stock price and future business and operations could be harmed.

Ikanos’ and Conexant’s obligations to complete the sale of the assets of the Broadband Access Product Line to Ikanos and Ikanos’ and the Tallwood Investors’ obligations to complete the issuance of the Securities are subject to conditions, many of which are beyond the control of the parties. If the transactions are not completed for any reason, Ikanos may be subject to a number of material risks, including the following:

•	Ikanos may be required under certain circumstances to pay a termination fee of $2,000,000 and/or to reimburse certain of the Tallwood Investors’ expenses up to a maximum amount of $1,750,000;

•	Ikanos may be required under certain circumstances to reimburse certain of Conexant’s expenses up to $1,500,000;

•	the price of Ikanos Common Stock may decline;

•	Ikanos may be subject to litigation related to the failure to complete the transactions, which could require substantial time and resources to resolve;

•	costs related to the transactions, such as financial advisory, legal, accounting, proxy solicitation and printing fees, must be paid even if the transactions are not completed;

•

matters relating to the transactions (including integration planning) require substantial commitment of time and resources by Ikanos management, which could otherwise have been devoted to other opportunities that may have been beneficial to Ikanos;

•	Ikanos may not be able to realize the expected benefits and synergies of the acquisition of the assets of the Broadband Access Product Line of Conexant; and

•

if the transactions are not completed, Ikanos may be unable to find a partner willing to engage in similar transactions on terms as favorable as those set forth in the Asset Purchase Agreement and the Securities Purchase Agreement, or at all.

Certain elements of the transactions contemplated by the Securities Purchase Agreement may discourage other parties from trying to acquire Ikanos.

While the Securities Purchase Agreement is in effect, subject to limited exceptions, Ikanos is prohibited from soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction other than the transactions contemplated by the Securities Purchase Agreement. In addition, pursuant to the Securities Purchase Agreement, if Ikanos’ Board of Directors terminates the Securities Purchase Agreement to accept an alternative transaction proposal, if Ikanos’ Board of Directors changes its recommendation of the proposal to approve the issuance of the Securities in response to an alternative transaction proposal or, if Ikanos’ stockholders fail to approve the proposal to approve the issuance of the Securities or the proposal to approve the Certificate of Amendment, Ikanos may be obligated to pay a termination fee of $2,000,000 and/or to reimburse certain of the Tallwood Investors’ expenses up to a maximum amount of $1,750,000. These amounts could, under certain circumstances, be in addition to up to $1,500,000 that would be payable by Ikanos to Conexant if the Asset Purchase Agreement were also terminated. These provisions, alone or in combination, could discourage other parties from trying to acquire Ikanos even though those other parties might be willing to offer greater value to Ikanos’ stockholders than that offered by the transactions contemplated by the Securities Purchase Agreement.

In addition, after the completion of the transactions contemplated by the Securities Purchase Agreement, the ownership position and governance rights of the Tallwood Investors could discourage a third party from proposing a change of control or other strategic transaction concerning Ikanos.

Some of Ikanos’ directors and executive officers may have interests in the transactions contemplated by the Securities Purchase Agreement that may differ from the interests of Ikanos’ stockholders.

When considering Ikanos’ Board of Directors’ recommendation to vote in favor of the proposals presented in this proxy statement, you should be aware that Ikanos’ directors may have interests in the transactions contemplated by the Securities Purchase Agreement that may be different from, or in addition to, your interests. In particular, in connection with the Securities Purchase Agreement and the Stockholder Agreement, it is contemplated that Frederick Lax, Michael Gulett, Danial Faizullabhoy and Paul Hansen will continue as directors of Ikanos’ Board of Directors following the consummation of the transactions contemplated by the Securities Purchase Agreement. Also, such interests include the fact that the transactions contemplated by the Securities Purchase Agreement, in combination with other events, may trigger the change of control provisions in certain employment agreements and equity award agreements entered into with certain directors and executive officers, which may entitle such directors and executive officers to monetary payments and acceleration of benefits. See “Proposal No. 1–Issuance of Securities to the Tallwood Investors–Interests of Ikanos’ Executive Officers and Directors in the Transaction.”

Holders of Ikanos Common Stock will not be entitled to elect a certain number of directors of Ikanos following the completion of the transactions contemplated by the Securities Purchase Agreement.

If the transactions contemplated by the Securities Purchase Agreement are completed, the holder of the Voting Share, Tallwood III Partners, L.P., will have the right to designate three members out of seven members to Ikanos’ Board of Directors while the Tallwood Investors hold at least 35% of the outstanding Ikanos Common Stock, and a number of directors to Ikanos’ Board of Directors proportional to the Tallwood Investors’ ownership position in Ikanos after such time as the Tallwood Investors hold less than 35% of the outstanding Ikanos Common Stock. The Tallwood Investors will be able to exert significant influence over Ikanos and may have interests that diverge from, or even conflict with, those of Ikanos and its other stockholders.

Benefits anticipated from acquiring the Broadband Access Product Line from Conexant Systems may not occur if we are not successful in achieving the synergies expected from integrating the sales, operations and engineering functions of the two businesses.

We expect to realize a number of important synergies when we integrate the Broadband Access Product Line with Ikanos’ existing business. We expect the combined revenue to more than double our current revenue levels, on a quarterly and annual basis. We also anticipate gross margin synergies of $4 million to $6 million annually, due to greater wafer volume, and thus lower pricing, at one of our foundries as well as other supply chain consolidations. Additionally, based upon planned reductions in the headcount, elimination of duplicate overhead and general and administrative costs in the combined business, we currently plan to reduce overall operating expenses. These synergies are expected to result in the combined company being profitable within the first year after the transaction is closed. However, our anticipated revenues could be negatively affected by lower-than-expected order rates from our key customers and increased pricing pressure from our larger competitors. It could also take longer than now scheduled for us to reduce headcount to the levels in our plan. With respect to cost savings from outside vendors including our foundries and packaging subcontractors, those savings are dependent upon negotiations which have not yet been completed, and may not result in the savings on which our future profitability estimates are based. Furthermore, the Broadband Access Product Line may not be effectively integrated, may be unable to maintain key pre-acquisition business relationships, may result in the loss of key personnel, may contribute to increased fixed costs and may expose us to unanticipated liabilities and otherwise harm our operating results.

Ikanos may not be able to realize all the benefits of the acquisition of the assets of the Broadband Access Product Line of Conexant.

The acquisition by Ikanos of the assets of the Broadband Access Product Line of Conexant using the proceeds from the sale of the Securities to the Tallwood Investors involves the integration of two businesses that previously operated independently. The integration of the departments, systems, business units, operating procedures and information technologies of the two businesses will present a significant challenge to management. Ikanos cannot assure that it will be able to integrate and manage these operations effectively. The failure to successfully integrate in a timely manner, or at all, could have an adverse effect on the results of operations and financial condition of Ikanos. The difficulties of combining Ikanos with the assets of the Broadband Access Product Line of Conexant include:

•	the necessity of coordinating geographically separated organizations;

•	implementing common systems and controls;

•	integrating personnel with diverse business backgrounds;

•	the challenges in developing new products and services that optimizes the assets and resources of the two businesses;

•	integrating the businesses’ technology and products;

•	combining different corporate cultures;

•	unanticipated expenses related to integration, including technical and operational integration;

•	retaining key employees; and

•	retaining and maintaining relationships with existing customers, distributors and other partners.

Also, the process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Ikanos and the Broadband Access Product Line of Conexant. The diversion of management’s attention and any delays or difficulties encountered in connection with the transactions contemplated by the Asset Purchase Agreement and the integration of the operations could have an adverse effect on the business and results of operations of Ikanos.

The Tallwood Investors’ investment in Ikanos will likely result in an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code.

Under Section 382 of the Code, a corporate taxpayer’s ability to utilize its net operating losses is limited if Ikanos undergoes an “ownership change.” The issuance of the Securities to the Tallwood Investors will likely cause a change in ownership within the meaning of Code Section 382 and limit the amount of net operating losses Ikanos can utilize to offset income in future tax years following an ownership change, which could adversely affect our liquidity, earnings per share and the trading price of our stock.

Risks Related to Ikanos’ Business

Ikanos’ quarterly operating results, including revenue and expense levels, have fluctuated significantly over time and are likely to continue to do so, principally due to the nature of telecommunication service providers’ capital spending cycles, the design win process as well as other factors. As a result, Ikanos may fail to meet or exceed its forecasts or the expectations of securities analysts or investors, which could cause the market price of Ikanos Common Stock to decline.

The telecommunications semiconductor industry is highly cyclical and subject to rapid change and, from time to time, has experienced significant downturns. As was widely reported in the first half of this decade, the telecommunications industry experienced, and may again experience, a pronounced downturn. These downturns are characterized by decreases in product demand and excess inventories held by Ikanos’ customers, OEMs, and their customers, the telecommunications service providers (also called “service providers”). To respond to these downturns, many service providers slow their capital expenditures, cancel or delay new developments, reduce their workforces and inventories and take a cautious approach to acquiring new equipment and technologies from OEMs, usually with very little notice.

Quarterly fluctuations in revenue are characteristic of Ikanos’ industry. And given the concentration of Ikanos’ revenue among a few significant customers and given their buying patterns, Ikanos has experienced, and are likely to experience again, significant quarterly fluctuations of revenue. In the first quarter of 2005 and our fourth quarter of 2006, Ikanos experienced quarter-over-quarter revenue declines of 33% and 43%, respectively, over the prior quarters. After three quarters of relatively flat revenue results, Ikanos’ revenue for the third quarter of 2008 declined by $5.7 million, or 19%, compared to the second quarter of 2008.

Ikanos wins supply relationships by working with OEMs and service providers to have its semiconductors designed into systems that will be deployed by service providers over multiples quarters. At any given time, as is currently the case, Ikanos is competing for one or more of these design wins. If Ikanos is not successful in obtaining these design wins, its revenue results would be negatively affected. Even when Ikanos is designed into OEMs’ equipment, service provider deployments can be affected by various factors, including but not limited to demand for DSL-based broadband services, government regulatory actions and competitors’ efforts to protect or gain market share. Ikanos is aware of such deployment delays currently occurring with a service provider in Japan.

The semiconductor industry also periodically experiences increased demand and production capacity constraints, which may affect Ikanos’ ability to ship products. Accordingly, Ikanos’ operating results may vary significantly as a result of the general conditions in the semiconductor or broadband communications industry, which could cause the market price of Ikanos Common Stock to decline.

In addition, Ikanos’ expenses are also subject to quarterly fluctuations resulting from factors including the costs related to new product releases. If Ikanos’ operating results do not meet the expectations of securities analysts or investors for any quarter or other reporting period, the market price of Ikanos Common Stock may decline. Fluctuations in Ikanos’ operating results may be due to a number of factors, including, but not limited to, changes in the mix of products it develops, acquires and sells as well as those identified throughout this Risk Factors section. As a result, quarter to quarter comparisons of Ikanos’ operating results should not be relied on as an indicator of future performance.

The current worldwide financial situation could dampen demand for services based upon Ikanos’ products.

Ikanos’ business is not directly tied to the reported causes of the current downturn in the financial markets. However, Ikanos believes that consumer-targeted broadband services, which are deployed using Ikanos’ technology, are part of most households’ discretionary spending. If individual consumers decide not to install—or decide to discontinue purchasing—broadband services in their homes in order to save money an in uncertain economic situation, the resulting drop in demand could cause telecommunications service providers to reduce or stop placing orders for OEM equipment containing Ikanos’ products. Accordingly, the OEMs’ demand for Ikanos’ products could drop further, potentially having a materially negative effect on Ikanos’ revenue.

Ikanos has a history of losses, and future losses may cause the market price of Ikanos Common Stock to decline. Ikanos may not be able to reduce its expenses or generate sufficient revenue in the future to achieve or sustain profitability.

Since its inception, Ikanos has only been profitable on a GAAP basis in the third and fourth quarter of 2005. Prior to the third quarter of 2005, Ikanos incurred significant net losses, and Ikanos incurred losses in the past ten quarters. Beginning in 2006, accounting rules required Ikanos to report stock-based compensation as an expense, which has comprised a substantial portion of its quarterly and annual losses, as reported on a GAAP basis. Ikanos incurred a net loss of $6.1 million for the quarter ended March 29, 2009 and has an accumulated deficit of $189.8 million as of March 29, 2009. To achieve profitability again, Ikanos will need to generate and sustain higher revenue, while maintaining cost and expense levels appropriate and necessary for its business. Because many of its expenses are fixed in the short term, or are incurred in advance of anticipated sales, Ikanos may not be able to continue to hold down its costs and expenses in a timely manner to offset any lower-than-forecasted revenue shortfall as Ikanos experienced in the fourth quarter of 2006. Ikanos may not be able to achieve profitability again and, even if it were able to attain profitability again, Ikanos may not be able to sustain profitability on a quarterly or an annual basis in the future.

The general tightening of the credit market could potentially limit Ikanos’ access to financial resources.

If Ikanos continues to operate at a loss and the cash on its balance sheet continues to decline, there is a possibility Ikanos could have to seek out and evaluate alternative sources of financing in order to fund operations. Historically, Ikanos has not had to use debt financing to operate the business. If that situation were to change, Ikanos believes it would be very difficult to borrow funds on terms favorable to it, if at all, due to the extremely limited availability of credit in the current economic environment. The unavailability of credit along with limits on other financing alternatives could thus negatively impact Ikanos’ business. Even if Ikanos were able to secure debt financing, the terms could be unfavorable to Ikanos, and Ikanos may be subject to various restrictive covenants, which could limit Ikanos’ ability to operate its business.

Ikanos’ success is dependent upon achieving design wins into commercially successful OEM and ODM systems.

Ikanos’ products are generally incorporated into its OEM and ODM customers’ systems at the design stage. As a result, Ikanos relies on OEMs to select its products to be designed into their systems, which Ikanos refers to as a “design win.” Ikanos often incurs significant expenditures over multiple fiscal quarters in attempting to obtain a design win without any assurance that an OEM will select its product for design into its own system. Additionally, in some instances, Ikanos is dependent on third parties to obtain or provide information that it needs to achieve a design win. Some of these third parties may not supply this information to Ikanos on a timely basis, if at all. Furthermore, even if an OEM designs one of Ikanos’ products into its system offering, Ikanos cannot be assured that its equipment will be commercially successful or that it will receive any orders and, accordingly, revenue as a result of that design win. Ikanos’ OEM customers are typically not obligated to purchase Ikanos’ products and can choose at any time to stop using them if their own systems are not commercially successful, if they decide to pursue other systems strategies, or for any other reason. If Ikanos is unable to achieve design wins or if Ikanos’ OEM customers’ systems incorporating Ikanos’ products are not commercially successful, Ikanos’ revenue would suffer.

If demand for Ikanos’ semiconductor products declines or does not grow, Ikanos will be unable to increase or sustain its revenue, and its operating results will be harmed.

Ikanos currently expects the semiconductor products it has already announced to account for substantially all of its revenue for the foreseeable future. If Ikanos is unable to develop new products or to successfully integrate acquired products and technology to meet its customers’ demand in a timely manner, if demand for its semiconductors declines or fails to grow, or if the DSL, GPON or network processor markets do not materialize as expected, it would harm Ikanos’ business. In addition to being affected by global macroeconomic factors, the markets for Ikanos’ products are characterized by frequent introduction of new semiconductors, short product life cycles and significant price competition. If Ikanos or its OEM customers are unable to manage product transitions in a timely and cost-effective manner, Ikanos’ revenue would suffer. In addition, frequent technology changes and introduction of next generation products may result in inventory obsolescence, which would increase Ikanos’ cost of revenue and adversely affect its operating performance.

The average selling prices and gross margins of certain of Ikanos’ products are subject to declines, which may harm its revenue and profitability.

Ikanos’ products are subject to rapid declines in average selling prices due to competitive pressures, including lowering average selling prices in order to increase market share. Ikanos has lowered its prices significantly at times to gain or maintain market share, and Ikanos expects that it will reduce prices again in the future. Offering reduced prices to one customer could likely impact Ikanos’ average selling prices to all customers. In addition, Ikanos has not been able to reduce its costs of goods sold as rapidly as its prices have declined. Ikanos’ financial results will suffer if it is unable to maintain or increase pricing, or is unable to offset any future reductions in Ikanos’ average selling prices by increasing its sales volumes, by reducing its manufacturing costs or by developing new or enhanced products that command higher prices or better gross margins on a timely basis.

Ikanos’ products typically have lengthy sales cycles, which may cause its operating results to fluctuate and result in volatility in the market price of Ikanos Common Stock. An OEM customer or a service provider may decide to cancel, delay or change its product plans, which could cause Ikanos to lose or delay anticipated sales.

After Ikanos has delivered a product to an OEM customer, the OEM will usually test and evaluate the product with its service provider customer prior to the OEM completing the design of its own equipment that will incorporate the product. Ikanos’ OEM customers and the service providers may take several months to test, evaluate and adopt the product and several additional months to begin volume production of equipment that incorporates the product. This entire process can take from six months to over a year to complete. Due to this lengthy sales cycle, Ikanos may experience significant delays from the time it increases its operating expenses and makes investments in inventory until the time that it generates revenue from these products. It is possible that Ikanos may never generate any revenue from these products after incurring these expenditures and investments. Even if an OEM customer selects Ikanos’ product to incorporate into its equipment, Ikanos has no assurances that the customer will ultimately market and sell its equipment or that such efforts by the customer will be successful. The delays inherent in Ikanos’ lengthy sales cycle increases the risk that an OEM customer or service provider will decide to cancel or change its product plans. From time to time, Ikanos has experienced changes and cancellations in the purchase plans of its OEM customers. A cancellation or change in plans by an OEM customer or service provider could cause Ikanos to not achieve anticipated revenue and result in volatility of the market price of Ikanos Common Stock. In addition, Ikanos’ anticipated sales could be lost or substantially reduced if a significant OEM customer or service provider reduces or delays orders during Ikanos’ sales cycle or chooses not to release equipment that contains Ikanos’ products.

Ikanos’ product sales mix is subject to frequent and unexpected changes, which may impact its revenue and margin.

Ikanos’ product margins vary widely by product. As a result, a change in the sales mix of Ikanos’ products could have an impact on the forecasted revenue and margins for the quarter. Ikanos’ modem only products within the Gateway product family generally have lower margins as compared to its Access product family. Furthermore, the product margins within Ikanos’ Access product line can vary based on the type and performance of deployment being used as customers typically pay higher selling prices for higher performance. While Ikanos makes estimates of what it believes the product mix will be in a given quarter, actual results can be materially different than its estimates.

Because Ikanos depends on a few significant customers for a substantial portion of its revenue, the loss of any of its key customers, its inability to continue to sell existing and new products to its key customers in significant quantities or its failure to attract new significant customers could adversely impact its revenue and harm its business.

Ikanos derives a substantial portion of its revenue from sales to a relatively small number of customers. As a result, the loss of any significant customer or a decline in business with any significant customer would materially and adversely affect Ikanos’ financial condition and results of operations. The following customers accounted for more than 10% of Ikanos’ revenue for any one of the periods indicated. We have indicated the OEM customer based on information that we receive at the time of ordering.

Direct Customer	OEM Customer	Year Ended December 30, 2007	Year Ended December 28, 2008	Three Months Ended March 29, 2009
Sagem	Sagem	20%	21%	37%
NEC Corporation	NEC Corporation	29	25	23
Alcatel-Lucent and its CMs(a)	Alcatel-Lucent	*	11	11
Paltek Corporation	Sumitomo Electric Industries	*	23	*
Altima Corporation	Sumitomo Electric Industries	12	*	*
Uniquest	Dasan, Millinet and Ubiquoss	11	*	*

*	Less than 10%
(a)	Alcatel and Lucent Technologies, subsequent to their 2007 merger, accounted for a combined 10% of Ikanos’ revenue in 2007.

A small group of OEM customers historically has accounted for a substantial portion of Ikanos’ revenue; the composition of this group has varied, and Ikanos expects will continue to vary, over time. Further, Ikanos expects that this small group of customers will continue to account for a substantial portion of its revenue for the foreseeable future. Accordingly, Ikanos’ future operating results will continue to depend on the success of its largest OEM customers and on its ability to sell existing and new products to these customers in significant quantities. Demand for Ikanos’ semiconductor products is based on service provider demand for its OEM customers’ systems products. Accordingly, a reduction in growth of service provider deployment of product that use Ikanos’ semiconductors would adversely affect its product sales and business.

In addition, Ikanos’ relationships with some of its larger OEM customers may also deter other potential customers who compete with these customers from buying Ikanos’ products. To attract new customers or retain existing OEM customers, Ikanos has offered and may continue to offer certain customers favorable prices on its products. If these prices are lower than the prices paid by other existing OEM customers, Ikanos may have to offer the same lower prices to certain of these customers. In that event, Ikanos’ average selling prices would decline. The loss of a key customer, a reduction in sales to any major customer, or Ikanos’ inability to attract new significant customers in the absence of any offsetting sales would harm its business.

Ikanos has historically derived a substantial amount of its revenue from Japan and Korea, and a majority of its network processing revenue comes from a single customer in France. If Ikanos fails to further diversify the geographic sources and customer base of its revenue in the future, its operating results could be harmed.

A substantial portion of Ikanos’ revenue is derived from sales into Japan, Korea and France, and its revenue has been heavily dependent on market growth in these countries. As a result, Ikanos’ sales are subject to economic downturns, decrease in demand and overall negative market conditions in a very few number of specific economies. For instance, a slowdown in growth of fiber extension over copper and broadband over copper subscribers in Asia has caused Ikanos’ revenue in that market to decline, and may prevent that revenue stream from returning to historical levels. While part of its strategy is to continue to diversify the geographic sources and customer base of its revenue, Ikanos’ failure to successfully penetrate markets other than those served by its existing customers, and diversify its customer base could harm its business and operating results.

In the past year, Ikanos has experienced a turnover in several senior management positions, and may be unable to attract, retain and motivate key senior management and technical personnel, which could harm its development of technology and ability to be competitive.

In April 2008, Ikanos hired a General Manager and in July 2008, Ikanos hired a Vice President of Corporate Marketing. Ikanos’ Chief Executive Officer, Michael Gulett, who has been a member of Ikanos’ Board of Directors for five years, assumed his current role with Ikanos in July 2008. Ikanos also recently hired a new Vice President of Software Engineering. Further, as required, Ikanos seeks out highly-qualified candidates to fill positions throughout its business. Ikanos will continue to examine ways to improve its processes, productivity and results.

Ikanos’ future success depends to a significant extent upon the continued service of its senior executives and key technical personnel as well as the integration of new senior executives. Ikanos does not have employment agreements with any of these executives or any other key employees that govern the length of their service. Changes in the services of senior management or technical personnel could impact Ikanos’ customer relationships, employee morale, its ability to operate in compliance with existing internal controls and regulations and harm its business.

Furthermore, Ikanos’ future success depends on its ability to continue to attract, retain and motivate other senior management and qualified technical personnel, particularly software engineers, digital circuit designers, mixed-signal circuit designers and systems and algorithms engineers. Competition for these employees is intense. Restricted stock units and stock options generally comprise a significant portion of Ikanos’ compensation packages for all employees, and as long as the price of Ikanos Common Stock remains depressed it may make it more difficult for Ikanos to attract and retain key employees, which could harm its ability to provide technologically competitive products. Additionally, a reduction in staff could negatively affect employee morale. Ikanos has periodically reduced its staff in response to business conditions. Workforce reductions and job reassignments could negatively affect employee morale and make it difficult to motivate and retain the remaining employees and contractors, which would affect Ikanos’ ability to deliver its products in a timely fashion and otherwise negatively affect its business.

Because of the rapid technological development in Ikanos’ industry and the intense competition it faces, Ikanos products tend to become outmoded or obsolete in a relatively short period of time, which requires it to provide frequent updates and/or replacements to existing products. If Ikanos does not successfully manage the transition process to next generation semiconductor products, its operating results may be harmed.

Ikanos’ industry is characterized by rapid technological innovation and intense competition. Accordingly, Ikanos’ success depends in part on its ability to develop next generation semiconductor products in a timely and cost-effective manner. The development of new semiconductor products is expensive, complex and time consuming. If Ikanos does not rapidly develop its next generation semiconductor products ahead of its competitors, Ikanos may lose both existing and potential customers to competitors. Further, if a competitor develops a new, less expensive product using a different technological approach to delivering broadband services over existing networks, Ikanos’ products would no longer be competitive. Conversely, even if Ikanos is successful in rapidly developing new semiconductor products ahead of competitors and Ikanos does not cost-effectively manage its inventory levels of existing products when making the transition to the new semiconductor products, Ikanos’ financial results could be negatively affected by high levels of obsolete inventory. If any of the foregoing were to occur, then Ikanos’ operating results would be harmed.

Ikanos relies on third-party technologies for the development of its products, and its inability to use such technologies in the future would harm its ability to remain competitive.

Ikanos relies on third parties for technologies that are integrated into some of its products, including its memory cells, input/output cells, hardware interfaces and core processor logic. If Ikanos is unable to continue to use or license these technologies on reasonable terms, or if these technologies fail to operate properly, Ikanos may not be able to secure alternatives in a timely manner and its ability to remain competitive would be harmed. For instance, Ikanos has experienced on-going issues with the intellectual property acquired from one of its vendors for one of its products. Ikanos has worked with the vendor as well as with customers who purchase this product to identify process and design improvements that will ultimately resolve these issues. While Ikanos has not experienced material warranty costs in any period as a result of the issues related to this intellectual property, there can be no assurance that it will not in the future experience material damages from this or other licensed intellectual property. Failure to use the technologies Ikanos has purchased could also result in unfavorable impairment costs. In addition, if Ikanos is unable to successfully license technology from third parties to develop future products, it may not be able to develop such products in a timely manner or at all.

Ikanos is a fabless semiconductor company and may rely on one wafer foundry and one assembly and test subcontractor to manufacture, package and test each of its products, and its failure to secure and maintain sufficient capacity with these subcontractors, or if a subcontractor ceases operations, or other such developments could impair Ikanos’ relationships with customers and decrease sales, which would negatively impact its market share and operating results.

Ikanos is a fabless semiconductor company in that it does not own or operate a fabrication or manufacturing facility. Currently, seven wafer foundries and three outside factory subcontractors, located in Austria, China, Israel, Korea, Malaysia, Singapore, Taiwan, and the United States manufacture, assemble and test all of Ikanos’ semiconductor devices in current production. While Ikanos works with multiple suppliers, only one foundry and one assembly and test subcontractor may be used for a single product. Accordingly, Ikanos is greatly dependent on a limited number of suppliers to deliver quality products on time.

In past periods of high demand in the semiconductor market, Ikanos has experienced delays in meeting its capacity demand and as a result was unable to deliver products to its customers on a timely basis. In addition, Ikanos has experienced similar delays due to technical and quality control problems. Furthermore, Ikanos’ costs for manufacturing services or components have increased from time to time without significant notice.

In the fall of 2008, Ikanos received notice that one of its subcontractors would close a fabrication facility where two of its products are made, unless a third party buys the facility and keeps it open. It now appears that the fabrication facility may cease manufacturing products for Ikanos later this year. Accordingly, Ikanos is making arrangements for its subcontractor to build an adequate supply of the two products fabricated at this facility sufficient to meet its anticipated demand until we have identified alternative fabrication facilities. One of Ikanos’ remaining options is to have the two products fabricated at a different facility owned by the same subcontractor. If Ikanos is unable to pursue that option, it will have to identify an alternative subcontractor to fabricate the two products. Transitioning to either the new location operated by the same subcontractor or an alternative manufacturer may be more expensive, may result in additional costs associated with obtaining customer requalification or may not be available at all.

In the future, if any of these events occur, or if the facilities of any of its subcontractors suffer any damage, power outages, financial difficulties or any other disruption due to natural disasters, terrorist acts or otherwise, Ikanos may be unable to meet its customer demand on a timely basis, or at all, and we may be required to incur additional costs and may need to successfully qualify an alternative facility in order to not disrupt its business. Ikanos typically requires several months or more to qualify a new facility or process before it can begin shipping products. If Ikanos cannot accomplish this qualification in a timely manner, it would experience a significant interruption in supply of the affected products which could in turn cause its costs of revenue to increase and its overall revenue to decrease. If Ikanos is unable to secure sufficient capacity at its subcontractors’ existing facilities, or in the event of a closure or significant delay at any of these facilities, its relationships with customers would be harmed and its market share and operating results would suffer as a result. In addition, Ikanos does not have formal pricing agreements with its subcontractors regarding the pricing for the products and services that they provide. If their pricing for the products and services they provide increases and Ikanos is unable to pass along such increases to its OEM customers, Ikanos’ operating results would be adversely affected.

In the event Ikanos seeks to use new wafer foundries to manufacture a portion of its semiconductor products, it may not be able to bring the new foundries on-line rapidly enough and may not achieve anticipated cost reductions.

As indicated above, Ikanos’ use of seven independent wafer foundries to manufacture all of its semiconductor products exposes Ikanos to risks of delay, increased costs and customer dissatisfaction in the event that any of these foundries were unable to provide it with its semiconductor requirements. Particularly during times when semiconductor manufacturing capacity is limited, Ikanos may seek to qualify additional wafer foundries to meet its requirements. In order to bring these new foundries on-line, Ikanos’ customers may need to qualify product from the new facility, which could take several months or more. Once qualified, these new foundries would then require an additional number of months to actually begin producing semiconductors to meet Ikanos’ needs, by which time the temporary requirement for additional capacity may have passed or the opportunities previously identified may have been lost to Ikanos’ competitors. Furthermore, even if these new foundries offer better pricing than existing manufacturers, if they prove to be less reliable than existing manufacturers, Ikanos would not achieve some or all of the anticipated cost reductions.

When demand for manufacturing capacity is high, Ikanos may take various actions to try to secure sufficient capacity, which may be costly and negatively impact its operating results.

The ability of each of Ikanos’ subcontractors’ manufacturing facilities to provide it with semiconductors is limited by its available capacity and existing obligations. Although Ikanos has purchase order commitments to supply specified levels of products to its OEM customers, Ikanos does not have a guaranteed level of production capacity from any of its subcontractors’ facilities that it depends on to produce semiconductors. Facility capacity may not be available when Ikanos needs it or at reasonable prices. Ikanos places its orders on the basis of Ikanos’ OEM customers’ purchase orders or its forecast of customer demand, and Ikanos’ subcontractors may not be able to meet its requirements in a timely manner. For example, in the second half of 2005 and in the first half of 2006, general market conditions in the semiconductor industry resulted in a significant increase in demand at these facilities. The demand for some of Ikanos’ OEM customers’ products increased significantly, and Ikanos was asked to produce significantly higher quantities than in the past and to deliver on short notice. In addition, Ikanos’ subcontractors have also allocated capacity to the production of other companies’ products and reduced deliveries to it on short notice. It is possible that Ikanos’ subcontractors’ other customers that are larger and better financed than Ikanos is, or that have long-term agreements with Ikanos’ subcontractors, may have induced its subcontractors to reallocate capacity to them. If this reallocation were to occur again, it would impair Ikanos’ ability to deliver products on a timely basis.

In addition, due to the weak global economy, some of Ikanos’ subcontractors have been laying off employees and/or shortening work schedules. These reductions in labor and factory operations could result in capacity constraints that impair Ikanos’ ability to obtain finished products in time to meet customer demand.

In order to secure sufficient manufacturing facility capacity when demand is high and mitigate the risks described in the foregoing paragraphs, Ikanos may enter into various arrangements with subcontractors that could be costly and harm its operating results, including:

•	option payments or other prepayments to a subcontractor;

•	nonrefundable deposits with or loans to subcontractors in exchange for capacity commitments;

•	contracts that commit Ikanos to purchase specified quantities of components over extended periods;

•	purchase of testing equipment for specific use at subcontractors’ facilities;

•	issuance of equity securities to a subcontractor; and

•	other contractual relationships with subcontractors.

Ikanos may not be able to make any such arrangements in a timely fashion or at all, and any arrangements may be costly, reduce Ikanos’ financial flexibility and not be on terms favorable to Ikanos. Moreover, if Ikanos is able to secure facility capacity, it may be obligated to use all of that capacity or incur penalties. These penalties and obligations may be expensive and require significant capital and could harm Ikanos’ business.

If Ikanos’ subcontractors’ manufacturing facilities do not achieve satisfactory quality or yields, Ikanos’ relationships with its customers and its reputation will be harmed, its revenue, gross margin and operating results could decline.

Defects in Ikanos’ products may not be always detected by the testing process performed by Ikanos’ subcontractors or by Ikanos’ staff. Those defects can result from a variety of causes, including but not limited to manufacturing problems or intellectual property licensed from third parties. If defects are discovered after it has shipped products, Ikanos has and could continue to experience warranty and consequential damages claims from its customers.

In January 2007, a significant customer notified Ikanos that they were experiencing a high defect rate on a certain product that was manufactured and shipped in the last month of 2006. In February 2007, Ikanos entered into a settlement agreement releasing it of all liabilities associated with this claim in exchange for a payment and providing replacement parts. The settlement was recorded as an offset to revenue and as accrued rebates within accrued liabilities in the third quarter of 2006. Such claims as this one or others may have a significant adverse impact on Ikanos’ revenue and operating results.

Ikanos incorporates third party intellectual property into its products. That intellectual property consists of elements of the semiconductor, such as the processor core, standard external interfaces, as well as applications that run on Ikanos’ products. From time to time, Ikanos’ customers have discovered errors or defects arising from these third party intellectual property designs. Ikanos and its contract manufacturers attempt to catch these defects in the testing process, but are not always successful. If Ikanos is unable to deliver quality products, its reputation would be harmed, which could result in the loss of, future orders and business with its customers. If any of these adverse risks are realized and Ikanos is not able to offset the lost opportunities, its revenue, margins and operating results would decline.

The fabrication of semiconductors is a complex and technically demanding process. Minor deviations in the manufacturing process can cause substantial decreases in yields, and in some cases, cause production to be stopped or suspended. Ikanos has experienced difficulties in achieving acceptable yields on some of its products, particularly with new products, which frequently involve newer manufacturing processes and smaller geometry features than previous generations. Maintaining high numbers of shippable die per wafer is critical to Ikanos’ operating results, as decreased yields can result in higher per unit cost, shipment delays and increased expenses associated with resolving yield problems. Although Ikanos works closely with its subcontractors to minimize the likelihood of reduced manufacturing yields, their facilities have from time to time experienced lower than anticipated manufacturing yields that have resulted in Ikanos’ inability to meet its customer demand. Ikanos has been experiencing manufacturing defect rates for one of its products that are higher than the rates it experiences with its other products. As noted above, Ikanos believes that the issues observed in this product are related to a particular third party technology; however, there may be other causes for these defects. Ikanos has been actively working with the vendor and with its customers to reduce the defect rate for this product. If Ikanos is unable to resolve these issues, its revenues could be materially reduced and its warranty-related costs could be materially higher than currently anticipated.

It is common for yields in semiconductor fabrication facilities to decrease in times of high demand or due to poor workmanship or operational problems at these facilities. When these events occur, especially simultaneously, as happens from time to time, Ikanos may be unable to supply Ikanos’ customers’ demand. Many of these problems are difficult to detect at an early stage of the manufacturing process and, regardless of when the problems are detected, they may be time consuming and expensive to correct. In addition, because Ikanos purchases wafers, Ikanos’ exposure to low wafer yields from Ikanos’ subcontractors’ wafer foundries are increased. Poor yields from the wafer foundries or defects, integration issues or other performance problems in Ikanos’ products could cause Ikanos significant customer relations and business reputation problems, or force us to sell Ikanos’ products at lower gross margins and therefore harm Ikanos’ financial results. Conversely, unexpected yield improvements could result in Ikanos holding excess inventory that would also increase Ikanos’ product cost and negatively impact Ikanos’ profitability.

Ikanos bases orders for inventory on the forecasts of its OEM customers’ demand and if its forecasts are inaccurate, Ikanos’ financial condition and liquidity would suffer.

Ikanos places orders with its suppliers based on the forecasts of its OEM customers’ demand. Ikanos’ forecasts are based on multiple assumptions, each of which may introduce errors into Ikanos’ estimates. In the past, when the demand for its OEM customers’ products increased significantly, Ikanos was not able to meet demand on a timely basis, and Ikanos expended a significant amount of time working with its customers to allocate limited supply and maintain positive customer relations. If Ikanos underestimates customer demand, it may forego revenue opportunities, lose market share and damage customer relationships. Conversely, if Ikanos overestimates customer demand, it may allocate resources to manufacturing products that it may not be able to sell. As a result, Ikanos would have excess or obsolete inventory, resulting in a decline in the value of its inventory, which would increase its cost of revenue and create a drain on Ikanos’ liquidity. Ikanos’ failure to accurately manage inventory against demand would adversely affect its financial results.

To remain competitive, Ikanos needs to continue to reduce the cost of its semiconductor chips, which includes migrating to smaller geometrical process, and Ikanos’ failure to do so may harm its business.

Ikanos periodically evaluates the benefits, on a product-by-product basis, of migrating to smaller geometrical processes, which are measured in microns or nanometers. Ikanos has designed its products to be manufactured in 0.8 micron, 0.25 micron, 0.18 micron, 0.13 micron, 0.09 micron (or 90 nanometer) and 0.065 micron (or 65 nanometer) geometrical processes. Ikanos may migrate some of its current products to smaller geometrical process technologies, and over time, Ikanos is likely to migrate to even smaller geometries. The smaller geometry generally reduces Ikanos’ production and packaging costs, which may enable it to be competitive in its pricing. The transition to smaller geometries requires Ikanos to work with its subcontractors to modify the manufacturing processes for its products, to develop new and more complex quality assurance tests and to redesign some products. In the past, Ikanos has experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes, which resulted in reduced manufacturing yields, delays in product deliveries and increased product costs and expenses. Ikanos may face similar difficulties, delays and expenses as it continues to transition its products to smaller geometry processes, all of which could harm Ikanos’ relationships with its customers, and its failure to do so would impact its ability to provide competitive prices to customers, which would have a negative impact on Ikanos’ sales. Additionally, upfront expenses associated with smaller geometry process technologies such as for masks and tooling can be significantly higher than those for the processes that Ikanos currently uses, and its migration to these newer process technologies can result in significantly higher research and development expenses.

The complexity of Ikanos’ products could result in unforeseen delays or expenses and in undetected defects or bugs, which could damage its reputation with current or prospective customers and adversely affect the market acceptance of new products.

Highly complex products such as those that Ikanos offers frequently contain defects (commonly referred to as “bugs”), particularly when they are first introduced or as new versions are released. In the past, Ikanos has experienced, and may in the future experience, defects or bugs in its products. These defects or bugs may originate in third party intellectual property incorporated into Ikanos’ products as well as in technology or software designed by its engineers. If any of its products contains defects or bugs, or have reliability, quality or compatibility problems, Ikanos’ reputation may be damaged; and its OEM customers may be reluctant to buy its products, which could harm Ikanos’ ability to retain existing customers and attract new customers. In addition, these defects or bugs could interrupt or delay sales or shipment of Ikanos’ products to its customers.

Third-party claims of infringement or other claims against Ikanos could adversely affect its ability to market its products, require Ikanos to redesign its products or seek licenses from third parties, and harm Ikanos’ business. In addition, any litigation required to defend such claims could result in significant expenses and diversion of Ikanos’ resources.

Companies in the semiconductor industry often aggressively protect and pursue their intellectual property rights. From time to time, Ikanos receives, and is likely to continue to receive in the future, notices that claim Ikanos’ products infringe upon other parties’ proprietary rights. While Ikanos does not believe that it is currently infringing on the proprietary rights of third parties, Ikanos may in the future be engaged in litigation with parties who claim that it has infringed their patents or misappropriated or misused their trade secrets or who may seek to invalidate one or more of Ikanos’ patents, and it is possible that Ikanos would not prevail in any future lawsuits.

An adverse determination in any of these types of claims could prevent Ikanos from manufacturing or selling some of its products, could increase its costs of products and could expose Ikanos to significant liability. Any of these claims could harm Ikanos’ business. For example, in a patent or trade secret action, a court could issue a preliminary or permanent injunction that would require Ikanos to withdraw or recall certain products from the market or redesign certain products offered for sale or that are under development. In addition, Ikanos may be liable for damages for past infringement and royalties for future use of the technology and it may be liable for treble damages if infringement is found to have been willful. Even if claims against Ikanos are not valid or successfully asserted, these claims could result in significant costs and a diversion of management and personnel resources to defend.

Any potential dispute involving Ikanos’ patents or other intellectual property could also include Ikanos’ manufacturing subcontractors and OEM customers and/or service providers using Ikanos’ products, which could trigger Ikanos’ indemnification obligations to one or more of them and result in substantial expense to us.

In any potential dispute involving Ikanos’ patents or other intellectual property, Ikanos’ manufacturing subcontractors and OEM customers could also become the target of litigation. Because Ikanos often indemnify its customers for intellectual property claims made against them for products incorporating Ikanos’ technology, any litigation could trigger technical support and indemnification obligations in some of Ikanos’ license agreements, which could result in substantial expenses such as increased legal expenses, damages for past infringement or royalties for future use. From time to time, Ikanos receives notices that customers have received potential infringement notices from third parties. While Ikanos has not incurred any indemnification expenses as a result of notices received to date, any future indemnity claim could adversely affect Ikanos’ relationships with its OEM customers and result in substantial costs to Ikanos.

Ikanos faces intense competition in the semiconductor industry and the broadband communications markets, which could reduce its market share and negatively impact its revenue.

The semiconductor industry and the broadband communications markets are intensely competitive. In the VDSL or VDSL-like technology, PON and network processing markets, Ikanos currently competes or expects to compete with, among others, Aware, Inc., Broadcom Corporation, Broadlight, Cavium Networks, Conexant Systems, Inc., Freescale Semiconductor, Inc., Infineon Technologies A.G., Intel Corporation, Marvell Technology Group Ltd., PMC-Sierra, Inc., Realtek Semiconductor Corp, Teknovus, Thomson S.A. and TrendChip Technologies Corp. Ikanos expects competition to continue to increase. Competition has resulted and may continue to result in declining average selling prices for Ikanos’ products and market share.

Ikanos considers other companies that have access to DMT technology as potential competitors in the future, and Ikanos also may face competition from newly established competitors, suppliers of products based on new or emerging technologies and customers who choose to develop their own semiconductors. To remain competitive, Ikanos needs to provide products that are designed to meet its customers’ needs. Ikanos’ products must:

•	achieve optimal product performance;

•	comply with industry standards;

•	be cost-effective for its customers’ use in their systems;

•	meet functional specifications;

•	be introduced timely to the market; and

•	be supported by a high-level of customer service and support.

Many of Ikanos’ competitors operate their own fabrication facilities or have stronger manufacturing subcontractor relationships than Ikanos has. In addition, many of Ikanos’ competitors have extensive technology libraries that could enable them to incorporate broadband or network processing technologies into a more attractive product line than Ikanos’. Many of them also have longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than Ikanos does. These competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Existing or new competitors may also develop alternative technologies that more effectively address Ikanos’ markets with products that offer enhanced features and functionality, lower power requirements, greater levels of semiconductor integration or lower cost. Ikanos cannot assure that it will be able to compete successfully against current or new competitors, in which case Ikanos may lose market share in its existing markets and its revenue may fail to increase or may decline.

Other data transmission technologies and network processing technologies may compete effectively with the service provider services addressed by Ikanos’ products, which could adversely affect Ikanos’ revenue and business.

Ikanos’ revenue currently is dependent upon the increase in demand for service provider services that use DSL broadband technology and integrated residential gateways. Besides VDSL and other DMT-based technologies, service providers can decide to deploy PON or fiber. In this case, fiber is used to connect directly to the residence instead of using the existing copper phone line. As such, if a service provider decides to deploy fiber-to-the-home, Ikanos’ VDSL products are not required. For example, a major service provider in Korea announced its intention to use more fiber-to-the-home deployments in the future. Such deployments of fiber may be in lieu of VDSL products. If more service providers decide to use FTTH deployments, it could harm Ikanos’ business. Furthermore, residential gateways compete against a variety of different data distribution technologies, including Ethernet routers, set-top boxes provided by cable and satellite providers, wireless (WiFi and WiMax) and emerging power line and multimedia over coax alliance technologies. If any of these competing technologies proves to be more reliable, faster or less expensive than, or has any other advantages over the broadband technologies Ikanos provides, the demand for Ikanos’ products may decrease and Ikanos’ business would be harmed.

If Ikanos is unable to develop, introduce or to achieve market acceptance of its new semiconductor products, Ikanos’ operating results would be adversely affected.

Ikanos’ future success depends on its ability to develop new semiconductor products and transition to new products, introduce these products in a cost-effective and timely manner and convince OEMs to select its products for design into their new systems. Ikanos’ historical quarterly results have been, and Ikanos expects that its future results will continue to be, dependent on the introduction of a relatively small number of new products and the timely completion and delivery of those products to customers. The development of new semiconductor products is complex, and from time to time Ikanos has experienced delays in completing the development and introduction of new products. Ikanos has in the past invested substantial resources in emerging technologies that did not achieve the market acceptance that we had expected. Ikanos’ ability to develop and deliver new semiconductor products successfully will depend on various factors, including its ability to:

•	successfully integrate certain technologies acquired in acquisitions into its product lines;

•	accurately predict market requirements and evolving industry standards;

•	accurately define new semiconductor products;

•	timely complete and introduce new product designs or features;

•	timely qualify and obtain industry interoperability certification of its products and the equipment into which its products will be incorporated;

•	ensure that its subcontractors have sufficient foundry capacity and packaging materials and achieve acceptable manufacturing yields;

•	shift its products to smaller geometry process technologies to achieve lower cost and higher levels of design integration; and

•	gain market acceptance of its products and its OEM customers’ products.

If Ikanos is unable to develop and introduce new semiconductor products successfully and in a cost-effective and timely manner, it will not be able to attract new customers or retain its existing customers, which would harm Ikanos’ business.

Ikanos’ efforts to identify technologies and develop products designed to deliver broadband services inside the home may not ultimately be successful; if this is the case, Ikanos’ current long-term strategy would not result in the growth in the revenue it intends to generate, and Ikanos could experience a material negative effect on its business and equity value.

Ikanos has focused its long-term technology strategy on identifying technologies that would be used to deliver services such as high-definition television over various broadband wireline and wireless media within the home. This so-called “Digital Home” has received attention from leaders in semiconductors and systems. For instance, an industry organization named the “Home Grid Forum” was formed recently by Intel, Texas Instruments, Infineon and Panasonic in order to define the industry standards applicable to Digital Home technologies. Ikanos and several other smaller companies also are founding participants. If Ikanos is unable to develop products that comply with the standards set by the Home Grid Forum or other industry organizations, and its investments in Digital Home technologies do not result in any commercially viable products, Ikanos would not realize revenue growth based upon such technologies, and its business and equity value could suffer as a result.

Ikanos’ products include a significant amount of firmware. If Ikanos is unable to deliver the firmware in a timely manner, it may have to delay revenue recognition at the end of a quarter, which could lead to significant unplanned fluctuations in Ikanos’ quarterly revenue. As a result, Ikanos may fail to meet or exceed its forecasts or the expectations of securities analysts or investors, which could cause the market price of Ikanos Common Stock to decline.

In connection with new product introductions in a given market, Ikanos releases production quality code to its OEM customers. This firmware is required for Ikanos’ products to function as intended. If the production-ready firmware is not released in a timely manner, Ikanos may have to defer all revenue related to the semiconductors that it may have already shipped during the quarter, and therefore, cause Ikanos to miss its revenue guidance. In addition, a customer may demand a specific future software feature as part of its order. As such, Ikanos may have to delay recognition on some or all of its revenue related to that customer’s order until the future software feature is delivered. Such delays or deferrals in revenue recognition could lead to significant fluctuations in Ikanos’ quarterly revenue and operating results and cause us to fail to meet or exceed its quarterly revenue guidance.

Rapidly changing standards and regulations could make Ikanos’ products obsolete, which would cause its revenue and operating results to suffer.

Ikanos designs its products to conform to regulations established by governments and to standards set by industry standards bodies worldwide such as the Committee T1E1.4 (now known as NIPP-NAI) of the ATIS (accredited by ANSI), and worldwide by both the IEEE and the ITU-T. Because Ikanos’ products are designed to conform to current specific industry standards, if competing standards emerge that are preferred by its customers, Ikanos would have to make significant expenditures to develop new products. If Ikanos’ customers adopt new or competing industry standards with which Ikanos’ products are not compatible, or the industry groups adopt standards or governments issue regulations with which Ikanos’ products are not compatible, Ikanos’ existing products would become less desirable to its customers, and its revenue and operating results would suffer.

If Ikanos fails to secure or protect its intellectual property rights, competitors may be able to use Ikanos’ technologies, which could weaken its competitive position, reduce its revenue or increase its cost.

Ikanos’ success will depend, in part, on its ability to protect its intellectual property. Ikanos relies on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect its proprietary rights. Ikanos’ pending patent applications may not result in issued patents, and its existing and future patents may not be sufficiently broad to protect its proprietary technologies or may be held invalid or unenforceable in court. While Ikanos is not currently aware of misappropriation of its existing technology, policing unauthorized use of its technology is difficult and Ikanos cannot be certain that the steps it has taken will prevent the misappropriation or unauthorized use of its technologies, particularly in foreign countries where Ikanos has not applied for patent protections and, even if such protections were available, the laws may not protect its proprietary rights as fully as United States law. The patents Ikanos has obtained or licensed, or may obtain or license in the future, may not be adequate to protect its proprietary rights. Ikanos’ competitors may independently develop or may have already developed technology similar to Ikanos’, duplicate its products or design around any patents issued to Ikanos or its other intellectual property. In addition, Ikanos has been, and may be, required to license its patents as a result of its participation in various standards organizations. If competitors appropriate Ikanos’ technology and it is not adequately protected, its competitive position would be harmed, its legal costs would increase and its revenue would be harmed.

Changes in current or future laws or regulations or the imposition of new laws or regulations by federal or state agencies or foreign governments could impede the sale of Ikanos’ products or otherwise harm its business.

The effects of regulation on Ikanos’ customers or the industries in which they operate may materially and adversely impact its business. For example, the Ministry of Internal Affairs and Communications in Japan, the Ministry of Communications and Information in Korea, various national regulatory agencies in Europe, as well as the European Commission in the European Union, along with the U.S. Federal Communications Commission have broad jurisdiction over Ikanos’ target markets. Although the laws and regulations of these and other federal or state agencies may not be directly applicable to Ikanos’ products, they do apply to much of the equipment into which its products are incorporated. Governmental regulatory agencies worldwide may affect the ability of telephone companies to offer certain services to their customers or other aspects of their business, which may in turn impede sales of Ikanos’ products.

In addition to the laws and regulations specific to telecommunications equipment, other laws and regulations affect Ikanos’ business. For instance, changes in tax, employment and import/export laws and regulations, and changes their enforcement, commonly occur in the various countries in which Ikanos operates. If changes in those law and regulations, or in the enforcement of those laws and regulations, occur in a manner Ikanos did not anticipate, those changes could cause it to have increased operating costs or to pay higher taxes, and thus have a negative effect on its operating results.

Compliance with the requirements imposed by Section 404 of the Sarbanes-Oxley Act, referred to as SOX, could harm Ikanos’ operating results, ability to operate its business and its investors’ view of Ikanos.

If Ikanos does not maintain the adequacy of its internal controls, as standards are modified, supplemented or amended from time to time, Ikanos may not be able to ensure that it can conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 of SOX. There is a risk that neither Ikanos, nor its independent registered public accounting firm, will be able to conclude that its internal control over financial reporting is effective as required by Section 404 of SOX. In addition, during the course of Ikanos’ testing it may identify deficiencies that it may not be able to remediate in time to meet the deadline imposed by SOX for compliance with the requirements of Section 404. Effective internal controls, particularly those related to revenue recognition, valuation of inventory and warranty provisions, are necessary for Ikanos to produce reliable financial reports and are important to helping prevent financial fraud. If Ikanos cannot provide reliable financial reports or prevent fraud, its business and operating results could be harmed, investors could lose confidence in its reported financial information, and the trading price of Ikanos Common Stock could drop significantly.

Ikanos is highly dependent on manufacturing, development and sales activities outside of the United States, and as Ikanos’ international manufacturing, development and sales operations expand, it will be increasingly exposed to various legal, business, political and economic risks associated with its international operations.

Ikanos currently obtains substantially all of its manufacturing, assembly and testing services from suppliers and subcontractors located outside the United States, and has a significant portion of its research and development team located India and France. In addition, 91% of Ikanos’ revenue for the quarter ended March 29, 2009 and 92% of Ikanos’ revenue for the year ended December 28, 2008 was derived from sales to customers outside the United States. Ikanos has expanded its international business activities and may open other design and operational centers abroad. International operations are subject to many other inherent risks, including but not limited to:

•	political, social and economic instability, including war and terrorist acts;

•	exposure to different legal standards, particularly with respect to intellectual property;

•	trade and travel restrictions;

•	the imposition of governmental controls and restrictions or unexpected changes in regulatory requirements;

•	burdens of complying with a variety of foreign laws;

•	import and export license requirements and restrictions of the United States and each other country in which it operates;

•	foreign technical standards;

•	changes in tariffs;

•	difficulties in staffing and managing international operations;

•	foreign currency exposure and fluctuations in currency exchange rates;

•	difficulties in collecting receivables from foreign entities or delayed revenue recognition; and

•	potentially adverse tax consequences.

Because Ikanos is currently substantially dependent on its foreign sales, research and development and operations, any of the factors described above could significantly harm Ikanos’ ability to produce quality products in a timely and cost effective manner, and increase or maintain its foreign sales.

Fluctuations in exchange rates between and among the Euro, the Indian rupee, the Japanese yen, the Korean won, the Singapore dollar and the U.S. dollar, and, as well as other currencies in which Ikanos does business, may adversely affect its operating results.

Ikanos maintains extensive operations internationally. Ikanos has offices in Bangalore, India and other offices in France, Japan, Korea, Singapore and Taiwan. Ikanos incurs a portion of its expenses in currencies other than the U.S. dollar, including the Euro, the Indian rupee, the Korean won, the Japanese yen, Singapore dollar and the Taiwanese dollar. As a result, Ikanos may experience foreign exchange gains or losses due to the volatility of these currencies compared to the U.S. dollar. Because Ikanos reports its results in U.S. dollars, the difference in exchange rates in one period compared to another directly impacts period to period comparisons of Ikanos’ operating results. In addition, Ikanos’ sales have been historically denominated in U.S. dollars. As a result of an increase in the U.S. dollar relative to the Korean won, Ikanos’ customers in Korea have significantly reduced their orders; a similar increase in the U.S. dollar occurs relative to other currencies in the countries where Ikanos’ customers operate could materially affect its other Asian and European customers’ demand for its products, thereby forcing them to reduce their orders, which would adversely affect Ikanos’ business. Furthermore, currency exchange rates have been especially volatile in the recent past and these currency fluctuations may make it difficult for Ikanos to predict and/or provide guidance on its results. Currently, Ikanos has not implemented any strategies to mitigate risks related to the impact of fluctuations in currency exchange rates and it cannot predict future currency exchange rate changes.

Several of the facilities that manufacture Ikanos’ products, most of its OEM customers and the service providers they serve, and its California facility are located in regions that are subject to earthquakes and other natural disasters.

Several of Ikanos’ subcontractors’ facilities that manufacture, assemble and test its products, and four of Ikanos’ subcontractor’s wafer foundries, are located in Malaysia, Singapore and Taiwan. Ikanos’ customers are currently primarily located in Japan and Korea. The Asia-Pacific region has experienced significant earthquakes and other natural disasters in the past and could be subject to additional seismic activities. Any earthquake or other natural disaster in these areas could significantly disrupt these manufacturing facilities’ production capabilities and could result in Ikanos’ experiencing a significant delay in delivery, or substantial shortage, of wafers in particular, and possibly in higher wafer prices, and Ikanos’ products in general. Ikanos’ headquarters in California are also located near major earthquake fault lines. If there is a major earthquake or any other natural disaster in a region where one of Ikanos’ facilities is located, it could significantly disrupt its operations.

Ikanos’ investments in marketable securities may experience further decline in value, which would require us to recognize a charge and adversely affect Ikanos’ operating results.

Ikanos’ marketable securities portfolio, which totals $53.4 million at March 29, 2009, includes auction rate securities of $1.0 million ($7.2 million at cost). Auction rate securities are securities that are structured with short-term interest rate reset dates of generally less than ninety days, but with contractual maturities that can be well in excess of ten years. At the end of each interest reset period, which occurs every seven to thirty-five days, investors can sell or continue to hold the securities at par. In the third quarter of 2007, certain auction rate securities with a cost value of $7.2 million failed auction and did not sell. Ikanos recorded an other-than-temporary impairment of approximately $6.2 million during the three months ended September 28, 2008 related to these auction rate securities. Although Ikanos believes that $1.0 million is the current fair value of these securities, there is a risk that the value of the securities may decline in value further, which would result in additional loss being recognized in Ikanos’ statement of operations.

Changes in Ikanos’ tax rates could affect its future results.

Ikanos’ future effective tax rates could be favorably or unfavorably affected by the absolute amount and future geographic distribution of its pre-tax income, Ikanos’ ability to successfully shift its operating activities to foreign operations and the amount and timing of inter-company payments from its foreign operations subject to U.S. income taxes related to the transfer of certain rights and functions.

Risks Related to Ikanos Common Stock

The market price of Ikanos Common Stock has been and may continue to be volatile, and holders of Ikanos Common Stock may not be able to resell shares at or above the price paid, or at all.

The market price of Ikanos Common Stock has fluctuated substantially since Ikanos’ initial public offering and is likely to continue to be highly volatile and subject to wide fluctuations. Fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:

•	the market’s reaction to the sale of the Securities to the Tallwood Investors;

•	quarter-to-quarter variations in its operating results;

•	announcements of changes in its senior management;

•	the gain or loss of one or more significant customers or suppliers;

•	announcements of technological innovations or new products by Ikanos’ competitors, customers or Ikanos;

•	the gain or loss of market share in any of its markets;

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general economic and political conditions and specific conditions in the semiconductor industry and broadband technology markets, including seasonality in sales of consumer products into which its products are incorporated;

•	continuing international conflicts and acts of terrorism;

•	changes in earnings estimates or investment recommendations by analysts;

•	changes in investor perceptions;

•	changes in product mix; or

•	changes in expectations relating to its products, plans and strategic position or those of its competitors or customers.

The closing sale price of Ikanos’ common stock on the NASDAQ Global Market for the period of January 1, 2007 to July 1, 2009 ranged from a low of $1.02 to a high of $9.45.

In addition, the market prices of securities of semiconductor and other technology companies have been volatile, particularly companies, like Ikanos’, with low trading volumes. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. Accordingly, holders of Ikanos Common Stock may not be able to resell their shares at or above the price paid.

The pending class action litigation could cause Ikanos to incur substantial costs and divert its management’s attention and resources.

In November 2006, three putative class action lawsuits were filed in the United States District Court for the Southern District of New York against Ikanos, its directors and two former executive officers, as well as the lead underwriters for Ikanos’ initial and secondary public offerings. The lawsuits were consolidated and an amended complaint was filed on April 24, 2007. The amended complaint alleges certain material misrepresentations and omissions by Ikanos in connection with its initial public offering in September 2005 and the follow-on offering in March 2006 concerning its business and prospects, and seeks unspecified damages. On June 25, 2007, Ikanos filed motions to dismiss the amended complaint; plaintiffs opposed Ikanos’ motions, and a hearing on Ikanos’ motions was heard on January 16, 2008. The Court dismissed the case with prejudice on March 10, 2008. On March 25, 2008, plaintiffs filed a motion for reconsideration, and on June 12, 2008, the District Court denied the motion for reconsideration. On October 15, 2008, plaintiffs appealed the District Court’s dismissal of the amended complaint and denial of its motion for reconsideration to the United States Court of Appeals for the Second Circuit. The parties have filed their respective briefs with the Second Circuit and oral argument was heard by the Court on June 18, 2009. The Court took the matter under submission at the end of the hearing. Ikanos cannot predict the likely outcome of the appeal. If Ikanos is not successful in its defense of the lawsuits, it could be forced to make significant payments to class members and their lawyers, and such payments could have a material adverse effect on Ikanos’ business, financial condition, cash flows and results of operations, if not covered by Ikanos’ insurance service providers. Even if such claims are not successful, the litigation could result in substantial expenses and the diversion of management’s attention, which could have an adverse effect on Ikanos’ business.

If securities or industry analysts do not continue to publish research or reports about Ikanos’ business, or if they issue an adverse opinion regarding Ikanos Common Stock, the market price of Ikanos Common Stock price and trading volume could decline.

The trading market for Ikanos Common Stock is influenced by the research and reports that industry or securities analysts publish about Ikanos or its business. If one or more of the analysts who cover Ikanos issues an adverse opinion regarding Ikanos Common Stock, the stock price would likely decline. If one or more of these analysts cease coverage of Ikanos or fail to regularly publish reports on Ikanos, it could lose visibility in the financial markets, which in turn could cause the market price of Ikanos Common Stock or trading volume to decline.

Delaware law and Ikanos’ corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in Ikanos’ certificate of incorporation may have the effect of delaying or preventing a change of control or changes in Ikanos’ management. These provisions include the following:

•	the right of Ikanos’ Board of Directors to elect a director to fill a vacancy created by the expansion of Ikanos’ Board of Directors;

•	the establishment of a classified Board of Directors requiring that not all members of the board be elected at one time;

•	the prohibition of cumulative voting in the election of directors which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of Ikanos’ Board of Directors to alter its bylaws without obtaining stockholder approval;

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the ability of Ikanos’ Board of Directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with terms set by the Board of Directors, which rights could be senior to those of common stock;

•

the required approval of holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal Ikanos’ bylaws or amend or repeal the provisions of Ikanos’ certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action;

•	the required approval of holders of a majority of the shares entitled to vote at an election of directors to remove directors for cause; and

•	the elimination of the right of stockholders to call a special meeting of stockholders and to take action by written consent.

Ikanos is also subject to provisions of the Delaware General Corporation Law that, in general, prohibit any business combination with a beneficial owner of 15% or more of Ikanos Common Stock for three years after the point in time that such stockholder acquired shares constituting 15% or more of Ikanos’ shares, unless the holder’s acquisition of Ikanos Common Stock was approved in advance by Ikanos’ Board of Directors.

PROPOSAL NO. 1—ISSUANCE OF SECURITIES TO THE TALLWOOD INVESTORS

Proposal

We are asking stockholders to approve the issuance of (i) 24,000,000 shares of Ikanos Common Stock, (ii) warrants to purchase up to 7,800,000 shares of Ikanos Common Stock and (iii) the Voting Share to the Tallwood Investors in accordance with the terms of the Securities Purchase Agreement. The purchase price of each share of Ikanos Common Stock and the exercise price of each warrant to purchase a share of Ikanos Common Stock under the Securities Purchase Agreement is $1.75.

Required Stockholder Approval

The affirmative vote of the majority of shares of Ikanos Common Stock present or represented by proxy at the special meeting and entitled to vote is necessary under Ikanos’ Bylaws and Rule 5635 of the NASDAQ Listing Rules to approve the issuance of the Securities to the Tallwood Investors in accordance with the terms of the Securities Purchase Agreement.

In addition, the approval of the Certificate of Amendment is a condition to the issuance of the Securities to the Tallwood Investors. Therefore approval of both Proposal No. 1 and Proposal No. 2 is required for Ikanos to issue the Securities to the Tallwood Investors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting is necessary to approve the Certificate of Amendment. See “Proposal No. 2—Amendment to Ikanos’ Certificate of Incorporation.”

Amount, Title & Description of Securities to be Issued

Pursuant to the Securities Purchase Agreement, Ikanos proposes to issue the following securities:

•	24,000,000 shares of Ikanos Common Stock;

•	Warrants to purchase up to 7,800,000 shares of Ikanos Common Stock; and

•	the Voting Share, one share of a newly created series of preferred stock, designated the Series A Preferred Stock, of Ikanos.

Upon the completion of the transactions contemplated by the Securities Purchase Agreement, Ikanos will enter into warrant agreements with the Tallwood Investors pursuant to which Ikanos will issue to the Tallwood Investors warrants to purchase up to 7,800,000 shares of Ikanos Common Stock at an exercise price of $1.75 per share. The Warrants are exercisable beginning on the date the Warrants are issued until 5:30 p.m., Pacific time, on the date that is five years from the date the Warrants are issued.

For a detailed description of the other Securities and the rights of the Tallwood Investors with respect to their ownership of the Securities, see “Proposal No. 1—Issuance of Securities to the Tallwood Investors—Certain Agreements Related to the Tallwood Investment—Certificate of Designation” and “Proposal No. 1—Issuance of Securities to the Tallwood Investors—Certain Agreements Related to the Tallwood Investment—Stockholder Agreement.”

Use of Proceeds

Ikanos will use the proceeds from the sale of the Securities to fund the purchase of the Broadband Access Product Line from Conexant pursuant to the Asset Purchase Agreement and for any other purpose validly authorized by Ikanos’ Board of Directors or its stockholders.

Background of the Transaction

The Ikanos Board of Directors and management team regularly evaluate Ikanos’ business and operations, its long-term strategic goals and alternatives, and its prospects as an independent company. The Board of Directors and management team recognize that Ikanos operates in an industry that is rapidly evolving and highly competitive. Accordingly, the Board of Directors and management team regularly consider opportunities to buy other businesses or technologies that could complement, enhance or expand Ikanos’ current business or products. In addition, from time to time over the past several years, Ikanos has had preliminary discussions with various third parties regarding the possibility of being acquired. From May 2008 to April 2009, Ikanos explored multiple strategic alternatives and held discussions with numerous third parties with the goal of maximizing stockholder value.

On May 16, 2008, the Board of Directors and management team discussed Ikanos’ market value and began to explore possible ways to enhance stockholder value. The Board of Directors thereafter determined that it would be in the best interests of Ikanos’ stockholders to explore strategic alternatives, including pursuing an organic growth strategy, acquiring other companies, selling Ikanos to a strategic acquirer or going private by selling to a financial acquirer. The Board of Directors authorized Michael Gulett, then a board member, but not yet an officer, of Ikanos, to have preliminary confidential discussions with a limited number of third parties in the finance community regarding potential strategic alternatives involving Ikanos. The Board of Directors also requested that management invite Lehman Brothers, Inc., or Lehman Brothers, their financial advisors who were initially engaged on February 21, 2007, to be present at the meeting of Ikanos’ Board of Directors scheduled for June 12, 2008 to review with the Board of Directors various strategic alternatives.

On June 12, 2008, the Board of Directors met with Lehman Brothers and Wilson Sonsini Goodrich and Rosati, Professional Corporation, or WSGR, Ikanos’ outside counsel, to discuss potential means by which it might enhance stockholder value. Lehman Brothers and the Board of Directors discussed Ikanos’ market value and various potential transactions that might enhance stockholder value, including strategic business combinations and a sale of Ikanos, as well as regarding potential third parties with whom Ikanos might engage. WSGR advised the Board of Directors of its fiduciary responsibilities in this context. The Board of Directors discussed potential strategic alternatives, including the possibility of engaging in discussions with private equity firms and strategic investors, possible merger and acquisitions activities and the possible sale of Ikanos. Mr. Gulett and Mr. Ricci, Ikanos’ former chief executive officer, updated the Board of Directors on preliminary confidential discussions with third parties and the Board of Directors authorized management to continue with preliminary confidential discussions with various third parties in order to evaluate strategic alternatives.

During the next few months, the Ikanos management team met with several private equity firms and semiconductor companies that expressed interest in pursuing discussions about a potential business combination transaction. Ikanos engaged in preliminary discussions with these parties and the Board of Directors continued to review strategic alternatives. Beginning in June 2008, the Ikanos management team had preliminary meetings and discussions with the Tallwood Investors about possible investment transactions.

On July 8, 2008, Ikanos’ Board of Directors met to discuss strategic alternatives, including the status of discussions with several private equity funds. At that meeting, Lehman Brothers and Ikanos’ Board of Directors discussed Ikanos’ current valuation, investor perception of, and market dynamics affecting, the Company and VDSL technology as well as potential strategic alternatives. Following deliberation and discussion, the Board of Directors approved the continued engagement of Lehman Brothers as Ikanos’ financial advisors to advise the Board of Directors in exploring strategic alternatives for the Company and authorized management to enter into an amendment to the existing engagement letter with Lehman Brothers in connection with the strategic alternatives then being explored by the Company. An amendment to the existing engagement letter with Lehman Brothers was subsequently executed on July 24, 2008.

At a Board meeting on July 16, 2008, Lehman Brothers and the Board of Directors evaluated Ikanos’ current value and potential future prospects, as well as certain strategic alternatives aimed at maximizing stockholder value. In executive session, the Board of Directors authorized the management team to continue discussions with various third parties with respect to strategic alternatives. The Board of Directors also requested that management compile additional information regarding the Company’s stand-alone plan for 2009 to 2011.

On July 16, 2008, Conexant’s financial advisor, Credit Suisse Securities (USA) LLC, or Credit Suisse, contacted Cory Sindelar, Ikanos’ chief financial officer, regarding Conexant’s potential sale of its Broadband Access Product Line. Ikanos and Conexant entered into a confidentiality agreement on July 22, 2008. Following execution of the confidentiality agreement, Conexant’s management team presented an overview of the Broadband Access Product Line to the Ikanos management team on July 28, 2009. On August 6, 2008, Credit Suisse sent Ikanos a bid process letter related to the sale of the Broadband Access Product Line.

On August 11, 2008, the Board of Directors met to discuss the status of the Company’s initial exploration of strategic alternatives. Mr. Gulett updated the Board of Directors regarding the Company’s search for potential financial and strategic acquirers, which was being conducted with the assistance of Lehman Brothers. In connection with exploring a possible sale transaction involving Ikanos, Lehman Brothers approached 21 potential strategic or financial acquirers. Mr. Gulett informed the Board of Directors that several potential strategic acquirers that had been approached had indicated that they were not interested in pursuing a transaction with Ikanos at the current time. Mr. Gulett provided a summary of a management meeting with one potential strategic acquirer and advised the Board of Directors that a management meeting with a different potential strategic acquirer was also being arranged. Mr. Gulett also updated the Board of Directors on preliminary discussions with two potential financial buyers. In addition, Mr. Gulett discussed with the Board of Directors Conexant’s interest in selling its Broadband Access Product Line. The Board of Directors and the Ikanos management team discussed the strategic rationale for pursuing the acquisition of the Broadband Access Product Line, and they also discussed the potential risks associated with such a transaction, including the need to secure financing to consummate the acquisition given Ikanos’ available capital resources. The Board of Directors authorized management to submit a preliminary indication of interest to Conexant in order to remain involved in the auction process for the Broadband Access Product Line.

On August 19, 2008, Ikanos sent a letter of interest to Conexant indicating a potential purchase price of $80 million to $100 million for the Broadband Access Product Line, subject to conducting further due diligence, obtaining financing and reaching an agreement as to the terms of such a transaction. The Board of Directors held two additional meetings in late August 2008 to discuss the status of the Company’s discussions with potential financial and strategic acquirers, as well as discussions with Conexant.

Conexant and the Tallwood Investors entered into a confidentiality agreement on August 22, 2008. Conexant was advised at that time that the Tallwood Investors were a potential financing source for Ikanos for the proposed Ikanos acquisition of the Broadband Access Product Line.

On August 28, 2008, Ikanos received a preliminary indication of interest from the Tallwood Investors to acquire the Company for $4.00 per share in an all cash transaction. On that day, Ikanos’ Common Stock had a closing price of $2.66 per share.

In September 2008, Ikanos also began its due diligence review of the Broadband Access Product Line, and the Ikanos management team had several discussions with the Conexant management team regarding diligence matters. During this period, the Ikanos management team was also having discussions with the Tallwood Investors and one other private equity firm regarding the possibility of acquiring Ikanos combined with the Broadband Access Product Line and discussions with other third parties as potential sources of financing. Throughout September 2008 and into October 2008, the Ikanos management team and Conexant management team continued to meet to discuss the potential terms of the acquisition of the Broadband Access Product Line, and the Ikanos management team continued its due diligence review of the Broadband Access Product Line.

On September 22, 2008, Barclays Capital Inc., or Barclays Capital, acquired the North American Investment Banking and Capital Markets businesses of Lehman Brothers. All references to Lehman Brothers contained herein relate to business conducted under the Lehman Brothers name prior to its acquisition by Barclays Capital.

Beginning in October 2008, Ikanos held discussions with a potential strategic acquirer who was interested in acquiring Ikanos. In mid-October 2008, this potential strategic acquirer, or Strategic Party A, submitted an indication of interest to acquire Ikanos for $2.25 to $3.25 per share in an all-cash transaction.

At a Board meeting on October 22, 2008, the Board of Directors determined that it was in the best interests of the Company and its stockholders to continue to pursue negotiations with Strategic Party A simultaneously with negotiations related to the potential acquisition by a financial buyer or the acquisition of the Broadband Access Product Line from Conexant together with a related financing.

At a special meeting of the Board of Directors on October 24, 2008, the Board of Directors determined to expand the existing Strategic Committee of the Board of Directors, or the Strategic Committee, to include all non-management directors and authorized the Strategic Committee to provide guidance and recommendations regarding strategic alternatives to management and the full Board of Directors. The Strategic Committee was also authorized to have its own legal and financial advisors to the extent necessary. Earlier in October 2008, the Board of Directors was advised by management of the importance of promptly evaluating possible strategic alternatives to preserve and maximize stockholder value due to certain operational concerns for the Company as a stand-alone entity, such as Ikanos’ need to generate additional revenue to meet and exceed necessary operating expense levels. The Board of Directors discussed the Company’s ability to operate as a stand-alone business going forward and what strategic alternatives might be available in order to make the business successful. The Board of Directors agreed to continue to evaluate the Company’s stand-alone potential in combination with its review of all strategic alternatives being pursued by the Company.

On October 24, 2008, the Strategic Committee met to discuss the various strategic alternatives being considered by the Company, including a potential going private transaction with one or more financial sponsors, a strategic acquisition of the Company by another public company, a strategic asset acquisition by the Company and continuation as a stand-alone company. The Strategic Committee discussed the need for the Company to raise substantial financing, potentially through an equity financing and/or debt financing, in order to acquire the Broadband Access Product Line, and the likely challenges associated with raising equity or debt capital in the current market conditions. The Strategic Committee also requested management to provide them with more detail regarding the Company’s current stand-alone plan.

In early November 2008, one of the potential financial acquirers terminated discussions regarding a potential acquisition of Ikanos. On November 4, 2008, the Tallwood Investors submitted a revised term sheet for the acquisition of Ikanos for $2.25 to $2.50 per share of Ikanos Common Stock in conjunction with the acquisition of the Broadband Access Product Line. On that day, the closing price of Ikanos Common Stock was $1.42 per share. The Tallwood Investors’ proposal was conditioned upon the completion of the acquisition of the Broadband Access Product Line. The Board of Directors held a meeting on November 5, 2008 to discuss the various strategic alternatives being pursued by the Company, including the Tallwood Investors’ latest proposal. At the meeting on November 5, 2008, Mr. Sindelar presented the Company’s stand-alone plan for 2009-2011 to the Board of Directors. Mr. Sindelar described the risks associated with the stand-alone plan, as well as the cost cutting measures contemplated by the stand-alone plan. The Board of Directors was also advised that Strategic Party A had delivered a new indication of interest to acquire Ikanos with a proposed price of $3.00 per share of Ikanos Common Stock. In addition, another potential strategic buyer had approached Ikanos and expressed an interest in pursuing a possible merger of equals with Ikanos. The Board of Directors also reviewed financial projections of the Company, and Barclays Capital assisted the Board of Directors in reviewing and evaluating the potential strategic alternatives currently under consideration. The Board of Directors continued to evaluate the best ways to maximize stockholder value and evaluated the Company’s potential as a stand-alone company. Following extensive discussion, the Board of Directors authorized management to pursue negotiations with Strategic Party A and directed management to deliver a draft merger agreement and discuss with Strategic Party A an expedited timeline to complete due diligence and negotiate the merger agreement. The Board of Directors also authorized the continued negotiation of the term sheet submitted by the Tallwood Investors and a revised term sheet for the acquisition of the Broadband Access Product Line from Conexant for an aggregate purchase price of $50 million, with $40 million to be paid at the closing and the additional $10 million to be paid in six subsequent quarterly payments based on attainment of certain revenue targets. The revised term sheet, which was sent to Conexant on November 7, 2008, also contemplated that the acquisition would be partially financed by the Tallwood Investors.

On November 10, 2008, Conexant communicated its counter proposal to the revised term sheet and proposed a purchase price of $50 million (excluding Conexant’s SHDSL products) with $40 million to be paid at closing, $5 million to be paid upon achievement of certain revenue milestones and a $5 million convertible promissory note. Conexant also communicated that the purchase price for the excluded SHDSL products was $10 million.

In November 2008 and continuing through the end of 2008, the Ikanos management team continued to have discussions with various third parties who expressed interest in financing the acquisition of the Broadband Access Product Line.

At a meeting on November 26, 2008, the Board of Directors discussed the continuing negotiations with Strategic Party A, which had submitted a detailed letter of intent with the proposed price per share remaining at $3.00. Ikanos’ management also updated the Board of Directors on the status of continuing discussions with another strategic acquirer regarding a possible merger of equals. The Board of Directors also received an update on potential sources of financing for the acquisition of the Broadband Access Product Line, including a possible sale of the entire company in a going private transaction, raising capital through an equity or debt issuance and other potential funding alternatives. Following a discussion of the financing alternatives, the Board of Directors authorized continuing negotiations with Conexant and continuing discussions with potential financing sources and with Strategic Party A.

On December 2, 2008, Conexant informed Ikanos that it was not interested in continuing discussions with Ikanos on the terms then proposed. However on December 9, 2008, Conexant proposed a revised purchase price of $65 million for the entire Broadband Access Product Line, of which $10 million would be in the form of deferred payments. Also on December 9, 2008, the Tallwood Investors notified Conexant that the Tallwood Investors would, along with a different private equity firm, be pursuing an acquisition of the Broadband Access Product Line.

During December 2008 and January 2009, Ikanos negotiated the terms of a definitive agreement with Strategic Party A to acquire the Company in a merger transaction and Party A conducted due diligence on Ikanos. On December 16, 2008, Strategic Party A advised Ikanos that it was willing to increase its proposed purchase price to $3.20 per share of Ikanos Common Stock, subject to further due diligence. On that date, the closing price of Ikanos Common Stock was $1.05 per share. On January 4, 2009, another potential strategic acquirer, Strategic Party B, submitted an indication of interest to acquire Ikanos with a proposed purchase price per share of $2.50 to $3.00. The closing price of Ikanos Common Stock on January 2, 2009, the trading day immediately preceding the date Strategic Party B submitted its indication of interest, was $1.16 per share.

On January 20, 2009, Ikanos was advised by Strategic Party A that it was no longer interested in acquiring the Company in a merger transaction. Strategic Party A communicated its desire to continue discussions with Ikanos only if the transaction could be structured as an asset purchase in order to not assume all of Ikanos’ liabilities. The Board of Directors was informed of Strategic Party A’s decision at a meeting on January 20, 2009. At that meeting, Barclays Capital described the process involved in a sale of assets to Strategic Party A potentially followed by a liquidation of Ikanos. The Board of Directors authorized management to continue to discuss with Strategic Party A for the sale of the entire company, including at a different price than originally proposed. The Board of Directors was also advised that Strategic Party B had submitted an indication of interest to acquire Ikanos and that further discussions with Strategic Party B were being scheduled.

On January 21, 2009, when the closing price of Ikanos Common Stock was $1.11 per share, the Tallwood Investors, along with another private equity fund, submitted a revised bid for the acquisition of Ikanos for $2.75 to $3.00 per share of Ikanos Common Stock, which was discussed at a Board meeting on January 22, 2009, and the Tallwood Investors requested that Ikanos enter into an exclusivity agreement for ten days. After extensive discussion by the Board of Directors, including a discussion of their fiduciary duties in approving such an arrangement, the Board of Directors authorized management to negotiate an exclusivity agreement with the Tallwood Investors that would expire on January 31, 2009.

At a Board meeting on January 27, 2009, the Board of Directors was advised that the Tallwood Investors had terminated discussions regarding the potential acquisition of the entirety of Ikanos because of their inability to finance the acquisition on their own and the fact that the other private equity fund no longer wished to pursue an acquisition of Ikanos. An alternative proposal by the Tallwood Investors to engage in an equity investment in Ikanos to finance the acquisition of the Broadband Access Product Line from Conexant was discussed. The Board of Directors discussed the merits of raising capital through an equity issuance combined with the acquisition of the Broadband Access Product Line, potentially to be followed by a merger of equals with a potential strategic acquirer, or Strategic Party B. Management also informed the Board of Directors that Strategic Party A continued to only be interested in an asset purchase transaction and that discussions with Strategic Party B were ongoing. The Board of Directors determined that it was not in the best interests of the Company and its stockholders to pursue an asset sale to Strategic Party A at that time given the other alternatives being explored by Ikanos and the uncertainty of the value that could be achieved through such a transaction. The Board of Directors requested that Barclays Capital review the proposed equity investment by the Tallwood Investors, a potential merger of equals and prepare a liquidation analysis.

On January 28, 2009, the Tallwood Investors submitted a term sheet for its proposed equity investment in Ikanos, which contemplated an investment of $30 million to $40 million for a newly created series of preferred stock of Ikanos at $1.75 per share, plus warrants to purchase additional shares of Common Stock at an exercise price of $1.75 per share. On the date of submission of this term sheet, the closing price of Ikanos Common Stock was $1.26 per share.

Beginning in December 2008 and continuing until early February 2009, the Tallwood Investors negotiated directly with Conexant for the acquisition of the Broadband Access Product Line by the Tallwood Investors. On February 6, 2009, the Tallwood Investors informed Credit Suisse and Conexant that they would be acting as a potential source of financing for Ikanos’ acquisition of the Broadband Access Product Line and the Tallwood Investors continued to negotiate directly with Conexant regarding the proposed terms of the acquisition by Ikanos.

At a Board meeting on February 4, 2009, Barclays Capital discussed with Ikanos’ Board of Directors the merits of both the proposed equity investment in Ikanos by the Tallwood Investors and the proposed acquisition by Strategic Party B. The discussion reviewed the impact on Ikanos’ stockholders of certain strategic alternatives, including an assessment of the risks involved with each alternative based on, among other factors, the ability to consummate the respective alternatives. The strategic alternatives discussed included continued operation as a stand-alone company, a liquidation, raising capital through an equity issuance to fund the strategic asset acquisition, a merger of equals, an acquisition of Ikanos by Strategic Party B and various combinations thereof. Barclays Capital and Ikanos’ Board of Directors discussed the possibility that the proposed equity investment by the Tallwood Investors combined with the purchase of the Broadband Access Product Line from Conexant could provide the greatest return for stockholders compared with continuing as a stand-alone company and other strategic alternatives including a transaction with Strategic Party B. A request by the Tallwood Investors to extend the exclusivity agreement with Ikanos for two additional weeks was also discussed by the Board of Directors, including representatives from WSGR. Mr. Gulett also updated the Board of Directors on the status of discussions with Strategic Party B, including their ongoing due diligence review of Ikanos. Mr. Gulett and Barclays Capital discussed with the Board of Directors whether Strategic Party B had funding available for an acquisition transaction. The Board of Directors authorized management to request from Strategic Party B a restatement of their proposed offer price and evidence of financing commitment sufficient to fund an acquisition transaction at the proposed price. The Board of Directors also authorized management to negotiate a two week extension to the exclusivity agreement with the Tallwood Investors.

On February 6, 2009, following negotiation between the parties, the Tallwood Investors submitted a revised term sheet for its proposed equity investment in Ikanos, which contemplated a $40 million aggregate investment in Ikanos by purchasing Ikanos Common Stock for $1.75 per share, plus the issuance of warrants to purchase 7.8 million shares of Common Stock at an exercise price of $1.75 per share. On February 6, 2009, the closing price of Ikanos Common Stock was $1.18 per share. The term sheet also contemplated proportionate representation on Ikanos’ Board of Directors, preemptive rights for certain securities issuances by Ikanos and registration rights to be negotiated on mutually acceptable terms.

On February 6, 2009, Strategic Party B submitted a revised proposed offer price of $2.50 per share of Ikanos Common Stock and information on two proposed sources of funding. On February 6, 2009, the Board of Directors met to discuss the Company’s strategic alternatives. Although Strategic Party B had submitted additional information regarding its proposed offer to acquire Ikanos and its sources of funding, with the assistance of Barclays Capital, the Board of Directors determined that the information provided did not constitute a commitment of funds from the financing sources. The Board of Directors analyzed the proposal by Strategic Party B in light of ongoing discussions with the Tallwood Investors regarding a proposed equity investment and discussed the impact of each transaction on the Company’s capital structure, stockholders’ reaction, the relative credibility of each of the parties and their proposals and the Board of Directors’ assessment of the likelihood that the parties would be able to consummate the proposed transactions. Barclays Capital discussed with the Board of Directors the possibility that both potential transactions could provide better alternatives than the Company continuing to operate as a stand-alone entity. Barclays Capital informed the Board of Directors that additional information from the Tallwood Investors regarding the Tallwood Investors’ equity investment, combined with additional information from Conexant about the Broadband Access Product Line would be required in order to complete its review of the combined transaction. Barclays Capital and Mr. Gulett informed the Board of Directors that entering into an extension of the exclusivity agreement with the Tallwood Investors was necessary to obtain this additional information.

At a Board meeting on February 10, 2009, the Board of Directors met with representatives of the Tallwood Investors regarding their proposed equity investment to partially finance the acquisition of the Broadband Access Product Line. George Pavlov, a representative of the Tallwood Investors, described the Tallwood Investors’ view of anticipated synergies in the combined business of Ikanos and the Broadband Access Product Line and an overview of financial projections for the combined business for 2009 through 2012. Mr. Pavlov discussed the status of negotiations with Conexant regarding the terms of the acquisition of the Broadband Access Product Line and outlined the anticipated process and timeline the parties would follow to complete due diligence and negotiate definitive agreements. Mr. Pavlov also outlined the proposed terms of the equity investment in Ikanos and requested that the exclusivity agreement with Ikanos be extended an additional two weeks to continue due diligence and negotiations. After the representatives for the Tallwood Investors left the meeting, the Board of Directors discussed with Barclays Capital whether the proposed price of $1.75 per share of Ikanos Common Stock for an aggregate investment of $40 million by the Tallwood Investors was an appropriate valuation of the Company. The Board of Directors also considered the risks and benefits of the various strategic alternatives still available to the company, including a possible debt financing, liquidating the business, continuing as a stand-alone entity, selling the assets of Ikanos to Strategic Party A or selling the entire company to Strategic Party B. Barclays Capital updated the Board of Directors regarding Strategic Party B’s continued communications with Barclays Capital. Representatives from WSGR and Mr. Mesel advised the Board of Directors on the Company’s obligations under the existing exclusivity agreement with the Tallwood Investors.

In an executive session on February 10, 2009, the independent directors received advice from WSGR regarding their fiduciary duties in evaluating strategic alternatives before them, each of which could constitute a change of control if consummated on the terms being proposed. The independent directors discussed with Barclays Capital potential alternative financing structures in connection with the acquisition of the Broadband Access Product Line as well as the price per share of Ikanos Common Stock being offered by the Tallwood Investors in an equity investment of $1.75 per share compared to the price the Tallwood Investors offered when it initially proposed to acquire the entire company at $4.00 per share of Ikanos Common Stock taking into account the fact that the closing price of Ikanos Common Stock on that day was $1.26 per share compared to $2.66 per share on the date of the earlier proposal. The independent directors determined that it was appropriate to negotiate an extension of the exclusivity agreement with the Tallwood Investors if Ikanos could continue to negotiate with Strategic Party B, which would allow the Company to determine whether the proposed offer from Strategic Party B was credible and a viable strategic alternative. The independent directors also recommended that management and Barclays Capital conduct further negotiations with the Tallwood Investors on price and governance terms and explore additional financing alternatives (including debt) with the Tallwood Investors.

At a Board meeting on February 11, 2009, the Board of Directors discussed the Tallwood Investors’ willingness to create a carve-out in the exclusivity agreement to allow Ikanos to complete its discussions with Strategic Party B in return for Ikanos’ agreement to pay the Tallwood Investors’ legal and accounting expenses during the extended exclusivity period if Ikanos terminated discussions with the Tallwood Investors during such period of time. The Board of Directors reviewed this proposal and received counsel from WSGR regarding directors’ fiduciary duties in evaluating competing change of control transactions. The Board of Directors continued to discuss potential modifications to the terms of the investment proposed by the Tallwood Investors. After extensive discussion, the Board of Directors authorized management to enter into an extension of the exclusivity agreement with the Tallwood Investors which contained a carve-out for continuing negotiations with Strategic Party B and an agreement by Ikanos to reimburse the Tallwood Investors up to $50,000 in expenses if Ikanos terminated discussions with the Tallwood Investors during the extended exclusivity period. The Board of Directors also authorized further negotiations with the Tallwood Investors to modify the terms of the investment in a manner that would be more favorable to the Company’s current stockholders. Additionally, the Board of Directors discussed the proposal by Strategic Party B and what actions remained to evaluate such proposal. The Board of Directors authorized Barclays Capital to implement an expedited process with representatives of Strategic Party B, including a written list of action items necessary for Strategic Party B to complete in order to enable the Board of Directors to assess whether the transaction being proposed was credible and a viable alternative.

On February 12, 2009, representatives of Ikanos, the Tallwood Investors and Conexant, met at the offices of Conexant’s counsel to negotiate the terms of Ikanos’ purchase of the Broadband Access Product Line from Conexant. At that meeting, the parties agreed that the purchase price would be reduced from $55 million to $54 million in consideration for Ikanos agreeing to assume certain vacation-related expenses for Conexant Broadband Access Product Line employees hired by Ikanos.

At a Board meeting on February 21, 2009, Barclays Capital informed the Board of Directors that Strategic Party B did not have cash on hand to complete a transaction and had not yet arranged funding to acquire Ikanos and that Strategic Party B was still considering alternative transactions for funding a potential transaction. Strategic Party B continued to request additional time to continue its due diligence review of Ikanos, but was not in a position to fund a transaction in the short term. Mr. Gulett then updated the Board of Directors on the status of negotiations with the Tallwood Investors and Conexant, including the preparation of the financial model for the combined business, which was still being completed by management of Ikanos. The Board of Directors continued to discuss the potential structure of the investment by the Tallwood Investors and WSGR and Fenwick & West LLP, or Fenwick & West, who had been engaged as independent counsel to the Strategic Committee on February 13, 2009 and subsequently executed an engagement letter on February 23, 2009, advised the Board of Directors, including the Strategic Committee, on enhanced fiduciary duties implicated when evaluating a change of control transaction. Following extensive discussion, the Board of Directors instructed their advisors to structure the Tallwood Investment as to minimize any elements implicating a change of control of Ikanos, including by implementing certain voting, “standstill” and transfer restrictions on the Tallwood

Investors. The Board of Directors also approved a two week extension to the exclusivity agreement with no exception for further negotiations with Strategic Party B or expense reimbursement provisions.

Throughout the remainder of February 2009, Ikanos continued to negotiate the terms of the proposed equity investment by the Tallwood Investors and the acquisition of the Broadband Access Product Line with Conexant and continued to update the Board of Directors on the process. On February 24, 2009, the Strategic Committee and the full Board of Directors met to review the transactions terms and open issues and to authorize further negotiations. On February 28, 2009, after extensive negotiation between parties, the Tallwood Investors submitted a revised term sheet for proposed equity investment, or the February 28 Term Sheet. The closing price of Ikanos Common Stock on February 27, 2009, the trading day immediately preceding the submission of the February 28 Term Sheet, was $1.43 per share. The February 28 Term Sheet contemplated a price per share of Ikanos Common Stock of $1.75 (subject to further negotiations) for an aggregate investment of $40 million. Pursuant to the February 28 Term Sheet, the Tallwood Investors agreed that for three years following the investment, to the extent the Tallwood Investors own more than 35% of the aggregate outstanding shares of Common Stock, all shares of Common Stock owned by the Tallwood Investors in excess of 35% of the aggregate outstanding shares of Common Stock would be voted in a manner proportionate with the manner in which shares held by stockholders other than the Tallwood Investors are voted (other than for proposals related to a change of control of Ikanos). Additionally, the term sheet stated that so long as the Tallwood Investors held at least 35% of the Common Stock, they would be entitled to elect three out of seven members of the Board of Directors (one of whom would be an independent director under applicable NASDAQ rules and bring relevant industry, financial or other applicable experience to the Board of Directors) and below 35% ownership, the Tallwood Investors would be entitled to proportionate representation on the Board of Directors. The Tallwood Investors also agreed to certain transfer restrictions on their shares that would remain in effect for so long as they remain stockholders and standstill restrictions that would remain in effect for two years following the closing of the transaction. During the parties’ discussion of the terms reflected in the February 28 Term Sheet, the Tallwood Investors proposed increasing the total investment in Ikanos to $42 million.

The Strategic Committee and the full Board of Directors reviewed and discussed the February 28 Term Sheet from the Tallwood Investors, and the increased consideration of $42 million, at a subsequent Board meeting on March 2, 2009. The Board of Directors analyzed whether Ikanos had negotiated the best possible terms with the Tallwood Investors and whether the investment constituted a change of control of the Company. The board of directors, following discussion with WSGR and Fenwick & West, unanimously determined to negotiate definitive agreements with the Tallwood Investors based on the terms outlined in the February 28 Term Sheet, subject to final negotiation of price and agreement on proposed fee and expense reimbursement provisions. In connection with approving the February 28 Term Sheet, the Board of Directors also authorized the extension of the exclusivity agreement with the Tallwood Investors through the end of March 2009. Throughout March 2009, the Ikanos management team and legal counsel for the Company and the Strategic Committee continued to negotiate definitive transaction documents with the Tallwood Investors and Conexant.

On March 14, 2009, the Strategic Committee, along with their counsel and, for the latter portion of the meeting, Mike Gulett, discussed the status of negotiations and open issues.

The Board of Directors met on March 24, 2009, when the closing price of Ikanos Common Stock was $1.26 per share, and received an update on the negotiations related to the acquisition of the Broadband Access Product Line, including the current proposed terms of the definitive agreements with the Tallwood Investors and Conexant, and also discussed with Barclays Capital and the management team the advantages and strategic opportunities of the combined business compared to Ikanos’ stand-alone potential. At this meeting, Mr. Sindelar presented a model of the combined company’s business and forecasted financial results of the combined business. Barclays Capital and the Board of Directors discussed Ikanos’ stand-alone prospects and the potential return to stockholders in the event of a liquation of Ikanos. The Board of Directors discussed all possible strategic alternatives being explored and the best way to maximize value for stockholders. The Board of

Directors then directed that management should continue negotiations with Conexant and the Tallwood Investors and finalize the definitive agreements.

Throughout April 2009, the Ikanos management team along with legal counsel and financial advisors continued to negotiate definitive agreements with Conexant and the Tallwood Investors. On April 13, 2009, the Board of Directors met and received an update on the status of definitive agreements. Noah Mesel, the Company’s general counsel, presented a detailed summary of the definitive transaction agreements with both parties. The presentation regarding the proposed equity investment transaction included a description of the economic terms, the mechanism for electing directors, the warrant rights, voting rights and restrictions, standstill restrictions, transfer restrictions, board seats and registration rights. Barclays Capital presented a detailed financial analysis of the proposed transactions. Barclays Capital presented its analysis of the acquisition of the Broadband Access Product Line, including the strategic rationale for undertaking the transaction as well as Ikanos’ historical and future financial performance. Barclays Capital also discussed with the Board of Directors merits of the Tallwood Investors’ proposed equity investment, an analysis of the value to stockholders from a liquidation and an effective premium analysis. Following the review of the financial analyses and the current terms of the proposed transactions, the Board of Directors directed management to finalize definitive transaction documents with the Tallwood Investors (the Securities Purchase Agreement and related documents) and Conexant (the Asset Purchase Agreement and related documents) and continue to negotiate certain transaction terms with the Tallwood Investors related to limiting the Tallwood Investors’ vote to 35% of the Common Stock outstanding even in the event of a vote on a future change of control of Ikanos and obtaining an agreement by the Tallwood Investors that they would receive no more consideration per share in any subsequent change of control transaction than other Ikanos Common Stockholders. Following further negotiations between Ikanos and the Tallwood Investors, the Tallwood Investors subsequently agreed to these additional terms in connection with their investment in Ikanos.

On April 16, 2009, the Board of Directors, along with WSGR and Fenwick & West, met to receive an update on the status of the definitive documents for both transactions.

On April 21, 2009, when the closing price of Ikanos Common Stock was $1.46 per share, the Board of Directors met to review and discuss the proposed final forms of definitive agreements with the Tallwood Investors and Conexant. At this meeting, Barclays Capital rendered its opinion that the consideration to be paid by Ikanos for the Broadband Access Product Line was fair from a financial point of view. Barclays Capital also rendered its opinion that the consideration to be received by Ikanos for the Securities to be issued to the Tallwood Investors was commercially reasonable from a financial point of view. Following extensive discussion, the Board of Directors unanimously approved the acquisition of the Broadband Access Product Line for $54 million and the issuance of Securities to the Tallwood Investors for an aggregate investment of $42 million and directed management to execute the Asset Purchase Agreement and related documents with Conexant and the Securities Purchase Agreement and related documents with the Tallwood Investors. Following the Board meeting, Ikanos, Conexant and the Tallwood Investors executed and delivered definitive agreements.

Reasons for the Tallwood Investment and Recommendation of Our Board of Directors

Ikanos’ Board of Directors unanimously decided to pursue the transactions contemplated by the Securities Purchase Agreement, including the issuance of the Securities to the Tallwood Investors, because of the potential benefits to Ikanos’ stockholders, the principal benefit of which is Ikanos’ use of the proceeds to acquire the Broadband Access Product Line from Conexant.

In reaching its determination to approve the Asset Purchase Agreement, the Securities Purchase Agreement, and the other agreements and transactions contemplated by these agreements, including the issuance of the Securities to the Tallwood Investors, Ikanos’ Board of Directors, with advice from its executive officers and financial and legal advisors, considered a number of factors in addition to the foregoing, including:

•

the fact that the proceeds from the sale of the Securities to the Tallwood Investors will permit Ikanos to acquire the Broadband Access Product Line from Conexant, and the benefits to Ikanos from such acquisition including:

•	the likelihood of significant contributions from the Broadband Access Product Line to Ikanos’ revenue and operating results;

•	the likelihood that the cost savings and revenue contribution from the acquisition will return Ikanos to profitability, enabling Ikanos to increase stockholder value;

•	the fact that the combined business would be a market leader in xDSL and VDSL products;

•	the fact that increased scale should enable Ikanos to better compete with larger industry competitors in terms of continued investment in R&D;

•	the improved ability of Ikanos to expand into product lines beyond DSL products;

•	the significant cost savings and other synergies created by the acquisition;

•	that increased revenue contribution will help Ikanos better weather the current economic cycle;

•	the potential increased ability of Ikanos to diversify into new and growing geographic markets; and

•	the improved ability of Ikanos to compete in the broadband market;

•

the current and historical market prices of Ikanos Common Stock, and the fact that the consideration of $1.75 per share (which includes fractional interests in the Voting Share) represents a premium of approximately 19% to the closing price of the Ikanos Common Stock (which does not include fractional interests in both the Voting Share and the Warrants) on April 20, 2009, the last trading day before Ikanos entered into the Securities Purchase Agreement;

•	the fact that Ikanos and its advisors contacted numerous potential strategic partners, but were unable to identify any suitable alternative transactions;

•

the fact that, notwithstanding the potential dilution caused by the exercise of the Warrants, a substantial portion of the Tallwood Investors’ potential investment return was represented by the Warrants with exercise prices of $1.75 per share of Ikanos Common Stock, thus giving the Tallwood Investors an incentive to work to increase Ikanos’ value, which would help align their interests with those of the remaining stockholders;

•

the Board of Directors’ knowledge of Ikanos’ business, operations, financial condition and prospects, and the potential effects of the transactions contemplated by the Asset Purchase Agreement and the Securities Purchase Agreement on each of them;

•

the financial analyses reviewed and discussed with Ikanos’ Board of Directors by representatives of Barclays Capital, as well as the opinion of Barclays Capital to Ikanos’ Board of Directors on April 21, 2009 that, as of such date, and based upon and subject to the factors and assumptions set forth in the written opinion, the consideration to be paid by Ikanos for the Broadband Access Product Line was fair from a financial point of view and the consideration to be received by Ikanos for the Securities to be sold to the Tallwood Investors was commercially reasonable from a financial point of view. The full text of the written opinion of Barclays Capital, dated April 21, 2009, is attached as Annex VIII to this proxy statement. Barclays Capital’s written opinion set forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays Capital in rendering its opinion. Barclays Capital provided its opinion for the information and assistance of Ikanos’ Board of Directors in connection with its consideration of the issuance of the Securities to the Tallwood Investors. Barclays Capital’s opinion is not a recommendation as to how any Ikanos’ stockholder should vote with respect to the proposal set forth in this proxy statement;

•

the terms of the Stockholder Agreement, pursuant to which, the Tallwood Investors have agreed (i) to vote any shares of Ikanos Common Stock representing voting power in excess of the 35% of the Ikanos Common Stock outstanding, in the same proportion as the shares held by all other Ikanos stockholders other than the Tallwood Investors; (ii) to vote all shares of Ikanos Common Stock they hold in the same proportion as the shares held by all other Ikanos stockholders other than the Tallwood Investors with respect to the election of the directors other than the directors that the Tallwood Investors have the right to elect pursuant to the Series A Preferred Stock Certificate of Designation; (iii) for a period of two years, to certain standstill restrictions, including, without limitation, restrictions on the acquisition of additional Ikanos securities and effecting a change of control of Ikanos or a change in Ikanos’ Board of Directors; and (iv) to certain restrictions on the transfer of the Ikanos Common Stock and the Voting Share; and

•

the financial analyses reviewed and discussed with Ikanos’ Board of Directors by representatives of Barclays Capital as well as the opinion of Barclays Capital to Ikanos’ Board of Directors on April 21, 2009 that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, from a financial point of view, the consideration to be paid by Ikanos pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to Ikanos. The full text of the written opinion of Barclays Capital, dated April 21, 2009, is attached as Annex IX to this proxy statement. Barclays Capital’s written opinion set forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays Capital in rendering its opinion. Barclays Capital provided its opinion for the information and assistance of Ikanos’ Board of Directors in connection with its consideration of the purchase by Ikanos of the Broadband Access Product Line. Barclays Capital’s opinion is not a recommendation as to how any Ikanos stockholder should vote with respect to the proposals set forth in this proxy statement.

In the course of its deliberations, Ikanos’ Board of Directors also considered a variety of risks and other potentially negative factors concerning the transactions contemplated by the Asset Purchase Agreement and the Securities Purchase Agreement, including the following:

•

the fact that the Tallwood Investors would hold approximately 45% of the shares outstanding of Ikanos Common Stock upon consummation of the transactions contemplated by the Securities Purchase Agreement (and approximately 52% of the shares outstanding of Ikanos Common Stock upon exercise of the Warrants) and the potential influence of the Tallwood Investors over significant corporate matters;

•	the potential negative effect the Tallwood Investors’ large ownership stake could have on the willingness of a third party to propose a strategic transaction with Ikanos in the future;

•

the possibility that the financial and strategic benefits expected to be achieved in the transaction might not be obtained on a timely basis or at all, which would have a detrimental impact on Ikanos’ ability to become profitable;

•	the dilution to Ikanos stockholders as a result of the issuance of the Securities;

•

the fact that the standstill restrictions imposed on the Tallwood Investors lapse after two years, after which time the Tallwood Investors will be free to acquire additional shares of Ikanos Common Stock;

•

the fact that the voting restrictions imposed on the Tallwood Investors lapse after three years, after which time they will potentially be able to vote a majority of the outstanding shares of Ikanos Common Stock according to their own interests;

•

the provisions in the Securities Purchase Agreement that restrict Ikanos’ ability to solicit alternative transactions and provide for a termination fee of $2,000,000 and expense reimbursement payable by Ikanos up to $1,750,000 to the Tallwood Investors if the Securities Purchase Agreement is terminated under certain circumstances;

•

the provisions of the Asset Purchase Agreement that require Ikanos to pay Conexant an agreed expense reimbursement amount of up to $1,500,000 if the Asset Purchase Agreement is terminated under certain circumstances;

•

the risks and costs that could be borne by Ikanos if the transactions contemplated by the Asset Purchase Agreement and the Securities Purchase Agreement are not completed, including the diversion of management and employee attention during the period after the signing of these agreements and prior to completion of the transactions, and the potential effect on Ikanos’ business and customers. Also, under the Securities Purchase Agreement, Ikanos must conduct its business in the ordinary course, subject to a variety of other restrictions on the conduct of Ikanos’ business prior to closing of the transactions contemplated by the Securities Purchase Agreement or termination of the Securities Purchase Agreement, which may delay or prevent Ikanos from undertaking business opportunities that may arise; and

•

Ikanos’ obligations under the Stockholder Agreement and other transaction agreements, including provisions as to the composition of Ikanos’ Board of Directors following the transaction, registrations rights, indemnification and certain rights of the Tallwood Investors to purchase our securities to maintain its ownership percentage.

The foregoing discussion of the information considered by Ikanos’ Board of Directors is not exhaustive, but includes the material factors that Ikanos’ Board of Directors considered in approving the Securities Purchase Agreement and recommending approval of the issuance of the Securities to the Tallwood Investors and the Certificate of Amendment. In view of the wide variety of factors considered by Ikanos’ Board of Directors in connection with its evaluation of the transaction contemplated by the Securities Purchase Agreement and the complexity of these factors, Ikanos’ Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual directors may have assigned different weights to different factors. Ikanos’ Board of Directors discussed the factors described above, including asking questions of senior management and legal and financial advisors, and unanimously determined that the transaction contemplated by the Securities Purchase Agreement was in the best interests of Ikanos and its stockholders.

Ikanos’ Board of Directors has unanimously approved the issuance of the Securities to the Tallwood Investors pursuant to the terms of the Securities Purchase Agreement. Based on the reasons set forth above, Ikanos’ Board of Directors believes that the approval of the issuance of the Securities to the Tallwood Investors in accordance with the Securities Purchase Agreement is advisable, fair to and in the best interests of Ikanos and its stockholders and unanimously recommends that you vote “FOR” approval of the issuance of the Securities to the Tallwood Investors in accordance with the Securities Purchase Agreement and “FOR” the approval of the Certificate of Amendment.

Opinions of Ikanos’ Financial Advisor

Ikanos engaged Barclays Capital to act as its financial advisor with respect to pursuing strategic alternatives for Ikanos, including (1) a transaction, or the Acquisition, in which Ikanos will purchase and assume from Conexant certain assets and liabilities of Conexant relating to the business of designing, developing and selling DSL products, or the Broadband Access Product Line, and (2) a transaction, or the Tallwood Investment, in which Ikanos will issue and the Tallwood Investors will purchase the Securities. On April 21, 2009, Barclays Capital rendered its opinions to Ikanos’ Board of Directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinions, (1) the consideration to be paid by Ikanos in the Acquisition is fair from a financial point of view to Ikanos, or the Conexant Asset Purchase Opinion, and (2) the financial terms of the Tallwood Investment are commercially reasonable to Ikanos, or the Tallwood Securities Purchase Opinion.

The full text of the Tallwood Securities Purchase Commercially Reasonable Opinion and the Conexant Asset Purchase Fairness Opinion, each dated as of April 21, 2009, are attached as Annexes VIII and IX to this proxy statement, respectively. Such opinions set forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays Capital in rendering such opinions. You are encouraged to read the opinions carefully in their entirety. The following is a summary of the Tallwood Securities Purchase Commercially Reasonable Opinion and the Conexant Asset Purchase Fairness Opinion and the methodology that Barclays Capital used to render such opinions. This summary is qualified in its entirety by reference to the full text of the opinions.

In connection with rendering its opinions, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinions, Barclays Capital made its determinations as to fairness, from a financial point of view, of (i) the consideration to be paid by Ikanos in the Acquisition and (ii) the commercial reasonableness of the financial terms of the Tallwood Investment on the basis of various financial and comparative analyses. The preparation of a financial advisory opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, these opinions are not readily susceptible to summary description.

In arriving at its opinions, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the processes underlying its opinions.

The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinions. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays Capital, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ikanos or any other party to the Acquisition or the Tallwood Investment. None of Ikanos, Conexant, the Tallwood Investors, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Conexant Asset Purchase Fairness Opinion

The Conexant Asset Purchase Fairness Opinion, the issuance of which was approved by Barclays Capital’s Fairness Opinion Committee, is addressed to Ikanos’ Board of Directors, addresses only the fairness, from a financial point of view, to Ikanos of the consideration to be paid by Ikanos in the Acquisition and does not constitute a recommendation to any stockholder of Ikanos as to how such stockholder should vote with respect to the Tallwood Investment or any other matter. The terms of the Acquisition were determined through arm’s-length negotiations between Ikanos and Conexant and were unanimously approved by Ikanos’ Board of Directors. Barclays Capital did not recommend any specific form of consideration to Ikanos or that any specific form of consideration constituted the only appropriate consideration for the Acquisition. Barclays Capital was not requested to address, and its Conexant Asset Purchase Fairness Opinion does not in any manner address, Ikanos’ underlying business decision to proceed with or effect the Acquisition. In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Acquisition, or any class of such persons, relative to the consideration paid in the Acquisition or otherwise. No limitations were imposed by

Ikanos’ Board of Directors upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its Conexant Asset Purchase Fairness Opinion.

In arriving at its Conexant Asset Purchase Fairness Opinion, Barclays Capital, among other things:

•	reviewed and analyzed a draft of the asset purchase agreement, dated as of April 19, 2009, and the specific terms of the Acquisition, referred to collectively as the Draft Asset Purchase Agreement;

•

reviewed and analyzed publicly available information concerning Ikanos that Barclays Capital believed to be relevant to its analysis, including Ikanos’ Annual Report on Form 10-K for the fiscal year ended December 28, 2008;

•

reviewed and analyzed publicly available information concerning Conexant and the Broadband Access Product Line that Barclays Capital believed to be relevant to its analysis, including Conexant’s Annual Report on Form 10-K as amended for the fiscal year ended October 3, 2008 and its Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2009;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Ikanos furnished to Barclays Capital by Ikanos, including financial projections of Ikanos on a stand-alone and combined company basis prepared by the management of Ikanos;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of the Broadband Access Product Line prepared by Conexant and Ikanos, including financial projections of the Broadband Access Product Line for calendar years 2009 and 2010 as prepared by management of Conexant and for calendar year 2011 as prepared by the management of Ikanos;

•	reviewed and analyzed a trading history of Ikanos Common Stock from April 7, 2008 to April 6, 2009;

•	reviewed and analyzed published estimates of independent research analysts with respect to the financial condition and future financial performance of Ikanos;

•

reviewed and analyzed a comparison of the historical financial results and present financial condition of Ikanos and the Broadband Access Product Line with each other and with those of other companies that Barclays Capital deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the Acquisition with the financial terms of certain other recent transactions that Barclays Capital deemed relevant;

•	reviewed and analyzed the results of Ikanos’ efforts to solicit indications of interest from third parties with respect to a sale of all or part of Ikanos;

•

reviewed and analyzed the pro forma impact of the Acquisition on the expected future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of Ikanos to result from a combination of the businesses, or the Expected Synergies;

•

had discussions with the management of each of Ikanos and Conexant concerning the business, operations, assets, liabilities, financial condition and prospects of Ikanos and the Broadband Access Product Line, respectively; and

•	undertook such other studies, analyses and investigations as Barclays Capital deemed appropriate.

In arriving at the Conexant Asset Purchase Fairness Opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information and further relied upon the assurances of the management of Ikanos that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Ikanos and the Broadband Access Product Line, upon advice of Ikanos, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Ikanos and Conexant as to the future financial performance of Ikanos and the Broadband Access Product Line, respectively, and that Ikanos and the

Broadband Access Product Line would perform substantially in accordance with such projections. In addition, upon the advice of Ikanos, Barclays Capital assumed that the amounts and timing of the Expected Synergies were reasonable and that such Expected Synergies would be realized in accordance with such estimates. Barclays Capital assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at the Conexant Asset Purchase Fairness Opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of Ikanos or the Broadband Access Product Line and did not make or obtain any evaluations or appraisals of the assets or liabilities of Ikanos or the Broadband Access Product Line. The Conexant Asset Purchase Fairness Opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, April 21, 2009. Barclays Capital assumed no responsibility for updating or revising the Conexant Asset Purchase Fairness Opinion based on events or circumstances that may have occurred after April 21, 2009.

Barclays Capital assumed that the executed Asset Purchase Agreement would conform in all material respects to the last draft reviewed by it. In addition, Barclays Capital assumed the accuracy of the representations and warranties contained in the Asset Purchase Agreement and all agreements related thereto. Barclays Capital also assumed, upon the advice of Ikanos, that all material governmental, regulatory and third party approvals, consents and releases for the Acquisition will be obtained within the constraints contemplated by the Asset Purchase Agreement and that the Acquisition will be consummated in accordance with the terms of the Asset Purchase Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof. Barclays Capital does not express any opinion as to any tax or other consequences that might results from the Acquisition, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which it understands that Ikanos has obtained such advice as it deemed necessary from qualified professionals.

Selected Comparable Company Analysis

In order to assess how the public market values similar publicly traded companies, Barclays Capital reviewed and compared specific financial and operating data relating to the Broadband Access Product Line with both Ikanos and selected other companies that Barclays Capital, based on its experience in the semiconductor industry, deemed comparable to the Broadband Access Product Line and Ikanos. The selected comparable companies, or the Selected Comparable Companies, were:

•	Applied Micro Circuits Corporation;

•	Atheros Communications, Inc.;

•	Broadcom Corporation;

•	Entropic Communications, Inc.;

•	Infineon Technologies AG;

•	Intellon Corporation;

•	Marvell Technology Group Ltd.;

•	Metalink Ltd.;

•	PMC-Sierra, Inc.; and

•	Ralink Technology Corporation.

Barclays Capital calculated and compared various financial multiples and ratios of Ikanos, the Broadband Access Product Line and the Selected Comparable Companies. As part of its selected comparable company analysis, Barclays Capital calculated and analyzed each company’s ratio of its current stock price to its historical and projected earnings per share (commonly referred to as a price earnings, or P/E, ratio), and each company’s enterprise value, or EV, to certain historical financial criteria (such as revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA). The EV of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data and closing prices, as of April 17, 2009, the last trading date prior to the delivery of the Conexant Asset Purchase Fairness Opinion. The results of this selected comparable company analysis are summarized below:

	Average	Median
2008 EV/Revenue	1.13x	0.60x
2009 EV/Revenue	1.39x	0.82x
2008 EV/EBITDA	9.6x	9.4x
2009 EV/EBITDA	15.4x	15.4x
2008 P/E	23.1x	20.3x
2009 P/E	49.6x	54.7x

Barclays Capital chose the Selected Comparable Companies because their businesses and operating profiles are reasonably similar to that of the Broadband Access Product Line and Ikanos. However, because no Selected Comparable Company is exactly the same as the Broadband Access Product Line or Ikanos, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays Capital also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Broadband Access Product Line, Ikanos and the Selected Comparable Companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Broadband Access Product Line, Ikanos and the Selected Comparable Companies. Based upon these judgments, Barclays Capital selected a range of 0.10x to 0.50x for the ratio of enterprise value to 2008 actual revenue and 0.15x to 0.70x for the ratio of enterprise value to 2009 estimated revenue for the Broadband Access Product Line and applied such ranges to the projections of the Broadband Access Product Line prepared by the management of Conexant to calculate a range of implied asset values for the Broadband Access Product Line. The following summarizes the result of these calculations:

	EV/Revenue Multiple	Implied Asset Value (in millions)
2008 Actual	0.10x - 0.50x	$15.9 - $79.5
2009 Estimated	0.15x - 0.70x	$22.2 - $103.8

Barclays Capital noted that on the basis of the selected comparable company analysis, the transaction consideration of $54 million was within the range of implied asset values of $15.9 to $79.5 million (based on 2008 revenue) and $22.2 to $103.8 million (based on estimated 2009 revenue) calculated for the Broadband Access Product Line on the basis of the Selected Comparable Companies.

Selected Precedent Transaction Analysis

In reviewing the Acquisition, Barclays Capital reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays Capital, based on its experience with merger and acquisition transactions, deemed comparable to the Acquisition. Barclays Capital chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to the Broadband Access Product Line with respect to the size, mix, margins and other characteristics of their businesses. As part of its analysis, Barclays Capital calculated and analyzed the ratio of EV to certain historical financial criteria (such as revenue and EBITDA) for each of the target companies. All of these calculations were performed, and based on publicly available financial data and closing prices, as of April 17, 2009, the last trading date prior to the delivery of the Conexant Asset Purchase Fairness Opinion. The results of this selected precedent transaction analysis are summarized below:

	Average	Median
EV/LTM Revenue	1.57x	0.97x
EV/FTM Revenue	1.15x	0.87x
EV/FTM EBITDA	9.3x	4.7x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Broadband Access Product Line and the companies included in the selected precedent transaction analysis. Accordingly, Barclays Capital believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Acquisition. Barclays Capital therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Acquisition which would affect the acquisition values of the selected target companies and the Broadband Access Product Line. Based upon these judgments, Barclays Capital selected a range of 0.40x to 0.60x for the ratio of enterprise value to estimated revenue for the future 12 months, or FTM, and 0.50x to 0.70x for the ratio of enterprise value to actual revenue for the last 12 month, or LTM, and applied such range to the projections of the Broadband Access Product Line prepared by the management of Conexant to calculate a range of implied asset values of the Broadband Access Product Line. The following table sets forth the results of such analyses:

	EV/Revenue Multiple	Implied Asset Value (in millions)
FTM Estimated	0.40x - 0.60x	$59.3 - $89.0
LTM Actual	0.50x - 0.70x	$79.5 - $111.3

Barclays Capital noted that on the basis of the selected precedent transaction analysis, the transaction consideration of $54 million was below the ranges of implied asset values of $59.3 to $89.0 million (based on FTM revenue) and $79.5 to $111.3 million (based on LTM revenue) calculated for the Broadband Access Product Line on the basis of the selected precedent transactions.

Discounted Equity Value Analysis

Barclays Capital performed a discounted equity value analysis of the Broadband Access Product Line, which is designed to provide insight into the future value of a company’s common equity as a function of such company’s future earnings and its forward P/E multiples. The resulting value is subsequently discounted to arrive at a present value for such company’s share price. In connection with this analysis, Barclays Capital calculated a range of current asset values for the Broadband Access Product Line on a stand-alone basis and on a combined basis with Ikanos.

To calculate the discounted equity value of the Broadband Access Product Line on a stand-alone basis, Barclays Capital utilized 2009 and 2010 financial projections of the Broadband Access Product Line prepared by management of Conexant as well as 2011 financial projections of the Broadband Access Product Line prepared by management of Ikanos. To calculate the discounted equity value of the Broadband Access Product Line on a combined basis with Ikanos, Barclays Capital utilized 2009, 2010 and 2011 financial projections of Ikanos prepared by management of Ikanos combined with 2009 and 2010 financial projections of the Broadband Access Product Line prepared by management of Conexant. Barclays Capital multiplied forecasted 2011 projected net income of the Broadband Access Product Line on a stand-alone basis and combined basis with Ikanos by a range of P/E ratios from 10.0x to 14.0x to derive a range of hypothetical future asset values of the Broadband Access

Product Line on a stand-alone basis and on a combined basis with Ikanos. The range of P/E ratios was derived from the results of the selected comparable company analysis (described above) and adjusted to account for company-specific factors. Barclays Capital then discounted this range of future equity values by a discount rate of 16% to derive a range of hypothetical present equity values. “Present value” refers to the current value of a specified future amount and is obtained by discounting the future amount by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Barclays Capital selected this discount rate based on a weighted average cost of capital analysis of the comparable companies. This analysis yielded a valuation range for the Broadband Access Product Line of $42.7 million to $59.7 million on a stand-alone basis and $217.3 million to $304.2 million on a combined basis with Ikanos.

Barclays Capital noted that on the basis of the discounted equity value analysis, the transaction consideration of $54 million was within the range of implied equity values of $42.7 to $59.7 million calculated for the Broadband Access Product Line on a stand-alone basis and below the range of implied equity values of $217.3 to $304.2 million calculated for the Broadband Access Product Line on a combined basis with Ikanos using the discounted equity value method.

Discounted Cash Flow Analysis

In order to estimate the present value of the Broadband Access Product Line, Barclays Capital performed a discounted cash flow analysis of the Broadband Access Product Line on a stand-alone basis and on a combined basis with Ikanos. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows of the asset.

To calculate the estimated value of the Broadband Access Product Line on a stand-alone basis and on a combined basis with Ikanos using the discounted cash flow method, Barclays Capital added (i) the Broadband Access Product Line’s projected after-tax unlevered free cash flows, (A) on a stand-alone basis, for calendar years 2009 through 2010 based on projections of the Broadband Access Product Line prepared by the management of Conexant and for 2011 based on projections prepared by the management of Ikanos and (B) on a combined basis with Ikanos, for calendar years 2009 through 2011 based on projections of Ikanos prepared by the management of Ikanos combined with 2009 and 2010 projections of the Broadband Access Product Line prepared by the management of Conexant, to (ii) the estimated “terminal value” of the Broadband Access Product Line as of the end of 2011, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows of the Broadband Access Product Line on a stand-alone basis and on a combined basis with Ikanos were calculated in each case by taking EBITDA and subtracting capital expenditures and adjusting for changes in working capital. The residual value of the Broadband Access Product Line on a stand-alone basis and on a combined basis with Ikanos at the end of the forecast period, or “terminal value,” was estimated in each case by selecting a range of terminal value multiples of 5.0x to 8.0x of the Broadband Access Product Line’s projected EBITDA for the calendar year 2011, which was derived by analyzing the results from the selected comparable company analysis, and applying such range to the applicable projections. The range of after-tax discount rates of 14% to 17% was selected based on an analysis of the weighted average cost of capital of the Broadband Access Product Line on a stand-alone basis and on a combined basis with Ikanos, and the comparable companies. This analysis yielded a range of implied assets values of the Broadband Access Product Line of $53.3 million to $76.6 million on a stand-alone basis and $160.3 million to $253.3 million on a combined basis with Ikanos.

Barclays Capital noted that on the basis of the discounted cash flow analysis, the transaction consideration of $54 million was within the range of implied asset values of $53.3 to $76.6 million calculated for the Broadband Access Product Line on a stand-alone basis and below the range of implied asset values of $160.3 to $253.3 million calculated for the Broadband Access Product Line on a combined basis with Ikanos using the discounted cash flow method.

Tallwood Securities Purchase Commercially Reasonable Opinion

The Tallwood Securities Purchase Commercially Reasonable Opinion, the issuance of which was approved by Barclays Capital’s Fairness Opinion Committee, is addressed to Ikanos’ Board of Directors, addresses only the commercial reasonableness to Ikanos of the financial terms of the issuance of Ikanos Common Stock to the Tallwood Investors and does not constitute a recommendation to any stockholder of Ikanos as to how such stockholder should vote with respect to the Tallwood Investment or any other matter. The terms of the Tallwood Investment were determined through arm’s-length negotiations between Ikanos and Tallwood and were unanimously approved by Ikanos’ Board of Directors. Barclays Capital was not requested to address, and the Tallwood Securities Purchase Commercially Reasonable Opinion does not in any manner address, Ikanos’ underlying business decision to proceed with or effect the Tallwood Investment. No limitations were imposed by Ikanos’ Board of Directors upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering the Tallwood Securities Purchase Commercially Reasonable Opinion.

In arriving at the Tallwood Securities Purchase Commercially Reasonable Opinion, Barclays Capital, among other things:

•

reviewed and analyzed a draft of the securities purchase agreement dated as of April 19, 2009, a draft of the stockholder agreement dated as of April 18, 2009 between Ikanos and the Tallwood Investors, a draft of the Certificate of Designation of Series A Preferred Stock, par value $0.001 per share, of Ikanos dated April 18, 2009, a draft of the form of warrant to purchase Ikanos Common Stock dated April 4, 2009 (such stockholder agreement, certificate of designation and warrant, referred to together as the Ancillary Agreements, and the Draft Asset Purchase Agreement;

•

reviewed and analyzed publicly available information concerning Ikanos that Barclays Capital believed to be relevant to its analysis, including Ikanos’ Annual Report on Form 10-K for the fiscal year ended December 28, 2008;

•

reviewed and analyzed publicly available information concerning Conexant and the Broadband Access Product Line that Barclays Capital believed to be relevant to its analysis, including Conexant’s Annual Report on Form 10-K as amended for the fiscal year ended October 3, 2008 and its Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2009;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Ikanos furnished to Barclays Capital by Ikanos, including financial projections of Ikanos on a stand-alone and combined company basis prepared by the management of Ikanos;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of the Broadband Access Product Line prepared by Conexant and Ikanos, including financial projections of the Broadband Access Product Line for calendar years 2009 and 2010 as prepared by management of Conexant and for calendar year 2011 as prepared by the management of Ikanos;

•	reviewed and analyzed a trading history of Ikanos Common Stock from April 7, 2008 to April 6, 2009;

•	reviewed and analyzed published estimates of independent research analysts with respect to the financial condition and future financial performance of Ikanos;

•

reviewed and analyzed a comparison of the historical financial results and present financial condition of Ikanos and the Broadband Access Product Line with each other and with those of other companies that Barclays Capital deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the Tallwood Investment with the financial terms of certain other recent transactions that Barclays Capital deemed relevant;

•	reviewed and analyzed the estimated return to stockholders in a potential liquidation scenario of Ikanos;

•	reviewed and analyzed the results of Ikanos’ efforts to solicit indications of interest from third parties with respect to a sale of all or part of Ikanos;

•	reviewed and analyzed the lack of availability to Ikanos of alternative financing sources to consummate the proposed asset purchase of the Broadband Access Product Line;

•

reviewed and analyzed the potential pro forma impact of (i) the Tallwood Investment on the capitalization of Ikanos and (ii) the Acquisition on the expected future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by management of Ikanos to result from a combination of the businesses, referred to as the Expected Synergies;

•	had discussions with the management of Ikanos concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays Capital deemed appropriate.

Barclays Capital assumed that the Securities Purchase Agreement and the Ancillary Agreements would conform in all material respects to the last drafts reviewed by it. In addition, Barclays Capital assumed the accuracy of the representations and warranties contained in the Securities Purchase Agreement and the Ancillary Agreements and all agreements related thereto. Barclays Capital also assumed, upon the advice of Ikanos, that all material governmental, regulatory and third party approvals, consents and releases for the Tallwood Investment will be obtained within the constraints contemplated by the Securities Purchase Agreement and that the Tallwood Investment will be consummated in accordance with the terms of the Securities Purchase Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof. Additionally, Barclays Capital assumed for purposes of its opinion that the Acquisition will be consummated in accordance with the terms of the Asset Purchase Agreement. Barclays Capital does not express any opinion as to any tax or other consequences that might results from the Tallwood Investment, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which it understands that Ikanos has obtained such advice as it deemed necessary from qualified professionals.

Tallwood Investment Consideration

The Tallwood Investment contemplates the issuance by Ikanos to Tallwood of both Ikanos Common Stock and warrants to purchase shares of Ikanos Common Stock. The purchase price of the Ikanos Common Stock is $1.75 per share, a 39% premium to the $1.26 per share closing price of Ikanos Common Stock on March 24, 2009, the date Ikanos’ Board of Directors approved the general terms of the Tallwood Investment as set forth in the term sheet negotiated by the parties. In connection with the Tallwood Investment, the Tallwood Investors will also receive five-year warrants to purchase 7.8 million shares of Ikanos Common Stock at an exercise price of $1.75 per share.

To assess the implied value per share of Ikanos Common Stock and warrant to purchase shares of Ikanos Common Stock issued in the Tallwood Investment, Barclays Capital estimated the value of such warrants as of March 24, 2009 using the Black-Scholes option pricing model which resulted in an ascribed value of the warrants of $0.15 per share. Barclays Capital compared the purchase price of the Ikanos Common Stock in the Tallwood Investment of $1.75 per share to the sum of (i) the $1.26 per share closing price of Ikanos Common Stock and (ii) the approximate $0.15 per share value of the warrants to purchase shares of Ikanos Common Stock, each as of March 24, 2009, and calculated an approximate implied premium of 24.5% in connection with the Tallwood Investment. Barclays Capital then applied the implied premium of approximately 24.5% to the $1.26 per share market price of Ikanos Common Stock on March 24, 2009, which yielded an implied value per share of the Ikanos Common Stock and the warrant issued in the Tallwood Investment of $1.57.

Historical Share Price Analysis and Analyst Price Targets

To illustrate the trend in the historical trading prices of Ikanos Common Stock, Barclays Capital considered historical data with regard to the trading prices of Ikanos Common Stock for the 52-week period from April 7, 2008 to April 6, 2009 and 90-day period from January 6, 2009 to April 6, 2009. Barclays Capital also considered the present value of the price targets of Ikanos Common Stock published by a number of independent research analysts using a discount rate of 16% based on a weighted average cost of capital analysis of the comparable companies.

Barclays Capital noted that the closing price of Ikanos Common Stock ranged from $1.02 to $4.52 per share during the 52-week period from April 7, 2008 to April 6, 2009 and from $1.11 to $1.50 during the 90-day period from January 6, 2009 to April 6, 2009. The present value of the analyst targets ranged from $1.72 to $1.90 per share.

Barclays Capital noted that, on the basis of the historical share price analysis, both the Tallwood Investment consideration of $1.75 per share and the implied value per share of $1.57 based on warrant coverage were within the 52-week share price range and above the 90-day share price range of Tallwood Common Stock. Barclays Capital further noted that the Tallwood Investment consideration of $1.75 per share of Ikanos Common Stock was within the range of analyst targets and the implied value per share of $1.57 based on warrant coverage was below the range of the present value of analyst targets.

Selected Comparable Company Analysis

In order to assess how the public market values similar publicly traded companies, Barclays Capital reviewed and compared specific financial and operating data relating to Ikanos with that of the Selected Comparable Companies. A description of the methodology used in the selected comparable company analysis conducted by Barclays Capital is set forth above in more detail under “Proposal No. 1—Issuance of Securities to the Tallwood Investors—Opinions of Ikanos’ Financial Advisor—Conexant Asset Purchase Fairness Opinion—Selected Comparable Company Analysis.” Barclays Capital applied the range of EV to revenue ratios used in the selected comparable company analysis described above to 2008 actual and 2009 estimated revenue for Ikanos to calculate an implied equity value of Ikanos and divided such amount by the fully diluted number of shares of Ikanos Common Stock outstanding as of March 2, 2009 to calculate a range of implied equity prices per share for Ikanos as follows:

	EV/Revenue Multiple	Implied Share Price
2008 Actual	0.10x - 0.50x	$2.30 - $3.71
2009 Estimated	0.15x - 0.70x	$2.37 - $4.02

Barclays Capital noted that on the basis of the selected comparable company analysis, the Tallwood Investment consideration of $1.75 per share of Ikanos Common Stock and the implied value per share of $1.57 based on warrant coverage are below the range of implied equity values per share of Ikanos calculated on the basis of the Selected Comparable Companies.

Discounted Cash Flow Analysis

In order to estimate the present value of Ikanos Common Stock, Barclays Capital performed a discounted cash flow analysis of Ikanos on a stand-alone basis and on a combined basis with the Broadband Access Product Line. A description of the methodology used in the discounted cash flow analysis conducted by Barclays Capital is set forth above in more detail under “Proposal No. 1—Issuance of Securities to the Tallwood Investors—Opinions of Ikanos’ Financial Advisor—Conexant Asset Purchase Fairness Opinion—Discounted Cash Flow Analysis.” Barclays Capital used the projections of Ikanos for the calendar years 2009 through 2011 as prepared by the management of Ikanos and the projections of the Broadband Access Product Line for the calendar years 2009 and 2010 as prepared by the management of Conexant and of 2011 as prepared by the management of Ikanos to derive a range of implied equity values of Ikanos on a stand-alone basis and on a combined basis with the Broadband Access Product Line by, in each case, subtracting estimated net debt as of March 31, 2009 from the estimated enterprise value calculated using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Ikanos Common Stock outstanding as of March 2, 2009. This analysis yielded a range of implied equity values per share of Ikanos Common Stock of $2.10 to $2.88 on a stand-alone basis and $2.93 to $4.42 on a combined basis with the Broadband Access Product Line.

Barclays Capital noted that on the basis of the discounted cash flow analysis, the Tallwood purchase price of $1.75 per share of Ikanos Common Stock and the implied value per share of $1.57 based on warrant coverage were below both the ranges of implied equity values per share calculated on a stand-alone basis and on a combined basis with the Broadband Access Product Line using the discounted cash flow method.

Discounted Equity Value Analysis

Barclays Capital performed a discounted equity value analysis of Ikanos on a stand-alone basis and on a pro forma combined basis with the Broadband Access Product Line to estimate the present value of Ikanos Common Stock. Barclays Capital used the projections of Ikanos for the calendar year 2011 on a stand-alone and combined basis as prepared by the management of Ikanos. To estimate the future equity value of Ikanos on a stand-alone basis, Barclays Capital multiplied projected 2011 revenues of Ikanos on a stand-alone basis by a range of EV to revenue multiples of 0.20x to 0.50x and subtracted net debt and added cash to such amount. To estimate the future equity value of Ikanos on a combined basis with the Broadband Access Product Line, Barclays Capital multiplied projected 2011 earnings per share of Ikanos on a combined basis with the Broadband Access Product Line by a range of P/E ratios of 10.0x to 14.0x. The EV to revenue and P/E multiples were obtained from Barclays Capital’s selected comparable company analysis (described above). Barclays Capital then calculated an estimated future equity value per share of Ikanos by taking such implied equity values of Ikanos on a stand-alone basis and on a combined basis with the Broadband Access Product Line and dividing such amounts by the fully diluted number of shares of Ikanos Common Stock outstanding as of March 2, 2009. Barclays Capital then discounted these ranges of future equity values per share by a discount rate of 16% to derive a range of hypothetical present equity values per share. Barclays Capital selected this discount rate based on a weighted average cost of capital analysis of the Selected Comparable Companies. This analysis yielded a range of implied equity values per share of Ikanos Common Stock for Ikanos of $1.13 to $1.84 on a stand-alone basis and $3.26 to $4.57 per share on a combined basis with the Broadband Access Product Line.

Barclays Capital noted that on the basis of the discounted equity value analysis, both the Tallwood purchase price of $1.75 per share of Ikanos Common Stock and the implied value per share of $1.57 based on warrant coverage were within the range of implied equity values per share calculated on a stand-alone basis and below the range of implied equity values per share calculated on a combined basis with the Broadband Access Product Line using the discounted equity value method.

Liquidation Analysis

Barclays Capital also analyzed the implied value per share of Ikanos from the perspective of a potential liquidation of Ikanos using financial projections of Ikanos as prepared by the management of Ikanos. Barclays Capital assumed a May 1, 2009 announcement date, a preliminary cash distribution to stockholders at the end of 2009 and a final distribution to stockholders four to five years later. Additionally, in performing this analysis, Barclays Capital considered the impact of any costs related to its liquidation, as estimated by the management of Ikanos. The liquidation analysis indicated a per share return to Ikanos’ stockholders of $1.52 to $2.19 per share, depending on Ikanos’ ability to sell intellectual property and other intangibles. Barclays Capital then discounted the range of per share return to Ikanos’ stockholders to calculate an implied per share return to the stockholders on a risk-free basis. Based on a 1.0% risk free rate, the liquidation analysis indicated an implied per share return to Ikanos’ stockholders of $1.50 to $2.15.

Barclays Capital noted that on the basis of the liquidation analysis, both the Tallwood Investment purchase price of $1.75 per share of Ikanos Common Stock and the implied value per share of $1.57 based on warrant coverage were within the range of the implied per share returns to the stockholders of Ikanos of $1.50 to $2.15 on the basis of a liquidation scenario.

Transaction Premium Analysis

In order to assess the premium per share paid in the Tallwood Investment relative to the premiums paid in other transactions, Barclays Capital reviewed the premiums paid in selected sponsor-led common stock PIPE transactions. For each transaction, Barclays Capital calculated the premium per share paid by the purchaser by comparing each of (i) the transaction value per share as announced and (ii) the implied transaction value per share to the target company’s historical average share price during the one trading day prior to announcement. The implied transaction value per share was calculated using the method as described above in the second paragraph of “Proposal No. 1—Issuance of Securities to the Tallwood Investors—Opinions of Ikanos’ Financial Advisor—Tallwood Securities Purchase Commercially Reasonable Opinion—Tallwood Investment Consideration” in order to give effect to warrants issued as part of a given transaction. The results of this transaction premium analysis are summarized below:

	Average	Median
One-Day (Discount)/Premium—Transaction Value	2.4%	(4.0)%
One-Day (Discount)/Premium—Implied Transaction Value	(3.6)%	(6.3)%

Barclays Capital noted that on the basis of the sponsor-led common stock PIPE transaction premium analysis, both the Tallwood Investment one-day premium of 38.9% (based on the Tallwood Investment purchase price of $1.75 per share of Ikanos Common Stock) and the Tallwood Investment one-day premium of 24.5% (based on the Tallwood implied purchase price of $1.57 per share based on warrant coverage) were above the average and median premiums in the selected transactions.

In addition, Barclays Capital calculated the premium per share paid by an acquirer in selected global technology merger and acquisition transactions (which included 363 global technology transactions announced between January 1, 2005 and April 21, 2009, with a transaction value between $100 million and $1 billion) by comparing the announced transaction value per share to the target company’s historical average share price during the one-trading day period prior to announcement and the 30-calendar day period prior to announcement. The premium paid in those transactions was significantly affected by the diverse circumstances surrounding each of the transactions analyzed and the extent of voting control acquired in the target company as part of those transactions.

Based on this transaction premium analysis, Barclays Capital selected a one-trading day premium range of 8.5% (average premium of the bottom quartile of the selected transactions) to 38.5% (average premium of the third quartile of the selected transactions), and a 30-calendar day premium range of 12.2% (average premium of the bottom quartile of the selected transactions) to 43.0% (average premium of the third quartile of the selected transactions). By applying these implied premiums to the closing price of Ikanos Common Stock on April 17, 2009, Barclays Capital calculated the implied equity value per share of Ikanos Common Stock using the one trading day premium of $1.65 to $2.11 and of the 30 calendar day premium of $1.71 to $2.17.

Barclays Capital noted that on the basis of this transaction premium analysis, the Tallwood Investment purchase price of $1.75 per share of Ikanos Common Stock was within the range of implied equity values per share of $1.65 to $2.11 on the basis of a one-day premium paid and $1.71 to $2.17 on the basis of a 30-calendar day premium paid. Based on the same premiums paid analysis, the Tallwood implied purchase price of $1.57 per share based on warrant coverage was below both the one-trading day premium paid and the 30-calendar day premium paid ranges.

General

Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Ikanos’ Board of Directors selected Barclays Capital because of its familiarity with Ikanos and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions and financing transactions generally, as well as substantial experience in transactions comparable to the Acquisition and the Tallwood Investment.

Barclays Capital acted as financial advisor to Ikanos in connection with the Acquisition and the Tallwood Investment. As compensation for its services in connection with the proposed transactions, Barclays Capital was entitled to receive $700,000 upon the delivery of both the Barclays Capital’s Conexant Asset Purchase Fairness Opinion and the Tallwood Securities Purchase Commercially Reasonable Opinion. Additional compensation of $2,500,000 will be payable upon completion of the proposed transactions against which the amounts paid for the opinion will be credited. In addition, Ikanos agreed to reimburse Barclays Capital for its reasonable out-of-pocket expenses incurred in connection with the Acquisition and the Tallwood Investment and to indemnify Barclays Capital for certain liabilities that may arise out of its engagement by Ikanos and the rendering of Barclays Capital’s opinions. Barclays Capital may perform, from time to time, various investment banking and financial services for Ikanos, Conexant and the Tallwood Investors and would expect to receive customary fees for such services.

Barclays Capital is a full service securities firm engaged in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Ikanos and Conexant and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Parties to the Securities Purchase Agreement

Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the digital home. Ikanos’ multi-mode VDSL2/ADSLx, network processor and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com. Information included on the website is not incorporated by reference into this proxy statement.

Tallwood Investors

The Tallwood Investors are funds affiliated with Tallwood, which is a venture capital company focused on investments related to the semiconductor industry. By offering deep semiconductor knowledge, direct operating experience and a high degree of availability, Tallwood builds close, active working relationships with its portfolio companies. Tallwood has over $500 million currently under management. This capital management level puts Tallwood on par with the semiconductor segments of the largest venture capital firms in the industry. Its portfolio companies include Marvell Technology Group Ltd. (NASDAQ: MRVL) and SiRF Technology Holdings Inc. (NASDAQ: SIRF). For more information on Tallwood Venture Capital, visit www.tallwoodvc.com. Information included on the website is not incorporated by reference into this proxy statement.

The Securities Purchase Agreement

The following is a summary of selected provisions of the Securities Purchase Agreement. While Ikanos believes this description covers the material terms of the Securities Purchase Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Securities Purchase

Agreement which is attached to this proxy statement as Annex I and is incorporated by reference in this proxy statement. We urge you to read the entire Securities Purchase Agreement carefully.

The description of the Securities Purchase Agreement in this proxy statement has been included to provide you with information regarding its terms. The Securities Purchase Agreement contains representations and warranties made by Ikanos and the Tallwood Investors as of specific dates. The representations and warranties contained in the Securities Purchase Agreement have been negotiated with the principal purpose of establishing the circumstances in which the parties may have the right not to consummate the transaction contemplated by the Securities Purchase Agreement, or a party may have the right to terminate the Securities Purchase Agreement if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than establishing matters as facts. Some of these representations and warranties are subject to specified exceptions and qualifications, including exceptions and other information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Securities Purchase Agreement that are not included in this proxy statement. In addition, some of these representations and warranties are qualified as to “materiality” or “Ikanos Material Adverse Effect.” Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in Ikanos’ public disclosures. Accordingly, you should not look to such representations and warranties for information about Ikanos or the Tallwood Investors.

The Securities Purchase

Under the terms of the Securities Purchase Agreement, at the closing, Ikanos will issue and sell the Securities to the Tallwood Investors, and the Tallwood Investors will purchase the Securities from Ikanos, for an aggregate amount equal to $42,000,000 in cash. The purchase price of each share of Ikanos Common Stock and the exercise price of each warrant to purchase a share of Ikanos Common Stock under the Securities Purchase Agreement is $1.75.

Closing

The closing of the purchase and sale of the Securities will occur on the date that is mutually agreed to by Ikanos and the Tallwood Investors, but no later than three business days after the satisfaction or waiver of all closing conditions except for the conditions that, by their terms, are to be satisfied at the closing. See “Proposal No. 1—Issuance of Securities to the Tallwood Investors—The Securities Purchase Agreement—Conditions to Closing” below.

Representations and Warranties

The Securities Purchase Agreement contains representations made by Ikanos to the Tallwood Investors relating to a number of matters, including the following:

•	subsidiaries and ownership of subsidiary securities;

•	organization and good standing of Ikanos and its subsidiaries;

•

corporate authority to enter into the Securities Purchase Agreement and the documents related thereto and the enforceability of the Securities Purchase Agreement and the documents related thereto against Ikanos;

•	the vote of Ikanos’ stockholders necessary to approve the issuance of the Securities to the Tallwood Investors and the Certificate of Amendment;

•

absence of conflicts between the Securities Purchase Agreement and the organizational documents, applicable laws and agreements of Ikanos or its subsidiaries, or the creation of any lien upon the properties or assets of Ikanos or its subsidiaries;

•	absence of consents required by governmental authorities in connection with the Securities Purchase Agreement or the transactions contemplated by the Securities Purchase Agreement;

•	authorization of the Securities;

•	outstanding shares of capital stock and other securities of Ikanos;

•	compliance with the rules and regulations of the SEC with respect to the reports filed by Ikanos with the SEC;

•	the accuracy and conformity to generally accepted accounting principles of Ikanos’ financial statements filed with the SEC;

•	the absence of undisclosed liabilities;

•	the absence of certain changes with respect to the business of Ikanos and its subsidiaries since December 31, 2008;

•	the solvency of Ikanos;

•	absence of undisclosed litigation;

•	the existence and validity of, and absence of defaults with respect to, certain material contracts;

•	compliance with legal requirements;

•	title to real and personal property and validity and enforceability of leases relating to leased property;

•	past offers or sales of securities by Ikanos;

•	availability of exemption from the registration requirements of the SEC for the issuance of the Securities;

•	eligibility for registration of the shares of Ikanos Common Stock (including those issued upon exercise of the Warrants) for resale on Form S-3;

•	listing with the NASDAQ Global Market;

•	intellectual property matters;

•	insurance coverage;

•	possession of necessary permits;

•	internal controls over financial reporting;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	compliance with the Foreign Corrupt Practices Act of 1977;

•	indebtedness;

•	employee relations and labor matters;

•	environmental laws;

•	tax matters;

•	employee benefits matters;

•	the accuracy of this proxy statement and other SEC filings made by Ikanos;

•	brokers and finders; and

•	opinion of Ikanos’ financial advisor.

The Securities Purchase Agreement contains representations made by the Tallwood Investors to Ikanos relating to a number of matters, including the following:

•	organization and good standing of the Tallwood Investors;

•

authority to enter into the Securities Purchase Agreement and the documents related thereto and the enforceability of the Securities Purchase Agreement and the documents related thereto against the Tallwood Investors;

•	the purchase of the Securities for its own account;

•	status of the Tallwood Investors as “accredited investors” and their experience as investors;

•	access by the Tallwood Investors to information about Ikanos;

•	absence of conflicts between the Securities Purchase Agreement and the organizational documents, applicable law and agreements of the Tallwood Investors;

•	an acknowledgment that the Securities will be restricted securities;

•	sufficiency of funds to purchase the Securities;

•	ownership by the Tallwood Investors of Ikanos Common Stock as of the date of the Securities Purchase Agreement;

•	brokers and finders; and

•	certain prohibited transactions.

For purposes of the Securities Purchase Agreement, an “Ikanos Material Adverse Effect” with respect to Ikanos, means any result, occurrence, change, event, circumstance, fact or effect, each, an Effect, that, individually or in the aggregate with any such other Effects (regardless of whether or not such Effect constitutes a breach of the representations and warranties made by Ikanos in the Securities Purchase Agreement), is or is reasonably likely to be materially adverse to Ikanos, provided that in determining whether an Ikanos Material Adverse Effect has occurred, there will be excluded any Effect on Ikanos relating to or arising in connection with:

•

changes in law or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board (provided that such conditions do not have a materially disproportionate impact on Ikanos);

•

the declaration by the U.S. of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism) (provided that such conditions do not have a materially disproportionate impact on Ikanos);

•	general business or economic conditions (provided that such conditions do not have a materially disproportionate impact on Ikanos);

•	conditions generally affecting the industry in which Ikanos operates (provided that such conditions do not have a materially disproportionate impact on Ikanos);

•	the announcement or pendency of the transactions contemplated by the Securities Purchase Agreement or any agreements relating to the Securities Purchase Agreement;

•	the occurrence, announcement or pendency of the transactions contemplated by the Asset Purchase Agreement;

•	any failure by Ikanos to meet any internal projections or analyst estimates (but not the underlying reasons for the failure to meet any internal projections or analyst estimates); and

•	any action taken by Ikanos at the written request of the Tallwood Investors or that the Tallwood Investors consent to in writing.

The representations and warranties of Ikanos in the Securities Purchase Agreement will survive until the first anniversary of the closing of the transactions contemplated by the Securities Purchase Agreement. The liability of Ikanos to the Tallwood Investors with respect to breaches of representations and warranties is limited to $2,100,000.

Interim Operations of Ikanos

During the period from the signing of the Securities Purchase Agreement until the earlier of the termination of the Securities Purchase Agreement or the closing, Ikanos agreed to, and agreed to cause its subsidiaries to, carry on their business in the ordinary course in compliance with applicable laws, to pay its debt and taxes when due, to pay or perform other material obligations when due, and use commercially reasonable efforts to (A) preserve intact their material assets, intellectual property rights, present business organizations and maintain satisfactory material business relationships with third parties, including their respective customers, lenders, suppliers, licensors, licensees and distributors, (B) keep available the services of their directors, officers and, in the ordinary course of business consistent with past practice, employees, (C) maintain in effect all of their material permits, and (D) comply in all material respects with all legal requirements, and not to, without the prior written consent of the Tallwood Investors:

•	amend its certificate of incorporation or bylaws or any of its subsidiaries’ organizational documents;

•	adopt a plan or agreement of, or resolve for, complete or partial liquidation, merger, consolidation, dissolution, restructuring, recapitalization or other material reorganization;

•

declare, set aside or pay any dividends on or make any other distributions in respect of, or convertible into or exercisable for, any capital stock, enter into any agreement with respect to the voting of any capital stock of Ikanos or its subsidiaries or split, combine or reclassify any capital stock;

•

purchase, redeem or otherwise acquire, directly or indirectly, any securities of Ikanos or any of its subsidiaries, except (A) in connection with the dissolution or reorganization of a wholly-owned subsidiary of Ikanos in the ordinary course of business, or (B) repurchases at cost of Ikanos Common Stock from Ikanos’ employees upon termination of such employee’s service pursuant to the terms of an applicable contract;

•

issue, sell, deliver, transfer, pledge, dispose of, encumber or subject to any lien, or amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of, or authorize, agree or commit to issue, sell, deliver, transfer, pledge, dispose of, encumber or subject to any lien, or amend the terms of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of Ikanos or any of its subsidiaries, or any securities convertible into or exchangeable for any such securities, except for (A) the issuance and sale of Ikanos Common Stock pursuant to options to purchase Ikanos Common Stock outstanding prior to the date of the Securities Purchase Agreement in accordance with the applicable options’ terms in effect on such date, (B) grants of restricted stock units, restricted stock or options to purchase stock to newly hired employees in the ordinary course of business consistent with past practice issued with a per share exercise price that is no less than the then-current market price of a share of Ikanos Common Stock, and (C) issuances of Ikanos Common Stock to participants in Ikanos’ employee stock purchase program pursuant to the terms of the program;

•

acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any person or division of a business or person, whether in whole or in part, or otherwise acquire or agree to acquire any material assets outside the ordinary course of business consistent with past practice;

•

sell, lease, license, encumber, subject to any lien (other than certain permitted liens), or otherwise dispose of any properties or assets of Ikanos or any of its subsidiaries except (A) the sale, lease or disposition of immaterial property or assets of Ikanos or any of its subsidiaries, or (B) the sale and distribution (directly and indirectly) of products and services in the ordinary course of business consistent with past practice;

•

make any loans, advances or capital contributions to, or investments in, any other person, other than: (A) loans or investments by it or a wholly-owned subsidiary of it to or in it or any wholly-owned subsidiary of it or (B) employee loans or advances made in the ordinary course of business;

•

incur, assume or amend the terms of, any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Ikanos or any of its subsidiaries, guarantee any debt securities of another person or entity, enter into any “keep well” or other agreement to maintain any financial statement condition of any other person or entity (other than any wholly-owned subsidiary of it), other than in connection with the financing of ordinary course trade payables consistent with past practice;

•

take any action to waive any material benefits of, or agree to modify in any respect materially adverse to Ikanos, or fail to enforce any standstill or similar contract, or waive any standstill or similar contracts, in each case to which Ikanos or any of its subsidiaries is a party;

•	amend, modify or terminate the Asset Purchase Agreement or waive any condition to closing in the Asset Purchase Agreement; or

•	authorize, agree or commit to do any of the foregoing.

No Solicitation

The Securities Purchase Agreement precludes Ikanos and its subsidiaries from authorizing or knowingly permitting any of their respective directors, officers, or other employees, controlled affiliates, or any investment banker, attorney, or other agent or representative to:

•	solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal (defined below);

•

furnish to any person or entity (other than the Tallwood Investors or any designees of the Tallwood Investors) any non-public information relating to Ikanos or any of its subsidiaries, or afford access to the business, properties, assets, books, records or personnel of Ikanos or any of its subsidiaries to any person (other than the Tallwood Investors or any designees of the Tallwood Investors), in any such case with the intention of permitting the making, submission or announcement of, or to encourage, facilitate or assist, an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal;

•	approve, endorse or recommend an Acquisition Proposal;

•

approve any transaction under, or any person or entity other than the Tallwood Investors becoming an “interested stockholder” under, Section 203 of the General Corporation Law of the State of Delaware; or

•	enter into any letter of intent, memorandum of understanding or other contract contemplating or otherwise relating to a transaction in respect of an Acquisition Proposal.

Notwithstanding the foregoing, prior to the receipt of the stockholder approval of the issuance of the Securities to the Tallwood Investors and approval of the Certificate of Amendment, Ikanos’ Board of Directors may, directly or indirectly through agents or other representatives:

•

participate or engage in discussions or negotiations with any person or entity that has made a bona fide written unsolicited Acquisition Proposal, after the date of the Securities Purchase Agreement (and not withdrawn), that does not result from or out of a breach of Ikanos’ non-solicitation obligations under the Securities Purchase Agreement, and that Ikanos’ Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized standing and Ikanos’ outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); and/or

•

furnish to any such third party that has made after the date of this Agreement (and not withdrawn) a bona fide written unsolicited Acquisition Proposal that does not result from or out of a breach of Ikanos’ non-solicitation obligations under the Securities Purchase Agreement, and that Ikanos’ Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, any non-public information relating to Ikanos or any of its subsidiaries pursuant to a confidentiality agreement, the confidentiality terms of which are no less favorable to Ikanos than those contained in the Confidentiality Agreement between Ikanos and the Tallwood Investors;

provided that (i) Ikanos’ Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to Ikanos’ stockholders under Delaware law, (ii) at least three business days prior to participating or engaging in any such discussions or negotiations with, or furnishing any non-public information to, such third party, Ikanos gives the Tallwood Investors written notice of the identity of such third party and all the material terms of such Acquisition Proposal and of Ikanos’ intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such third party, and (iii) contemporaneously with furnishing any non-public information to such third party, Ikanos furnishes such non-public information to the Tallwood Investors to the extent such information has not been previously furnished by Ikanos to the Tallwood Investors.

Ikanos agreed that it will, and it will cause its subsidiaries to, immediately cease and to cause to be terminated any and all existing activities, discussions or negotiations, if any, with any person or entity conducted prior to the date of the Securities Purchase Agreement with respect to any Acquisition Proposal, and to use commercially reasonable efforts to cause any such third party in possession of non-public material information of Ikanos to return or destroy all such information.

In addition, Ikanos is required to provide the Tallwood Investors written notice if any director or executive officer becomes aware of the receipt by Ikanos of any Acquisition Proposal, any request for information that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to, or which could reasonably be expected to lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person making the Acquisition Proposal, request or inquiry, and the status and material terms of any Acquisition Proposal, request or inquiry.

An “Acquisition Proposal” means any inquiry, indication of interest, offer or proposal (other than an inquiry, indication of interest, offer or proposal by the Tallwood Investors) to engage in any transaction or series of related transactions (other than the transactions contemplated by the Securities Purchase Agreement) involving:

•

the purchase or other acquisition from Ikanos by any person, entity or “group” (as defined in or under Section 13(d) of the Securities Exchange Act of 1934, or the Exchange Act), directly or indirectly, of more than 15% of any class of outstanding voting or equity securities of Ikanos or any of its subsidiaries outstanding as of the consummation of such purchase or other acquisition, or any tender offer (including a self-tender) or exchange offer by any person, entity or “group” that, if consummated in accordance with its terms, would result in such person, entity or “group” beneficially owning more than 15% of any class of outstanding voting or equity securities of Ikanos or any of its subsidiaries outstanding as of the consummation of such tender or exchange offer;

•

a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving Ikanos pursuant to which the stockholders of Ikanos immediately preceding such transaction hold less than 85% of the voting equity interests in the surviving or resulting entity of such transaction;

•

a sale, lease, license (other than licenses in the ordinary course of business), transfer, acquisition or disposition of more than 15% of the consolidated assets of Ikanos and its subsidiaries taken as a whole (measured by any of the lesser of book or fair market value of the assets, consolidated revenue or net income of Ikanos and its subsidiaries taken as a whole);

•	a liquidation, dissolution, extraordinary dividend, corporate reorganization or other winding up of Ikanos and its subsidiaries, taken as a whole; or

•	any other transaction or agreement that would cause the issuance of the Securities pursuant to the Securities Purchase Agreement to be impossible or impractical.

A “Superior Proposal” means any bona fide written unsolicited Acquisition Proposal that did not result from or arise out of a breach of Ikanos’ non-solicitation obligations under the Securities Purchase Agreement with respect to which Ikanos’ Board of Directors will have determined in good faith (after consultation with a financial advisor and its outside legal counsel and after taking into account, among other things, all of the terms and conditions of such transaction) that the transaction contemplated by such Acquisition Proposal would be more favorable to Ikanos’ stockholders (in their capacity as such) than the transaction contemplated by the Securities Purchase Agreement (including any changes to the terms of the Securities Purchase Agreement proposed by the Tallwood Investors in response to such Superior Proposal); provided that for purposes of the definition of “Superior Proposal,” the first bullet above in the definition of “Acquisition Proposal” will be: (A) the purchase or other acquisition from Ikanos by any person, entity or “group”, directly or indirectly, of more than 15% of any class of outstanding voting or equity securities of Ikanos or any of its subsidiaries outstanding as of the consummation of such purchase or other acquisition, or (B) any tender offer (including a self-tender) or exchange offer by any person, entity or “group” that, if consummated in accordance with its terms, would result in such person, entity or “group” beneficially owning more than 15% of any class of outstanding voting or equity securities of Ikanos or any of its subsidiaries outstanding as of the consummation of such tender or exchange offer, in either clause (A) or (B) for aggregate consideration at least equal to or greater than $42,000,000.

Stockholder Meeting

The Securities Purchase Agreement requires Ikanos to hold a stockholders’ meeting to approve the issuance of the Securities to the Tallwood Investors and to approve the Certificate of Amendment as promptly as practicable, except that Ikanos may postpone or adjourn a stockholders’ meeting if:

•	there are insufficient shares of Ikanos Common Stock present or represented by a proxy at the stockholders’ meeting to conduct business at the stockholders’ meeting;

•	Ikanos is required to postpone or adjourn the stockholders’ meeting by applicable law or regulation or request from the SEC or its staff; or

•

Ikanos determines in good faith (after consultation with outside legal counsel and approval of the Tallwood Investors, where such approval will not be unreasonably withheld, delayed or conditioned) that it is necessary or appropriate to postpone or adjourn the stockholders’ meeting in order to give Ikanos’ stockholders sufficient time to evaluate any information or disclosure that Ikanos has sent to Ikanos’ stockholders or otherwise made available to them by issuing a press release, filing materials with the SEC or otherwise.

Ikanos agreed to solicit proxies in favor of the Certificate of Amendment and the issuance of the Securities to the Tallwood Investors. Ikanos agreed to hold the stockholders’ meeting to vote upon the Certificate of Amendment and the issuance of the Securities to the Tallwood Investors whether or not its Board of Directors changes its recommendation to the stockholders to vote in favor of the approval of the issuance of the Securities to the Tallwood Investors, or any Acquisition Proposal having been publicly proposed or announced or otherwise received by Ikanos or its stockholders. Unless the Securities Purchase Agreement is terminated in accordance with its terms, Ikanos will not submit to the vote of its stockholders at a stockholders’ meeting any Acquisition Proposal prior to the vote on the Certificate of Amendment and the issuance of the Securities to the Tallwood Investors pursuant to the Securities Purchase Agreement. No other matter will be considered or voted upon at the stockholders’ meeting without the prior written consent of the Tallwood Investors.

Board Recommendation

Ikanos agreed that its Board of Directors will unanimously recommend approval of the Securities Purchase Agreement and the issuance of the Securities to the Tallwood Investors and agreed that neither Ikanos’ Board of Directors nor any committee of the Board will (i) fail to make, withhold, withdraw, amend or modify in a manner adverse to the Tallwood Investors, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to the Tallwood Investors, such recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for Ikanos Common Stock within ten business days after the commencement of such offer, (iv) make a public statement inconsistent with such recommendation unless Ikanos’ Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to make such public statement would be a breach of its fiduciary duties to Ikanos’ stockholders under Delaware law, or (v) resolve or agree to take any of the foregoing actions.

Notwithstanding the foregoing, at any time prior to the receipt of the stockholder’s approval of the issuance of the Securities to the Tallwood Investors, Ikanos’ Board of Directors may change its recommendation if following receipt of and on account of a Superior Proposal, Ikanos’ Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to change its recommendation would reasonably be expected to be a breach of its fiduciary duties to Ikanos’ stockholders under Delaware law; provided that prior to effecting such change in recommendation, (i) Ikanos’ Board of Directors will give the Tallwood Investors at least four business days advance notice, (ii) Ikanos will attach to such notice the most current version of the proposed agreement relating to such Superior Proposal and the identity of the person or entity making the Superior Proposal, (iii) Ikanos will, and will cause its financial and legal advisors to, during such four-day period (and any extensions of the period if there are material revisions to the proposed competing transaction), negotiate with the Tallwood Investors in good faith to make such adjustments in the terms and conditions of the Securities Purchase Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if the Tallwood Investors, in their discretion, propose to make such adjustments, and (iv) the Tallwood Investors do not make, within such period, an offer that is determined by Ikanos’ Board of Directors in good faith, after consulting with its outside counsel and financial advisor of nationally recognized reputation, to be at least as favorable to the stockholders of Ikanos as such Superior Proposal.

Other Covenants and Agreements

Board of Directors

Ikanos agreed that on the closing date, Ikanos’ Board of Directors will increase from six to seven directors, comprised as follows: (i) Gopal Venkatesh and Elizabeth Fetter will resign from Ikanos’ Board of Directors, (ii) George Pavlov will join Ikanos’ Board of Directors as a Class I director with a term expiring at the annual meeting of stockholders in 2012, Dado Banatao will join Ikanos’ Board of Directors as a Class III director with a term expiring at the annual meeting of stockholders in 2011, and an independent director to be appointed by the Tallwood Investors will join Ikanos’ Board of Directors as a Class II director with a term expiring at the annual meeting of stockholders in 2010, in each case, as the Tallwood Investors’ nominees, and (iii) Frederick Lax will continue as a Class I director with a term expiring at the annual meeting of stockholders in 2012, Michael Gulett and Danial Faizullabhoy will each continue as Class II directors with terms expiring at the annual meeting of stockholders in 2010 and Paul Hansen will continue as a Class III director with a term expiring at the annual meeting of stockholders in 2011.

Commercially Reasonable Efforts Covenant

Ikanos and the Tallwood Investors have agreed to use their commercially reasonable efforts to consummate the transactions contemplated by the Securities Purchase Agreement, including to:

•	cause the conditions to closing to be satisfied;

•	obtain all necessary consents and waivers and make all necessary filings; and

•	execute and deliver additional instruments reasonably necessary to consummate the transactions contemplated by the Securities Purchase Agreement.

Consultation; Notification of Certain Matters

In connection with the continuing operation of the business of Ikanos and its subsidiaries from the date of the Securities Purchase Agreement until the closing of the transactions contemplated by the Securities Purchase Agreement, subject to applicable laws and regulations, Ikanos agreed to consult in good faith on a reasonably regular basis with the Tallwood Investors to report material (individually or in the aggregate) operational developments, the status of relationships with customers and resellers, the status of ongoing operations and other matters reasonably requested by the Tallwood Investors pursuant to procedures reasonably requested by the Tallwood Investors; provided that (i) no such consultation will affect the representations, warranties, covenants, agreements or obligations of the parties or the conditions to the obligations of the parties under the Securities Purchase Agreement, and (ii) nothing will obligate Ikanos to disclose any information that in the good faith opinion of Ikanos could be considered a potential violation of any applicable laws or regulations relating to antitrust matters. Ikanos also agreed to promptly advise the Tallwood Investors orally and in writing of any litigation commenced after the date of the Securities Purchase Agreement against Ikanos or any of its directors by any stockholder of Ikanos relating to the Securities Purchase Agreement or the other agreements related to the Securities Purchase Agreement, the issuance and sale of the Securities and the other transactions contemplated by the Securities Purchase Agreement and agreed to keep the Tallwood Investors reasonably informed regarding any such litigation. Ikanos also agreed to give the Tallwood Investors the opportunity to consult with Ikanos regarding the defense or settlement of any such litigation and agreed to consider Ikanos’ views with respect to such litigation.

Furthermore, each of Ikanos and the Tallwood Investors agreed to promptly notify the other of:

•	any inaccuracy of any representation or warranty contained in the Securities Purchase Agreement that could reasonably be expected to cause certain closing conditions not to be satisfied;

•

any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it in the time and manner described in the Securities Purchase Agreement that would cause certain closing conditions not to be satisfied;

•	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Securities Purchase Agreement;

•

any notice or other communication from any governmental entity in connection with the transactions contemplated by the Securities Purchase Agreement or any of the agreements or documents contemplated by the Securities Purchase Agreement; and

•

any notice or other communication from any party to any material contract to the effect that such party is terminating or otherwise materially adversely modifying its relationship with Ikanos or any of its subsidiaries as a result of the transactions contemplated by the Securities Purchase Agreement or any of the agreements or documents contemplated by the Securities Purchase Agreement.

Other Covenants

Ikanos and the Tallwood Investors have agreed to other covenants relating to, among others, access to information, reservation of securities, use of proceeds to consummate the transactions contemplated by the Asset Purchase Agreement, the Certificate of Designation, the filing of this proxy statement, anti-takeover laws, the making of certain filings with governmental authorities, publicity, and the confidentiality agreement between the parties.

Conditions to Closing

Conditions to Each Party’s Obligation

It is a condition to Ikanos’ and the Tallwood Investors’ obligations to consummate the transactions contemplated by the Securities Purchase Agreement that:

•	Ikanos’ stockholders have approved the Certificate of Amendment and approved the issuance of the Securities to the Tallwood Investors;

•

no governmental entity has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, judgment, or ruling which is in effect and has the effect of preventing or making the issuance of the Securities pursuant to the Securities Purchase Agreement illegal; and

•	each of the conditions to closing of the transactions contemplated by the Asset Purchase Agreement has been satisfied.

Conditions to the Tallwood Investors’ Obligation

It is a condition to the obligation of the Tallwood Investors to consummate the transactions contemplated by the Securities Purchase Agreement that:

•

Ikanos’ representations and warranties were true and correct when made and are true and correct on and as of the closing, except (i) for any failure to be so true and correct that has not and would not have, individually or in the aggregate, an Ikanos Material Adverse Effect; (ii) for changes required or specifically provided for in the Securities Purchase Agreement; and (iii) for those representations which address matters only as of a particular date, which representations were true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that has not had and would not have, individually or in the aggregate, an Ikanos Material Adverse Effect;

•	Ikanos has performed or complied in all material respects with its agreements and covenants required by the Securities Purchase Agreement to be performed or complied with at or prior to the closing;

•

since the date of the Securities Purchase Agreement there has not occurred and is continuing an Ikanos Material Adverse Effect or a “Seller Material Adverse Effect” (defined in the Asset Purchase Agreement and described under “Proposal No. 1–Issuance of Securities to the Tallwood Investors–Certain Agreements Related to the Tallwood Investment–The Asset Purchase Agreement and Related Agreements–Conditions to Closing”);

•

the Tallwood Investors have received a certificate of Ikanos, validly executed for and on behalf of Ikanos and in its name by a duly authorized officer thereof, certifying that the three conditions set forth immediately above have been satisfied;

•

there is no pending suit or litigation (i) challenging or seeking to restrain or prohibit the issuance of the Securities to the Tallwood Investors pursuant to the Securities Purchase Agreement or (ii) with a reasonable likelihood of an adverse judgment and seeking to prohibit or limit in any material respect the Tallwood Investors’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Ikanos or its subsidiaries;

•

Ikanos’ Board of Directors has appointed, effective as of the closing, the Tallwood Investors’ designees, George Pavlov, Dado Banatao and an independent director named by Tallwood Investors, to serve on Ikanos’ Board of Directors. The remaining members of Ikanos’ Board of Directors will be Frederic Lax, Michael Gulett, Danial Faizullabhoy and Paul Hansen. See “Proposal No. 1–Issuance of Securities to the Tallwood Investors–The Securities Purchase Agreement–Other Covenants and Agreements–Board of Directors” above;

•	the Stockholder Agreement is in full force and effect;

•	the Certificate of Amendment and the Certificate of Designation have been filed with the Secretary of State for the State of Delaware;

•

Ikanos has filed with NASDAQ a true and complete Notification Form: Listing of Additional Shares covering the shares of Ikanos Common Stock and the shares of Ikanos Common Stock issuable under the Warrants, and no stop order or suspension of trading has been imposed by NASDAQ or the SEC or any other governmental entity with respect to public trading in Ikanos Common Stock; and

•

the Tallwood Investors have received a certificate of Ikanos, validly executed for and on behalf of Ikanos and in its name by a duly authorized officer thereof, certifying the resolutions (A) duly adopted by Ikanos’ Board of Directors authorizing the execution, delivery and performance of the Securities Purchase Agreement, the other documents contemplated by the Securities Purchase Agreement and the transactions contemplated thereby, including the issuance and sale of the Securities, the filing of the Certificate of Designation, the Certificate of Amendment, and the appointment of the Tallwood Investors’ designees to Ikanos’ Board of Directors, and (B) duly adopted by Ikanos’ stockholders at the special meeting authorizing the issuance and sale of the Securities to the Tallwood Investors and the filing of the Certificate of Amendment.

Conditions to Ikanos’ Obligation

It is a condition to Ikanos’ obligation to consummate the transactions contemplated by the Securities Purchase Agreement that:

•

the Tallwood Investors’ representations and warranties were true and correct when made and are true and correct on and as of the closing, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the transactions contemplated by the Securities Purchase Agreement or the ability of the Tallwood Investors to fully perform their respective covenants and obligations under the Securities Purchase Agreement; (ii) for changes required or specifically provided for in the Securities Purchase Agreement; and (iii) for those representations which address matters only as of a particular date, which representations were true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent or materially delay the transactions contemplated by the Securities Purchase Agreement or the ability of the Tallwood Investors to fully perform their respective covenants and obligations under the Securities Purchase Agreement;

•

the Tallwood Investors have performed or complied in all material respects with their agreements and covenants required by the Securities Purchase Agreement to be performed or complied with at or prior to the closing;

•	Ikanos has received a certificate of the Tallwood Investors certifying that the two conditions set forth immediately above have been satisfied; and

•

there is no pending suit or litigation challenging or seeking to restrain or prohibit the issuance of the Securities to the Tallwood Investors pursuant to the Securities Purchase Agreement or any other of the transactions contemplated by the Securities Purchase Agreement.

Termination

Prior to the closing, the Securities Purchase Agreement may be terminated:

•

by either Ikanos or the Tallwood Investors, if the issuance of the Securities has not been consummated by the Termination Date, as defined below; provided that such termination right will not be available to any party whose action or failure to fulfill any obligation under the Securities Purchase Agreement is a principal cause of or is the principal reason for the failure to satisfy any closing conditions to the issuance of the Securities and such action or failure to act constitutes a material breach; the “Termination Date” is October 15, 2009, or, under certain circumstances, November 15, 2009, provided that this date may be automatically extended under certain circumstances by a number of additional days (up to 15 days) if required in order for Conexant to deliver certain financial statements pursuant to the Asset Purchase Agreement;

•

by either Ikanos or the Tallwood Investors, if consummation of the issuance of the Securities would violate any non-appealable order of any governmental entity having competent jurisdiction or if there has been enacted any law or regulation that makes the consummation of the issuance of the Securities illegal or otherwise prohibited;

•

by either Ikanos or the Tallwood Investors, if the special meeting of the stockholders (including any postponement or adjournments thereof) has been held and completed, the stockholders of Ikanos have taken a final vote on the proposal for the issuance of the Securities pursuant to the Securities Purchase Agreement and the stockholders have failed to approve the issuance of the Securities or the Certificate of Amendment;

•

by Ikanos, in the event that (i) Ikanos is not then in material breach of the Securities Purchase Agreement and (ii) the Tallwood Investors have breached or otherwise violated any of their material covenants, agreements or other obligations under the Securities Purchase Agreement, or any of the representations and warranties of the Tallwood Investors has become inaccurate, in either case, that would give rise to the failure to meet a closing condition and which is not cured within 30 days after written notice thereof is received by the Tallwood Investors or is not capable of being cured by the Termination Date;

•

by the Tallwood Investors, in the event that (i) the Tallwood Investors are not then in material breach of the Securities Purchase Agreement and (ii) Ikanos has breached or otherwise violated any of its material covenants, agreements or other obligations under the Securities Purchase Agreement, or any of the representations and warranties of Ikanos has become inaccurate, in either case, that would give rise to the failure to meet a closing condition and which is not cured within 30 days after written notice thereof is received by Ikanos or is not capable of being cured by the Termination Date;

•

by Ikanos, in the event that (i) at least four business days prior to terminating the Securities Purchase Agreement, Ikanos has notified the Tallwood Investors in writing that Ikanos’ Board of Directors has received a Superior Proposal, and intends to terminate the Securities Purchase Agreement pursuant to this provision and enter into a definitive agreement with respect to such Superior Proposal immediately following the termination of the Securities Purchase Agreement, which notice will include the most current version of such definitive agreement and the identity of the person making such Superior Proposal, and Ikanos has otherwise complied with each of Ikanos’ covenants with respect to non-solicitation and change in the recommendation of its Board of Directors, and (ii) Ikanos pays the Tallwood Investors the termination fee required by the Securities Purchase Agreement;

•	by the Tallwood Investors, in the event that (i) Ikanos’ Board of Directors or any committee of the Board has for any reason effected a change in its recommendation that Ikanos’ stockholders approve the issuance of Securities to the Tallwood Investors and approve the Certificate of Amendment, (ii) Ikanos has entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or contract relating to any Acquisition Proposal, or (iii) a tender or exchange offer for Ikanos Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a person or entity unaffiliated with the Tallwood Investors and, within ten business days after the commencement of such Acquisition Proposal, Ikanos has not issued a public statement reaffirming its recommendation to Ikanos’ stockholders to approve the issuance of Securities pursuant to the Securities Purchase Agreement and recommending that Ikanos’ stockholders reject such Acquisition Proposal and not tender any shares of Ikanos Common Stock into such tender or exchange offer;

•

by either Ikanos or the Tallwood Investors, in the event that the Asset Purchase Agreement has been terminated pursuant to its terms; provided, however, that this right to terminate will not be available to any party whose action or failure to fulfill any obligation under the Securities Purchase Agreement has been a principal cause of or has been the principal reason for any of the conditions to the issuance of the Securities having failed to be satisfied on or before the Termination Date and such action or failure to act constitutes a material breach of the Securities Purchase Agreement, and the failure to consummate the transactions contemplated by the Securities Purchase Agreement was the proximate cause of the termination of the Asset Purchase Agreement; or

•	by mutual written agreement of the Tallwood Investors and Ikanos with the prior written consent of Conexant.

Termination Fees and Expenses

Ikanos will be required to reimburse the Tallwood Investors’ expenses in connection with the Asset Purchase Agreement in an amount no greater than $750,000 if the Securities Purchase Agreement is terminated:

•	by either Ikanos or the Tallwood Investors, if the issuance of the Securities has not been consummated by the Termination Date;

•

by either Ikanos or the Tallwood Investors, if consummation of the issuance of the Securities would violate any non-appealable order of any governmental entity having competent jurisdiction or if there has been enacted any law or regulation that makes the consummation of the issuance of the Securities illegal or otherwise prohibited;

•

by the Tallwood Investors, in the event that (i) the Tallwood Investors are not then in material breach of the Securities Purchase Agreement and (ii) Ikanos has breached or otherwise violated any of its material covenants, agreements or other obligations under the Securities Purchase Agreement, or any of the representations and warranties of Ikanos has become inaccurate, in either case, that would give rise to the failure to meet a closing condition and which is not cured within 30 days after written notice thereof is received by Ikanos or is not capable of being cured by the Termination Date; or

•	by either Ikanos or the Tallwood Investors, in the event that the Asset Purchase Agreement has been terminated pursuant to its terms.

Ikanos will be required to pay the Tallwood Investors a termination fee of $2,000,000 plus reimbursement of expenses incurred by the Tallwood Investors in connection with the Asset Purchase Agreement and the Securities Purchase Agreement of up to $1,750,000 if the Securities Purchase Agreement is terminated:

•

(i) by either Ikanos or the Tallwood Investors because of the failure of Ikanos’ stockholders to approve the issuance of the Securities or approve the Certificate of Amendment at the special meeting (including at any postponement or adjournments thereof); (ii) prior to such termination, a transaction with respect to an Acquisition Proposal has been publicly announced or has become publicly known and not withdrawn; and (iii) within twelve months from such termination of the Securities Purchase Agreement, either a transaction with respect to an Acquisition Proposal is consummated or Ikanos enters into a definitive agreement providing for a transaction with respect to an Acquisition Proposal;

•

by Ikanos, in the event that (i) at least four business days prior to terminating the Securities Purchase Agreement Ikanos has notified the Tallwood Investors in writing that Ikanos’ Board of Directors has received a Superior Proposal, and intends to terminate the Securities Purchase Agreement and enter into a definitive agreement with respect to such Superior Proposal immediately following the termination of the Securities Purchase Agreement, which notice will include the most current version of such definitive agreement and the identity of the person making such Superior Proposal, and Ikanos has otherwise complied with each of Ikanos’ covenants with respect to non-solicitation and change in the recommendation of its Board of Directors; or

•

by the Tallwood Investors, in the event that (i) Ikanos’ Board of Directors or any committee of the Board has for any reason effected a change in its recommendation that Ikanos’ stockholders approve the issuance of Securities to the Tallwood Investors and approve the Certificate of Amendment, (ii) Ikanos has entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or contract relating to any Acquisition Proposal, or (iii) a tender or exchange offer for Ikanos Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a person or entity unaffiliated with the Tallwood Investors and, within ten business days after the commencement of such Acquisition Proposal, Ikanos has not issued a public statement reaffirming its recommendation to Ikanos’ stockholders to approve the issuance of Securities pursuant to the Securities Purchase Agreement and recommending that Ikanos’ stockholders reject such Acquisition Proposal and not tender any shares of Ikanos Common Stock into such tender or exchange offer.

Also, Ikanos will be required to reimburse the Tallwood Investors for up to $1,750,000 in expenses incurred in connection with the Asset Purchase Agreement and the Securities Purchase Agreement if either Ikanos or the Tallwood Investors terminates the Securities Purchase Agreement because of the failure of Ikanos’ stockholders to approve the issuance of the Securities or approve the Certificate of Amendment at the special meeting (including at any postponement or adjournments thereof).

Notwithstanding the foregoing, in no event will Ikanos be required to pay the $2,000,000 termination fee on more than one occasion, nor will Ikanos be required to reimburse the Tallwood Investors for their expenses in an aggregate amount greater than $1,750,000.

Upon the closing of the Securities Purchase Agreement and associated agreements, Ikanos will be responsible for paying Tallwood Investor’s expenses incurred in connection with the Securities Purchase Agreement as well as the Tallwood Investor’s expenses related to the Conexant transaction.

The Warrants

The following is a summary of selected provisions of the Warrants which Ikanos will enter into in connection with the transactions contemplated by the Securities Purchase Agreement. While Ikanos believes this summary covers the material terms of the Warrant, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the form of Warrant, a copy of which is attached as Annex IV. You should read the form of Warrant because it is the legal document that will govern the matters described in this section and it will give you a more complete understanding.

Upon the completion of the transactions contemplated by the Securities Purchase Agreement, Ikanos will enter into warrant agreements with the Tallwood Investors pursuant to which Ikanos will issue to the Tallwood Investors warrants to purchase up to 7,800,000 shares of Ikanos Common Stock at an exercise price of $1.75 per share.

The Warrants are exercisable beginning on the date the Warrants are issued until 5:30 p.m., Pacific time, on the date that is five years from the date the Warrants are issued.

Certain Agreements Related to the Tallwood Investment

The following is a summary of selected provisions of the Certificate of Designation, the Stockholder Agreement, the Voting Agreements and the Asset Purchase Agreement which Ikanos has entered into in connection with the transactions contemplated by the Securities Purchase Agreement. While Ikanos believes this summary covers the material terms of these documents, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Certificate of Designation, the Stockholder Agreement, the form of Voting Agreement and the Asset Purchase Agreement, copies of which are attached as Annexes II, III, V and VI, respectively. You should read those documents because they are the legal documents that will govern the matters described in this section and they will give you a more complete understanding.

Certificate of Designation

In connection with the transactions contemplated by the Securities Purchase Agreement, Ikanos’ Board of Directors is designating a new class of preferred stock called the Series A Preferred Stock, one share of which will be issued to Tallwood III Partners, L.P. We refer to this share of Series A Preferred Stock as the Voting Share. The terms of the Voting Share are set forth in the Certificate of Designation which Ikanos will file with the Secretary of State of the State of Delaware before the closing of the transactions contemplated by the Securities Purchase Agreement.

The following is a summary of selected provisions of the Certificate of Designation. The description of the Certificate of Designation in this proxy statement has been included to provide you with information regarding the terms of the Voting Share. While we believe this description covers the material terms of the Certificate of Designation, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Certificate of Designation, which is attached as Annex II to this proxy statement and is incorporated by reference into this proxy statement. We urge you to read the entire Certificate of Designation carefully.

Number, Series and Rank

In connection with the transactions contemplated by the Securities Purchase Agreement, Ikanos will authorize and issue the Voting Share, which is one share of Series A Preferred Stock, par value $0.001 per share, to Tallwood III Partners, L.P. The Voting Share will rank senior to Ikanos Common Stock with respect to rights upon liquidation, dissolution or winding up of Ikanos.

Dividends

No dividends are payable in respect of any shares of Series A Preferred Stock, including the Voting Share.

Liquidation Preference

Upon the liquidation, dissolution or winding up of Ikanos, the holder of the Voting Share will be entitled to receive, before any payment is made to holders of Ikanos Common Stock or any other class of stock ranking junior to the Series A Preferred Stock upon liquidation, the amount of $1.00.

Voting Rights

The one Voting Share held by Tallwood III Partners, L.P. will have the following voting rights and powers:

•

so long as to the Tallwood Investors beneficially own, in the aggregate, at least 35% of the outstanding shares of Ikanos Common Stock, the number of directors comprising Ikanos’ Board of Directors will be seven;

•

the one Voting Share, voting as a separate class at each meeting at which the election of directors occurs or at each election of directors by written consent, will have the following rights with respect to the election of members to Ikanos’ Board of Directors:

•

during the period the Tallwood Investors beneficially own, in the aggregate, at least 35% of the outstanding shares of Ikanos Common Stock, the one share of Series A Preferred Stock will have the right to nominate and elect three directors (consisting of one director to each of the three current classes of directors) to Ikanos’ Board of Directors, or the Series A Directors; and

•

following the period the Tallwood Investors beneficially own, in the aggregate, at least 35% of the outstanding shares of Ikanos Common Stock, the holder of the share of Series A Preferred Stock will have the right to nominate and elect the number of directors equal to the product of: (i) the percentage of outstanding Ikanos Common Stock beneficially owned by the Tallwood Investors, by (ii) the number of directors then authorized on Ikanos’ Board of Directors, rounded to the nearest whole number;

•	the affirmative vote of the holder of the Voting Share, voting as a separate class, will be necessary for authorizing, approving, effecting or validating:

•

the amendment, alteration or repeal of any provision of Ikanos’ certificate of incorporation or bylaws that would adversely affect or cause to be terminated the powers, designations, preferences or other rights of the Series A Preferred Stock, other than in connection with a merger with a person or entity that is not an affiliate of Ikanos or the Tallwood Investors that results in a change of control of Ikanos; or

•	any amendment to the Ikanos bylaws that would increase the number of directors on Ikanos’ Board of Directors; and

•

if Ikanos’ Board of Directors is to vote to fill any vacancies on Ikanos’ Board of Directors resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the directors elected by holder of the Voting Share, then the holder of the Voting Share will have the sole right to nominate candidates for consideration by Ikanos’ Board of Directors to fill such vacancies.

If Ikanos’ Board of Directors is to vote to fill any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the directors nominated by the non-Series A Directors, then the non-Series A Directors will have the right to nominate candidates for consideration by Ikanos’ Board of Directors to fill such vacancies.

The Tallwood Investors will notify Ikanos of any event that results in a reduction in the number of shares of Ikanos Common Stock that they own, if such reduction would cause the holder of the share Series A Preferred Stock to be entitled to elect fewer directors than it was entitled to elect prior to such reduction. In the event that the number of directors that the holder of the Voting Share is entitled to nominate and elect to Ikanos’ Board of Directors is reduced, such holder will promptly cause one or more of the Series A Directors to immediately resign, such that the number of remaining Series A Directors serving on Ikanos’ Board of Directors will equal the number of directors such holder is then entitled to elect to Ikanos’ Board of Directors.

Under the Certificate of Designation, a “change of control” of Ikanos means any of: (a) the purchase or other acquisition by any person, entity or “group,” directly or indirectly, in one transaction or a series of related transactions, of Ikanos Common Stock that, immediately following consummation of the transaction(s), when combined with any other Ikanos Common Stock beneficially owned by such person, entity or “group,” represent more than 50% of the Ikanos Common Stock then outstanding; (b) the consummation of any tender offer or exchange offer by any person, entity or “group” that results in such person, entity or “group” beneficially owning, when combined with any other Ikanos Common Stock beneficially owned by such person, entity or “group,” more than 50% of the Ikanos Common Stock outstanding immediately following the consummation of such tender or exchange offer; or (c) the consummation of a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving Ikanos pursuant to which the stockholders of Ikanos immediately preceding such transaction hold less than 50% of the voting equity interests in the surviving or resulting entity of such transaction.

Redemption

The Voting Share can be redeemed, at Ikanos’ option, for an amount equal to $1.00, if, at any time (a) the Tallwood Investors collectively do not own, in the aggregate, shares of Ikanos Common Stock sufficient to nominate at least one director to Ikanos’ Board of Directors; or (ii) any time following a change of control of Ikanos (other than a change of control in which Tallwood or any of its affiliates is a party).

Conversion

If, for any reason, Ikanos is unable to redeem the Voting Share following one of the events triggering redemption described above, then following written notice by Ikanos, the Voting Share will be automatically converted into one share of Ikanos Common Stock.

Amendment

Any amendment to the Certificate of Designation to increase the powers, designations, preferences or other rights of the Series A Preferred Stock will require the approval of both the directors elected by the holder of the Voting Share and a majority of the other independent directors on Ikanos’ Board of Directors.

Stockholder Agreement

In connection with the transactions contemplated by the Securities Purchase Agreement, Ikanos and the Tallwood Investors have entered into the Stockholder Agreement, which, among other things, contains certain governance arrangements and various provisions relating to board composition, stock ownership, transfers by the Tallwood Investors and their affiliates, voting and other matters.

The following is a summary of selected provisions of the Stockholder Agreement. The description of the Stockholder Agreement in this proxy statement has been included to provide you with information regarding its terms. While Ikanos believes this description covers the material terms of the Stockholder Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Stockholder Agreement, which is attached as Annex III to this proxy statement and is incorporated by reference in this proxy statement. We urge you to read the entire Stockholder Agreement carefully.

Board of Directors

Immediately following the closing of the issuance of the Securities to the Tallwood Investors pursuant to the Securities Purchase Agreement, (i) George Pavlov will join Ikanos’ Board of Directors as a Class I director with a term expiring at the annual meeting of stockholders in 2012, Dado Banatao will join Ikanos’ Board of Directors as a Class III director with a term expiring at the annual meeting of stockholders in 2011, and an independent director named by the Tallwood Investors will join Ikanos’ Board of Directors as a Class II director with a term expiring at the annual meeting of stockholders in 2010, in each case, as the Tallwood Investors’ nominees, and (ii) Frederick Lax will continue as a Class I director with a term expiring at the annual meeting of stockholders in 2012, Michael Gulett and Danial Faizullabhoy will each continue as Class II directors with a term expiring at the annual meeting of stockholders in 2010 and Paul Hansen will continue as a Class III director with a term expiring at the annual meeting of stockholders in 2011.

Voting

So long as the Tallwood Investors or any of their respective affiliates own the Voting Share, the Tallwood Investors will vote all of the voting securities beneficially owned by them in the same proportion as the votes cast by all other Ikanos’ stockholders for any proposal related to the election or removal of any director nominees (for directorships other than the director seats to be designated by the Tallwood Investors) nominated by the non-Tallwood Investors designated board members.

Until the third anniversary of the closing of the issuance of the Securities to the Tallwood Investors, the Tallwood Investors agree to vote all of their shares in excess of the shares constituting 35% of the outstanding Common Stock of Ikanos in the same proportion as the votes cast by all other Ikanos stockholders for all proposals to be voted on by Ikanos stockholders.

The Tallwood Investors will grant an irrevocable proxy to the independent directors who are not designated by the Tallwood Investors to vote on all matters requiring a separate class vote of the Series A Preferred Stock under applicable law, other than with respect to (i) the election, removal or appointment of the directors to be designated by the Tallwood Investors, (ii) the amendment, alteration or repeal of any provision of Ikanos’ organizational documents that would adversely affect or cause to be terminated the powers, designations, preferences or other rights of the Series A Preferred Stock, other than in connection with a merger with an entity that is not an affiliate of Ikanos or the Tallwood Investors that results in a change in control of Ikanos, or (iii) an amendment to the bylaws of Ikanos that would increase the number of directors on Ikanos’ Board of Directors (which increase will also require the approval of the directors not designated by the Tallwood Investors).

Transfer Restrictions

The Voting Share, the Ikanos Common Stock and the securities convertible into or exercisable for Ikanos Common Stock held by the Tallwood Investors are subject to certain restrictions on transfer as set forth in the Stockholder Agreement.

In particular, the Tallwood Investors may not, without prior approval of the members of Ikanos’ Board of Directors not designated by the Tallwood Investors, in a block trade or similar arrangement:

•

transfer any Ikanos Common Stock or securities convertible into or exercisable for Ikanos Common Stock to any person, entity or “group” that, after consummation of the transfer, would, to the Tallwood Investors’ knowledge, have beneficial ownership of voting securities of Ikanos representing in the aggregate more than 15% of the voting securities of Ikanos;

•

transfer any Ikanos Common Stock or securities convertible into or exercisable for Ikanos Common Stock representing in the aggregate 15% or more of the outstanding voting securities of Ikanos to a single purchaser or “group”; or

•

knowingly transfer any Ikanos Common Stock or securities convertible into or exercisable for Ikanos Common Stock to a person, entity or “group” that is a competitor of Ikanos or an affiliate of such competitor.

The Tallwood Investors are also not permitted to transfer the Voting Share to anyone other than one of their affiliates who agrees to be bound by the terms and conditions of the Stockholder Agreement applicable to the Tallwood Investors.

Also, the Tallwood Investors are not permitted, without the prior approval of the members of Ikanos’ Board of Directors not designated by the Tallwood Investors, to transfer any Ikanos Common Stock or securities convertible into or exercisable for Ikanos Common Stock representing, in the aggregate, 35% or more of the outstanding voting securities of Ikanos to any person, entity or “group” in one transaction or a series of related transactions other than pursuant to a change of control transaction in which all holders of the voting securities of

Ikanos have the opportunity to receive the same consideration per share of Ikanos Common Stock as that received by the Tallwood Investors in such transaction.

Notwithstanding the foregoing, the Tallwood Investors may, subject to certain restrictions, transfer the Ikanos Common Stock and the securities convertible into or exercisable for Ikanos Common Stock held by them to their respective affiliates and respective general or limited partners.

Under the Stockholder Agreement, a “Change of Control” means any of: (a) the purchase or other acquisition by any person, entity or “group,” directly or indirectly, in one transaction or a series of related transactions, of voting securities of Ikanos that, immediately following consummation of such transaction(s), when combined with any other voting securities of Ikanos beneficially owned by such person, entity or “group,” represent more than 50% of the voting securities of Ikanos then outstanding (excluding for such purposes the shares of Ikanos Common Stock issuable under the Warrants, to the extent such Warrants are unexercised at the time of consummation); (b) the consummation of any tender offer or exchange offer by any person, entity or “group” that results in such person, entity or “group” beneficially owning, when combined with any other voting securities of Ikanos beneficially owned by such person, entity or “group,” more than 50% of the voting securities of Ikanos outstanding immediately following the consummation of such tender or exchange offer (excluding for such purposes the shares of Ikanos Common Stock issuable under the Warrants, to the extent such Warrants are unexercised at the time of consummation); or (c) the consummation of a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving Ikanos pursuant to which the stockholders of Ikanos immediately preceding such transaction hold less than 50% of the voting equity interests in the surviving or resulting entity of such transaction.

Standstill Obligations of the Tallwood Investors

During the period commencing from the closing of the transactions contemplated by the Securities Purchase Agreement until the two year anniversary of the closing, the Tallwood Investors are not permitted, directly or indirectly, without the written consent of the members of Ikanos’ Board of Directors not designated by the Tallwood Investors, to:

•

acquire or agree to acquire beneficial ownership of additional voting securities or securities convertible into voting securities of Ikanos, except upon exercise of their preemptive rights described below or upon the exercise of the Warrants;

•

(a) make or participate in any solicitation or proxies to vote voting securities of Ikanos for a change in Ikanos’ Board of Directors or a change of control of Ikanos, or (b) deposit any voting securities of Ikanos into a voting trust or similar arrangement;

•	make any public announcement of a proposal or offer with respect to a tender offer, merger, consolidation or business combination involving the Tallwood Investors and Ikanos;

•

join, form or in any way participate in a “group” with respect to the voting securities of Ikanos with respect to plans or proposals set forth in clauses (a) through (i) of Item 4 of Schedule 13D under the Exchange Act;

•	effect or seek any recapitalization, reclassification, liquidation or dissolution or other extraordinary transaction that would have the effect of any of the matters described above;

•	publicly disclose any intention, plan or arrangement by the Tallwood Investors inconsistent with the restrictions set forth above; or

•

take any action with the intent of causing, or with the knowledge that it would cause, Ikanos under applicable laws or the rules of the principal exchange on which Ikanos’ Common Stock is then listed or traded to make a public announcement regarding the matters described above.

The standstill restrictions set forth above, however, will terminate upon the occurrence of a “Significant Event,” being any of: (a) the public announcement of the entry into a definitive agreement or agreement in principle providing for the purchase or other acquisition by any person, entity or “group,” directly or indirectly, in one transaction or a series of related transactions, of voting securities of Ikanos that, immediately following consummation of the transaction(s), when combined with any other voting securities of Ikanos beneficially owned by such person, entity or “group,” would represent more than 50% of the voting securities of Ikanos then outstanding (excluding for such purposes the shares of Ikanos Common Stock issuable under the Warrants, to the extent such Warrants are unexercised at the time of consummation); (b) the commencement of any tender offer or exchange offer by any person, entity or “group” that, if consummated in accordance with its terms, would result in such person, entity or “group” beneficially owning, when combined with any other voting securities of Ikanos beneficially owned by such person, entity or “group,” more than 50% of the voting securities of Ikanos outstanding immediately following the consummation of such tender or exchange offer (excluding for such purposes the shares of Ikanos Common Stock issuable under the Warrants, to the extent such Warrants are unexercised at the time of consummation); or (c) the public announcement of the entry into by Ikanos of a definitive agreement or agreement in principle providing for a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving Ikanos pursuant to which the stockholders of Ikanos immediately preceding such transaction hold less than 50% of the voting equity interests in the surviving or resulting entity of such transaction. However, if the Significant Event is a tender or exchange offer of the type contemplated by clause (b) above and Ikanos files a Schedule 14D-9 recommending that Ikanos’ stockholders reject such tender or exchange offer and such tender or exchange offer does not result in a Change of Control, then the Tallwood Investors will again be subject to the standstill restrictions.

Notwithstanding the foregoing, in the event that Ikanos’ Board of Directors considers any proposal by a party other than the Tallwood Investors likely to lead to a Significant Event, then the Tallwood Investors have the right to make an alternative proposal to Ikanos and, in the event that a third party proposes any transaction that would constitute a Significant Event following which Ikanos would no longer be a public company, the Tallwood Investors will be entitled to discuss or enter into an agreement with such party for a “rollover” of some or all of the Tallwood Investors’ securities of Ikanos or other arrangements with similar effect.

Preemptive Rights

Except to the extent prohibited by law or the rules of the principal securities exchange on which Ikanos Common Stock is then listed or traded, if Ikanos proposes to issue any voting securities, non-voting equity securities or convertible securities following the closing of the issuance of the Securities to the Tallwood Investors, then the Tallwood Investors will have the right to purchase directly from Ikanos such securities up to the Tallwood Investors’ then current ownership percentage of Ikanos at the same purchase price as Ikanos’ proposed issuance to other purchasers.

The foregoing rights do not apply to (i) issuances of securities to officers, employees, directors or consultants of Ikanos who are not affiliates of the Tallwood Investors in connection with such persons’ employment or consulting arrangements with Ikanos or the services of such person as a director; (ii) issuances of securities in connection with a business combination or acquisition involving Ikanos, any joint venture or strategic partnership, or the issuance or guarantee of indebtedness of Ikanos or its subsidiaries; (iii) issuances of securities in connection with any stock split, stock dividend or recapitalization approved by Ikanos’ Board of Directors, or (iv) issuances of securities pursuant to a registered offering under the Securities Act of 1933, as amended.

The Tallwood Investors’ preemptive rights will terminate upon a Change of Control of Ikanos other than a Change of Control in which the Tallwood Investors or their respective affiliates is a party.

Registration Rights

Shelf Registration

Ikanos agreed to provide the Tallwood Investors with shelf registration rights. As soon as practicable, but no later than 180 days after the closing under the Securities Purchase Agreement, Ikanos must file a registration statement covering the resale of the shares of Ikanos Common Stock, the Warrants and the shares of Ikanos Common Stock issuable upon exercise of the Warrants, in an amount at least equal to all such securities or such lesser amount required by the SEC. To the extent not all such Securities are then registered, Ikanos must file additional registration statements covering the remainder of such Securities.

Piggyback Registration

If at any time Ikanos has determined to register any of its equity securities, with certain exceptions, Ikanos will give Tallwood notice of such registration and include in such registration all securities held by the Tallwood Investors, any affiliate of the Tallwood Investors, or any transferee of at least 500,000 shares of registrable securities (if the transfer was otherwise permitted under the Stockholder Agreement), included by such persons in a written request, subject to certain customary cut-backs.

Expenses

Ikanos has agreed to pay all fees and expenses in connection with the registration rights set forth above, but excluding stock transfer taxes or underwriting discounts or selling commissions relating to the shares to be so registered.

Indemnification

Subject to certain qualifications and limitations, Ikanos will indemnify the Tallwood Investors and any other holder of registrable securities and their officers, directors, employees, partners and agents and each underwriter and certain related parties for losses they incur as a result of acts or omissions by Ikanos or its subsidiaries in connection with any such registration.

Termination of the Stockholder Agreement

The Stockholder Agreement will terminate only by written consent of Ikanos and the Tallwood Investors or upon the dissolution or liquidation of Ikanos.

Voting Agreements

On April 21, 2009, the Tallwood Investors and each of Ikanos’ directors and certain executive officers, in their capacities as stockholders of Ikanos, entered into Voting Agreements, a form of which is attached as Annex V to this proxy statement, pursuant to which such directors and officers appointed the Tallwood Investors as proxies and agreed to vote the Ikanos Common Stock held by them (i) in favor of the issuance of the Securities to Ikanos, the Certificate of Amendment and the other transactions contemplated by the Securities Purchase Agreement; (ii) against approval of any (A) Acquisition Proposal or any proposal relating to an Acquisition Proposal or (B) reorganization, recapitalization, liquidation or winding-up of Ikanos or any other extraordinary transaction involving Ikanos, in each case other than pursuant to the transactions contemplated by the Securities Purchase Agreement, and (iii) against approval of any proposal made in opposition to the Securities Purchase Agreement or any of the transactions contemplated by the Securities Purchase Agreement. In addition, such directors and officers agreed not to directly or indirectly transfer the shares of Ikanos Common Stock beneficially owned by them during the term of the Voting Agreement.

Each Voting Agreement terminates on the earlier to occur of the date the Securities Purchase Agreement is validly terminated in accordance with its terms or the closing date under the Securities Purchase Agreement.

As of July 3, 2009, the record date, the directors and executive officers that executed a Voting Agreement held and are entitled to vote, in the aggregate, 132,556 shares of the Ikanos Common Stock, representing 0.4% of the outstanding Ikanos Common Stock entitled to vote at the special meeting.

The Asset Purchase Agreement and Related Agreements

The following is a summary of selected provisions of the Asset Purchase Agreement. The description of the Asset Purchase Agreement in this proxy statement has been included to provide you with information regarding its terms. While Ikanos believes this description covers the material terms of the Asset Purchase Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached as Annex VI to this proxy statement and is incorporated by reference into this proxy statement. We urge you to read the entire Asset Purchase Agreement carefully.

The Asset Purchase Agreement contains representations and warranties made by Ikanos and Conexant as of specific dates. The representations and warranties contained in the Asset Purchase Agreement have been negotiated with the principal purpose of establishing the circumstances in which the parties may have the right not to consummate the transaction contemplated by the Asset Purchase Agreement, or a party may have the right to terminate the Asset Purchase Agreement if the representations and warranties of the other party proves to be untrue due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than establishing matters as facts. Some of these representations and warranties are subject to specified exceptions and qualifications, including exceptions and other information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Asset Purchase Agreement that are not included in this proxy statement. In addition, some of these representations and warranties are qualified as to “materiality” or “Seller Material Adverse Effect.” Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in Ikanos’ or Conexant’s public disclosures. Accordingly, you should not look to such representations and warranties for information about Ikanos or Conexant.

The Asset Purchase

Under the terms of the Asset Purchase Agreement, Ikanos will purchase from Conexant, and Conexant will sell to Ikanos, all of Conexant’s right, title and interest in and to certain assets related to Conexant’s Broadband Access Product Line, including certain intellectual property, inventory, contracts and fixed assets (such assets, as further described in the Asset Purchase Agreement, referred to as the Transferred Assets).

Purchase Price

As consideration for the Transferred Assets, Ikanos has agreed to pay Conexant an amount in cash equal to $54,000,000, or the Asset Purchase Consideration, subject to adjustment in accordance with the Asset Purchase Agreement, and the assumption of certain liabilities related to the Broadband Access Product Line.

Escrow Fund

At the closing of the transactions contemplated by the Asset Purchase Agreement, Ikanos will deposit from the Asset Purchase Consideration the amount of $6,750,000 into an escrow fund, or the Escrow Fund, with U.S. Bank National Association, or the Escrow Agent, pursuant to the terms of an escrow agreement to be entered into between Ikanos, Conexant and the Escrow Agent, which Escrow Fund will be available to Ikanos to satisfy the indemnification obligations of Conexant pursuant to the Asset Purchase Agreement for a period of one year.

Closing

The closing of the purchase and sale of the Transferred Assets will occur on the date that is three business days after the satisfaction or waiver of all closing conditions except for the conditions that, by their terms, are to be satisfied at the closing. See “Proposal No. 1—Issuance of Securities to the Tallwood Investors—Certain Agreements Related to the Tallwood Investment—The Asset Purchase Agreement and Related Agreements—Conditions to Closing.”

Representations and Warranties

The Asset Purchase Agreement contains customary representations and warranties from Conexant relating to a number of matters, including, for example, corporate organization and authorization, intellectual property matters and title to the Transferred Assets.

The Asset Purchase Agreement contains customary representations and warranties from Ikanos relating to a number of matters, including, for example, corporate organization and authorization, non-contravention and consents and sufficiency of funds.

Interim Operations of the Broadband Access Product Line

The Asset Purchase Agreement contains covenants requiring Conexant to operate the Broadband Access Product Line in the ordinary course of its business and not to take certain actions without Ikanos’ consent during the period from the signing of the Asset Purchase Agreement until the earlier of the termination of the Asset Purchase Agreement and the closing.

No Solicitation

The Asset Purchase Agreement contains covenants on Conexant not to, and to cause its affiliates, and its and their respective directors, officers, employees, agents and representatives not to, among other things, solicit any inquiries or enter into discussions relating to the direct or indirect disposition of any material portion of the Broadband Access Product Line.

Employee Matters

Immediately prior to the closing under the Asset Purchase Agreement, Ikanos or one of its affiliates will make offers of employment to certain specified employees of Conexant or one of its affiliates that, if accepted, would provide such specified employees with compensation, benefits and terms of employment (including job title) that are substantially comparable in the aggregate to the compensation, benefits and terms of employment provided by Conexant to such employees prior to the closing under the Asset Purchase Agreement.

Conditions to Closing

Conditions to Ikanos’ Obligation

It is a condition to the obligation of Ikanos to consummate the transactions contemplated by the Asset Purchase Agreement that:

•

Conexant’s representations and warranties were true and correct when made and are true and correct as of the closing, except (i) for representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date, and (ii) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a “Seller Material Adverse Effect,” as described below;

•	Conexant has performed, in all material respects, all obligations required by the Asset Purchase Agreement to be performed by Conexant on or before the closing date;

•	each instrument of transfer required to transfer the tangible personal property included in the Transferred Assets has been executed by Conexant (or its relevant affiliate) and delivered to Ikanos;

•	each ancillary agreement to the Asset Purchase Agreement has been executed on behalf of Conexant (or its relevant affiliate) and delivered to Ikanos;

•

no injunction or other order preventing the consummation of the transactions contemplated by the Asset Purchase Agreement or any ancillary agreement has been issued by any court of competent jurisdiction and remains in effect, and no legal requirement that makes consummation of the transactions contemplated by the Asset Purchase Agreement or any ancillary agreements illegal is in effect;

•

there is no pending suit, action or proceeding (i) challenging or seeking to restrain, limit or prohibit any transaction contemplated by the Asset Purchase Agreement or (ii) brought by a governmental entity seeking to obtain from Ikanos in connection with the transactions contemplated by the Asset Purchase Agreement any material commitments or seeking to prohibit or limit the ownership, operation or control by Ikanos or any of its affiliates of any material portion of the business or assets of Ikanos or any of its affiliates;

•	Conexant has obtained a release of certain liens on the Transferred Assets;

•	Conexant has obtained consents or waivers under certain contracts included in the Transferred Assets;

•	Ikanos has received a certificate to the effect that certain of the conditions set forth above have been satisfied;

•	Ikanos has received a duly executed certificate pursuant to Treasury Regulation Section 1.1445-2(b)(2) that Conexant is not a foreign person;

•

a certain key employee will remain employed on the closing date and will not have given notice of his intention to terminate employment with Conexant and such key employee’s offer letter with Ikanos will remain in full force and effect;

•	since the date of the Asset Purchase Agreement there has not occurred and is continuing a Seller Material Adverse Effect; and

•	Ikanos has received the proceeds from the closing of the transactions contemplated by the Securities Purchase Agreement.

Conditions to Conexant’s Obligation

It is a condition to Conexant’s obligation to consummate the transactions contemplated by the Asset Purchase Agreement that:

•

Ikanos’ representations and warranties were true and correct when made and are true and correct as of the closing, except (i) for representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date, and (ii) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have an Ikanos Material Adverse Effect;

•	Ikanos has performed, in all material respects, all obligations required by the Asset Purchase Agreement to be performed by Ikanos on or before the closing date;

•	Conexant has received the consideration payable to Conexant at the closing pursuant to the Asset Purchase Agreement;

•	Certain instruments of transfer required to effect the transfer of the Transferred Assets have been executed by Ikanos;

•	Each ancillary agreement to the Asset Purchase Agreement shall have been executed on behalf of Ikanos or the relevant affiliate and delivered to Conexant;

•

No injunction or other order preventing the consummation of the transactions contemplated by the Asset Purchase Agreement or any ancillary agreement shall have been issued by any court of competent jurisdiction and remains in effect, and no legal requirement that makes consummation of the transactions contemplated by the Asset Purchase Agreement or any ancillary agreements illegal shall be in effect;

•	Conexant has received a certificate to the effect that certain of the conditions set forth above have been satisfied; and

•	Conexant has received the consent to the assignment of a certain lease.

For purposes of the Asset Purchase Agreement, a “Seller Material Adverse Effect” means any effect that, individually or in the aggregate with any such other effects (regardless of whether or not such effect constitutes a breach of the representations and warranties made by Conexant in the Asset Purchase Agreement), is or is reasonably likely to be materially adverse to the Broadband Access Product Line or the Transferred Assets, provided that in determining whether a Seller Material Adverse Effect has occurred, there will be excluded any effect on the Broadband Access Product Line or the Transferred Assets relating to or arising in connection with:

•

changes in law or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board (provided that such conditions do not have a materially disproportionate impact on the Broadband Access Product Line or the Transferred Assets);

•

the declaration by the U.S. of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism) (provided that such conditions do not have a materially disproportionate impact on the Broadband Access Product Line or the Transferred Assets);

•	general business or economic conditions (provided that such conditions do not have a materially disproportionate impact on the Broadband Access Product Line or the Transferred Assets);

•

conditions generally affecting the industry in which the Broadband Access Product Line operates (provided that such conditions do not have a materially disproportionate impact on the Broadband Access Product Line or the Transferred Assets);

•	the announcement or pendency of the transactions contemplated by the Asset Purchase Agreement or any agreements relating to the Asset Purchase Agreement;

•	the occurrence, announcement or pendency of the transactions contemplated by the Securities Purchase Agreement or any agreements relating to the Securities Purchase Agreement;

•	any failure by Conexant to meet any internal projections or analyst estimates (but not the underlying reasons for the failure to meet any internal projections or analyst estimates); and

•	any action taken by Conexant at the written request of Ikanos or that Ikanos consents to in writing.

Termination

Prior to the closing, the Asset Purchase Agreement may be terminated:

•	by mutual consent of Ikanos and Conexant;

•

by either Ikanos or Conexant, if the closing has not been consummated by the Termination Date as defined below, unless the failure of the closing to take place on or before such date is attributable to a breach by such party of any of its obligations in the Asset Purchase Agreement; the “Termination Date” is October 15, 2009, or, under certain circumstances, November 15, 2009, provided that if Conexant exercises certain extensions contemplated by the Asset Purchase Agreement for delivery of certain financial statements pursuant to the Asset Purchase Agreement to be included in this proxy statement, then such date will be automatically be extended by the number of days of such extension (up to 15 days);

•	by either Ikanos or Conexant, if the Securities Purchase Agreement is terminated;

•

by either Ikanos or Conexant, if a court of competent jurisdiction or other governmental entity has issued a final and non-appealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Asset Purchase Agreement;

•

by Ikanos or Conexant, if a governmental authority requires or imposes amendments to the transactions contemplated by the Asset Purchase Agreement or commitments to be undertaken as a condition to release of such governmental entity’s consent to the transactions contemplated by the Asset Purchase Agreement and Ikanos and Conexant cannot agree on any amendments required to be made to the Asset Purchase Agreement and/or any ancillary agreements within 90 days;

•

by Ikanos, if there has been a material breach of any representation, warranty, covenant or agreement made by Conexant in the Asset Purchase Agreement or if any such representation or warranty has become untrue after the date of the Asset Purchase Agreement such that certain closing conditions to Ikanos’ obligations would not be satisfied, provided that if such breach is capable of being cured by Conexant through the exercise of reasonable efforts, then Ikanos may not terminate the Asset Purchase Agreement prior to the Termination Date unless such breach is not cured within 30 days of notice;

•

by Conexant, if there has been a material breach of any representation, warranty, covenant or agreement made by Ikanos in the Asset Purchase Agreement or if any such representation or warranty has become untrue after the date of the Asset Purchase Agreement such that certain closing conditions to Conexant’s obligations would not be satisfied, provided that if such breach is capable of being cured by Ikanos through the exercise of reasonable efforts, then Conexant may not terminate the Asset Purchase Agreement prior to the Termination Date unless such breach is not cured within 30 days of notice;

•

by Conexant following the receipt of a proposal which the Board of Directors of Conexant determines to be a Superior Proposal to the transactions contemplated by the Asset Purchase Agreement, provided that (i) prior to such termination, Conexant has provided Ikanos a written notice that describes the proposal and the parties to the proposal, (ii) within two business days following the delivery of such notice, Ikanos does not propose adjustments to the terms and conditions of the Asset Purchase Agreement the result of which is that Conexant’s board of directors reasonably determines that such proposal is no longer a Superior Proposal, and (iii) as a condition of such termination by Conexant, Conexant pays to Ikanos $1,500,000 in cash; or

•

by Ikanos, if the Securities Purchase Agreement is validly terminated by the Tallwood Investors as a result of an Ikanos Material Adverse Effect or a Seller Material Adverse Effect (as described in “Proposal No. 1–Issuance of Securities to the Tallwood Investors–The Asset Purchase Agreement and Related Agreements–Conditions to Closing”).

Termination Fees and Expenses

Payable by Ikanos

In the event that the Asset Purchase Agreement is terminated by either Ikanos or Conexant because (i) the closing had not taken place prior to the Termination Date or (ii) the Securities Purchase Agreement is terminated (and at such time the Asset Purchase Agreement is not terminable by Ikanos due to a valid termination of the Securities Purchase Agreement by the Tallwood Investors as a result of a Seller Material Adverse Effect), and at the time of such termination (A) all of the conditions to Ikanos’ obligation to close (other than the condition that Ikanos will have received the proceeds under the Securities Purchase Agreement) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing) and (B) Conexant has caused certain required financial statements to be delivered within the applicable time period set forth in the Asset Purchase Agreement, Ikanos must reimburse Conexant for its expenses in connection with the negotiation and execution of the Asset Purchase Agreement in the agreed-upon amount of $1,500,000; provided that if at the time of such termination both of the conditions (A) and (B) set forth above have been satisfied and Ikanos’ stockholder approval of the issuance of the Securities to the Tallwood Investors and the Certificate of Amendment has not been obtained, the agreed-upon reimbursement amount will be $1,250,000.

Also, in the event that the Asset Purchase Agreement is terminated because the Securities Purchase Agreement is validly terminated by the Tallwood Investors as a result of an Ikanos Material Adverse Effect as contemplated by the Securities Purchase Agreement, Ikanos must reimburse Conexant for its expenses in connection with the negotiation and execution of the Asset Purchase Agreement in the agreed-upon amount of $1,500,000.

Payable by Conexant

In the event that the Asset Purchase Agreement is terminated because the closing does not occur prior to the Termination Date other than as a result of failure of the conditions that certain contractual approvals have been obtained and that the key employee employment agreement remains in effect (and at such time the Asset Purchase Agreement is not terminable by Ikanos due to a valid termination of the Securities Purchase Agreement by the Tallwood Investors as a result of an Ikanos Material Adverse Effect) and at the time of such termination (i) all of the closing conditions to the Securities Purchase Agreement have been satisfied or waived, such that the transactions contemplated by the Securities Purchase Agreement would have closed but for the failure of the closing conditions in the Asset Purchase Agreement to have been satisfied, and (ii) all of the conditions to Conexant’s obligations to close (other than obtaining a consent to assignment of a certain lease) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), Conexant will reimburse Ikanos for its expenses in connection with the negotiation and execution of the Asset Purchase Agreement in the agreed-upon amount of $1,500,000; provided that if at the time of such termination all of the closing conditions of Conexant (other than obtaining the consent to assignment of a certain lease) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), but the condition that Conexant has received releases of certain liens on the Transferred Assets has not been satisfied, the agreed-upon reimbursement amount will be $1,250,000.

Also, in the event that the Asset Purchase Agreement is terminated because the Securities Purchase Agreement is validly terminated by the Tallwood Investors as a result of a Seller Material Adverse Effect, Conexant will reimburse Ikanos for its expenses in connection with the negotiation and execution of the Asset Purchase Agreement in the agreed-upon amount of $1,500,000.

Indemnification

By Conexant

Conexant has agreed to indemnify, defend and hold harmless Ikanos and its affiliates from and against certain losses sustained by such persons arising out of (i) breaches of representations and warranties or covenants by Conexant; (ii) the liabilities of Conexant that were not assumed by Ikanos pursuant to the Asset Purchase Agreement and (iii) certain pre-closing taxes with respect to the Broadband Access Product Line. With certain exceptions, the maximum liability of Conexant for its indemnification obligations arising out of breaches of representations and warranties is $6,750,000.

By Ikanos

Ikanos has agreed to indemnify, defend and hold harmless Conexant and its affiliates from and against certain losses sustained by such persons arising out of (i) breaches of representations and warranties or covenants by Ikanos and (ii) the liabilities of Conexant that were assumed by Ikanos pursuant to the Asset Purchase Agreement.

Related Agreements

In connection with the Asset Purchase Agreement, Ikanos and Conexant (or certain of their subsidiaries and affiliates) will enter into certain ancillary agreements, including an intellectual property license agreement, an escrow agreement and a transition services agreement.

Directors of Ikanos Following the Transactions

Ikanos’ Board of Directors is currently comprised of six directors and divided into three classes, with each class serving a staggered three-year term. Immediately following consummation of the transactions contemplated by the Securities Purchase Agreement, Ikanos’ Board of Directors will continue to be classified into three classes of directors, with each class serving staggered, three-year terms, but (i) Ikanos’ Board of Directors will be increased to seven members, (ii) Gopal Venkatesh and Elizabeth Fetter will resign from Ikanos’ Board of Directors, (iii) George Pavlov will join Ikanos’ Board of Directors as a Class I director with a term expiring at the annual meeting of stockholders in 2012, Dado Banatao will join Ikanos’ Board of Directors as a Class III director with a term expiring at the annual meeting of stockholders in 2011, and an independent director named by the Tallwood Investors will join Ikanos’ Board of Directors as a Class II director with a term expiring at the annual meeting of stockholders in 2010, in each case, as the Tallwood Investors’ nominees, and (iv) Frederick Lax will continue as a Class I director with a term expiring at the annual meeting of stockholders in 2012, Michael Gulett and Danial Faizullabhoy will each continue as a Class II director with a term expiring at the annual meeting of stockholders in 2010 and Paul Hansen will continue as a Class III director with a term expiring at the annual meeting of stockholders in 2011.

The Certificate of Designation and the Stockholder Agreement set forth the rights under which the Tallwood Investors, as the holder of the Voting Share, may elect members to Ikanos’ Board of Directors, as well as procedures by which vacancies will be filled. See “Proposal No. 1—Issuance of Securities to the Tallwood Investors—Certain Agreements Related to the Tallwood Investment—Certificate of Designation” and “Proposal No. 1—Issuance of Securities to the Tallwood Investors—Certain Agreements Related to the Tallwood Investment—Stockholder Agreement.”

Tallwood Investors’ Designees

The following individuals are expected to be the Tallwood Investors’ designees as members of Ikanos’ Board of Directors upon completion of the transactions contemplated by the Securities Purchase Agreement. You are not being asked to vote for the election of directors.

Dado Banatao has been a Managing Partner of Tallwood Venture Capital since June 2000. Prior to forming Tallwood, Mr. Banatao was a venture partner at the Mayfield Fund, a venture capital firm, from January 1998 to May 2000. He co-founded three technology startups: S3 Graphics, Chips & Technologies and Mostron. He also held positions in engineering and general management at National Semiconductor Corporation, Seeq Technologies, Intersil Corporation and Commodore International. Mr. Banatao holds a B.S.E.E. degree, cum laude, from the Mapua Institute of Technology in the Philippines and an M.S. in Electrical Engineering from Stanford University. From February 1995 to June 2009, Mr. Banatao served as Chairman of SiRF Technology Holdings Inc., a public company which was acquired by CSR plc in June 2009. Mr. Banatao serves as Chairman of InPhi Corporation, Quintic Corporation, and Sequoia Communications and is on the boards of directors of Alphion Corporation, Pixim Inc., Redfern Integrated Optics, Inc., T-RAM Semiconductor, Inc., and Wilocity Inc., each a private company.

George Pavlov has been a General Partner of Tallwood Venture Capital since November 2001. Prior to joining Tallwood, Mr. Pavlov was CEO of eTime Capital Inc., an enterprise software and services company, from April 2000 to July 2001. Earlier, he was General Partner and Chief Financial Officer of Mayfield Fund, a venture capital firm, from April 1996 to April 2000. From April 1991 to April 1996, he was the Chief Financial Officer and Managing Director of Blum Capital Partners, a private equity firm and registered investment advisor.

Mr. Pavlov also held several financial and sales management positions at NeXT Computer. Mr. Pavlov holds a B.S. degree in Accounting from Boston College. Mr. Pavlov is currently on the boards of directors of Abound Logic, Inc, Alphion Corporation, Amulaire Thermal Technology, Astute Networks Inc., Audience Inc., Calypto Design Systems, Inc., Crossing Automation Inc., Ozmo, Inc., Quintic Corporation, and SVTC Technologies, each a private company. Additionally, the Tallwood Investors will designate a third independent director to serve as a member of Ikanos’ Board of Directors.

Continuing Directors

The following individuals are currently directors who will continue as members of Ikanos’ Board of Directors after the completion of the transactions contemplated by the Securities Purchase Agreement.

Danial Faizullabhoy has been a director since July 2001. He has been the President and Chief Executive Officer of BroadLogic, a video-processing mixed signal semiconductor design and supply company, since October 2006. From July 1998 to July 2005, Mr. Faizullabhoy was a Managing Director with Walden International, a venture capital firm. From 1986 to 1998, Mr. Faizullabhoy held various positions at Adaptec, including Applications Engineer, Product/Marketing Manager, and Vice President and General Manager of Target and Optical division. Prior to that, Mr. Faizullabhoy was a design engineer at Production Automation. Mr. Faizullabhoy holds a bachelor’s degree in Electrical Engineering from Norwich University and a M.B.A. degree from Santa Clara University. He is currently on the board of directors of Broadlogic, Inc., a private company.

Michael Gulett has been a director since August 2003. He has served as Ikanos’ President and Chief Executive Officer since July 2008. For the past 14 years, Mr. Gulett has been the president, CEO or COO of a number of publicly traded and privately held companies. From March 2006 to October 2007, Mr. Gulett was Chief Executive Officer of TZero Technologies, a semiconductor company. From December 2004 to August 2005, Mr. Gulett served as the interim Chief Executive Officer of Siliquent Technologies, Inc., a semiconductor company, which was acquired by Broadcom Corporation in August 2005. From December 2001 to December 2003, Mr. Gulett was President and Chief Executive Officer of ARC International plc, a technology licensing and embedded software company. Prior to ARC, Mr. Gulett served as President and Chief Operating Officer of Virata Corporation, a leading supplier of DSL processors. Mr. Gulett has also held a range of engineering, operations and business management positions at VLSI Technology, California Devices, NCR Microelectronics and Intel Corporation. Mr. Gulett holds a B.S. degree in Electrical Engineering from the University of Dayton. He is currently on the board of directors of Cellscient, a private company.

Paul Hansen has been a director since July 2004. Since April 2001, Mr. Hansen has worked as an independent consultant. Prior to that, Mr. Hansen served as Executive Vice President and Chief Financial Officer of TIBCO Software, a business integration and process management software company, from July 1998 to April 2001. From 1984 to July 1998, Mr. Hansen held various positions at Adaptec, Inc., including Vice President, Finance, Chief Financial Officer and Assistant Secretary from 1988 to July 1998. Mr. Hansen holds a B.S. degree in Business from the State University of New York Fredonia. He is currently on the board of directors of Presym Corp., a private company.

Frederick Lax has been a director since January 2008. Since 2006, Mr. Lax has worked as a telecommunications executive advisor. From February 2001 to January 2006, Mr. Lax was employed by Tekelec, a developer of next-generation switching and signaling telecommunications and network performance management technology, as well as serving initially as its Chief Operating Officer and subsequently as President and Chief Executive Officer. Prior to his tenure at Tekelec, Mr. Lax held a number of senior positions at Bell Laboratories, AT&T and Lucent Technologies. Mr. Lax holds a B.S. degree in Electrical Engineering from the University of Notre Dame and a Master’s degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Interests of Ikanos’ Executive Officers and Directors in the Transaction

When you consider Ikanos’ Board of Directors’ recommendation to vote in favor of the Proposals, you should be aware that Ikanos’ executive officers and directors may have interests in the transactions contemplated by the Securities Purchase Agreement that may be different from, or in addition to, the interests of other Ikanos’ stockholders. In particular, in connection with the Securities Purchase Agreement and the Stockholder Agreement, it is contemplated that Frederick Lax, Michael Gulett, Danial Faizullabhoy and Paul Hansen will continue as directors of Ikanos’ Board of Directors following the consummation of the transactions contemplated by the Securities Purchase Agreement.

Regulatory Approval

Except for the filing of this proxy statement and compliance with and filings under applicable state securities laws, there are no federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the transactions contemplated by the Securities Purchase Agreement and the Asset Purchase Agreement.

PROPOSAL NO. 2—AMENDMENT TO IKANOS’ CERTIFICATE OF INCORPORATION

Ikanos’ stockholders are also being asked to approve an amendment to our Certificate of Incorporation, or the Certificate of Amendment, to increase our authorized share capital, as needed for us to issue the Securities to the Tallwood Investors pursuant to the Securities Purchase Agreement. The description of the Certificate of Amendment in this proxy statement has been included to provide you with information regarding its terms. We urge you to read the entire Certificate of Amendment carefully, which is attached as Annex VII to this proxy statement.

The Certificate of Amendment amends and replaces in its entirety the first paragraph of Article IV of our Amended Certificate of Incorporation in order to increase the total shares authorized to 100,000,000 shares, consisting of 99,000,000 shares of Ikanos Common Stock, par value $0.001 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.001 per share. The Amended Certificate of Incorporation currently authorizes 51,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.001 per share.

As of June 15, 2009, of the 50,000,000 shares of our Common Stock authorized by our Certificate of Incorporation, 29,489,263 shares were issued and outstanding and 8,320,500 shares were reserved for issuance under our stock incentive plans. As a result, as of June 15, 2009, there were only 12,162,362 authorized shares of our Common Stock available for issuance. We have proposed increasing the authorized number of shares of Common Stock to 99,000,000 shares to permit completion of the issuance of the Securities to the Tallwood Investors and to provide for additional authorized shares of Common Stock to issue in the future. The additional shares may be issued for various purposes without further stockholder approval, except to the extent required by applicable NASDAQ rules. The purposes may include raising capital, providing equity incentives to employees, officers, directors or consultants, establishing strategic relationships with other companies, expanding our business or product lines through the acquisition of other businesses or products, and other corporate purposes.

If the issuance of Securities to the Tallwood Investors is completed, 31,800,000 shares of our Common Stock would be issued to the Tallwood Investors, including shares issued upon exercise of the Warrants. After the proposed increase in the number of authorized shares of our Common Stock to 99,000,000 and the issuance of the Securities, 29,362,362 shares of our Common Stock would be authorized, but unissued and not reserved for issuance.

The proposal to approve the Certificate of Amendment is not conditioned upon the approval of Proposal No. 1. If the proposal to approve the Certificate of Amendment is approved, Ikanos plans to effect the amendment contained in the Certificate of Amendment to increase its authorized capital stock.

Required Stockholder Approval

The affirmative vote of the holders of a majority of the outstanding shares of Ikanos Common Stock is required to approve and adopt the Certificate of Amendment. The approval of Proposal No. 2 is a condition to the issuance of the Securities to the Tallwood Investors pursuant to Proposal No. 1. Therefore, approval of both Proposal No. 1 and Proposal No. 2 is required for Ikanos to issue the Securities to the Tallwood Investors and to consummate the other transactions contemplated by the Securities Purchase Agreement. The proceeds from the issuance of the Securities will be used to fund the purchase of the assets of the Broadband Access Product Line. Therefore, approval of both Proposal No. 1 and Proposal No. 2 is required for Ikanos to complete the acquisition of these assets and to consummate the other transactions contemplated by the Asset Purchase Agreement.

Reasons for the Increase in Authorized Stock and Recommendation of our Board of Directors

Ikanos does not have a sufficient number of authorized shares of Ikanos Common Stock to issue 24,000,000 shares of Ikanos Common Stock and Warrants to purchase 7,800,000 shares of Ikanos Common Stock to the Tallwood Investors under the Securities Purchase Agreement. The approval of the Certificate of Amendment by Ikanos’ stockholders is a condition to Ikanos’ and the Tallwood Investors’ obligation to consummate the transactions contemplated by the Securities Purchase Agreement. Such approval is also required to consummate the transactions contemplated by the Asset Purchase Agreement.

Ikanos’ Board of Directors has unanimously approved the Certificate of Amendment, has concluded that it is advisable, fair to and in the best interest of Ikanos and its stockholders and unanimously recommends that you vote “FOR” the approval of the Certificate of Amendment.

Principal Effects on Outstanding Capital Stock

We are seeking to amend our Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 50,000,000 to 99,000,000 shares, and as a result, the interests of the holders of our Common Stock could be diluted substantially. Any future issuance of additional authorized shares of our Common Stock could dilute future earnings per share, book value per share and voting power of existing stockholders. If Ikanos’ stockholders approve the issuance of the Securities to the Tallwood Investors, the Common Stock and Warrants issued (assuming full exercise of the Warrants) will represent approximately 52% of the outstanding shares of Ikanos Common Stock immediately following the issuance of the Securities to the Tallwood Investors. As a result, the voting interests of Ikanos’ current stockholders will be significantly diluted. For example, a holder of 100,000 shares of Common Stock on June 15, 2009 would have owned 0.339% of the voting power of Ikanos. After the issuance of the Securities (assuming the exercise of all Warrants), such holder would own 0.163% of the total voting power of Ikanos. In addition, the increase to the authorized stock will allow Ikanos to issue 37,682,862 additional shares in the future, which will further dilute the voting interests of Ikanos’ stockholders.

PROPOSAL NO. 3—APPROVAL OF THE

AMENDED AND RESTATED IKANOS 2004 EQUITY INCENTIVE PLAN

Description of the Proposed Amendment and Restatement

We are seeking approval of certain amendments of the 2004 Equity Incentive Plan, referred to as the Plan. In order to ensure that we will continue to have a sufficient number of shares available to provide employees, consultants and directors with equity awards, our board of directors unanimously adopted an amendment and restatement of the Plan, referred to as the Amended Plan, on June 19, 2009, subject to approval by our stockholders. The amendment and restatement will (i) increase the number of shares available for grant by 5,500,000 shares and (ii) allow certain awards granted under the Amended Plan to be fully deducted by Ikanos for federal tax purposes by qualifying the Amended Plan under Section 162(m) of the Internal Revenue Code of 1986. The proposed Amended Plan is described more fully below under the section “Description of the 2004 Equity Incentive Plan.”

Why We Believe You Should Vote For this Proposal

Equity compensation is needed to compete for talent in the semiconductor industry.

The Plan is the sole active plan for providing equity incentive compensation to eligible employees and non-employee directors. Equity compensation is a significant component of our employee compensation program. If we are unable to grant competitive equity awards to employees, we would need to increase other forms of compensation (such as cash) in order to provide a total compensation package that is competitive with our labor market competitors.

As a semiconductor company, attracting top talent is critical to our success.

We operate in very competitive high-technology markets and have embarked on a broad strategy to expand our business. Key to executing this strategy is: (i) building a world-class work force, (ii) developing and reinforcing a culture of solving customer problems, growing the business and delivering excellence in everything we do and (iii) implementing compensation programs that support this culture by directly aligning employee interests with stockholder interests. We believe our practice of granting stock options and other equity awards to employees is essential in helping us meet our mission and has been a strong contributor in securing top talent to drive our business. This is especially the case for us as a semiconductor company, where our single most significant asset is our people. Approval of the Amended Plan will enable us to build upon our mission as we seek to grow the business.

Equity compensation is needed to retain and motivate employees of the Conexant business we are acquiring.

With the acquisition of Conexant’s Broadband Access Product Line, we will add approximately 400 additional employees. None of these employees will hold equity compensation from Ikanos at the time they join the Company. In order to motivate and retain these employees during the integration of the business and going forward, we will need additional shares to grant from the Amended Plan.

Equity compensation is needed to retain and motivate our current employees.

Due to the economic difficulties of the last 12 months, nearly all of our employees’ outstanding stock options were “underwater” (meaning they have an exercise price that exceeds our current stock price), compromising our ability to retain and motivate employees. The execution of our acquisition and integration plan will require the hard work and commitment of all of our employees. We believe the grant of new stock options to our current employees will help retain our employees and motivate them to integrate the acquisition and create value for stockholders.

Equity compensation fosters an ownership culture in which employees think and act like stockholders.

We strongly believe that our equity compensation program fosters an ownership culture in which employees think and act like stockholders. This culture has been integral to our success in the past and will be important to our ability to achieve consistently superior performance in the years ahead. Therefore, we consider approval of the amendments to the Plan vital to Ikanos’ future success.

Dilution from existing equity compensation programs is significantly lower than market norms.

We are asking for 5.5 million additional shares to be added to the Plan. In conjunction with the development of this proposal, we asked Compensia, our compensation consulting firm, to evaluate the reasonableness of this proposed share increase and our overall equity utilization in comparison to similarly-situated semiconductor companies. Compensia utilized a peer group of 20 semiconductor companies with annual revenue between $99 million and $445 million, which we believed would be comparable to our revenues after the close of the contemplated transactions. (See list of the companies below.) We then compared our overhang (i.e., the number of shares subject to outstanding equity awards plus the number of shares available for new awards divided by the number of shares outstanding) after the proposed share increase to the overhang of these peer companies.

After the proposed increase our overhang would be 20.6%, which is below the 25th percentile of our peer group. That is, if the proposal is approved by stockholders, our overhang will still be lower than 75% of the semiconductor companies in this peer group. On this basis, we believe that our request is reasonable, considering that we are essentially creating a new company and providing significant new option grants to motivate the employee base, but still remaining below our competitors in terms of potential dilution and overhang.

At the close of the contemplated transactions, we estimate that our issued overhang (number of outstanding stock awards divided by the number of outstanding shares) will be approximately five percent. This is lower than all peer companies, indicating that our employees will have limited equity compensation at the close of the contemplated transactions and that our equity awards are far below the competitive levels of comparable semiconductor companies.

Peer Group Dilution Statistics (Source: Compensia)

	Issued Overhang	Total Overhang
25th Percentile	15.1%	23.4%
50th Percentile	18.3%	28.8%
75th Percentile	20.7%	36.2%
Ikanos after Conexant transaction excluding this proposal	4.8%	10.3%
Ikanos after Conexant transaction, assuming shareholder approval of this proposal	4.8%	20.6%

Peer Group

Actel	Micrel	Semtech
Applied Micro Circuits	Mindspeed Technologies	Silicon Image
Atheros Communications	Monolithic Power Systems	Trident Microsystems
Emulex	NetLogic Microsystems	Vitesse Semiconductor
Entropic Communications	Oplink Communications	Volterra Semiconductor
Integrated Silicon Solution	Pericom Semiconductor	Zoran
IXYS	Power Integrations

Shareholder approval is required for Ikanos to receive a full federal tax deduction for equity compensation granted under the 2004 Plan.

We are proposing that the Plan be amended to allow us to continue to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards granted under the Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the named executive officers listed in the

Summary Compensation Table. However, certain types of compensation, including “qualified” performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares, performance units and deferred stock units awarded under the Amended Plan to continue to qualify as “performance-based” within the meaning of Section 162(m), the Amended Plan has been drafted to include limitations to the number of shares that may be granted on an annual basis through individual awards, which is necessary to allow the Company to be eligible to receive income tax deductions under Code Section  162(m).

Description of the 2004 Equity Incentive Plan

The Plan was adopted by Ikanos’ Board of Directors on June 24, 2004 and amended and restated on August 3, 2005. A total of 0.2 million shares of Ikanos Common Stock were initially authorized for issuance thereunder, plus any shares returned to the Ikanos 1999 Stock Plan as a result of termination of options or repurchase of shares issued under such plan, and shares added pursuant to automatic, annual increases under the Plan. As of June 15, 2009, approximately 5.5 million shares have been authorized for issuance under the Plan, excluding any shares returned to the Ikanos 1999 Stock Plan.

The following is a summary of the principal features of the Amended Plan and its operation. The summary is qualified in its entirety by reference to the full text of the Amended Plan attached hereto as Annex X.

The Amended Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units (“RSUs”), (v) performance shares and performance units and (vi) deferred stock units. Each of these is referred to individually as an “Award” or collectively as “Awards” and each holder of an Award is referred to as a “participant” or collectively as “participants.” Those eligible for Awards under the Amended Plan include employees and consultants who provide services to Ikanos or its subsidiaries as well as members of Ikanos’ Board of Directors. As of June 15, 2009, approximately 270 of Ikanos’ employees and six directors would be eligible to participate in the Amended Plan. As of June 15, 2009, the market value of the securities underlying the outstanding awards (Ikanos Common Stock) under the Plan was $1.64 per share.

Number of Shares of Common Stock Available Under the 2004 Plan. The maximum aggregate number of shares of Ikanos Common Stock that may be awarded and sold under the Amended Plan is (A) 8.3 million shares (which includes 5.5 million new shares), plus (B) any shares subject to stock options or similar awards granted under the Ikanos 1999 Stock Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Ikanos 1999 Stock Plan that are forfeited to or repurchased by Ikanos (potentially 0.3 million shares as of June 15, 2009), plus (C) an annual increase to be added on the first day of Ikanos’ fiscal year beginning in 2006 equal to the least of 3,000,000 shares, 4.4% of the outstanding shares on such date or an amount determined by Ikanos’ Board of Directors. The shares may be authorized, but unissued, or reacquired Ikanos Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance shares or performance units, is forfeited to or repurchased by Ikanos, the unpurchased shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Amended Plan. Upon exercise of a stock appreciation right settled in shares, only shares actually issued pursuant to the stock appreciation right will cease to be available under the Amended Plan. Shares used to pay the tax and exercise price of an Award will become available for future grant or sale under the Amended Plan. Shares that have actually been issued under the Amended Plan under any Award will not be returned to the Amended Plan and will not become available for future distribution under the Amended Plan; provided, however, that if shares of restricted stock, performance shares or performance units are repurchased by us or are forfeited to Ikanos, such shares will become available for future grant under the Amended Plan. To the extent an Award is paid out in cash rather than stock, such cash payment will not reduce the number of shares available for issuance under the Amended Plan.

If Ikanos declares a dividend or other distribution or engages in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of Ikanos, or other change in the corporate structure of Ikanos affecting its shares, the Administrator (as defined below) will adjust the (i) number and class of shares available for issuance under the Amended Plan, (ii) number, class and price of shares subject to outstanding Awards, and (iii) specified per-person limits on Awards to reflect the change.

Administration of the Amended Plan. Ikanos’ Board of Directors, or its Compensation Committee, or a committee of directors or of other individuals satisfying applicable laws and appointed by Ikanos’ Board of Directors, referred to as the Administrator, will administer the Amended Plan. To make grants to certain of Ikanos’ officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act. To the extent the Administrator determines it desirable to qualify Awards granted under the Amended Plan as “performance-based compensation,” the members of the committee will consist of two or more “outside directors” under Section 162(m) (so that Ikanos may be eligible to receive a federal tax deduction for certain compensation paid under the Amended Plan).

Subject to the terms of the Amended Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, to determine the terms and conditions of Awards, to modify or amend each Award (subject to the restrictions of the Amended Plan), and to interpret the provisions of the Amended Plan and outstanding Awards. The Administrator may implement an exchange program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type, Awards of a different type and/or cash, and/or (ii) the exercise price of an outstanding Award could be reduced.

Automatic Director Grants. The Amended Plan provides for an automatic grant to outside directors of an option to purchase 30,000 shares of Ikanos Common Stock, referred to as the Initial Option, on the date the person first becomes an outside director. Outside directors also will receive an additional option to purchase 12,000 shares of Ikanos Common Stock, or the Annual Option, on the date of each annual meeting of stockholders, provided he or she will have served on Ikanos’ Board of Directors for at least the preceding six months. Each Initial Option will vest and become exercisable as to 25% of the shares subject to the option on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, provided the participant continues to serve as a director through such dates. Each Annual Option will vest and become exercisable as to 1/12th of the shares subject to the option each month following the date of grant, provided the participant continues to serve as a director through such dates.

Options. The Administrator is able to grant nonstatutory stock options and incentive stock options under the Amended Plan. The Administrator determines the number of shares of Ikanos Common Stock subject to each option, although the Amended Plan provides that a participant may not receive options for more than 500,000 shares in any fiscal year, except in connection with his or her initial employment with us, in which case he or she may be granted an option covering up to an additional 1,000,000 shares.

The Administrator determines the exercise price of options granted under the Amended Plan, provided the exercise price of the incentive stock options and nonstatutory stock options that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) must be at least equal to the fair market value of Ikanos Common Stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of Ikanos’ outstanding stock must be at least 110% of the fair market value of Ikanos Common Stock on the grant date.

The term of each option will be stated in the Award agreement. The term of an incentive stock option may not exceed ten years, except that, with respect to any participant who owns more than 10% of the voting power of all classes of Ikanos’ outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with Ikanos, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability, but in no event later than the expiration of the option’s term.

Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares of Ikanos Common Stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. On the date set forth in the Award agreement, all unearned shares of restricted stock will be forfeited to Ikanos. The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 200,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 300,000 shares of restricted stock in connection with his or her initial employment with Ikanos. Participants holding shares of restricted stock may exercise full voting rights with respect to those shares and generally will be entitled to receive all dividends and other distributions paid with respect to those shares, except that dividends or distributions paid in shares will be subject to the same restrictions on transferability and forfeiture as the shares of restricted stock with respect to which they were paid.

Restricted Stock Units. Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes is satisfied. For example, the Administrator may set vesting criteria based on the achievement of specific performance goals. The restricted stock units will vest at a rate determined by the Administrator; provided, however, that after the grant of restricted stock units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such restricted stock units. Upon satisfying the applicable vesting or other criteria, the participant will be entitled to the payout specified in the Award agreement. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. Restricted stock units that are fully paid in cash will not reduce the number of shares available for grant under the Amended Plan. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to Ikanos. The Administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 200,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 300,000 restricted stock units in connection with his or her initial employment with Ikanos.

Stock Appreciation Rights. The Administrator will be able to grant stock appreciation rights, referred to as SARs, which are the rights to receive the appreciation in fair market value of Ikanos Common Stock between the exercise date and the date of grant. Ikanos can pay the appreciation in cash, shares of Ikanos Common Stock, or a combination thereof. The Administrator, subject to the terms of the Amended Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Amended Plan. No participant will be granted SARs covering more than 500,000 shares during any fiscal year, except that a participant may be granted SARs covering up to an additional 1,000,000 shares in connection with his or her initial employment with Ikanos.

After termination of service with Ikanos, a participant will be able to exercise the vested portion of his or her SAR for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her vested SARs for the same period of time as applies to stock options.

Performance Units and Performance Shares. The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares of Ikanos Common Stock, or in a combination thereof. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance units and performance shares will vest as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved; provided, however, that after the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit or performance share. During any fiscal year, no participant will receive more than 200,000 performance shares and no participant will receive performance units having an initial value greater than $1,000,000, except that in connection with his or her initial service with the Company, a participant may be granted performance shares covering up to an additional 300,000 shares and performance units having an initial value up to an additional $1,000,000. Performance units will have an initial value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of our Common Stock on the grant date.

Deferred Stock Units. The Administrator will be able to grant deferred stock units, which are Awards that consist of a restricted stock, restricted stock unit, performance share or performance unit Award that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred stock units are subject to the individual annual limits that apply to each type of Award.

Performance Goals. Awards of restricted stock, restricted stock units, performance shares, performance units, deferred stock units, and other incentives under the Amended Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement including cash position, earnings per share, net income, gross margin, operating cash flow, operating expenses, operating results, revenues, profit after tax, return on assets, return on equity, return on sales, revenue growth, or total stockholder return. The performance goals may differ from participant to participant and from Award to Award, may be used alone or in combination, may be used to measure Ikanos’ performance as a whole or the performance of one of Ikanos’ business units, and may be measured relative to a peer group or index.

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any Award granted subject to performance goals, within the first 25% of the performance period, but in no event more than 90 days following the commencement of any performance period (or such other time as may be required or permitted by Section 162(m)), the Administrator will, in writing: (i) designate one or more participants to whom an Award will be made, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts of such Awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between performance goals and the amounts of such Awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the Administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an Award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards. Awards granted under the Amended Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change of Control. In the event we experience a change of control (including a merger, the acquisition of at least 50% of our total voting stock, the sale or disposition of all or substantially all our assets, and a change in majority composition of our Board of Directors within a two-year period), each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, unless the Administrator provides otherwise, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, and all restricted stock, restricted stock units, performance shares, performance units, and deferred stock units will fully vest at target levels and all other terms and conditions are met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to Awards granted to an outside director that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant, then the participant will fully vest in and have the right to exercise his or her options and/or stock appreciation rights as to all of the shares subject to the Award, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares, performance units, and deferred stock units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

Amendment and Termination of the Incentive Plan. Ikanos’ Board of Directors will have the authority to amend, alter, suspend or terminate the Amended Plan, except that stockholder approval will be required for any amendment to the Amended Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Amended Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and us. The Amended Plan will terminate in June 2014, unless Ikanos’ Board of Directors terminates it earlier.

Number of Awards Granted to Employees, Consultants and Directors

The number of Awards that an employee or consultant may receive under the Amended Plan is in the discretion of the Administrator and therefore cannot be determined in advance. As described above, stock options are granted to non-employee directors pursuant to a formula. The following table sets forth (a) the aggregate number of shares of Ikanos Common Stock subject to options granted under the Plan during the last fiscal year, (b) the average per share exercise price of such options, and (c) the dollar value of such shares based on $1.64 per share, the fair market value on June 15, 2009.

Name of Individual or Group	Number of Shares Granted	Average Per Share Exercise Price	Number of RSUs	Dollar Value of RSUs
				(In thousands)
Michael Gulett, President and Chief Executive Officer	512,000	$2.54	—	—

Cory Sindelar, Chief Financial Officer	—	—	8,800	$14

Chandrashekhar Khandekar, Vice President, Business and Corporate Quality	—	—	7,500	$12

Noah Mesel, Vice President, General Counsel and Secretary	—	—	7,500	$12

Nick Shamlou, Vice President of Worldwide Sales	—	—	9,100	$15

All Named Executive Officers, as a group	637,000	$2.75	32,900	$54

All directors who are not Named Executive Officers, as a group	96,000	$4.09	—	—

All employees who are not Named Executive Officers, as a group	260,000	$3.08	1,038,010	$1,702

As described above, stock options are granted to non-employee directors pursuant to a formula under the Amended Plan. Subject to their continued service, our current non-employee directors who are not executive officers will be eligible to receive the following awards in the upcoming year under the Amended Plan.

Name of Individual or Group	Number of Options to be Granted	Average Per Share Exercise Price
All directors who are not Named Executive Officers, as a group	12,000	$(1)

(1)	The exercise price of each option will be determined on the date of grant.

Equity Compensation Plan Information

The following table provides information as of December 28, 2008 with respect to Ikanos Common Stock that may be issued upon the exercise of equity awards under Ikanos’ Amended and Restated 1999 Stock Option Plan (1999 Plan), the Plan, 2004 Employee Stock Purchase Plan (2004 ESPP), the Doradus Technologies, Inc. 2004 Amended and Restated Stock Option Plan (Doradus Plan) and the stand-alone stock option agreement for Michael A. Ricci (Ricci Plan).

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price per share of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)(2)(3)	3,311,658	$3.98	3,273,386	(4)
Equity compensation plans not approved by security holders (5)	415,904	6.34	70,582	(6)
Total	3,727,562	$4.24	3,343,968

(1)	Includes: (i) shares of Ikanos Common Stock issuable upon the exercise of outstanding option grants (subject to vesting) for 2,293,371 shares and (ii) shares of Ikanos Common Stock issuable upon the vesting of restricted stock units for 1,018,287 shares.
(2)	No further equity awards may be granted under the 1999 Plan, which terminated at the time of Ikanos’ initial public offering in September 2005.
(3)	The Plan provides for an annual increase to the shares authorized under the Plan on the first day of our fiscal year beginning in 2006, equal to the least of (i) 4.4% of Ikanos’ outstanding shares common stock on such date, (ii) 3.0 million shares or (iii) an amount determined by Ikanos’ Board of the Directors.
(4)	Includes 1,012,913 shares available for future issuance under the Plan and 2,260,473 shares available for future issuance under the 2004 ESPP.
(5)	Includes shares of Ikanos Common Stock issuable upon the exercise of outstanding option grants (subject to vesting) for an aggregate of 415,904 shares, comprised of 115,904 shares under the Doradus Plan and 300,000 shares under the Ricci Plan.
(6)	Shares available for future issuance under the Doradus Plan.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Ikanos of Awards granted under the Amended Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Ikanos is subject to tax withholding by Ikanos. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, and Deferred Stock Units. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares, performance units, or deferred stock units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for Us. Ikanos generally will be entitled to a tax deduction in connection with an Award under the 2004 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to Ikanos’ Chief Executive Officer and to “covered employees” within the meaning of Section 162(m). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Ikanos can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Amended Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Amended Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Ikanos to be eligible to receive a federal income tax deduction in connection with such Awards.

Section 409A. Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Amended Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award will recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. Ikanos will also have withholding and reporting requirements with respect to such amounts.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND IKANOS WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE AMENDED PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

For additional information regarding executive and director compensation and the compensation committee, please see the information contained in Annex XI hereto.

Required Stockholder Vote and Recommendation of Our Board of Directors

Approval of the Amended Plan requires the affirmative vote of the holders of a majority of the shares of Ikanos Common Stock that are present in person or by proxy and entitled to vote at the special meeting.

Ikanos’ Board of Directors unanimously recommends that you vote “FOR” the approval of the Amended Plan.

PROPOSAL NO. 4—ADJOURNMENT OF SPECIAL MEETING

Although it is not currently expected, the special meeting may be adjourned to solicit additional proxies if there are not sufficient votes to adopt Proposals No. 1, No. 2 or No. 3. In this proposal, Ikanos is asking you to authorize the holder of any proxy solicited by Ikanos’ Board of Directors to vote in favor of granting authority to the proxy holders to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the other proposals. Ikanos could use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by telephone or via the Internet. Additionally, Ikanos may seek to adjourn the special meeting if a quorum is not present at the special meeting. Any adjournment or postponement of the special meeting will allow Ikanos’ stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Required Stockholder Vote and Recommendation of our Board of Directors

Approval of the proposal to adjourn the special meeting to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Ikanos Common Stock represented in person or by proxy at the special meeting.

Ikanos’ Board of Directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

IKANOS COMMUNICATIONS, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Ikanos Communications, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of Ikanos Communications, Inc. and its subsidiaries at December 28, 2008 and December 30, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 28, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Item 9A. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 11 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” as of January 2, 2006 and changed the manner in which it accounts for stock-based compensation in fiscal 2006.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/    PricewaterhouseCoopers LLP

San Jose, California

March 10, 2009

IKANOS COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 29, 2009	December 28, 2008	December 30, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,301	$27,219	$65,126
Short-term investments	35,037	36,120	18,846
Accounts receivable, net of allowances of $6, $7 and $64, respectively	12,226	12,360	17,081
Inventories	12,176	12,489	13,025
Prepaid expenses and other current assets	1,800	1,744	3,192

Total current assets	85,540	89,932	117,270
Long-term investments	1,034	1,034	7,001
Property and equipment, net	8,243	9,597	13,916
Intangible assets, net	5,194	6,290	6,564
Goodwill	—	—	6,247
Other assets	531	580	2,158

	$100,542	$107,433	$153,156

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,568	$9,237	$12,852
Accrued liabilities	8,249	8,680	15,371

Total current liabilities	15,817	17,917	28,223

Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock; $0.001 par value; 1,000, 1,000 and 5,000 shares authorized, respectively: none issued and outstanding	—	—	—
Common stock: $0.001 par value; 50,000, 50,000 and 100,000 shares authorized, respectively; 29,773 issued and 29,200 outstanding, 29,594 issued and 29,021 outstanding and 29,412 issued and outstanding, respectively	30	29	29
Additional paid-in capital	274,355	272,948	267,662
Accumulated other comprehensive income (loss)	181	292	(118)
Accumulated deficit	(189,841)	(183,753)	(142,640)

Total stockholders’ equity	84,725	89,516	124,933

	$100,542	$107,433	$153,156

The accompanying notes are an integral part of these consolidated financial statements.

IKANOS COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	March 29, 2009	March 30, 2008	December 28, 2008	December 30, 2007	December 31, 2006
	(unaudited)
Revenue	$20,734	$29,697	$106,505	$107,467	$134,685
Cost of revenue(1)	12,254	17,633	61,827	63,264	81,352

Gross margin	8,480	12,064	44,678	44,203	53,333

Operating expenses:
Research and development(2)	8,863	11,663	43,231	51,056	53,733
Selling, general and administrative(3)	5,638	5,870	25,823	27,398	25,082
Operating asset impairments	—	—	12,496	—	—
Restructuring charges	267	—	—	3,661	1,691
Common stock offering expenses	—	—	—	—	954

Total operating expenses	14,768	17,533	81,550	82,115	81,460

Loss from operations	(6,288)	(5,469)	(36,872)	(37,912)	(28,127)
Investment impairment	—	—	(6,166)	—	—
Interest income, net	237	776	2,145	4,942	4,970

Loss before provision for income taxes	(6,051)	(4,693)	(40,893)	(32,970)	(23,157)
Provision for income taxes	37	91	220	294	280

Loss before cumulative effect of change in accounting principle	(6,088)	(4,784)	(41,113)	(33,264)	(23,437)
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	638

Net loss	$(6,088)	$(4,784)	$(41,113)	$(33,264)	$(22,799)

Basic and diluted net loss per share:
Prior to cumulative effect of change in accounting principle, net of tax	$(0.21)	$(0.16)	$(1.41)	$(1.16)	$(0.88)
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	0.02

Net loss per share	$(0.21)	$(0.16)	$(1.41)	$(1.16)	$(0.86)

Weighted average number of shares (basic and diluted)	29,094	29,545	29,084	28,626	26,627

Includes stock-based compensation expense as follows:
(1) Cost of revenue	$80	$119	$305	$271	$267
(2) Research and development	732	1,571	5,258	7,917	4,920
(3) Selling, general and administrative	702	1,125	4,923	5,686	4,471

The accompanying notes are an integral part of these consolidated financial statements.

IKANOS COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

(In thousands)

	Common Stock		Additional Paid in Capital	Warrants	Notes Receivable from Stockholders	Deferred Stock-based Compensation	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Equity	Comprehensive Loss
	Shares	Amount
Balance at January 1, 2006	23,720	$24	$195,398	$914	$(19)	$(5,699)	$(65)	$(86,577)	$103,976
Net loss	—	—	—	—	—	—	—	(22,799)	(22,799)	$(22,799)
Cumulative translation adjustment	—	—	—	—	—	—	80	—	80	80
Unrealized gain on marketable securities	—	—	—	—	—	—	35	—	35	35

Comprehensive loss										$(22,684)

Adoption of SFAS 123(R)	—	—	(4,220)	—	—	4,220	—	—	—
Amortization of deferred stock based compensation	—	—	—	—	—	1,436	—	—	1,436
Stock-based compensation	—	—	8,222	—	—	—	—	—	8,222
Tax benefit from stock options exercised and vested restricted stock	—	—	135	—	—	—	—	—	135
Cumulative effect of change in accounting principle	—	—	(638)	—	—	—	—	—	(638)
Issuance of common stock for public offering	2,500	3	48,535	—	—	—	—	—	48,538
Net issuance of common stock under stock option plans	1,490	1	3,904	—	—	—	—	—	3,905

Balance at December 31, 2006	27,710	28	251,336	914	(19)	(43)	50	(109,376)	142,890
Net loss	—	—	—	—	—	—	—	(33,264)	(33,264)	$(33,264)
Unrealized loss on marketable securities	—	—	—	—	—	—	(168)	—	(168)	(168)

Comprehensive loss										$(33,432)

Repayment of notes receivable from stockholders	—	—	—	—	19	—	—	—	19
Stock-based compensation	—	—	13,831	—	—	43	—	—	13,874
Net issuance of common stock under stock option plans	1,702	1	1,581	—	—	—	—	—	1,582
Cancellation of warrants	—	—	914	(914)	—	—	—	—	—

Balance at December 30, 2007	29,412	$29	$267,662	$—	$—	$—	$(118)	$(142,640)	$124,933

The accompanying notes are an integral part of these consolidated financial statements.

IKANOS COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

(In thousands) (CONTINUED)

	Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Equity	Comprehensive Loss
	Shares	Amount
Balance at December 30, 2007	29,412	$29	$267,662	$(118)	$(142,640)	$124,933
Net loss	—	—	—	—	(41,113)	(41,113)	$(41,113)
Unrealized gain on marketable securities	—	—	—	410	—	410	410

Comprehensive loss							$(40,703)

Stock-based compensation	—	—	10,486	—	—	10,486
Net issuance of common stock under stock option plans	1,182	1	4	—	—	5
Repurchase of common stock & held in treasury	(573)	—	(2,055)	—	—	(2,055)
Repurchase of common stock & retired	(1,000)	(1)	(3,149)	—	—	(3,150)

Balance at December 28, 2008	29,021	$29	$272,948	$292	$(183,753)	$89,516

The accompanying notes are an integral part of these consolidated financial statements.

IKANOS COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended		Year Ended
	March 29, 2009	March 30, 2008	December 28, 2008	December 30, 2007	December 31, 2006
	(unaudited)
Cash flows from operating activities:
Net loss	$(6,088)	$(4,784)	$(41,113)	$(33,264)	$(22,799)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation	1,462	1,561	6,735	7,305	6,302
Stock-based compensation expense	1,514	2,815	10,486	13,874	9,658
Asset impairments	—	—	18,662	1,485	—
Amortization of intangible assets and acquired technology	1,096	1,845	6,154	3,648	8,897
Purchased in-process research and development	—	310	310	—	3,512
Cumulative effect of change in accounting principle	—	—	—	—	(638)
Tax benefit from stock options and restricted stock	—	—	—	—	(135)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	134	2,617	4,721	(1,941)	(4,125)
Inventories	313	4,875	3,387	(224)	1,770
Prepaid expenses and other assets	(7)	(237)	36	(1,604)	(572)
Accounts payable and accrued liabilities	(2,206)	(6,038)	(12,368)	(4,650)	11,046

Net cash provided (used) by operating activities	(3,782)	2,964	(2,990)	(15,371)	12,916

Cash flows from investing activities:
Purchases of property and equipment	(108)	(253)	(1,624)	(4,633)	(12,400)
Purchases of investments	(6,610)	(108,167)	(283,596)	(102,015)	(89,621)
Maturities and sales of investments	7,582	111,155	266,533	136,309	31,335
Acquisitions, net of cash acquired	—	(11,918)	(11,918)	—	(34,925)

Net cash provided (used) by investing activities	864	(9,183)	(30,605)	29,661	(105,611)

Cash flows from financing activities:
Net proceeds from public offerings	—	—	—	—	48,538
Net proceeds from issuances of common stock and exercise of stock options	—	222	893	2,385	3,919
Repurchases of common stock	—	—	(5,205)	—	(48)
Payments of capital leases or notes payable	—	—	—	(897)	(2,532)
Collection of notes receivable from stockholders	—	—	—	19	—

Net cash provided (used) by financing activities	—	222	(4,312)	1,507	50,012

Net increase (decrease) in cash and cash equivalents	(2,918)	(5,997)	(37,907)	15,797	(42,603)
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	—	—	80
Cash and cash equivalents at beginning of period	27,219	65,126	65,126	49,329	91,932

Cash and cash equivalents at end of period	$24,301	$59,129	$27,219	$65,126	$49,329

Supplemental disclosure of cash flow information:
Cash paid for interest expense			$—	$84	$146
Cash paid for income taxes			199	440	534

Supplemental disclosures of non-cash investing and financing activities:
Property and equipment acquired under capital leases			$—	$—	$2,373

The accompanying notes are an integral part of these consolidated financial statements.

IKANOS COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited with respect to March 29, 2009 and

three month periods ended March 29, 2009 and March 30, 2008)

Note 1. Ikanos and Summary of Significant Accounting Policies

The Company

Ikanos Communications, Inc. (Ikanos or the Company) was incorporated in the State of California in April 1999 and reincorporated in the State of Delaware in September 2005. The Company is a provider of silicon and software for interactive triple-play broadband. The Company develops and markets end-to-end products for the last mile and the digital home, which enable carriers to offer enhanced triple play services, including voice, video and data. The Company has developed programmable, scalable chip architectures, which form the foundation for deploying and delivering triple play services. Flexible network processor architecture with wire-speed packet processing capabilities enables high-performance residential gateways for distributing advanced services in the home. These products thus support carriers’ triple play deployment plans to the digital home while keeping their capital and operating expenditures low and have been deployed by carriers in Asia, Europe and North America.

Since its inception, the Company has only been profitable in the third and fourth quarter of 2005. Prior to the third quarter of 2005, the Company incurred significant net losses and has incurred losses in the past thirteen quarters. The Company incurred a net loss of $41.1 million for the year ended December 28, 2008 and had an accumulated deficit of $183.8 million as of December 28, 2008. To achieve consistent profitability, the Company will need to generate and sustain higher revenue, while maintaining cost and expense levels appropriate and necessary for its business.

The Company’s fiscal year ends on the Sunday closest to December 31. The Company’s fiscal quarters end on the Sunday closest to the end of the applicable calendar quarter, except in a 53-week fiscal year, in which case the additional week falls into the fourth quarter of that fiscal year.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared without audit in accordance with the rules and regulations of the Securities and Exchange Commission (the SEC). Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) have been condensed or omitted in accordance with these rules and regulations. The information in this report should be read in conjunction with our audited financial statements and notes thereto included in our Annual Report on Form 10-K filed with the SEC on March 11, 2009.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to state fairly our financial position, results of operations and cash flows for the interim periods presented. The operating results for the three month period ended March 29, 2009 are not necessarily indicative of the results that may be expected for the year ending January 3, 2010 or for any other future period.

As discussed in Note 11, the Company adopted Statement of Financial Accounting Standards No. (SFAS) 123 (revised 2004), Share-Based Payment (SFAS 123(R)), on January 2, 2006, using the modified

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

prospective transition method. Accordingly, the Company’s loss from operations for the years ended 2008, 2007 and 2006 includes approximately $10.5 million, $13.9 million and $9.7 million, respectively, in stock-based employee compensation expense for stock options and its employee stock purchase plan (ESPP).

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions upon which it relies are reasonable based upon information available to it at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenue and expenses during the periods presented. To the extent there are material differences between these estimates and actual results, the Company’s financial statements would have been affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Recent Accounting Pronouncements

In September 2006, Financial Accounting Standards Board (FASB) issued SFAS 157, Fair Value Measurements, which defines fair value, provides a framework for measuring fair value, and expands the disclosures required for fair value measurements. SFAS 157 applies to other accounting pronouncements that require fair value measurements; it does not require any new fair value measurements. The Company was required to apply the provisions of SFAS 157 beginning in 2008. In February 2008, the FASB released a FASB Staff Position (FSP) SFAS 157-2—Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. Beginning in the first quarter of 2009, the Company adopted SFAS 157 for all nonfinancial assets and liabilities. The adoption of SFAS 157 for nonfinancial assets and liabilities did not have a material effect on the Company’s financial statements. See Note 4—Investments and Fair Value Measurements.

In February 2007, the FASB issued SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, which expands the standards under SFAS 157 to provide the one-time election (Fair Value Option) to measure financial instruments and certain other items at fair value and also includes an amendment of SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS 159 became effective for the Company beginning in 2008. The Company currently does not have any instruments eligible for election of the fair value option. Therefore, the adoption of SFAS 159 in the first quarter of fiscal 2008 did not impact the Company’s consolidated financial position, results of operations or cash flows.

In June 2007, the FASB ratified Emerging Issues Task Force (EITF) 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities. This issue provides that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the related services are performed. EITF 07-3 was effective for the Company beginning in 2008. The adoption of this EITF did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree in a business combination. SFAS 141R also establishes principles around how goodwill acquired in a business combination or a gain from a bargain purchase should be recognized and measured, as well as provides guidelines on the disclosure requirements on the nature and financial impact of the business combination. SFAS 141R was effective for the Company beginning in 2009. The adoption of SFAS 141R did not have an effect on the Company’s consolidated statements of financial position, operations or cash flows. However, SFAS 141R will have an effect on any future acquisitions as it prohibits, among other things, the capitalization of certain acquisition related costs as an offset to goodwill and, instead, requires those costs to be expensed as incurred. The nature and magnitude of the specific effects will depend on the nature, terms and size of any future acquisitions that the Company may consummate subsequent to the effective date.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. This statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. SFAS 160 was effective for the Company beginning in 2009. The adoption of SFAS 160 did not have a material effect on the Company’s consolidated statements of financial position, operations or cash flows.

In April 2008, the FASB adopted FASB Staff Position SFAS 142-3, Determination of the Useful Life of Intangible Assets, amending the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets. This FASB Staff Position is effective for intangible assets acquired on or after July 1, 2009. The adoption of SFAS 142-3 is not expected to have a material effect on the Company’s consolidated statements of financial position, operations or cash flows.

In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. The adoption of SFAS 162 did not have a material effect on the Company’s consolidated statements of financial position, operations or cash flows.

In October 2008, the FASB issued FASB Staff Position SFAS 157-3, Determining the Fair Value of a Financial Asset When The Market For That Asset Is Not Active, to clarify the application of the provisions of SFAS 157 in an active market and how an entity would determine fair value in an inactive market. The FASB Staff Position is effective immediately and applies to the Company’s December 28, 2008 financial statements. The application of the provisions of SFAS 157-3 did not materially affect its results of operations or financial condition as of and for the year ended December 28, 2008.

In March 2009, the FASB unanimously voted for the FASB Accounting Standards Codification (the “Codification”) to be effective July 1, 2009. Other than resolving certain minor inconsistencies in current GAAP, the Codification is not supposed to change GAAP, but is intended to make it easier to find and research GAAP

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

applicable to particular transactions or specific accounting issues. The Codification is new structure which takes accounting pronouncements and organizes them by approximately ninety accounting topics. Once approved, the Codification will be the single source of authoritative GAAP. All guidance included in the Codification will be considered authoritative at that time, even guidance that comes from what is currently deemed to be a non-authoritative section of a standard. Once the Codification becomes effective, all non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative.

In April 2009, FASB issued FSP SFAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. FSP SFAS 157-4 provides guidelines for making fair value measurements more consistent with the principles presented in SFAS 157, Fair Value Measurements. The FSP relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms what SFAS 157 states is the objective of fair value measurement—to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The FSP is effective beginning with the Company’s interim reporting period ending on June 28, 2009. The Company is currently evaluating the impact of the implementation of FSP SFAS 157-4 on its consolidated financial position, results of operations and cash flows.

In April 2009, FASB issued FSP SFAS 107-1 and Accounting Principles Board Opinion (APB) 28-1, Interim Disclosures about Fair Value of Financial Instruments. FSP SFAS 107-1 and APB 28-1 enhances consistency in financial reporting by increasing the frequency of fair value disclosures. The FSP relates to fair value disclosures for any financial instruments that are not currently reflected in a company’s balance sheet at fair value. Prior to the effective date of this FSP, fair values for these assets and liabilities have only been disclosed once a year. The FSP will now require these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. The disclosure requirement under this FSP is effective for the Company’s interim reporting period ending on June 28, 2009.

In April 2009, FASB issued FSP SFAS 115-2 and SFAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. FSP SFAS 115-2 and SFAS 124-2 provide additional guidance designed to create greater clarity and consistency in accounting and presenting impairment losses on securities. The FSP is intended to bring greater consistency to the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The FSP also requires increased and more timely disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. The FSP is effective beginning with the Company’s interim reporting period ending on June 28, 2009. The Company is currently evaluating the impact of the implementation of FSP SFAS 115-2 and SFAS 124-2 on its consolidated financial position, results of operations and cash flows.

Summary of Significant Accounting Policies

Revenue Recognition

The performance of the Company’s semiconductor products is reliant upon firmware. Accordingly, revenue from the sale of semiconductors is recognized in accordance with EITF 03-05, Application of AICPA Statement of Position 97-2 to non-software deliverables in an arrangement containing more-than-incidental software.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Revenue from sales of semiconductors is recognized upon shipment when persuasive evidence of an arrangement exists, the required firmware is delivered, legal title and risk of ownership has transferred, the price is fixed or determinable and collection of the resulting receivable is probable. In instances where semiconductors are shipped prior to the release of the related production level firmware, revenue is deferred as we have not established vendor-specific objective evidence of fair value for the undelivered firmware. Revenue related to these products is recognized when the firmware is delivered or otherwise made available to the customer.

The Company records reductions to revenue for estimated product returns and pricing adjustments, such as competitive pricing programs and volume purchase incentives, in the same period that the related revenue is recorded. The amount of these reductions is based on historical sales returns, analysis of credit memo data, specific criteria included in volume purchase incentives agreements, and other factors known at the time. Additional reductions to revenue would result if actual product returns or pricing adjustments exceed our estimates or if we settle any claims brought by our customers that are in excess of our standard warranty terms for cash payments.

Cash, Cash Equivalents and Investments

The Company considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash equivalents. Short-term investments consist of highly liquid securities with original maturities in excess of 90 days. Non-liquid investments with original maturities in excess of one year are classified as long term.

The Company accounts for its marketable securities in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, and classifies the marketable securities as available-for-sale at the time of purchase and re-evaluates such designation as of each consolidated balance sheet date. The marketable securities include commercial paper, corporate bond and government securities and auction rate securities. The Company’s marketable securities are reported at fair value with the related unrealized gains and losses included in accumulated other comprehensive income (loss), a component of stockholders’ equity. Realized gains or losses on the sale of marketable securities are determined using the specific-identification method. The Company evaluates it investments periodically for possible other-than-temporary impairment by reviewing factors such as the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer and the Company’s ability and intent to hold the investment for a period of time which may be sufficient for anticipated recovery of market value. The Company records an impairment charge to the extent that the carrying value of our available for sale securities exceeds the estimated fair market value of the securities and the decline in value is determined to be other-than-temporary.

Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including, cash and cash equivalents, accounts receivables, accounts payable and accrued liabilities, approximate fair value due to the relatively short maturity periods.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method and market represents the estimated net realizable value. The Company records inventory write-downs

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

for estimated obsolescence of unmarketable inventory based upon assumptions about future demand and market conditions. Additionally, the Company specifically reduces inventory to the lower of cost or market if pricing trends or forecasts indicate that the carrying value of inventory exceeds its estimated selling price. Once inventory is written down, a new accounting basis is established and accordingly, it is not written back up in future periods.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the term of the lease. Equipment held under capital lease is classified as a capital asset and amortized using the straight-line method over the term of the lease or the estimated useful life, whichever is shorter. All repairs and maintenance costs are expensed as incurred.

The depreciation and amortization periods for property and equipment categories are as follows:

Computer equipment	2 to 3 years
Furniture and fixtures	4 to 7 years
Machinery and equipment	2 to 5 years
Software	2 to 6 years

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Intangible assets resulting from the acquisitions of entities accounted for using the purchase method of accounting are estimated by management based on the fair value of assets received. Identifiable intangible assets are comprised of existing and core technology, patents, order backlog, customer relationships, trademarks and other intangible assets. Identifiable intangible assets that have finite useful lives are being amortized over their useful lives. The Company follows the provisions of SFAS 142, Goodwill and Other Intangible Assets, under which goodwill is not amortized. Rather, goodwill is subject to at least an annual assessment for impairment (more frequently if certain indicators are present) by applying a fair-value based test. In the event that management determines that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the period in which the determination is made. During the third quarter of 2008 the Company performed its annual assessment for impairment and wrote down goodwill and intangibles by $7.4 million and $1.1 million, respectively. See Note 3—Asset Impairments.

Impairment of Long-Lived Assets

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates long-lived assets, other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. During the third quarter of 2008, the Company performed an evaluation of its long-lived assets and recorded an impairment charge of $4.0 million. See Note 3—Asset Impairments.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Software Development Costs

In accordance with SFAS 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, software development costs are capitalized beginning when technological feasibility has been established and ending when a product is available for general release to customers. To date, the period between achieving technological feasibility and the issuing of such software has been short and software development costs qualifying for capitalization have been insignificant.

Research and Development

Research and development costs consist primarily of compensation and related costs for personnel as well as costs related to materials, supplies and equipment depreciation. All research and development costs are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred. To date, advertising costs have been insignificant.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash, cash equivalents, investments and accounts receivable. Cash and cash equivalents are held with a limited number of financial institutions. Deposits held with these financial institutions may exceed the amount of insurance provided on such deposits. Management believes that the financial institutions that hold the Company’s investments are credit worthy and, accordingly, minimal credit risk exists with respect to those investments. Short-term investments include a diversified portfolio of commercial paper and government agency bonds. Long-term investments are comprised of auction rate securities. All investments are classified as available-for-sale. The Company does not hold or issue financial instruments for trading purposes.

Credit risk with respect to accounts receivable is concentrated due to the number of large orders recorded in any particular reporting period. Three customers represented 43%, 19%, and 11% of accounts receivable at December 28, 2008. Three customers represented 28%, 18% and 14% of accounts receivable at December 30, 2007. Three customers represented 47%, 25% and 10% of accounts receivable at December 31, 2006. Four customers accounted for 25%, 23%, 21% and 11% of revenue for the year ended December 28, 2008. Four customers accounted for 29%, 20%, 12% and 11% of revenue for the year ended December 30, 2007. Four customers accounted for 23%, 23%, 22% and 19% of revenue for the year ended December 31, 2006.

Two customers represented 50% and 14% of accounts receivable at March 29, 2009. Three customers accounted for 37%, 23%, and 11% of revenue for the three months ended March 29, 2009. Five customers accounted for 21%, 20%, 19%, 18% and 12% of revenue for the period ended March 30, 2008.

Concentration of Suppliers

The Company subcontracts all of the manufacture, assembly and tests of its products to third-parties located primarily in Asia. As a result of this geographic concentration, a disruption in the manufacturing process resulting from a natural disaster or other unforeseen event could have a material adverse effect on the Company’s

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

financial position and results of operations. Additionally, a small number of sources manufacture, assemble and test the Company’s products, with which the Company has no long-term contracts. Also, each product generally has only one foundry and one assembly and test provider. An inability to obtain these products and services in the amounts needed and on a timely basis or at commercially reasonable prices could results in delays in product introductions, interruptions in product shipments or increases in product costs, which could have a material adverse effect on the Company’s financial position and result of operations.

Concentration of Other Risk

The semiconductor industry is characterized by rapid technological change, competitive pricing pressures and cyclical market patterns. The Company’s results of operations are affected by a wide variety of factors, including general economic conditions; economic conditions specific to the semiconductor industry; demand for the Company’s products; the timely introduction of new products; implementation of new manufacturing technologies; manufacturing capacity; the availability of materials and supplies; competition; the ability to safeguard patents and intellectual property in a rapidly evolving market; and reliance on assembly and wafer fabrication subcontractors and on independent distributors and sales representatives. As a result, the Company may experience substantial period-to-period fluctuations in future periods due to the factors mentioned above or other factors.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. The components of comprehensive loss are as follows (in thousands):

	Three Months Ended
	March 29, 2009	March 30, 2008
	(unaudited)
Net loss	$(6,088)	$(4,784)
Other comprehensive loss–unrealized loss on marketable securities	(111)	(284)

Comprehensive loss	$(6,199)	$(5,068)

Warranty

The Company generally warrants its products against defects in materials and workmanship and non-conformance to its specifications for varying lengths of time, generally one year. If there is a material increase in customer claims compared with historical experience, or if costs of servicing warranty claims are greater than expected, the Company may record additional charges against cost of revenue.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Net Loss Per Share

Under the provisions of SFAS 128, Earnings per Share, basic net loss per share is computed using the weighted-average number of common shares outstanding during the period. The calculation of basic and diluted net loss per common share is as follows (in thousands, except per share amounts):

	Three Months Ended		Year Ended
	March 29, 2009	March 30, 2008	December 28, 2008	December 30, 2007	December 31, 2006
	(unaudited)
Net loss	$(6,088)	$(4,784)	$(41,113)	$(33,264)	$(22,799)

Weighted average shares outstanding	29,094	29,545	29,084	28,626	26,645
Weighted average unvested shares of common stock subject to repurchase	—	—	—	—	(18)

Total shares—basic and diluted	29,094	29,545	29,084	28,626	26,627

Basic and diluted net loss per share	$(0.21)	$(0.16)	$(1.41)	$(1.16)	$(0.86)

The following potential common shares have been excluded from the calculation of diluted net loss per share as their effect would have been anti-dilutive (in thousands):

	Three Months Ended		Year Ended
	March 29, 2009	March 30, 2008	December 28, 2008	December 30, 2007	December 31, 2006
	(unaudited)
Anti-dilutive securities:
Warrants to purchase common stock	—	—	—	—	6
Weighted average restricted stock and restricted stock units	837	1,468	1,479	1,326	361
Weighted average options to purchase common stock	1,826	2,185	2,362	2,943	3,455

	2,663	3,653	3,841	4,269	3,822

Income Taxes

The Company accounts for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. As a result of the implementation of FASB Interpretation No. (FIN) 48, the Company recognizes liabilities for uncertain tax positions based on the two-step process prescribed within the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Note 2. Business Combinations

Centillium DSL Assets

In February 2008, the Company purchased certain DSL technology and related assets from Centillium Communications, Inc. for $11.9 million in cash, including $0.1 million in transaction costs and the assumption of liabilities of $0.2 million. The results of operations from the assets acquired in the Centillium DSL acquisition have been included in the Company’s consolidated statement of operations from the date of the acquisition.

The acquisition was accounted for as a purchase business combination. Under the purchase method of accounting, the total estimated purchase price as shown in the table has been allocated to the net tangible and intangible assets acquired based on their estimated fair values as of the date of the acquisition. Subsequent to the acquisition, certain adjustments were made to the carrying value of certain tangible and intangible assets. Specifically, acquired inventory was reduced in value with a corresponding increase in goodwill and subsequently our goodwill was impaired as described in Note 3—Asset Impairments. The allocation of the purchase price for this acquisition as of the date of closing was as follows (in thousands):

	As of Date of Acquisition	Adjustments	December 28, 2008
Acquired intangible assets:
Existing technology	$3,650	$—	$3,650
Customer relationships	2,660	—	2,660
Order backlog	710	—	710
Goodwill	273	877	1,150
Purchased in-process research and development (IPR&D)	310	—	310

Total acquired intangible assets	7,603	877	8,480
Tangible assets acquired	4,520	(877)	3,643
Assumed liabilities	(205)	—	(205)

	$11,918	$—	$11,918

Tangible assets acquired of $3.6 million consisted primarily of inventory and fixed assets and were assigned a fair value as of the date of acquisition based on the expected selling price and replacement value, respectively. As discussed further below, the identified intangible assets acquired were assigned fair values in accordance with the guidelines established in SFAS 141, Business Combinations, FIN 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method and other relevant guidance. The Company believes that these identified intangible assets have no residual value.

Acquired Intangible Assets

Existing technology: Existing technology comprises products that have reached technological feasibility. The Company valued the existing technology using the income approach and a discounted cash flow (DCF) model, which uses forecasts of future revenue and expense related to the intangible asset. The Company utilized a discount rate of 28% for existing technology and is amortizing the intangible assets on a straight-line basis over its estimated useful life of two years.

Customer Relationships: The customer relationships asset relates to the ability to sell existing and future versions of products to existing customers and has been estimated using the income method. The Company valued customer relationships utilizing a DCF model and a discount rate of 30% and is amortizing this intangible asset on a straight-line basis over its estimated useful life of three years.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Order Backlog: The order backlog asset represents the value of the sales and marketing costs required to establish the order backlog and was valued using the income approach and a DCF model with a discount rate of 26%. The order backlog has an estimated useful life of six months.

Purchased IPR&D: IPR&D of $0.3 million was recorded as research and development expense in accordance with FIN 4. Projects that qualify as IPR&D represent those that have not yet reached technological feasibility and which have no alternative future use. Technological feasibility is established when an enterprise has completed all planning, designing, coding, and testing activities that are necessary to establish that a product can be produced to meet its design specifications including functions, features and technical performance requirements. There was one IPR&D project as of the acquisition date, and it was discontinued as of March 30, 2008. The Company valued the IPR&D using the income approach and a DCF model with a discount rate of 32%.

Pro forma Financial Information (Unaudited)

The following unaudited pro forma financial information presents the combined results of operations of the Company and the stand alone DSL business of Centillium had the acquisition occurred as of the beginning of fiscal 2007, after giving effect to certain adjustments, including amortization of Centillium DSL acquisition-related intangibles. The operating results for the period from January 1, 2008 to February 13, 2008 (date of close) related to the Centillium DSL business were not readily available and were not considered practical to obtain. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the combined businesses constituted a single entity during such period, and is not necessarily indicative of results which may be obtained in the future (in thousands, except per share amounts):

Year Ended December 30, 2007
Pro forma total revenue	$131,467
Pro forma net loss	$(39,464)
Pro forma net loss per share—basic and diluted	$(1.38)
Pro forma weighted average basic and diluted shares	28,626

NPA Acquisition

In February 2006, the Company completed the network processor productline from Analog Devices, Inc. (ADI), referred to as the NPA acquisition, for $32.7 million in cash, including transaction costs of $1.8 million. The acquisition was accounted for as a purchase business combination. The results of operations from the assets acquired in the NPA acquisition have been included in the Company’s consolidated statement of operations from the date of the acquisition.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Under the purchase method of accounting, the total estimated purchase price as shown in the table has been allocated to the net tangible and intangible assets acquired based on their estimated fair values as of the date of the acquisition. Subsequent to the acquisition, certain adjustments were made to the carrying value of certain tangible and intangible assets. The allocation of the purchase price for this acquisition, as of December 31, 2006 is as follows (in thousands):

	As of date of acquisition	Adjustments	December 31, 2006
Amortizable acquired intangible assets:
Existing technology	$4,600	$—	$4,600
Patents/core technology	2,000	—	2,000
Trademarks	1,000	—	1,000
Customer relationships	3,000	—	3,000
Order backlog	1,200	—	1,200
Non-competition agreement	100	—	100
Transition services	1,000	(406)	594
Favorable supply arrangement	5,000	—	5,000

Total acquired intangible assets	17,900	(406)	17,494
Tangible assets acquired	7,475	(811)	6,664
Assumed liabilities	(308)	(230)	(538)
Goodwill	4,741	1,447	6,188
Purchased in-process research and development	2,900	—	2,900

Total purchase price	$32,708	$—	$32,708

The amount of the total purchase price allocated to the tangible assets acquired of $6.7 million was assigned based on the fair values as of the date of acquisition. The identified intangible assets acquired were assigned fair values in accordance with the guidelines established in SFAS 141, FIN 4 and other relevant guidance. The Company believes that these identified intangible assets have no residual value.

Amortizable Acquired Intangible Assets and Goodwill

Existing Technology: The existing technology comprises products that have reached technological feasibility and includes the Eagle and Fusiv products. The Company valued the existing technology utilizing a DCF model, which uses forecasts of future revenue and expense related to the intangible asset. The Company utilized a discount rate of 20% for existing technology and is amortizing the intangible assets on a straight-line basis over their estimated useful life of three to four years.

Patents/Core Technology: The patents/core technology represents a series of awarded patents, filed patent applications, and core architectures that are used in the products and that form a major part of the architecture of both current and planned future releases. The Company valued patents/core technology using the royalty savings method, which represents the benefit of owning this intangible asset rather than paying royalties for its use. The Company utilized a royalty rate of 2% and a discount rate of 26% for the patents/core technology and all of the patent/core assets had been fully amortized as of December 28, 2008.

Trademarks: The trademark assets were determined using the royalty savings method, which represents the benefit of owning an intangible asset rather than paying royalties for its use. The Company utilized a royalty rate

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

of 0.5% and a discount rate of 22% for the trademark and all these assets had been fully amortized by December 28, 2008.

Customer Relationships: The customer relationships asset relates to the ability to sell existing and future versions of products to existing customers and has been estimated using the income method. The Company valued customer relationships utilizing a DCF model and a discount rate of 22% and is amortizing this intangible asset on a straight-line basis over its estimated useful life of five years.

Order Backlog: The order backlog asset represents the value of the sales and marketing costs required to establish the order backlog and was valued using the cost savings approach. The order backlog was fully amortized as of the year ended December 31, 2006 as the orders were delivered and billed.

Non-competition Agreement: The Company valued the non-competition agreement with ADI by estimating the effect on our future revenue and cash flows if a non-compete were not in place, thereby allowing ADI to re-enter the market and compete with us. The Company utilized a discount rate of 22% for the non-compete agreement and has fully amortized this intangible asset as of December 28, 2008.

Transition Services: The transition services asset represents the $1.0 million of transition services that the Company is entitled to receive from ADI with no obligation to pay through August of 2006. As of December 31, 2006, the Company utilized $0.6 million of the transition services, and the remaining $0.4 million of transition services were re-allocated to goodwill.

Favorable Supply Agreement: The favorable supply arrangement represents a $5.0 million credit for future purchases from a supplier which was amortized in proportion to the value of related purchases from that supplier.

Purchased IPR&D: Of the total purchase price, $2.9 million has been allocated to IPR&D, and was recorded as research and development expense for the year ended December 31, 2006, in accordance with FIN 4. The value of IPR&D was determined by considering the importance of each project to our overall development plan, estimating costs to develop the purchased IPR&D into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value based on the percentage of completion of the IPR&D projects. The Company utilized the DCF model to value the IPR&D using discount rates ranging from 28% to 35%, depending on the estimated useful life of the technology. Of the three main IPR&D projects at the date of acquisition, one project was terminated and two projects were completed as of December 30, 2007.

Doradus Acquisition

In August 2006, the Company acquired Doradus, a developer of advanced signal processing products for communications and digital TV applications, for $2.1 million in cash, including $0.1 million in transaction costs, and the assumption of liabilities of $0.1 million, options to purchase approximately 0.2 million shares of Ikanos common stock and approximately 0.2 million shares of restricted stock. The results of Doradus’ operations have been included in the consolidated financial statements since the acquisition date.

The acquisition was accounted for as a purchase business combination. The fair value of the assets acquired, including identified intangible assets and IPR&D expense, was determined to be $5.8 million, which exceeded

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

the purchase price by $3.6 million. The fair value in excess of the purchase price was allocated ratably to the identified intangible assets and IPR&D. The allocation of the purchase price for this acquisition is as follows (in thousands):

Net tangible assets acquired	$23
Purchased in-process research and development	612
Customer relationships	70
Developed technology	1,545
Liabilities assumed	(92)

Total purchase price	$2,158

The fair value of the restricted stock issued and the intrinsic value of the unvested options assumed is being recognized as compensation expense over the respective future service periods. Of the total purchase price, $0.6 million was allocated to IPR&D and was expensed in the year ended December 31, 2006. Projects that qualify as IPR&D represent those that have not yet reached technological feasibility and which have no alternative future use. Of the three main IPR&D projects at the date of acquisition, all were discontinued as of December 30, 2007. The developed technology comprised products that have reached technological feasibility and were valued utilizing a DCF model. This intangible asset was originally amortized on a straight-line basis over three years. Customer relationships relate to the ability to sell products to existing customers and have been estimated using a DCF model. This asset was originally amortized on a straight-line basis over one year. Because all projects have been discontinued, the remaining developed technology, which totals $0.6 million, was expensed when the remaining $0.6 million of deferred revenue related to the technology was recognized in 2008.

Note 3. Asset Impairments

For the year ended December 28, 2008, the Company recorded impairment charges totaling $12.5 million of which $7.4 million related to goodwill, $1.1 million related to intangibles and $4.0 million related to prepaid license fees. The Company also determined that its investment in auction rate securities was impaired (see Note 4), resulting in an additional charge of $6.2 million.

During the third quarter of 2008, due to lower market capitalization, the Company performed its annual goodwill impairment test in accordance with SFAS 142. The fair value of the Company’s single reporting unit was determined based on its quoted stock price on the NASDAQ stock exchange plus an estimated control premium. This test resulted in an impairment charge of $7.4 million because the Company’s market capitalization was significantly lower than the carrying value of its assets for an extended period. The changes in the carrying value of goodwill were as follows (in thousands):

Goodwill as of December 30, 2007	$6,247
Additions in 2008	1,150
Impairment	(7,397)

Goodwill as of December 28, 2008	$—

The intangible asset impairment of $1.1 million related to trademarks and patents from the Company’s 2006 acquisition of the network processing and ADSL assets from ADI and the 2008 purchase of the DSL technology and related assets from Centillium Communications, Inc. Based on a review of intangible assets, the Company concluded that these intangible assets had no future economic benefit.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

The prepaid license fees of $4.0 million related to a vendor that provided memory and input/output interfaces to facilitate the design of semiconductors at a particular third-party wafer foundry. Payments to this vendor were capitalized until semiconductor mask set tape-outs at this foundry were completed. Based on the Company’s planned tape-out decisions for 2009 and the foreseeable future, it was concluded that there was no future economic benefit to the intellectual property, and the related prepaid asset was expensed.

Note 4. Investments and Fair Value Measurements

The following is a summary of the Company’s investments (in thousands):

	March 29, 2009
	Cost	Gross Realized Gain/(Loss)	Gross Unrealized Gain/(Loss)	Estimated Fair Value
	(unaudited)
U.S. government agencies	$27,666	$—	$167	$27,833
Corporate bonds and notes	7,188	—	16	7,204

Total short-term investments	$34,854	$—	$183	$35,037

Long-term investments—auction rate securities	$7,200	$(6,166)	$—	$1,034

	December 28, 2008
	Cost	Gross Realized Gain/(Loss)	Gross Unrealized Gain/(Loss)	Estimated Fair Value
U.S. government agencies	$25,570	$—	$252	$25,822
Corporate bonds and notes	10,258	—	40	10,298

Total short-term investments	$35,828	$—	$292	$36,120

Long-term investments—auction rate securities	$7,200	$(6,166)	$—	$1,034

	December 30, 2007
	Cost	Gross Realized Gain/(Loss)	Gross Unrealized Gain/(Loss)	Estimated Fair Value
U.S. government agencies	$8,496	$—	$14	$8,510
Corporate bonds and notes	10,269	—	67	10,336

Total short-term investments	$18,765	$—	$81	$18,846

Long-term investments—auction rate securities	$7,200	$—	$(199)	$7,001

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

The contractual maturities of investments held at December 28, 2008 are as follows (in thousands):

	December 28, 2008
	Cost	Estimated Fair Value
Due within one year	$26,522	$26,670
Due after one year through 5 years	9,306	9,450
Due after 10 years	7,200	1,034

Total	$43,028	$37,154

There were no unrealized losses on investments aggregated by category as of December 28, 2008. Unrealized losses on investments at December 30, 2007 by investment category and length of time in a continuous unrealized loss position were as follows (in thousands):

	December 30, 2007
	Less than 12 Months		12 Months or Greater		Total
	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss
Auction rate securities	$7,001	$(199)	$—	$—	$7,001	$(199)

Marketable securities are classified as available-for-sale as of the balance sheet date and are reported at fair value with unrealized gains and losses reported as a separate component of accumulated other comprehensive income (loss) in stockholders’ equity, net of tax. Realized gains and losses and other-than-temporary declines in value, if any, on available-for-sale securities are reported in other income or expense as incurred. Estimated fair values were determined for each individual security in the investment portfolio. The declines in value of these investments are primarily related to changes in interest rates and are considered to be temporary in nature.

A portion of the Company’s available-for-sale U.S. government agencies and corporate bonds and notes have maturity dates greater than one year from the date of purchase. Even though the stated maturity dates of these investments may be one year or more beyond the balance sheet dates, the Company has classified these securities as short-term investments. In accordance with Accounting Research Bulletin No. 43, Chapter 3A, Working Capital—Current Assets and Current Liabilities, the Company views its available-for-sale portfolio as available for use in its current operations. Based upon historical experience in the financial markets as well as the Company’s specific experience with these investments, the Company believes there is a reasonable expectation that the investments will be realized in cash or sold during the next year.

Another portion of the Company’s available-for-sale portfolio is composed of auction rate securities. In prior years the Company classified these securities as short-term investments even though the stated maturity dates of these investments may be one year or more beyond the balance sheet dates. Based upon historical experience in the financial markets as well as the Company’s specific experience with these investments, the Company believed there was a reasonable expectation of completing a successful auction within the subsequent twelve-month period. Beginning in the third quarter of 2007, $7.2 million of auction rate securities have failed to sell at auction and are now classified as long-term investments because the Company can not determine whether a successful auction will occur in the next twelve-month period. The funds related to these securities will not be available until a successful auction occurs, a buyer is found outside of the auction process or the underlying securities have matured.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

In 2007, the Company recorded an unrealized holding loss within accumulated other comprehensive loss as a separate component of stockholders’ equity. During 2008, upon determining that the decline in market value was other-than-temporary, the Company wrote down the investments to their estimated realizable fair value of $1.0 million and recorded an investment impairment charge of $6.2 million.

Fair Value Measurements

SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: observable inputs such as quoted prices in active markets (Level 1); inputs other than the quoted prices in active markets that are observable either directly or indirectly (Level 2); and unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions (Level 3). This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures certain financial assets, mainly comprised of marketable securities, at fair value.

The Company’s cash and investment instruments are classified within all three levels of the fair value hierarchy. The types of Level 1 instruments, valued based on quoted market prices in active markets, include money market securities. Level 2 types of instruments, valued based on other observable inputs include investment-grade U.S. government agencies, commercial paper and corporate bonds and notes. Level 3 types of instruments, valued based on unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions, include auction rate securities.

The fair value hierarchy of our marketable securities as of March 29, 2009 is (in thousands):

	Fair Value Measurements at Reporting Date Using
	Level 1	Level 2	Level 3	Total
	(unaudited)
Money market funds	$17,341	$—	$—	$17,341
U.S. government agencies	—	27,833	—	27,833
Corporate bonds and notes	—	7,204	—	7,204
Auction rate securities	—	—	1,034	1,034

	$17,341	$35,037	$1,034	$53,412

The fair value hierarchy of our marketable securities as of December 28, 2008 is (in thousands):

	Fair Value Measurements at Reporting Date Using
	Level 1	Level 2	Level 3	Total
Money market funds(1)	$10,047	$—	$—	$10,047
Commercial paper(1)	—	13,988	—	13,988
U.S. government agencies	—	25,822	—	25,822
Corporate bonds and notes	—	10,298	—	10,298
Auction rate securities	—	—	1,034	1,034

	$10,047	$50,108	$1,034	$61,189

(1)	Commercial paper and money market funds are classified as cash equivalents.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

The Company valued the auction rate securities using a DCF model. Assumptions used in valuing each of the auction rate securities include the stated maturity dates between the years 2025 and 2050, the stated coupon rate and an estimated discount rate. The discount rate is an estimate of what the Company believes the security must be discounted to in order to sell today. It is based on a number of factors, including the credit rating of the issuer and the insurance provider for the security. During the twelve months ended December 28, 2008, the Company recorded a charge of $6.2 million as a result of the DCF analysis. Changes in our Level 3 securities for the twelve months ended December 28, 2008 and December 30, 2007 are as follows (in thousands):

	Year Ended
	December 28, 2008	December 30, 2007
Beginning balance	$7,001	$7,200
Other-than-temporary write-down included in earnings	(6,166)	—
Reversal of write-down previously included in other comprehensive income	199	(199)

Balance at December 28, 2008	$1,034	$7,001

There have been no changes in our Level 3 securities for the three months ended March 29, 2009.

Note 5. Allowance for Doubtful Accounts

The following table summarizes the activity related to the allowance for doubtful accounts (in thousands):

Allowance for Doubtful Accounts for Year Ended	Balance at Beginning of Year	Charged (Released) to Expenses	Write-Offs	Balance at End of Year
2008	$64	$(38)	$(19)	$7
2007	149	(85)	—	64
2006	60	146	(57)	149

Note 6. Inventories

Inventories consisted of the following (in thousands):

	March 29, 2009	Dec. 28, 2008	Dec. 30, 2007
	(unaudited)
Finished goods	$3,750	$4,482	$3,966
Work-in-process	8,204	7,480	8,734
Purchased parts and raw materials	222	527	325

	$12,176	$12,489	$13,025

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Note 7. Property and Equipment

Property and equipment consisted of the following (in thousands):

	March 29, 2009	Dec. 28, 2008	Dec. 30, 2007
	(unaudited)
Machinery and equipment	$18,073	$17,630	$18,081
Software	10,675	10,641	12,400
Computer equipment	3,792	3,770	4,289
Furniture and fixtures	840	886	865
Leasehold improvements	665	838	795
Construction in progress	28	418	268

	34,073	34,183	36,698
Less: Accumulated depreciation and amortization	(25,830)	(24,586)	(22,782)

	$8,243	$9,597	$13,916

Depreciation expense for property and equipment was $1.5 million (unaudited), $1.6 million (unaudited), $6.7 million, $7.3 million and $6.3 million for the three months ended March 29, 2009 and March 30, 2008 and years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively. Included in property and equipment are assets acquired under capital lease obligations, mostly software and machinery and equipment, with an original cost of $2.0 million, $3.8 million and $6.1 million as of December 28, 2008, December 30, 2007 and December 31, 2006, respectively. Related accumulated depreciation and amortization of these assets was $2.0 million, $3.5 million and $4.0 million as of December 28, 2008, December 30, 2007 and December 31, 2006, respectively.

Note 8. Purchased Intangible Assets

SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their expected useful lives unless these lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets.

The carrying value of intangible assets is as follows (in thousands):

	March 29, 2009			Weighted average useful life (Years)
	Gross Carrying Amount	Accumulated Amortization	Net Amount
		(unaudited)
Existing technology	$9,795	$(7,388)	$2,407	4
Customer relationships	5,730	(2,943)	2,787	5

	$15,525	$(10,331)	$5,194

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

	December 28, 2008
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Weighted average useful life (Years)
Existing technology	$9,795	$(6,664)	$3,131	4
Customer relationships	5,730	(2,571)	3,159	5

	$15,525	$(9,235)	$6,290

	December 30, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Weighted average useful life (Years)
Existing technology	$6,145	$(3,156)	$2,989	4
Patents/core technology	2,000	(938)	1,062	4
Trademarks	1,000	(400)	600	5
Customer relationships	3,070	(1,195)	1,875	5
Order backlog	1,200	(1,200)	—	0.5
Non-competition agreement	100	(62)	38	3
Transition services	594	(594)	—	1
Favorable supply agreement	5,000	(5,000)	—	1

	$19,109	$(12,545)	$6,564

The amortization of technology is charged to cost of revenue and the amortization of customer relationships is charged to selling, general and administrative. During the years ended December 28, 2008, December 30, 2007 and December 31, 2006, the amortization of intangible assets was $5.1 million, $3.6 million and $8.9 million, respectively. During the year ended December 28, 2008 impairment of intangible assets totaled $1.1 million. For the three months ended March 29, 2009 and March 30, 2008, the amortization of intangible assets was $1.1 million (unaudited) and $1.8 million (unaudited), respectively. The estimated future amortization of purchased intangible assets as of December 28, 2008 is as follows (in thousands):

Fiscal Year Ending
2009	$4,274
2010	1,830
2011	186

$6,290

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Note 9. Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	March 29, 2009	Dec. 28, 2008	Dec. 30, 2007
	(unaudited)
Accrued compensation and related benefits	$3,010	$3,787	$4,089
Accrued rebates	444	918	3,876
Warranty accrual	697	745	1,055
Accrued professional fees	795	658	1,590
Accrued royalties	378	654	487
Restructuring	189	190	1,660
Other accrued liabilities	2,736	1,728	2,614

	$8,249	$8,680	$15,371

The following table summarizes the activity related to the warranty accrual (in thousands):

	Three Months Ended March 29, 2009	Year Ended
		2008	2007
	(unaudited)
Balance, beginning of period	$745	$1,055	$2,774
Provision warranties during the period	63	518	998
Usage during the period	(111)	(828)	(2,717)

Balance, end of period	$697	$745	$1,055

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Note 10. Restructuring Charges

During the fourth quarter of 2006, the Company implemented a restructuring program of its development operations to reduce its cost structure. The restructuring plan involved reducing the Company engineering workforce by approximately 40 employees of which approximately half were from India and half were from North America. In addition, the Company closed its Canadian office and transitioned those responsibilities to the United States through a combination of relocations and hiring. The Company incurred facility related expenses in relation to the lease termination of its Canadian office. During the third quarter of 2007, the Company implemented a second restructuring program. The restructuring plan involved outsourcing the back-end physical semiconductor design process and terminating approximately 15 employees, including four members of senior management. The Company expects the remaining software tool costs to be paid in 2009. A summary of the Company’s restructuring activity is as follows (in thousands):

	Severance and Benefits	Excess Facilities	Software Tools	Total
Balance as of January 1, 2006	$—	$—	$—	$—
Restructuring charges	1,500	191	—	1,691
Cash payments	(627)	(9)	—	(636)

Balance as of December 31, 2006	873	182	—	1,055
Restructuring charges	578	—	2,890	3,468
Cash payments	(1,562)	(132)	(238)	(1,932)
Asset write-off	—	—	(2,207)	(2,207)
Liability write-off	—	—	1,083	1,083
Adjustments to the provision	243	(50)	—	193

Balance as of December 30, 2007	132	—	1,528	1,660
Cash payments	(132)	—	(1,338)	(1,470)

Balance as of December 28, 2008	$—	$—	$190	$190

During the first quarter of 2009, the Company implemented a restructuring plan to combine design centers in India and to reduce its cost structure in North America. Restructuring charges of $0.3 million related to the termination of 23 persons, 12 of whom were located in India and 11 in the United States. The Company expects the remaining severance and benefit costs to be paid in 2009. In addition, the Company will relocate its remaining personnel and equipment from Hyderabad, India to Bangalore, India during the second quarter of 2009. The Company expects to incur relocation costs of $0.2 million to $0.3 million in 2009 related to this relocation. A summary of the restructuring activity follows (in thousands):

	Severance and Benefits	Software Tools	Total
Balance as of December 28, 2008	$—	$190	$190
Restructuring charges	267	—	267
Cash payments	(78)	(190)	(268)

Balance as of March 29, 2009	$189	$—	$189

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Note 11. Stock-Based Compensation

Common Stock Reserved

As of December 28, 2008, the Company has reserved 6.4 million shares of common stock for future issuance under its various stock plans.

Summary of Equity Plans

1999 Stock Plan

In September 1999, the Company adopted the 1999 Stock Plan (1999 Plan) under which 2.2 million shares of the Company’s common stock have been reserved for issuance to employees, directors and consultants. Options granted under the 1999 Plan may be incentive stock options or non-statutory stock options. Incentive stock options may only be granted to employees. Options to purchase shares of the Company’s common stock are granted at a price equal to the fair market value of the stock at the date of grant, as determined by the Board of Directors. Options under the 1999 Plan generally vest at a rate of 25.0% on the first anniversary of the grant date and 1/48 per month thereafter. Generally, options terminate ten years after the date of grant. Upon completion of the Company’s initial public offering, the 1999 Plan was terminated and no shares are available for future issuance under the 1999 Plan. As of December 28, 2008, the Company had 0.6 million options outstanding under the 1999 Plan.

2004 Equity Incentive Plan

In September 2005, the Company adopted the 2004 Equity Incentive Plan (2004 Plan) upon the closing of its initial public offering. The 2004 Plan allows for the issuance of incentive and nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, deferred stock units, performance units and performance shares to the Company’s employees, directors and consultants. Options generally vest at a rate of 25% on the first anniversary of the grant date and 1/48th per month thereafter. Generally, options terminate seven to ten years after the date of grant and are non-statutory stock options. Restricted stock units represent the right to receive shares of common stock in the future, with the right to future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Awards of restricted stock units general vest over a two year period.

The 2004 Plan provides for the automatic grant of non-statutory stock options to our non-employee directors. Each non-employee director appointed to the board will receive an initial option to purchase 30,000 shares upon such appointment except for those directors who become non-employee directors by ceasing to be employee directors. Initial option grants shall vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, subject to the director continuing to serve as a director on each vesting date. In addition, non-employee directors who have been directors for at least six months will receive a subsequent option to purchase 12,000 shares on the date of each annual meeting of our stockholders. These subsequent option grants shall vest as to 1/12th of the shares each month following the date of grant, subject to the director continuing to serve as a director on each vesting date. All options granted under these automatic grant provisions have a term of ten years and an exercise price equal to the fair market value of our common stock on the date of grant.

The 2004 Plan provides for an annual increase to the shares authorized under the plan on the first day of the Company’s fiscal year beginning in 2006, equal to the least of (i) 4.4% of the Company’s outstanding shares of

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

common stock on such date, (ii) 3.0 million shares or (iii) an amount determined by the Board of the Directors. The shares may be authorized, but unissued or reacquired common stock. As of December 28, 2008, the Company had 2.8 million options and awards outstanding and 1.0 million options and awards available for future grant under the 2004 plan.

2004 Employee Stock Purchase Plan

In September 2005, the Company adopted the 2004 Employee Stock Purchase Plan (ESPP), upon the closing of its initial public offering. As of December 28, 2008, the Company had 2.3 million shares available for grant under the ESPP. All of the Company’s employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than 5 months in any calendar year. The Company’s 2004 ESPP is intended to qualify under Section 423 of the Internal Revenue Code and provides for consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year. On the first day of the Company’s fiscal year starting in 2005 and ending in 2014, the number of authorized shares under the ESPP will be increased by the lesser of (i) 2.5% of the Company’s outstanding shares of common stock on such date, (ii) 1.5 million shares, or (iii) an amount determined by the Board of the Directors.

Doradus 2004 Amended and Restated Stock Option Plan

In August 2006, in connection with Doradus acquisition, the Company assumed Doradus’ 2004 Amended and Restated Stock Option Plan (Doradus Plan). Each unvested option to acquire shares of Doradus common stock outstanding under the Doradus Plan immediately prior to the closing date was converted into the right to acquire 0.079365 shares of Ikanos common stock. As of December 28, 2008, the Company has reserved approximately 0.1 million shares of its common stock for options outstanding and approximately 0.1 million shares for future issuance. Options granted under the Doradus Plan may be incentive stock options or non-statutory stock options. Options generally vest at a rate of 25% on the first anniversary of the grant date and 1/12th per quarter thereafter and terminate ten years after the date of grant.

Stock Option Agreement for Michael A. Ricci

In July 2007, the Company adopted the Stand-alone Stock Option Agreement for Michael A. Ricci, under which 300,000 shares of the Company’s common stock were reserved for issuance to the Company’s former CEO in connection with his employment with the Company in June 2007. On June 4, 2007, the Board of Directors of the Company granted an option to purchase 300,000 shares of the Company’s common stock at $7.04 per share to Mr. Ricci pursuant to his offer letter dated May 1, 2007.

On August 1, 2008, the Company entered into a separation agreement and mutual releases with Mr. Ricci, which set forth terms and provisions governing Mr. Ricci’s termination of employment as President and CEO of the Company. Under this termination agreement, the Company agreed to accelerate the vesting of 300,000 options granted under this plan and allow him until April 2009 to exercise the options. As of December 28, 2008, all 300,000 options were outstanding.

Changes in Accounting Principle

On January 2, 2006, the Company adopted SFAS 123(R), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

fair values. The Company elected to use the modified prospective transition method as permitted by SFAS 123(R) and therefore has not restated its financial results for prior periods. Under this transition method, the post adoption share-based payment includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 2, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. For these awards, the Company has continued to recognize compensation expense using the accelerated amortization method. The fair value of all share-based payment transactions granted subsequent to January 2, 2006 will be based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). The Company recognizes compensation expense for post adoption share-based awards on a straight-line basis over the requisite service period of the award.

Prior to the adoption of SFAS 123(R), the intrinsic value of unvested common stock options issued prior to the initial public offering was recorded as unearned stock-based compensation as of January 2, 2006. Upon the adoption of SFAS 123(R) in January 2006, the unearned stock-based compensation balance of approximately $4.2 million was reclassified to additional-paid-in-capital. The deferred-stock based compensation as of December 31, 2006 represents the unamortized stock-based compensation which related to awards granted prior to the Company’s initial Form S-1 registration statement filed with the SEC on June 25, 2004. These awards were valued under the minimum value method and were fully amortized as of December 30, 2007. Stock-based compensation expense related to all stock-based compensation awards under SFAS 123(R) was $10.5, million, $13.9 million and $9.7 million for the years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively.

The adoption of SFAS 123(R) also resulted in a cumulative benefit from accounting change of $0.6 million (net of tax), which reflects the net cumulative impact of estimating future forfeitures in the determination of period expense, rather than recording forfeitures when they occur as previously permitted.

As of December 28, 2008, there was $7.9 million of total unrecognized stock-based compensation cost related to unvested share-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 1.78 years

Summary of Assumptions

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table.

	2008	2007	2006
Option Grants:
Expected volatility	61-65%	59-61%	63%
Expected dividends	—	—	—
Expected term of options (in years)	4.5-6.1	4.8-6.1	4.8
Risk-free interest rate	2.7-3.8%	4.7-4.9%	4.8%
ESPP:
Expected volatility	42-75%	40-55%	58%
Expected dividends	—	—	—
Expected term of ESPP (in years)	0.5-2.0	0.5-2.0	1.25
Risk-free interest rate—ESPP	1.1-3.9%	3.8-5.0%	4.9%

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Expected volatility: The expected volatility is based on a blend of the volatility of the Company’s peer group in the industry in which it does business and the Company’s historical volatility.

Expected term: The expected term is based on several factors including historical observations of employee exercise patterns during the Company’s history, peer company employee exercise behavior and expectations of employee exercise behavior in the future giving consideration to the contractual terms of the stock-based awards. The expected term of options granted is derived from the average midpoint between vesting and the contractual term, as described in the SEC’s Staff Accounting Bulletin No. (SAB) 107, Share-Based Payment.

Risk-free interest rate: The yield on zero-coupon U.S. treasury securities for a period that is commensurate with the expected term assumption for each group of employees is used as the risk-free interest rate.

Pre-vesting forfeitures: Estimates of pre-vesting option forfeitures are based on Company experience and industry trends. The Company will adjust its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ.

Equity Plan Activity

A summary of option activity is presented below (in thousands, except per share amounts):

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 30, 2007	2,353	$7.97
Granted	993	2.96
Exercised	(213)	1.34
Forfeited or expired	(424)	13.15

Outstanding at December 28, 2008	2,709	$5.84	5.91	$96

Exercisable at December 28, 2008	1,571	$6.79	4.76	$81

The weighted average grant date fair value of options granted during the years ended December 28, 2008, December 30, 2007 and December 31, 2006 was $1.68, $4.33 and $8.08, respectively. The total intrinsic value of options exercised during the years ended December 28, 2008, December 30, 2007 and December 31, 2006 was $0.6 million, $5.8 million and $17.2 million, respectively.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

The following table summarizes information about stock options as of December 28, 2008 (in thousands, except per share amounts):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted- Average Remaining Contractual Term (Years)	Weighted Average Exercise Price per Share	Number of Options	Weighted Average Exercise Price per Share
$0.38 to $4.00	1,354	6.30	$2.76	556	$2.81
$4.01 to $8.00	562	3.59	6.88	426	6.96
$8.01 to $12.00	570	6.88	8.87	427	8.95
$12.01 to $22.00	223	6.91	14.21	162	14.27

	2,709	5.91	$5.84	1,571	$6.79

Restricted Stock Units

A summary of our restricted stock unit activity is presented below (in thousands):

	Shares	Weighted- Average Grant Date Fair Value Per Share
Restricted stock units outstanding at December 30, 2007	1,304	$8.47
Granted	1,056	4.23
Vested	(941)	7.53
Forfeited	(401)	6.46

Restricted stock units outstanding at December 28, 2008	1,018	5.58

The weighted average grant date fair value per restricted stock units granted was $4.23, $7.38 and $15.37 during the year ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively. The total fair values of restricted stock units that vested were $7.1 million, $6.2 million and $0.6 million during the years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively. The restricted stock units have one to four years vesting terms and are scheduled to vest through 2011. Tax related withholdings of restricted stock units totaled $0.9 million, $1.3 million and $0 during the years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively.

Restricted Stock

A summary of restricted stock activity is presented below (in thousands):

	Shares	Weighted- Average Grant Date Fair Value Per Share
Restricted stock outstanding at December 30, 2007	88	$12.81
Granted	—	—
Vested	(47)	12.81

Restricted stock outstanding at December 28, 2008	41	12.81

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

The weighted average grant date fair value per restricted stock granted was $12.93 during the year ended December 28, 2006. The total fair value of restricted stock that vested was $0.6 million, $0.8 million and $0.6 million during the years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively. The restricted stock has three years vesting terms and is scheduled to vest through 2010.

Disclosures Pertaining to All Stock-Based Award Plans

Cash received from option exercises and ESPP contributions under all share-based payment arrangements was $0.9 million, $2.4 million and $3.9 million for the years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively. The Company has maintained a full valuation allowance since inception and has not been recognizing excess tax benefits from share-based awards. The Company does not anticipate recognizing excess tax benefits from stock-based payments for the foreseeable future, and the Company believes it would be reasonable to exclude such benefits from deferred tax assets and net loss per common share calculations. Accordingly, the Company did not realize any tax benefits from tax deductions related to share-based payment awards during the years ended December 28, 2008, December 30, 2007 and December 31, 2006.

Warrants

Upon the closing of the initial public offering, all warrants to purchase shares of redeemable convertible preferred stock outstanding became exercisable for common stock. In 2000 and 2001, the Company issued warrants to purchase 6,390 shares of Series B convertible preferred stock at prices of $23.67 to $47.40 which were still outstanding at December 31, 2006. These warrants expired in 2007.

Note 12. Employee Benefit Plans

The Company has a retirement savings plan, which qualifies as a deferred savings plan under section 401(k) of the Internal Revenue Code. All U.S employees are eligible to participate in the savings plan and allowed to contribute up to 60% of their total compensation, not to exceed the maximum amount allowed by the applicable statutory prescribed limit. The Company is not required to contribute, nor has it contributed, to the savings plan for any of the periods presented.

Note 13. Commitments and Contingencies

Lease Obligations

The Company leases office facilities, equipment and software under non-cancelable operating leases with various expiration dates through 2012. Rent expense for the three months ended March 29, 2009 and March 30, 2008 and for the years ended December 28, 2008, December 30, 2007 and December 31, 2006 was $0.3 million (unaudited), $0.3 million (unaudited), $1.4 million, $1.3 million and $1.2 million, respectively. The terms of the facility leases provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

Future minimum lease payments as of December 28, 2008 under non-cancelable leases with original terms in excess of one year are $1.5 million in 2009, $0.7 million in 2010, and $0.2 million in 2011 and $0.0 million in 2012.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Purchase Commitments

In the first quarter of 2009, the Company entered into a license agreement and agreed to pay $0.8 million in the second quarter of 2009. As of March 29, 2009, the Company had $3.0 million of inventory purchase obligations with various suppliers.

Indemnities, Commitments and Guarantees

During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include intellectual property indemnities to the Company’s customers in connection with the sales of its products, indemnities for liabilities associated with the infringement of other parties’ technology based upon the Company’s products, and indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments that the Company could be obligated to make. The Company believes its internal development processes and other policies and practices limit its exposure related to the indemnification provisions of the various agreements that include indemnity provisions. In addition, the Company requires its employees to sign a proprietary information and inventions agreement, which assigns the rights to its employees’ development work to the Company. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets. The Company does, however, accrue for losses for any known contingent liability, including those that may arise from indemnification provisions, when future payment is probable and the amount of the loss can be reasonably estimated, in accordance with SFAS 5, Accounting for Contingencies.

In addition, the Company indemnifies its officers and directors under the terms of indemnity agreements entered into with them, as well as pursuant to its certificate of incorporation, bylaws and applicable Delaware law. To date, the Company has not incurred any costs related to these indemnifications.

Litigation

In November 2006, three putative class action lawsuits were filed in the United States District Court for the Southern District of New York against the Company, its directors and two former executive officers, as well as the lead underwriters for its initial and secondary public offerings. The lawsuits were consolidated and an amended complaint was filed on April 24, 2007. The amended complaint sought unspecified damages for certain alleged material misrepresentations and omissions made by the Company in connection with both its initial public offering in September 2005 and its follow-on offering in March 2006. On June 25, 2007, the Company filed a motion to dismiss the amended complaint, plaintiffs opposed the motion, and on March 10, 2008, the District Court ordered the case dismissed with prejudice. On March 25, 2008, plaintiffs filed a motion for reconsideration, and on June 12, 2008, the District Court denied the motion for reconsideration.

On October 15, 2008, plaintiffs appealed the District Court’s dismissal of the amended complaint and denial of its motion for reconsideration to the United States Court of Appeals for the Second Circuit. The parties have filed their respective briefs with the Second Circuit and are awaiting notification from the court as to whether oral argument will be allowed. The Company cannot predict the likely outcome of the appeal, and an adverse result in the litigation could have a material effect on its financial statements.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Additionally, from time to time, the Company is a party to various legal proceedings and claims arising from the normal course of business activities. Based on current available information, the Company does not expect that the ultimate outcome of any currently pending unresolved matters, individually or in the aggregate, will have a material adverse effect on its results of operations, cash flows or financial position.

Note 14. Related Party Transactions

The Company had a consulting agreement with Texan Ventures, LLC. Pursuant to the consulting agreement, G. Venkatesh, who is both the Managing Member of Texan Ventures, LLC and a member of the Company’s Board of Directors provided consulting services with respect to, among other things, general business advice relating to the operation of a public company, guidance and strategic advice in analyzing acquisition opportunities, assisting in negotiations of acquisition agreements and providing assistance and guidance in the integration of acquired companies. Under the consulting agreement, Texan Ventures, LLC was entitled to $3,000 per month and reimbursement for reasonable expenses. In October 2006, the agreement was amended whereby Mr. Venkatesh served as Executive Chairman of the Company’s Board of Directors, expanding his advisory services to assist in tactical and operational decisions of the Company, while the Company searched for a permanent Chief Executive Officer. As a result of the amendment, the consulting fees paid to Texan Ventures, LLC increased to $18,000 per month, and Mr. Venkatesh received an option to purchase 125,000 shares of the Company’s common stock. In June 2007, the Company hired a permanent Chief Executive Officer. At that time, Mr. Venkatesh was appointed as Chairman of the Company, and Texan Ventures, LLC continued to receive $18,000 per month through July 2007, and $3,000 each month for August and September 2007. After September 2007, the consulting relationship ended with no further payments. The Company paid Texan Ventures, LLC $132,000 in 2007 and $67,500 in 2006.

Note 15. Income Taxes

The provision for income taxes consists of Federal, state minimum taxes and foreign taxes as follows (in thousands):

	Year Ended
	December 28, 2008	December 30, 2007	December 31, 2006
Current :
Federal	$48	$—	$130
State and local	2	2	13
Foreign	170	292	137

	$220	$294	$280

The Company has not recorded any deferred tax benefit as all deferred tax assets are fully offset by a valuation allowance as of December 28, 2008, December 30, 2007 and December 31, 2006.

Given the history of net operating losses that the Company has incurred, management believes it is more likely than not that the net deferred tax asset will not be realized and, accordingly, has recorded a valuation allowance for the entire balance. The amount of the deferred tax asset considered realizable, however, may change if actual future taxable income differs from estimated amounts.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

A reconciliation between the provision for (benefit from) income taxes computed by applying the US federal tax rate to income (loss) before income taxes and the actual provision for income taxes is as follows (in thousands):

	Year Ended
	December 28, 2008	December 30, 2007	December 31, 2006
Provision (benefit) at statutory rate	(35)%	(35)%	(35)%
Difference between statutory rate and foreign effective rate	—	—	(1)
Change in valuation allowance	34	35	32
Stock-based compensation	2	4	5
Tax credits	—	(3)	(4)
Others	—	—	4

	1%	1%	1%

The temporary differences that give rise to significant components of the net deferred tax assets are as follows (in thousands):

	2008	2007
Deferred tax assets :
Net operating loss carry forwards	$43,027	$35,058
Depreciation and amortization	908	(479)
Research and development and other credits	9,693	9,518
Accruals and other	6,047	3,421
Stock-based compensation	3,362	3,592
Acquired intangibles	7,824	3,060

	70,861	54,170
Valuation allowance	(70,861)	(54,170)

	$—	$—

As of December 31, 2006, the Company’s valuation allowance was $41.6 million. Due to movement in the net deferred tax assets, this balance increased by $12.6 million to $54.2 million as of December 30, 2007. Due to movement in the net deferred tax assets, this balance increased by $16.7 million to $70.9 million as of December 28, 2008.

The Company has elected to track the portion of its federal and state net operating loss carry forwards attributable to stock option benefits, in a separate memo account pursuant to SFAS 123(R). Therefore, these amounts are no longer included in the Company gross or net deferred tax assets. Pursuant to SFAS 123(R), the benefit of these net operating loss carry forwards will only be recorded to equity when they reduce cash taxes payable. The cumulative amounts recorded in the memo account as of December 28, 2008 are $0.5 million for federal tax purposes and $0.03 million for state tax purposes, tax affected.

As of December 28, 2008, the Company had approximately $113.9 million and $53.4 million of federal and state net operating loss carry forwards, respectively, available to reduce future taxable income, which will begin to expire in 2021 for federal and 2010 for state tax purposes, respectively. The Tax Reform Act of 1986 limits the

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

use of net operating loss and tax credit carry forwards in the case of an “ownership change” of a corporation. An ownership change, as defined, may restrict utilization of tax attribute carry forwards. As a result of ownership changes in the past, net operating loss carry-forwards might expire unutilized.

At December 28, 2008, the Company has research and development tax credits of approximately $5.3 million and $5.8 million for federal and state income tax purposes, respectively. If not utilized, the federal carry forward will expire in various amounts beginning 2019. The California credit can be carried forward indefinitely. The Company also has federal and state alternative minimum tax credits of approximately $0.4 million which do not expire, and other state tax credits of $0.3 million which will begin to expire in 2009.

Federal income taxes have not been provided for on a portion of the unremitted earnings of foreign subsidiaries because such earnings are intended to be permanently reinvested. The amount of unremitted earnings as of December 28, 2008 is approximately $2.8 million.

The Company’s Indian subsidiary operates in two locations, one in Bangalore and the other in Hyderabad. The Bangalore unit enjoys a special tax holiday under provisions of Section 10A of the Indian Income Tax Act, 1961; and this tax exemption is available until March 31, 2010 under the existing provisions of the Act. The Hyderabad unit which came into existence as a result of the NPA acquisition, does not enjoy this tax exemption and its net income will be taxed at the current rate of 33.66%

The Company has adopted the provisions of FIN 48 as of January 1, 2007. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$3,100
Additions for tax positions of prior years	700

Balance at December 30, 2007	3,800
Additions for tax positions of prior years	100

Balance at December 28, 2008	$3,900

The Company has adopted the accounting policy that interest expense and penalties relating to income tax position are classified within the provision for income taxes. The total amount of interest and penalty recorded as of December 28, 2008 was not material. The Company does not anticipate any significant changes within twelve months of this reporting date of its unrecognized tax benefits.

The Company’s operations are subject to income and transaction taxes in the United States and in multiple foreign jurisdictions. Significant estimates and judgments are required in determining the Company’s worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result. All of the unrecognized tax benefit is related to gross deferred tax assets, and accordingly, if and when recognized, would not result in a change in Company’s effective tax rate due to the existence of a full valuation allowance.

The Company is subject to taxation in the US and various states and foreign jurisdictions. There are no ongoing examinations by income taxing authorities at this time. The Company’s tax years starting from 1999 to 2008 remain open in various tax jurisdictions.

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

Note 16. Significant Customer Information and Segment Reporting

SFAS 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The method for determining the information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

The Company’s chief operating decision-maker is considered to be the Chief Executive Officer. The Chief Executive Officer reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue by geographic region for purposes of making operating decisions and assessing financial performance. On this basis, the Company is organized and operates in a single segment: the design, development, marketing and sale of semiconductors.

The following table summarizes revenue by geographic region, based on the country in which the customer headquarters office is located (in thousands):

	Three Months Ended		Year Ended
	March 29, 2009	March 30, 2008	December 28, 2008	December 30, 2007	December 31, 2006
	(unaudited)
Asia	$9,186	$16,794	$62,298	$71,623	$94,172
Europe	9,707	11,388	35,459	29,156	33,647
North America	1,841	1,515	8,748	6,688	6,866

	$20,734	$29,697	$106,505	$107,467	$134,685

The Company divides its products into two product families: Access and Gateway. Access includes products that the Company sells on the carrier infrastructure side of the phone line while Gateway includes products that the Company sells into the residence. Revenue by product family is as follows (in thousands):

	Three Months Ended		Year Ended
	March 29, 2009	March 30, 2008	December 28, 2008	December 30, 2007	December 31, 2006
	(unaudited)
Access	$7,127	$16,345	$51,762	$61,893	$71,007
Gateway	13,607	13,352	54,743	45,574	63,678

	$20,734	$29,697	$106,505	$107,467	$134,685

IKANOS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited with respect to March 29, 2009

and three month periods ended March 29, 2009 and March 30, 2008)

The distribution of long-lived assets (excluding long-term investments, goodwill, intangible assets and other assets) was as follows (in thousands):

	March 29, 2009	Dec. 28, 2008	Dec. 30, 2007
	(unaudited)
United States	$4,578	$5,792	$8,716
Asia	3,554	3,678	5,154
Other	111	127	46

	$8,243	$9,597	$13,916

Note 17 – Unaudited Subsequent Event

On April 21, 2009, the Company entered a definitive agreement to purchase the Broadband Access product line of Conexant Systems, Inc. for $54.0 million in cash and the assumption of certain employee and facility- related liabilities. Subject to certain conditions, including stockholder and regulatory approvals, the transaction is expected to be completed in the third quarter of 2009. Concurrent and conditional with this transaction, Tallwood III, L.P., Tallwood III Annex, L.P. and certain of their affiliates (Tallwood) have agreed to purchase 24.0 million shares of the Company’s common stock at $1.75 per share. Tallwood will also receive warrants to purchase an additional 7.8 million shares of common stock at $1.75 per share. The warrants will have a term of five years. Assuming exercise of the warrants and shares outstanding at March 29, 2009, Tallwood would own 52% of the Company’s outstanding common stock post closing. However, through a stockholder agreement, Tallwood’s voting rights will be restricted initially to 35%. Tallwood’s investment in the Company may result in an “ownership change” under Section 382 of the Internal Revenue Code. An ownership change, as defined, may restrict the utilization of current tax attribute carry forwards.

SUPPLEMENTARY FINANCIAL DATA

Quarterly Financial Information (Unaudited)

(In thousands)

	Three Months Ended
	Apr. 1, 2007	Jul. 1, 2007	Sept. 30, 2007	Dec. 30, 2007	March 30, 2008	June 29, 2008	Sept. 28, 2008	Dec. 28, 2008	Mar. 29, 2009
Revenue	$24,668	$25,658	$27,275	$29,866	$29,697	$29,855	$24,178	$22,775	$20,734
Cost of revenue	15,256	14,614	17,190	16,204	17,633	16,420	14,212	13,562	12,254

Gross margin	9,412	11,044	10,085	13,662	12,064	13,435	9,966	9,213	8,480

Operating expenses:
Research and development	12,611	12,421	13,908	12,116	11,663	11,571	10,282	9,715	8,863
Selling, general and administrative	7,114	7,027	6,832	6,425	5,870	6,270	8,142	5,541	5,638
Operating asset impairments	—	—	—	—	—	—	12,496	—	—
Restructuring charges	—	—	3,468	193	—	—	—	—	267

Total operating expenses	19,725	19,448	24,208	18,734	17,533	17,841	30,920	15,256	14,768

Loss from operations	(10,313)	(8,404)	(14,123)	(5,072)	(5,469)	(4,406)	(20,954)	(6,043)	(6,288)
Investment impairment	—	—	—	—	—	—	(6,166)	—	—
Interest income, net	1,281	1,344	1,226	1,091	776	466	427	476	237

Loss before provision for income taxes	(9,032)	(7,060)	(12,897)	(3,981)	(4,693)	(3,940)	(26,693)	(5,567)	(6,051)
Provision for (benefit from) income taxes	52	102	70	70	91	33	(27)	123	37

Net loss	$(9,084)	$(7,162)	$(12,967)	$(4,051)	$(4,784)	$(3,973)	$(26,666)	$(5,690)	$6,088

Basic and diluted net loss per share:	$(0.32)	$(0.25)	$(0.45)	$(0.14)	$(0.16)	$(0.14)	$(0.93)	$(0.20)	$(0.21)

Weighted average number of shares (base and diluted)	28,014	28,404	28,711	29,311	29,545	29,308	28,565	28,917	29,094

IKANOS COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements and Description of the Transaction

On April 21, 2009, Ikanos Communications, Inc. (“Ikanos” or the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Conexant Systems, Inc. (“Conexant”), pursuant to which Ikanos has agreed to acquire Conexant’s Broadband Access product line (“BBA”), including product-related intellectual property, patents, fixed assets and inventory, for a total purchase price of $54.0 million in cash and the assumption of approximately $2.0 million in employee related liabilities. The purchase price of $54.0 million assumes $14.0 million of inventory and will be adjusted (dollar for dollar) based on actual inventory received at closing.

Consummation of the transaction is subject to the satisfaction of specified closing conditions, including Ikanos’ stockholder approval and the receipt of funds by Ikanos from Tallwood III, L.P., Tallwood III Annex, L.P. and certain of their affiliates (“Tallwood”), as described below.

Securities Purchase Agreement

On April 21, 2009, Ikanos entered into a Securities Purchase Agreement (the “SPA”) with Tallwood pursuant to which Tallwood agreed to purchase 24.0 million shares of common stock for $42.0 million. Ikanos also agreed to issue warrants to Tallwood to purchase an aggregate of 7.8 million shares of common stock of Ikanos at the exercise price of $1.75, which expire five years after the date they are issued. The closing of the SPA is subject to customary closing conditions, including, among others, the approval of Ikanos’ stockholders.

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Ikanos and BBA after giving effect to the acquisition of BBA by Ikanos using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. (“SFAS”) 141(R), Business Combinations, and applying the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet is presented as if the acquisition had occurred on March 29, 2009. The unaudited pro forma condensed combined statements of operations for the three months ended March 29, 2009 and the twelve months ended December 28, 2008 are presented as if the acquisition had occurred on December 31, 2007. The preliminary estimate of purchase consideration is calculated as if the acquisition had taken place on March 29, 2009. You should read this information in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	separate unaudited historical condensed consolidated financial statements of Ikanos as of and for the three-month period ended March 29, 2009, included elsewhere in this proxy statement;

•	separate audited historical consolidated financial statements of Ikanos as of and for the fiscal year ended December 28, 2008, included elsewhere in this proxy statement;

•	separate unaudited historical condensed financial information of BBA as of and for the six months ended April 3, 2009, included elsewhere in this proxy statement; and

•	separate audited historical financial information of BBA as of and for the years ended October 3, 2008, September 28, 2007 and September 29, 2006, included elsewhere in this proxy statement.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Ikanos and BBA and other financial information pertaining to Ikanos and BBA.

IKANOS COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

	Ikanos March 29, 2009	BBA statement of assets acquired and liabilities assumed April 3, 2009	Pro Forma
			Adjustments		Combined
		(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and investments	$59,338	$—	$(49,079	)(A)	$52,259
			42,000	(B)
Accounts receivable, net	12,226	—	—		12,226
Inventory	12,176	9,079	5,151	(A)	26,406
Prepaid expenses and other current assets	1,800	244	—		2,044

Total current assets	85,540	9,323	(1,928)		92,935
Long-term investments	1,034	—	—		1,034
Property and equipment, net	8,243	3,053	800	(A)	12,096
Intangible assets, net	5,194	—	36,555	(A)	41,749
Goodwill	—	1,000	(1,000	)(C)	—
Other assets	531	—	—		531

	$100,542	$13,376	$34,427		$148,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,568	$—	$—		$7,568
Accrued liabilities	8,249	2,188	4,000	(B)	17,437
			3,000	(D)

Total current liabilities	15,817	2,188	7,000		25,005

Commitments and contingencies

Stockholders’ equity:	84,725	—	3,615	(A)	123,340
			38,000	(B)
			(3,000	)(D)

	$100,542	$2,188	$45,615		$148,345

See accompanying notes to unaudited pro forma combined financial information.

IKANOS COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Ikanos Year Ended December 28, 2008	BBA Year Ended October 3, 2008	Pro Forma
			Adjustments		Pro Forma Combined
Revenue:
Revenue	$106,505	$171,156	$—		$277,661
Cost of revenue	61,827	102,573	8,316	(E)	172,716

Gross profit	44,678	68,583	(8,316)		104,945

Operating Expenses:
Research and development	43,231	70,307	200	(F)	113,738
Selling, general and administrative	25,823	26,967	2,907	(E)	55,697
Operating asset impairments and special gains, net	12,496	114,233	—		126,729

Total operating expenses	81,550	211,507	3,107		296,164

Loss from operations	(36,872)	(142,924)	(11,423)		(191,219)
Investment impairment	(6,166)	—	—		(6,166)
Other expense, net	—	(134)	—		(134)
Interest income (expense), net	2,145	(3,794)	3,794	(G)	1,919
			(226	)(H)

Loss before income taxes	(40,893)	(146,852)	(7,855)		(195,600)
Provision for income taxes	220	3,569	—		3,789

Net loss	$(41,113)	$(150,421)	$(7,855)		$(199,389)

Basic and diluted net loss per share	$(1.41)				$(3.76)

Weighted average common shares outstanding	29,084		24,000	(I)	53,084

See accompanying notes to unaudited pro forma combined financial information.

IKANOS COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Ikanos Three Months Ended March 29, 2009	BBA Three Months Ended April 3, 2009	Pro Forma
			Adjustments		Combined
		(unaudited)
Revenue:
Revenue	$20,734	$30,514	$—		$51,248
Cost of revenue	12,254	17,266	2,358	(E)	31,878

Gross profit	8,480	13,248	(2,358)		19,370

Operating Expenses:
Research and development	8,863	12,424	50	(F)	21,337
Selling, general and administrative	5,638	7,481	447	(E)	13,135
			(431	)(J)
Restructuring and special charges	267	2,079	—		2,346

Total operating expenses	14,768	21,984	66		36,818

Loss from operations	(6,288)	(8,736)	(2,424)		(17,448)
Other expense, net	—	(48)	—		(48)
Interest income (expense), net	237	(654)	654	(G)	194
			(43	)(H)

Loss before income taxes	(6,051)	(9,438)	(1,813)		(17,302)
Provision for income taxes	37	166	—		203

Net loss	$(6,088)	$(9,604)	$(1,813)		$(17,505)

Basic and diluted net loss per share	$(0.21)				$(0.33)

Weighted average common shares outstanding	29,094		24,000	(I)	53,094

See accompanying notes to unaudited pro forma combined financial information.

IKANOS COMMUNICATIONS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Securities and Exchange Commission Regulation S-X Article 11, using the purchase method of accounting based on SFAS 141R and are based on the historical financial statements of Ikanos and BBA after giving effect to the cash to be paid by Ikanos to consummate the acquisition, Tallwood’s purchase of $42.0 million in common stock and warrants, as well as certain pro forma adjustments. The unaudited pro forma condensed combined balance sheet gives effect to this acquisition as if it occurred on March 29, 2009 and combines the consolidated balance sheet of Ikanos as of March 29, 2009 and the statement of assets acquired and liabilities assumed of BBA as of April 3, 2009. The unaudited pro forma condensed combined statements of operations give effect to the BBA acquisition as if it had occurred on December 31, 2007 and presents the results of operations of Ikanos for the year ended December 28, 2008 combined with the results of operations of BBA for the year ended October 3, 2008, as well as the results of operations of Ikanos for the three months ended March 29, 2009 combined with the results of operations of the BBA for the three months ended April 3, 2009.

For ease of reference, the unaudited pro forma condensed combined financial statements use Ikanos’ period-end date and no adjustments were made to BBA reported information for the different quarter-end date. The pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized if the acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that Ikanos believes are reasonable.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition or the costs to integrate the operations of Ikanos and BBA or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

SFAS 141R requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with SFAS 157, Fair Value Measurements, as of the acquisition date and that the fair value of acquired in-process research and development be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. In addition, SFAS 141R establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price, which may be different than the amount of consideration assumed in these unaudited pro forma condensed combined financial statements due to the dollar for dollar change in inventory provision to the Asset Purchase Agreement.

SFAS 157 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in SFAS 157 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Ikanos may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Ikanos’ intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

IKANOS COMMUNICATIONS, INC.

Notes to Unaudited Pro Forma Condensed Financial Information—(Continued)

Under the purchase method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the acquisition, primarily at their respective fair values and added to those of Ikanos. Financial statements and reported results of operations of Ikanos issued after completion of the acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of BBA.

Under SFAS 141R, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are expensed in the period in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by Ikanos are estimated to be approximately $2.0 million to $4.0 million. An estimated $3.0 million of these transaction costs have been reflected in the unaudited pro forma condensed combined balance sheet; however, these costs have been excluded from the unaudited pro forma condensed combined statements of operations.

2.	Accounting Policies

Upon completion of the acquisition, Ikanos will further review BBA’s accounting policies. As a result of that review, it may become necessary to harmonize the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity.

3.	Preliminary Estimate of Consideration Expected to be Transferred

The preliminary estimate of consideration expected to be transferred to effect the acquisition is $49.1 million based on the inventory balance of $9.1 million to be transferred as of the pro forma condensed combined balance sheet date of March 29, 2009. The actual amount of cash consideration could differ based on the dollar value of inventory transferred as of the close of the acquisition. For example, if the amount of inventory transferred on the close of the acquisition was $14.0 million, the cash consideration transferred from Ikanos to BBA would be $54.0 million. The actual purchase price will be adjusted on a dollar for dollar basis based on actual inventory received at closing.

4.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Ikanos in the acquisition, reconciled to the estimate of the consideration expected to be transferred (in thousands):

Book value of net assets acquired at March 29, 2009	$13,376
Adjusted for:
Elimination of existing goodwill	(1,000)

Adjusted book value of net assets acquired	12,376
Adjustments to:
Inventory(a)	5,151
Property and equipment(b)	800
Acquired intangibles(c)	36,555
Liabilities assumed(d)	(2,188)
Contingencies(e)	—
Gain on bargain purchase(f)	(3,615)

$49,079

a)	As of the effective date of the acquisition, inventories are required to be measured at fair value. This adjustment represents the step-up to reflect the estimated fair value of the acquired inventory based on the expected sales price of the inventory, less reasonable selling margin.

IKANOS COMMUNICATIONS, INC.

Notes to Unaudited Pro Forma Condensed Financial Information—(Continued)

b)	As of the effective date of the acquisition, property and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. This adjustment is to reflect the acquired property and equipment at the assets estimated replacement value. None of the property and equipment is expected to be classified as held-for-sale on the acquisition date.

c)	As of the effective date of the acquisition, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets.

Under the HSR Act and other relevant laws and regulations, there are significant limitations regarding what Ikanos can learn about the specifics of BBA’s intangible assets. Obtaining the necessary information to complete the valuation of such intangible assets could take several months. As a result, the final determination of the values of such intangible assets will differ from these preliminary valuations and the differences could be material. As of the completion of the acquisition, Ikanos will update the preliminary valuation of the acquired intangible assets.

The identifiable intangible assets acquired are as follows (in thousands):

Acquired Intangible Assets:	Estimated Fair Value	Expected Useful Life
Existing technologies	$21,606	3 years
In process research and development	6,680	3 years
Customer relationships	7,149	4 years
Backlog	1,120	1 year

Total	$36,555

•

Existing technologies acquired primarily consists of BBA’s ADSL, VDSL, SHDSL and Packet Switch technologies. For the purposes of these pro forma financial statements it is assumed that these assets will be amortized using the straight-line method over an estimated useful life of 3 years.

•

Acquired in-process research and development relates to R&D projects that as of the acquisition date have not been completed. In-process research and development assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for in-process research and development project, determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and Ikanos would begin to amortize the asset into earnings. For the purposes of these pro forma financial statements it is assumed that it will take approximately six months to complete the on-going projects and that the acquired asset then will be amortized using the straight line method over an estimated useful life of 3 years.

•

Customer relationships consists of BBA’s contractual relationships and customer loyalty. For the purposes of these pro forma financial statements it is assumed that these assets will be amortized using the straight line method over an estimated useful life of 4 years.

•	Backlog relates to BBA backlog as of the date of the acquisition. It is expected that this asset will be amortized within the first year after the acquisition.

IKANOS COMMUNICATIONS, INC.

Notes to Unaudited Pro Forma Condensed Financial Information—(Continued)

d)	The expected liabilities assumed of $2.2 million consist primarily of employee related liabilities such as vacation.

e)	As of the effective date of the acquisition, except as specifically excluded, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. Ikanos has currently not identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available prior to the end of the purchase price measurement period, which would indicate that a liability which existed at the acquisition date, is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation and result in a lower gain on bargain purchase.

f)	A gain on bargain purchase occurs when net identified assets acquired and liabilities assumed exceed the consideration transferred as of the acquisition date. The preliminary estimate of assets acquired and liabilities assumed totals $52.7 million and exceeds the $49.1 million estimate of consideration expected to be transferred. Accordingly, an estimated gain on bargain purchase of $3.6 million has been recognized in the pro forma condensed combined balance sheet. This is based on preliminary information, the actual results may vary depending upon the assets acquired and liabilities assumed. There is a possibility that the Company may not have a bargain purchase at the close of the acquisition.

5.	Pro Forma Adjustments

This note should be read in conjunction with the introduction and notes above. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(A)	To record cash consideration of $49.1 million, the preliminary fair value of assets acquired and liabilities assumed and the gain on bargain purchase in accordance with SFAS 141R.

(B)	To record Tallwood’s purchase of 24.0 million shares of the Company’s common stock and warrants to purchase an additional 7.8 million shares of the Company’s common stock for $42.0 million. Pursuant to the SPA, the Company will pay for Tallwood’s expenses related to purchasing the shares and warrants, such as banking, legal and accounting outside service fees and is estimated to total $2.2 million and is accrued for in the condensed combined pro forma balance sheet. Also accrued are $1.8 million in expected costs related to banking and legal fees incurred by Ikanos to obtain the financing as well as expected costs to register the shares.

(C)	To eliminate BBA goodwill which will not be included in the combined entity.

(D)	To record estimated direct acquisition costs of approximately $3.0 million to be incurred by Ikanos. These costs are comprised of banking, legal and accounting outside service fees.

(E)	To record the amortization of acquired identifiable purchased intangibles. Existing technologies and in-process research and development are included as a component of cost of revenue in the pro forma condensed combined statements of operations, customer relationships and backlog are included as a component of selling, general and administrative expenses.

Acquired Intangible Assets:	Estimated Fair Value	Expected Life	Amortization for Year Ended December 28, 2008	Amortization for Three Months Ended March 29, 2009
Existing technologies	$21,606	3 years	$7,202	$1,801
In-process research and development	6,680	3 years	1,114	557
Customer Relationships	7,149	4 years	1,787	447
Backlog	1,120	1 year	1,120	—

Total	$36,555		$11,223	$2,805

IKANOS COMMUNICATIONS, INC.

Notes to Unaudited Pro Forma Condensed Financial Information—(Continued)

For purposes of these pro forma financials, it is assumed that it will take six months to complete the acquired in-process research and development projects at which time the fair value will be amortized on a straight-line basis over an estimated useful life of three years.

(F)	To record depreciation expense related to the estimated increase in fair value of acquired fixed assets.

(G)	To reverse interest expense on debt that will not be assumed by the combined entity.

(H)	To adjust for the assumed reduction in interest income due to reduced cash balances as a result of the cash consideration issued as part of the acquisition. The reduced cash balance was determined as the difference between the estimated BBA cash consideration of $49.1 million and the proceeds of the Tallwood financing of $42.0 million.

Assumed Interest Income Reduction	Reduction for Year Ended December 28, 2008	Reduction for Three Months Ended March 29, 2009
Reduction in interest income based on approximately $7.1 million of cash used at blended interest rate of 3.19% and 2.43% for the twelve months ended December 28, 2008 and the three months ended March 29, 2009, respectively	$226	$43

(I)	Pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effect of issuing 24.0 million shares of Ikanos common stock in connection with Tallwood’s financing of this transaction.

(J)	To eliminate historical direct costs incurred by the company related to the BBA acquisition. These costs are mainly comprised of legal fees.

6.	BBA Interim Information

The following is the unaudited statement of operations for the BBA for the three months ended January 2, 2009.

BBA Three Months Ended January 2, 2009
Revenue:
Revenue	$29,035
Cost of revenue:	16,914

Gross profit	12,121

Operating Expenses:
Research and development	14,088
Selling, general and administrative	6,649

Total operating expenses	20,737

Loss from operations	(8,616)
Other expense, net	457
Interest expense, net	731

Loss before income taxes	(9,804)
Provision for income taxes	444

Net loss	$(10,248)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Conexant Systems, Inc.

Newport Beach, California

We have audited the accompanying statements of assets to be acquired and liabilities to be assumed of the Broadband Access Product Line of Conexant Systems, Inc. (“BBA”) as of October 3, 2008 and September 28, 2007, and related statements of operations for each of the three fiscal years in the period ended October 3, 2008. These financial statements are the responsibility of the Conexant’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. BBA is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of BBA’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the assets to be acquired and liabilities to be assumed of BBA as of October 3, 2008 and September 28, 2007, and the results of its operations for each of the three fiscal years in the period ended October 3, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the financial statements include allocations of expenses from Conexant Systems, Inc. These allocations may not be reflective of the actual costs which would have been incurred had BBA operated as a separate entity apart from Conexant Systems, Inc.

/s/ Deloitte & Touche LLP

Costa Mesa, California

June 19, 2009

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED

(In thousands)

	April 3, 2009	October 3, 2008	September 28, 2007
	(Unaudited)
ASSETS TO BE ACQUIRED
Current assets:
Inventories, net	$9,079	$17,067	$23,006
Other current assets	244	245	290

Total current assets	9,323	17,312	23,296
Property, plant and equipment, net	3,053	4,170	9,087
Goodwill	1,000	1,000	108,570
Intangible assets, net	—	4,360	18,054

Total assets to be acquired	$13,376	$26,842	$159,007

LIABILITIES TO BE ASSUMED
Current liabilities:
Accrued compensation	$2,132	$1,788	$2,079
Other current liabilities	56	10	1

Total liabilities to be assumed	2,188	1,798	2,080
Commitments and contingencies (Note 6)
Net assets to be acquired	11,188	25,044	156,927

Total liabilities to be assumed and net assets to be acquired	$13,376	$26,842	$159,007

See accompanying notes to the financial statements.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

STATEMENTS OF OPERATIONS

(In thousands)

	Six Fiscal Months Ended		Fiscal Year Ended
	April 3, 2009	March 28, 2008	October 3, 2008	September 28, 2007	September 29, 2006
	(Unaudited)
Net revenues	$59,549	$87,964	$171,156	$212,873	$267,656
Cost of goods sold	34,180	52,368	102,573	138,523	177,870

Gross margin	25,369	35,596	68,583	74,350	89,786

Operating expenses:
Research and development	26,512	36,244	70,307	88,182	94,801
Selling, general and administrative	14,130	13,098	26,967	29,166	32,976
Asset impairments	—	—	120,492	733	—
Special charges (gains)	2,079	(663)	(6,259)	23,615	85,208

Total operating expenses	42,721	48,679	211,507	141,696	212,985

Operating loss	(17,352)	(13,083)	(142,924)	(67,346)	(123,199)

Interest expense	1,385	2,149	3,794	3,829	1,810
Other expense (income), net	505	(265)	134	(60)	(13)

Loss before income taxes	(19,242)	(14,967)	(146,852)	(71,115)	(124,996)
Provision for income taxes	610	1,311	3,569	2,333	923

Net loss	$(19,852)	$(16,278)	$(150,421)	$(73,448)	$(125,919)

See accompanying notes to the financial statements.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

1. Basis of Presentation

Asset Purchase Agreement and Transition Services Agreement

On April 21, 2009, Conexant Systems, Inc. (“Conexant”) entered into an Asset Purchase Agreement (the “APA”) with Ikanos Communications, Inc. (“Ikanos”), pursuant to which Ikanos has agreed to acquire certain assets related to the Broadband Access Product Line of Conexant Systems, Inc. (“BBA”). Assets to be sold pursuant to the agreement include, among other things, specified intellectual property, inventory, contracts and tangible assets. Ikanos has agreed to assume certain liabilities, including obligations under transferred contracts and certain employee-related liabilities. Under the terms of the APA, Ikanos will pay Conexant an aggregate consideration of $54.0 million upon the closing of the transaction, of which $6.75 million will be deposited into an escrow account. The purchase price of $54.0 million assumes $14.0 million of inventory and will be adjusted (dollar for dollar) based on actual inventory received at closing. The escrow account will remain in place for twelve months following the closing to satisfy potential indemnification claims by Ikanos. The closing is subject to various conditions, including, among other things, the closing of an equity investment in Ikanos by Tallwood III, L.P., Tallwood III Annex, L.P. and certain of their affiliates pursuant to a separate Securities Purchase Agreement, and the receipt of certain third party consents. In connection with the APA, Conexant and Ikanos entered into a Transition Services Agreement (the “Transition Services Agreements”). Pursuant to the terms of the Transition Services Agreement, Conexant will provide certain transition services to Ikanos, including financial services, supply chain support, data extraction, conversion services, facilities and site computing support, and office space services. The transition period is expected to be approximately 180 calendar days after closing.

Broadband Access Product Line

BBA develops high performance semiconductor and software products that enable network manufacturers and service providers to deliver broadband to the digital home. BBA is a supplier of very-high-speed-bit rate digital subscriber line semiconductors. BBA’s product line is composed of semiconductor applications associated with the digital subscriber line and passive optical network technologies enabling services such as high-speed Internet access, voice and telephone services, real-time video distribution and gaming applications. BBA’s product offerings also include a comprehensive portfolio of semiconductor solutions for end-to-end, standards-based DSL products including asymmetric DSL (“ADSL”), symmetric DSL and very-high-speed DSL.

Unaudited Interim Financial Statements

The statements of assets to be acquired and liabilities to be assumed at April 3, 2009 and the statements of operations for the six months ended April 3, 2009 and March 28, 2008 (“Interim Financial Information”) are unaudited, but include normal recurring adjustments that are, in the opinion of management, considered necessary for a fair statement of its assets to be acquired and liabilities to be assumed as of that date and net revenues and expenses for those periods.

The revenues and expenses for the six months ended April 3, 2009 are not necessarily indicative of the results that may be expected for the year ending October 2, 2009, or any future period.

The Interim Financial Information and footnote disclosures for BBA have been prepared in accordance with accounting principles generally accepted in the United States of America. However, certain information included in the audited financial statements of BBA have been condensed or omitted. The Interim Financial Information for BBA should be read in conjunction with BBA’s audited financial statements and footnote disclosures.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

BBA Historical Financial Information

Separate complete historical financial information was not maintained for BBA by Conexant. The accompanying financial statements of BBA have been derived from the consolidated financial statements and accounting records of Conexant, principally from statements and records representing BBA. Allocations were required to reflect the operating activity of BBA.

Assets to be Acquired and Liabilities to be Assumed—The accompanying statements of assets to be acquired and liabilities to be assumed were prepared to present, pursuant to the APA, the assets to be acquired and the liabilities to be assumed by Ikanos and does not reflect other BBA assets and liabilities not included in the APA. Assets and liabilities not included in the APA, and therefore not included in the accompanying financial statements, include, but are not limited to, customer receivables, vendor payables and non employee related accruals.

Statements of Operations—The accompanying statements of operations include all net revenues, cost of goods sold and direct expenses of BBA and include expense allocations for corporate functions, interest expense and foreign currency gains and losses.

Corporate Expense Allocation—Corporate functions historically provided to BBA by Conexant were allocated to BBA based on the percentage of BBA’s revenues and headcount to the respective total Conexant revenues and headcount. Corporate expenses included corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax and other services. These allocations are reflected in selling, general and administrative expenses in these statements of earnings and totaled $17.9 million, $19.2 million and $20.0 million for the fiscal years ended October 3, 2008, September 28, 2007 and September 29, 2006, respectively, and $10.7 million (unaudited) and $8.0 million (unaudited) for the six months ended April 3, 2009 and March 28, 2008, respectively. BBA’s management considers these allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense BBA would have incurred as a stand-alone company. Actual costs that may have been incurred if BBA had been a standalone company would depend on a number of factors, including BBA’s chosen organization structure, what functions were outsourced or performed by BBA’s employees and strategic decisions made in areas such as information technology systems and infrastructure.

Interest Expense Allocation—For fiscal years ended October 3, 2008 and September 28, 2007 and for the six months ended April 3, 2009 and March 28, 2008, interest expense allocated to BBA represents the portion of interest on the estimated amount of Conexant’s floating rate senior secured notes due November 2010 (the “Notes”), issued in November 2006, for which an offer to repurchase must be made under the terms of the indenture agreement with the holders of the Notes as a result of the sale of BBA to Ikanos by Conexant. Conexant estimates the offer amount to be approximately $41.0 million. Allocated interest expense on the Notes is based on three-month LIBOR plus 3.75%, revised quarterly in effect for each of the fiscal years. The average annual interest rates for fiscal years ended October 3, 2008 and September 28, 2007 and for the six months ended April 3, 2009 and March 28, 2008 was 7.45%, 9.20%, 5.83% and 8.34%, respectively. For the fiscal year ended September 27, 2006, interest expense allocated to BBA represents the portion of the interest on Conexant’s 4.00% convertible subordinated notes due March 2026, based upon the estimated offer to repurchase of $41.0 million. Conexant’s interest expense allocated to BBA totaled $3.8 million, $3.8 million and $1.8 million for the fiscal years ended October 3, 2008, September 28, 2007 and September 29, 2006, respectively, and $1.4 million (unaudited) and $2.1 million (unaudited) for the six months ended April 3, 2009 and March 28, 2008, respectively.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

Abbreviated Cash Flow Information—Historically, cash generated from BBA product sales have not been adequate to fund its operations. As a division of Conexant, BBA has been is dependent upon Conexant for all of its working capital and financing requirements. Since separate complete cash flow information has not historically been prepared for BBA’s operations, the following schedule of abbreviated cash flow information includes cash flows from operations exclusive of assets and liabilities not included in the APA (in thousands):

	(unaudited)
	Six Fiscal Months Ended		Fiscal Year Ended
	April 3, 2009	March 28, 2008	October 3, 2008	September 28, 2007	September 29, 2006
Selected cash flows from operating activities
Net loss	$(19,852)	$(16,278)	$(150,421)	$(73,448)	$(125,919)
Depreciation	1,561	3,180	6,017	5,699	4,491
Amortization of intangible assets	4,399	5,860	11,862	11,705	11,415
Asset impairments	—	—	120,492	733	—
Stock-based compensation	1,567	1,449	3,362	4,007	13,118
Losses (gains) on disposal of property, plant and equipment	106	114	(6,376)	246	—
Selected cash flows from investing activities
Payments for acquisitions, net of cash acquired	(1,000)	(800)	(800)	(5,000)	—
Proceeds from disposal of property, plant and equipment	—	128	8,835	12	—
Purchases of property, plant and equipment	224	1,389	1,973	9,148	8,150

2. Significant Accounting Policies

Fiscal Year—BBA’s fiscal year is the 52- or 53-week period ending on the Friday closest to September 30. Fiscal year 2008 was a 53-week year and ended on October 3, 2008. Fiscal years 2007 and 2006 were 52-week years and ended on September 28, 2007 and September 29, 2006, respectively.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Among the significant estimates affecting BBA’s financial statements are those related to business combinations, revenue recognition, inventories, long-lived assets (including goodwill and intangible assets), stock-based compensation, restructuring charges and expense allocations. On an on-going basis, management reviews its estimates based upon currently available information. Actual results could differ materially from those estimates.

Revenue Recognition—BBA recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price and terms are fixed and determinable and (iv) collection of the receivable is reasonably assured. These terms are typically met upon shipment of product to the customer. The majority of BBA’s distributors have limited stock rotation rights, which allow them to rotate up to 10% of product in their inventory two times a year. BBA recognizes revenue to these distributors upon shipment of product to the distributor, as the stock rotation rights are limited and BBA believes that it has the ability to reasonably estimate and establish allowances for expected product returns in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 48, “Revenue Recognition When Right of Return Exists.”

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

Development revenue is recognized when services are performed and was not significant for any of the periods presented.

Prior to the fourth quarter of fiscal year 2008, revenue with respect to sales to certain distributors was deferred until the products were sold by the distributors to third parties. At September 28, 2007, deferred revenue related to sales to these distributors was $2.4 million. During the three months ended October 3, 2008, BBA evaluated three distributors for which revenue has historically been recognized when the purchased products are sold by the distributor to a third party due to BBA’s inability in prior years to enforce the contractual terms related to any right of return. BBA’s evaluation revealed that it is able to enforce the contractual right of return for the three distributors in an effective manner similar to that experienced with the other distributor customers. As a result, in the fourth quarter of fiscal year 2008, BBA commenced the recognition of revenue on these three distributors upon shipment in a manner consistent with the revenue recognition point of other distributor customers. In the three-month period ended October 3, 2008, BBA recognized $1.7 million of revenue on sales to these three distributors related to the change to revenue recognition upon shipment with a corresponding charge to cost of goods sold of $0.7 million. At October 3, 2008, there is no significant deferred revenue related to sales to distributors of BBA products.

Revenue with respect to sales to customers to whom BBA has significant obligations after delivery is deferred until all significant obligations have been completed. Deferred revenue related to BBA was not significant for the periods presented and is not included in other current liabilities on the accompanying statements of assets to be acquired or liabilities to be assumed.

Research and Development—BBA’s research and development (“R&D”) expenses consist principally of direct personnel costs to develop new semiconductor products, allocated indirect costs of the R&D function, photo mask and other costs for pre-production evaluation and testing of new devices and design and test tool costs. BBA’s R&D expenses also include the costs for design automation, advanced package development and non-cash stock-based compensation charges for R&D personnel.

Shipping and Handling—In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” shipping and handling fees billed to customers are included in net revenues. Amounts incurred for freight are included in cost of goods sold.

Cash and Cash Equivalents—Cash and cash equivalents have been excluded from the statements of assets to be acquired and liabilities to be assumed. Historically, cash deposits from BBA have been transferred to Conexant and Conexant has funded all disbursements for BBA as required.

Inventories—Inventories are stated at the lower of cost or market. Cost is computed using the average cost method on a currently adjusted standard basis (which approximates actual cost) and market is based upon estimated net realizable value. The valuation of inventories at the lower of cost or market requires the use of estimates as to the amounts of current inventories that will be sold and the estimated average selling price. These estimates are dependent on an assessment of current and expected orders from customers, and orders generally are subject to cancellation with limited advance notice prior to shipment. See Note 4 for further information regarding inventories.

Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation is based on the property, plant and equipment utilized by BBA and the associated estimated useful lives (principally ten to

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

27 years for buildings and improvements, three to five years for machinery and equipment, and the shorter of the remaining lease terms or the estimated useful lives of the improvements for land and leasehold improvements). Maintenance and repairs are charged to expense. See Note 4 for further information regarding property, plant and equipment to be acquired.

Long-Lived Assets—Long-lived assets, including fixed assets and definite-lived intangible assets (other than goodwill) are amortized over their estimated useful lives. They are also continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The determination of recoverability is based on an estimate of undiscounted cash flows expected to result from the use of an asset and its eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. Estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, technological changes, economic conditions, changes to the business model or changes in operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, an impairment loss will be recognized, measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined using available market data, comparable asset quotes and/or discounted cash flow models. See Notes 4 and 8 for information regarding impairment charges for long-lived assets recorded during fiscal year 2008.

Goodwill—Goodwill is not amortized. Instead, goodwill is tested for impairment on an annual basis and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Under SFAS No. 142, goodwill is tested at the reporting unit level and BBA is a reporting unit of Conexant.

Goodwill impairment testing is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test would be unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss must be recognized in an amount equal to that excess. Goodwill impairment testing requires significant judgment and management estimates, including, but not limited to, the determination of (i) the reporting units, (ii) the goodwill and other assets and liabilities to be allocated to the reporting units and (iii) the fair values of the reporting units. The estimates and assumptions described above, along with other factors such as discount rates, will significantly affect the outcome of the impairment tests and the amounts of any resulting impairment losses. See Note 4 for information regarding impairment charges for BBA Goodwill recorded during fiscal 2008.

Foreign Currency Translation and Remeasurement—Foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency of BBA’s principle foreign operations is the local currency. Assets and liabilities denominated in foreign functional currencies are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates and income and expense items are translated at the average exchange rates prevailing during the period. For the remainder of BBA’s foreign locations, the functional currency is the U.S. dollar. Inventories, property, plant and equipment, cost of goods

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

sold, and depreciation for those operations are remeasured from foreign currencies into U.S. dollars at historical exchange rates; other accounts are translated at current exchange rates. Gains and losses resulting from those remeasurements are included in earnings. Conexant’s gains and losses resulting from foreign currency transactions are recognized currently in earnings and have been allocated to BBA based upon costs incurred at the foreign locations supporting the BBA operations.

Foreign Currency Forward Exchange Contracts—Conexant uses foreign currency forward exchange contracts to hedge certain Indian Rupee-denominated forecasted transactions related to R&D efforts in India. The foreign currency forward exchange contracts used to hedge these exposures are reflected at their fair values and meet the criteria for designation as foreign currency cash flow hedges. The criteria for designating a derivative as a hedge include that the hedging instrument should be highly effective in offsetting changes in the designated hedged item. Conexant has determined that its non-deliverable foreign currency forward exchange contracts to purchase Indian Rupees are highly effective in offsetting the variability in the U.S. dollar forecasted cash transactions resulting from changes in the U.S. dollar to Indian Rupee spot foreign exchange rates. For these derivatives, the gain or loss from the effective portion of the hedge is recognized in BBA’s statements of operations in the periods in which the hedged transaction affects operations, and within the same statement of operations line item as the impact of the hedged transaction. The gain or loss is recognized immediately in other (income) expense, net in the statements of operations when a designated hedging instrument is either terminated early or an improbable or ineffective portion of the hedge is identified. During fiscal year 2008, Conexant recorded a loss of $0.3 million for hedge ineffectiveness allocated to BBA based upon costs incurred at the foreign locations supporting BBA’s operations to which the hedging instrument applies.

Stock-Based Compensation—On October 1, 2005, BBA adopted SFAS No. 123(R), “Share-Based Payment (“SFAS No. 123(R)”).” This pronouncement requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. Under SFAS No. 123(R), compensation cost for all stock-based awards are measured at fair value on the date of grant and compensation expense is recognized over the service period that the awards are expected to vest. As permitted under SFAS No. 123(R), BBA elected to recognize compensation cost for all options with graded vesting granted on or after October 1, 2005 on a straight-line basis over the vesting period of the entire option. For options with graded vesting granted prior to October 1, 2005, BBA continued to recognize compensation cost over the vesting period following the accelerated recognition method described in FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” as if each underlying vesting date represented a separate option grant.

Consistent with the valuation method for the disclosure-only provisions of SFAS No. 123(R), BBA uses the Black-Scholes-Merton model to value the compensation expense associated with stock options under SFAS No. 123(R). In addition, forfeitures are estimated when recognizing compensation expense, and the estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

Consistent with the provisions of SFAS No. 123(R), BBA measures the fair value of service-based awards and performance-based awards on the date of grant. Performance-based awards are evaluated for vesting probability each reporting period. Awards with market conditions are valued using the Monte Carlo Simulation Method giving consideration to the range of various vesting probabilities. See Note 7 for information regarding stock based compensation.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

Under SFAS No. 123(R), BBA recorded in the statements of operations (i) compensation cost for options granted, modified, repurchased or cancelled on or after October 1, 2005 under the provisions of SFAS No. 123(R) and (ii) compensation cost for the unvested portion of options granted prior to October 1, 2005 over their remaining vesting periods using the fair value amounts previously measured under SFAS No. 123(R) for pro forma disclosure purposes.

Income Taxes—The provision for income taxes is determined in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.

In assessing the need for a valuation allowance, BBA considers all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. Forming a conclusion that a valuation allowance is not required is difficult when there is negative evidence such as cumulative losses in recent years. As a result of BBA’s cumulative losses in the U.S. and the full utilization of our loss carryback opportunities, management has concluded that a full valuation allowance against its net deferred tax assets is appropriate in such jurisdictions. In certain other foreign jurisdictions where the BBA does not have cumulative losses, a valuation allowance is recorded to reduce the net deferred tax assets to the amount management believes is more likely than not to be realized.

On September 29, 2007, BBA adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FIN 48, a company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The income tax provision for each period includes the FIN 48 liabilities resulting from the uncertain tax positions which arose in such period. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures.

As a multinational operation, BBA is subject to taxation in many jurisdictions, and the calculation of its tax expense involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. As BBA is not assuming any tax liabilities, the reversal of any tax liability or increase will not have any impact on BBA’s financial position, results of operations or cash flows.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual expense for U.S. or foreign taxes may be materially different from management’s estimates.

Prior to fiscal year 2008, BBA recorded estimated income tax liabilities to the extent they were probable and could be reasonably estimated.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

Recent Accounting Pronouncements

Disclosures About Derivative Instruments and Hedging Activities—In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 requires expanded disclosures regarding the location and amount of derivative instruments in an entity’s financial statements, how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and how derivative instruments and related hedged items affect an entity’s financial position, operating results and cash flows. SFAS No. 161 is not expected have a material impact on BBA’s financial statements.

Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities—On January 3, 2009, BBA adopted FASB Staff Position (“FSP”) FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP 140-4 and FIN 46(R)-8”). FSP 140-4 and FIN 46(R)-8 amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require public entities to provide additional disclosures about transfers of financial assets. It also amends FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. Additionally, this FSP requires certain disclosures to be provided by a public enterprise that is (a) a sponsor of a qualifying special purpose entity (“SPE”) that holds a variable interest in the qualifying SPE but was not the transferor (non-transferor) of financial assets to the qualifying SPE and (b) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor (non-transferor) of financial assets to the qualifying SPE. The adoption of FSP 140-4 and FIN 46(R)-8 did not have an impact on BBA’s financial statements because BBA does not have a variable interest in a variable interest entity or in an SPE.

Fair Value Measurements—In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FSP FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”), which delays the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities that are recognized or disclosed in the financial statements on a nonrecurring basis to fiscal years beginning after November 15, 2008. These non-financial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and non-financial assets acquired and non-financial liabilities assumed in a business combination. BBA has not applied the provisions of SFAS No. 157 to the assets to be acquired or liabilities to be assumed as of October 3, 2008 and September 28, 2007 in accordance with FSP FAS 157-2.

Fair Value Option for Financial Assets and Financial Liabilities—In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. BBA has no financial assets or financial liabilities in the accompanying statements of assets to be acquired or liabilities to be assumed.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

Business Combinations—In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”), which replaces SFAS No 141, “Business Combinations” (“SFAS No. 141”). The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. BBA will adopt SFAS 141R no later than the first quarter of fiscal 2010 and it will apply prospectively to business combinations completed on or after that date.

Noncontrolling Interests in Consolidated Financial Statements—In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of (“SFAS No. 160”),” which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS 160 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The BBA has no minority interest holder and therefore SFAS No. 160 is not expected to have an impact on BBA’s financial results.

Determination of the Useful Life of Intangible Assets—In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. This change is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other generally accepted account principles (GAAP). The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, which will require adoption of these provisions in the first quarter of fiscal year 2010. The adoption of FSP 142-3 is not expected to have an impact on the BBA’s financial statements.

The Hierarchy of Generally Accepted Accounting Principles—In May 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”), which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS No. 162 is effective 60 days following the Securities and Exchange Commission’s (the “SEC”) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The adoption of SFAS No. 162 is not expected to have an impact on BBA’s statements of operations and statements of assets to be acquired and liabilities to be assumed.

Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion—In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

Cash upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”). APB 14-1 requires the issuer to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The guidance will result in companies recognizing higher interest expense in the statement of operations due to amortization of the discount that results from separating the liability and equity components. APB 14-1 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. BBA expects that the adoption of APB 14-1 will result in an increase in the interest expense allocation reflected in the statement of operations for the fiscal year ended September 27, 2006 related to the convertible debt in place at Conexant during fiscal year 2006. See Note 1 for the discussion of BBA’s interest expense allocation.

Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities—In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are “participating securities” as defined in EITF 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128,” and therefore should be included in computing earnings per share using the two-class method. According to FSP EITF 03-6-1, a share-based payment award is a participating security when the award includes non-forfeitable rights to dividends or dividend equivalents. The rights result in a non-contingent transfer of value each time an entity declares a dividend or dividend equivalent during the award’s vesting period. However, the award would not be considered a participating security if the holder forfeits the right to receive dividends or dividend equivalents in the event that the award does not vest. FSP EITF 03-6-1 is effective for financial statements issued in fiscal years beginning after December 15, 2008, and interim periods within those years. When adopted, its requirements are applied by recasting previously reported earnings per share (“FPS”). BBA is currently evaluating the requirements of FSP EITF 03-6-1 and has not yet determined the impact of adoption on the BBA.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly—In April 2009, the FASB issued three related Staff Positions: (i) FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP 157-4”), (ii) FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP 115-2 and FSP 124-2”), and (iii) FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP 107-1 and APB 28-1”), which will be effective for interim and annual periods ending after June 15, 2009. FSP 157-4 provides guidance on how to determine the fair value of assets and liabilities under SFAS No. 157 in the current economic environment and reemphasizes that the objective of a fair value measurement remains an exit price. If BBA were to conclude that there has been a significant decrease in the volume and level of activity of the asset or liability in relation to normal market activities, quoted market values may not be representative of fair value and BBA may conclude that a change in valuation technique or the use of multiple valuation techniques may be appropriate. FSP 115-2 and FSP 124-2 modify the requirements for recognizing other-than-temporarily impaired debt securities and revise the existing impairment model for such securities, by modifying the current intent and ability indicator in determining whether a debt security is other-than-temporarily impaired. FSP 107-1 and APB 28-1 enhance the disclosure of instruments under the scope of SFAS No. 157 for both interim and annual periods. The BBA is currently evaluating the impact of adopting FSP 157-4, FSP 115-2 and FSP 124-2, and FSP 107-1 and APB 28-1.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

3. Business Combinations

In October 2006, Conexant acquired the assets of Zarlink Semiconductor Inc.’s (“Zarlink”) packet switching business as part of BBA for an aggregate purchase price of $6.8 million comprised of an initial cash payment of $5.0 million in fiscal 2007 and $1.8 million in fiscal 2008 due to the achievement of certain revenue targets. Of the $6.8 million purchase price, $0.7 million was allocated to net tangible assets, approximately $2.4 million was allocated to identifiable intangible assets and the remaining $3.7 million was allocated to goodwill. The identifiable intangible assets are being amortized on a straight-line basis over their estimated useful lives of approximately two years. The acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141 “Business Combinations.” The pro forma effect of this acquisition was not material to BBA’s statement of operations.

4. Supplemental Data of Assets to be Acquired and Liabilities to be Assumed:

Inventories

Inventories to be acquired consist of the following (in thousands):

	April 3, 2009	October 3, 2008	September 28, 2007
	(Unaudited)
Work-in-process	$4,842	$7,669	$7,570
Finished goods	4,237	9,398	15,436

	$9,079	$17,067	$23,006

At April 3, 2009, October 3, 2008 and September 28, 2007, inventories were net of excess and obsolete inventory reserves of $3.7 million (unaudited), $5.5 million and $6.6 million, respectively.

Property, Plant and Equipment

Property, plant and equipment to be acquired consist of the following (in thousands):

	April 3, 2009	October 3, 2008	September 28, 2007
	(Unaudited)
Leasehold improvements	$230	$229	$262
Machinery and equipment	19,037	18,188	19,308

	19,267	18,417	19,570
Accumulated depreciation and amortization	(16,214)	(14,247)	(10,483)

	$3,053	$4,170	$9,087

Property, plant and equipment are continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. During fiscal year 2008, it was determined that the current challenges in the competitive DSL market have resulted in the net book value of certain assets within BBA to be considered not fully recoverable. As a result, BBA recorded an impairment charge of $6.5 million related to property, plant and equipment. In fiscal year 2008, the sale of a

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

building in Noida, India generated a gain of $6.6 million which is included in special charges (gains). The provision for income tax includes $2.2 million of tax expense on the gain.

Depreciation expense includes depreciation of property, plant and equipment to be acquired by Ikanos and depreciation of other fixed assets utilized by BBA which are not to be sold.

Goodwill

The changes in the carrying amounts of goodwill were as follows (in thousands):

	Six Months Ended April 3, 2009	Fiscal Year Ended
		2008	2007
	(Unaudited)
Goodwill at beginning of period	$1,000	$108,570	$105,782
Additions	—	1,000	2,788
Impairments	—	(108,570)	—

Goodwill at end of period	$1,000	$1,000	$108,570

In the fiscal year ended October 3, 2008, BBA recognized an additional and final payment of $1.0 million related to the Zarlink acquisition due to the achievement of certain revenue targets for the period from November 2007 to October 2008. The final payments were allocated to goodwill. See discussion of asset impairments at Note 8.

Intangible Assets

Intangible assets consist of the following (in thousands):

	April 3, 2009 (Unaudited)			October 3, 2008			September 28, 2007
	Gross Carrying Amount	Accumulated Amortization	Book Value	Gross Carrying Amount	Accumulated Amortization	Book Value	Gross Carrying Amount	Accumulated Amortization	Book Value
Developed technology	$56,682	$(56,682)	$—	$56,682	$(52,322)	$4,360	$58,252	$(40,948)	$17,304
Other intangible assets	—	—	—	—	—	—	859	(109)	750

	$56,682	$(56,682)	$—	$56,682	$(52,322)	$4,360	$59,111	$(41,057)	$18,054

As of October 3, 2008, intangible assets are being amortized over a remaining life of six months. Fiscal 2009 amortization of BBA’s intangible assets was $4.4 million. See discussion of asset impairments at Note 8.

Other Current Assets

Other current assets includes prepaid rent related to a lease to be assumed, prepaid warranty maintenance contracts associated with assets to be acquired and employee related prepayments.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

Accrued Compensation

Accrued compensation includes accrued vacation and sick pay liabilities associated with the employees transferring to Ikanos under the APA.

5. Income Taxes

The components of the provision for income taxes are as follows (in thousands):

	Fiscal Year Ended
	2008	2007	2006
Current:
United States	$(12)	$—	$—
State and local	7	34	35
Foreign	3,590	2,163	1,143

Total current	3,585	2,197	1,178

Deferred:
Foreign	(16)	136	(255)

	$3,569	$2,333	$923

A reconciliation of income taxes computed at the U.S. Federal statutory income tax rate to the provision for income taxes is as follows (in thousands):

	Fiscal Year Ended
	2008	2007	2006
U.S. Federal statutory tax at 35%	(51,398)	(24,890)	(43,749)
State taxes, net of federal effect	(1,239)	(1,992)	(3,640)
Foreign tax rate differential	(188)	68	(19)
Valuation allowance	17,519	28,395	47,370
Asset impairments	38,000	—	—
Stock options	856	721	922
Other	19	31	39

Provision for income taxes	$3,569	$2,333	$923

Loss before income taxes consists of the following components (in thousands):

	Fiscal Year Ended
	2008	2007	2006
United States	$(157,600)	$(77,487)	$(127,587)
Foreign	10,748	6,372	2,591

	$(146,852)	$(71,115)	$(124,996)

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

Deferred tax assets and liabilities arise due to the difference in the basis of the assets and liabilities for income tax and financial accounting purposes. Pursuant to the APA and income tax laws, no deferred tax assets or liabilities have been assigned to BBA. For instance, while BBA generated net operating losses (“NOLs”), those NOLs will not be transferred with BBA as no legal entities will transfer with the business.

Similarly, no assets or liabilities for income taxes receivable or payable, including any amounts for FIN 48 liabilities for all periods beginning after September 27, 2007 and under SFAS 5 “Contingencies”, for prior periods, have been assigned to BBA as such liabilities will be not be transferred with BBA pursuant to the APA.

Certain of the Conexant’s foreign income tax returns for the years 2001 through 2007 are currently under examination. BBA also files U.S., state, and foreign income tax returns as part of Conexant in jurisdictions with varying statutes of limitations. Tax returns for the fiscal years 2005 through 2008 tax years generally remain subject to examination by federal and most state tax authorities. Management believes that adequate provision for income taxes has been made for all years, and the results of the examinations will not have a material impact on BBA’s statements of operations. As the tax liabilities associated with BBA prior to the transaction are retained by the legal entities that will remain with Conexant, the future cash flows and financial position of BBA should not be impacted by the results of these audits.

No provision has been made for U.S. Federal, state or additional foreign income taxes which would be due upon the actual or deemed distribution of foreign earnings as BBA will not retain any of the legal entities with undistributed earnings.

BBA recorded a tax provision of $0.6 million and $1.3 million for the six fiscal months ended April 3, 2009 and March 28, 2008, respectively, primarily reflecting income taxes imposed on our foreign subsidiaries. All of BBA’s U.S. Federal income taxes and the majority of BBA’s state income taxes are offset by fully reserved deferred tax assets.

6. Commitments and Contingencies

Lease Commitments

BBA leases certain facilities and equipment under non-cancelable operating leases which expire at various dates through 2011. Lease commitments associated with BBA facilities contain various provisions for rental adjustments including, in certain cases, adjustments based on increases in the Consumer Price Index. The leases generally contain renewal provisions for varying periods of time. Rental expense under operating leases was approximately $0.5 million (unaudited), $0.6 million (unaudited), $1.1 million, $1.1 million and $0.9 million during the six months ended April 3, 2009 and March 28, 2008 and fiscal years 2008, 2007 and 2006, respectively.

As of April 3, 2009, future minimum lease payments under non-cancelable operating leases that are being assumed were as follows (in thousands):

Fiscal Year Ending	Lease Payments
Remainder of 2009	$1,246
2010	2,270
2011	1,854

Total future minimum lease payments	$5,370

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

Warranty Costs

Product warranty costs are not significant. None of these guarantees and indemnities are being assumed by Ikanos.

7. Stock-Based Compensation Plans

Employees of BBA are participants in the stock option plans and long-term incentive plans of Conexant under which employees and directors may be granted options to purchase shares of Conexant’s common stock. Stock options are granted with exercise prices of not less than the fair market value at grant date, generally vest over four years and expire eight or ten years after the grant date. BBA settles BBA stock option exercises with newly issued shares of Conexant common stock.

BBA stock option expense includes stock compensation costs of BBA employees, an allocation of stock compensation for BBA support employees and an allocation of corporate selling, general and administrative stock compensation expense associated with Conexant’s stock option plans and is included in the statement of operations as follows (in thousands):

	Six Fiscal Months Ended		Fiscal Year Ended
	April 3, 2009	March 28, 2008	2008	2007	2006
	(Unaudited)
Cost of goods sold	$19	$23	$45	$42	$102
Research and development	511	743	1,567	1,684	8,090
Selling, general and administrative	476	564	1,165	1,408	3,467

BBA accounts for its stock option plans in accordance with SFAS No. 123(R) “Share-Based Payment.” Under SFAS No. 123(R), BBA is required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in its consolidated statements of operations over the requisite service period that the awards are expected to vest. BBA measures the fair value of service-based awards and performance-based awards on the date of grant. Performance-based awards are evaluated for vesting probability each reporting period. Awards with market conditions are valued on the date of grant using the Monte Carlo Simulation Method giving consideration to the range of various vesting probabilities.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

The following weighted average assumptions were used in the estimated grant fair value calculations for BBA-share-based payments associated with BBA:

	Six Fiscal Months Ended		Fiscal Year Ended
	April 3, 2009	March 28, 2008	2008	2007	2006
	(Unaudited)
Stock option plans:
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	77%	66%	67%	68%	76%
Risk-free interest rate	2.00%	3.80%	3.2%	4.6%	4.5%
Average expected life (in years)	4.86	5.00	5.25	4.93	5.25
Stock purchase plan:
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	74%	68%	69%	60%	76%
Risk-free interest rate	3.14%	3.00%	3.1%	4.8%	4.4%
Average expected life (in years)	0.50	0.50	0.50	0.50	0.50

The expected stock price volatility rates are based on the historical volatility of Conexant’s common stock. The risk free interest rates are based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option or award. The average expected life represents the weighted average period of time that options or awards granted are expected to be outstanding, as calculated using the simplified method described in SEC’s Staff Accounting Bulletin No. 110.

A summary of Conexant stock option activity associated with BBA is as follows (shares in thousands):

	Six Fiscal Months Ended April 3, 2009		Fiscal Year Ended October 3, 2008
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
	(Unaudited)
Outstanding at beginning of period	7,357	$23.54	10,081	$23.90
Granted	66	1.03	329	7.41
Exercised	—	—	(2)	5.26
Forfeited or expired	(2,173)	23.94	(3,051)	23.17

Outstanding at end of period	5,250	23.09	7,357	23.54

Shares vested and expected to vest	5,137	23.30	7,026	23.89

Exercisable at end of period	4,500	$24.70	6,209	$24.92

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

At October 3, 2008, of the 7.4 million stock options outstanding, approximately 6.0 million options were held by current employees and directors of Conexant, and approximately 1.4 million options were held by employees of former businesses of Conexant (i.e., Mindspeed, Skyworks, Jazz) who remain employed by one of these businesses. At October 3, 2008, stock options outstanding had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 3.3 years. At October 3, 2008, exercisable stock options had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 2.7 years. At October 3, 2008, shares vested and expected to vest had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 1.6 years. The total intrinsic value of options exercised and total cash received from employees as a result of stock option exercises during the fiscal year 2008 was immaterial. The total intrinsic values of options exercised during fiscal years 2007 and 2006 were $2.1 million and $8.9 million, respectively.

At April 3, 2009, Conexant stock options outstanding had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 3.4 years. At April 3, 2009, Conexant exercisable stock options had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 2.9 years. At April 3, 2009 Conexant shares vested and expected to vest had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 1.3 years. The total intrinsic value of options exercised and total cash received from Conexant employees as a result of stock option exercises during the six fiscal months ended April 3, 2009 and March 28, 2008 was immaterial.

Employee Stock Purchase Plan

Conexant has an employee stock purchase plan (“ESPP”) which allows eligible employees to purchase shares of Conexant’s common stock at six-month intervals during an offering period at 85% of the lower of the fair market value on the first day of the offering period or on the purchase date. Under the ESPP, employees may authorize Conexant to withhold up to 15% of their compensation for each pay period to purchase shares under the plan, subject to certain limitations, and employees are limited to the purchase of 200 shares per offering period. Offering periods generally commence on the first trading day of February and August of each year and are generally six months in duration, but may be terminated earlier under certain circumstances. During the twelve months ended October 3, 2008, 0.2 million shares were issued under the ESPP at a weighted average per share price of $5.11, approximately 2.0 million shares of the Conexant’s Common Stock are reserved for future issuance under the ESPP, of which 1.3 million shares will become available in 0.3 million share annual increases, subject to Conexant’s Board of Directors selecting a lower amount.

During fiscal years 2008, 2007 and 2006, BBA recognized compensation expense associated with Conexant’s Stock Compensation Plan of $2.8 million, $3.1 million and $11.7 million, respectively, and $0.1 million, $0.5 million and $1.3 million associated with Conexant’s Employee Stock Purchase Plan in its statement of operations. At October 3, 2008, Conexant’s total unrecognized fair value compensation cost related to non-vested stock options and employee stock purchase plan awards was $23.6 million, which is expected to be recognized over a remaining weighted average period of approximately 1.7 years.

Effective January 31, 2009, Conexant suspended the ESPP for all employees. The last purchase of shares under the ESPP occurred on January 30, 2009. Shares issued under the ESPP totaled 49,592 (unaudited) during the six fiscal months ended April 3, 2009. During the six months ended April 3, 2009, BBA stock-based compensation expense was $1.0 million (unaudited) for stock options, and $0.1 million (unaudited) for stock purchase plans in BBA statements of operations. During the six fiscal months ended March 28, 2008,

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

BBA stock-based compensation expense was $1.3 million (unaudited) for stock options, and $0.1 million (unaudited) for stock purchase plans in BBA statements of operations. At April 3, 2009, the total unrecognized fair value compensation cost related to Conexant’s non-vested stock option awards was $5.3 million (unaudited), which is expected to be recognized over a remaining weighted average period of approximately 1.3 years.

2001 Performance Share Plan and 2004 New Hire Equity Incentive Plan

Conexant’s long-term incentive plans provide for the issuance of share-based awards to officers and other employees and certain non-employees of Conexant. These awards are subject to forfeiture if employment terminates during the prescribed vesting period (generally within four years of the date of award) or, in certain cases, if prescribed performance criteria are not met.

Performance Plan

The performance-based awards may be settled, at Conexant’s election at the time of payment, in cash, shares of Common Stock or any combination of cash and Common Stock. A summary of share-based award activity under the 2001 Performance Share Plan (the “Performance Plan”) associated with Conexant is as follows (shares in thousands):

	Shares	Weighted Average Grant Date Fair Value
Outstanding, September 28, 2007	90	$22.90
Granted	400	6.49
Forfeited	(90)	20.88

Outstanding, October 3, 2008	400	6.49
Granted (unaudited)	—	—
Vested (unaudited)	(175)	8.34
Forfeited (unaudited)	—	—

Outstanding, April 3, 2009 (unaudited)	225	$5.04

During fiscal years 2008, 2007 and 2006, BBA recognized compensation expense associated with Conexant’s Performance Plan of $0.2 million, $0.3 million and $0.2 million, respectively. At October 3, 2008, the total unrecognized fair value compensation cost related to Conexant’s non-vested Performance Plan share awards was $1.3 million, which is expected to be recognized over a remaining weighted average period of approximately 0.6 years. At October 3, 2008, approximately 0.1 million shares of Conexant’s common stock are available for issuance under this plan.

During the six fiscal months ended April 3, 2009, Conexant recognized stock-based compensation expense associated with BBA of $0.5 million (unaudited) related to the Performance Plan. During the six fiscal months ended March 28, 2008, Conexant recognized a credit to stock-based compensation expense associated with BBA of $0.2 million (unaudited) which includes a reversal of previously recognized stock-based compensation expense associated with BBA of $0.3 million (unaudited) related to the non-achievement of certain performance criteria. At April 3, 2009, the total unrecognized fair value stock-based compensation cost related to Conexant’s non-vested Performance Plan share awards was $0.1 million (unaudited), which is expected to be recognized in fiscal 2009. As of April 3, 2009, no performance criteria apply to any unvested shares.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

2004 New Hire Plan

The 2004 New Hire Equity Incentive Plan (the “New Hire Plan”) contains service-based awards as well as awards which vest based on the achievement of certain stock price appreciation conditions. A summary of share-based award activity related to Conexant under the New Hire Plan is as follows (shares in thousands):

	Shares	Weighted Average Grant Date Fair Value
Outstanding, September 28, 2007	311	$11.50
Granted	25	4.50
Vested	(165)	15.18
Forfeited	(100)	15.30

Outstanding, October 3, 2008	74	10.59
Granted (unaudited)	—	—
Vested (unaudited)	(32)	11.33
Forfeited (unaudited)	(25)	13.70

Outstanding, April 3, 2009 (unaudited)	17	$4.50

Shares of the market condition awards may vest based upon two years of service and certain stock price appreciation conditions. Share awards are measured with market conditions at fair value on the grant-date using valuation techniques in accordance with SFAS No. 123(R), which gives consideration to the range of various vesting probabilities.

During fiscal years 2008 and 2007, BBA recognized compensation expense associated with Conexant’s New Hire Plan of $0.3 million and $0.1 million, respectively. At October 3, 2008, Conexant’s unrecognized fair value compensation cost related to non-vested New Hire Plan was $0.5 million, which is expected to be recognized over a remaining weighted average period of approximately 1.8 years. There were no shares granted or outstanding under Conexant’s New Hire Plan in fiscal year 2006.

During the six fiscal months ended April 3, 2009 and March 28, 2008, Conexant recognized $0.1 million (unaudited) and $0.2 million (unaudited), respectively, in stock-based compensation expense related to the New Hire Plan associated with BBA. At April 3, 2009, the total unrecognized fair value compensation cost related to Conexant’s non-vested New Hire Plan associated with BBA was $0.1 million (unaudited), which is expected to be recognized in fiscal 2009.

8. Asset Impairments

During fiscal year 2008, BBA conducted assessments of the future prospects for each of BBA’s product offerings. The assessments highlighted significant competitive challenges in the DSL market including a declining DSL market, continuous erosion in average selling prices and financial and technical risks associated with the execution of future competitive product offerings. These challenges coupled with recurring losses in BBA’s reporting unit primarily due to the inability to cut costs enough to generate competitive growth caused BBA to reevaluate future cash flows principally related to its DSL product offerings. This evaluation resulted in interim testing and resulting impairment of BBA’s related goodwill and intangibles as well as the determination that the net book value of certain assets within BBA’s business unit were not fully recoverable.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

The fair values used for these assessments were based upon a combination of a discounted cash flow model and revenue multiple model.

As a result, in the fiscal year 2008, BBA recorded impairment charges of $108.6 million related to goodwill, $1.9 million related to intangible assets, $6.5 million related to property, plant and equipment and $3.4 million related to electronic design automation tools.

9. Special Charges (Gains)

Special charges (gains) consist of the following (in thousands):

	Six Fiscal Months Ended		Fiscal Year Ended
	April 3, 2009	March 28, 2008	2008	2007	2006
	(unaudited)
Restructuring charges	$551	$23	$827	$2,682	$(382)
Legal settlements	1,472	—	—	18,550	84,975
Losses (gains) on disposals of property, plant and equipment	106	114	(6,376)	246	—
Other special (credits) charges	(50)	(800)	(710)	2,137	615

	$2,079	$(663)	$(6,259)	$23,615	$85,208

Restructuring Charges

BBA has implemented a number of cost reduction initiatives to improve its operating cost structure. The cost reduction initiatives included workforce reductions. None of the obligations associated with these restructurings are to be assumed by Ikanos and therefore have not been included in the statements of assets to be acquired or liabilities to be assumed.

Fiscal Year 2009 Restructuring Actions — During the first six months of fiscal year 2009, Conexant completed actions that resulted in the elimination of approximately 70 BBA positions. In relation to these announcements in fiscal year 2009, BBA recorded $0.6 million (unaudited) of total charges for the cost of severance benefits for the affected employees.

Fiscal Year 2008 Restructuring Actions—During fiscal year 2008, Conexant announced its decision to discontinue investments in standalone wireless networking solutions and other product areas. In relation to these announcements, BBA has recorded $0.8 million of total charges for the cost of severance benefits related to approximately 61 BBA employees notified of their involuntary termination. The financial impact of these restructuring actions did not impact BBA during the six months ended March 28, 2008.

Fiscal Year 2007 Restructuring Actions—During fiscal year 2007, Conexant announced several workforce reductions. BBA notified approximately 76 employees of their involuntary termination and recorded $2.7 million of total charges for the cost of severance benefits for the affected employees.

Fiscal Year 2006 and 2005 Restructuring Actions—During fiscal years 2006 and 2005, Conexant announced operating site closures and workforce reductions. In 2006, BBA notified approximately

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements—(Continued)

(Unaudited with respect to interim financial information as of April 3, 2009 and six month periods ended April 3, 2009 and March 28, 2008)

18 employees of their involuntary termination and recorded expense of $0.6 million, offset by reversal of expense of $0.9 million due to a revision of the estimates of the cost of severance benefits for the affected employees and the estimated relocation benefits for those employees who were offered and accepted relocation assistance.

Legal Settlements

Texas Instruments Incorporated—An acquired subsidiary of Conexant (“Globespan Virata”) was involved in a dispute with Texas Instruments Incorporated, Stanford University and its Board of Trustees, and Stanford University OTL, LLC (collectively, “Texas Instruments” or “TI”) over a group of patents (and related foreign patents) that Texas Instruments alleged are essential to certain industry standards for implementing ADSL technology. In fiscal year 2006, Conexant reached a definitive agreement with TI that settles all aspects of this dispute for a settlement amount of $70.0 million. Conexant paid on behalf of BBA the $70 million settlement and legal fees of approximately $15.0 million. The agreement resolves the alleged past infringement of BBA’s ADSL patents by Globespan Virata products and provides a fully paid-up, going-forward license for these products under a previously existing 2003 agreement between Conexant and TI. In addition, Conexant’s patent license with TI was amended to make it clear that the previous agreement extends to all of BBA’s xDSL products. Ikanos will not assume any liabilities associated with this matter.

Orckit—In fiscal year 2007, Conexant recognized litigation expense for damages award to Orckit Communications Ltd. (“Orckit”) in a contract dispute regarding pricing practices related to Globespan Virata’s proprietary Helium semiconductor chips for BBA’s product sales generated prior to Conexant’s acquisition of Globespan Virata in October 2004. Effective October 12, 2007, the dispute with Orckit was settled and resolved, including coverage of attorney fees, for $18.6 million paid by Conexant for BBA. Ikanos will not assume any liabilities associated with this matter.

Class Action Suit—In February 2005, Conexant and certain of its current and former officers and Conexant’s Employee Benefits Plan Committee were named as defendants in Graden v. Conexant, et al., a lawsuit filed on behalf of all persons who were participants in Conexant’s 401(k) Plan (Plan) during a specified class period. In January 2009, Conexant and plaintiff agreed in principle to settle all outstanding claims in the litigation for $3.25 million plus any associated costs. In the first six months ended April 3, 2009, approximately $1.5 million was allocated to BBA. Ikanos will not assume any liabilities associated with this matter.

10. Other Expense (Income), Net

Other expense (income), net consists of the following (in thousands):

	Six Months Ended		Year Ended December 31,
	April 3, 2009	March 28, 2008	2008	2007	2006
	(Unaudited)
Foreign exchange transaction losses (gains)	$505	$(265)	$134	$(60)	$(13)

Foreign exchange transaction losses include the effect of hedges allocated to BBA.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IKANOS

The following table sets forth certain information, as of June 15, 2009, with respect to the beneficial ownership of Ikanos Common Stock by (i) each person who is known to Ikanos to own beneficially more than 5% of Ikanos Common Stock; (ii) each director of Ikanos; (iii) the Chief Executive Officer, the Chief Financial Officer and each other person included in the Summary Compensation Table included in Ikanos’ proxy statement for its annual meeting for the 2009 year; and (iv) all current executive officers and directors of Ikanos as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Shares of Ikanos Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 15, 2009 are deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of the beneficial owner but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of June 15, 2009, 29,489,263 shares were issued and outstanding.

Name (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Ikanos Common Stock Outstanding (3)
Greater than 5% Stockholders:
Royce & Associates, LLC (4)	2,885,932	9.8%
Dialectic Capital Management, LLC (5)	2,780,868	9.4
Entities affiliated with Sequoia Capital (6)	2,050,024	7.0
Neuberger Berman Inc. (7)	1,636,577	5.5
Directors and Executive Officers:
Michael Gulett (8)	204,300	*
Cory Sindelar (9)	101,116	*
Bernard Glasauer	—	—
Chandrashekhar Khandekar (10)	76,500	*
Siva Sivakumar (11)	54,047	*
Noah Mesel (12)	73,869	*
Nick Shamlou (13)	76,110	*
Danial Faizullabhoy (14)	69,250	*
Elizabeth Fetter (15)	10,750	*
Paul Hansen (16)	112,999	*
Frederick Lax (17)	13,250	*
Gopal Venkatesh (18)	252,559	*
Michael A. Ricci (19)	7,500	*
All current directors and executive officers as a group (12 persons) (20)	1,044,750	3.5%

*	Represents beneficial ownership of less than 1% of our common stock.
(1)	Unless otherwise noted, the address for the beneficial owners listed in this table is c/o Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, California 94538.
(2)	To Ikanos’ knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.
(3)	Based on 29,489,263 shares of Ikanos Common Stock issued and outstanding as of June 15, 2009.
(4)	Royce & Associates, LLC beneficially owned 2,885,932 shares of Ikanos Common Stock as of December 31, 2008 pursuant to the Schedule 13G filed with the Securities and Exchange Commission on January 26, 2009. Principal address is 1414 Avenue of the Americas, New York, NY, 10019.
(5)	Dialectic Capital Management, LLC beneficially owned 2,780,868 shares of Ikanos Common Stock as of December 31, 2008 pursuant to the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2009. Principal address is 153 East 53rd Street, 29th Floor, New York, NY, 10022.
(6)

Entities affiliated with Sequoia Capital beneficially owned 2,050,024 shares of Ikanos Common Stock as of December 31, 2008 pursuant to the Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009.

Number of shares includes (a) 18,001 shares of Ikanos Common Stock held by SITP VIII Liquidating Trust, (b) 93,924 shares of Ikanos Common Stock held by SITP VIII-Q Liquidating Trust, (c) 1,451,427 shares of Ikanos Common Stock (5.0%) held by Sequoia Capital VIII, of which SC VIII Management-A, LLC is the general partner, (d) 58,400 shares of Ikanos Common Stock held by Sequoia Capital Franchise Partners, L.P., and (e) 428,272 shares of Ikanos Common Stock held by Sequoia Capital Franchise Fund, L.P. SCFF Management, LLC is the general partner of Sequoia Capital Franchise Fund, L.P. and Sequoia Capital Franchise Partners, L.P. Michael Moritz, Douglas Leone, Mark Stevens and Michael Goguen (who was a member of our Board of Directors until to January 29, 2008) are the Managing Members of SCFF Management, LLC and exercise shared voting and investment power of the shares held by these Sequoia entities. These Managing Members disclaim beneficial ownership of the shares held by these Sequoia entities except to the extent of their pecuniary interests in these entities. Mr. Kendall Cooper is the Managing Member of Sequoia Capital VIII, of which SC VIII Management-A, LLC is the general partner, and exercises voting and investment power over the shares held by Sequoia Capital VIII. Mr. Cooper disclaims beneficial ownership of all shares except to the extent of his individual pecuniary interest therein. Deborah Kranz is the Trustee of SITP VIII Liquidating Trust and SITP VIII-Q Liquidating Trust and has voting and investment power over the shares held by SITP VIII Liquidating Trust and SITP VIII-Q Liquidating Trust. Ms. Kranz disclaims beneficial ownership of all shares. Principal address is 3000 Sand Hill Road, Bldg. 4, Suite 280, Menlo Park, CA 94025.

(7)	Neuberger Berman Inc. beneficially owned 1,636,577 shares of Ikanos Common Stock as of May 31, 2009 pursuant to the Schedule 13G filed with the Securities and Exchange Commission on June 11, 2009. Principal address is 605 Third Avenue, New York, NY, 10158.
(8)	Represents (a) 10,000 shares of Ikanos Common Stock held by Mr. Gulett and (b) options to purchase 194,300 shares that are exercisable within 60 days of June 15, 2009.
(9)	Represents (a) 46,429 shares of Ikanos Common Stock held by Mr. Sindelar and (b) options to purchase 54,687 shares that are exercisable within 60 days of June 15, 2009.
(10)	Represents (a) 1,500 shares of Ikanos Common Stock held by Mr. Khandekar and (b) options to purchase 75,000 shares of Ikanos Common Stock that are exercisable within 60 days of June 15, 2009.
(11)	Represents (a) 16,547 shares of Ikanos Common Stock held by Mr. Sivakumar and (b) options to purchase 37,500 shares that are exercisable within 60 days of June 15, 2009.
(12)	Represents (a) 26,994 shares of Ikanos Common Stock held by Mr. Mesel and (b) options to purchase 46,875 shares of Ikanos Common Stock that are exercisable within 60 days of June 15, 2009.
(13)	Represents (a) 5,277 shares of Ikanos Common Stock held by Mr. Shamlou and (b) options to purchase 70,833 shares of Ikanos Common Stock that are exercisable within 60 days of June 15, 2009.
(14)	Represents Mr. Faizullabhoy’s options to purchase 69,250 shares that are exercisable within 60 days of June 15, 2009.
(15)	Represents Ms. Fetter’s options to purchase 10,750 shares of Ikanos Common Stock that are exercisable within 60 days of June 15, 2009.
(16)	Represents Mr. Hansen’s options to purchase 112,999 shares of Ikanos Common Stock that are exercisable within 60 days of June 15, 2009.
(17)	Represents Mr. Lax’s options to purchase 13,250 shares of Ikanos Common Stock that are exercisable within 60 days of June 15, 2009.
(18)	Represents (a) 15,809 shares of Ikanos Common Stock held by G. Venkatesh TTEE the Venkatesh Separate Property Trust, of which Mr. Venkatesh is a trustee, (b) 10,000 shares of Ikanos Common Stock held by Texan Ventures LLC, of which Mr. Venkatesh is a Managing Member, and (c) options to purchase 226,750 shares of Ikanos Common Stock that are exercisable within 60 days of June 15, 2009.
(19)	Represents 7,500 shares of Ikanos Common Stock held by Mr. Ricci.
(20)	Represents current executive officers and director’s (a) 132,556 shares of Ikanos Common Stock and (b) 912,194 options to purchase shares of Ikanos Common Stock that are exercisable within 60 days of June 15, 2009. See notes 8 through 18.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Ikanos’ stockholders may submit proposals that they believe should be voted upon at next year’s annual meeting of stockholders. Stockholders may also recommend candidates for election to Ikanos’ Board of Directors. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2010 proxy statement. Any such stockholder proposals must be submitted in writing to the attention of the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, no later than December 22, 2009, which is the date 120 calendar days prior to the anniversary of the mailing date of the proxy statement for the 2009 annual meeting. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2010 proxy statement.

Alternatively, under Ikanos’ bylaws, a proposal or a nomination that the stockholder does not seek to include in our 2010 proxy statement pursuant to Rule 14a-8 may be submitted in writing to the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, no later than January 21, 2010 for the 2010 annual meeting of stockholders, which is 90 calendar days prior to the anniversary of the mailing date of the proxy statement for the 2009 annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year’s annual meeting, notice by the stockholder must be received not later than the close of business on the tenth day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. As described in Ikanos’ Bylaws, the stockholder notice must set forth the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation that are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in such stockholder’s capacity as a proponent to a stockholder proposal. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, the stockholder will not be permitted to present the proposal to our stockholders for a vote at the 2010 annual meeting. In addition to the notice above, when seeking to include a director nomination, the stockholder must also include: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment the nominee, (iii) the class and number of shares of the corporation that are beneficially owned by the nominee, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

DELIVERY OF DOCUMENTS TO IKANOS’ STOCKHOLDERS SHARING AN ADDRESS

Certain Ikanos’ stockholders who share an address are being delivered only one copy of this proxy statement unless Ikanos or one of its mailing agents has received contrary instructions.

Upon the written or oral request of an Ikanos stockholder at a shared address to which a single copy of this proxy statement were delivered, Ikanos will promptly deliver a separate copy of such documents to the requesting Ikanos stockholder. Written requests should be made to Ikanos Communications, Inc., Attention: Investor Relations, 47669 Fremont Boulevard, Fremont, California 94538 and oral requests may be made by calling Investor Relations of Ikanos at (510) 979-0400. In addition, Ikanos’ stockholders who wish to receive a separate copy of Ikanos’ proxy statements and annual reports in the future should notify Ikanos either in writing addressed to the foregoing address or by calling the foregoing telephone number.

Ikanos’ stockholders sharing an address who are receiving multiple copies of Ikanos’ proxy statements and annual reports may request delivery of a single copy of such documents by writing Ikanos at the address above or calling Ikanos at the telephone number above.

ABSENCE OF APPRAISAL RIGHTS

We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to any of the proposals to be acted upon at the special meeting.

HISTORICAL FINANCIAL STATEMENTS OF IKANOS

Attached hereto as Annex XII and XIII and incorporated herein by reference are the following:

•	the Management’s Discussion and Analysis of Financial Condition and Results of Operations from Ikanos’ Annual Report on Form 10-K for the fiscal year ended December 28, 2008; and

•	the Management’s Discussion and Analysis of Financial Condition and Results of Operations from Ikanos’ Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2009.

The principal accountants of Ikanos for the current year and for the most recently completed fiscal year are not currently expected to be present, or available to respond to questions, at the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Ikanos files reports, proxy statements and other information with the SEC as required under the Exchange Act. The Tallwood Investors are privately held partnerships and are therefore exempt from filing requirements under the Exchange Act.

You may read and copy any reports, statements or other information filed by Ikanos at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the operation of the SEC’s public reference facilities. The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Ikanos, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Ikanos through the website maintained by Ikanos, which is http://www.ikanos.com. The information contained on the website is not incorporated by reference in, or in any way part of, this proxy statement.

You may also obtain copies of the reports, proxy statements and other information that Ikanos files with the SEC, without charge, by requesting them in writing or by telephone at the following address:

Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, California 94538

Telephone: (510) 979-0400

Attention: Investor Relations

None of Ikanos or any Tallwood Investor has authorized any person to give any information or make any representation about the transactions set forth in this proxy statement that is different from, or in addition to, that contained in this proxy statement or in any of the materials that are incorporated by reference in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex I

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of April 21, 2009, by and between Ikanos Communications, Inc., a Delaware corporation with headquarters located at 47669 Fremont Blvd., Fremont, CA 94538 (the “Company”), and Tallwood III, L.P., a Delaware limited partnership (“Tallwood III”), Tallwood III Partners, L.P., a Delaware limited partnership (“Tallwood III Partners”), Tallwood III Associates, L.P., a Delaware limited partnership (“Tallwood III Associates”), and Tallwood III Annex, L.P., a Delaware limited partnership (“Tallwood III Annex”) (Tallwood III, Tallwood III Partners, Tallwood III Associates and Tallwood III Annex are together hereinafter referred to as the “Investors” and each individually, an “Investor”).

BACKGROUND

A. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

B. The Investors wish to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) one (1) share of the Series A Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”), (ii) twenty four million (24,000,000) shares of the common stock, par value $0.001 per share, of the Company (“Common Stock”) and (iii) warrants, in substantially the form attached hereto as Exhibit A (the “Warrants”), to acquire up to seven million eight hundred thousand (7,800,000) shares of Common Stock (the “Warrant Shares”).

C. The Series A Preferred Share, Common Shares, the Warrants and the Warrant Shares issued pursuant to this Agreement are collectively referred to herein as the “Securities.”

D. Concurrently with the execution and delivery of this Agreement, the Company is entering into an Stockholder Agreement, substantially in the form attached hereto as Exhibit B (the “Stockholder Agreement”), with the Investors with respect to the securities of the Company held from time to time by the Investors, including the Series A Preferred Share, the Common Shares and the Warrant Shares.

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Investors’ willingness to enter into this Agreement, certain directors and officers of the Company are entering into agreements, substantially in the form attached hereto as Exhibit C (the “Voting Agreements”), pursuant to which such Persons have agreed, among other things, to vote the shares of Common Stock held by such Persons in favor of the sale and issuance of the Securities, the Charter Amendment and the other transactions contemplated under this Agreement, subject to the terms of the Voting Agreements.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investors agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

“Acquisition Proposal” has the meaning set forth in Section 5.1(a)(iii).

“Acquisition Transaction” has the meaning set forth in Section 5.1(a)(iii).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“BBA Business” has the meaning set forth in the definition of Conexant Asset Purchase Agreement.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Capitalization Date” means April 15, 2009.

“Certificate of Designation” means the certificate of designation creating a series of one share of preferred stock designated as Series A Preferred Stock of the Company in the form attached hereto as Exhibit D.

“Charter Amendment” means the amendment to the certificate of incorporation of the Company in the form attached hereto as Exhibit E.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.

“Closing Date” means the date and time of the Closing and shall be the date and time that is mutually agreed to by the Company and the Investors, but no later than three Business Days following the satisfaction or waiver of the conditions to the obligations of the parties hereto in Article VI.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the 24,000,000 shares of Common Stock, which are being issued and sold by the Company to the Investors at the Closing pursuant to the terms of this Agreement.

“Common Stock” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 5.2(a).

“Company Board Recommendation Change” has the meaning set forth in Section 5.2(b).

“Company Capital Stock” means Common Stock, Company Preferred Stock and any other shares of capital stock, voting securities or other ownership interest, if any, of the Company.

“Company Charter Documents” means the certificate of incorporation and bylaws of the Company, each as amended to date.

“Company Disclosure Letter” has the meaning set forth in Section 3.1.

“Company ESPP” means the Company’s Amended and Restated 2004 Employee Stock Purchase Plan.

“Company Options” means any options to purchase shares of Common Stock outstanding under any of the Company Stock Plans.

“Company Plan” means any and all “employee benefit plans” (within the meaning of Section 3(3) of ERISA and (B) any other employee benefit or compensation plans, policies or agreements, including any bonus, incentive, stock-based compensation, deferred compensation, supplemental executive retirement, employment, termination, severance, retention, non-competition, compensation or change in control arrangements to which the Company or any Company Subsidiary are a party or which are sponsored by the Company or any Company Subsidiary for the benefit of any current or former director or officer of the Company or any Company Subsidiary.

“Company Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company, including the Series A Preferred Stock.

“Company Restricted Stock” means any restricted stock outstanding under any of the Company Stock Plans.

“Company Restricted Stock Units” means any restricted stock units for Common Stock outstanding under any of the Company Stock Plans.

“Company Stock Plans” means (i) the Company’s 1999 Stock Plan, as amended, (ii) the Company’s 2004 Equity Incentive Plan, as amended, (iii) Company ESPP, (iv) the Dorados 2004 Amended and Restated Stock Option Plan, as amended, and (v) the Company’s Stock Option Agreement for Michael Ricci.

“Company Stockholder Meeting” has the meaning set forth in Section 5.3.

“Company Stockholders” means holders of shares of Common Stock in their respective capacities as such.

“Company Subsidiary” means any direct or indirect Subsidiary of the Company.

“Company Termination Fee” has the meaning set forth in Section 7.3(b)(v).

“Conexant” has the meaning set forth in the definition of Conexant Asset Purchase Agreement.

“Conexant Asset Purchase Agreement” means that certain Asset Purchase Agreement dated the date hereof, between the Company and Conexant Systems, Inc., a Delaware corporation (“Conexant”) related to the Company’s acquisition of the Broadband Access product line from Conexant (the “BBA Business”).

“Conexant Expenses” means all reasonable out-of-pocket fees and expenses incurred in connection with the Conexant Asset Purchase Agreement and the transactions contemplated thereby, including fees and expenses of financial advisors, legal counsel, consultants, investment bankers, accountants and other advisors.

“Confidentiality Agreement” has the meaning set forth in Section 5.4.

“Contingent Obligation” has the meaning set forth in Section 3.1(y).

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, bond, mortgage, indenture, warranty, purchase order, license, sublicense, assignment or other legally binding instrument, commitment, arrangement or understanding of any kind or character.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Delaware Law” means the applicable provisions of the laws of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Materials” has the meaning set forth in Section 3.1(g).

“Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market.

“Employee” means any current or former employees of the Company or the Company Subsidiaries.

“Environmental Laws” has the meaning set forth in Section 3.1(bb).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Company Subsidiary and any other person or entity under common control with the Company or any Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all reasonable out-of-pocket fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, legal counsel, consultants, investment bankers, accountants and other advisors.

“GAAP” has the meaning set forth in Section 3.1(g).

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Materials” has the meaning set forth in Section 3.1(bb).

“HSR Act” has the meaning set forth in Section 3.1(d)(ii).

“knowledge of the Company,” “knowledge” or “the Company’s knowledge” means with respect to any matter in question, the actual knowledge after discussions with employees responsible for the applicable subject matter of the matter in question of the Chief Executive Officer, the Chief Financial Officer, General Counsel, Controller, the Senior Vice President and General Manager, the Vice President of Operations and Corporate Quality, the Vice President of Worldwide Sales and the Vice President of Marketing of the Company.

“Indebtedness” has the meaning set forth in Section 3.1(y).

“Insolvent” has the meaning set forth in Section 3.1(h)(ii).

“Investor Designee” has the meaning set forth in Section 5.17.

“Investors” has the meaning set forth in the Preamble.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Leased Real Property” means all of the premises currently leased, subleased or licensed by or from the Company or its Subsidiaries.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” means any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise).

“Liens” means any material pledges, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than Permitted Liens.

“Material Adverse Effect” means any result, occurrence, change, event, circumstance, fact or effect (each, an “Effect”) that, individually or in the aggregate with any such other Effects (regardless of whether or not such Effect constitutes a breach of the representations and warranties made by the Company in this Agreement), is or is reasonably likely to be materially adverse to the Company, provided that in determining whether a Material Adverse Effect has occurred, there shall be excluded any Effect on the Company relating to or arising in connection with (i) changes in Legal Requirements or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board (provided that such conditions do not have a materially disproportionate impact on the Company), (ii) the declaration by the United States of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism) (provided that such conditions do not have a materially disproportionate impact on the Company, (iii) general business or economic conditions (provided that such conditions do not have a materially disproportionate impact on the Company), (iv) conditions generally affecting the industry in which the Company operates (provided that such conditions do not have a materially disproportionate impact on the Company), (v) the announcement or pendency of the transactions contemplated by any of the Transaction Documents, (vi) the occurrence, announcement or pendency of the transactions contemplated by the Conexant Asset Purchase Agreement, (vii) any failure by the Company to meet any internal projections or analyst estimates (but not the underlying reasons for the failure to meet any internal projections or analyst estimates), and (viii) any action taken by the Company at the written request of the Investors or that the Investors consent to in writing.

“Material Permits” has the meaning set forth in Section 3.1(u).

“Notice Period” has the meaning set forth in Section 5.2(b)(i).

“Order” has the meaning set forth in Section 6.1(b).

“Permitted Liens” means (i) Liens disclosed on the consolidated balance sheet of such Person included in the most recent annual or quarterly report filed by such Person with the SEC prior to the date of this Agreement; (ii) Liens for Taxes, assessments and other similar governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (iii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable; (iv) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (vi) Liens that do not materially interfere with the value or the current and continued use or operation of the property subject thereto and Liens against the landlord’s or owner’s interest in any Leased Real Property, expect to the extent caused by the Company or any of the Company Subsidiaries.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, or joint stock company.

“Preemptive Rights” has the meaning set forth in Section 3.1(e).

“Proxy Filing Date” means 10 calendar days following the earlier of (i) delivery by Conexant of the Required Financial Statements (as defined in the Conexant Asset Purchase Agreement) and (ii) receipt of a complete waiver from the SEC, to the reasonable satisfaction of the Company, with respect to the requirement under applicable Legal Requirements to include the Required Financial Statements and any related pro forma financial statements for the Company’s acquisition of the BBA Business in the Proxy Statement.

“Proxy Statement” means the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (as amended or supplemented).

“Purchase Price” has the meaning set forth in Section 2.1.

“Registration Statement” shall have the meaning set forth in the Stockholder Agreement.

“Regulation D” has the meaning set forth in the Preamble.

“Representative” has the meaning set forth in Section 5.1(a).

“Requisite Stockholder Approval” has the meaning set forth in Section 6.1(a).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation adopted by the SEC having substantially the same effect s such Rule.

“SEC” has the meaning set forth in the Preamble.

“SEC Reports” has the meaning set forth in Section 3.1(g).

“Securities” has the meaning set forth in the Preamble.

“Securities Act” has the meaning set forth in the Preamble.

“Series A Preferred Share” means the one (1) share of Series A Preferred Stock, which is being issued and sold by the Company to Tallwood III Partners at the Closing pursuant to the terms of this Agreement.

“Series A Preferred Stock” has the meaning set forth in the Preamble.

“Shares” means shares of Common Stock.

“Subsidiary” means with respect to any Person (a) a corporation of which fifty percent (50%) or more of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof; (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Subsidiary Charter Documents” means the certificate of incorporation and bylaws, or like organizational documents of each of the Company Subsidiaries.

“Superior Proposal” has the meaning set forth in Section 5.1(a).

“Stockholder Agreement” has the meaning set forth in the Preamble.

“Tallwood III” has the meaning set forth in the Preamble.

“Tallwood III Partners” has the meaning set forth in the Preamble.

“Tallwood III Associates” has the meaning set forth in the Preamble.

“Tallwood III Annex” has the meaning set forth in the Preamble.

“Tax” means any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, social security, unemployment, disability, excise, real property, personal property, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Tax Returns” means U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes.

“Termination Date” means October 15, 2009; provided, however, that in the event the one hundred five (105) day delivery requirement for the Required Financial Statements (as defined in the Conexant Asset Purchase Agreement) in clause (a) of Section 4.11 of the Conexant Asset Purchase Agreement becomes applicable, the Termination Date shall be November 15, 2009; provided further, that if Conexant exercises the extension contemplated by Section 4.11 of the Conexant Asset Purchase Agreement for the delivery of the Required Financial Statements (as defined in the Conexant Asset Purchase Agreement), then the Termination Date shall automatically be extended by the number of additional days (up to fifteen (15)) by which the time periods specified in clauses (a) and (b) of Section 4.11 of the Conexant Asset Purchase Agreement were extended.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted or traded on its primary Trading Market, (b) if the Common Stock is not then listed or quoted or traded on its primary Trading Market, any date on which the Common Stock is listed or quoted or traded on any other Eligible Market (or any respective successor thereto), or (c) if trading ceases to occur on any Eligible Market (or any respective successor thereto), any Business Day.

“Trading Market” means The Nasdaq Global Market or any other Eligible Market or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

“Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, the Voting Agreement, the Stockholder Agreement and the Warrants.

“Transfer Agent” means American Stock Transfer & Trust Company or any successor transfer agent for the Company.

“Warrant Shares” has the meaning set forth in the Preamble.

“Warrants” has the meaning set forth in the Preamble.

“Voting Agreements” has the meaning set forth in the Preamble.

ARTICLE II

PURCHASE AND SALE

2.1 Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to the Investors, and the Investors shall purchase from the Company, the Series A Preferred Share, the Common Shares and the Warrants at an aggregate price of forty two million dollars ($42,000,000) (the “Purchase Price”) in the amounts as set forth on Schedule A hereto. The date and time of the Closing and shall be 11:00 a.m., Pacific Time, on the Closing Date. The Closing shall take place at the offices of the Company’s Counsel in Palo Alto, California.

2.2 Closing Deliveries.

(a) At the Closing, the Company shall deliver or cause to be delivered to the Investors the following:

(i) a stock certificate evidencing the Series A Preferred Share registered in the name of Tallwood III Partners;

(ii) four stock certificates (or copies thereof provided by the Transfer Agent) evidencing the Common Shares registered in the name of the Investors in the amounts set forth opposite each such Investor’s name on Schedule A hereto; and

(iii) four Warrants, issued in the name of the Investors, pursuant to which the Investors shall have the right to acquire the number of Warrant Shares set forth opposite each such Investor’s name on Schedule A hereto.

(b) At the Closing, the Investors shall deliver or cause to be delivered to the Company the Purchase Price in United States dollars and in immediately available funds, by wire transfer to an account designated in writing to the Investors by the Company three Business Days prior to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in (i) the Company SEC Reports filed with the SEC since January 1, 2008 or (ii) the disclosure schedule delivered by the Company to the Investors on the date of this Agreement (the “Company Disclosure Letter”) (it being understood and hereby agreed that the disclosure set forth in any particular Section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties of the Company set forth in the corresponding Section or subsection of this Agreement, the Company hereby represents and warrants to the Investors as follows:

(a) Subsidiaries. The Company has no Subsidiaries other than those listed in Schedule 3.1(a) hereto. The Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Company Subsidiary free and clear of any Lien and all the issued and outstanding shares of capital stock or comparable equity interest of each Company Subsidiary are duly authorized, validly issued and are fully paid, non-assessable and free of Preemptive Rights.

(b) Organization and Qualification. Each of the Company and the Company Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), with the requisite corporate authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has made available to the Investors a true and correct copy of the Company Charter Documents and Subsidiary Charter Documents, and each such instrument is in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Company Charter Documents or Subsidiary Charter Documents, as the case may be. The Company and the Company Subsidiaries are duly qualified to do business and are in good standing (except for entities organized under the laws of any jurisdiction that does not recognize such a concept) as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in a Material Adverse Effect.

(c) Authorization; Enforcement.

(i) The Company has the requisite corporate authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders, subject only to the receipt of the Requisite Stockholder Approval, which approval is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Legal Requirements and the Company Charter Documents to adopt or approve the Transaction Documents and consummate the transactions contemplated hereby and thereby. Each of the Transaction Documents to which it is a party has been (or upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

(ii) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly adopted resolutions (A) declaring that this Agreement, the other Transaction Documents, the issuance and sale of the Securities as provided herein and the other transactions contemplated hereby and thereby are advisable and in the best interests of the Company Stockholders, (B) approving the Charter Amendment, the Certificate of Designation, the Transaction Documents and the transactions contemplated hereby and thereby, (C) taking all actions necessary so that the restrictions on business combination and stockholder vote requirements contained in Section 203 of DGCL will not apply with respect to or as a result of the Transaction Documents and the transactions contemplated hereby and thereby; (D) directing that the issuance and sale of the Securities as contemplated hereby, the Charter Amendment, and the other transactions contemplated hereby be submitted to the vote of the Company Stockholders at the Company Stockholder Meeting; and (E) making the Company Board Recommendation.

(iii) The Company has taken all action necessary to exempt the Transaction Documents and the transactions contemplated hereby and thereby from the restrictions on business combinations and voting requirements contained in Section 203 of DGCL. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover law applies to the Transaction Agreements and the transactions contemplated hereby and thereby.

(d) No Conflicts; Require Filings and Consents.

(i) The execution, delivery and performance of the Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not, and will not, (i) subject to the receipt of the Requisite Stockholder Approval in the case of the approval of the Charter Amendment, conflict with or violate any provision of the Company Charter Documents or Subsidiary Charter Documents, (ii) result in any breach of, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, materially affect the rights or obligations of the Company or any Company Subsidiary under, materially alter the rights or obligations of any third party under, give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, or result in the creation of a Lien on any of the properties or assets of the Company or a Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any property or asset of the Company or any Company Subsidiary is bound, or affected, except to the extent that such breaches, conflict, default, other occurrences or rights would not reasonably be expected to have a Material Adverse Effect, or (iii) assuming that all consents, filings, approvals, authorizations and other actions described in subsection (b) have been obtained or made, result in a violation of any Legal Requirement or Order to which the Company or a Company Subsidiary is subject (including, assuming the accuracy of the representations and warranties of the Investors set forth in Section 3.2 hereof, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Company or a Company Subsidiary is bound or affected, except to the extent that such violation would not reasonably be expected to have a Material Adverse Effect.

(ii) No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of the Transaction Documents, the performance by the Company of the Transaction Documents or the transactions contemplated hereby and thereby, except for: (i) the filing of the Certificate of Designation and the Charter Amendment with the Secretary of State of the State of Delaware, (ii) such consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and satisfaction of such other requirements of the comparable laws of other jurisdictions, each as set forth in Section 3.1(d)(ii) of the Company Disclosure Letter, (iii) the filing of the Proxy Statement with the SEC, (iv) the filing of such notices as may be required under the Securities Act and such filings as may be required under applicable state securities laws and (v) such other consents, authorizations, filings, approvals and registrations set forth in Section 3.1(d)(ii) of the Company Disclosure Letter.

(e) The Securities. The Securities (including the Series A Preferred Share and the Warrant Shares) are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and will not be subject to preemptive or similar rights (“Preemptive Rights”). The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable upon exercise of the Warrants. The Company does not have a stockholder rights plan or other “poison pill” arrangement.

(f) Capitalization.

(i) Subject to the Charter Amendment, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 1,000,000 shares of Company Preferred Stock. As of the Capitalization Date, (A) 29,846,616 shares of Common Stock were issued and outstanding, and (B) 572,764 shares of Common Stock were held by the Company as treasury shares. No shares of Company Preferred Stock are outstanding. Since the close of business on the Capitalization Date, the Company has not issued or authorized the issuance of any shares of capital stock of the Company other than pursuant to the exercise of Company Options granted under a Company Stock Plan or pursuant to the purchase of shares under the Company ESPP. No shares of Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued as contemplated or permitted by this Agreement or under a Company Stock Plan will be, when issued pursuant to the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and not subject to any Preemptive Rights.

(ii) The Company has reserved 8,137,249 shares of Common Stock for issuance under the Company Stock Plans. As of the Capitalization Date, there were outstanding Company Options to purchase 2,660,763 shares of Common Stock with a weighted average exercise price of $5.76, of which Company Options to purchase 1,721,620 shares of Common Stock were exercisable and Company Options to purchase 1,158,313 shares of Common Stock were vested. As of the Capitalization Date, there were 634,497 Company Restricted Stock Units and 34,293 shares of Company Restricted Stock.

(iii) Except as set forth in this Section 3.1(f), there are no outstanding (A) shares of Company Capital Stock, (B) securities of the Company convertible into or exchangeable for shares of Company Capital Stock and (C) securities, options, warrants, rights, contracts, understandings or similar obligations to which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or voting debt or any securities convertible into such securities, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, right, contract, understanding or obligation. Other than the Company Restricted Stock and Company Restricted Stock Units set forth in this Section 3.1(f), there are no outstanding restricted shares, restricted stock units, stock appreciation rights or similar securities or rights that provide economic benefits based, directly or indirectly, on the value or price of, any Company Capital Stock.

(iv) All outstanding shares of Common Stock, all outstanding Company Options, Company Restricted Stock, Company Restricted Stock Units have been issued and granted in compliance in all material respects with all applicable Legal Requirements. There are not any outstanding Contracts obligating the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock. The Company is not party to any voting agreement and, to the knowledge of the Company, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of Company Capital Stock . There are no contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of Company Capital Stock.

(g) SEC Reports; Financial Statements.

(i) Since January 1, 2007, the Company has filed all registration statements and reports required to be filed by it under the Securities Act and the Exchange Act. Such registration statements and reports required to be filed by the Company under the Securities Act and the Exchange Act, together with any materials filed or furnished by the Company, whether or not any such reports were required being collectively referred to herein as the “SEC Reports” and, together with this Agreement and the Company Disclosure Letter, the “Disclosure Materials”. As of their respective filing dates, the SEC Reports filed by the Company complied, or will comply (if filed subsequent to the date hereof and prior to the Closing Date), in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and any successor rules or regulations thereto, and none of the SEC Reports, when filed by the Company, contained, or will contain (if filed subsequent to the date hereof and prior to the Closing Date), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except to the extent corrected by an SEC Report filed subsequently but prior to the date hereof (or, in the case of SEC Reports filed subsequent to the date hereof but prior to the Closing Date, except to the extent corrected by an SEC Report filed prior to the Closing Date). The financial statements of the Company included in the SEC Reports comply, or will comply (if included in SEC Reports filed subsequent to the date hereof and prior to the Closing Date), in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(ii) There are no outstanding or unresolved comments received by the Company from the SEC.

(h) No Changes; Undisclosed Liabilities.

(i) Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in Schedule 3.1(h) hereto, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company and the Company Subsidiaries have not incurred any material Liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s consolidated financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or changed its auditors, except as disclosed in its SEC Reports, and (iv) the Company has not issued any equity securities to any officer, director or Affiliate of the Company or any Company Subsidiary.

(ii) The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent. For purposes of this Section 3.1(h), “Insolvent” means (i) the present fair saleable value of the Company’s assets is less than the amount required to pay the Company’s total Indebtedness, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(i) Absence of Litigation. Except as disclosed in the SEC Reports or Section 3.1(i) of the Company Disclosure Letter, there is no action, suit, claim, or proceeding, inquiry or investigation, before or by any Governmental Entity pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries or their respective properties or assets that has had or would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any Order or similar written agreement with any Governmental Authority that has had or would reasonably be expected to have a Material Adverse Effect.

(j) Contracts; Compliance.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, each material Contract to which the Company or a Company Subsidiary is a party or by which any of their respective properties and assets is bound is valid, is in full force and effect and is enforceable against each party thereto in accordance with the express terms thereof, except as such enforceability may be limited by

(i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Company Subsidiary, nor to the Company’s knowledge, the other parties thereto is in default under, in breach or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a breach, a violation or a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it has breached, is in default under or that it is in violation of, any material Contract to which it is a party or by which it or any of its properties and assets is bound (whether or not such default or violation has been waived).

(ii) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Company Subsidiary, (A) is in violation of any Order of any arbitrator or Governmental Entity, or (B) is or has been in violation of any Legal Requirements.

(k) Title to Assets; Real Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries (i) have good and marketable title to all real property owned by them, (ii) have good and marketable title in all personal property owned by them, in each case of (i) and (ii) free and clear of all Liens, except for Permitted Liens. The Company and the Company Subsidiaries do not own any real property. Except as would not reasonably be expected to have a Material Adverse Effect, the Leased Real Property are held by the Company and the Company Subsidiaries, as applicable, under valid and subsisting leases of which the Company and the Company Subsidiaries are in material compliance.

(l) No General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

(m) No Integration. Neither the Company nor any of its Affiliates nor, any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable stockholder approval provisions, including under the rules and regulations of any Trading Market. Neither the Company nor any of its Affiliates nor any Person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.

(n) Investment Company Status. The Company is not an Affiliate of, and is not, and after giving effect to the issuance and sale of Securities, will not be required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o) Private Placement. Assuming the accuracy of the representations and warranties of the Investors contained in Section 3.2 and the compliance by the Investors with the provisions set forth herein, the issuance and sale of the Securities in the manner contemplated by the Transaction Documents is exempt from the registration requirements of the Securities Act.

(p) Eligibility for Registration. The Company is eligible to register the Common Shares and the Warrant Shares for resale by the Investors using Form S-3 promulgated under the Securities Act.

(q) Listing and Maintenance Requirements. The Company is listed on The Nasdaq Global Market. The Company has not, in the twelve months preceding the date hereof, received written notice from The Nasdaq Global Market to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance, in all material respects, with the listing and maintenance requirements of The Nasdaq Global Market. Trading in the Common Stock has not been suspended by the SEC or The Nasdaq Global Market.

(r) Registration Rights. Except as described in Schedule 3.1(r), the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.

(s) Intellectual Property Rights.

(i) “Intellectual Property Rights” shall mean any or all of the following: (i) patents and applications and registrations therefor and all reissues, divisions, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof and foreign counterparts thereto (“Patents”); (ii) copyrights (whether or not registered), copyrights registrations and applications therefor, and all other rights corresponding thereto in any works of authorship (including software and firmware) throughout the world including moral and economic rights of authors and inventors, however denominated and regardless of medium of fixation or means of expression (“Copyrights”); (iii) rights in industrial designs and any registrations and applications therefor; (iv) mask work rights and registrations and applications for registration or renewal; (v) trade names, logos, trade dress, slogans, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (vi) trade secrets, business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein (“Trade Secrets”); (vii) domain names and domain name registrations; and (viii) any similar or equivalent rights to any of the foregoing (as applicable) in any jurisdiction worldwide.

(ii) Neither the Company nor any Company Subsidiaries has received written notice challenging the validity, enforceability or scope of any Intellectual Property Rights owned by the Company or a Company Subsidiary (“Company IP”). The Company and the Company Subsidiaries own all right, title and interest in and to the Company IP free and clear of all Liens. To the knowledge of the Company, each registered Trademark, registered Copyright and each Patent (collectively, “Registered IP”) is valid and enforceable. The Company and the Company Subsidiaries are current in their filing requirements as necessary to perfect and maintain their respective Registered IP in accordance with applicable Legal Requirements.

(iii) To the knowledge of the Company, the Company and each of the Company Subsidiaries own or possess sufficient rights to use all Intellectual Property Rights necessary to conduct their businesses as currently conducted, including the design, manufacture, license and sale of all products currently under development or in production. To the knowledge of the Company, the conduct of the Company and the Company Subsidiaries as currently conducted does not infringe, misappropriate or violate the Intellectual Property Rights of any third party. Neither the Company nor any Company Subsidiary has received any written notice from any person alleging infringement, misappropriation or other violation of the Intellectual Property Rights of any third party.

(iv) The Company has made available to the Investors all material licenses to Intellectual Property Rights (other than licenses granted by the Company or a Company Subsidiary in the ordinary course of business or licenses to the Company or a Company Subsidiary for “off-the-shelf” software or technology that are generally commercially available on standard terms) to which Company or any Company Subsidiary is a party, pursuant to which (i) the Company or such Company Subsidiary grants a license or other right to use any Company IP or (ii) any third party licenses or otherwise grants rights to the Company or a Company Subsidiary to use any Intellectual Property Rights owned by such third party (collectively, the “Intellectual Property Agreements”).

(v) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other person the right or option to cause or declare (i) a loss of, or Lien on, any of the Intellectual Property Rights owned by the Company or a Company Subsidiary; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Intellectual Property Agreement; or (iii) the release, disclosure, or delivery of any Company IP to any escrow agent or other person.

(vi) The Company and each of the Company Subsidiaries has taken reasonable measures to protect and preserve the confidentiality of the Trade Secrets owned by the Company or a Company Subsidiary that the Company wishes to maintain as confidential information and all other confidential and proprietary information of the Company and the Company Subsidiaries, including requiring all persons having access thereto to execute written non-disclosure agreements.

(t) Insurance. The Company and the Company Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the same or similar businesses and location in which the Company and the Company Subsidiaries are engaged. All of the material insurance policies of the Company and the Company Subsidiaries are in full force and effect, no notice of cancellation has been received with respect thereto, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

(u) Regulatory Permits. The Company and the Company Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate Governmental Entities and non-governmental entities necessary to conduct their respective businesses (“Material Permits”), and each Material Permit is in full force and effect, except where the failure to possess such permits does not have or would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit.

(v) Internal Controls; Disclosure Controls. The Company and the Company Subsidiaries maintain a system of internal control over financial reporting (as such term is defined in Rule 13a-15 of the General Rules and Regulations under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements of the Company. Since December 28, 2008, there have been no significant changes in the Company’s internal control over financial reporting. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 of the General Rules and Regulations under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that (i) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and (ii) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in all material respects.

(w) Sarbanes-Oxley Act. The Company is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder.

(x) Foreign Corrupt Practices. Neither the Company nor any Company Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except where such actions would not have a Material Adverse Effect.

(y) Indebtedness. Neither the Company nor any Company Subsidiaries (i) has any outstanding Indebtedness (as defined below) or (ii) is a party to any Contract relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(z) Employee Relations. (i) Neither the Company nor any Company Subsidiaries is a party to any collective bargaining agreement with any labor organization, trade union or works counsel; (ii) the Company has not received written notice that any labor representation question presently exists, and, to the Company’s knowledge, no petition concerning representation under the National Labor Relations Act, as amended, or other labor or employment law is pending or, to the Company’s knowledge, threatened and (iii) neither the Company nor any Company Subsidiaries, to the Company’s knowledge, employs any member of a union. The Company believes that its relations with its employees are accurately disclosed in all material respects in the SEC Reports. Except as disclosed in the SEC Reports, since December 31, 2007 no executive officer of the Company or any of the Company Subsidiaries (as defined in Rule 501(f) of the Securities Act) has notified in writing the Company or any such Company Subsidiary that such officer intends to leave the Company or any such Company Subsidiary or otherwise terminate such officer’s employment with the Company or any such Company Subsidiary.

(aa) Labor Matters. The Company and its Subsidiaries are in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(bb) Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) are in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance in all material respects with all terms and conditions of any such permit, license or approval. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(cc) Tax Matters. The Company and each of its Subsidiaries have timely filed all income and other material Tax Returns required to be filed by any of them and have timely paid all Taxes required to be paid (whether or not shown on such Tax Returns), and the unpaid Taxes of the Company and the Company Subsidiaries did not, as of the date of the most recent SEC Report, exceed the reserve for Tax liabilities set forth on the face of the balance sheets (rather than in any notes thereto) contained in the such SEC Reports. No material deficiencies for any Taxes have been asserted, assessed or proposed in writing against the Company or any of the Company Subsidiaries, and there are no pending or, to the knowledge of the Company, threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of the Company or the Company Subsidiaries.

(dd) Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(ee) Employee Benefits, ERISA.

(i) Section 3.1(ee) of the Company Disclosure Letter sets forth a true and complete list of the material Company Plans. True and complete copies of each of the material Company Plans, amendments thereto and all related service agreements, summaries and summary plan descriptions have been made available to the Investors. Each Company Plan has been administered in accordance with its terms in all material respects, and the Company and each of the Company Subsidiaries and their respective ERISA Affiliates has in all material respects met its obligations (if any) of ERISA, the Code and other applicable federal, state and foreign laws and the regulations thereunder.

(ii) None of the Company, any ERISA Affiliate, or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any material liability, directly or indirectly with respect to (A) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code that covered or has covered any Employee; or (B) any plan or arrangement that provides for post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA or otherwise as required by law).

(ff) Proxy Statement. The Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Company Stockholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to any information regarding the Investors that is supplied by the Investors in writing specifically for inclusion in the Proxy Statement. The Proxy Statement, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, shall comply as to form in all material respects with the requirements of the Exchange Act, the rules and regulations thereunder and other applicable Legal Requirements.

(gg) Brokers’ and Finders’ Fees. Except for Barclays Capital Inc. pursuant to an engagement letter dated February 21, 2007, as amended, a copy of which engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to the Investors, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

(hh) Opinion of Financial Advisor. The Company Board has received the opinion of Barclays Capital Inc., financial advisor to the Company, dated as of the date hereof, to the effect that, as of the date of such opinion, from a financial point of view, the financial terms of the issuance of the Securities pursuant to this Agreement are commercially reasonable to the Company, a written copy of which opinion has been delivered or will be delivered promptly after the date hereof to the Investors for informational purposes only.

3.2 Representations, Warranties and Covenants of the Investors. Except as set forth in the disclosure schedule delivered by the Investors to the Company on the date of this Agreement (the “Investor Disclosure Letter”), each Investor, severally and not jointly, hereby represents, warrants and covenants to the Company as follows:

(a) Organization; Authority. Such Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership or other power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The purchase by such Investor of the Securities hereunder has been duly authorized by all necessary corporate, partnership or other action on its part. This Agreement has been duly executed and delivered by such Investor and constitutes the valid and binding obligation of such Investor, enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

(b) No Public Sale or Distribution. Such Investor is (i) acquiring the Series A Preferred Share, the Common Shares and the Warrants, as applicable and (ii) upon exercise of the Warrants will acquire the Warrant Shares issuable upon exercise thereof, in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and such Investor does not have a present arrangement to effect any distribution of the Securities to or through any person or entity; provided, however, that by making the representations herein, such Investor does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(c) Investor Status. At the time such Investor was offered the Securities, it was, and at the date hereof it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Investor is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the FINRA or an entity engaged in the business of being a broker dealer. Except as otherwise disclosed in writing to the on or prior to the date of this Agreement, such Investor is not affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker dealer.

(d) Experience of the Investor. Such Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities and has so evaluated the merits and risks of such investment. Such Investor understands that it must bear the economic risk of this investment in the Securities indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

(e) Access to Information. Such Investor acknowledges that it has reviewed the Disclosure Materials and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; and (ii) access to information (other than material non-public information) about the Company and the Company Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

(f) No Governmental Review. Such Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g) No Conflicts. The execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which such Investor is a party, or (iii) result in a violation of any Legal Requirements (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such violations that do not otherwise affect the ability of such Investor to consummate the transactions contemplated hereby.

(h) Restricted Securities. Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

(i) Availability of Funds. On the Closing Date, such Investor will have immediately available funds in cash that will be sufficient to fulfill its obligations under Article II. Such Investor is not aware of any reason why the funds sufficient to fulfill its obligations under Article II will not be available on the Closing Date upon request of its limited partners.

(j) Ownership of Company Capital Stock. As of the date of this Agreement, such Investor does not beneficially own any shares of Common Stock. Neither such Investor nor any of its respective Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Capital Stock (other than as contemplated by this Agreement).

(k) Brokers or Finders. Except for Morgan Stanley, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, such Investor or any of its Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

(l) Prohibited Transactions. Such Investor does not own, directly or indirectly, and no Person acting on behalf of or pursuant to any understanding with such Investor owns, any securities, including any derivatives, of the Company. Such Investor covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with such Investor will engage, directly or indirectly, in any Short Sales involving the Company’s securities. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE CLOSING DATE

4.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Company shall and shall cause each of the Company Subsidiaries to, except as otherwise expressly contemplated by this Agreement or to the extent that the Investors shall otherwise consent in writing, (i) carry on their respective businesses in the usual, regular and ordinary course, in the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay their respective debts and Taxes when due, pay or perform other material obligations when due, and (iii) use commercially reasonable efforts to: (A) preserve intact their respective material assets, Intellectual Property Rights, present business organizations and maintain satisfactory material business relationships with third parties, including their respective customers, lenders, suppliers, licensors, licensees and distributors, (B) keep available the services of its directors, officers and, in the ordinary course of business consistent with past practice, employees, (C) maintain in effect all of their respective Material Permits, and (D) comply in all material respects with all Legal Requirements.

(b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as permitted or contemplated expressly by the terms of this Agreement, and except as provided in Section 4.1(b) of the Company Disclosure Letter, without the prior written consent of the Investors, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Company shall not take any action that would in the ordinary course of business be approved by the Company Board (or a committee thereof) or the board of directors of any of the Company Subsidiaries, and without limiting the generality of the foregoing, the Company shall not do any of the following, and shall not permit any of the Company Subsidiaries to do any of the following:

(i) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents;

(ii) Adopt a plan or agreement of, or resolutions providing for, complete or partial liquidation, merger, consolidation, dissolution, restructuring, recapitalization or other material reorganization;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, or convertible into or exercisable for, any capital stock, enter into any agreement with respect to the voting of any capital stock of the Company or any Company Subsidiary, or split, combine or reclassify any capital stock;

(iv) Purchase, redeem or otherwise acquire, directly or indirectly, any securities of the Company or any Company Subsidiaries, except (A) in connection with dissolution or reorganization of a wholly-owned Subsidiary of the Company in the ordinary course of business and (B) repurchases at cost of Common Stock from Employees upon termination of any such Employee’s service as provided and pursuant to the terms of the applicable Contract;

(v) Issue, sell, deliver, transfer, pledge, dispose of, encumber or subject to any Lien, or amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of, or authorize, agree or commit to issue, sell, deliver, transfer, pledge, dispose of, encumber or subject to any Lien, or amend the terms of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of the Company or any Company Subsidiaries (including any preferred stock of the Company or any Company Subsidiaries), or any securities convertible into or exchangeable for any such securities, except for (A) the issuance and sale of shares of Common Stock pursuant to Company Options outstanding prior to the date hereof in accordance with the applicable Company Option’s terms in effect on the date of this Agreement, (B) grants of Company Restricted Stock Units, Company Restricted Stock or Company Options to newly hired employees in the ordinary course of business consistent with past practice issued with a per share exercise price that is no less than the then-current market price of a share of Common Stock, and (C) issuances of shares of Common Stock to participants in the Company ESPP pursuant to the terms thereof;

(vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, whether in whole or in part, or otherwise acquire or agree to acquire any material assets outside the ordinary course of business consistent with past practice;

(vii) Sell, lease, license, encumber, subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets of the Company or any Company Subsidiary except (A) the sale, lease or disposition of immaterial property or assets of the Company and the Company Subsidiaries, or (B) the sale and distribution (directly and indirectly) of products and services in the ordinary course of business consistent with past practice;

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it or (B) employee loans or advances made in the ordinary course of business;

(ix) Incur, assume or amend the terms of, any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it), other than in connection with the financing of ordinary course trade payables consistent with past practice;

(x) (A) Take any action to waive any material benefits of, or agree to modify in any respect materially adverse to the Company, or fail to enforce any standstill or similar Contract, or (B) waive any standstill or similar Contracts, in each case to which the Company or any of the Company Subsidiaries is a party;

(xi) Amend, modify or terminate the Conexant Asset Purchase Agreement or waive any condition to closing therein; or

(xii) Authorize, agree or commit to do any of the foregoing.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Acquisition Proposals.

(a) No Solicitation.

(i) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 7.1 and the Closing Date, the Company and the Company Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, controlled affiliates, or investment bankers, attorneys or other agents or representatives (collectively, “Representatives”) retained by any of them to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than the Investors or any designees of the Investors) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to any Person (other than the Investors or any designees of the Investors), in any such case with the intention of permitting the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) approve any transaction under, or any Person other than the Investors becoming an “interested stockholder” under, Section 203 of the DGCL, or (vi) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Transaction; provided, however, that notwithstanding the foregoing, prior to the receipt of the Requisite Stockholder Approval, the Company Board may, directly or indirectly through agents or other representatives, (A) participate or engage in discussions or negotiations with any Person that has made after the date of this Agreement (and not withdrawn) a bona fide written unsolicited Acquisition Proposal that does not result from or out of a breach of this Section 5.1, and that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, and/or (B) furnish to any such Person that has made after the date of this Agreement (and not withdrawn) a bona fide written unsolicited Acquisition Proposal that does not result from or out of a breach of this Section 5.1, and that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement, the confidentiality terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the preceding clauses (A) or (B), (1) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the Company Stockholders under Delaware Law, (2) at least three Business Days prior to participating or engaging in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives the Investors written notice of the identity of such Person and all the material terms of such Acquisition Proposal and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person, and (3) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to the Investors to the extent such information has not been previously furnished by the Company to the Investors.

(ii) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.1 by any Company Subsidiary or Representatives of the Company or any of its

Subsidiaries shall be deemed to be a breach of this Section 5.1 by the Company. The Company shall, and shall cause its Subsidiaries to, cease immediately and to cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Person other than the Investors conducted prior to the date hereof with respect to any Acquisition Proposal and shall use commercially reasonable efforts to cause any such Person (or its agents or advisors) in possession of non-public information in respect of the Company or any Company Subsidiaries that was furnished by or on behalf of the Company and the Company Subsidiaries to return or destroy (and confirm destruction of) all such information.

(iii) For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, indication of interest, offer or proposal (other than an inquiry, indication of interest, offer or proposal by the Investors) to engage in an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company or any of the Company Subsidiaries outstanding as of the consummation of such purchase or other acquisition, or any tender offer (including a self-tender) or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company or any of the Company Subsidiaries outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the voting equity interests in the surviving or resulting entity of such transaction; (iii) a sale, lease, license (other than licenses in the ordinary course of business), transfer, acquisition or disposition of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by any of the lesser of book or fair market value thereof, consolidated revenue or net income of the Company and the Company Subsidiaries taken as a whole); (iv) a liquidation, dissolution, extraordinary dividend, corporate reorganization or other winding up of the Company and the Company Subsidiaries, taken as a whole; or (v) any other transaction, or agreement that would cause the issuance of the Securities pursuant to this Agreement to be impossible or impractical. For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written unsolicited Acquisition Proposal that did not result from or arise out of a breach of Section 5.1 with respect to which the Company Board shall have determined in good faith (after consultation with a financial advisor and its outside legal counsel and after taking into account, among other things, all of the terms and conditions of such Acquisition Transaction) that the Acquisition Transaction contemplated by such Acquisition Proposal would be more favorable to the Company Stockholders (in their capacity as such) than the transaction contemplated by the Transaction Documents (including any changes to the terms of this Agreement proposed by the Investors in response to such Superior Proposal); provided, that for purposes of the definition of “Superior Proposal,” clause (i) in the definition of “Acquisition Proposal” shall read as follows: “(A) the purchase or other acquisition from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than fifteen (15%) of any class of outstanding voting or equity securities of the Company or any of the Company Subsidiaries outstanding as of the consummation of such purchase or other acquisition, or (B) any tender offer (including a self-tender) or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company or any of the Company Subsidiaries outstanding as of the consummation of such tender or exchange offer, in either clause (A) or (B) for aggregate consideration at least equal to or greater than the Purchase Price.”

(b) Notification of Unsolicited Acquisition Proposals. In addition to the obligations of the Company set forth in Section 5.1(a), the Company shall promptly notify the Investors if any director or executive officer of the Company becomes aware of any receipt by the Company of (i) of any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, all material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep the Investors reasonably informed of the status and all material terms of any such Acquisition Proposal, request or inquiry.

5.2 Company Board Recommendation.

(a) Subject to the terms of Section 5.2(b) and Section 5.2(c), the Company Board shall unanimously recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).

(b) Neither the Company Board nor any committee thereof shall (i) fail to make, withhold, withdraw, amend or modify in a manner adverse to the Investors, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to the Investors, the Company Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Common Stock within ten Business Days after the commencement of such offer, (iv) make a public statement inconsistent with the Company Board Recommendation unless the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such public statement would be a breach of its fiduciary duties to the Company Stockholders under Delaware Law, or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Board Recommendation Change”). Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may effect a Company Board Recommendation Change if following receipt of and on account of a Superior Proposal, the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be a breach of its fiduciary duties to the Company Stockholders under Delaware Law; provided that prior to effecting such Company Board Recommendation Change, (i) the Company Board shall give the Investors at least four Business Days advance notice thereof (the “Notice Period”) (which notice and any notice provided under Section 7.1(f), as well as the actions giving rise to such notice, shall not by themselves be deemed to be a Company Board Recommendation Change), (ii) the Company shall attach to such notice the most current version of the proposed agreement relating to such Superior Proposal (which version or summary thereof shall be updated on a prompt basis) and the identity of the Person making the Superior Proposal, (iii) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with the Investors in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if the Investors, in their discretion, propose to make such adjustments; it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least forty-eight hours remains in the Notice Period subsequent to the time the Company notifies the Investors of any such material revision (it being understood that there may be multiple extensions) and (iv) the Investors do not make, within the Notice Period, an offer that is determined by the Company Board in good faith, after consulting with its outside counsel and financial advisor of nationally recognized reputation, to be at least as favorable to the stockholders of the Company as such Superior Proposal.

(c) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the

Company Stockholders that the Company Board determines to make in good faith (after consultation with outside legal counsel) in order to fulfill its fiduciary duties to the Company Stockholders under Delaware Law; provided that, in either such case, any such statement(s) or disclosures made by the Company Board will be subject to the terms and conditions of this Agreement, including the provisions of Article VII.

5.3 Company Stockholder Meeting. The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof for the purpose of voting upon the approval of the Charter Amendment, issuance of Securities pursuant to this Agreement in accordance with the DGCL; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are insufficient shares of the Common Stock present or represented by a proxy at the Company Stockholder Meeting to conduct business at the Company Stockholder Meeting, (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Legal Requirements or a request from the SEC or its staff, or (iii) the Company determines in good faith (after consultation with outside legal counsel and approval of the Investors, where such approval will not be unreasonably withheld, delayed or conditioned) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change). Subject to Section 5.2(b), the Company shall solicit from the Company Stockholders proxies in favor of the Charter Amendment and the issuance of securities pursuant to the Transaction Documents in accordance with Delaware Law, shall submit the Charter Amendment and the issuance of the Securities pursuant to the Transaction Documents for a vote of the Company Stockholders at the Company Stockholder Meeting and shall use commercially reasonable efforts to secure the Requisite Stockholder Vote at the Company Stockholder Meeting. Unless this Agreement is earlier terminated pursuant to Article VII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of voting upon the Charter Amendment and the issuance of the Securities in accordance with the DGCL, and shall submit the Charter Amendment and the issuance of securities pursuant to this Agreement for a vote of the Company Stockholders at the Company Stockholder Meeting, whether or not (i) the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it, or (ii) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to or received by the Company or the Company Stockholders. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of Company Stockholders any Acquisition Proposal prior to the vote of the Company Stockholders with respect to the Charter Amendment and the issuance of securities pursuant to this Agreement at the Company Stockholder Meeting. The notice of such Company Stockholder Meeting shall state that a resolution to adopt this Agreement and the Charter Amendment shall be considered at the Company Stockholder Meeting and no other matters shall be considered or voted upon at such meeting without the Investors’ prior written consent.

5.4 Confidentiality. The parties acknowledge that the Company and the Investors have previously executed a Confidential Disclosure Agreement dated June 11, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and, each of the Investors and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

5.5 Public Disclosure. Without limiting any other provision of this Agreement, the Investors and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release prior to such consultation and agreement, except as may be required by law or any listing agreement with any applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Investors and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) cause the conditions to the issuance of Securities pursuant to this Agreement set forth in Article VI to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and make all necessary registrations, declarations and filings with Governmental Entities; and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Investors shall cooperate with one another (x) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (y) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

5.7 Proxy Statement. The Company shall prepare, and the Company shall file with the SEC, the Proxy Statement by the Proxy Filing Date for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting; provided that prior to filing the Proxy Statement, the Company will provide drafts of thereof to the Investors, will give the Investors reasonable time to review and comment thereon and will include any reasonable comments made by the Investors in the Proxy Statement. Subject to applicable Legal Requirements, the Company shall use its best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement (but in no event later than five Business Days following clearance of the Proxy Statement by the SEC). The Company shall not file with the SEC the Proxy Statement or any amendment or supplement thereto, and, to the extent permitted by Legal Requirements, correspond or otherwise communicate in any material respect with the SEC or its staff with respect to the Proxy Statement without providing the Investors a reasonable opportunity to review and comment thereon or participate therein. The Company shall (i) as promptly as practicable after receipt thereof, provide the Investors and their counsel with copies of any written comments, and advise the Investors and their counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) include in the Company’s written response to such comments any comments reasonably proposed by the Investors and their counsel, and (iii) provide the Investors and their counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. The Company shall advise the Investors, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement any receipt of comments from the SEC or its staff on the Proxy Statement or any receipt of a request by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholder Meeting, any information relating to the Company or any of its respective partners, members, stockholders, directors, or officers, should be discovered by the Company, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC or its staff, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Unless this Agreement is earlier terminated pursuant to Article VII or the

Company Board shall effect a Company Board Recommendation Change pursuant to the terms of Section 5.2(b), the Company shall include the Company Board Recommendation in the Proxy Statement.

5.8 [Reserved.]

5.9 Furnishing of Information. Until the date that the Investors owning Shares or Warrant Shares may sell all of them under Rule 144 of the Securities Act (or any successor provision), the Company shall use its best efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. The Company further covenants that it will take such further action as any holder of Securities may reasonably request to satisfy the provisions of this Section 5.9.

5.10 Integration. The Company shall not, and shall use its commercially reasonably efforts to ensure that no Affiliate thereof shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investors or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

5.11 Reservation of Securities. The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations to issue such Common Shares and Warrant Shares under the Transaction Documents. In the event that at any time the then authorized shares of Common Stock are insufficient for the Company to satisfy its obligations to issue such Common Shares and Warrant Shares under the Transaction Documents, the Company shall take such actions as may be required to increase the number of authorized shares.

5.12 Use of Proceeds. The Company intends to use the net proceeds from the sale of the Securities to consummate the transaction contemplated in the Conexant Asset Purchase Agreement and for any other purpose validly authorized by the Company’s Board of Directors and/or stockholders.

5.13 Reporting Status; Listing of Common Stock. Throughout the period during which the Registration Statement is effective, the Company will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. The Company hereby agrees to use commercially reasonable efforts to maintain the listing of the Common Stock on the Nasdaq Global Market, and to cause all of the Common Shares and the Warrant Shares to be listed on the Nasdaq Global Market as of the Closing Date. The Company further agrees, if the Company applies to have the Common Stock traded on any national securities exchange other than the Nasdaq Global Market it will include in such application all of the Common Shares and Warrant Shares, and will take such other action as is necessary to cause all of the Common Shares and Warrant Shares to be listed on such other national securities exchange as promptly as possible.

5.14 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of the Investors. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Investors at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Investors.

5.15 Access to Information. The Company will afford the Investors and the Investors’ accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable notice to its properties, books, records and personnel during the period prior to the Closing Date; provided, however, that the Company may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any

Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) based on the advice of the Company’s outside counsel, access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or any of the Company Subsidiaries is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed to the Investors, provided that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party. With respect to the exchange of competitively sensitive information, including strategic and marketing plans, pricing material and customer specific data, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall not be exchanged to the extent such counsel advises in writing against such exchange. In addition, any information obtained from the Company or any Company Subsidiary pursuant to the access contemplated by this Section 5.15 shall be subject to the Confidentiality Agreement. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by the Investors or any of their financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.15. Any investigation conducted pursuant to the access contemplated by this Section 5.15 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or knowingly create a risk of damage or destruction to any property or assets of the Company or any of the Company Subsidiaries. Any access to any of the Company’s offices shall be subject to the Company’s reasonable security measures, the requirements of the applicable lease and insurance requirements and shall not include the right to perform any “invasive” testing.

5.16 Section 16. The Company agrees that it will not, prior to the date that is six (6) months from the Closing Date, consummate a merger or other consolidation that could result in short swing liability under Section 16 of the Exchange Act for the Investors; provided, however, that the foregoing shall not preclude the Company from entering into a definitive agreement with respect to such merger or other business combination.

5.17 Board Representation. Promptly after the date of this Agreement, the Company shall take all necessary corporate action to cause the Company Board to be comprised of seven (7) members on of the Closing Date, including causing each of the Persons designated by the Investors as set forth on Schedule 5.17 (the “Investor Designees”) to be appointed to the Company Board as of the Closing so that the composition of the Company Board immediately after the Closing is as set forth on Schedule 5.17.

5.18 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Legal Requirements are or become applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company and the Investors shall use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Legal Requirements on this Agreement and the transactions contemplated hereby.

5.19 Notice of Certain Events. In connection with the continuing operation of the business of the Company and the Company Subsidiaries between the date of this Agreement and the Closing Date, subject to applicable Legal Requirements, the Company shall consult in good faith on a reasonably regular basis with the Investors to report material (individually or in the aggregate) operational developments, the status of relationships with customers and resellers, the status of ongoing operations and other matters reasonably requested by the Investors pursuant to procedures reasonably requested by the Investors; provided that (i) no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement, and (ii) nothing herein shall obligate the Company to disclose any information that in the good faith opinion of the Company could be considered a potential violation of any applicable Legal Requirements relating to antitrust matters. The Company shall promptly advise the Investors orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Transaction Documents, the issuance and sale of the Securities and the other transactions contemplated hereby and thereby and shall keep the Investors reasonably informed regarding any such litigation. The Company shall give the Investors the opportunity to consult with the Company regarding the defense or settlement of any such litigation and shall consider the Investors’ views with respect to such litigation. Each of the Company and the Investors shall promptly, following knowledge thereof, notify the other of:

(a) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably expected to cause the conditions set forth in Section 6.2(a) or Section 6.3(a) not to be satisfied;

(b) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in the time and manner described herein that would cause the conditions set forth in Section 6.2(b) or Section 6.3(b) not to be satisfied;

(c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(d) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by the Transaction Documents; and

(e) any notice or other communication from any party to any material Contract to the effect that such party is terminating or otherwise materially adversely modifying its relationship with the Company or any of the Company Subsidiaries as a result of the transactions contemplated by the Transaction Documents;

provided, however, that the delivery of any notice pursuant to this Section 5.19 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice, and provide further that any failure of the Company to provide notice pursuant to this Section 5.19 shall not cause the condition set forth in Section 6.3(b) to not be satisfied if the Company shall promptly provide such notice upon knowledge of such failure.

5.20 Certificate of Designation. Promptly after the date hereof, the Company shall file the Certificate of Designation with the Secretary of State of the State of Delaware.

5.21 Certain Agreements. Each of the Company and the Investors agree that it shall operate in good faith hereunder and shall not amend this Agreement in order to provide for the termination of this Agreement upon their mutual agreement. The Company and the Investors acknowledge and agree that this Section 5.20 is intended to be in addition to the rights otherwise available to Conexant pursuant to the Conexant Asset Purchase Agreement, and shall operate for the benefit of and shall be enforceable by, Conexant, which is an intended third party beneficiary of this Section 5.20.

5.22 Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Notwithstanding the foregoing, if at any time (1) the Certificate of Designation or any portion thereof is found to be invalid or ineffective, (2) the Company takes the position that the Certificate of Designation or any portion thereof is invalid or ineffective and refuses to permit the holder of the Series A Preferred Share to exercise any right provided for therein or (3) for any other reason the holder of the Series A Preferred Share otherwise does not receive all of the rights and benefits contemplated by the Certificate of Designation, then the Company shall take all such other action as may be requested by the Investors that is required to cause the Investors to receive, to the maximum extent permitted by law, the rights and benefits the Investors anticipated the holder of the Series A Preferred Share would receive under the Certificate of Designation.

ARTICLE VI

CONDITIONS

6.1 Conditions to the Obligations of Each Party to Perform its Obligations Under this Agreement. The respective obligations of each party to this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Requisite Stockholder Approval. The Company shall have obtained the affirmative vote of the holders of a majority of the outstanding shares of its Common Stock to approve the Charter Amendment and the affirmative vote of a majority of the votes cast at the Company Stockholder Meeting (at which a quorum is present) to approve the issuance of the Securities (together, the “Requisite Stockholder Approval”).

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, judgment, ruling or any other order (each, an “Order”) which (i) is in effect and (ii) has the effect of preventing or making the issuance of the Securities pursuant to the Transaction Documents illegal.

(c) Conexant Asset Purchase. Each of the conditions to closing of the transactions contemplated by the Conexant Asset Purchase Agreement shall have been satisfied.

6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the issuance of the Securities under the Transaction Documents shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Investors set forth in this Agreement shall be true and correct when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or the ability of the Investors to fully perform their respective covenants and obligations under this Agreement, (ii) for changes required or specifically provided for by this Agreement, and (iii) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of the Investors to fully perform their respective covenants and obligations under this Agreement.

(b) Agreements and Covenants. The Investors shall have performed or complied in all material respects with their agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of the Investors, validly executed for and on behalf of the Investors and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Proceedings. There shall not be pending any suit or litigation challenging or seeking to restrain or prohibit the issuance of the Securities under the Transaction Documents or any of the other transactions contemplated by the Transaction Documents.

6.3 Additional Conditions to the Obligations of the Investors. The obligations of the Investors to consummate and effect the issuance of the Securities under the Transaction Documents shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Investors:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Material Adverse Effect, (ii) for changes required or specifically provided for by this Agreement, and (iii) for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this Section 6.3(a), all “Material Adverse Effect” qualifications set forth in such representations and warranties shall be disregarded.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Officer’s Certificate. The Investors shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d) have been satisfied.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect or a “Seller Material Adverse Effect” (as defined in the Conexant Asset Purchase Agreement).

(e) Proceedings. There shall not be pending any suit or litigation (i) challenging or seeking to restrain or prohibit the consummation of the issuance of the Securities pursuant to the Transaction Documents or (ii) with a reasonable likelihood of an adverse judgment and seeking to prohibit or limit in any material respect the Investors’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any Company Subsidiaries.

(f) Board of Directors. The Company Board (which shall have seven (7) members as of the Closing) shall have appointed, effective as of the Closing the Investor Designees to serve on the Company Board in the capacity set forth on Schedule 5.17 such that the composition of the Company Board is as set forth on Schedule 5.17.

(g) Stockholder Agreement. The Stockholder Agreement shall be in full force and effect.

(h) Charter Amendment. The Charter Amendment and the Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware and shall be effective.

(i) Nasdaq; Trading. The Company shall have filed with Nasdaq a true and complete Notification Form: Listing of Additional Shares covering the Common Shares and the Warrant Shares. No stop order or suspension of trading shall have been imposed by Nasdaq or the SEC or any other Governmental Entity with respect to public trading in the Common Stock.

(j) Certified Resolutions. The Investors shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying the resolutions (A) duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents, and the Transactions contemplated hereby and thereby, including the issuance and sale of the Securities, the filing of the Certificate of Designation, the Charter Amendment, and the appointment of the Investor Designees to the Company Board, and (B) duly adopted by the Company Stockholders at the Company Stockholder Meeting authorizing the issuance and sale of the Securities and the filing of the Charter Amendment.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. Notwithstanding the prior approval by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated and the issuance of the Securities pursuant to the Transaction Documents may be abandoned at any time prior to the Closing Date (it being agreed that the party hereto terminating this Agreement pursuant to this Section 7.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by either the Investors or the Company, if the issuance of Securities shall have not been consummated by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(a) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or has been the principal reason for any of the conditions to the issuance of the Securities set forth in Article VI having failed to be satisfied on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement;

(b) by either the Investors or the Company, if consummation of the issuance of securities would violate any non-appealable final Order of any Governmental Entity having competent jurisdiction or if there shall be enacted any law or regulation that makes consummation of the issuance of securities illegal or otherwise prohibited;

(c) by either the Investors or the Company, if: (i) the Company Stockholder Meeting (including any postponement or adjournments thereof) shall have been held and completed and the stockholders of the Company shall have taken a final vote on a proposal for the issuance of Securities pursuant to this Agreement, and (ii) the Requisite Stockholder Approval shall not have been obtained;

(d) by the Company, in the event that (i) the Company is not then in material breach of its covenants, agreements and other obligations under this Agreement, and (ii) the Investors shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Investors set forth in this Agreement shall have become inaccurate, in either case that (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not cured within thirty days after written notice thereof is received by the Investors or is not capable of being cured by the Termination Date;

(e) by the Investors, in the event that (i) the Investors are not then in material breach of their respective covenants, agreements and other obligations under this Agreement, and (ii) the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case that (A) would give rise to the failure of a condition set forth Section 6.3(a) or Section 6.3(b) and (B) is not cured within thirty days after written notice thereof is received by the Company or is not capable of being cured by the Termination Date;

(f) by the Company, in the event that (i) at least four Business Days prior to terminating this Agreement pursuant to this Section 7.1(f), the Company shall have notified the Investors in writing that the Company Board has received a Superior Proposal, and intends to terminate this Agreement pursuant to this Section 7.1(f) and enter into a definitive agreement with respect to such Superior Proposal immediately following the termination of this Agreement, which notice shall include the most current version of such definitive agreement and the identity of the Person making such Superior Proposal, and otherwise complied with each of the requirements set forth in Section 5.1 and Section 5.2(b) with respect to a Company Board Recommendation Change (it being understood and hereby agreed that such four Business Day period may be the same four Business Day period contemplated by Section 5.2(b) in connection with a proposed Company Board Recommendation Change), and (ii) the Company pays the Investors the Company Termination Fee payable to Investors pursuant to Section 7.3(b)(iii);

(g) by the Investors, in the event that (i) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract relating to any Acquisition Proposal, or (iii) a tender or exchange offer for Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with the Investors and, within ten (10) Business Days after the commencement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Common Stock into such tender or exchange offer;

(h) by either the Company or the Investors in the event that the Conexant Asset Purchase Agreement shall have been terminated pursuant to its terms; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(h) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or has been the principal reason for any of the conditions to the issuance of the Securities set forth in Article VI having failed to be satisfied on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement, and the failure to consummate the transactions contemplated by this Agreement was the proximate cause of the termination of the Conexant Asset Purchase Agreement; or

(i) by mutual written agreement of the Investors and the Company with the prior written consent of Conexant (it being understood that this Section 7.1(i) is intended to be in addition to the rights otherwise available to Conexant pursuant to the Conexant Asset Purchase Agreement, and shall operate for the benefit of and shall be enforceable by Conexant, which is an intended third party beneficiary of this Section 7.1(i)).

7.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 7.1 this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.4, this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, including Section 7.3(b), all Expenses shall be paid by the party incurring such Expenses; provided that the Company shall reimburse the Investors at the Closing by wire transfer of immediately available funds to an account or accounts designated by the Investors for all of the Investors’ Expenses and the Investors’ Conexant Expenses; provided further that in the event of the termination of this Agreement pursuant to Section 7.1(a), 7.1(b), 7.1(e) or 7.1(h), the Company shall pay, within three Business Days of receiving an invoice therefor, by wire transfer of immediately available funds to an account or accounts designated by the Investors, all of the Investors’ Conexant Expenses in an amount no greater than $750,000.

(b) Company Payments.

(i) In the event that this Agreement is terminated by the Investors or the Company pursuant to Section 7.1(c), the Company shall reimburse the Investors for the Investors’ Expenses and the Investors’ Conexant Expenses in an aggregate amount for such Expenses no greater than $1,750,000, within three Business Days of receiving an invoice therefor, by wire transfer of immediately available funds to an account or accounts designated in writing by the Investors.

(ii) The Company shall pay to the Investors the Company Termination Fee plus the Investors’ Expenses and the Investors’ Conexant Expenses, in an aggregate amount for such Expenses no greater than $1,750,000 and only to the extent not already paid pursuant to Section 7.2(b)(i) above, by wire transfer of immediately available funds to an account or accounts designated in writing by the Investors, within two Business Days after demand by the Investors, in the event that: (A) this Agreement is terminated by the Investors or the Company pursuant to Section 7.1(c); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 7.1(c), an Acquisition Transaction shall have been publicly announced or shall have become publicly known and not withdrawn; and (C) within twelve months following the termination of this Agreement pursuant to Section 7.1(c), either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for an Acquisition Transaction.

(iii) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(f), the Company shall pay to the Investors the Company Termination Fee plus the Investors’ Expenses and the Investors’ Conexant Expenses, in an aggregate amount for such Expenses no greater than $1,750,000, by wire transfer of immediately available funds to an account or accounts designated in writing by the Investors, prior to and as a condition to the effectiveness of such termination.

(iv) In the event that this Agreement is terminated by the Investors pursuant to Section 7.1(g), the Company shall pay to the Investors a cash fee equal to the Company Termination Fee plus the Investors’ Expenses and the Investors’ Conexant Expenses, in an aggregate amount for such Expenses no greater than $1,750,000, by wire transfer of immediately available funds to an account or accounts designated in writing by the Investors, within two Business Days after such termination.

(v) For purposes of this Agreement, the “Company Termination Fee” shall mean an amount equal to $2,000,000.

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, nor shall it be required to reimburse Investors for their Expenses and their Conexant Expenses in an aggregate amount greater than $1,750,000.

(d) Enforcement. The parties hereto acknowledge and hereby agree that the covenants and agreements set forth in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to this Section 7.3 do not constitute a penalty. If the Company fails to pay as directed in writing by the Investors, any amounts due to the Investors pursuant to this Section 7.3 within the time periods specified in this Section 7.3, then the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Investors in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(e) Effect of Termination, Payment of Company Termination Fee. Upon termination of this Agreement in accordance with its terms, neither party shall have any liability to any other party except (i) in the case of fraud or willful breach, (iii) pursuant to Section 7.3(a), (ii) pursuant to Section 7.3(b), if applicable, or (iii) for the performance or nonperformance of obligations that by their terms are intended to continue notwithstanding such termination. For the avoidance of doubt, in the event that this Agreement is terminated pursuant to Section 7.1(c), Section 7.1(f) or Section 7.1(g) under circumstances entitling the Investors to receive in the case of Section 7.1(c), the reimbursement of and the payment of expenses pursuant to Section 7.3(a) or in the case of Section 7.1(f) or Section 7.1(g), the Company Termination Fee in each case pursuant to Section 7.3(b), then, upon payment of the expenses pursuant to Section 7.3(a) and/or the Company Termination Fee to the Investors, as the case may be, each in accordance with Section 7.3(b), the Company shall have no further liability to the Investors in connection with this Agreement or the matters forming the basis for such termination, except in the case of fraud or willful breach.

7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors or other governing body, at any time before or after approval of the issuance of the Securities by the stockholders of the Company, provided that after approval of the issuance of the Securities by the stockholders of the Company, no amendment shall be made which by requires further approval by the stockholders of the Company under applicable Legal Requirements without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of the Investors and the Company.

7.5 Extension; Waiver. At any time prior to the Closing Date, any party hereto, by action taken or authorized by their respective board of directors or other governing body, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival of Representations, Warranties and Agreements. The representations and warranties of the Company and the Investors contained in this Agreement shall terminate on the first (1st) anniversary of the Closing Date. The covenants of the Company and the Investors contained in this Agreement shall terminate at the Closing Date; provided, that the covenants that by their terms are required to be performed in whole or in part following the Closing Date shall survive the Closing Date. The liability of the Company with respect to breaches of representations and warranties in this Agreement shall be limited to $2,100,000. The Confidentiality Agreement shall terminate upon the Closing Date or the termination of this Agreement.

8.2 Entire Agreement. The Transaction Documents, together with Confidentiality Agreement, the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company will execute and deliver to the Investors such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

8.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section prior to 6:30 p.m. (Pacific Time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (Pacific Time) on any Trading Day, (c) the Trading Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

8.4 Construction, Interpretation.

(a) The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(b) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole.

8.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors. The Investors may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, except that the Investors may transfer or assign its rights and obligations under this Agreement, in whole or in part, to one or more of their respective Affiliates at any time; provided that such transfer or assignment will not relieve the Investors of any of their obligations hereunder.

8.6 Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and the Investors and their respective successors and permitted assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, other than those persons mentioned in the preceding sentence or otherwise explicitly mentioned in this Agreement, any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person.

8.7 Governing Law; Venue; Waiver of Jury Trial. THE CORPORATE LAWS OF THE STATE OF DELAWARE SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. THE COMPANY AND THE INVESTORS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN SANTA CLARA COUNTY, CALIFORNIA FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR ANY INVESTOR HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR THE INVESTORS, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS) AND SUCH PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

8.8 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

8.9 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

8.10 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company for any losses in connection therewith. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Michael Gulett
	Name:	Michael Gulett
	Title:	President & Chief Executive Officer

Address for Notice:

Ikanos Communications, Inc.

47669 Fremont Blvd.

Fremont, CA 94538

Facsimile No.: (408) 317-0454

Telephone No.: (510) 438-6202

Attn: Michael Gulett

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert Ishii

Facsimile No.: (415) 947-2099

Telephone No.: (415) 947-2000

COMPANY SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Tallwood III, L.P. Tallwood III Partners, L.P. Tallwood III Associates, L.P.

By:	Tallwood III Management, LLC
Its	General Partner

By:	/s/ George Pavlov
George Pavlov, Managing Member

Tallwood III Annex, L.P.

By:	Tallwood III Annex Management, LLC
Its	General Partner

By:	/s/ George Pavlov
George Pavlov, Managing Member

Address for Notice:
Tallwood Venture Capital
400 Hamilton Avenue, Suite 230
Palo Alto, CA 94301
Facsimile No.: (650) 473-6755
Telephone No.: (650) 473-6750
Email Address: finance@tallwoodvc.com

with a copy to (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:	Christopher L. Kaufman
Michelle L. Bushore
Facsimile No.: (650) 463-2600
Telephone No.: (650) 328-4600

INVESTOR SIGNATURE PAGE

Annex II

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK

(Par Value $0.001)

OF

IKANOS COMMUNICATIONS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Ikanos Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) in accordance with the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board on April 21, 2009 adopted the following resolution creating a series of one (1) share of Preferred Stock, par value $0.001 per share, of the Corporation designated as Series A Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board by Article IV of the Certificate of Incorporation and out of the Preferred Stock, par value $0.001 per share, authorized therein, the Board hereby authorizes, designates and creates a series of Preferred Stock, and states that the designation and amount thereon and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof be, and hereby are, as follows:

Section 1.	Number of Shares and Designation.

The designation of the series of Preferred Stock created by this resolution shall be “Series A Preferred Stock” (the “Series”), and the number of shares constituting this Series shall be one (1) (the “Series A Share”). The Series A Share shall have a liquidation preference of $1.00 (the “Liquidation Preference”), as described herein. The number of authorized shares of this Series shall not be increased or reduced without the affirmative vote, given in person or by proxy, of the Series, voting as a separate class to the exclusion of all other series or classes of the Corporation’s capital stock of other Equity Securities.

Section 2.	Dividends.

No dividends shall be payable in respect of the Series A Share.

Section 3.	Redemption and Conversion.

(1) Redemption

a. The Series A Share shall not be redeemable by the Corporation; except that, the Series A Share may be redeemed, at the option of the Corporation, out of funds legally available therefore, for an amount equal to the Liquidation Preference if, at any time, (1) the Investor collectively does not own, in aggregate, at least the Minimum Percentage or (2) any time following a Change of Control, other than a Change of Control in which the TWVC Funds or any of their respective Affiliates is a party (each of (1) and (2), a “Redemption Event”).

b. Notice of redemption of the Series A Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holder of the Series A Share at its address as it shall appear on the records of the Corporation, (i) notifying the holder of the Series A Share of the redemption of the Series A Share and (ii) stating the place at which the certificate evidencing the Series A Share shall be surrendered. The Corporation shall act as the transfer agent for the Series.

c. From and after the notice of redemption having been duly given, and the redemption price having been paid or irrevocably set aide for payment, the Series A Share shall no longer be, or be deemed to be, outstanding for any purpose, and all rights preference and powers (including voting rights and powers) of the Series A Share shall automatically cease and terminate, except the right of the holder of the Series A Share, upon surrender of the certificate for the Series A Share, to receive the redemption price.

(2) Conversion. If for any reason the Corporation is unable to redeem the Series A Share following a Redemption Event, then following written notice by the Corporation, the Series A Share shall automatically be converted into one (1) share of Common Stock. From and after the notice of conversion having been duly given, the Series A Share shall no longer be, or deemed to be, outstanding for any purpose and all rights preference and powers (including voting rights and powers) of the Series A Share shall automatically cease and terminate, except the right of the holder of the Series A Share, upon surrender of the certificate for the Series A Share, to receive a stock certificate representing one (1) share of Common Stock.

Section 4.	Voting Rights of the Series A Share.

The Series A Share shall have the following voting rights and powers:

(1) Board Size. So long as the Investor Beneficially Owns, in the aggregate, at least thirty five percent (35%) of the outstanding Common Stock (Investor’s Beneficial Ownership shall include all Common Stock held by the Investor and all shares underlying the Warrants) (the “Threshold Ownership Period”), the authorized number of directors comprising the Board shall be seven (7). Thereafter, the authorized number of directors shall be determined as set forth in the Corporation’s Bylaws.

(2) Board Representation.

a. The Series A Share, voting as a separate class at each meeting at which election of directors will occur or election of directors by written consent shall have the following rights in connection with respect to election of members to the Board:

(i) During the Threshold Ownership Period, the Series A Share shall have the right to nominate and elect three directors (the “Series A Directors”), consisting of one director to each of the three current classes of the Board; provided, that one of the individuals shall (y) qualify as an “independent director” under applicable Nasdaq listing rules, and (z) have relevant industry, financial or other relevant experience, as determined in good faith by the Investor; and

(ii) Following the Threshold Ownership Period, the Series A Share’s proportionate representation on the Board shall be reduced on one or more occasions as applicable, such that the number of directors that the Series A Share shall have the right to nominate and elect to the Board shall equal the product of (x) the percentage of outstanding Common Stock Beneficially Owned by the Investor (Investor’s Beneficial Ownership shall include all Common Stock held by the Investor and all shares underlying the Warrants) at the time of determination and (y) the number of directors then authorized on the Board, such product rounded to the nearest whole number (for the avoidance of doubt, if the fraction remaining is below 0.50, such product will be rounded down to the nearest whole number, if the fraction remaining is 0.50 or above, such product will be rounded up to the nearest whole number).

b. The Non-Series A Directors shall be entitled to nominate the individuals for election to the remaining seats on the Board. If the Board is to vote to fill any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the director nominated by the Non-Series A Directors, then the Non-Series A Directors shall have the right to nominate candidates for consideration by the Board to fill such vacancies.

c. The Investor will notify the Corporation promptly, and in any event within five (5) Business Days, of any event that results in a reduction in the number of Common Stock (including the shares underlying the Warrants) that it Beneficially Owns if such reduction causes the Series A Share to be entitled to elect fewer directors than the Series A Share was entitled to elect prior to such reduction, which notice will set forth the number of Common Stock (including the shares underlying the Warrants, but excluding, for avoidance of doubt, any other warrants, options or similar rights held by any other Persons) Beneficially Owned by the Investor immediately following the occurrence of such reduction. In the event that the number of directors that the holder of the Series A Share is entitled to nominate and elect to the Board is reduced pursuant to Section 4.2(a)(ii), the holder of the Series A Share shall promptly cause one or more of the Series A Directors to immediately resign, such that the number of remaining Series A Directors serving on the Board shall equal the number of directors the holder of the Series A Share is then entitled to elect to the Board. If any such director is unwilling to resign, the holder of the Series A Share will take all such actions as are necessary to cause the removal of the director.

(3) Approval Rights. The affirmative vote of the holder of the Series A Share, voting separately as a class, given in person or by proxy, shall be necessary for authorizing, approving, effecting or validating:

a. the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or Bylaws or any document amendatory or supplemental thereto (including this Certificate of Designation), whether by merger, consolidation or otherwise, that would adversely affect or cause to be terminated (whether by the exchange or conversion of the Series A Share for either cash or a share or shares, or other securities or interests, in another corporation, or other Person, having the same or different rights than the Series A Share) the powers, designations, preferences and other rights of the Series, other than a merger with a Person that is not an Affiliate of the Corporation or the Investor that results in a Change of Control; or

b. any amendment to the Bylaws that would increase the number of directors on the Board.

(4) Nomination of Series A Directors. If the Board is to vote to fill any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the Series A Directors, then the holder of the Series A Share shall have the sole right to nominate candidates for consideration by the Board to fill such vacancies so long as the holder of the Series A Share is entitled to nominate and elect such director pursuant to Section 4(2).

(5) Other than as specifically set forth in this Section 4, the Series A Share shall not be entitled to a separate vote on any matter.

Section 5.	Special Voting Rights of the Series A Directors.

(1) In addition to the applicable requirements of Article IV of the Certificate of Incorporation, if any, the vote of a majority of the Series A Directors then in office shall be the sole vote required for the Board to fill any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the Series A Directors. Any director elected pursuant to this Section 5(1) to replace a Series A Director shall, respectively, be considered a Series A Director.

(2) In addition to the applicable requirements of Article IV of the Certificate of Incorporation, if any, the vote of a majority of the Non-Series A Directors then in office shall be required for the Board to fill any vacancies in the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any director who is a Non-Series A Director, or to nominate any candidate to be considered for any such vacancy, or otherwise for the Board to nominate any person for election as a Non-Series A Director at an annual or special meeting of stockholders. Any director elected pursuant to this Section 5(2) to replace Non-Series A Director shall be considered a Non-Series A Director for all purposes.

Section 6.	Liquidation Rights.

(1) Upon the dissolution, liquidating or winding up of the Corporation, the Series A Share shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock of the Corporation or on any other class of stock ranking junior to the Preferred Stock upon liquidation, the amount of $1.00, and no more.

(2) Neither the sale of all or substantially all of the assets or capital stock of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.

(3) After the payment to the Series A Share or the full preferential amount provided for in this Section 6, the Series A Share shall have no right or claim to any of the remaining assets of the Corporation.

Section 7.	Ranking.

Except as otherwise provided herein, for purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank prior to the Series A Share upon liquidation, dissolution or winding up.

Section 8.	Retirement.

If the Series A Share is purchased or otherwise acquired by the Corporation in any manner whatsoever, then such share shall be retired and the certificate representing such share shall be promptly cancelled. Upon the retirement or cancellation of the Series A Share, such share shall not for any reason be reissued as shares of the Series.

Section 9.	Amendment of this Certificate of Designation.

Any amendment of this Certificate of Designation to increase in any manner or amount the powers, designations, preferences or other rights of the Series shall require the approval of both the Series A Directors and a majority of the Non-Series A Directors who qualify as “independent directors” under applicable Nasdaq listing rules.

Section 10.	Definitions.

Capitalized terms not otherwise defined in this Certificate of Designation shall have the following meanings:

“Affiliates” of any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Ownership” and “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended. For the avoidance of doubt, the Investor will be deemed to Beneficially Own all of the Common Stock issuable upon exercise of the Warrants held by the Investor at the time of determination.

“Board” shall have the meaning set forth in the Preamble.

“Bylaws” shall have the meaning set forth in the Preamble.

“Certificate of Incorporation” shall have the meaning set forth in the Preamble.

“Change of Control” means any of: (a) the purchase or other acquisition by any Person or Group, directly or indirectly, in one transaction or a series of related transactions, of Common Stock that, immediately following consummation of the transaction(s), when combined with any other Common Stock Beneficially Owned by such Person or Group, represent more than fifty percent (50%) of the Common Stock of the Company then outstanding; (b) the consummation of any tender offer or exchange offer by any Person or Group that results in such Person or Group Beneficially Owning, when combined with any other Common Stock Beneficially Owned by such Person or Group, more than fifty percent (50%) of the Common Stock of the Company outstanding immediately following the consummation of such tender or exchange offer; or (c) the consummation of a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the voting equity interests in the surviving or resulting entity of such transaction.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Corporation” shall have the meaning set forth in the Preamble.

“Equity Securities” means (a) any capital stock of the Corporation (including, without limitation, Common Stock), (b) any warrants, options, or other rights to subscribe for or to acquire, directly or indirectly, capital stock of the Corporation, whether or not then exercisable or convertible, (c) any stock, notes, or other securities which are convertible into or exchangeable for, directly or indirectly, capital stock of the Corporation, whether or not then convertible or exchangeable, (d) any capital stock of the Corporation issued or issuable upon the exercise, conversion, or exchange of any of the securities referred to in clauses (a) through (c) above, and (e) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (a) through (d) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, or other reorganization.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Investor” means, collectively, Tallwood III Partners, L.P., a Delaware limited partnership, and its Affiliates, including, without limitation, Tallwood III, L.P., a Delaware limited partnership, Tallwood III Associates, L.P., a Delaware limited partnership, and Tallwood III Annex, L.P., a Delaware limited partnership.

“Liquidation Preference” shall have the meaning set forth in Section 1.

“Minimum Percentage” means of the percentage of the outstanding voting power of the Common Stock (taking into account for this purpose any shares of the Common Stock issuable upon the exercise of any warrants or other options or rights held by the Investor, but excluding, for avoidance of doubt, any other warrants, options or similar rights held by any other Persons) required to be held by the Investor pursuant to Section 4(2)(a)(ii) to nominate and elect at least one director to the Board.

“Non-Series A Directors” means the directors of the Board who are not the Series A Directors.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Preferred Stock” means the Corporation’s preferred stock, par value $0.001 per share.

“Series” shall have the meaning set forth in Section 1.

“Series A Directors” shall have the meaning set forth in Section 4(2).

“Series A Share” shall have the meaning set forth in Section 1.

“Threshold Ownership Period” shall have the meaning set forth in Section 4(1).

“Warrants” means, collectively, the Warrant to Purchase Common Stock of the Corporation regarding the purchase of 3,274,291 shares of Common Stock issued to Tallwood III, L.P., the Warrant to Purchase Common Stock of the Corporation regarding the purchase of 414,626 shares of Common Stock issued to Tallwood III Partners, L.P., the Warrant to Purchase Common Stock of the Corporation regarding the purchase of 25,369 shares of Common Stock issued to Tallwood III Associates, L.P., and the Warrant to Purchase Common Stock of the Corporation regarding the purchase of 4,085,714 shares of Common Stock issued to Tallwood III Annex, L.P. contemporaneously with the issuance of the Series A Share.

Section 11.	Descriptive Headings and Governing Law.

The descriptive headings of the several Sections and paragraphs of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation. The General Corporation Law of the State of Delaware shall govern all issues concerning this Certificate of Designation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Corporation has caused this Certificate of Designation to be signed and duly authorized as of the date first above Written.

IKANOS COMMUNICATIONS, INC.

By:
Name:	Michael Gullet
Title:	President and Chief Executive Officer

Signature Page to the Certificate of Designation of the Series A Preferred Stock of

Ikanos Communications, Inc.

Annex III

EXECUTION COPY

IKANOS COMMUNICATIONS, INC.

STOCKHOLDER AGREEMENT

Dated as of April 21, 2009

Page
ARTICLE I

DEFINITIONS

Section 1.1.	Definitions	III-1
Section 1.2.	General Interpretive Principles	III-4

ARTICLE II

GOVERNANCE

Section 2.1.	Board of Directors	III-5
Section 2.2.	Voting	III-5

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1.	General Transfer Restrictions	III-5
Section 3.2.	Specific Transfer Restrictions	III-6
Section 3.3.	Permitted Transfers	III-7

ARTICLE IV

SHARE OWNERSHIP

Section 4.1.	Standstill	III-7
Section 4.2.	Preemptive Rights	III-8

ARTICLE V

REGISTRATION RIGHTS

Section 5.1.	Certain Definitions	III-10
Section 5.2.	Shelf Registration	III-11
Section 5.3.	Piggyback Registration	III-14
Section 5.4.	Expenses of Registration	III-15
Section 5.5.	Obligations of the Company	III-16
Section 5.6.	Indemnification	III-18
Section 5.7.	Information by Holder	III-19
Section 5.8.	Transfer of Registration Rights	III-19
Section 5.9.	Delay of Registration	III-19
Section 5.10.	Rule 144 Reporting	III-20
Section 5.11.	Termination of Registration Rights	III-20

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1.	Further Assurances	III-20

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Page

ARTICLE VII

MISCELLANEOUS

Section 7.1.	Entire Agreement	III-20
Section 7.2.	Specific Performance	III-20
Section 7.3.	Governing Law	III-20
Section 7.4.	Amendment and Waiver	III-20
Section 7.5.	Binding Effect	III-21
Section 7.6.	Termination	III-21
Section 7.7.	Notices	III-21
Section 7.8.	Severability	III-21
Section 7.9.	Counterparts	III-21
Section 7.10.	Venue, Waiver of Jury Trial	III-21

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STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT is made as of April 21, 2009, by and between Ikanos Communications, Inc., a Delaware corporation (“Ikanos” or the “Company”), and Tallwood III, L.P., a Delaware limited partnership (“Tallwood III”), Tallwood III Partners, L.P., a Delaware limited partnership (“Tallwood III Partners”), Tallwood III Associates, L.P., a Delaware limited partnership (“Tallwood III Associates”), and Tallwood III Annex, L.P., a Delaware limited partnership (“Tallwood III Annex”) (Tallwood III, Tallwood III Partners, Tallwood III Associates and Tallwood III Annex are together hereinafter referred to as the “TWVC Funds” and each individually, a “TWVC Fund”).

WHEREAS, the TWVC Funds and Ikanos have entered into the Securities Purchase Agreement, dated as of April 21, 2009 (as may be amended from time to time, the “Securities Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, the TWVC Funds agreed to purchase 24,000,000 shares (the “Shares”) of the common stock, par value $0.001 per share, of Ikanos (the “Common Stock”), warrants (the “Warrants”) to acquire up to 7,800,000 shares of Common Stock (the “Warrant Shares”) and one (1) share of Series A Preferred Stock, par value $0.001 per share, of Ikanos (the “Series A Preferred”); and

WHEREAS, the TWVC Funds and the Company desire to set forth certain rights and obligations of the TWVC Funds and the Company with respect to the TWVC Funds’ investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adverse Disclosure” means public disclosure of material non-public information which, in the reasonable judgment of the Non-TWVC Directors: (i) would be required to be made in any report or registration statement filed with the SEC by the Company so that such report or registration statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such report or registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control”, as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” means this Stockholder Agreement, as the same may be amended, supplemented, restated or modified.

“Beneficial Ownership” and “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act. For the avoidance of doubt, and except as otherwise provided herein, the TWVC Funds will be deemed to Beneficially Own all of the Warrant Shares issuable upon exercise of the Warrants held by the TWVC Funds or their respective Affiliates at the time of determination.

“Board” means the Board of Directors of the Company.

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“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized or required by law to be closed in San Francisco, California.

“Certificate of Designation” means the Company’s Series A Preferred Stock Certificate of Designation as filed with the Secretary of State of the State of Delaware.

“Change of Control” means any of: (a) the purchase or other acquisition by any Person or Group, directly or indirectly, in one transaction or a series of related transactions, of Voting Securities that, immediately following consummation of such transaction(s), when combined with any other Voting Securities Beneficially Owned by such Person or Group, represent more than fifty percent (50%) of the Voting Securities of the Company then outstanding (excluding for such purposes the Warrant Shares to the extent the Warrants are unexercised at the time of consummation); (b) the consummation of any tender offer or exchange offer by any Person or Group that results in such Person or Group Beneficially Owning, when combined with any other Voting Securities Beneficially Owned by such Person or Group, more than fifty percent (50%) of the Voting Securities of the Company outstanding immediately following the consummation of such tender or exchange offer (excluding for such purposes the Warrant Shares to the extent the Warrants are unexercised at the time of consummation); or (c) the consummation of a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the voting equity interests in the surviving or resulting entity of such transaction.

“Closing” has the meaning set forth in the Securities Purchase Agreement.

“Company Nominees” means the means the individuals the Non-TWVC Directors nominate for election to the Board for all available seats other than the seats held by the TWVC Directors.

“Convertible Securities” means all outstanding securities exercisable or exchangeable for, or convertible into, Voting Securities or non-voting equity securities, including stock options, warrants and the Warrants.

“Election Notice” shall have the meaning assigned to in Section 4.2(b).

“Eligible Voting Securities” means all outstanding Voting Securities that are entitled to be voted on any matter under consideration at any stockholders meeting or pursuant to any action by written consent of stockholders. For the avoidance of doubt, Eligible Voting Securities shall not include Warrant Shares to the extent the Warrants are unexercised as of the record date for determining stockholders entitled to vote at a particular stockholders meeting or pursuant to a particular action by written consent of stockholders.

“Excess Eligible Voting Securities” means, at the time of determination, the number of Eligible Voting Securities held of record or Beneficially Owned by the TWVC Funds that exceeds 35% of all outstanding Eligible Voting Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Fair Market Value” means (i) with respect to cash consideration, the total amount of such cash consideration in United States dollars, (ii) with respect to non-cash consideration consisting of publicly-traded securities, the average daily closing sales price of such securities for the ten (10) consecutive trading days ending on the trading day immediately preceding the date the Fair Market Value of such securities is required to be determined hereunder on the principal national securities exchange on which such securities are listed and admitted to trading, or, if not listed and admitted to trading on any such exchange, the average of the closing bid and asked prices in the over-the-counter market and (iii) with respect to non-cash consideration not consisting of publicly-traded securities, such amount as is determined to be the fair market value of the non-cash consideration as of such date in the good faith determination of the Board.

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“Group‘ shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Independent Non-TWVC Directors” means the Non-TWVC Directors other than the chief executive officer of Ikanos.

“Non-TWVC Directors” means the members of the Board other than the TWVC Directors.

“Ownership Amount” means, as of the date of the relevant Election Notice, all the Common Stock held by the TWVC Funds and their respective Affiliates and the number of Warrant Shares then held by the TWVC Funds and their respective Affiliates; provided that any Common Stock acquired in violation of the provisions of this Agreement shall be excluded.

“Ownership Percentage” means, as of the date of the relevant Election Notice, a fraction, the numerator of which is the Ownership Amount and the denominator of which is the total number of outstanding Common Stock (including the Warrant Shares) as of the date of the relevant Participation Notice.

“Participation Notice” shall have the meaning assigned to in Section 4.2(b).

“Participation Shares” means the number of Voting Securities, non-voting equity securities or Convertible Securities proposed to be sold by the Company in a Post-Closing Issuance.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Post-Closing Issuance” shall have the meaning assigned to it in Section 4.2(a).

“Restricted Shares” means the Shares, the Warrants and the Warrant Shares.

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Share Equivalents” means all outstanding shares of the Common Stock, together with all shares of Common Stock issuable upon exercise, conversion or exchange of all outstanding Convertible Securities (whether or not then exercisable, convertible or exchangeable), including the Warrant Shares.

“Shares” shall have the meaning assigned to it in the preamble.

“Significant Event” means any of: (a) the public announcement of the entry into a definitive agreement or agreement in principle providing for the purchase or other acquisition by any Person or Group, directly or indirectly, in one transaction or a series of related transactions, of Voting Securities that, immediately following consummation of the transaction(s), when combined with any other Voting Securities Beneficially Owned by such Person or Group, would represent more than fifty percent (50%) of the Voting Securities of the Company then outstanding (excluding for such purposes the Warrant Shares to the extent the Warrants are unexercised at the time of consummation); (b) the commencement of any tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group Beneficially Owning, when combined with any other Voting Securities Beneficially Owned by such Person or Group, more than fifty percent (50%) of the Voting Securities of the Company outstanding immediately following the consummation of

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such tender or exchange offer (excluding for such purposes the Warrant Shares to the extent the Warrants are unexercised at the time of consummation); or (c) the public announcement of the entry into by the Company of a definitive agreement or agreement in principle providing for a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the voting equity interests in the surviving or resulting entity of such transaction.

“Subsidiary“ means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

“Transfer” means voluntarily, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, testamentary disposition, operation of law or otherwise), any Voting Securities, any Convertible Securities, or any interest in any Voting Securities or Convertible Securities.

“TWVC Directors” means the directors the TWVC Funds have the right to elect to the Board as a holder of a share of the Company’s Series A Preferred pursuant to the Certificate of Designation.

“Voting Securities” means shares of Common Stock and any other securities of the Company that are permitted by their terms to vote generally in the election of directors. Except as otherwise provided herein, references to the number or percentage of Voting Securities outstanding or Beneficially Owned will be deemed to include the Warrant Shares issuable upon exercise of the Warrants held by the TWVC Funds at the time of determination.

“Warrants” shall have the meaning assigned to it in the preamble.

“Warrant Shares” shall have the meaning assigned to it in the preamble.

Section 1.2. General Interpretive Principles.

(a) The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof.

(b) Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

(c) For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) Unless otherwise specified, any action that is required to be taken by the Non-TWVC Directors or any consent that may be given by the Non-TWVC Directors herein shall require the approval or consent of at least a majority of the Independent Non-TWVC Directors.

(e) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

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ARTICLE II

GOVERNANCE

Section 2.1. Board of Directors. Immediately following the Closing, the initial TWVC Directors shall be George Pavlov as a Class I director (serving until at least the 2012 annual meeting) and Dado Banatao as a Class III director (serving until at least the 2011 annual meeting) and a third person to be designated by Tallwood III in its sole discretion as provided in the Certificate of Designation as a Class II director (serving until at least the 2010 annual meeting). The initial Non-TWVC Directors shall be Frederick Lax as a Class I director, Michael Gulett as a Class II director, Danial Faizullabhoy as a Class II director and Paul Hansen as a Class III director.

Section 2.2. Voting.

(a) So long as a TWVC Fund or any Affiliate of the TWVC Funds own a share of Series A Preferred, the TWVC Funds shall, and shall cause their respective Affiliates to, vote all of the Voting Securities held of record or Beneficially Owned by the TWVC Funds or any of their respective Affiliates in the same proportion (for, against, abstain or withheld, or as otherwise indicated) as the votes cast by all other holders of Eligible Voting Securities other than the TWVC Funds and their respective Affiliates for any proposal related to the election or removal of the Company Nominees.

(b) Until the third anniversary of the Closing Date, the TWVC Funds shall take such actions and shall cause their respective Affiliates to take such actions as may be required so that all Excess Eligible Voting Securities that are held of record or Beneficially Owned by the TWVC Funds or any of their respective Affiliates from time to time are voted on all matters to be voted on by holders of Eligible Voting Securities in the same proportion (for, against, abstain or withheld, or as otherwise indicated) as the votes cast by all other holders of Eligible Voting Securities other than the TWVC Funds and their respective Affiliates.

(c) So long as a TWVC Fund or any Affiliate of the TWVC Funds own a share of Series A Preferred, the TWVC Funds shall grant and shall cause their respective Affiliates to grant an irrevocable proxy to the Independent Non-TWVC Directors to vote on all matters requiring a separate class vote of the Series A Preferred stockholders under applicable law, other than with respect to (i) the election, removal or appointment of the Series A Directors (as defined in the Certificate of Designation), (ii) the amendment, alteration or repeal of any of the provisions of Ikanos’ Certificate of Incorporation or Bylaws or any document amendatory or supplemental thereto (including the Certificate of Designation in any respect whatsoever except as expressly provided below), whether by merger, consolidation or otherwise, that would adversely affect or cause to be terminated (whether by the exchange or conversion of the Series A Preferred for either cash or a share or shares, or other securities or interests, in another corporation, or other Person, having the same or different rights than the Series A Preferred) the powers, designations, preferences or other rights of the Series A Preferred, other than a merger with a Person that is not an Affiliate of Ikanos or the TWVC Funds that results in a Change of Control, or (iii) any amendment to the Bylaws that would increase the number of directors on the Board, which increase shall also require the approval of the Non-Series A Directors.

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1. General Transfer Restrictions. The right of the TWVC Funds to Transfer any Voting Securities or Convertible Securities Beneficially Owned by them is subject to the restrictions set forth in this Article III, and no Transfer by the TWVC Funds of Voting Securities or Convertible Securities Beneficially Owned by the TWVC Funds may be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

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Section 3.2. Specific Transfer Restrictions.

(a) Without the prior approval of the Non-TWVC Directors, the TWVC Funds shall not, and shall not permit any of their respective Affiliates to, in a block trade or similar arrangement:

(i) Transfer Voting Securities or Convertible Securities to any Person or Group that, after consummation of such Transfer, would, to the TWVC Fund’s knowledge, have Beneficial Ownership of Voting Securities representing in the aggregate more than 15% of the outstanding Voting Securities of the Company;

(ii) Transfer Voting Securities or Convertible Securities representing in the aggregate 15% or more of the outstanding Voting Securities of the Company to a single purchaser or Group; or

(iii) Knowingly transfer Voting Securities or Convertible Securities to any Person or Group that is a competitor of the Company or an Affiliate of such competitor.

(b) Notwithstanding anything to the contrary in this Agreement, the TWVC Funds shall not, and shall not permit any of their respective Affiliates to, Transfer the Series A Preferred to any Person or Group other than one of the TWVC Funds or their respective Affiliates who agree to be bound by all of the terms and conditions of this Agreement applicable to the TWVC Funds.

(c) Without the prior approval of the Non-TWVC Directors, the TWVC Funds shall not, and shall not permit any of their respective Affiliates to Transfer Voting Securities or Convertible Securities representing in the aggregate 35% or more of the outstanding Voting Securities of the Company to any Person or Group in one transaction or series of related transactions other than pursuant to a Change of Control transaction in which all holders of Voting Securities have the opportunity to receive the same consideration per share of Common Stock as that received by the TWVC Funds in such transaction(s).

(d) The TWVC Funds acknowledge that the Restricted Shares have not been registered under the Securities Act and may not be Transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. The TWVC Funds covenant that the Restricted Shares will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state and foreign securities laws. In connection with any Transfer of Restricted Shares other than pursuant to an effective registration statement, to the Company or pursuant to Rule 144 or 144A (or any similar provision then in force), the Company may require the TWVC Funds to provide to the Company an opinion of counsel selected by the TWVC Funds and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such Transfer does not require registration under the Securities Act. Notwithstanding the foregoing, the Company hereby consents to and agrees to register on the books of the Company and with its transfer agent, without any legal opinion, except to the extent that the transfer agent requests such legal opinion, any Transfer of Restricted Shares by the TWVC Funds to an Affiliate of any TWVC Fund or to any general or limited partner of any TWVC Fund, provided that the Transfer is effected in accordance with Section 3.3.

(e) The TWVC Funds agree to the imprinting, so long as is required by this Section 3.2, of the following legend on any certificate evidencing any of the Restricted Shares:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE SECURITIES LAWS.

Certificates evidencing the Restricted Shares shall not be required to contain such legend or any other legend (i) following any sale of such Restricted Shares pursuant to an effective registration statement (including the

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Shelf Registration Statement) covering the resale of the Restricted Shares, (ii) following any sale of such Restricted Shares pursuant to Rule 144 or Rule 144A (or any similar provision then in force) or if the Restricted Shares are transferable by a person who is not an Affiliate of the Company pursuant to Rule 144 or Rule 144A (or any similar provision then in force) without any volume or manner of sale restrictions thereunder, or (iii) if the holder provides the Company with a legal opinion reasonably acceptable to the Company to the effect that the legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the staff of the SEC). Whenever such restrictions shall cease and terminate as to any Restricted Shares, the holder of such securities shall be entitled to receive from the Company upon a written request in writing, without expense, new securities of like tenor not bearing the legend set forth herein.

Section 3.3. Permitted Transfers. Notwithstanding the other provisions of Article 3, the TWVC Funds may Transfer any or all of the Share Equivalents held by them to any of their respective Affiliates or their respective general or limited partners, provided that (i) neither the transferee nor any Person known to the TWVC Funds to be an Affiliate of such transferee is, to the knowledge of the TWVC Funds, a competitor of the Company, (ii) the transferee certifies to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act, (iii) the transferee does not request any removal of any existing legend on any certificate evidencing the Share Equivalents unless the removal of such legend is permitted under Section 3.2(d), and (iv) at or prior to the Transfer such transferee shall have agreed with the Company in writing to be bound by all of the terms and condition of this Agreement applicable to the TWVC Funds.

ARTICLE IV

SHARE OWNERSHIP

Section 4.1. Standstill.

(a) Except as provided in Section 4.1(b) or (c) or as consented to in writing by the Non-TWVC Directors, from the Closing until the two year anniversary thereof (the “Standstill Period”), the TWVC Funds shall not, nor shall it permit any of their respective Affiliates to, directly or indirectly:

(i) acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group, through the use of a derivative instrument or voting agreement, or otherwise, Beneficial Ownership of additional Voting Securities or Convertible Securities except pursuant to Section 4.2 of this Agreement or pursuant to the exercise of the Warrants;

(ii) (a) make, or in any way participate, directly or indirectly, in, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote Voting Securities under any circumstances for a change in the Board or in connection with a Change of Control, or (b) deposit any Voting Securities in any voting trust or subject any Voting Securities to any similar agreement with respect to the voting of any Voting Securities;

(iii) make any public announcement of a proposal or offer (with or without conditions) with respect to any tender offer, merger, consolidation or business combination or similar transaction involving the TWVC Funds or their respective Affiliates and the Company (provided that nothing herein shall be construed to limit private communications among Board members at Board meetings related to any such extraordinary transaction);

(iv) form, join or in any way participate in any Group with respect to the Voting Securities (other than a Group comprised solely of the TWVC Funds and their respective Affiliates who have agreed in writing to be bound by the terms of this Agreement) with respect to any plans or proposals which relates to or could result in any of the matters set forth in clauses (a) through (i) of Item 4 of Schedule 13D under the Exchange Act (or any successor or amendment thereto);

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(v) effect or seek any recapitalization, reclassification, liquidation or dissolution or other extraordinary transaction that would have the effect of any of the matters described in clauses (i), (ii) or (iii) above;

(vi) publicly disclose any intention, plan or arrangement by the TWVC Funds inconsistent with the restrictions contained in clauses (i), (ii), (iii), (iv) and (v) above; or

(vii) take any action with the intent of causing, or with the knowledge that it would cause, the Company under applicable law or the rules of the principal exchange on which the Common Stock of the Company is then listed or traded to make a public announcement regarding any of (i), (ii), (iii), (iv) or (v) above.

(b) Notwithstanding the foregoing, the restrictions contained in Section 4.1(a) shall not (1) apply with respect to the election of the TWVC Directors in accordance with the Company’s Series A Preferred Stock Certificate of Designation, (2) prevent a TWVC Director from taking any action in his or her capacity as a director of the Company, if such TWVC Director reasonably concludes that failure to take such action would be a breach of his or her fiduciary duties as a director or (3) prohibit the TWVC Funds or their respective Affiliates from voting its Voting Securities in their discretion, subject to the restrictions contained in Section 2.2.

(c) If a Significant Event occurs during the Standstill Period, the TWVC Funds and their respective Affiliates shall no longer be subject to the restrictions set forth in Section 4.1(a); provided, however, that if such Significant Event is a tender offer or exchange offer contemplated by clause (b) of the definition of Significant Event and the Company files a Schedule 14D-9 recommending (and does not thereafter change its recommendation) that its stockholders reject such tender offer or exchange offer, then in the event such tender offer or exchange offer does not result in a Change of Control, the TWVC Funds will again be subject to the restrictions contained in Section 4.1(a) upon the occurrence, if any, of the expiration or earlier termination thereof.

(d) Notwithstanding the foregoing, nothing in this Agreement shall prohibit the following activities by the TWVC Funds: (i) in the event that the Board determines to consider any proposal by a party other than the TWVC Funds (a “Third Party Proposer”) for a transaction that would likely constitute a Significant Event, the TWVC Funds, together with such persons with which the TWVC Funds may associate, shall have the right to make any alternate proposal to the Company (subject to the restrictions contained in subsections 4.1(a)(iii), 4.1(a)(vi) and 4.1(a)(vii) above so long as, and only so long as, the proposal of the Third Party Proposer has not been publicly disclosed by any person or is not otherwise publicly known) and (ii) in the event that a party other than the TWVC Funds proposes any transaction that would constitute a Significant Event following which the Company would no longer be a public company, the TWVC Funds shall be entitled to discuss or enter into an agreement with the party proposing such transaction for a “rollover” of some or all of the TWVC Funds’ securities of the Company or other arrangements with similar effect (subject to the restrictions set forth in Section 2.2(b) and, so long as, and only so long as, the proposal for such Significant Event has not been publicly disclosed by any person or is not otherwise publicly known, subsections 4.1(a)(iii), 4.1(a)(vi) or 4.1(a)(vii) above); provided, however, that consummation of such agreement shall be conditioned on consummation of Significant Event.

Section 4.2. Preemptive Rights.

(a) Except to the extent expressly prohibited by law or the rules of the principal securities exchange on which the Common Stock is then listed or traded, other than as set forth in Section 4.2(b) and (d), if the Company at any time shall propose to issue any Voting Securities, non-voting equity securities or Convertible Securities following the Closing (a “Post-Closing Issuance”), the TWVC Funds shall have the right to purchase for cash directly from the Company up to their Ownership Percentage of such Participation Shares at the same purchase price (including any assumed indebtedness and valuing any non-cash consideration at its Fair Market Value) as the price for the Participation Shares to be issued. The Company

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shall provide such information, to the extent reasonably available, relating to any non-cash consideration as the TWVC Funds may reasonably request in order to evaluate any such non-cash consideration.

(b) The Company shall provide the TWVC Funds ten (10) Business Days prior written notice (or, if such notice period is not practicable under the circumstances, such reasonable prior written notice as is practicable and in any event five (5) Business Days prior written notice) of any Post-Closing Issuance subject to this Section 4.2 (the “Participation Notice”). The TWVC Funds shall be entitled to allocate, as among themselves and their respective Affiliates (who agree or have agreed in writing to be bound by the terms of this Agreement), the number of Participation Shares entitled to be purchased by the TWVC Funds and their respective Affiliates (collectively) pursuant to this Section 4.2. In the event that the TWVC Funds elect to exercise their purchase rights pursuant to this Section 4.2, the TWVC Funds shall provide to the Company written notice of such election (the “Election Notice”) to purchase up to their Ownership Percentage of the Participation Shares hereunder within eight (8) Business Days after receiving the Participation Notice, which notice shall (i) certify the Ownership Amount as of the date of the Election Notice, (ii) specify the number of Participation Shares to be purchased by the TWVC Funds and their respective Affiliates (not to exceed their Ownership Percentage of the Participation Shares), and (iii) the allocation of such Participation Shares among the TWVC Funds and their respective Affiliates. The TWVC Funds and their respective Affiliates shall purchase their Ownership Percentage of the Participation Shares concurrently with the related Post-Closing Issuance by the Company, and such Participation Shares shall be issued on the same terms and subject to the same conditions as applicable to the other purchaser or purchasers.

(c) In the event that the Post-Closing Issuance by the Company which gave rise to the exercise by the TWVC Funds of their purchase rights pursuant to this Section 4.2 shall be terminated or abandoned by the Company without the issuance of any securities, then the purchase rights of the TWVC Funds pursuant to this Section 4.2 shall also terminate as to such proposed Post-Closing Issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the TWVC Funds shall be refunded in full. Notwithstanding anything to the contrary contained herein, if (i) the price or any other material terms upon which the Company proposes to issue such Participation Shares are amended by the Company following the delivery to the TWVC Funds of the Participation Notice or (ii) the offering of Participation Shares to which a Participation Notice relates is not completed within ninety (90) days from the delivery of such notice to the TWVC Funds, the TWVC Funds’ election with respect to the purchase of Participation Shares covered by such Participation Notice shall be void and the Company shall be obligated to deliver a new Participation Notice to the TWVC Funds, and the TWVC Funds shall be entitled to make a new election with respect to the purchase by them or their respective Affiliates of Participation Shares covered by such notice within the eight (8)-Business Day period from the date of receipt of the new Participation Notice and otherwise in accordance with the procedure specified in this Section 4.2.

(d) The provisions of this Section 4.2 shall not apply to, and the TWVC Funds shall not have any purchase rights with respect to, any of the following types of Post-Closing Issuances by the Company or any of its Subsidiaries:

(i) any Post-Closing Issuance of Voting Securities, non-voting equity securities or Convertible Securities solely to officers, employees, directors or consultants of the Company who are not Affiliates of the TWVC Funds in connection with such Person’s employment or consulting arrangements with the Company or the service of such person as a director;

(ii) any Post-Closing Issuance of Voting Securities, non-voting equity securities or Convertible Securities (i) in any business combination or acquisition transaction involving the Company or any of its Subsidiaries, (ii) in connection with any joint venture or strategic partnership or alliance or (iii) in connection with the incurrence or guarantee of indebtedness by the Company or any of its Subsidiaries;

(iii) any Post-Closing Issuance of Voting Securities, non-voting equity securities or Convertible Securities in connection with any stock split, stock dividend or recapitalization approved by the Board (so long as all holders of the same class or series of Voting Securities is treated equally with all other holders of such class or series of Voting Securities); or

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(iv) any Post-Closing Issuance of Voting Securities, non-voting equity securities or Convertible Securities pursuant to an offering registered under the Securities Act.

(e) The TWVC Funds’ rights under this Section 4.2 shall terminate upon a Change of Control, other than a Change of Control in which the TWVC Funds or any of their respective Affiliates is a party.

ARTICLE V

REGISTRATION RIGHTS

The Company hereby grants to each of the Holders (as defined below) the registration rights set forth in this Article V, with respect to the Registrable Securities (as defined below) owned by such Holders.

Section 5.1. Certain Definitions. As used in this Article V:

(a) “Additional Effective Date” means, with respect to each Additional Registration Statement, the date the Additional Registration Statement is declared effective by the SEC.

(b) “Additional Effectiveness Deadline” means, with respect to each Additional Registration Statement, the date which is thirty (30) calendar days after the earlier of the Additional Filing Date and the Additional Filing Deadline for such Additional Registration Statement or in the event that the Additional Registration Statement is subject to a review by the SEC, ninety (90) calendar days after the earlier of the Additional Filing Date and the Additional Filing Deadline for such Additional Registration Statement.

(c) “Additional Filing Date” means, with respect to each Additional Registration Statement, the date on which the Additional Registration Statement is filed with the SEC.

(d) “Additional Filing Deadline” means if Cutback Shares are required to be included in any Additional Registration Statement, the later of (i) the date sixty (60) days after the date substantially all of the Registrable Securities registered under the immediately preceding Registration Statement are sold and (ii) the date six (6) months from the Initial Effective Date or the most recent Additional Effective Date, as applicable.

(e) “Additional Registrable Securities” means any Cutback Shares not previously included on a Registration Statement and any other Share Equivalents held by Holders.

(f) “Additional Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act covering any Additional Registrable Securities. References to Additional Registration Statement shall include any Prospectus.

(g) “Cutback Shares” means any of the Initial Required Registration Amount (without regard to clause (II) in the definition thereof) or the Additional Required Registration Amount of Registrable Securities not included in all Registration Statements previously declared effective hereunder as a result of a limitation on the maximum number of shares of Common Stock of the Company permitted to be registered by the staff of the SEC pursuant to Rule 415.

(h) “Effective Date” means the Initial Effective Date and the Additional Effective Date, as applicable.

(i) “Effectiveness Deadline” means the Initial Effectiveness Deadline and the Additional Effectiveness Deadline, as applicable.

(j) “Filing Deadline” means the Initial Filing Deadline and the Additional Filing Deadline, as applicable.

(k) “Holder” (collectively, “Holders”) means (i) the TWVC Funds, (ii) any Affiliate of each of the TWVC Funds or the limited or general partners of each of the TWVC Funds that the TWVC Funds designate in writing as a Holder, and (iii) any transferee of at least 500,000 shares of Registrable Securities that the TWVC Funds designate in writing as a Holder if the transfer was permitted under Section 3.1 and

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Section 3.2, in each case to the extent holding Registrable Securities, securities exercisable or convertible into Registrable Securities or securities exercisable for securities convertible into Registrable Securities.

(l) “Initial Effective Date” means the date that the Initial Registration Statement has been declared effective by the SEC.

(m) “Initial Effectiveness Deadline” means the date no later than 225 days after the Closing.

(n) “Initial Filing Deadline” means the date no later than 180 days after the Closing.

(o) “Initial Registrable Securities” for the Initial Registration Statement means (i) the Warrants, the Shares, the Warrant Shares and any other Share Equivalents held by, and in the case of Warrant Shares, issuable to, Holders and (ii) any Share Equivalents issued as (or issuable upon) a stock split, stock dividend or other distribution with respect to, or in exchange or in replacement of, such Registrable Securities.

(p) “Initial Registration Statement” means a registration statement or registration statements of the Company filed under the 1933 Act covering the Initial Registrable Securities. References to the Initial Registration Statement shall include any Prospectus.

(q) “Initial Required Registration Amount” means the lesser of (I) 100% of the sum of the maximum number of Shares issued and Warrant Shares issued and issuable pursuant to the Warrants as of the Trading Day immediately preceding the applicable date of determination or (II) such other amount as may be required by the staff of the SEC pursuant to Rule 415 with any cutback applied pro rata to all Holders (which number shall be no less than one-third of the number of issued and outstanding shares of Common Stock that are held by non-affiliates of the Company on the Trading Day immediately preceding the applicable date of determination, unless the staff of the SEC expressly requires otherwise).

(r) “Prospectus” means the prospectus included in any Shelf Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

(s) “register”, “registered” and “registration” refer to a registration effected by filing with the SEC a Registration Statement in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

(t) “Registrable Securities” means the Initial Registrable Securities and the Additional Registrable Securities until the earliest to occur of (a) the date on which both a Registration Statement covering such securities has been declared effective by the SEC and such security has been disposed of pursuant to such effective Registration Statement, (b) the date on which such security is sold pursuant to Rule 144, (c) the date on which such security ceases to be outstanding or (d) the date on which the Holder thereof, together with its Affiliates, is able to dispose of all of its Registrable Securities in any 90 day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act).

(u) “Required Registration Amount” means either the Initial Required Registration Amount or the Additional Required Registration Amount, as applicable.

(v) “Shelf Registration Statement” means the Initial Registration Statement and the Additional Registration Statement, as applicable. References to Shelf Registration Statement shall include any Prospectus.

Section 5.2. Shelf Registration

(a) (i) Initial Mandatory Registration. The Company shall prepare, and, as soon as practicable, but in no event later than the Initial Filing Deadline, file with the SEC the Initial Registration Statement on Form S-3 covering the resale of all of the Initial Registrable Securities. The Initial Registration Statement prepared pursuant hereto shall register for resale at least the number of shares of Common Stock equal to the Initial Required Registration Amount determined as of the date the Initial Registration Statement is initially filed with the SEC. The Company shall use its reasonable best efforts to have the Initial Registration Statement

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declared effective by the SEC as soon as practicable, but in no event later than the Initial Effectiveness Deadline. The Company shall use its reasonable efforts to file with the SEC in accordance with Rule 424 under the 1933 Act the final prospectus to be used in connection with sales pursuant to such Initial Registration Statement by 9:30 am on the Business Day following the Effective Date, but in any case no later than the deadline required by Rule 424.

(ii) Additional Mandatory Registrations. The Company shall prepare, and, as soon as practicable but in no event later than the Additional Filing Deadline, file with the SEC an Additional Registration Statement on Form S-3 covering the resale of all of the Additional Registrable Securities not previously registered on an Additional Registration Statement hereunder. To the extent the staff of the SEC does not permit all of the Additional Registrable Securities to be registered on an Additional Registration Statement, the Company shall file Additional Registration Statements successively trying to register on each such Additional Registration Statement the maximum number of remaining Additional Registrable Securities until all of the Additional Registrable Securities have been registered for resale. Each Additional Registration Statement prepared pursuant hereto shall register for resale at least that number of shares of Common Stock equal to the Additional Registrable Securities determined as of the date such Additional Registration Statement is initially filed with the SEC. The Company shall use its reasonable efforts to have each Additional Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the Additional Effectiveness Deadline. The Company shall file with the SEC in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Additional Registration Statement by 9:30 am on the Business Day following the Effective Date, but in any case no later than the deadline required by Rule 424.

(iii) Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement and any increase or decrease in the number of Registrable Securities included therein shall be allocated pro rata among the Holders based on the number of Registrable Securities held by each Holder at the time the Registration Statement covering such initial number of Registrable Securities or increase or decrease thereof is declared effective by the SEC. In the event that a Holder sells or otherwise transfers any of such Holder’s Registrable Securities, each transferee that becomes a Holder shall be allocated a pro rata portion of the then remaining number of Registrable Securities included in such Registration Statement for such transferor. Any shares of Common Stock included in a Registration Statement and which remain allocated to any Person which ceases to hold any Registrable Securities covered by such Registration Statement shall be allocated to the remaining Holders, pro rata based on the number of Registrable Securities then held by such Holders which are covered by such Registration Statement.

(b) Suspension of Filing or Registration. If the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company, stating that the filing, effectiveness or continued use of a Shelf Registration Statement would require the Company to make an Adverse Disclosure, then the Company shall have a period of not more than 45 days (or such longer period as the TWVC Funds shall consent to in writing) within which to delay the filing or effectiveness of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that, unless consented to in writing by the TWVC Funds, the Company shall not be permitted to exercise a Shelf Suspension more than twice during any 12-month period for each Shelf Registration Statement. In the case of a Shelf Suspension that occurs after the effectiveness of a Shelf Registration Statement, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file a Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf

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Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the applicable Shelf Registration Statement, if required by the registration form used by the Company for the shelf registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder.

(c) The Company shall use its commercially reasonable efforts to take all actions reasonably necessary to ensure that the transactions contemplated herein are effected as so contemplated in Section 5.2(a) hereof, and to submit to the SEC, within two (2) Business Days after the Company learns that no review of a Shelf Registration Statement will be made by the staff of the SEC or that the staff has no further comments on a Shelf Registration Statement, as the case may be, a request for acceleration of effectiveness (or post effective amendment, if applicable) of such Shelf Registration Statement to a time and date not later than 48 hours after the submission of such request.

(d) Any reference herein to a registration statement or prospectus as of any time shall be deemed to include any document incorporated, or deemed to be incorporated, therein by reference as of such time and any reference herein to any post-effective amendment to a registration statement as of any time shall be deemed to include any document incorporated, or deemed to be incorporated, therein by reference as of such time. Any reference to a prospectus as of any time shall include any supplement thereto, preliminary prospectus, or any free writing prospectus in respect thereof.

(e) In connection with the filing of the Shelf Registration Statement, the Company shall:

(i) prepare and file with the SEC within the time periods specified in Section 5.2(a), a Shelf Registration Statement on any form which may be utilized by the Company and which shall register all of the Registrable Securities for resale by the holders thereof in accordance with such method or methods of disposition as may be specified by the TWVC Funds and use reasonable best efforts to cause such Shelf Registration Statement to become effective as soon as reasonably practicable but in any case within the time periods specified in Section 5.2(a);

(ii) as soon as reasonably practicable prepare and file with the SEC such amendments and supplements to such Shelf Registration Statement (including without limitation, any required post effective amendments) and the prospectus included therein as may be necessary to effect and maintain the effectiveness of such Shelf Registration Statement and as may be required by the applicable rules and regulations of the SEC and the instructions applicable to the form of such Shelf Registration Statement;

(iii) comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Securities covered by such Shelf Registration Statement in accordance with the intended methods of disposition by the TWVC Funds provided for in such Shelf Registration Statement;

(iv) provide the TWVC Funds and their legal counsel (“Legal Counsel”) a reasonable opportunity to participate in the preparation of such Shelf Registration Statement, each prospectus included therein or filed with the SEC and each amendment or supplement thereto (but not including any documents incorporated by reference), in each case subject to customary confidentiality restrictions, and give reasonable consideration to any comments Legal Counsel provides with respect to any Shelf Registration Statement or amendment or supplement thereto. The Company shall furnish to Legal Counsel copies of any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to any Shelf Registration Statement;

(v) keep the Shelf Registration Statements current and continuously effective pursuant to Rule 415 at all times until such date the Registrable Securities registered pursuant to each such applicable Shelf Registration Statement are no longer Registrable Securities. The Shelf Registration Statements shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading;

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(vi) promptly notify the TWVC Funds (A) when such Shelf Registration Statement or the Prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to such Shelf Registration Statement or any post-effective amendment, when the same has become effective, (B) of any comments by the SEC with respect thereto or any request by the SEC for amendments or supplements to such Shelf Registration Statement or prospectus or for additional information (the Company shall respond to such comments and requests from the SEC as promptly as reasonably possible), (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Shelf Registration Statement or the initiation or threatening of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose (in the cases of (C) and (D), the Company shall obtain the withdrawal of such stop order or suspension at the earliest practicable time) or (E) if at any time when a prospectus is required to be delivered under the Securities Act, that such Shelf Registration Statement, prospectus, prospectus amendment or supplement or post-effective amendment does not conform in all material respects to the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder or contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (the Company shall use its commercially reasonable efforts to promptly prepare a supplement or amendment to the Shelf Registration Statement to conform to such requirements or to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to the selling Holders as the selling Holders may reasonably request); and

(vii) in the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form reasonably acceptable to the TWVC Funds and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Shelf Registration Statement then in effect until such time as a Shelf Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

(f) In connection with a shelf registration, the Company may require each Holder whose Registrable Securities are covered by the shelf registration, to furnish to the Company such information regarding the Holder, including, without limitation, its intended method of distribution of Registrable Securities as may be required in order to comply with the Securities Act. The Holder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by the Holder to the Company or of the occurrence of any event in either case that could cause the prospectus to contain an untrue statement of a material fact regarding the Holder or its intended method of disposition of such Registrable Securities or omits to state any material fact regarding the Holder or its intended method of disposition of such Registrable Securities required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to the Holder or the disposition of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. If the Holder fails to provide to the Company any information required to be provided pursuant to this Section 5.2 after the Holder became aware of the inaccuracy, omission or required change, the Company may suspend the use of the Shelf Registration Statement and the prospectus contained therein until such time as the Holder provides the required information to the Company.

Section 5.3. Piggyback Registration.

(a) Company Registration. If at any time or from time to time the Company shall determine to register any of its equity securities, either for its own account or for the account of security holders (other than (1) in

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a registration relating solely to employee benefit plans, (2) a registration on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which the Company is offering to exchange its own securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a resale shelf registration statement relating solely to debt securities of the Company that are convertible into Common Stock and the underlying shares of Common Stock or (6) a registration pursuant to Section 5.2), the Company will:

(i) promptly (but in no event less than 10 days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 5 days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 5.3(b) below.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 5.3(a)(i). In such event the right of any Holder to registration pursuant to this Section 5.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein in subject to the limitations expressed in Section 5.2. All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, subject to the terms of this Section 5.3. The Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated first to the Company and second to the Holders and any other holders with registration rights on a pro rata basis based on the total number of Registrable Securities held by the Holders and such other holders. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) subject to the limitations expressed in Section 5.2, reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration by all selling stockholders. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. For the avoidance of doubt, nothing in this Section 5.3(b) is intended to diminish the number of securities to be included by the Company in the underwriting.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

Section 5.4. Expenses of Registration. All expenses incurred in connection with all registrations effected pursuant to Sections 5.2 and 5.3, including all registration, SEC, stock exchange, filing and qualification fees (including state securities law fees and expenses), printing expenses, messenger and delivery expenses, escrow fees, accounting fees, fees and disbursements of counsel for and independent public accountants of the Company, and fees and expenses of all Persons retained by the Company; provided, however, that the Company shall not be required to pay stock transfer taxes or underwriters’ discounts or selling commissions relating to Registrable Securities.

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Section 5.5. Obligations of the Company. Whenever required under this Article V to effect the registration of any Registrable Securities, the Company shall (in addition to the requirements set forth in Section 5.2(e) with respect to a Shelf Registration Statement), as expeditiously as reasonably possible:

(a) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the intended methods of disposition by sellers thereof set forth in such registration statement;

(b) permit any Holder which Holder, in the reasonable judgment of the Company, if deemed to be a controlling person of the Company, to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to the Company in writing, that in the reasonable judgment of the Company should be included;

(c) furnish to the Holders such numbers of copies of a prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(e) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such prospectus or for additional information;

(f) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

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(h) use its reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(i) in the case of an underwritten offering, make available for inspection, at the Company’s headquarters during normal business hours, by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(j) use its reasonable efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any such Holder or underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 5.2(a), as applicable; provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(k) notify the Holders and underwriters, if any, of any pending proceeding against the Company under Section 8A of the Securities Act in connection with the offering of the Registrable Securities.

(l) in the case of an underwritten offering, obtain for delivery to the underwriters, if any, an opinion or opinions from counsel for the Company, dated the effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such underwriters and their respective counsel;

(m) in the case of an underwritten offering, obtain for delivery to the Company and the underwriters, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(n) comply with all requirements of NASDAQ with regard to the issuance of the Shares and the Warrant Shares and use its reasonable efforts to list the Registrable Securities covered by such Registration Statement with NASDAQ or any securities exchange on which the Common Stock is then listed;

(o) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(p) cooperate with Holders including Registrable Securities in such registration and the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two Business Days prior to any sale of Registrable Securities;

(q) use its reasonable efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder; and

(r) enter into and perform customary agreements and take such other commercially reasonable actions as are prudent and reasonably required in order to expedite or facilitate the disposition of the Registrable Securities.

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Section 5.6. Indemnification.

(a) The Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder’s officers, directors, employees, partners and agents, each Person controlling such Holder, and each underwriter, if any, of the Registrable Securities held by or issuable to such Holder, and each Person who controls any such underwriter, and the officers, directors, employees, partners and agents (i) of each Person controlling such Holder, (ii) of each underwriter and (iii) of each Person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, or (C) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities including pursuant to Section 5.5(j) (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such underwriter and each such director, officer, partner, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to the Company by such Holder or underwriter expressly for use therein.

(b) Each Holder will, and if Registrable Securities held by or issuable to such Holder are included in such registration, qualification or compliance pursuant to this Article V, does hereby undertake to indemnify and hold harmless the Company, each of its directors, employees, agents and officers, and each Person controlling the Company and its directors, employees, agents and officers, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, the Company, each such underwriter, each such other Holder, and each such director, officer, employee, agent, partner and controlling Person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular or other document, in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein; provided, however, that the liability of each Holder hereunder shall be limited to the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this subsection 5.6(b).

(c) Each party entitled to indemnification under this Section 5.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof,

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and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if (i) representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding or (ii) the Indemnifying Party shall have failed to promptly assume the defense of such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement unless such settlement includes an unconditional release of such Indemnified Party from all liabilities on claims that are the subject matter of such claim or litigation.

(d) In order to provide for just and equitable contribution in case indemnification is unavailable to an Indemnified Party (by reason of legal prohibition or otherwise), the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the public offering price of all securities offered by it pursuant to such Registration Statement (less all underwriting fees and discounts), and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) The indemnity and contribution agreements contained herein are in addition to any liability that the Indemnifying Party may have to the Indemnified Parties and shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and shall survive the transfer of the Registrable Securities.

Section 5.7. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article V.

Section 5.8. Transfer of Registration Rights. The rights contained in Sections 5.2 and 5.3 hereof to cause the Company to register the Registrable Securities, and the other rights set forth in this Article V, may be assigned or otherwise conveyed by the TWVC Funds to any transferee of the Registrable Securities if the transfer was permitted under Article 3.

Section 5.9. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article V.

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Section 5.10. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act; and

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act;

(c) as long as any Holder owns any Registrable Securities, furnish in writing upon such Holder’s written request a written statement by the Company that it has complied with the reporting requirements of Rule 144 and of the Securities Act and Exchange Act; and

(d) undertake any additional actions reasonably necessary to maintain the availability of the use of Rule 144.

Section 5.11. Termination of Registration Rights. The rights of the Holders to cause the Company to register securities under Article V hereof shall terminate on the date when there no longer remaining any Registrable Securities.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1. Further Assurances. From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 7.2. Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach or threatened breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

Section 7.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State.

Section 7.4. Amendment and Waiver.

(a) This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company (after approval by the Non-TWVC Directors) and the TWVC Funds.

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(b) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 7.5. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.

Section 7.6. Termination. This Agreement shall terminate only by written consent of each of the parties hereto or upon the dissolution of liquidation of the Company.

Section 7.7. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section prior to 6:30 p.m. (Pacific Time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section on a day that is not a Business Day or later than 6:30 p.m. (Pacific Time) on any Business Day, (c) the Business Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

Section 7.8. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 7.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

Section 7.10. Venue, Waiver of Jury Trial. THE COMPANY AND THE TWVC FUNDS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN SANTA CLARA COUNTY, CALIFORNIA FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR THE TWVC FUNDS HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR THE TWVC FUNDS, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND SUCH PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[The remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Michael Gulett
Name: Michael Gulett
Title: President & Chief Executive Officer

Address for Notice:

Ikanos Communications, Inc.

47669 Fremont Blvd.

Fremont, CA 94538

Facsimile No.: (408) 317-0454

Telephone No.: (510) 438-6202

Attn: Michael Gulett

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market, Spear Tower, Suite 3300 San Francisco, CA 94105 Attention: Robert Ishii
Facsimile No.: (415) 947-2099
Telephone No.: (415) 947-2000

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

Tallwood III, L.P. Tallwood III Partners, L.P. Tallwood III Associates, L.P.

By: Tallwood III Management, LLC
Its General Partner

By:	/s/ George Pavlov
George Pavlov, Managing Member

Tallwood III Annex, L.P.

By: Tallwood III Annex Management, LLC
Its General Partner

By:	/s/ George Pavlov
George Pavlov, Managing Member

Address for Notice:

Tallwood Venture Capital

400 Hamilton Avenue, Suite 230

Palo Alto, CA 94301

Facsimile No.: (650) 473-6755

Telephone No.: (650) 473-6750

Email Address: finance@tallwoodvc.com

with a copy to (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:	Christopher L. Kaufman Michelle L. Bushore
Facsimile No.: (650) 463-2600 Telephone No.: (650) 328-4600

SIGNATURE PAGE TO STOCKHOLDER AGREEMENT

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Annex IV

Exhibit A

FORM OF WARRANT

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

IKANOS COMMUNICATIONS, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.:

Number of Shares of Common Stock:

Date of Issuance:                         , 2009 (“Issuance Date”)

Ikanos Communications, Inc., a corporation organized under the laws of Delaware (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                         , the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date hereof, but not after 5:30 p.m., San Francisco time, on the Expiration Date (as defined below),                          (            ) fully paid nonassessable shares of Common Stock (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16. This Warrant is issued pursuant to the Securities Purchase Agreement, dated as of April 21, 2009, by and between the Company, the Holder and the other Investors (as defined in the Securities Purchase Agreement).

1.    EXERCISE OF WARRANT.

(a)    Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the date hereof to and including the Expiration Date, in whole or in part, by (i) delivery of a properly completed and executed written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds or (B) if the conditions for Cashless Exercise (as defined in Section 1(c)) set forth in Section 1(c) are satisfied, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise. At 5:30 P.M., San Francisco time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the second (2nd) Business Day following the date on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (or notice of a Cashless Exercise) (the “Exercise Delivery Documents”), the Company

shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the second (2nd) Business Day following the date on which the Company has received all of the Exercise Delivery Documents, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the Warrant Shares may be issued without any restrictive legends, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or the Warrant Shares may not be issued without any restrictive legends, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise, which certificate shall bear the legends specified in Section 17 of this Warrant. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the aggregate number of Warrant Shares represented by this Warrant at the time this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon such exercise, then the Company shall as soon as practicable, and in no event later than five (5) Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 6(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is then exercised. The Company shall pay any and all transfer taxes which may be payable with respect to the issuance and delivery of Warrant Shares to the initial Holder upon exercise of this Warrant; provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in any name other than that of the initial Holder, in either case with respect to any transfer tax due by the Holder with respect to such shares of Common Stock issued upon exercise of this Warrant. In no event shall the Company be required to pay any other taxes, including any taxes based upon the income of the Holder or applicable withholding taxes, and the Holder (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Warrant. All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholders of the Company and free and clear of all liens.

(b)    Exercise Price. For purposes of this Warrant, “Exercise Price” means $1.75 per Warrant Share, subject to adjustment as provided herein.

(c)    Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) – (A x C)

B

For purposes of the foregoing formula:

A =	the total number of shares with respect to which this Warrant is then being exercised.

B =	the Weighted Average Price of the shares of Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C =	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(d)    Authorized Shares. The Company shall at all times reserve and keep available for issuance upon the exercise of the Warrant such number of its authorized but unissued shares of Common Stock as will be required for issuance of the Warrant Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to enable the exercise of the Warrant, then the Company shall promptly use commercially reasonable efforts to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve a sufficient number of shares to permit the full exercise of this Warrant.

(e)    Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(f)    The Company agrees to maintain at its principal executive office books for the registration and transfer of the Warrant.

2.    ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.

(a)    Adjustment upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)    De Minimis Adjustments. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in such price, provided, however, that any adjustment which by reason of this Section 2(b) is not required to be made shall be carried forward and taken into account in any subsequent adjustments under this Section 2. All calculations under this Section 2 shall be made by the Company in good faith and shall be made to the nearest cent or to the nearest one hundredth of a share, as applicable. No adjustment need be made for a change in the par value or no par value of the Company’s Common Stock.

3.    RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock generally (which dividend or other distribution has not already been given to the Holders of the Warrants with respect to the Warrant Shares), by way of return of capital or otherwise not addressed by Section 2 above (including, without limitation, any distribution of cash, stock or other securities, indebtedness, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant and prior to the Expiration Date, then, in each such case:

(a)    any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the Closing Bid Price of the shares of Common Stock on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (ii) the denominator shall be the Closing Bid Price of the shares of Common Stock on the Trading Day immediately preceding such record date; and

(b)    the number of Warrant Shares shall be increased to a number of shares equal to the number of shares of Common Stock obtainable pursuant to the Warrant immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (a); provided that in the event that the Distribution is of shares of Common Stock (or common stock) (“Other Shares of Common Stock”) of a company whose common shares are traded on a national securities exchange or a national automated quotation system, then the Holder may elect to receive a warrant to purchase Other Shares of Common Stock in lieu of an increase in the number of Warrant Shares, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the number of shares of Other Shares of Common Stock that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant immediately prior to such record date and with an aggregate exercise price equal to the product of the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding paragraph (a) and the number of Warrant Shares calculated in accordance with the first part of this paragraph (b).

4.    PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)    Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)    Fundamental Transactions. If at any time while this Warrant is outstanding there is a Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock, in lieu of the shares of the Common Stock purchasable upon the exercise of the Warrant prior to such Fundamental Transaction, there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction and prior to the Expiration Date, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been exercised immediately prior to such Fundamental Transaction.

5.    WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

6.    REISSUANCE OF WARRANTS.

(a)    Transfer of Warrant. If this Warrant is to be transferred (which transfer shall be subject to Section 14 hereof), the Holder shall surrender this Warrant to the Company, together with a written assignment of this Warrant duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer, if any, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 6(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 6(d)) to the Holder representing the right to purchase the balance of the number of Warrant Shares not being transferred.

(b)    Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company reasonably satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)    Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 6(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated in writing by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d)    Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6(a) or Section 6(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, equals the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant, which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

7.    NOTICES. Whenever notice is required or permitted to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 15 of this Warrant. The Company will give written notice to the Holder (i) promptly upon any adjustment of the Exercise Price, setting forth in reasonable detail, the calculation of such adjustment and (ii) at least fifteen days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property generally to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

8.    AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of Holder.

9.    GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

10.    SEVERABILITY. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

11.    CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

12.    DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within five (5) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13.    REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14.     TRANSFER. Subject to applicable law, and except as set forth in the Stockholder Agreement; this Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company; provided that any transfer shall comply with the Securities Act and other applicable securities laws and regulations and the transfer provisions set forth in the Stockholder Agreement; and provided further that the Holder may not knowingly offer for sale, sell, transfer or assign this Warrant to a competitor of the Company or any of its direct or indirect subsidiaries without the prior written consent of the Company. Any transfer shall be registered in the books maintained at the Company’s principal executive office for the registration and transfer of the Warrant.

15.    NOTICE. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to the Holder) or otherwise delivered by hand, messenger or courier service addressed:

(a)    if to the Holder, to the Holder at the Holder’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, or until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address, facsimile number or electronic mail address of the last holder of this Warrant for which the Company has contact information in its records, with a copy to Christopher L. Kaufman, Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025; or

(b)    if to the Company, to the attention of the Chief Executive Officer of the Company at the Company’s address as shown on the signature page hereto, or at such other address as the Company shall have furnished to the Holder, with a copy to Robert Ishii, Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market, Spear Tower, Suite 3300, San Francisco, California 94105.

Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered, or (ii) if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address.

16.    CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)    “Bloomberg” means Bloomberg Financial Markets.

(b)    “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c)    “Closing Ask Price” and “Closing Bid Price” means, for any security as of any date, the last closing ask price and last closing bid price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing ask price or the closing bid price, as the case may be, then the last ask price or last bid price, respectively, of such security prior to 4:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing ask price or closing bid price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing ask price or last closing bid price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing ask price or closing bid price, respectively, is reported for such security by Bloomberg, the average of the bid prices or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Ask Price or the Closing Bid Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Ask Price or the Closing Bid Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d)    “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(e)    “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(f)    “Dollar”, “US Dollar” and “$” each mean the lawful money of the United States.

(g)    “Expiration Date” means                         , 2014.

(h)    “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into another Person (unless the Company is the surviving corporation and the shareholders of the Company prior to such merger or consolidation continue to hold immediately thereafter a majority of the Voting Stock), if the holders of the Voting Stock immediately prior to such consolidation or merger shall hold or have the right to direct the voting of less than 50% of the Voting Stock or such voting securities of such other surviving Person immediately following such transaction, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock, (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock, (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(i)    “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(j)    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(k)    “Principal Market” means The NASDAQ Global Market.

(l)    “Securities Act” means the Securities Act of 1933, as amended.

(m)    “Stockholder Agreement” means that certain Stockholder Agreement, dated as of April 21, 2009, by and among the Company, the Holder and the other TWVC Funds (as defined in the Stockholder Agreement).

(n)    “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time).

(o)    “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(p)    “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest Closing Ask Price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

17.    LEGENDS.

(a)    Restrictive Legends. Except as otherwise permitted by this Section 17, each Warrant (including each Warrant issued upon the transfer of any Warrant) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.”

Except as otherwise permitted by this Section 17, each certificate for Common Stock issued upon the exercise of any Warrant, and each certificate issued upon the transfer of any such Common Stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE SECURITIES LAWS.”

(b)    Termination of Restrictions. The restrictions imposed on the transferability of restricted securities set forth in the legend of this Warrant shall cease and terminate as to any particular restricted securities (i) when a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) when such securities are transferred pursuant to Rule 144 or Rule 144A (or any similar provision then in force) under the Securities Act or are transferable by a person who is not an affiliate of the Company pursuant to Rule 144 (or any similar provision then in force) without any volume or manner of sale restrictions thereunder, (iii) when such restrictions are no longer required or necessary in order to protect the Company against a violation of the Securities Act upon any sale or other disposition of such securities without registration thereunder, or (iv) if the holder provides the Company with a legal opinion reasonably acceptable to the

Company to the effect that the legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretation and pronouncements issued by the staff of the SEC). Whenever such restrictions shall cease and terminate as to any restricted securities, the Holder shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing the legend set forth in this Warrant.

18.    NO IMPAIRMENT. The Company shall not take any action, including amending its Certificate of Incorporation, any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant, and shall at all times in good faith assist in carrying out all the provisions of this Warrant and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Warrant. Without limiting the generality of the foregoing, the Company shall take all such actions as may be necessary or appropriate in order that the Company may validly issue fully paid and non-assessable shares of the Common Stock upon exercise of this Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

IKANOS COMMUNICATIONS, INC.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

IKANOS COMMUNICATIONS, INC.

The undersigned holder hereby exercises the right to purchase                          of the shares of Common Stock (“Warrant Shares”) of Ikanos Communications, Inc., a corporation organized under the laws of Delaware (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.    Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

a “Cash Exercise” with respect to Warrant Shares (by checking this box and electing a “Cash Exercise,” the undersigned hereby represents and warrants that it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended); and/or a “Cashless Exercise” with respect to Warrant Shares.

2.    Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $                         to the Company in accordance with the terms of the Warrant.

3.    Delivery of Warrant Shares. The Company shall deliver to the holder                          Warrant Shares in accordance with the terms of the Warrant.

4.    DTC Balance Account. If applicable, the Company shall deliver the Warrant Shares to the following balance account with DTC through the Deposit Withdrawal Agent Commission system:             .

Date: ,
Name of Registered Holder

By:
Name: Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [Transfer Agent] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated [                        ], 20[      ] from the Company and acknowledged and agreed to by [Transfer Agent].

IKANOS COMMUNICATIONS, INC.

By:
Name:
Title:

Annex V

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of April 21, 2009 by and among Tallwood III, L.P., a Delaware limited partnership (“Tallwood III”), Tallwood III Partners, L.P., a Delaware limited partnership (“Tallwood III Partners”), Tallwood III Associates, L.P., a Delaware limited partnership (“Tallwood III Associates”), and Tallwood III Annex, L.P., a Delaware limited partnership (“Tallwood III Annex”) (Tallwood III, Tallwood III Partners, Tallwood III Associates and Tallwood III Annex are together hereinafter referred to as the “Investors”), and the undersigned Stockholder (the “Stockholder”) of Ikanos Communications, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, Investors and the Company have entered into a Securities Purchase Agreement of even date herewith (the “Securities Purchase Agreement”), which provides for, among other things, the purchase (the “Purchase”) of (i) twenty four million (24,000,000) shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), (ii) one (1) share of Series A Preferred Stock of the Company (the “Series A Preferred Share”) and (ii) warrants to acquire up to seven million eight hundred thousand (7,800,000) shares of Common Stock (the “Warrants”) (such Common Stock, Series A Preferred Share and Warrants issued pursuant to the Securities Purchase Agreement are collectively referred to herein as the “Securities”).

WHEREAS, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of that number of shares of the outstanding capital stock of the Company, and the holder of options to purchase such number of shares of capital stock of the Company, in each case, as set forth on the signature page of this Agreement.

WHEREAS, as a condition and inducement to the willingness of Investors to enter into the Securities Purchase Agreement, the Stockholder (in the Stockholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Securities Purchase Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “beneficially owned,” “beneficial owner,” “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(b) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Securities Purchase Agreement shall have been validly terminated pursuant to Section 7.1 thereof, or (ii) the Closing Date.

(c) “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

(d) “Representatives” shall mean any officers, directors, employees, agents or other representatives, including investment bankers, attorneys and accountants.

(e) “Shares” shall mean (i) all equity securities of the Company (including all shares of Common Stock, Company Preferred Stock, Company Restricted Stock , Company Options, and other rights to acquire shares of Common Stock) beneficially owned by the Stockholder as of the date hereof, and (ii) all additional equity securities of the Company (including all additional shares of Common Stock, Company Preferred Stock, Company Restricted Stock, Company Options, and all additional warrants and other rights to acquire shares of Common Stock) of which the Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split, recapitalization, combination, exchange of shares and the like).

(f) “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to (or entry into a hedging arrangement with respect to), transfer, tender of or disposition of such Share or any interest therein, provided, for the avoidance of doubt “Transfer” does not include granting a proxy or voting or consent instructions with respect to any matter presented at the Company’s 2009 annual meeting of stockholders, other than those specified in Section 3(a)(i), (ii) or (iii).

2. Transfer of Shares.

(a) Transfer Restrictions. Prior to the Expiration Date, the Stockholder shall not offer to Transfer, Transfer (or cause or permit the Transfer of) any of the Shares, or enter into any agreement relating thereto, without the Investors’ consent, except (i) by selling already-owned Shares either to pay the exercise price upon the exercise of a Company Option or Company Restricted Stock or to satisfy the Stockholder’s tax withholding obligation upon the exercise of a Company Option or Company Restricted Stock, in each case as permitted by any Company Stock Plans or (ii) transferring Shares to his immediate family members, a trust established for the benefit of the Stockholder and/or for the benefit of one or more members of the Stockholder’s immediate family or upon the death of the Stockholder, provided that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement and delivers a Proxy (as defined below) in the form attached hereto as Exhibit A. Any Transfer, or purported Transfer, of Shares in breach or violation of this Agreement shall be void and of no force or effect.

(b) Transfer of Voting Rights. Prior to the Expiration Date, the Stockholder shall not deposit (or cause or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of Shares.

3. Agreement to Vote Shares; Proxy Matters.

(a) At every meeting of the stockholders of the Company prior to the Expiration Date, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company taken prior to the Expiration Date, the Stockholder (in the Stockholder’s capacity as such), to the extent not voted by the Person(s) appointed under the Proxy, shall, or shall cause the holder of record on any applicable record date to, vote all Shares that are then beneficially owned by such Stockholder and are entitled to vote or act by written consent:

(i) in favor of the sale and issuance of the Securities, the Charter Amendment and the other transactions contemplated under the Securities Purchase Agreement;

(ii) against approval of any (A) Acquisition Proposal or any proposal relating to an Acquisition Proposal or (B) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, in each case other than pursuant to the transactions contemplated by the Securities Purchase Agreement; and

(iii) against approval of any proposal made in opposition to the Securities Purchase Agreement or any of the transactions contemplated by the Securities Purchase Agreement.

The Stockholder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i), (ii) and (iii) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(b) In the event that, prior to the Expiration Date, a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c) Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

(d) The Stockholder hereby agrees that he will not, and will not permit any entity under the Stockholder’s control or any of its or their respective Representatives to, (i) solicit proxies or become a “participant” in a “solicitation”, as such terms are defined in Regulation 14A under the Securities and Exchange Act of 1934, as amended, in opposition to or competition with the consummation of the transactions contemplated under the Securities Purchase Agreement or otherwise encourage or assist any party in taking or planning any action which would reasonably be expected to compete with, impede, interfere with or attempt to discourage the consummation of the transactions contemplated under the Securities Purchase Agreement or inhibit the timely consummation of the transactions contemplated under the Securities Purchase Agreement, (ii) directly or indirectly encourage, initiate or cooperate in a stockholders’ vote or action by consent of the Company’s stockholders in opposition to or in competition with the consummation of the transactions contemplated under the Securities Purchase Agreement, (iii) become a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the transactions contemplated under the Securities Purchase Agreement, or (iv) unless required by law, make any press release, public announcement or other non-confidential communication with respect to the business or affairs of the Company or the Investors, including this Agreement and the Securities Purchase Agreement and the transactions contemplated hereby and thereby, without the prior written consent of the Investors, other than on behalf of the Company in the Stockholder’s capacity as an officer or director of the Company, consistent with the Company’s obligations under the Securities Purchase Agreement. In addition, the Stockholder agrees not to take, or commit or agree to take, any action inconsistent with the foregoing.

4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Stockholder who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by voting, in his or her capacity as a director of the Company, in the Stockholder’s sole discretion on any matter before the board (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a Stockholder of the Company). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a director or officer of the Company. For the avoidance of doubt, nothing in Section 3 or elsewhere in this Agreement shall limit in any way the Company and its officers and directors from taking actions permitted by the Securities Purchase Agreement.

5. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder shall deliver to the Investors a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares. The Stockholder shall cause to be delivered to the Investors an additional Proxy executed on behalf of the record owner of any Shares that are owned beneficially by the Stockholder. The Stockholder hereby represents to the Investors that any proxies heretofore given in respect of the Shares are not irrevocable and that any such proxies are hereby revoked, and the Stockholder agrees to promptly notify the Company of such revocation. The Stockholder hereby affirms that the Proxy is given in connection with the execution of the Securities Purchase Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the Proxy is coupled with an interest and may under no circumstances be revoked. Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. If for any reason the proxy granted herein is not irrevocable, the Stockholder agrees to vote the Shares in accordance with Section 3(a) hereof.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Investors as follows:

(a) Power; Binding Agreement. The Stockholder has full and unrestricted power and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of the Investors, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of, or a default under (without or without notice or lapse of time or both), any agreement, trust, voting agreement, voting trust or other agreement to which the Stockholder is a party or by which the Stockholder may be bound, except for violations, breaches or defaults that would not in any material respect impair or adversely affect the ability of the Stockholder to perform its obligations under this Agreement, (ii) violate any order, writ, injunction, decree, judgment, order, law, statute, rule, or regulation applicable to the Stockholder or the Stockholders’ property or assets, (iii) result in the imposition of any Liens on any of the Shares. The execution and delivery of this Agreement and the Proxy and the performance of this Agreement and the Proxy by the Stockholder will not require any consent, approval, authorization or permit of any Person.

(c) Ownership of Shares. The Stockholder (i) is the beneficial owner of the shares of Common Stock and Company Restricted Stock, if any, set forth on the signature page of this Agreement under the heading “Shares Held of Record,” (ii) is the holder of the Company Options that are exercisable for the number of shares of Common Stock set forth on the signature page of this Agreement under the heading “Options and Other Rights,” and (iii) except as set forth on the signature page to this Agreement, does not own, directly or indirectly, beneficially or otherwise, any securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any securities of the Company, other than the shares of Common Stock, Company Restricted Stock or Company Options to purchase shares of Common Stock, and shares of Common Stock issuable upon the exercise of such Company Options set forth on the signature page hereof, each free and clear of any Lien and any other limitation and restrictions.

(d) Voting Power. The Stockholder has or will have voting power, power of disposition, power to issue instructions with respect to the matters specified in Sections 2, 3, and 5 and all other matters set forth in this Agreement and power to agree to all of the matters specified in Sections 2, 3 and 5 and all other matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

(e) Reliance by the Investors. The Stockholder understands and acknowledges that the Investors are entering into the Securities Purchase Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(f) Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

7. Certain Restrictions. The Stockholder shall not, directly or indirectly, take any voluntary action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect, or in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder. The Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Investors or the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Securities Purchase Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (i) challenging the validity of or seeking to enjoin the operation of any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Securities Purchase Agreement or the transactions contemplated thereby.

8. Disclosure. The Stockholder shall permit the Investors to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Investors reasonably determines to be necessary or desirable in connection with the Purchase and any transactions related to the Purchase and the Securities Purchase Agreement, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that the Investors reasonably determine to be necessary or desirable.

9. No Ownership Interest. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

10. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of the Investors, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

11. Termination. This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Section 4 shall survive any termination of this Agreement.

12. Miscellaneous.

(a) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(c) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Investors shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Investors upon any such violation, the Investors shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Investors at law or in equity.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice), or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Investors:

Tallwood Venture Capital

400 Hamilton Avenue, Suite 230

Palo Alto, CA 94301

Attention: George Pavlov

Telephone No.: (650) 473-6755

Telecopy No.: (650) 473-6750

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Christopher L. Kaufman & Michelle K. Bushore

Telephone No.: (650) 463-2600

Telecopy No.: (650) 328-4600

If to the Stockholder:

c/o Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, California 94538

Telephone No.: (510) 979-0400

Telecopy No.: (510) 979-0500

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, CA, 94105

Attention: Robert Ishii

Telecopy No.: (415) 947-2099

Telecopy No.: (415) 947-2000

(f) No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g) No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any person other than the parties hereto any rights or remedies hereunder.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i) Submission to Jurisdiction. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Stockholder and the Investors. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed and construed in accordance with the laws of the State of Delaware. The Stockholder and the Investors hereby irrevocably submit to the non-exclusive jurisdiction of the State and Federal Courts sitting in Santa Clara County, California for the adjudication of any dispute brought by the Stockholder or the Investors hereunder, in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding brought by the Stockholder or the Investors, any claim that is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each party, after consulting or having had the opportunity to consult with counsel, each knowingly, voluntarily and intentionally waive irrevocably, any right to a trail by jury in any action or proceeding to enforce or defend any rights arising out of or relating to this Agreement and such proceeding shall be tried before a court and not before a jury.

(j) Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(m) Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(n) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(o) No Obligation to Exercise Options, Restricted Stock or Warrants. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Stockholder to exercise any Company Option or Company Restricted Stock, warrant or other right to acquire any shares of Common Stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Investors and Stockholder have caused this Agreement to be executed as of the date first written above.

Tallwood III, L.P. Tallwood III Partners, L.P. Tallwood III Associates, L.P. By: Tallwood III Management, LLC Its General Partner

By:
George Pavlov, Managing Member

Tallwood III Annex, L.P. By: Tallwood III Annex Management, LLC Its General Partner

By:
George Pavlov, Managing Member

STOCKHOLDER

Name:

STOCKHOLDER

Name:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficial Owned

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Ikanos Communications, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Tallwood III, L.P., a Delaware limited partnership (“Tallwood III”), Tallwood III Partners, L.P., a Delaware limited partnership (“Tallwood III Partners”), Tallwood III Associates, L.P., a Delaware limited partnership (“Tallwood III Associates”), and Tallwood III Annex, L.P., a Delaware limited partnership (“Tallwood III Annex”) (Tallwood III, Tallwood III Partners, Tallwood III Associates and Tallwood III Annex are together hereinafter referred to as the “Investors”), and any person designated in writing by the Investors, and each of them individually, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and re-substitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the Shares in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date, provided, further, that the undersigned may grant subsequent proxies with respect to any matter presented at the Company’s 2009 annual meeting of stockholders other than those specified in clauses (i), (ii) and (iii) in the fourth paragraph of this Irrevocable Proxy. “Shares” has the meaning set forth in the Voting Agreement (as defined below).

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among the Investors and the Stockholder (the “Voting Agreement”), and is granted as a condition and inducement to the willingness of the Investors to enter into that certain Securities Purchase Agreement among the Investors and the Company, dated of even date herewith (the “Securities Purchase Agreement”). The Securities Purchase Agreement provides for, among other things, the purchase of (i) twenty four million (24,000,000) shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), (ii) one (1) share of Series A Preferred Stock of the Company (the “Series A Preferred Share”) and (iii) warrants to acquire up to seven million eight hundred thousand (7,800,000) shares of Common Stock (the “Warrants”).

As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Securities Purchase Agreement shall have been validly terminated pursuant to Section 7.1 thereof, or (ii) the Closing Date.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder at any time prior to the Expiration Date, to act as the Stockholder’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of the sale and issuance of the Securities, the Charter Amendment and the other transactions contemplated under the Stock Purchase Agreement;

(ii) against approval of any (A) Acquisition Proposal or any proposal relating to an Acquisition Proposal or (B) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, in each case other than pursuant to the transactions contemplated by the Securities Purchase Agreement; and

(iii) against approval of any proposal made in opposition to the Securities Purchase Agreement or any of the transactions contemplated by the Securities Purchase Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The Stockholder may vote the Shares in its sole discretion on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall automatically terminate, and be of no further force and effect, upon the Expiration Date.

Dated: April 21, 2009	STOCKHOLDER

By:
Name:
Title:

***** IRREVOCABLE PROXY ****

Annex VI

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between:

CONEXANT SYSTEMS, INC.,

a Delaware corporation;

and

IKANOS COMMUNICATIONS, INC.,

a Delaware corporation

Dated as of April 21, 2009

VI-i

VI-ii

VI-iii

VI-iv

TABLE OF EXHIBITS

Exhibit A	Form of IP License Agreement
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Intellectual Property Assignment Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Transition Services Agreement

Schedule A	Key Employee
Schedule B	Actions and Proceedings
Schedule C	Severance Policies

VI-v

THIS ASSET PURCHASE AGREEMENT is being entered into as of April 21, 2009, by and between: CONEXANT SYSTEMS, INC., a Delaware corporation (the “Seller”), and IKANOS COMMUNICATIONS, INC., a Delaware corporation (the “Purchaser”). The Seller and the Purchaser are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Certain other capitalized terms used in this Agreement are defined in Section 10.18.

RECITALS

WHEREAS, the Seller is engaged in the business of designing, developing and selling DSL Products (the “Business”);

WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase and assume from the Seller certain of the assets and liabilities of the Business, as more particularly set forth herein;

WHEREAS, on the Closing Date, the Seller and the Purchaser will enter into (or, as applicable, will cause one or more of their respective Affiliates to enter into) an IP License Agreement in the form of Exhibit A (the “IP License Agreement”), one or more Assignment and Assumption Agreements substantially in the form of Exhibit B (the “Assignment and Assumption Agreements”), one or more Intellectual Property Assignment Agreements in the form of Exhibit C (the “Intellectual Property Assignment Agreements”), and the Transition Services Agreement;

WHEREAS, on the Closing Date, the Seller and the Purchaser will enter into an Escrow Agreement, substantially in the form of Exhibit D, pursuant to which a portion of the Purchase Price will be deposited into and held in escrow to offset in part potential indemnification claims of the Purchaser under this Agreement; and

WHEREAS, certain of the purchase and sale transactions provided for in this Agreement shall be effected through one or more Local Purchase Agreements which will be subject to the terms, provisions and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	SALE AND PURCHASE OF ASSETS; RELATED TRANSACTIONS.

1.1 Sale and Purchase of Assets. On the terms and subject to the conditions and other provisions set forth in this Agreement, at the Closing, the Seller will and will cause each of its Affiliates to, sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser will purchase from the Seller or such Affiliates, all of the rights, title and interests of the Seller and each of its Affiliates into and under the following (which, subject to Section 1.2, are referred to in this Agreement as the “Transferred Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances:

(a) (i) the patents and patent applications identified on Schedule 1.1(a)(i), as well as any foreign or multinational counterparts (including Patents, statutory invention registrations, patent registrations industrial designs and industrial models) thereof, whether or not identified on Schedule 1.1(a)(i), including all rights therein provided by multinational treaties or conventions and all inventions and improvements covered by the claims in such applications and registrations (collectively, the “Transferred Patents”); (ii) the patents and patent applications identified on Schedule 1.1(a)(ii), including all rights therein provided by multinational treaties or conventions and all inventions and improvements covered by the claims in such applications and registrations (collectively, the “Other Transferred Patents”); and (iii) the invention disclosures identified on

Schedule 1.1(a)(iii) and including all rights therein as well as all inventions and improvements disclosed therein made by the Seller;

(b) the Intellectual Property Rights (other than Patent rights) in and to or associated with the items identified on Schedule 1.1(b) (the “Transferred Non-Patent IP”);

(c) the Inventory (the “Transferred Inventory”);

(d) (i) the contracts identified on Schedule 1.1(d), and (ii) any other contract primarily related to the Business, entered into by the Seller or any of its Affiliates after the date of this Agreement but prior to the Closing without violating Section 4.2 of this Agreement (the contracts described in this Section 1.1(d) shall be collectively referred to as the “Transferred Contracts”);

(e) the prototypes, systems, equipment, furniture, fixtures, computer equipment, masks and other fixed assets that are identified on Schedule 1.1(e) (the “Transferred Fixed Assets”);

(f) all causes of action, lawsuits, judgments, claims and demands of any nature available from time to time to or being pursued by the Seller or any of its Affiliates in each case to the extent related to the Business, the Transferred Assets, the Assumed Liabilities or the ownership, operation, use, function or value of any Transferred Asset, whether known or unknown, suspected or unsuspected and whether arising by way of counterclaim or otherwise including the right of the Seller or any of its Affiliates to pursue claims and enforce the obligations of any party to any proprietary/confidential information agreements and non-competition agreements to which any current or former employee, consultant, contractor and actual or potential business partner, counterparty or investor of or in the Seller or any of its Affiliates is a party, in each case to the extent related to the Business or any of the Transferred Assets, except in each case to the extent (i) included in the Excluded Assets or (ii) related to Intellectual Property Rights that are not Transferred Assets;

(g) all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to any Transferred Asset;

(h) all Books and Records (except for a reasonable number of copies of embodiments of the Transferred IP, which will be retained by the Seller for use under, and in a manner consistent with, the IP License Agreement); and

(i) all guaranties, warranties, indemnities and similar rights in favor of the Seller or any of its Affiliates to the extent related to any Transferred Asset.

1.2 Excluded Assets. The Seller will not be required to sell, convey, assign or transfer to the Purchaser, and the Transferred Assets will not include any assets other than the Transferred Assets (collectively, the assets of the Seller not included in the Transferred Assets are referred to herein as the “Excluded Assets”); notwithstanding anything to the contrary contained in Section 1.1, the Seller will not be required to sell or transfer to the Purchaser, and the Transferred Assets will not be deemed to include any of the following or any right or interest in, to or under any of the following:

(a) any cash, cash equivalents or Accounts Receivable;

(b) any asset or contract identified on Schedule 1.2(b);

(c) all rights and interests in connection with, and assets of, any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other employee benefit plan, program, arrangement or agreement established, maintained, sponsored or contributed to by the Seller or any ERISA Affiliate, including the Seller Plans;

(d) all Intracompany Receivables;

(e) subject to Section 1.14, any Transferred Contract if: (i) a Consent is required to be obtained from any Person in order to permit the sale or transfer to the Purchaser of the Seller’s rights under such Transferred Contract and (ii) such Consent shall not have been obtained prior to the Closing;

(f) all guaranties, warranties, indemnities and similar rights in favor of the Seller or any of its Affiliates to the extent exclusively related to any Seller Product sold prior to the Closing Date; and

(g) all personnel records of employees that are not Hired Employees and personnel records of any Hired Employees whose consent to such transfer is required under Legal Requirement to the extent such Hired Employee has not consented to such transfer.

1.3 Purchase Price.

(a) Subject to the terms and conditions of this Agreement, in consideration for the sale of the Transferred Assets to the Purchaser, at the Closing, in addition to the Assumed Liabilities, the Purchaser will pay to the Seller, by wire transfer of immediately available funds, the sum of $47,250,000 less any amounts being paid pursuant to the Local Purchase Agreements (collectively, the “Cash Closing Payment”).

(b) Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser will pay to US Bank National Association, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds, $6,750,000 (the “Escrow Amount” and collectively with the Cash Closing Payment, the “Purchase Price”).

(c) To the extent that the Allocation (as defined in Section 1.9) allocates a portion of the Purchase Price to Transferred Assets located in China or India, the Purchaser (or an Affiliate of the Purchaser) shall pay in U.S. dollars (unless otherwise required under local Legal Requirements) that portion of the Cash Closing Payment to the Affiliate of the Seller that is party to the Local Purchase Agreement related to such country. Payment made under this Section 1.3(c) shall reduce the payment required to be made by the Purchaser under Section 1.3(a) (which, in the case of any payment made other than in U.S. dollars, will be converted into U.S. dollars at the applicable Exchange Rate on the day prior to the Closing Date).

1.4 Inventory Adjustment.

(a) Within 45 days following the Closing Date, the Purchaser shall deliver to the Seller a statement (the “Purchaser’s Calculation”) setting forth the Transferred Inventory, net of reserves (“Net Inventory”) as of the Closing Date (the “Closing Inventory Value”) determined in conformity with GAAP.

(b) If the Seller disagrees with the Purchaser’s Calculation, the Seller may, within 15 days after delivery of the Purchaser’s Calculation, deliver a notice (the “Seller’s Objection”) to the Purchaser disagreeing with the Purchaser’s Calculation and specifying, in reasonable detail (i) the Seller’s calculation of the Closing Inventory Value and (ii) the Seller’s grounds for such disagreement.

(c) If a Seller’s Objection is duly delivered pursuant to Section 1.4(b), the Purchaser and the Seller shall, during the 15 days following such delivery, use their reasonable efforts to reach agreement on the Closing Inventory Value. If they are unable to reach such agreement during such period, the parties shall promptly engage the CPA Firm to review promptly the Net Inventory for the purpose of calculating the Closing Inventory Value. In making such calculation, the CPA Firm shall determine the Closing Inventory Value. The CPA Firm shall deliver to the Purchaser and the Seller, as promptly as practicable, a report setting forth such calculation of the Closing Inventory Value. Such report shall be final and binding upon the Purchaser and the Seller (absent manifest error). The cost of the CPA Firm shall be borne equally by the Purchaser and the Seller.

(d) The Purchaser and the Seller each agree to reasonably cooperate and assist in the determination of the Closing Inventory Value under this Section 1.4, including by making available to the other party and its representatives, to the extent reasonably requested, reasonable access to books, records, work papers, personnel and representatives in connection with such other party’s preparation and review of the closing statement.

(e) The Seller shall use its commercially reasonable efforts to manage its purchases and sale of inventory in the Business such that the value, net of excess and obsolete inventory reserves, of the

Transferred Inventory at the Closing (determined in accordance with GAAP as applied by the Seller consistent with its past practices), shall not be more than $2,000,000 less than the Base Inventory Value or more than $2,000,000 greater than the Base Inventory Value, unless the Seller has received the written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller shall also use its commercially reasonable efforts to manage its sales of Seller Products so that the amount of Seller Products remaining in Channel Inventory at the Closing does not have a value (determined in accordance with GAAP as applied by the Seller consistent with its past practices) in excess of $4,000,000. If the value of the Channel Inventory, determined using the Seller’s net sales price to the respective distributors, remaining at the Seller’s distributors at the Closing is greater than $4,000,000, the Seller shall pay to the Purchaser, as an adjustment to the Purchase Price, the amount by which the value of the Channel Inventory at the Closing is greater than $4,000,000, unless the Purchaser in its sole discretion agrees to a higher amount. If the Final Inventory Value is less than the Base Inventory Value, the Seller shall pay to the Purchaser, as an adjustment to the Purchase Price, the amount by which the Final Inventory Value is less than the Base Inventory Value. If the Final Inventory Value is greater than the Base Inventory Value, the Purchaser shall pay to the Seller, as an adjustment to the Purchase Price, the amount by which the Final Inventory Value is greater than the Base Inventory Value; provided that any such payment by the Purchaser to the Seller shall not exceed $2,000,000 unless the Purchaser has delivered an Inventory Consent with respect to the Inventory in excess of such amount. “Final Inventory Value” means the Closing Inventory Value (i) as shown in the Purchaser’s Calculation if no Seller’s Objection is duly delivered to the Purchaser in compliance with Section 1.4(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Purchaser and the Seller pursuant to Section 1.4(c) or (B) in the absence of such agreement, as shown in the CPA Firm’s calculation delivered pursuant to Section 1.4(c). “Channel Inventory” means the Seller Products shipped by the Seller to its distributors prior to the Closing for resale, regardless of whether any of the following is applicable: (i) the Seller has, in accordance with GAAP, recognized on or before the Closing, the revenue from the sale of such Seller Products to the applicable distributor, or (ii) the distributor to whom the Seller sold the Seller Products has the right to return such Seller Products to the Seller pursuant to the applicable distributor agreement or otherwise.

(f) During the Pre-Closing Period, the Seller shall operate in the ordinary course of business with respect to its Inventory practices. During the six-month period commencing on the Closing Date, the Seller shall permit its distributors (and the Purchaser shall also permit the Seller’s distributors) to sell any Channel Inventory in their possession at that time. During this same six-month period, the Purchaser shall not sell the same Seller Products at a lower price to the distributors of the Seller holding any Channel Inventory other than in the Purchaser’s ordinary course of business. Schedule 1.4(f) lists the original equipment manufacturers and distributors to which, for the six-month period commencing on the Closing Date, the Purchaser will not sell such products at a lower price or which the Purchaser will not offer any rebate, discount or other price incentive in a manner intended to induce such original equipment manufacturers or distributors to return any of the Channel Inventory to the Seller. From and after the date that is six months after the Closing Date, the Seller shall accept Channel Inventory from its distributors in return for a credit or payment therefor consistent with the applicable distributor agreement. The Seller shall promptly notify the Purchaser in writing of the return of any such Channel Inventory, and for a period of 20 days after receipt of such notice, the Purchaser shall have the right to purchase from the Seller any such returned Channel Inventory at the Seller’s standard cost. If the Purchaser declines to purchase, or does not respond to the Seller within such 20 day period, the Seller shall destroy such returned Channel Inventory.

(g) Any payment pursuant to this Section 1.4 shall be made within 10 days after the determination of the Final Inventory Value by the Seller or the Purchaser, as the case may be, by wire transfer of immediately available funds to such account or accounts as may be designated by the Seller or the Purchaser, as the case may be.

1.5 Escrow Fund.

(a) On or prior to the Closing, the Seller and the Purchaser shall enter into an escrow agreement, in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”), with the Escrow Agent.

Pursuant to the terms of the Escrow Agreement, the Purchaser will create the escrow fund (the “Escrow Fund”) on the date of the Closing by depositing the Escrow Amount with the Escrow Agent on the date of the Closing. The Escrow Agent shall hold the Escrow Fund in an escrow account and invest the Escrow Fund in a money market fund mutually agreed upon by the Seller and the Purchaser. In addition, the Escrow Agent will not transfer any interest in such Escrow Fund except pursuant to the terms of the Escrow Agreement.

(b) Subject to the terms of the Escrow Agreement, the Escrow Amount still held in escrow (including accrued interest to the extent provided in the Escrow Agreement) and not subject to pending, unresolved claims thereunder shall be released from the Escrow Fund to the Seller five (5) Business Days following the end of the Survival Period.

1.6 Assumption of Liabilities.

(a) On the terms and subject to the conditions set forth herein, at the Closing, the Purchaser shall assume the following obligations and liabilities of the Seller (the “Assumed Liabilities”): (i) all Liabilities arising on or after the Closing under the Transferred Contracts (but excluding, for any breach arising in whole or in part on or prior to the Closing Date, that portion of the Liability relating to the pre-Closing breach); (ii) all Liabilities with respect to Taxes arising out of or related to the operation of the Business or the Transferred Assets after the Closing Date; (iii) all Liabilities with respect to Open Incoming POs entered into (A) on or before the date hereof or (B) otherwise in compliance with this Agreement (but excluding, for any breach arising in whole or in part on or prior to the Closing Date, that portion of the Liability relating to the pre-Closing breach); (iv) all Liabilities with respect to Open Outgoing POs for normal operating expenses entered into by the Seller in the ordinary course of business and in accordance with this Agreement and as listed on Schedule 1.6(a) which shall be delivered by the Seller to the Purchaser seven (7) days prior to the Closing and dated as of such date; (v) all Liabilities for product warranty claims and product liability claims with respect to Seller Products manufactured or sold after the Closing Date; (vi) all Liabilities to the extent arising out of, relating to or in connection with the ownership or operation of the Business or the Transferred Assets after the Closing Date; (vii) all Liabilities for all accrued but unpaid vacation, holiday, flexible time off and sick pay of the Specified Employees, except for the Specified Employees in Noida, India (collectively, “Vacation Accrual”); and (viii) any Liabilities for Patent infringement with respect to activities conducted by the Purchaser after the Closing Date, including the sale of any Seller Products (including any Seller Products included in the Transferred Inventory) after the Closing Date. For the avoidance of doubt, Assumed Liabilities shall not include any Excluded Liabilities.

(b) At the Closing, the Purchaser shall deliver to the Seller the Assignment and Assumption Agreements. For the avoidance of doubt it is hereby clarified that the Purchaser’s assumption of liabilities under this Section 1.6 shall be considered part of the consideration paid for the Transferred Assets. Taxes shall only be an Assumed Liability to the extent provided for in this Section 1.6.

1.7 Excluded Liabilities. The Seller and its Affiliates shall retain and be responsible for all Excluded Liabilities.

1.8 Sales and Transfer Taxes; VAT; Tax Matters.

(a) Any sales taxes, use taxes, transfer taxes, documentary charges, recording fees, Import Duties, filing fees or similar taxes, charges, fees or expenses (other than Taxes attributable to the Seller’s gain or income from the sale of the Transferred Assets or Seller’s ownership, use and operation of the Business or any Transferred Assets or expenses associated with a failure by the Seller to appropriately remit Taxes or timely file the appropriate Tax Returns) (all such amounts are collectively referred to herein as “Transfer Taxes”) that may become payable in connection with the sale of the Transferred Assets to the Purchaser and the assumption by the Purchaser of the Assumed Liabilities or any of the other transactions contemplated by the Transactional Agreements, other than VAT, shall be split evenly such that one-half of such amounts shall be borne and paid by the Seller and one-half shall be borne and paid by the Purchaser. Notwithstanding the foregoing, the Purchaser shall bear all government fees, Transfer Taxes and other costs that arise directly as the result of the de-bonding and transfer of the de-bonded Transferred Assets in India, including, without limitation, import duties levied as a direct result of the de-bonding process for assets held by the Seller in a bonded customs warehouse arrangement under the Software Technology Parks of India program and any costs that would be incurred regardless of whether or not the Transferred Assets are de-bonded shall be split evenly such that one-half of such amounts actually incurred shall be borne and paid by the Seller and one-half shall be borne and paid by the Purchaser.

(b) The Purchase Price under this Agreement in respect of the sale of the Transferred Assets and the assumption of the Assumed Liabilities is exclusive of any VAT in respect of which the provisions of this Section 1.8(b) shall apply. To the extent that any relevant jurisdiction provides for relief or exemption from VAT on the transfer of a business or a company or treats such a transaction as being non-taxable for VAT purposes, including as a result of it being a transfer of a going concern, the Seller and the Purchaser shall each use all reasonable efforts to secure such treatment as regards the sale of the Transferred Assets and the assumption of the Assumed Liabilities (insofar as the Business is carried on in the relevant jurisdiction) under this Agreement. Such efforts shall, for the avoidance of doubt, include the making of an election or application in respect of VAT in any such jurisdiction or entering into a written agreement. The Purchaser agrees that it will use the Transferred Assets acquired in carrying on the same kind of business, whether or not as part of its existing business, as the Seller, unless otherwise explicitly stated in this Agreement.

If VAT is chargeable, the Seller shall provide the Purchaser with a valid VAT invoice that meets all requirements imposed by the relevant Governmental Entity with responsibility for Taxes and which specifically states the VAT (or equivalent, if any) and meets further conditions necessary to allow the Purchaser to obtain relief from such VAT to the extent such relief is available. Provided the Purchaser is in receipt of a valid VAT invoice, the Purchaser will, subject to the provision of the preceding paragraph, pay to the Seller such VAT in addition to any amounts expressed in this Agreement.

The VAT amounts shall be paid in the currency in which the VAT in question must be accounted for in the relevant jurisdiction.

1.9 Allocation of Purchase Price. The Seller and the Purchaser recognize their mutual obligations pursuant to Section 1060 of the Code (and any comparable provisions of any other Tax law) to allocate the Purchase Price and all other items properly included in “consideration”, if any, consistent with the principles set forth therein, and to timely file IRS Form 8594 (or comparable form) and subsequent Forms 8594 (or comparable forms), if any are required, with each of their respective Tax Returns (the “Asset Allocation Statements”). Accordingly, the Seller and the Purchaser agree to cooperate in the preparation of any Asset Allocation Statements. Within ninety (90) Business Days after the Closing Date, the Purchaser shall deliver to the Seller a statement of allocation of the Purchase Price and all other items properly included in “consideration,” if any, among the Transferred Assets, which shall be prepared in a manner consistent with the principles set forth in Section 1060 of the Code (the “Allocation”). The Purchaser and the Seller will endeavor in good faith to resolve any differences with respect to the Allocation within 60 days following the Seller’s receipt of the Allocation from the Purchaser. If the Seller withholds its consent to the Allocation after such 60-day period, then any remaining disputed matters will be finally and conclusively determined by an independent accounting firm of recognized national standing not otherwise providing services to the Seller or the Purchaser (the “Allocation Arbiter”) jointly selected by the Purchaser and the Seller. Promptly, but not later than 20 days after its acceptance of appointment hereunder; the Allocation Arbiter will determine (based solely on presentations by the Seller and the Purchaser and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price and all other items properly included in “consideration,” if any, which report shall be conclusive and binding upon the parties. Each of the Seller and the Purchaser shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation, and (iii) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any taxing authority or otherwise; provided, however, that nothing contained in this subclause (iii) shall prevent the

Purchaser or the Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Allocation, and neither the Purchaser nor the Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation. In the event that the Allocation is disputed by any taxing authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto concerning resolution of the dispute. At least three (3) Business Days prior to the Closing, the Seller and the Purchaser shall in good faith allocate that portion of the Purchase Price representing the Transferred Assets located in India and China.

1.10 Ancillary Agreements. At the Closing, the Seller and the Purchaser, or their respective Affiliates, as applicable, will enter into the following additional agreements to the extent not entered into previously (the “Ancillary Agreements”):

(a) the IP License Agreement;

(b) the Assignment and Assumption Agreements;

(c) the Transition Services Agreement;

(d) the Escrow Agreement;

(e) the Local Purchase Agreements; and

(f) the Intellectual Property Assignment Agreements.

1.11 Closing. The closing of the purchase of the Transferred Assets by the Purchaser (the “Closing”) will take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 8:00 A.M. California time, on the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 5 and 6 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions). For purposes of this Agreement, “Closing Date” means the date on which the Closing actually takes place.

1.12 Deliveries by the Purchaser. At the Closing, the Purchaser or an Affiliate of the Purchaser shall deliver, or cause to be delivered:

(a) to the Seller the following (except to the extent actually delivered to the Seller or an Affiliate of the Seller at or prior to the Closing pursuant to a Local Purchase Agreement):

(i) the Cash Closing Payment in immediately available funds by wire transfer to an account or accounts which have been designated by the Seller at least four (4) Business Days prior to the Closing Date;

(ii) a duly executed counterpart of each Assignment and Assumption Agreement and other instruments of assumption or other documents in form and substance reasonably acceptable to the Purchaser and the Seller, as may be necessary to effect the Purchaser’s assumption of the Assumed Liabilities and the effective assignment of any Transferred Contracts or other Transferred Assets;

(iii) a duly executed counterpart of each of the other Ancillary Agreements;

(iv) the certificate to be delivered pursuant to Section 6.8; and

(v) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to the Seller, as may be required to give effect to this Agreement.

1.13 Deliveries by the Seller. At the Closing, the Seller or an Affiliate of the Seller shall deliver, or cause to be delivered, to the Purchaser or an Affiliate of the Purchaser the following (except to the extent actually delivered to the Purchaser or one of its Affiliates at or prior to the Closing pursuant to a Local Purchase Agreement):

(a) a duly executed counterpart of each Assignment and Assumption Agreement, bill of sale and any other appropriate document of transfer in form and substance reasonably acceptable to the Purchaser and the

Seller, transferring the tangible personal property included in the Transferred Assets to the Purchaser and assigning to the Purchaser all rights of the Seller and its Affiliates in and to all of the Transferred Contracts;

(b) a duly executed counterpart of each of the other Ancillary Agreements;

(c) assignments, in form and substance reasonably acceptable to the Purchaser and, if applicable, as required by any Governmental Entity with which the Seller’s or any of its Affiliates’ rights to any Transferred Intellectual Property have been filed, assigning to the Purchaser the Transferred Intellectual Property;

(d) a duly executed certification pursuant to Treasury Regulation Section 1.1445-2(b)(2) that the Seller is not a foreign Person; it being understood that notwithstanding anything to the contrary contained herein, if the Seller fails to provide the Purchaser with such certification, the Purchaser shall be entitled to withhold the requisite amount from the Purchase Price in accordance with Section 1445 of the Code and the applicable Treasury Regulations;

(e) evidence of the obtaining of each Seller Required Approval that is a condition to the Purchaser’s obligations under Section 5.8;

(f) the certificate to be delivered pursuant to Section 5.9; and

(g) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to the Purchaser, as may reasonably be deemed necessary or appropriate by the Purchaser to give effect to this Agreement.

1.14 Nonassignability of Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to the Purchaser of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any Legal Requirement or would require any Governmental Authorizations or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such asset unless such failure causes a failure of any of the conditions to Closing set forth in Section 5, in which event the Closing shall proceed only if the failed condition is waived by the party or parties entitled to the benefit thereof. In the event that the failed condition is waived and the Closing proceeds without the transfer, sublease or assignment of any such asset, then following the Closing, the parties shall use their reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that none of the Seller or the Purchaser or any of their respective Affiliates shall be required to pay any consideration to obtain any contractual consent or waiver, other than (i) any de minimis fees, expenses or other consideration or (ii) any such fees, expenses or other consideration required to be paid pursuant to the express provisions of the contract requiring such consent, which consideration, fees or expenses shall be paid by the party obligated to seek such consent, nor shall any such party be required to pay any amounts in respect of any Governmental Authorization other than filing, recordation or similar fees which shall be shared equally by the Seller and the Purchaser. Pending such authorization, approval, consent or waiver, the parties shall take all reasonable and lawful arrangements to provide to the Purchaser the benefits of use of such asset and to the Seller or its Affiliates the benefits, including any indemnities, that they would have obtained had the asset been conveyed to the Purchaser at the Closing. Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, the Seller shall or shall cause the relevant Affiliates to, assign, transfer, convey and deliver such asset to the Purchaser at no additional cost. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to the Purchaser following the Closing pursuant to this Section 1.14, then the Purchaser and the Seller shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by the Purchaser of the obligations thereunder.

The Seller shall hold in trust for and pay to the Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by the Seller or any of its Affiliates in connection with its use of any asset (net of any Taxes and any other costs imposed upon the Seller or any of its Affiliates) in connection with the arrangements under this Section 1.14.

1.15 Affiliate Acquisitions. Notwithstanding anything to the contrary contained in this Agreement, (i) the Purchaser may elect to have any or all of the Transferred Assets conveyed or transferred to, or any of the Assumed Liabilities assumed by, one or more of the Purchaser’s Affiliates pursuant to one or more Local Purchase Agreements, and (ii) the Seller may elect to have any or all of the Transferred Assets located outside the United States of America conveyed from or transferred by, or any of the Assumed Liabilities assigned by, one or more of the Seller’s Affiliates pursuant to one or more Local Purchase Agreements, in each case so long as no such election results in any greater cost or obligation than the Seller or the Purchaser would otherwise have had; provided, however, that no such election shall relieve the Purchaser or the Seller of any of its obligations to the other Party and such Party’s Affiliates hereunder with respect to any obligations under this Agreement, the Assumed Liabilities or otherwise. The Purchase Price shall be allocated among those Transferred Assets to be conveyed to the Purchaser and those Transferred Assets to be conveyed to the respective Affiliates of the Purchaser, but in no event shall the amount of the Purchase Price or any other items to be paid for the Transferred Assets, the nature of the Assumed Liabilities to be assumed, the obligation to pay Taxes or transfer taxes or the allocation of risk and responsibility between the Seller and the Purchaser be modified to the detriment of the Seller or the Purchaser or any of their respective Affiliates as a result of the delivery of separate bills of sale, assignments and other closing documents.

1.16 Withholding. The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Seller or any other Person such amounts as the Purchaser is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deductions and withholding was made.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows, subject in each case to such exceptions as are specifically set forth in the attached disclosure schedules of the Seller (the “Seller Disclosure Schedules”), it being understood that each exception set forth in a section or subsection of the Seller Disclosure Schedules shall qualify only the corresponding representation and warranty set forth in this Agreement and shall qualify other representations and warranties in this Agreement to the extent (but only to the extent) that it is readily apparent on its face from a reading of the Seller Disclosure Schedules that such disclosure is intended to be applicable to such other representations and warranties:

2.1 Due Organization and Qualification. The Seller (and in the case of any Local Purchase Agreement, the relevant Seller Affiliate) is a legal entity duly organized, validly existing and (to the extent such concept is applicable in such jurisdiction) is in good standing under the laws of its respective jurisdiction of organization and has all requisite power and authority to own, lease and operate its assets (including any Transferred Assets) and to carry on the Business as currently conducted. The Seller (and in the case of any Local Purchase Agreement, the relevant Seller Affiliate) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or the operation of the Transferred Assets or the conduct of the Business requires such qualification. Section 2.1 of the Seller Disclosure Schedules lists each Affiliate of the Seller that owns Transferred Assets (each such Affiliate, a “Seller Affiliate,” together the “Seller Affiliates”) and its jurisdiction of incorporation.

2.2 Title to Assets. As of the Closing Date, the Seller (or in the case of any Local Purchase Agreement, the relevant Seller Affiliate) will have good and valid title to the Transferred Inventory and the Transferred Fixed Assets, free and clear of any Encumbrances, except for Permitted Encumbrances.

2.3 Financial Information. The quarterly statements of product line contribution for the fiscal year ended October 3, 2008 and the three months ended January 2, 2009 set forth in Section 2.3 of the Seller Disclosure Schedules (the “Financial Information”), have been prepared from the books and records of the Seller and present fairly in all material respects the revenues and direct expenses of the Business for such period. The revenues and direct expenses set forth in the Financial Information were recognized in accordance with the Seller’s historical revenue recognition and expense policies and practices all of which are consistent with GAAP. Any allocations made by the Seller and applicable to the expenses recorded on the statements of revenue and expenses included in the Financial Information have been made and recorded on a systematic and rational basis. The Seller maintains a system of internal accounting controls applicable to the Business sufficient to provide reasonable assurances, with respect to the Seller and its Subsidiaries, that (i) all transactions are executed in accordance with management’s general or specific authorization and (ii) all transactions are recorded as necessary to permit the preparation of consolidated financial statements in conformity with GAAP and to maintain proper accountability for items. The Seller’s enterprise-wide system of internal accounting controls is sufficient as applicable to the Seller and its Subsidiaries taken as a whole to provide reasonable assurances that (i) access to their properties and assets is permitted only in accordance with management’s general or specific authorization and (ii) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. There are no credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items or duties that are primarily, but not exclusively, related to any Transferred Assets that are individually or in the aggregate material to the Business.

2.4 Intellectual Property.

(a) Section 2.4(a) of the Seller Disclosure Schedules sets forth a complete and accurate list of any and all contracts pursuant to which the Seller or any of its Subsidiaries has granted to any Person any express right to use, exercise, or otherwise practice any right under any Transferred IP, indicating for each such contract the title, the parties, and the date executed, other than (i) contracts pursuant to which a customer purchasing or licensing a Seller Product from the Seller in the ordinary course of business acquires only a nonexclusive right to use such product, and (ii) contracts entered into after the date of this Agreement by the Seller without violation of Section 4.2 (the “Outbound IP Licenses”).

(b) Section 2.4(b)(i) of the Seller Disclosure Schedules sets forth a complete and accurate list of any and all written contracts pursuant to which the Seller or any of its Subsidiaries is a party and has been granted any express right by the other party to use, exercise, or otherwise practice any right under any Intellectual Property of such other party used in or necessary to the conduct of the Business as currently conducted by the Seller, and which are Transferred Contracts, indicating for each such contract the title, the parties, the date executed, and whether or not it is exclusive (the “Transferred Inbound IP Licenses” and together with the Outbound IP Licenses, the “IP Contracts”). Section 2.4(b)(ii) of the Seller Disclosure Schedules sets forth a complete and accurate list of any and all written contracts (or, if the Seller is unable to locate a copy of the contract or if the Seller’s confidentiality obligations under such a contract prevent Seller from disclosing such contract, in lieu of listing such written contract, the Seller may include a description of the Intellectual Property licensed under the contract and the vendor from whom such Intellectual Property is licensed) pursuant to which the Seller or any of its Subsidiaries has been granted any express right to use, exercise, or otherwise practice any right under any Intellectual Property of such other party that is related to any Seller Product and either (x) is incorporated into any Seller Product (or any component thereof) or any item of Transferred Non-Patent IP, or (y) comprises a software tool or other Intellectual Property necessary for the development, design, manufacture, support, maintenance, or distribution of any Seller Product (excluding licenses for general purpose office software, e.g. Microsoft Office, Microsoft Windows), but which in each case, are not being transferred to the Purchaser as Transferred Contracts, indicating for each such contract or arrangement the title, the parties, the date executed, and whether or not it is exclusive (the “Non-Transferred Inbound IP Licenses”).

(c) The Transferred Non-Patent IP, the Transferred Patents, the Intellectual Property that is the subject of the Transferred Inbound IP Licenses and the Non Transferred Inbound IP Licenses, the Licensed

Non-Patent IP, and the Licensed Patents collectively include all of the Intellectual Property owned by or licensed to the Seller that (i) is incorporated into any Seller Product (or any component thereof), or (ii) comprises a software tool necessary for the development, design, manufacture, support, maintenance, or distribution of any Seller Product (excluding licenses for general purpose office software, e.g. Microsoft Office, Microsoft Windows).

(d) Except pursuant to those outbound Intellectual Property licenses or non-disclosure agreements included on Schedule 1.1(d), consummation of the transactions contemplated by this Agreement will not place the Seller or its Subsidiaries in breach or default of any contract to which Seller is a party, or create any license under or lien on any Transferred IP. With respect to any of the outbound Intellectual Property licenses or non-disclosure agreements included on Schedule 1.1(d), consummation of the transactions contemplated by this Agreement will not result in a breach or default of any such Transferred Contracts, or trigger any modification, termination or acceleration thereunder, or create any license under or lien on any Transferred IP, except to the extent such breach, default, modification, termination, acceleration, license or lien does not, individually or in the aggregate, have a materially adverse effect on the Transferred IP, taken as a whole.

(e) Except as set forth in Section 2.4(e) of the Seller Disclosure Schedules, immediately prior to the Closing, the Seller (or in the case of any Local Purchase Agreement, the relevant Seller Affiliate) will exclusively own (beneficially and in the case of Patents or otherwise as applicable, of record), and will assign, transfer and convey to the Purchaser all right, title, and interest to and in all Transferred IP free and clear of any liens or other material encumbrances (other than encumbrances arising under the Outbound IP Licenses).

(f) The Seller and its Subsidiaries have taken commercially reasonable steps to preserve the confidential nature of the Transferred IP that they, in their reasonable business judgment, determine should be held as confidential or proprietary (including, without limitation, any trade secrets). Without limiting the foregoing, the Seller and its Subsidiaries have enforced a policy of requiring each employee, consultant, contractor, and potential business partner or investor receiving access to such Transferred IP to execute confidentiality agreements substantially consistent with the Seller’s standard forms thereof (complete and current forms of which have been delivered or made available to the Purchaser).

(g) To the Seller’s Knowledge, all Registered IP (other than pending applications for Registered IP) is valid, subsisting, and enforceable. The Seller is not subject to any outstanding order, judgment or decree issued by a court of competent jurisdiction adversely affecting the Seller’s or its Subsidiaries’ use of, or rights to, any Transferred IP. All filings, payments, and other actions required to be made or taken to maintain each item of Registered IP in full force and effect have been made by the applicable deadline. As of the date of this Agreement, Schedule B contains a complete and accurate list of all actions (including payment of fees) necessary within the 120 day period following the Closing Date, to maintain or otherwise to keep in full force and effect the Registered IP. As of the date of this Agreement, except as set forth on Schedule B, neither Seller’s legal department, Seller’s outside patent counsel retained to handle the relevant matter, nor any of Seller’s officers has been notified in writing of any pending or threatened interference, opposition, reissue, reexamination, or other legal proceeding in which the scope, validity, ownership, right to use, or enforceability of any Transferred IP is being contested or challenged. The Seller shall update Schedule B such that it is complete and accurate as of two (2) days prior to the Closing Date and shall deliver such updated schedule to the Purchaser two (2) days prior to the Closing Date.

(h) Except as set forth in Section 2.4(h) of the Seller Disclosure Schedules, the conduct of Business as currently conducted (including the development, manufacture, use and sale of any Seller Products) does not infringe upon, misappropriate, or violate any Intellectual Property Rights of any Person. Except as set forth in Section 2.4(h) of the Seller Disclosure Schedules, since January 1, 2005, neither the Seller nor any of its Subsidiaries has been notified in writing of any allegation that (i) any conduct of the Business or any Seller Product infringes upon, misappropriates or violates the Intellectual Property Rights of any Person, or (ii) any particular Seller Product requires a license under the Intellectual Property Rights of any Person.

(i) Except to the extent disclosed in Section 2.4(i) of the Seller Disclosure Schedules, neither Seller’s legal department, Seller’s outside patent counsel retained to handle the relevant matter, nor any of Seller’s officers has been notified in writing of any litigation, opposition, cancellation, proceeding, objection, or claim pending, asserted or threatened against the Seller or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Transferred Intellectual Property or Licensed Non-Patent IP.

(j) No claims for misappropriation, infringement, dilution or violation of any Transferred IP have been brought or threatened against any Person by or on behalf of the Seller or any of its Subsidiaries, and the Seller has no specific Knowledge that any Person is misappropriating, infringing, diluting or violating any specific Transferred IP.

(k) Except as set forth in Section 2.4(k) of the Seller Disclosure Schedule, the software owned by the Seller or its Affiliates and included in the Transferred IP is not the subject of any escrow, or similar agreement or arrangement, giving any third party rights to the source code for such software upon the occurrence of certain events, except where such rights to the source code do not, individually or in the aggregate, have a materially adverse effect on the Transferred IP, taken as a whole.

(l) Section 2.4(l)(i) of the Seller Disclosure Schedules sets forth a complete and accurate list of the Seller Products that are, in whole or in part, subject to any open source or other type of license or agreement that: (i) conditions the licensing, distribution or making available of the Seller Products on the disclosure or provision of all or a portion of the source code for such Seller Products, (ii) prohibits or limits the Seller or any of its Subsidiaries from charging a fee or receiving consideration in connection with licensing, sublicensing, or distributing any Seller Products, or (iii) requires the licensing of any Seller Product for the purpose of making derivative works (any such open source or other type of license or agreement described in clause (i), (ii), or (iii) above, a “Limited License”). By way of clarification, but not limitation, the term “Limited License” shall include: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); and (F) the Sun Industry Standards License (SISL). Except as set forth in Section 2.4(l)(ii) of the Seller Disclosure Schedules, the Seller has not distributed any Seller Products in a manner that would require the Seller to make available under a Limited License the source code for the DSL Products’ data pump firmware that is contained in the Transferred IP.

(m) Except as set forth in Section 2.4(m) of the Seller Disclosure Schedules, no government funding, facilities of a university, college, other educational institution, or research center was used in the creation or development of the Transferred IP in a manner that would give such government, university, college, educational institution, or research center any rights in the Transferred IP as a result.

(n) Except for those exclusive licenses to the Transferred IP included in the outbound Intellectual Property licenses or non-disclosure agreements included on Schedule 1.1(d), the Seller has not granted any exclusive licenses to any of the Transferred IP. The exclusive licenses granted under any of the outbound Intellectual Property licenses or non-disclosure agreements included on Schedule 1.1(d) do not, individually or in the aggregate, have a materially adverse effect on the Transferred IP, taken as a whole.

(o) As of the Closing Date, except as set forth in Section 2.4(o) of the Seller Disclosure Schedules, the Seller (or in the case of any Local Purchase Agreement, the relevant Seller Affiliate) will have good and valid title to the Transferred Intellectual Property, free and clear of any Encumbrances, except for Permitted Encumbrances.

(p) Notwithstanding any provision of this Agreement to the contrary, the Seller makes no representations or warranties with respect to the Other Transferred Patents.

2.5 Transferred Contracts. Each Transferred Contract identified on Schedule 1.1(d) is valid, is in full force and effect and is enforceable against each party thereto in accordance with the express terms thereof, and will continue to be so immediately following the consummation of the transactions contemplated by this Agreement, except as such enforceability may be limited by: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. With respect to each Transferred Contract: (a) the Seller has not (and to the Seller’s Knowledge no other Person has), and the Seller has not received any written notice claiming that the Seller has, breached or violated such Transferred Contract and (b) there has not been an event of default, or any event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Seller, or to the Seller’s Knowledge, any other party thereto. There are no material disputes pending or to the Seller’s Knowledge threatened under any Transferred Contract. No party to any Transferred Contract has given written notice to the other party to such contract of its intention to terminate, change the scope of rights under, or fail to renew such contract. Except for the Non-Transferred Inbound IP Licenses and except as set forth in Section 2.5 of the Seller Disclosure Schedules, the Transferred Contracts identified on Schedule 1.1(d) are all the material contracts of the Seller and its Affiliates primarily related to the Business or necessary for the design, development, engineering-related technical support or engineering of the Seller Products as that work is currently conducted by the Seller.

2.6 Compliance with Legal Requirements. Except as set forth in Section 2.6 of the Seller Disclosure Schedules, (a) The Seller and each of its Affiliates has at all relevant times and currently is conducting the Business and operating the Transferred Assets in compliance in all material respects with all Legal Requirements relevant to the ownership, operation or use of the Business or the Transferred Assets; (b) neither the Seller nor any of its Affiliates has received any written notice alleging any failure to comply with any Legal Requirement relating to the ownership, operation or use of the Business or the Transferred Assets; (c) the Seller and each of its Affiliates possess all Governmental Authorizations necessary for the ownership, operation or use of the Business or the Transferred Assets as currently operated or used each of which is valid and in full force and effect and (d) no Governmental Authorizations or Non-Governmental Authorizations or applications therefor are required to be held by the Seller or any of its Affiliates that are specific to the design, manufacture, sale and distribution of any Seller Products (as opposed to other goods, products or services).

2.7 Employee Matters.

(a) Section 2.7(a) of the Seller Disclosure Schedules specifies, with respect to each Specified Employee as of the date of this Agreement: (i) the original date of employment of such employee; (ii) the position held by such employee as of the date of this Agreement; (iii) whether such employee is not available to perform work as of the date of this Agreement because of disability or other leave; (iv) location of such employee; (v) total annual remuneration, including a breakdown of salary, bonus, commissions or other incentive compensation for the twelve (12) month period preceding the date of this Agreement; (vi) for any benefit that takes into account length of service to the employer, the date upon which each such term of employment with the Seller or any of its Subsidiaries became effective; (vii) employment authorization or work visa status; and (viii) all amounts payable with respect to such employee including for accrued but unpaid vacation and other paid time off, if such employee were terminated without cause on or prior to a date within one hundred twenty (120) days of the date hereof, all separately stated for each element of such total amount payable.

(b) With respect to the Specified Employees: (i) no collective bargaining or other agreement exists between the Seller and any labor organization, trade union or works counsel; (ii) the Seller has not received written notice that any labor representation question presently exists, and, to the Seller’s Knowledge, no petition concerning representation under the National Labor Relations Act, as amended, or other labor or employment law is pending or threatened; (iii) no unfair labor practice charge or complaint is pending or, to the Seller’s Knowledge, threatened, before the National Labor Relations Board or similar agency or entity; and (iv) there is, and during the three years immediately preceding the date of this Agreement there has been, no labor dispute, strike, picketing, work slowdown, work stoppage or handbilling pending or, to the Seller’s Knowledge, threatened.

(c) All amounts owing in respect of Specified Employees’ vacation pay and holiday pay have been fully accrued in the Seller’s books and records and reflected as such in the Seller’s financial statements.

2.8 Employee Benefits; ERISA.

(a) Section 2.8(a) of the Seller Disclosure Schedules sets forth a true and complete list of: (i) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other material employee benefit or compensation plans, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured, domestic or foreign) maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by the Seller or any Affiliate of the Seller on behalf of any employee of the Business or their dependents, spouses, or beneficiaries, including any material plan, policy or arrangement providing for health, life, vision or dental insurance coverage, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefit, fringe benefits, for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits and (ii) other than individual employment agreements or offer letters executed in substantially the Seller’s (or its applicable Affiliate’s) form of employment agreement or offer letter, copies of which have been made available to the Purchaser, all material contracts with any employee of the Business, including any employment, termination, severance, retention, non-competition, compensation or change in control arrangements or any arrangement relating to a sale of the Business (each a “Seller Plan”). True and complete copies of each of the Seller Plans, amendments thereto and all related service agreements, summaries and summary plan descriptions have been made available to the Purchaser.

(b) None of the Seller, any entity that would be deemed a “single employer” with the Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any liability, directly or indirectly with respect to (i) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code that covered or has covered any employee or former employee of the Business; or (ii) any plan or arrangement that provides for post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”)).

(c) Except as set forth on Section 2.8(c) of the Seller Disclosure Schedules, (i) none of the Seller Plans obligates the Seller or any Affiliate of the Seller to pay any separation, severance, termination or similar benefit or will result in any increased payment becoming due to any Specified Employee solely as a result of the transactions contemplated by this Agreement, and (ii) no employee of the Business is eligible for short-term or long-term disability insurance benefits as of the Closing Date.

2.9 Legal Proceedings.

(a) Except as set forth on Section 2.9 of the Seller Disclosure Schedules, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Seller’s Knowledge, threatened against the Seller as of the date of this Agreement that is against, relates to or involves the Transferred Assets, the Business or the transaction contemplated hereby.

(b) None of the Transferred Assets is subject to any order, writ, judgment, award, injunction or decree of any court or Governmental Entity of competent jurisdiction or any arbitrator or arbitrators.

2.10 Authority. The Seller (and in the case of any Local Purchase Agreement, the relevant Seller Affiliate) has full corporate power and authority to execute and deliver each Transactional Agreement and to perform its obligations under the Transactional Agreements; and the execution, delivery and performance by the Seller (and in the case of any Local Purchase Agreement, the relevant Seller Affiliate) of the Transactional Agreements have been duly and validly authorized and no additional authorization or consent is required in connection with the performance of the Transactional Agreements. In particular, the Seller does not require an affirmative vote of its stockholders, whether under Section 271 of the DGCL or otherwise, to enter into, perform its obligations under or consummate the transactions contemplated by this Agreement or any of the other Transactional Agreements.

2.11 Binding Nature of Agreements. This Agreement constitutes, and, upon execution and delivery thereof, each of the other Transactional Agreements will constitute, the valid and legally binding obligation of the Seller and each applicable Seller Affiliate party thereto, enforceable against the Seller and each applicable Seller Affiliate party thereto in accordance with its terms, except such enforceability may be limited by: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.12 Non-Contravention; Consents. The execution, delivery and performance by the Seller and the Seller Affiliates of this Agreement and the other Transactional Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in any violation of any provision of the certificate of incorporation, bylaws or other charter or organizational documents of the Seller or any of its Affiliates; (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Section 2.12 of the Seller Disclosure Schedules (collectively, the “Seller Required Approvals”), (i) conflict with, contravene or result in a violation or breach of, or constitute a default under, or result in the termination, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Seller or any of its Affiliates under, or result in a loss of any material benefit to which the Seller or any of its Affiliates is entitled under, any Transferred Contract (excluding any outbound Intellectual Property licenses and non disclosure agreements included on Schedule 1.1(d), where any such conflict, contravention, violation, breach, default, termination, modification, acceleration or loss does not, individually or in the aggregate, have a materially adverse effect on the Transferred IP, taken as a whole) or any other contract that would reasonably be expected to materially interfere with the Transactions, or (ii) violate or result in a breach of or constitute a default under any Legal Requirement applicable to the Seller or any of its Affiliates; or (c) result in the creation of any Encumbrance upon any of the Transferred Assets.

2.13 Taxes. Except as provided in Section 2.13 of the Seller Disclosure Schedules, all of the Tax Returns required to be filed by the Seller or any of its Affiliates on or before the date hereof that relate to the Business or the Transferred Assets have been filed and all such Tax Returns required to be filed on or before the Closing Date will have been filed on or before the date on which they are required to be filed and all such Tax Returns were when filed, and are, true, complete and correct in all material respects. All Taxes (whether or not shown on any Tax Return) required to be paid by the Seller prior to the Closing that relate to the Business or the Transferred Assets have been (or with respect to those not required to be paid as of the date hereof will prior to the Closing be) paid in full. No statute of limitations has been extended or waived by any Tax authority with respect to any Taxes or Tax Returns referred to in the two preceding sentences. No issues that have been raised by the relevant taxing authority in connection with any examination of the Tax Returns referred to in this Section 2.13 are currently pending, and all deficiencies asserted or assessments made, if any, as a result of such examinations have been paid in full. There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any of the Transferred Assets nor, to the Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Transferred Assets.

2.14 Territorial Restrictions. None of the Seller or any of its Affiliates is restricted by any agreement with any Person (other than the Purchaser) from carrying on the Business anywhere in the world or from expanding the Business in any way or entering into any new businesses, except for such restrictions that do not apply to any of the Business, the Transferred Assets or the Purchaser following the Closing.

2.15 Absence of Changes. Since October 3, 2008, (a) the Seller and its Affiliates have owned and operated the Transferred Assets and conducted the Business only in the ordinary course of business, (b) no event or condition has occurred or exists, and to the Seller’s Knowledge no event or condition is threatened, that, individually or in the aggregate, has had or is reasonably likely to have, a Seller Material Adverse Effect and

(c) none of the actions or events prohibited or circumscribed by Section 4.2 have been taken or have occurred, except as disclosed in Section 2.15 of the Seller Disclosure Schedules or permitted by this Agreement.

2.16 Assets, Properties.

(a) Other than the material tangible assets and material services (i) used or provided by the Seller’s internal business support and general and administrative functions, such as, but not limited to, legal, sales, finance, human resources, information technology, manufacturing, process engineering and back end operations, (ii) used or provided by the Seller under the Transition Services Agreement, or (iii) included in the Excluded Assets, the Transferred Assets, when taken together with the Purchaser’s rights under the other Ancillary Agreements, constitute all of the material tangible assets and material services of the Seller and its Affiliates primarily used in, primarily related to or necessary to conduct the Business as currently conducted.

(b) As of the date hereof, no Transferred Asset is owned by any entity other than the Seller or the relevant Seller Affiliate. As of the Closing Date, no Transferred Asset will be owned by any entity other than the Seller (or in the case of any Local Purchase Agreement, the relevant Seller Affiliate).

2.17 Customers and Suppliers. No customer or supplier material to the Business as currently conducted or as proposed to be conducted by the Seller, has canceled or otherwise terminated any contract with the Seller relevant to the Business prior to the expiration of such Transferred Contract’s term, or, to the Seller’s Knowledge, has threatened to cancel or otherwise terminate its relationship with the Seller or to substantially reduce its sales to or purchases from the Seller of any Seller Product.

2.18 Seller Products and Inventory.

(a) (i) Neither the Seller nor any of its Affiliates has made or provided a warranty, express or implied, written or oral, with respect to the Seller Products other than pursuant to the Seller’s standard terms and conditions as identified in Section 2.18(a) of the Seller Disclosure Schedules and which have been made available to the Purchaser; (ii) as of the date hereof there are no pending or, to the Seller’s Knowledge, threatened claims, and neither the Seller nor any of its Affiliates have been notified in writing of any claims, relating to any warranty obligations, failure to meet warranties or material product returns; (iii) there are no statements, citations or decisions by any Governmental Entity declaring any of the Seller Products defective or unsafe; (iv) there have been no recalls, including any recalls ordered by any Governmental Entity, with respect to any Seller Product; and (v) there are no pending, or, to the Seller’s Knowledge, threatened, and neither the Seller nor any of its Affiliates have been notified in writing of, any material claims relating to product liability against or involving the Seller or any Seller Product and no such claims have been settled or adjudicated. All of the Seller Products comply in all material respects with applicable authorizations, permits or licenses of any Governmental Entity and all applicable Legal Requirements. Each Seller Product that is sold or licensed by the Seller or any of its Affiliates is designed and manufactured, and functions and operates, in all material respects in accordance with the product’s intended use as described in the applicable Seller marketing material for such Seller Product, and has conformed and complied in all material respects with the terms and requirements of any applicable warranty or contract made by the Seller or its Affiliates.

(b) All of the Transferred Inventory has been created or acquired in the ordinary course of business, and, as of the date of this Agreement, is fit for the purpose for which it was procured or manufactured and such Transferred Inventory (i) is not obsolete, damaged or defective, and (ii) is of a good quality usable (as to raw materials or work in process) or saleable (as to finished goods) in the ordinary course of business, subject in the case of clauses (i) and (ii) to reserves therefor recorded in accordance with GAAP and reflected in the Financial Information. Section 2.18(b) of the Seller Disclosure Schedules sets forth the Transferred Inventory as of April 3, 2009.

2.19 Export Controls, Trade Sanctions and Certain Payments.

(a) The Seller has in the conduct of the Business and the ownership and operation of the Transferred Assets complied in all material respects with all statutory and regulatory requirements relating to export controls and trade sanctions under all applicable Legal Requirements of each jurisdiction in which the Seller conducts the Business or holds any Transferred Assets, including the International Traffic in Arms Regulations, the Export Administration Regulations, antiboycott provisions, regulations administered by the Office of Foreign Assets Control, and provisions under the Foreign Corrupt Practices Act.

(b) The Seller does not maintain or conduct, and has not maintained or conducted, any business, investment, operation or other activity in the conduct of the Business and the ownership, operation or use of the Transferred Assets in or with: (i) any country or person targeted by any of the economic sanctions of the United States of America administered by the United States Treasury Department’s Office of Foreign Assets Control; (ii) any person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the United States Treasury Department’s Office of Foreign Assets Control; or (iii) any country or person designated by the United States Secretary of the Treasury pursuant to the USA PATRIOT Act as being of “primary money laundering concern.”

(c) No director, officer, agent, or employee of the Seller, or any other Person associated with or acting for or on behalf of the Seller, has in the conduct of the Business and the ownership operation, or use of the Transferred Assets directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirements or of the Seller’s code of business conduct or other written policy of the Seller or any of its Affiliates; or (ii) established or maintained any fund or asset that has not been properly recorded in the books and records of the Seller.

2.20 Continued Employment. As of the date of this Agreement, the Key Employee has not given written notice to the Seller to resign from his employment or has terminated his employment nor is an officer of the Seller actually aware of the Key Employee’s intention to resign from his employment.

2.21 Disclosure. To the Seller’s Knowledge, no representation or warranty by the Seller contained in this Agreement, and no statement contained in the Seller Disclosure Schedules or the Transactional Agreements contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

2.22 Financial Advisor. Except for Credit Suisse Securities (USA) LLC, the fees and expenses of which are payable by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

2.23 Opinion of Financial Advisor. The Seller has received the opinion of Credit Suisse Securities (USA) LLC, financial advisor to the Seller, dated as of the date hereof, to the effect that as of the date of such opinion, the Purchase Price to be received by the Seller in exchange for the Transferred Assets is fair to the Seller from a financial point of view, a written copy of which opinion has been delivered or will be delivered promptly after the date hereof to the Purchaser for informational purposes only and the Purchaser agrees to keep the opinion confidential and not further distribute it, except that the Purchaser may also provide a copy of the opinion to TWVC as long as TWVC also agrees to keep such opinion confidential and not further distribute the opinion.

2.24 Valuation Analysis.

(a) The Seller will use its commercially reasonable efforts to seek a valuation analysis of the Transferred Assets for the purpose of delivering such valuation to the trustee (the “Trustee”) under the indenture governing the Seller’s senior secured notes (the “Indenture”).

(b) With respect to the Indenture: (i) the Seller has not (and to the Seller’s Knowledge no other Person has), and the Seller has not received any written notice claiming that the Seller has, breached or violated such Indenture and (ii) there has not been an event of default.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants to the Seller as follows, subject in each case to such exceptions as are specifically set forth in the attached disclosure schedules of the Purchaser (the “Purchaser Disclosure Schedules”), it being understood that each exception set forth in a section or subsection of the Purchaser Disclosure Schedules shall qualify only the corresponding representation and warranty set forth in this Agreement:

3.1 Due Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Purchaser has all requisite corporate power and authority to own and operate its assets and to carry on its business as currently conducted.

3.2 Authority. The Purchaser has full corporate power and authority to execute and deliver each Transactional Agreement to which it is or may become a party and to perform its obligations under each Transactional Agreement to which it is or may become a party; and the execution and delivery by the Purchaser of each Transactional Agreement to which the Purchaser is or may become a party have been duly and validly authorized by all necessary action on the part of the Purchaser, and no additional corporate or stockholder authorization or consent is required in connection with the performance of the Transactional Agreements except for the Requisite Stockholder Approval (as defined in the Securities Purchase Agreement). Except for the Requisite Stockholder Approval (as defined in the Securities Purchase Agreement) in connection with the transactions contemplated by the Securities Purchase Agreement, no vote of the shareholders of the Purchaser is required to authorize the transactions contemplated by this Agreement.

3.3 Binding Nature of Agreements. This Agreement constitutes, and, upon execution and delivery thereof, each of the other Transactional Agreements will constitute, the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except such enforceability may be limited by: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Non-Contravention; Consents. The execution, delivery and performance by the Purchaser of this Agreement and the other Transactional Agreements, and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Purchaser; (b) result in a breach or constitute a default by the Purchaser under, any material contract to which the Purchaser is a party; or (c) violate or result in a breach of or constitute a default under any Legal Requirement or order applicable to the Purchaser. The Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution, delivery or performance of any of the Transactional Agreements or the consummation of any of the transactions contemplated hereby or thereby.

3.5 Cash Consideration. On the Closing Date, the Purchaser will have sufficient funds to enable it to pay the Purchase Price and perform its obligations under this Agreement and any other Transactional Agreements.

3.6 Financial Advisor. Except for Barclays Capital Inc., the fees and expenses of which shall be paid by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

4.	PRE-CLOSING COVENANTS.

4.1 Access. Subject to compliance by the Purchaser with the terms of the Confidentiality Agreement and subject to applicable Legal Requirements regarding confidentiality of employee information, during the period from the date of this Agreement through the Closing Date (the “Pre-Closing Period”), the Seller will, after receiving reasonable advance notice from the Purchaser, give the Purchaser reasonable access (during normal business hours) to those of its books and records relating to the Business or the Transferred Assets, and will provide the Purchaser with such information regarding the Business and the Transferred Assets as the Purchaser may reasonably request, for the sole purposes of enabling the Purchaser (a) to further investigate, at the Purchaser’s sole expense, the Transferred Assets and the Hired Employees; and (b) to verify the accuracy of the representations and warranties set forth in Section 2; provided, however, that such access shall not interfere with the normal business and operations of the Seller and shall be in compliance in all material respects with all requirements set forth in any applicable real property lease.

4.2 Conduct of Business. Except (i) as contemplated or permitted by (x) this Agreement, (y) any of the Ancillary Agreements, or (z) Section 4.2 of the Seller Disclosure Schedules or (ii) as approved in writing by the Purchaser during the Pre-Closing Period:

(a) the Seller will (i) conduct the Business and own, operate and use the Transferred Assets in the ordinary course and consistent with its past practices; and (ii) use reasonable efforts to preserve intact the Business and the Transferred Assets and maintain good relations with the Hired Employees, the parties to the Transferred Contracts and any other customer, supplier or creditor of the Business;

(b) the Seller will not:

(i) sell, lease, license, transfer or dispose of any Transferred Assets (other than (A) sales of Inventory in the ordinary course of business and in compliance with the limitations in Section 1.4, and (B) grants of non-exclusive licenses to use IP contained in a Seller Product in connection with sales of Seller Products to customers in the ordinary course of business consistent with past practice);

(ii) incur, create or assume any Encumbrance on any of the Transferred Assets other than a Permitted Encumbrance;

(iii) terminate or extend or modify any (individually or in the aggregate) material Transferred Contract except with the prior consent of the Purchaser (which consent shall not be unreasonably conditioned, withheld or delayed);

(iv) enter into any material contract, arrangement or commitment with respect to the Business or the Transferred Assets other than in the ordinary course of business consistent with past practice, provided that such ordinary course contract, arrangement or commitment does not (A) license any IP (other than a non-exclusive license to use IP contained in a Seller Product) or (B) impose any material restriction or limits the right or ability of the Seller or any of its Subsidiaries or any of their respective Affiliates, or, after the Closing, the right or ability of the Purchaser or any of its respective Affiliates, (x) to compete in any line of business, in any geographic area or with any Person, or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date, or (y) to develop, distribute or license any Intellectual Property or Intellectual Property Rights (other than grants of non-exclusive licenses to use IP contained in a Seller Product in connection with sales of Seller Products to customers in the ordinary course of business consistent with past practice);

(v) dispose of or permit to lapse any rights in, to or for the use of any Transferred IP (except that the Seller may allow its national/regional phase filing rights to lapse in foreign counterparts to such Transferred IP if the Purchaser, after reasonable notice from the Seller, elects not to reimburse the Seller for all costs incurred in connection with such filings; and the limiting or elimination of claims as part of Seller’s patent prosecution practices conducted in the ordinary course of business consistent with past practice shall not be deemed a disposal or lapse of such rights); or disclose to any Person not an employee any information related to the Transferred IP that the Seller, in its reasonable business judgment, determines should be held as confidential or proprietary, except pursuant to binding confidentiality obligations in the ordinary course of business, or pursuant to judicial or administrative process;

(vi) (A) increase the compensation of any of the Specified Employees except for periodic merit increases in the ordinary course of business or pursuant to the terms of agreements or plans currently in effect and listed on Section 4.2(b)(vi) of the Seller Disclosure Schedules, (B) except as required by applicable Legal Requirements, pay or agree to pay or increase or agree to increase any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing Seller Plan or arrangement to any Specified Employee, or (C) hire for the Business as a Specified Employee any employee or individual independent contractor with annual compensation in excess of $150,000, other than to fill vacancies arising in the ordinary course of business at compensation levels not in excess of those prevailing in the market and in any event not at an annual compensation level that exceeds 125% of the annual compensation of the departed employee, or enter into any new employment or severance agreements that would result in post-termination payments becoming due or payable upon termination of such employment or independent contractor arrangement;

(vii) assume or enter into any labor or collective bargaining agreement relating to the Business;

(viii) settle any claims, actions, arbitrations, disputes or other proceedings (A) that would restrict the Seller or any of its Affiliates in any respect material to the Transaction, the Transferred Assets or the Business, (B) that would adversely affect the Transferred Assets or the Business in any material respect, or (C) for any amount that would not by its terms be an Excluded Liability;

(ix) accelerate the delivery or sale of any Seller Products or the recognition of revenue from any such sale, or offer discounts on sale of any Seller Products or premiums on purchase of raw materials, except in the ordinary course of business consistent with historical practice in the Seller’s conduct of the Business;

(x) knowingly take any other act that is reasonably likely to (A) cause any representation or warranty of the Seller in this Agreement to be or become untrue in any material respect or (B) result in the failure of any condition precedent to be satisfied; or

(xi) authorize or enter into any agreement or commitment with respect to any of the foregoing.

4.3 Filings.

(a) Each Party shall use commercially reasonable efforts to file as soon as practicable after the date of this Agreement, but in no event later than fifteen (15) days following the date hereof, all notices, reports and other documents required to be filed by such Party with any Governmental Entity with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, the Purchaser shall promptly (and, subject to compliance by the Parties with the first sentence of Section 4.3(b), in any event within 15 days) after the date of this Agreement file the notifications required under applicable antitrust, competition or fair trade laws or regulations (collectively, the “Antitrust Laws”) in connection with the Transactions, including, if applicable, filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice of Notification and Report Forms relating to the Transactions as required by the HSR Act. The Parties shall respond as promptly as practicable to any inquiries or requests received from any Governmental Entity and promptly inform the other Parties of any communication to or from any Governmental Entity, in each case regarding the Transactions.

(b) Subject to the confidentiality provisions of the Confidentiality Agreement, each Party shall promptly supply the other Party with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 4.3(a). Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, each of the Parties shall: (i) consult with the other Party prior to making any such filing and taking a position with respect to any such filing; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental

Entity by or on behalf of any Party in connection with any legal proceeding related solely to the Transactional Agreements and the Transactions (including any such legal proceeding relating to any Antitrust Law); (iii) coordinate with the other Party in preparing and exchanging such information; and (iv) promptly provide the other Party (and their counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such Party with or to any Governmental Entity related solely to this Agreement or the Transactions. Notwithstanding anything to the contrary above, to the extent that any such notice, filing, analysis, presentation, memorandum, brief, white paper, opinion, proposal or other submission contains information that a party reasonably deems to be sensitive for its business, such party may designate relevant portions of such notice, filing, analysis, presentation, memorandum, brief, white paper, opinion, proposal or other submission as “Outside Counsel Eyes Only,” in which case review of those designated portions shall be limited to the outside counsel representing the other party.

(c) The Parties shall use commercially reasonable efforts to: (i) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Antitrust Laws as soon as practicable; (ii) resolve any objections which may be asserted by any Governmental Entity with respect to the Transactions under the Antitrust Laws; and (iii) take, or cause to be taken, all actions necessary to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or contract, or otherwise) by such Party in connection with any of the Transactions and to make effective the Transactions. If any Governmental Entity, including any competition authority, shall require or impose amendments to the Transactions or commitments to be undertaken by any Party as a condition to release of such Governmental Entity’s Consent with respect to the Transactions, the Parties shall commence and conduct good faith negotiations with each other for no less than ninety (90) days and use their commercially reasonable efforts in order to agree upon amendments to the Transactional Agreements which are necessary in order to meet the requirements imposed by such Governmental Entity. If, however, after such ninety-day period, the Parties cannot agree upon such amendments to the Transactional Agreements, either Party may terminate the Agreement. Notwithstanding anything to the contrary herein, the Purchaser shall not be required to agree to any divestiture, sale, license or Encumbrance of any properties, assets or businesses by the Purchaser, the Seller or any of their respective Affiliates of any business, assets or property of the Purchaser, the Seller or any of their respective Affiliates, or the imposition of any limitation on the ability of any of the foregoing to conduct their respective businesses or to own or exercise control of their respective assets and properties.

4.4 Consents; Releases. The Seller will use reasonable efforts during the Pre-Closing Period to obtain the Seller Required Approvals; provided, however, that none of the Seller or the Purchaser nor any of their respective Affiliates shall be required to pay any consideration to obtain any Seller Required Approvals other than, in the case of any Seller Required Approval that is a consent relating to a contract, any de minimis fees, expenses or other consideration or other fees or expenses required to be paid pursuant to the express provisions of such contract, which consideration, fees or expenses shall be paid by the Seller, or, in the case of any Seller Required Approval that is a Governmental Authorization, any filing, recordation or similar fees which shall be shared equally by the Seller and the Purchaser. The Purchaser will cooperate fully with the Seller, and will provide the Seller with such assistance as the Seller may reasonably request, for the purpose of (a) attempting to obtain the Seller Required Approvals; and (b) arranging for the Seller to be released and discharged from its obligations and other liabilities under the Transferred Contracts.

4.5 Certain Updates. On the seventh day prior to the Closing, the Seller shall deliver to the Purchaser (a) a schedule listing each of the Open Incoming POs and Open Outgoing POs as of that date, and (b) a list of the Transferred Inventory as of that date.

4.6 No Shop.

(a) Until the earlier of the termination of this Agreement and the Closing Date, the Seller shall not and shall cause its Affiliates and its and their respective officers, directors, employees, agents and representatives not to, directly or indirectly, (i) solicit any inquiries or proposals, or enter into any discussions, negotiations, understandings, arrangements or agreements, relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any material portion of the Business to any Person other than the Purchaser or its Affiliates (a “Prohibited Transaction”) or (ii) knowingly disclose, directly or indirectly, to any Person any confidential information concerning the Business except as necessary to conduct the business in the ordinary course. In the event that the Seller or any of its Affiliates receives an inquiry related to such a transaction, the Seller will provide the Purchaser with notice thereof as soon as practicable after receipt thereof, which notice shall include the identity of the prospective purchaser or soliciting party and the material terms of the proposal or solicitation except to the extent that such disclosure by the Seller would violate or breach a binding non-disclosure agreement in effect prior to the date of this Agreement to which the Seller is a party. Notwithstanding anything to the contrary contained in this Section 4.6 or elsewhere in this Agreement, if the Seller receives a bona fide written Takeover Proposal not solicited by the Seller in violation of this Section 4.6 and the Board of Directors of the Seller determines in good faith, after consulting with outside legal counsel of recognized standing and its financial advisor, that the Takeover Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, then the Seller may, in response to such Takeover Proposal: (i) furnish information concerning the Business to the Person making such Takeover Proposal (and to such Person’s representatives); and (ii) participate in discussions and negotiations with such Person (and with such Person’s representatives) regarding such Takeover Proposal; provided, however, that in that circumstance, the Seller may provide to the Person making such Takeover Proposal access to no more information regarding the Business and the Transferred Assets than that received by the Purchaser, and/or engage in discussions with the Person making such Takeover Proposal and its representatives subject to the requirement that the Seller shall have first received an executed confidentiality agreement that is no more favorable to such person than the confidentiality agreement to which the Purchaser was subject prior to entering into this Agreement and, in the case of a Person that is a party to an existing non-disclosure agreement with the Seller prohibiting the Seller from identifying such Person to the Purchaser, the Seller shall have received an executed amendment to such non-disclosure agreement authorizing the Seller to provide to the Purchaser the notice and information described in the second sentence of this Section 4.6(a).

(b) The Parties acknowledge that there may be no adequate remedy at law for a breach of Section 4.6(a) and that money damages may not be an appropriate remedy for breach of such Section. Therefore, the Parties agree that the Purchaser has the right to injunctive relief and specific performance of Section 4.6(a) in the event of any breach of such Section. The remedies set forth in this Section 4.6(b) are cumulative and shall in no way limit any other remedy any Party hereto has at law, in equity or pursuant hereto.

4.7 Confidentiality.

(a) During the Pre-Closing Period, except as expressly permitted in this Agreement, the Seller shall treat as confidential and shall safeguard any and all confidential information, knowledge and data applicable to the Business or otherwise included in the Transferred Assets, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as the Seller and its Affiliates use with respect to similar confidential or proprietary information, knowledge or data prior to the execution of this Agreement.

(b) The Purchaser and the Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that (i) is publicly available or becomes publicly available through no act or omission of the Party owing a duty of confidentiality; (ii) becomes available on a non-confidential basis from a source other than the Party owing a duty of confidentiality so long as such source is not known by such Party to be bound by a confidentiality agreement with or other obligations of secrecy to the other Party; or (iii) is required to be disclosed by any judicial or administrative process, or, in the opinion of counsel, by any other mandatory Legal Requirement.

(c) In the event of a breach of the obligations hereunder by a Party hereto, the other Party, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 4.7 in any court of competent jurisdiction.

4.8 Assets in India and China. The Purchaser shall use commercially reasonable efforts to arrange to take title to, and hold, any Transferred Assets located in India and China in a manner that is intended to minimize Import Duties to the extent possible, including by utilizing bonded warehouse facilities in substantially the same manner as the Seller has communicated to the Purchaser prior to the date hereof.

4.9 Non-Transferred Inbound IP Licenses. Except as set forth on Section 4.9 of the Seller Disclosure Schedule, the Seller agrees that with respect to any Non-Transferred Inbound IP License that includes a provision permitting the Seller or any of its Affiliates to grant a sublicense therein in the field of the Business, the Seller (or such Affiliate) shall, upon the Purchaser’s request, at the Purchaser’s cost and expense, and subject to obtaining any needed consents from the licensor, grant such a sublicense therein to the Purchaser for use in the BBA Fields of Use (as defined in the IP License Agreement), and, to the extent that such a sublicense may be granted only with the consent of the licensor, the Seller will, at the Purchaser’s request, provide reasonable assistance to the Purchaser in connection with the Purchaser’s efforts to obtain such consent. Notwithstanding the foregoing, the Seller shall have no obligation to grant any such sublicenses where the granting of any such sublicenses would cause the Seller to lose any rights outside the BBA Fields of Use (as defined in the IP License Agreement) for itself or any Affiliate of the Seller.

4.10 Conditions. During the Pre-Closing Period, the Parties will each use reasonable efforts to cause the conditions set forth in Sections 5 and 6 to be satisfied on a timely basis. In particular, the Parties will each use all commercially reasonable efforts to retain the services of the Specified Employees, including those employees the continued employment of whom is a condition to the Purchaser’s obligation pursuant to Section 5.11.

4.11 Financial and Other Information. The Seller and the Purchaser shall cooperate in the Purchaser’s request for a waiver or other relief from the SEC with respect to the requirement of the Purchaser to obtain audited financial statements and related pro forma financial statements with respect to the Business or Transferred Assets in connection with the Purchaser’s proposed solicitation of its stockholders in connection with the transactions contemplated by the Transaction Documents (as such term is defined in the Securities Purchase Agreement). In furtherance thereof, within five (5) business days of the execution of this Agreement, the Purchaser shall contact the SEC to seek such waiver or other relief, and shall use its commercially reasonable efforts to obtain such waiver or relief. The Seller shall cooperate with the Purchaser and use its commercially reasonable efforts to cause any financial statements of the Seller required by the SEC in connection with the Transactions and the transactions contemplated by the Securities Purchase Agreement to be completed as promptly as practicable. The Purchaser shall promptly (and in any event within 10 days of its receipt of a written invoice from the Seller) reimburse the Seller for 50% of the reasonable accounting expenses incurred by the Seller (including the fees and expenses payable by the Seller to its auditors as well as the costs incurred by the Seller for additional accounting personnel), up to a maximum reimbursement of $450,000 (i.e. 50% of $900,000 in total accounting expenses incurred by the Seller) directly as a result of the preparation and audit of financial statements for inclusion in any of the Purchaser’s filings with the SEC in connection with the Transactions; provided, however, that if the foregoing cap is exceeded, the Purchaser’s reimbursement obligations shall continue to apply with respect to any such excess expenses incurred with the Purchaser’s consent, such consent not to be unreasonably withheld, delayed or conditioned. The Seller shall use its commercially reasonable efforts to engage Deloitte & Touche LLP promptly following the execution of this Agreement, and in any event no longer than five (5) Business Days thereafter, with respect to the audit of its financial statements as required for inclusion in the Purchaser’s SEC filings in connection with the Transactions (the “Required Financial Statements”). The Seller shall use its commercially reasonable efforts to cause the Required Financial Statements to be delivered to the Purchaser (a) within one hundred five (105) days of receipt by the Purchaser from the SEC of a determination requiring complete audited financial statements with respect to the Business or Transferred Assets, or (b) within seventy five (75) days of receipt by the Purchaser from the SEC of a waiver or other relief from the requirement to file complete audited financial statements and related pro forma financial statements with respect to the Business or Transferred Assets; provided, however, that the 105 and 75 day time periods specified in clauses (a) and (b) of this Section 4.11 shall be automatically extended for up to fifteen (15) days upon written notice by the Seller to the Purchaser that such additional time is needed to deliver the Required

Financial Statements. The Purchaser intends to include the Required Financial Statements in a proxy statement (the “Proxy Statement”) that will be provided to the Purchaser’s stockholders in connection with the solicitation of proxies by the Purchaser for use at the Company Stockholder Meeting (as such term is defined in the Securities Purchase Agreement). The Purchaser will file the Proxy Statement with the SEC by the Proxy Filing Date (as such term is defined in the Securities Purchase Agreement) and will use its commercially reasonable efforts to resolve any comments the SEC may have with respect to the Proxy Statement within forty nine (49) days from the date of filing the Proxy Statement with the SEC. In the event all such comments, if any, from the SEC have not been resolved within such forty nine (49) day period, and there are any unresolved SEC comments at such time with respect to the Required Financial Statements or other information with respect to the Seller, then such forty nine (49) day period shall automatically be extended by up to fifteen (15) days upon written notice by the Purchaser to the Seller that such additional time is needed to resolve the remaining SEC comments.

4.12 Securities Purchase Agreement. The Purchaser shall not, without the prior written consent of the Seller, amend or waive any of its rights under any provisions of the Securities Purchase Agreement if doing so would have or would reasonably be expected to have a Purchaser Material Adverse Effect.

4.13 Warranty/RMAs. From and after the Closing, the Purchaser shall accept returns of Seller Products purchased by customers of the Business prior to the Closing that are returned due to a valid warranty claim or pursuant to a return merchandise authorization and, to the extent necessary, provide such customers with replacement products. The Purchaser shall invoice the Seller for such returned and replacement merchandise at the Seller’s standard cost at the Closing, and the Seller shall reimburse the Purchaser within 10 Business Days of the receipt of each such invoice.

5.	CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE.

The Purchaser’s obligation to purchase the Transferred Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

5.1 Accuracy of Representations. Each of the Seller’s representations and warranties in this Agreement (each considered without regard to materiality qualifiers such as “material,” “in all material respects,” and “Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on or as of the Closing Date, except (i) for representations and warranties made that address matters only as of a particular date, which need only have been true and correct as of such date, and (ii) where all failures of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

5.2 Performance of Obligations. The Seller shall have performed, in all material respects, all obligations required by this Agreement to be performed by the Seller on or before the Closing Date.

5.3 Reserved.

5.4 Instruments of Transfer. Each Assignment and Assumption Agreement, bill of sale and any other appropriate document of transfer in form and substance reasonably acceptable to the Purchaser and the Seller, transferring the tangible personal property included in the Transferred Assets to the Purchaser and assigning to the Purchaser all rights of the Seller and its Affiliates in and to all of the Transferred Contracts, shall have been executed on behalf of the Seller (or the relevant Seller Affiliate) and delivered to the Purchaser.

5.5 Ancillary Agreements. Each of the other Ancillary Agreements shall have been executed on behalf of the Seller (or the relevant Seller Affiliate) and delivered to the Purchaser.

5.6 No Restraints. No injunction or other order preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been issued by any court of competent jurisdiction and shall remain in effect; and no Legal Requirement that makes consummation of the transactions contemplated by this Agreement and the Ancillary Agreements illegal shall be in effect.

5.7 No Proceedings. There shall not be pending any suit, action or proceeding (a) challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or (b) brought by a Governmental Entity seeking to obtain from the Purchaser in connection with the transactions contemplated by this Agreement any material commitments or seeking to prohibit or limit the ownership, operation or control by the Purchaser or any of its Affiliates of any material portion of the business or assets of the Purchaser (including the Business) or any of its Affiliates.

5.8 Seller Required Approvals.

(a) The Purchaser shall have received written evidence that, effective as of the Closing, the liens on the Transferred Assets under the Indenture shall be released.

(b) The Seller shall have obtained all Seller Required Approvals with respect to the contracts, other than the Indenture, designated on Section 2.12 of the Seller Disclosure Schedule as “Reassignment Required for Closure,” all of which shall remain in full force and effect.

5.9 Seller Closing Certificate. The Purchaser shall have received a certificate, signed by a duly authorized officer of the Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 5.1, 5.2, 5.8 and 5.12 have been satisfied (the “Seller Closing Certificate”).

5.10 FIRPTA Certificate. The Purchaser shall have received the certificate referenced in Section 1.13(d) dated as of the Closing Date.

5.11 Employee Offer Letter. The Key Employee shall remain employed on the Closing Date and shall not have given notice of his intention to terminate his employment with the Seller, and the Employee Offer Letter shall remain in full force and effect (other than as a result of actions taken by the Purchaser with respect to the Employee Offer Letter).

5.12 Seller Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Seller Material Adverse Effect.

5.13 Securities Purchase Agreement. The Purchaser shall have received the proceeds from the closing of the transactions contemplated by the Securities Purchase Agreement.

6.	CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATION TO CLOSE.

The Seller’s obligation to sell and transfer the Transferred Assets to the Purchaser and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):

6.1 Accuracy of Representations. Each of the Purchaser’s representations and warranties in this Agreement (each considered without regard to materiality qualifiers such as “material,” “in all material respects,” and “Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on or as of the Closing Date, except (i) for representations and warranties made that address matters only as of a particular date, which need only have been true and correct as of such date, and (ii) where all failures of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

6.2 Performance of Obligations. The Purchaser shall have performed, in all material respects, all obligations required by this Agreement to be performed by the Purchaser on or before the Closing Date.

6.3 Reserved.

6.4 Delivery of Consideration. The Seller shall have received the Cash Closing Payment referred to in Section 1.3(a).

6.5 Instruments of Transfer. The Purchaser shall have delivered the documents and instruments referred to in Section 1.12(a)(ii).

6.6 Ancillary Agreements. Each of the other Ancillary Agreements shall have been executed on behalf of the Purchaser (or the relevant Purchaser Affiliate) and delivered to the Seller.

6.7 No Restraints. No injunction or other order preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been issued by any court of competent jurisdiction and shall remain in effect; and no Legal Requirement preventing consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect.

6.8 Purchaser Closing Certificate. The Seller shall have received a certificate, signed by a duly authorized officer of the Purchaser and dated the Closing Date, to the effect that the conditions set forth in Sections 6.1 and 6.2 have been satisfied (the “Purchaser Closing Certificate”).

6.9 Consent. The Seller shall have received the consent described on Schedule 6.9.

7.	TERMINATION.

7.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Parties;

(b) by either Party after October 15, 2009 (the “Termination Date”) if the Closing has not taken place by the Termination Date, unless the failure of the Closing to take place on or before such date is attributable to a breach by such Party of any of its obligations set forth in this Agreement; provided, however, that in the event the one hundred five (105) day delivery requirement in clause (a) of Section 4.11 becomes applicable, the Termination Date shall be November 15, 2009; provided further, that if the Seller exercises the extension contemplated by Section 4.11 for the delivery of the Required Financial Statements, then the Termination Date shall automatically be extended by the number of additional days (up to fifteen (15)) by which the time periods specified in clauses (a) and (b) of Section 4.11 were extended.

(c) by either Party if the Securities Purchase Agreement is terminated;

(d) by either party if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Transactions;

(e) by either Party pursuant to Section 4.3(c);

(f) by the Purchaser if there has been a material breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in either case such that the conditions in Section 5 would not be satisfied; provided, however, that if such breach is curable by the Seller through the exercise of its reasonable efforts, then provided that the Seller continues to exercise such reasonable efforts, the Purchaser may not terminate this Agreement under this Section 7.1(f) prior to the Termination Date unless such breach is not cured within 30 days of notice thereof;

(g) by the Seller if there has been a material breach of any representation, warranty, covenant or agreement made by the Purchaser in this Agreement, or if any such representation or warranty shall have become untrue after the date of this Agreement, in either case such that the conditions in Section 6 would not be satisfied; provided, however, that if such breach is curable by the Purchaser through the exercise of its reasonable efforts, then provided that the Purchaser continues to exercise such reasonable efforts, the Seller may not terminate this Agreement under this Section 7.1(g) prior to the Termination Date unless such breach is not cured within 30 days of notice thereof;

(h) by the Seller following receipt of a Takeover Proposal which the Board of Directors of the Seller determines (after consultation with its financial advisor and outside legal counsel) to be a Superior Proposal; provided, however, that: (i) prior to such termination, the Seller has provided the Purchaser a written notice that describes the Takeover Proposal and the parties thereto; (ii) within two Business Days following the delivery of the notice referred to in clause (i) of this sentence, the Purchaser does not propose adjustments in the terms and conditions of this Agreement the result of which is that the Seller’s Board of Directors reasonably determines (after consultation with its financial advisor and outside legal counsel) that such Takeover Proposal is no longer a Superior Proposal and (iii) as a condition of such termination by the Seller pursuant to this Section 7.1(h), the Seller shall pay to the Purchaser a fee of $1,500,000 in cash. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Purchaser and shall be the sole and exclusive remedy available to the Purchaser in the event of a termination of this Agreement by the Seller pursuant to this Section 7.1(h); or

(i) by the Purchaser if the Securities Purchase Agreement is validly terminated by TWVC as a result of a Material Adverse Effect (as such term is defined in the Securities Purchase Agreement) or a Seller Material Adverse Effect.

7.2 Termination Procedures. If either Party wishes to terminate this Agreement pursuant to Section 7.1, such Party will deliver to the other Party a written notice stating that such Party is terminating this Agreement and setting forth a brief statement of the basis on which such Party is terminating this Agreement.

7.3 Effect of Termination.

(a) Upon the termination of this Agreement pursuant to Section 7.1, neither Party will have any obligation or other liability to the other Party, except that (a) the Parties will remain bound by the provisions of this Section 7.3 and Sections 10.3, 10.4, 10.5, 10.6, 10.11, 10.12 and 10.16, and by the provisions of the Confidentiality Agreement, and (b) except as provided in this Section 7.3, neither Party will be relieved of any liability for any breach, prior to such termination, of its obligation to consummate the transactions contemplated by this Agreement or its obligation to take any other action required to be taken by such Party at or before the Closing.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(c) (and at such time this Agreement is not terminable by Purchaser pursuant to Section 7.1(i) due to a valid termination of the Securities Purchase Agreement by TWVC as a result of a Seller Material Adverse Effect) and at the time of such termination (i) all of the closing conditions contained in Section 5 (other than Section 5.13) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but such conditions can be satisfied by the Seller including Section 5.8(a)) and (ii) the Seller shall have caused the Required Financial Statements to be delivered within the applicable time period forth in the last sentence of Section 4.11, the Purchaser shall reimburse the Seller for the Seller’s expenses in connection with the negotiation and execution of this Agreement in the agreed-upon amount of $1,500,000; provided that if at the time of such termination both of the conditions set forth in clauses (i) and (ii) of this Section 7.3(b) shall have been satisfied and the Requisite Stockholder Approval (as defined in the Securities Purchase Agreement) shall not have been obtained, the agreed-upon reimbursement amount shall be $1,250,000. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Seller within three (3) Business Days of termination and shall be the sole and exclusive remedy available to the Seller in the event of a termination of this Agreement pursuant to Section 7.1(b) or

Section 7.1(c). Notwithstanding anything to the contrary in this Section 7.3(b), if the Purchaser has validly extended the time period for resolving SEC comments on the Proxy Statement pursuant to Section 4.11, then (unless this Agreement is earlier terminated by the Purchaser pursuant to Section 7.1(b), in which case the limitation in this sentence on the Seller’s ability to claim the expense reimbursement contemplated by this Section 7.3(b) shall not apply) the Seller shall not be entitled to the expense reimbursement contemplated by this Section 7.3(b) for a termination of this Agreement pursuant to Section 7.1(b) unless the Seller waits at least that same number of days (up to fifteen (15)) following the Termination Date that the period for resolving SEC comments is extended pursuant to Section 4.11 prior to terminating this Agreement pursuant to Section 7.1(b).

(c) In the event that this Agreement is terminated pursuant to Section 7.1(b) other than as a result of failure of the conditions set forth in Section 5.8(b) or Section 5.11 to be satisfied (and at such time this Agreement is not terminable by Purchaser pursuant to Section 7.1(i) due to a valid termination of the Securities Purchase Agreement by TWVC as a result of a Material Adverse Effect (as such term is defined in the Securities Purchase Agreement)) and at the time of such termination (i) all of the closing conditions to the Securities Purchase Agreement have been satisfied or waived, such that the transactions contemplated by the Securities Purchase Agreement would have closed but for the failure of the closing conditions in Section 5 or Section 6 to have been satisfied, and (ii) all of the closing conditions contained in Section 6 (other than Section 6.9) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but such conditions can be satisfied by the Purchaser), the Seller shall reimburse the Purchaser for the Purchaser’s expenses in connection with the negotiation and execution of this Agreement in the agreed-upon amount of $1,500,000; provided that if at the time of such termination all of the closing conditions contained in Section 6 (other than Section 6.9) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but such conditions can be satisfied by the Purchaser), but the condition set forth in Section 5.8(a) has not been satisfied, the agreed-upon reimbursement amount shall be $1,250,000. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Purchaser within three (3) Business Days of termination and shall be the sole and exclusive remedy available to the Purchaser in the event of a termination of this Agreement pursuant to Section 7.1(b).

(d) In the event that this Agreement is terminated pursuant to Section 7.1(c) or 7.1(i) because the Securities Purchase Agreement is validly terminated by TWVC as a result of a Material Adverse Effect (as such term is defined in the Securities Purchase Agreement), the Purchaser shall reimburse the Seller for the Seller’s expenses in connection with the negotiation and execution of this Agreement in the agreed-upon amount of $1,500,000. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Seller within three (3) Business Days of termination and shall be the sole and exclusive remedy available to the Seller in the event of a termination of this Agreement pursuant to Section 7.1(i).

(e) In the event that this Agreement is terminated pursuant to Section 7.1(i) because the Securities Purchase Agreement is validly terminated by TWVC as a result of a Seller Material Adverse Effect, the Seller shall reimburse the Purchaser for the Purchaser’s expenses in connection with the negotiation and execution of this Agreement in the agreed-upon amount of $1,500,000. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Purchaser within three (3) Business Days of termination and shall be the sole and exclusive remedy available to the Purchaser in the event of a termination of this Agreement pursuant to Section 7.1(i).

(f) The parties hereto acknowledge and hereby agree that the covenants and agreements set forth in Sections 7.1 and 7.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to Sections 7.1 and 7.3 do not constitute a penalty. If the Purchaser or the Seller, as applicable, fails to pay as directed in writing by the other Party, any amounts due to the Seller or the Purchaser, as applicable, pursuant to Sections 7.1 and 7.3 within the time periods specified in Sections 7.1 and 7.3, then the Purchaser or the Seller, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses)

incurred by the other Party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

8.	INDEMNIFICATION.

8.1 Survival of Representations. Subject to the provisions of this Section 8, each of the representations, warranties, covenants and obligations set forth in this Agreement and in any other Transactional Agreement shall continue in full force and effect notwithstanding the occurrence of the Closing and the consummation of the Transactions. Each representation, warranty, covenant and obligation contained in this Agreement or any other Transactional Agreement shall survive the Closing Date and will terminate and expire, and will cease to be of any force or effect, at 11:59 p.m. (California time) on the one year anniversary of the Closing Date (the “Survival Period”), and all liability with respect thereto will thereupon be extinguished. For the avoidance of doubt, the Survival Period is intended to and hereby does replace the applicable statutes of limitations that would otherwise apply to a claim for a breach of any representation, warranty, covenant or obligation contained in this Agreement or any other Transactional Agreement. If a Claim Notice or written notice of a Direct Claim is given prior to the expiration of the Survival Period by an Indemnified Party to an Indemnifying Party, then the Survival Period is tolled as to such claim and the relevant representations, warranties or covenants shall survive as to such claim until such claim has been finally resolved.

8.2 Indemnification by the Seller.

(a) The Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Purchaser, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees (other than the Hired Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Purchaser Indemnified Parties,” and collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Purchaser Indemnified Parties, whether in respect of third party claims, claims between the Parties hereto, or otherwise, directly or indirectly relating to or arising out of:

(i) any breach or inaccuracy of any representation or warranty made by the Seller contained in this Agreement, the Seller Closing Certificate or any other Transactional Agreement (it being understood that, for purposes of this Section 8.2(a), any qualifications relating to materiality, including the term “Material Adverse Effect,” or relating to knowledge contained in such representation or warranty shall be disregarded for purposes of determining the amount of Losses incurred, but shall not be disregarded for determining whether such a breach or inaccuracy occurred);

(ii) any breach of any covenant or agreement of the Seller or any of its Affiliates contained in this Agreement or any Ancillary Agreement;

(iii) any failure to timely fulfill or discharge any of the Excluded Liabilities; and

(iv) Taxes (but not including any such Taxes paid by the Seller prior to the Closing Date or assumed by the Purchaser pursuant to Section 1.8(a)) (x) imposed on the Seller or any of its Affiliates (including any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Seller) and (y) imposed on or with respect to the Transferred Assets or the Business for a Pre-Closing Tax Period. In the case of Taxes described in clause (y) that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall (A) in the case of Taxes that are based upon or related to income or receipts, be deemed equal to the amount which would be payable if the taxable year ended with the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes); and (B) in the case of Taxes not described in clause (A) that are imposed on a periodic basis and measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding tax period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) Except with respect to claims for (w) fraud, (x) willful breach of a covenant, (y) breach of any post-closing covenant or (x) or any matter contemplated by clause (a)(iii) or (a)(iv) of this Section 8.2, the indemnification provided in this Section 8 shall be the sole and exclusive post-Closing monetary remedy available to the Purchaser, as against the Seller or any of its Affiliates, for any Losses arising under or related to this Agreement or any other Transactional Agreement, it being understood that nothing in this Section 8.2(b)(i) or elsewhere in this Agreement shall affect any party’s rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement.

(ii) Except with respect to claims for (u) fraud, (v) willful breach of a covenant, (w) breach of any post-closing covenant, (x) breach of the Seller’s representations and warranties in Section 2.2, (y) breach of the Seller’s representations and warranties in Section 2.4(o) or (z) indemnification pursuant to clause (a)(iii) or (a)(iv) of this Section 8.2, the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller under this Agreement or any other Transactional Agreement shall not exceed $6.75 million. With respect to claims for breach of the Seller’s representations and warranties in Section 2.4(o), the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller shall not exceed $13.5 million.

(iii) Except with respect to claims for (v) fraud, (w) willful breach of a covenant, (x) breach of any post-closing covenant, (y) breach of the Seller’s representations and warranties in Section 2.2 and Section 2.4(o) or (z) indemnification pursuant to clause (a)(iii) or (a)(iv) of this Section 8.2, (such clauses (v), (w), (x), (y) and (z), collectively “Non-Basketed Losses”), no indemnification payment by the Seller with respect to any indemnifiable Losses otherwise payable under Section 8.2(a) or any other Transactional Agreement shall be payable until such time as all such indemnifiable Losses made or paid under Section 8.2(a) shall aggregate to more than $250,000 (the “Deductible”), after which time the Seller shall be liable for all indemnifiable Losses exceeding the Deductible. In addition, except with respect to any Non-Basketed Losses, no indemnification payment by the Seller with respect to any indemnifiable Losses otherwise payable under Section 8.2(a) or any other Transactional Agreement shall be payable in respect of any indemnification claim or series of indemnification claims arising from the same or similar underlying event or circumstance unless such claim is for Losses in an amount of at least $10,000.

(iv) No indemnification payment by the Seller with respect to any indemnifiable Losses otherwise payable under Section 8.2(a) relating to a breach of the Seller’s representations and warranties in Section 2.4(o) with respect to a defect in title to the Transferred Patents shall be payable until such breach is with respect to a defect in title of at least five (5) Transferred Patents, subject to (A) a maximum indemnifiable Loss for each Patent with a defect in title of $50,000 per Patent and (B) the overall $13.5 million cap contained in the last sentence of clause (ii) of this Section 8.2(b).

8.3 Indemnification by the Purchaser.

(a) The Purchaser hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Seller, its Affiliates, and their respective directors, officers, stockholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from, (i) any breach of any representation or warranty made by the Purchaser contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement for the period such representation or warranty survives, (ii) any failure to timely discharge or fulfill any of the Assumed Liabilities, and (iii) any breach of a covenant or agreement of the Purchaser contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on (x) fraud, (y) willful breach of a covenant or breach of a post-closing covenant or (z) indemnification pursuant to Section 8.3(a)(ii), no indemnification payment by the Purchaser with respect to any indemnifiable Losses otherwise payable under Section 8.3(a) shall be payable until such time as all such indemnifiable Losses made or paid under Section 8.3(a) shall aggregate to more than $250,000, after which time the Purchaser shall be liable in full for all indemnifiable Losses exceeding such amount. In addition, no indemnification payment by the Purchaser with respect to any indemnifiable Losses otherwise payable under Section 8.3(a) or any other Transactional Agreement shall be payable in respect of any indemnification claim or series of indemnification claims arising from the same or similar underlying event or circumstance unless such claim is for Losses in an amount of at least $10,000.

8.4 Third Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 30 days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim unless the Indemnified Party has notified the Indemnifying Party in the Claim Notice that it has determined in good faith that there is a reasonable probability that such Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages; it being understood that by assuming the defense of a Third Party Claim, the Indemnifying Party shall conclusively acknowledge that it has an indemnity obligation with respect to such Third Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 8.4(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of a Legal Requirement or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (iv) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third Party Claim as a result of the Indemnified Party’s election to defend the Third Party Claim as provided in Section 8.4(a), or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. With respect to Third Party Claims regarding Patent infringement: (i) if the Seller is the Indemnifying Party but is not controlling the defense of such Third Party Claim, the Seller shall be entitled to participate, at its expense, in the defense of the Third Party Claim and the Purchaser shall use its commercially reasonable efforts to cooperate with the reasonable requests of the Seller with respect to such Third Party Claim; and (ii) if the Purchaser is the Indemnifying Party but is not controlling the defense of such Third Party Claim, the Purchaser shall be entitled to participate, at its expense, in the defense of the Third Party Claim and the Seller shall use its commercially reasonable efforts to cooperate with the reasonable requests of the Purchaser with respect to such Third Party Claim.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses.

(e) The Indemnified Party and the Indemnifying Party shall use reasonable efforts to avoid production of confidential information (consistent with applicable Legal Requirements), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

8.5 Claims Procedure. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the Indemnified Party’s good faith estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the nature of the misrepresentation, breach of warranty, covenant or obligation to which such item is related and to the extent known a reasonable summary of the facts underlying the claim, and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of 30 days within which to respond to any Direct Claim or any Claim Notice relating to a Third Party Claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted such Claim. If the Indemnifying Party rejects all or any part of such Claim, the Seller and the Purchaser shall attempt in good faith for 30 days to resolve such claim. If no such agreement can be reached through good faith negotiation within 30 days, either the Purchaser or the Seller may commence an action in accordance with Section 10.3.

8.6 Adjustments to Losses.

(a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third Party Claim or the Direct Claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Section 8, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss related to any such Direct Claim, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Section 8, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of Loss.

8.7 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Section 8, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and nonappealable order or judgment, or (c) an arbitration or like panel shall have rendered a final nonappealable determination with respect to disputes the parties have agreed to submit thereto.

8.8 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 8.2 or 8.3 hereof shall be treated as adjustments to the Purchase Price for Tax purposes.

8.9 Effect of Waiver of Condition. Neither the Purchaser’s nor the Seller’s right to indemnity pursuant to this Section 8 shall be adversely affected by its waiver of a condition to closing set forth in Sections 5 and 6 unless the express terms of such waiver also include a specific and unambiguous waiver of the right to indemnity with respect to the matter that is the subject of the waiver.

9.	EMPLOYEE MATTERS.

9.1 Employment Matters.

(a) Immediately prior to the Closing, the Purchaser shall, or shall cause its applicable Affiliate to, extend, to each Specified Employee who is not a Remaining Employee, an offer of employment (the “Offer Letter”) that, if accepted, would: (i) provide such Specified Employee with compensation, benefits and terms of employment (including job title) that are substantially comparable in the aggregate to the compensation, benefits and terms of employment provided by the Seller (or any applicable Affiliate of the Seller) to such Specified Employee immediately prior to the Closing (excluding defined benefit pension plans and retiree medical programs); and (ii) include a consent by each Specified Employee to disclosure of the Specified Employee’s personnel file and transfer of such personnel file and other employment records pertaining to such Specified Employee, to the Purchaser. Effective on the Closing Date, the Seller (or the applicable Affiliate of the Seller) shall accept the resignation of, and effective as of the Closing Date, the Purchaser will hire each such Specified Employee who is not a Remaining Employee and who accepts and executes the Offer Letter (such employees who commence working for the Purchaser (or an Affiliate of the Purchaser) immediately following the Closing, collectively the “Hired Employees”). The Seller consents to the Purchaser (or an Affiliate of the Purchaser) contacting such Specified Employees with respect to the desire of such employees to enter the employ of the Purchaser (or an Affiliate of the Purchaser) and the Seller shall cooperate in good faith with and use its commercially reasonable efforts to assist the Purchaser to cause such Specified Employees to accept any offers of employment by the Purchaser (or an Affiliate of the Purchaser) and to execute Offer Letters. Notwithstanding the foregoing, nothing herein shall be construed as to prevent the Purchaser (or an Affiliate of the Purchaser) from terminating the employment of any Hired Employee at any time after the Closing Date for any reason (or no reason), except as set forth in the Offer Letter of such Specified Employee executed by the Purchaser (or an Affiliate of the Purchaser) pursuant to this Section 9.1. The Seller shall deliver to the Purchaser on or before the Closing Date (or as soon as reasonably practicable after the Closing Date) all personnel files and employment records relating to the Hired Employees. Hired Employees will receive credit for such employees’ period of employment with the Seller (or an Affiliate of the Seller) for purposes of calculating severance benefits required under any Legal Requirements and benefits under any vacation, entitled leave or severance plan (excluding, for the avoidance of doubt, any 401(k) plan) and the Purchaser’s Offer Letter to Hired Employees in the United States will include a provision that the Purchaser will assume the Seller’s obligation with respect to the Vacation Accrual and the Hired Employee would consent to this in lieu of payment from the Seller for that portion of any Vacation Accrual; provided, however, that if a Hired Employee received severance payment in connection with this Transaction or the transfer of such employee’s employment from the Seller (or an Affiliate of the Seller) to the Purchaser (or an Affiliate of the Purchaser), such Hired Employee shall not receive credit from the Purchaser for such employee’s employment with the Seller (or any of its Affiliates) for purposes of severance benefits; provided, further, that a Hired Employee shall only be entitled to receive credit from the Purchaser for such employee’s employment with the Seller (or any of its Affiliates) to the extent recognized by the Seller (or its Affiliates) under the applicable similar Seller Plan, provided that such crediting of service does not result in any duplication of benefits and to the extent permitted by the Purchaser’s benefit plans. The Purchaser agrees that the Hired Employees will be eligible to participate in an equity incentive program of the Purchaser. In the event the Seller is required by applicable Legal Requirements to pay to any Hired Employee the Vacation Accrual for such Hired Employee, the Purchaser shall promptly (and in any event within ten days of receipt from the Seller of a statement setting forth the Vacation Accrual paid by the Seller and the applicable Hired Employees) reimburse the Seller for all such amounts. The Seller shall pay at or prior to the Closing all accrued but unpaid vacation, holiday, flexible time off and sick pay of the Specified Employees in Noida, India through the Closing Date (“Noida Accrued Vacation”) to each such employee. The Seller shall deliver to the Purchaser a certificate, signed by a duly authorized officer of the Seller and dated the Closing Date, setting forth for each Specified Employee in Noida, India the amount of Noida Accrued Vacation for each such employee and stating that such amounts constitute the entire outstanding Noida Accrued Vacation as of the Closing and that all such amounts have been paid to the affected Specified Employees at or prior to the Closing. Promptly (but in no event later than 10 Business Days) after receipt of such certificate, the Purchaser shall reimburse the Seller for the Noida Accrued Vacation paid by the Seller to each such Specified Employee as set forth in the certificate and such reimbursement shall be treated as an increase to the Purchase Price. Any such Specified Employee that is a Hired Employee shall not receive credit from the Purchaser for such employee’s employment with the Seller (or any of its Affiliates) for purposes of any vacation benefits accrued for such employee’s employment with the Seller (or any of its Affiliates).

(b) If any inactive employee of the Seller listed on Schedule 9.1(b) who would otherwise have received an offer of employment from the Purchaser in accordance with Section 9.1(a), becomes eligible to return from an approved leave of absence to active work status after the Closing Date during the 6-month period following the commencement of that leave (or such shorter period following the commencement of that leave during which he would be entitled to reemployment under either applicable Legal Requirements or the Seller’s policies and procedures in existence immediately prior to the Closing Date), the Purchaser shall, or shall cause its applicable Affiliate to, extend an offer of employment to such person and any such person who accepts such an offer and commences working for the Purchaser (or an Affiliate of the Purchaser) shall be treated as a Hired Employee as of the date of hire by the Purchaser; provided, however, that no such employee of the Seller shall be guaranteed reinstatement to active service if he is incapable of working in accordance with the policies, practices and procedures of the Purchaser (or an Affiliate of the Purchaser) or if his return to employment is contrary to the terms of his leave.

(c) The Seller hereby consents to the hiring by the Purchaser or an Affiliate of the Purchaser of the Hired Employees and waives, with respect to the employment by the Purchaser or an Affiliate of the Purchaser of the Hired Employees, any claims or rights that the Seller or any Affiliate may have against the Purchaser or any of its Affiliates, against any of its or their representatives or against any Hired Employee hired by the Purchaser under any noncompetition, confidentiality or employment agreement, to the extent such claims or rights arise as a result of the Purchaser’s employment of such Hired Employee; provided, however, that the foregoing waiver shall not waive any claims or right as a result of the unauthorized use or disclosure of confidential information not related to the Business, the Transferred Assets or the Assumed Liabilities.

(d) Any Specified Employee who does not accept an offer of employment by the Purchaser is hereinafter referred to as a “Non-Transferring Employee.” The Seller shall indemnify and hold the Purchaser and its Affiliates harmless with respect to all Liabilities relating to any Non-Transferring Employee and Remaining Employee, including (i) any employment-related liability and (ii) any liability relating to, arising under or in connection with any Seller Plan other than for Vacation Accrual and severance costs for such Remaining Employee which are to be reimbursed by the Purchaser in accordance with Section 9.1(f). The Purchaser shall have no liability or responsibility with respect to any Non-Transferring Employee or Remaining Employee other than for Vacation Accrual and severance costs for such Remaining Employee which are to be reimbursed by the Purchaser in accordance with Section 9.1(f).

(e) The Seller shall indemnify and hold the Purchaser and its Affiliates harmless with respect to any Hired Employee from (i) any employment-related liability to the extent it arises with respect to employment on or prior to the Closing Date and (ii) any liability relating to, arising under or in connection with any Seller Plan. Notwithstanding the foregoing, the Purchaser shall be solely responsible for all Vacation Accrual and Severance Costs which are to be reimbursed by the Purchaser in accordance with Section 9.1(f).

(f) If the Seller terminates the employment of any Remaining Employee within thirty (30) days prior to, or thirty (30) days after, the Closing Date (the “Severance Period”), other than for cause, the Purchaser shall reimburse the Seller for severance costs paid by Seller (which shall be measured in accordance with the severance policies of the Seller as provided in Schedule C hereto) relating to each such terminated Remaining Employee (the “Severance Costs”) and Vacation Accrual for such Remaining Employee. On or before the 35th day following the Closing Date, the Seller shall deliver to the Purchaser a certificate, signed by a duly authorized officer of the Seller, setting forth for each Remaining Employee who was terminated other than for cause during the Severance Period, the amount of Severance Costs and Vacation Accrual for each such employee and stating that all such amounts have been paid to the affected employees at the time of their termination. Promptly (but in no event later than 10 Business Days) after receipt of such certificate, the Purchaser shall reimburse the Seller for the Severance Costs and Vacation Accrual paid by the Seller to each such terminated Remaining Employee as set forth in the certificate and such reimbursement shall be treated as an increase to the Purchase Price.

9.2 Waiver of Waiting Period. With respect to each Hired Employee, the Purchaser shall use commercially reasonable efforts to waive all waiting periods and pre-existing condition exclusions for group health and dental coverage and shall give appropriate credit for all co-payments and deductibles paid or accrued under the Seller’s employee benefit plans for the plan year in which the Closing occurs to the extent permitted by the Purchaser’s benefit plans.

9.3 Certain Foreign National Employees. The parties recognize that the Specified Employees listed on Schedule 9.3 are in nonimmigrant visa status or have applications for lawful permanent residence pending with the relevant Governmental Entities (the “Affected Foreign National Employees”). The parties further recognize that new or amended petitions with respect to such Affected Foreign National Employees may be required in certain of these cases identified on Schedule 9.3, unless the Purchaser (or any of the Purchaser’s Affiliates, as the case may be), is deemed the “successor-in- interest” to the Seller (as such term is used in pronouncements by the U.S. Citizenship and Immigration Service (“USCIS”)) with respect to such Affected Foreign National Employees. Accordingly, the Purchaser hereby agrees to assume, the Seller’s obligations to the USCIS as “successor-in-interest” under such pending applications with respect to the related Affected Foreign National Employees (including any obligations arising from or under attestations made in each certified and still effective Labor Condition Application (“LCA”) filed by the Seller with respect to any such Affected Foreign National Employees); provided that such assumption shall not grant to any such Affected Foreign National Employee any rights enforceable by such employee against the Purchaser. Each party agrees to use commercially reasonable efforts to take such actions as may reasonably be requested at and following the Closing Date to document to the USCIS or such other Governmental Entity, as the case may be, as may be necessary to memorialize the “successor-in-interest” relationship with respect to any Affected Foreign National Employees. The Seller shall provide the Purchaser with true and complete copies of all applications, petitions and other documentation related to the Affected Foreign National Employees’ immigration status on or before the Closing Date.

9.4 W-2/Payroll Matters. The Seller and the Purchaser shall adopt the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53. Under this procedure, the Purchaser, as the successor employer, shall provide, as applicable, all required Forms W-2 to all Hired Employees reflecting all wages paid and Taxes withheld by the Purchaser as the successor employer for the portion of the calendar year beginning on the day after the Closing Date. The Seller as the predecessor employer shall provide Forms W-2 to all Hired Employees reflecting all wages paid and taxes withheld by the Seller or its Affiliate for the portion of the calendar year beginning January 1, 2009 and ending on the Closing Date. In addition, the Seller and the Purchaser shall adopt the “standard procedure” of Revenue Procedure 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure, the Seller shall keep on file all IRS Forms W-4 and W-5 provided by the Hired Employees for the period required by applicable law concerning record retention and the Purchaser will obtain new IRS Forms W-4 and W-5 with respect to each Hired Employee.

9.5 COBRA. The Seller shall be responsible for all liabilities relating to or arising under COBRA and any similar state law for employees of the Business and their beneficiaries who experience a “qualifying event” (as defined under COBRA) at any time on or prior to the Closing Date. The Seller agrees that it shall be the Seller’s sole responsibility to provide the required notices under COBRA to all M&A Qualified Beneficiaries (as defined in Treas. Reg. Section 54.4980B-9, Q&A 4), and to provide coverage under COBRA to such individuals.

9.6 WARN. The Seller shall be responsible for providing or discharging any and all notifications, benefits and liabilities to, as applicable, Specified Employees and Governmental Entities required by the WARN Act due to Employment Loss occurring to Specified Employees as a result of the transactions contemplated by this Agreement; provided, however, that the Purchaser shall be responsible for any obligation with respect to the Hired Employees under the WARN Act arising solely as a result of action taken by the Purchaser on or after the Closing Date.

9.7 No Third Party Rights. Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular employee benefit plan, (ii) give any third party any right to enforce the provisions of this Section 9 or (iii) obligate the Purchaser (or any Affiliate of the Purchaser) to (x) maintain any particular employee benefit plan or (y) retain the employment of any particular employee.

9.8 Employee Communications. Prior to making any written or oral communications to the Specified Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Seller shall provide the Purchaser with a copy of the intended communication, the Purchaser shall have a reasonable period of time to review and comment on the communication, and the Purchaser and the Seller shall cooperate in providing any such mutually agreeable communication.

9.9 401(k) Plan. The account balances of the Hired Employees who participate in the retirement plan maintained by the Seller or its Affiliate that is intended to qualify under Section 401(a) of the Code and that contains a cash or deferred arrangement under Section 401(k) of the Code (“Seller 401(k) Plan”) shall be fully vested as of the Closing Date and the Seller shall take any actions necessary to ensure that such account balances are distributable from the Seller 401(k) Plan on and after the Closing Date.

10.	MISCELLANEOUS.

10.1 No Implied Representations. The Parties acknowledge that, except as expressly set forth in Sections 2 and 3 and in the Ancillary Agreements, neither Party has made or is making any representations or warranties whatsoever to the other, implied or otherwise.

10.2 Further Actions.

(a) From and after the Closing Date, each party hereto shall cooperate (and shall cause its Affiliates to cooperate) with the other party, and shall cause to be executed and delivered such documents and cause such other actions to be taken as the other party may reasonably request, for the purpose of evidencing and consummating the Transactions.

(b) The Purchaser: (i) acknowledges that certain of the Transferred Assets may inadvertently include or have incorporated into them certain other assets that are not part of the Transferred Assets (such as, by way of example only, information or software retained on a computer hard drive); (ii) agrees to promptly convey such other assets to the Seller, or dispose of such other assets, each in the manner reasonably requested by the Seller (provided that the Purchaser and the Seller shall jointly share any out-of-pocket costs or expenses associated with the foregoing); and (iii) agrees that, without the prior written consent of the Seller, neither it nor any of its Affiliates will use any of such other assets in any way whatsoever or disclose any information contained in such other assets or use such other assets for the benefit of the Purchaser or its Affiliates or any other third party (other than the Seller and its Affiliates).

(c) The Seller: (i) acknowledges that certain Transferred Assets may inadvertently not be transferred and delivered as of the Closing Date; (ii) agrees to promptly convey such assets to the Purchaser in the manner reasonably requested by the Purchaser (provided that the Purchaser and the Seller shall jointly share any out-of-pocket costs or expenses associated with the foregoing); and (iii) agrees that, without the prior written consent of the Purchaser, neither it nor any of its Affiliates will use any of such assets in any way whatsoever or disclose any information contained in such assets or use such assets for the benefit of the Seller or its Affiliates or any other third party (other than the Purchaser and its Affiliates).

(d) The Seller shall use its reasonable efforts to obtain all Seller Required Approvals not obtained on or before the Closing Date as promptly as practicable after the Closing Date; provided, however, that none of the Seller or the Purchaser nor any of their respective Affiliates shall be required to pay any consideration to obtain any Seller Required Approvals other than, in the case of any Seller Required Approval that is a consent relating to a contract, any de minimis fees, expenses or other consideration or other fees or expenses required to be paid pursuant to the express provisions of such contract, which consideration, fees or expenses shall be paid by the Seller.

(e) The Seller shall use its reasonable efforts to, at the Purchaser’s request and sole expense, assist the Purchaser in curing any defects in title for any of the Transferred Patents or Other Transferred Patents.

10.3 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial By Jury. THE CORPORATE LAWS OF THE STATE OF DELAWARE SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. THE COMPANY AND THE INVESTOR HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN ORANGE COUNTY, CALIFORNIA OR SANTA CLARA COUNTY, CALIFORNIA (AS MUTUALLY AGREED BY THE PARTIES) FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR ANY INVESTOR HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR THE INVESTOR, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS) AND SUCH PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. Notwithstanding anything to the contrary herein, neither Party may commence any action or proceedings (other than temporary injunction) in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements unless such Party has used reasonable commercial efforts to negotiate and resolve the dispute with the other Party for 30 days. Each Party agrees that it will negotiate in good faith with the other Party through officers ranked Vice President or higher during such 30-day period in an effort to resolve any such dispute.

10.4 Notices. Any notice or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, certified mail, return receipt requested, by courier or express delivery service or by facsimile) to the Person at the address, or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Party):

if to the Purchaser:

Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, CA 94538

Attention: Mike Gulett, Chief Executive Officer

Facsimile: (408) 317-0454

with copies to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert T. Ishii

Facsimile No.: (415) 947-2099

and:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Christopher L. Kaufman

                  Michelle Bushore

Facsimile: (650) 463-2600

if to the Seller:

Conexant Systems, Inc.

4000 MacArthur Blvd. M/S E01-339

Newport Beach, CA 92660

Attention: General Counsel

Facsimile: (949) 483-5536

with a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive

Newport Beach, CA 92660

Attention: J. Jay Herron

                  Andor D. Terner

Facsimile: (949) 823-6994

10.5 Public Announcements. Notwithstanding anything to the contrary contained herein, except as may be required by any Legal Requirement, each Party shall provide each other with a reasonable opportunity to review and to comment upon, and each Party shall specifically approve in advance, any press release or other public statement or filing relating to this Agreement or any of the Transactions.

10.6 Fees and Expenses. Except to the extent specifically provided otherwise herein, each Party hereto shall bear and pay all fees, costs and expenses that have been incurred or that will be incurred in the future by such party in connection with: (i) the negotiation, preparation and review of the Transactional Agreements and any other document and certificate related thereto; (ii) the preparation and submission of any filing or notice required be made or given by such party in connection with any of the Transactions; and (iii) the consummation and performance of the Transactions; provided, that the Parties shall share equally in the filing fee for any notification and Report Forms required to be filed with the Federal Trade Commission and Department of Justice under the HSR Act pursuant to this Agreement.

10.7 Books and Records. To the extent that any portion of the Books and Records is, at the Closing Date held by the Seller but physical possession of such Books and Records is not transferred on the Closing Date, the Seller shall be obligated to deliver that portion of the Books and Records only upon the request of the Purchaser, provided that the Seller will cooperate reasonably with the Purchaser at the Purchaser’s request to identify any such Books and Records held by the Seller. The Seller shall be entitled to retain copies of the Books and Records in its possession in accordance with its existing document retention policy for administrative, non-business purposes only; provided that such Books and Records shall be used solely for such purposes and shall be kept strictly confidential and not disclosed to any other person, except as may be required by Legal Requirement. The Seller shall not be obligated to retain such Books and Records beyond the period specified in the Seller’s existing document retention policies. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.

The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

10.8 Nonsolicitation and Non-Competition.

(a) During the period beginning upon the Closing and ending on the second anniversary of the Closing (the “No-Hire Period”) the Parties shall not, and shall ensure that their respective Affiliates do not, without the prior written consent of the other Party, directly or indirectly hire (including by contracting through an independent contractor, consultant or other third party) any Restricted Employee. During the period beginning upon the Closing and ending on the second anniversary of the Closing (the “Non-Solicitation Period”) the Parties shall not, and shall ensure that their respective Affiliates do not, without the prior written consent of the other Party, directly or indirectly solicit for employment (including by contracting through an independent contractor, consultant or other third party) any Restricted Employee of the other Party. “Restricted Employee” shall mean, in the case of the employees of the Purchaser, any Hired Employee, and, in the case of the employees of the Seller, any person who is an employee of the Seller immediately prior to the Closing Date and who has been actively involved in the Transactions (but is not a Hired Employee) or any individual that is identified on Schedule 10.8(a). Notwithstanding the foregoing provisions of this Section 10.8, such provisions will not prevent either Party from (i) causing to be placed any general advertisement or similar notice that is not targeted specifically at employees of the other Party or its Affiliates, or (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on behalf of such Party, which firm or organization may solicit employees of the other Party, as long as such recruiting firm or organization is not instructed to target any employees of the other Party or its Affiliates.

(b) The Seller agrees that for the period commencing on the Closing Date and expiring on the third anniversary of the Closing Date neither it nor any of its Affiliates shall, directly or indirectly, alone or with others, as stockholders or otherwise, invest in, contribute capital to, raise capital for or participate in the business or management of any business anywhere in the world that engages in the design, development, marketing, sale, offer for sale, use, importation or distribution of products that are designed to originate, transmit or receive information using DSL Technologies (as defined in the IP License Agreement), PON Technologies (as defined in the IP License Agreement) or Prohibited IAD Technologies (as defined in the IP License Agreement) (such products, “Restricted Products”); provided, however, that this Section 10.8(b) shall not preclude the Seller or any of its Subsidiaries from (x) being acquired by means of any business combination (including an asset purchase, merger or consolidation) by any Person; (y) engaging in any merger, consolidation or any other business combination with any Person not subject to clause (x) if the stockholders of the Seller or any Subsidiary immediately prior to consummation of such transaction will own 50% or less of the outstanding voting securities of the resulting or surviving entity (or parent thereof); or (z) engaging in a Competing Business or competing with the Business as a result of any transaction contemplated by clauses (x) or (y) to the extent that the Person acquiring the Seller engaged in such Competing Business prior to the commencement of such transaction; provided that such Person shall not utilize any assets or rights (including rights under the IP License Agreement) acquired from the Seller or its Subsidiaries (whether by merger, asset purchase, consolidation or other business combination) in any respect to engage in a Competing Business on or before the third anniversary of the Closing Date.

10.9 Assignment. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other Party; provided, however, that the Seller may, prior to the Closing, assign to any Person its right to receive all or any portion of the cash payment to be made by the Purchaser at the Closing, and that, subject to Section 1.15, the Purchaser may assign any and all of its rights under this Agreement or any other Transaction Agreement to one or more of its subsidiaries (but no such assignment shall relieve the Purchaser of any of its obligations hereunder).

10.10 Parties in Interest. Nothing in this Agreement express or implied is intended to provide any rights or remedies to any employee of the Seller or to any other Person other than the Parties, Indemnified Parties and their respective successors, legal representatives and permitted assigns.

10.11 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

10.12 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto), the Confidentiality Agreement (which remains in full force and effect) and the Ancillary Agreements set forth the entire understanding of the Parties and supersede all prior agreements and understandings, oral or written, between the Parties relating to the subject matter hereof and thereof. In the event of any conflict or inconsistency between the terms of this Agreement and any Ancillary Agreement, the terms of this Agreement shall govern.

10.13 Waiver. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof. No single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

10.14 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Parties.

10.15 Bulk Sales. The Seller and the Purchaser agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

10.16 Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same Agreement.

10.17 Interpretation of Agreement.

(a) Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

(b) Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words “without limitation.”

(d) Unless the context otherwise requires, references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of and Schedules and Exhibits to this Agreement.

(e) Any definition of or reference to any law, act, agreement, instrument or other document herein shall be construed as referring to such law, act, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified.

(f) Any definition of or reference to any law, statute or treaty shall be construed as referring to any successor law, statute or treaty and to any rules and regulations promulgated thereunder.

(g) The table of contents of this Agreement and the bold-faced headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

10.18 Certain Definitions.

For purposes of this Agreement, the term:

“Accounts Receivable” shall mean all trade accounts and notes receivable and other miscellaneous receivables of the Business as of the Closing Date arising out of the sale or other disposition of goods or services of the Business.

“Affected Foreign National Employees” shall have the meaning set forth in Section 9.3.

“Affiliate” shall mean, with respect to any Person, any other Person that as of the date of the Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Agreement” shall mean this Asset Purchase Agreement, including the Schedules, the Seller Disclosure Schedules and the Purchaser Disclosure Schedules.

“Allocation” shall have the meaning set forth in Section 1.9.

“Allocation Arbiter” shall have the meaning set forth in Section 1.9.

“Ancillary Agreements” shall have the meaning set forth in Section 1.10.

“Antitrust Laws” shall have the meaning set forth in Section 4.3(a).

“Asset Allocation Statement” shall have the meaning set forth in Section 1.9.

“Assignment and Assumption Agreements” shall have the meaning set forth in the Recitals.

“Assumed Liabilities” shall have the meaning set forth in Section 1.6(a).

“Base Inventory Value” shall mean $14,000,000, net of excess and obsolete inventory reserves (determined in accordance with GAAP consistently applied with the Seller’s past practices).

“Books and Records” shall mean all (i) books, records (including customer, supplier, and purchasing records), lists (including customer, supplier and distributor lists), financial data, files, reports, plans, records and manuals primarily related to the Seller Products or used primarily in the Business, (ii) product, business and marketing plans and promotional literature primarily related to the Seller Products and (iii) all product and design manuals, plans, drawings, technical manuals, operating records and all other work product (in any media) primarily for the Seller Products but excluding (A) any information or records relating to the Seller’s employees, and (B) any such items to the extent (x) they are included in or primarily related to any Excluded Assets or Excluded Liabilities or (y) any Legal Requirement prohibits their transfer.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in San Francisco are authorized or obligated by Legal Requirement or executive order to close. Any other reference to a “day” herein shall mean a calendar day.

“Cash Closing Payment” shall have the meaning set forth in Section 1.3(a).

“Channel Inventory” shall have the meaning set forth in Section 1.4(e).

“Chosen Courts” shall have the meaning set forth in Section 10.3.

“Claim” shall mean all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, unsuspected or undisclosed claim; and (ii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

“Claim Notice” shall have the meaning set forth in Section 8.4(a).

“Closing” shall have the meaning set forth in Section 1.11.

“Closing Date” shall have the meaning set forth in Section 1.11.

“Closing Inventory Value” shall have the meaning set forth in Section 1.4(a).

“COBRA” shall have the meaning set forth in Section 2.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Business” shall mean any business anywhere in the world that engages in the design, development, marketing, sale, offer for sale, use, importation or distribution of the Restricted Products.

“Confidentiality Agreement” shall mean the Mutual Confidentiality Agreement between the Parties dated as of July 22, 2008.

“Consent” shall mean any consent, approval or waiver.

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property.”

“CPA Firm” shall mean KPMG LLP or such other firm of independent certified public accountants not otherwise currently or during the past three years providing services to the Seller or the Purchaser as to which the Seller and the Purchaser shall mutually agree.

“Deductible” shall have the meaning set forth in Section 8.2(b).

“DGCL” shall mean the Delaware General Corporation Law.

“Direct Claim” shall have the meaning set forth in Section 8.5.

“DSL Products” shall mean those products sold by the Seller or included in the Seller’s product roadmap as of the date of this Agreement that are designed to originate, transmit, or receive information using DSL Technologies (as defined in the IP License Agreement) or PON Technologies (as defined in the IP License Agreement) or that are Prohibited IAD Technologies (as defined in the IP License Agreement).

“Employee Offer Letter” shall mean the employment offer letter entered into between the Purchaser and the Key Employee, dated the date hereof, but effective on the Closing Date, a copy of which has been provided to the Seller.

“Employment Loss” shall mean “employment loss” as defined in the WARN Act.

“Encumbrances” shall mean lien, pledge, charge, encumbrance, security interest, option, mortgage, easement, or other restriction or third party right of any kind, including any right of first refusal.

“ERISA” shall have the meaning set forth in Section 2.8(a).

“ERISA Affiliate” shall have the meaning set forth in Section 2.8(b).

“Escrow Agent” shall have the meaning set forth in Section 1.3(b).

“Escrow Agreement” shall have the meaning set forth in Section 1.5(a).

“Escrow Amount” shall have the meaning set forth in Section 1.3(b).

“Escrow Fund” shall have the meaning set forth in Section 1.5(a).

“Exchange Rate” shall mean, with respect to a particular currency for a particular day, the rate of exchange quoted by the New York edition of The New York Times on the date of determination as applicable to trading among banks at 4:00 p.m. (New York time) on such day (or at such other time on such date as is specified in The New York Times) in New York foreign exchange markets for such other currency.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Liabilities” shall mean all Liabilities of the Seller or any of its Affiliates or related to the Business or the Transferred Assets other than the Assumed Liabilities, including (i) any Liabilities with respect to the Seller’s leases for its facilities listed on Schedule 10.18(a); (ii) any Liabilities, including Liabilities for refunds, rebates, rights of return or similar obligations, with respect to any Seller Products sold prior to the Closing Date; (iii) any Liabilities (excluding in each instance in this clause (iii), Vacation Accrual and Severance Costs) of the Seller as an employer related to the employee rights, compensation and benefits, including any Liability to or in respect of any employees or former employees of the Seller or its Affiliates, including (A) any claim or demand of a current or former employee relating to or arising as a result of employment, termination thereof, or an employment agreement, whether or not written, between the Seller or its Affiliates and any Person, including, for this purpose, with respect to any Person claiming entitlements or benefits on the basis of a claimed employer-employee relationship between the Seller and such Person, (B) any Liability under any Seller Plan at any time maintained, contributed to or required to be contributed to by or with respect to the Seller or its Affiliates or under which the Seller or its Affiliates may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liabilities with respect to the Seller’s or its Affiliates’ withdrawal or partial withdrawal from or termination of any the Seller Plan, (C) any Liability under COBRA, (D) any Liability of the Seller or its Affiliates under the WARN Act, and any similar state, local U.S. or non-U.S. law or regulation, (E) any Liability of the Seller or its Affiliates for payroll obligations and/or mandatory or customary payment and/or expense accounts and/or benefit and/or entitlement for employees of the Seller or its Affiliates, and (F) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal, state or non-U.S. employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred exclusively on or prior to the Closing Date; (iv) other than Vacation Accrual, any Liabilities with respect to Non-Transferring Employees, any Remaining Employees (other than for Severance Costs for such employees which are to be reimbursed by the Purchaser in accordance with Section 9.1(f)), and any of the

Seller’s employees that are not Specified Employees; (v) with respect to the Non-Transferring Employees and the Remaining Employees, any “relevant transfer” liability as defined under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) or any other liability under TUPE and any similar state, local, non-U.S. law or regulation other than for Severance Costs for such employees (which are to be reimbursed by the Purchaser in accordance with Section 9.1(f)); (vi) any Liabilities for Intellectual Property infringement or misappropriation or unpaid royalty payments with respect to activities conducted by the Seller prior to the Closing Date, including any Seller Products sold prior to the Closing Date, but excluding any Liabilities for Intellectual Property infringement or misappropriation or unpaid royalty payments attributable to the Seller’s sale of the Transferred Inventory to the Purchaser or the Purchaser’s subsequent sale of such Transferred Inventory (“Pre-Closing Infringement”); and (vii) the Proportionate Share (as defined below) of any and all costs and expenses arising from the defense or settlement of any claim that asserts any Pre-Closing Infringement (“Pre-Closing Infringement Claim”), even if such claim also asserts Patent infringement described in Section 1.6(a)(viii), provided that damages awarded (including lump sum awards or agreements to pay royalties) pursuant to such claim that are attributable to Patent infringement described in Section 1.6(a)(viii), along with the remainder (after deducting the Proportionate Share) of any and all costs and expenses arising from the defense or settlement of any Pre-Closing Infringement Claim shall be paid by Purchaser as an Assumed Liability. The term “Proportionate Share” means the percentage of the costs and expenses arising from the defense or settlement of a Pre-Closing Infringement Claim that is equal to the percentage of the damages awarded or amounts agreed to (including lump sum awards or agreements to pay royalties) in a settlement in connection with such Pre-Closing Infringement Claim that are attributable to Pre-Closing Infringement (e.g., if the damages arising from a Pre-Closing Infringement Claim are $100 and $60 of that amount is attributable to Pre-Closing Infringement, the Proportionate Share shall be 60%).

“Final Inventory Value” shall have the meaning set forth in Section 1.4(e).

“Financial Information” shall have the meaning forth in Section 2.3.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals related to the Business and issued by or obtained from a Governmental Entity.

“Governmental Entity” shall mean any United States (federal, state or local) or foreign government, any governmental body, agency, authority, instrumentality, subdivision, court, or commission, or any other governmental authority or instrumentality, or any quasi-government or private body exercising an regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hired Employees” shall have the meaning set forth in Section 9.1(a).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder.

“Import Duties” shall mean any import duties imposed by a Governmental Entity on the sale of the Transferred Assets in the relevant jurisdiction from the Seller to the Purchaser.

“Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Indenture” shall have the meaning set forth in Section 2.24(a).

“Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) all patents, registrations and patent applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets, confidential information and know-how, including inventions and discoveries (as well as invention disclosures therefor), whether patentable or not, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), including mask rights and computer software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) any other intellectual property or proprietary rights.

“Intellectual Property Assignment Agreements” shall have the meaning set forth in the Recitals.

“Intellectual Property Rights” shall mean all rights of the following types, which exist under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, Copyrights, moral rights, and mask work rights; (ii) Trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) Patents and industrial property rights; (v) other proprietary rights in intellectual property of every kind and nature; and (vi) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(v)” above.

“Intracompany Receivables” shall mean all account, note or loan receivables recorded on the books of the Seller for goods or services sold or provided by the Business to the Seller or advances (cash or otherwise) or any other extensions of credit made by the Business to the Seller or any Subsidiary.

“Inventory” shall mean all inventory primarily used in connection with the Business, wherever located, including all finished goods whether held at any location or facility of the Seller or any of its Affiliates or in transit to the Seller or any of its Affiliates, in each case as of the Closing Date, except to the extent included in Excluded Assets.

“IP Contracts” shall have the meaning set forth in Section 2.4(b).

“IP License Agreement” shall have the meaning set forth in the Recitals.

“Key Employee” shall mean the individual listed on Schedule A.

“LCA” shall have the meaning set forth in Section 9.3.

“Legal Requirement” shall mean any law, rule, regulation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Non-Patent IP” shall have the meaning set forth in the IP License Agreement.

“Licensed Patents” shall have the meaning set forth in the IP License Agreement.

“Limited License” shall have the meaning set forth in Section 2.4(l).

“Local Purchase Agreements” shall mean one or more agreements in the forms mutually agreed by the Parties, each acting in good faith, each of which will be between the Seller or a Seller Affiliate on the one hand and the Purchaser or an Affiliate of the Purchaser on the other hand, for the purchase and sale of a portion of the Transferred Assets under the laws and practice of a local jurisdiction, to the extent reasonably requested by the Purchaser or the Seller, which shall be subject to the terms and conditions of this Agreement.

“Loss” or “Losses” shall mean Liabilities, costs, expenses, damages, diminutions in value, claims, interest and penalties (including reasonable attorneys’ and consultants’ fees and expenses and other costs of defending, investigating or settling claims) suffered or incurred by any Person (including in connection with any action brought or otherwise initiated by any Indemnified Party).

“Net Inventory” shall have the meaning set forth in Section 1.4(a).

“No-Hire Period” shall have the meaning set forth in Section 10.8(a).

“Noida Accrued Vacation” shall have the meaning set forth in Section 9.1(b).

“Non-Basketed Losses” shall have the meaning set forth in Section 8.2(b).

“Non-Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals other than Governmental Authorizations that are (i) held by the Seller or any of its Affiliates and (ii) related to the Business.

“Non-Solicitation Period” shall have the meaning set forth in Section 10.8(a).

“Non-Transferred Inbound IP Licenses” shall have the meaning set forth in Section 2.4(b).

“Non-Transferring Employee” shall have the meaning set forth in Section 9.1(d).

“Notice Period” shall have the meaning set forth in Section 8.4(a).

“Offer Letter” shall have the meaning set forth in Section 9.1(a).

“Open Incoming POs” shall mean all purchase orders, release orders and similar agreements regarding the Seller Products from customers and distributors, governed by the Seller’s standard terms and conditions as made available to the Purchaser on or before the date hereof, to the extent that the Seller Products have not been shipped to such customers or distributors on or prior to the Closing Date.

“Open Outgoing POs” shall mean all purchase orders, release orders and similar agreements with the Seller’s manufacturers, suppliers and other vendors with respect to the Business, governed by the Seller’s standard terms and conditions as made available to the Purchaser on or before the date hereof, to the extent that the applicable product or service has not been delivered or rendered to the Seller on or prior to the Closing Date.

“Outbound IP Licenses” shall have the meaning set forth in Section 2.4(a).

“Parties” shall have the meaning set forth in the Preamble.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property.”

“Permitted Encumbrances” shall mean (i) Encumbrances specifically described in Section 10.18(a) of the Seller Disclosure Schedules; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of Business and which would not impair the operation of the Business; (iii) liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings; (iv) Encumbrances arising under the Transferred Contracts; (v) with respect to leased real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey or physical inspection and (C) zoning, building, subdivision or other similar requirements or restrictions; (vi) Encumbrances incurred in the ordinary course of business since October 3, 2008; and (vii) Encumbrances that would not materially impair the conduct of the Business, or the use or value of the relevant Transferred Asset.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society or Governmental Entity.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

For an asset to be deemed to be “primarily” related to, used or held for use by the Business, 80% or more of its usage must be for the benefit of the Business.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Prohibited Transaction” shall have the meaning set forth in Section 4.6(a).

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” shall have the meaning set forth in Section 1.3(b).

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Closing Certificate” shall have the meaning set forth in Section 6.8.

“Purchaser Disclosure Schedules” shall have the meaning set forth in Section 3.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Purchaser Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse changes and effects, would or would reasonably be expected to prevent or delay for more than ten (10) weeks the Purchaser’s consummation of the transactions contemplated hereby or under the Securities Purchase Agreement.

“Purchaser’s Calculation” shall have the meaning set forth in Section 1.4(a).

“Registered IP” shall mean all of the following rights included within the Transferred IP: (i) all issued patents and filed patent applications; (ii) all registered copyrights; and (iii) all registered trademarks.

“Remaining Employees” shall mean the Specified Employees to whom the Purchaser will not extend an offer of employment, who shall be listed on Schedule 10.18(b) which will be delivered by the Purchaser to the Seller thirty (30) days prior to the Closing.

“Required Financial Statements” shall have the meaning set forth in Section 4.11.

“Restricted Employee” shall have the meaning set forth in Section 10.8(a).

“Restricted Products” shall have the meaning set forth in Section 10.8(b).

“Retention Plan” shall have the meaning set forth in Section 4.15.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated the date hereof, between the Purchaser and TWVC.

“Seller” shall have the meaning set forth in the Preamble.

“Seller 401(k) Plan” shall have the meaning set forth in Section 9.9.

“Seller Affiliate” shall have the meaning set forth in Section 2.1.

“Seller Closing Certificate” shall have the meaning set forth in Section 5.9.

“Seller Disclosure Schedules” shall have the meaning set forth in Section 2.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3(a).

“Seller’s Knowledge” or any similar phrase means the collective knowledge, after due and reasonable investigation, of the officers of the Seller and those other individuals listed on Schedule 10.18(c).

“Seller Material Adverse Effect” shall mean any result, occurrence, change, event, circumstance, fact or effect (each, an “Effect”) that, individually or in the aggregate with any such other Effects (regardless of whether or not such Effect constitutes a breach of the representations and warranties made by the Seller in this Agreement), is or is reasonably likely to be materially adverse to the Business or Transferred Assets (taken as a whole), provided, that in determining whether a Seller Material Adverse Effect has occurred, there shall be excluded any Effect on the Business or Transferred Assets relating to or arising in connection with (a) changes in Legal Requirements or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board (provided that such conditions do not have a materially disproportionate impact on the Transferred Assets or Business), (b) the declaration by the United States of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism) (provided that such conditions do not have a materially disproportionate impact on the Transferred Assets or Business), (c) general business or economic conditions (provided that such conditions do not have a materially disproportionate impact on the Transferred Assets or Business), (d) conditions generally affecting the industry in which the Business operates (provided that such conditions do not have a materially disproportionate impact on the Transferred Assets or Business), (e) the announcement or pendency of the transactions contemplated by any of the Transactional Agreements, (f) the occurrence, announcement or pendency of the transactions contemplated by any of the Transaction Documents (as such term is defined in the Securities Purchase Agreement), (g) any failure by Seller to meet any internal projections or analyst estimates (but not the underlying reasons for the failure to meet any internal projections or analyst estimates), and (h) any action taken by the Seller at the written request of the Purchaser or that the Purchaser consents to in writing.

“Seller Plan” shall have the meaning set forth in Section 2.8(a).

“Seller Product” shall mean any product designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Business.

“Seller Required Approvals” shall have the meaning set forth in Section 2.12.

“Seller’s Objection” shall have the meaning set forth in Section 1.4(b).

“Severance Costs” shall have the meaning set forth in Section 9.1(f).

“Specified Employees” shall mean: (i) the employees of the Seller (or an Affiliate of the Seller) identified on Schedule 10.18(d) who serve the Business and who remain employees of the Seller (or an Affiliate of the Seller) immediately prior to the Closing; (ii) certain employees of the Seller (other than the Restricted Employees of the Seller) who (A) perform selling, general or administrative functions for the Business, (B) were included in a list of employees performing such functions previously provided by the Seller to the Purchaser for the purpose of potential designation by the Purchaser of such employees as “Specified Employees”, and (C) who remain employees of the Seller (or an Affiliate of the Seller) immediately prior to the Closing, who shall be listed on Schedule 10.18(e) which will be delivered by the Purchaser to the Seller no later than thirty (30) days prior to the Closing, and (iii) each additional employee hired by the Seller (or an Affiliate of the Seller) after the date of this Agreement either (A) to replace an employee identified on Schedule 10.18(d) or (B) in the ordinary course of business consistent with past practices to primarily serve the Business in any place, provided that in the case of any such additional employee hired pursuant to either (A) or (B) the Purchaser has consented to the addition of such employee as a Specified Employee and such employee remains an employee of the Seller (or an Affiliate of the Seller) immediately prior to the Closing. The Seller shall provide the Purchaser, at least two (2) Business Days prior to Closing, with an updated list of the Specified Employees.

“Straddle Periods” shall mean any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means any Person (i) whose securities or other ownership interests having by their terms the power to elect a majority of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by the Seller and/or one or more Subsidiaries, or (ii) whose business and policies the Seller and/or one or more Subsidiaries have the power to direct.

“Superior Proposal” means an unsolicited bona fide Takeover Proposal that the Board of Directors of the Seller has determined in its good faith judgment, after taking into account all legal, financial and regulatory aspects of such Takeover Proposal (including the likelihood of consummation) and the Person making such Takeover Proposal, would result in a transaction more favorable to the Seller’s shareholders from a financial point of view than the transaction contemplated by this Agreement.

“Survival Period” shall have the meaning set forth in Section 8.1.

“Takeover Proposal” means any proposal or offer from any Person (other than the Purchaser) providing for any: (i) acquisition (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of the Seller; (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of more than 50% of the voting power of the Seller; (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning at least 50% of the voting power of the Seller; or (iv) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Seller; in each case, which is contingent on the termination of this Agreement.

“Tax Returns” means all reports and returns required to be filed with respect to Taxes, including elections, declarations, disclosures, schedules, estimates and information returns.

“Taxes” means all federal, state, local and foreign taxes and fees, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, registration, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto or with respect to failure to duly file, when due, any Tax Return, and any interest in respect of such additions or penalties, whether disputed or not.

“Termination Date” shall have the meaning set forth in Section 7.1(b).

“Third Party Claim” shall have the meaning set forth in Section 8.4(a).

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transactional Agreements” shall mean: (i) the Agreement; (ii) each of the Ancillary Agreements; and (iii) all bills of sale, assignments, business transfer agreements and other agreements delivered or to be delivered in connection with the transactions contemplated by the Agreement.

“Transactions” shall mean: (i) the execution and delivery of the respective Transactional Agreements; and (ii) all of the transactions contemplated by the respective Transactional Agreements, including: (A) the sale of the Transferred Assets by the Seller to the Purchaser in accordance with the Agreement; (B) the assumption of the Assumed Liabilities by the Purchaser in accordance with the Agreement; and (C) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.

“Transfer Taxes” shall have the meaning set forth in Section 1.8(a).

“Transferred Assets” shall have the meaning set forth in Section 1.1.

“Transferred Contracts” shall have the meaning set forth in Section 1.1(d).

“Transferred Fixed Assets” shall have the meaning set forth in Section 1.1(e).

“Transferred Inbound IP Licenses” shall have the meaning set forth in Section 2.4(b).

“Transferred Inventory” shall have the meaning set forth in Section 1.1(c).

“Transferred IP” or “Transferred Intellectual Property” shall mean, collectively, the Transferred Patents and the Transferred Non-Patent IP.

“Transferred Non-Patent IP” shall have the meaning set forth in Section 1.1(b).

“Transferred Patents” shall have the meaning set forth in Section 1.1(a).

“Transition Services Agreement” shall mean an agreement by and between the Seller and the Purchaser in substantially the form of Exhibit E, with Schedules A and B to such agreement to be mutually agreed by the Parties prior to the Closing, each acting in good faith.

“Trustee” shall have the meaning set forth in Section 2.24.

“TWVC” shall mean Tallwood III, L.P., a Delaware limited partnership, Tallwood III Partners, L.P., a Delaware limited partnership, Tallwood III Associates, L.P., a Delaware limited partnership, and Tallwood III Annex, L.P., a Delaware limited partnership.

“USCIS” shall have the meaning set forth in Section 9.3.

“Vacation Accrual” shall have the meaning set forth in Section 1.6(a).

“VAT” shall mean value added taxes.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended, and any similar Legal Requirement under state or local law.

The Parties have caused this Agreement to be executed as of the date first written above.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Michael Gulett
Name:	Michael Gulett
Title:	President and Chief Executive Officer

CONEXANT SYSTEMS, INC.

By:	/s/ Scott Mercer
Name:	Scott Mercer
Title:	CEO

Annex VII

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

IKANOS COMMUNICATIONS, INC.

Ikanos Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.    The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 9, 2004.

2.    The Certificate of Incorporation of the Corporation was amended and filed with the Secretary of State of the State of Delaware on June 16, 2008 (the “Amended Certificate of Incorporation”).

3.    This Certificate of Amendment to the Amended Certificate of Incorporation (the “Certificate of Amendment”) has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

4.    Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends the provisions of the Corporation’s Amended Certificate of Incorporation as set forth herein.

5.    The first paragraph of Article IV of the Corporation’s Amended Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have the authority to issue is one hundred million (100,000,000) shares, consisting of ninety nine million (99,000,000) shares of Common Stock, par value $0.001 per share, and one million (1,000,000) shares of Preferred Stock, par value $0.001 per share.”

IN WITNESS WHEREOF, this Certificate of Amendment to Amended Certificate of Incorporation, which amends certain provisions of the Amended Certificate of Incorporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its President and Chief Executive Officer this          of [MONTH] 2009.

IKANOS COMMUNICATIONS, INC.

By:
Michael A. Gulett
President and Chief Executive Officer

Annex VIII

745 Seventh Avenue New York, NY 10019 United States

April 21, 2009

Board of Directors

Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, CA 94538

Members of the Board of Directors:

We understand that Ikanos Communications, Inc. (the “Company”) intends to enter into a transaction with Tallwood III, L.P. and certain of its affiliates (collectively, the “Investors”) pursuant to which, among other things, the Company will issue and the Investors will purchase 24,000,000 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), in a private placement of securities, for an aggregate consideration of $42,000,000 (the “Proposed Common Stock Issuance”). We further understand that the Company will issue to the Investors warrants to purchase 7,800,000 shares of Company Common Stock at an exercise price of $1.75 per share (the “Proposed Warrants Issuance,” and together with the Proposed Common Stock Issuance, the “Proposed Issuance”). We further understand that, the Company intends to use the proceeds from the Proposed Issuance to finance a portion of the consideration to be paid in an acquisition (the “Proposed Asset Purchase”) of certain assets relating to the DSL products business of Conexant Systems, Inc. (“Conexant”), the closing of which is conditioned upon the consummation of the Proposed Issuance. The terms and conditions of the Proposed Issuance are set forth in more detail in the draft of the Securities Purchase Agreement dated as of April 19, 2009 between the Company and the Investors (the “Securities Purchase Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the commercial reasonableness of the financial terms of the Proposed Issuance. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Issuance or the Proposed Asset Purchase.

In arriving at our opinion, we reviewed and analyzed: (1) the draft of the Securities Purchase Agreement dated as of April 19, 2009, the draft of the Stockholder Agreement dated as of April 18, 2009 between the Company and the Investors, the draft of the Certificate of Designation of Series A Preferred Stock, par value $0.001 per share, of the Company dated April 18, 2009, the draft of the form of Warrant to Purchase Company Common Stock dated April 4, 2009 (such Stockholder Agreement, Certificate of Designation and Warrant together, the “Ancillary Agreements”), the draft of the Asset Purchase Agreement dated as of April 19, 2009 between the Company and Conexant (the “Asset Purchase Agreement”) and the specific terms of the Proposed Issuance and the Proposed Asset Purchase, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2008, (3) publicly available information concerning Conexant and the Business that we believe relevant to our analysis, including Conexant’s Annual Report on Form 10-K as amended for the fiscal year ended October 3, 2008 and its Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2009, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company on a standalone and combined company basis prepared by management of the Company, (5) financial and operating information with respect to the business, operations and prospects of the Business prepared by Conexant and the Company, including financial projections for the Business for calendar years 2009 and 2010 as prepared by management of Conexant and for calendar year 2011 as prepared by management of the Company, (6) the trading history of the Company Common Stock from April 7, 2008 to April 6, 2009, (7) published estimates of independent research analysts with respect to the financial condition and future financial performance of the Company, (8) a comparison of the historical financial results and present financial condition of the Company on a standalone and combined company basis with those of other companies that we deemed relevant, (9) a comparison of the financial terms of the Proposed Issuance with the financial terms of certain other recent transactions that we deemed relevant, (10) the estimated return to shareholders in a potential liquidation scenario of the Company, (11) the results of the Company’s efforts to solicit indications of interest from third parties with respect to a sale of all or part of the Company, (12) the lack of availability to the Company of alternative financing sources to consummate the Proposed Asset Purchase and (13) the potential pro forma impact of (i) the Proposed Issuance on the capitalization of the Company and (ii) the Proposed Asset Purchase on the expected future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”). Furthermore, we have had discussions with the management of each of the Company and Conexant concerning the business, operations, assets, liabilities, financial condition and prospects of the Company and the Business, respectively, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and the Business, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and Conexant as to the future financial performance of the Company and the Business, respectively, and that the Company and the Business will perform substantially in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that such Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for, and we express no view as to, any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or the Business and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or the Business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Securities Purchase Agreement and the Ancillary Agreements will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Securities Purchase Agreement and the Ancillary Agreements and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Issuance will be obtained within the constraints contemplated by the Securities Purchase Agreement and that the Proposed Issuance will be consummated in accordance with the terms of the Securities Purchase Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Additionally, we assumed for purposes of our opinion that the Proposed Asset Purchase will be consummated in accordance with the terms of the Asset Purchase Agreement. We do not express any opinion as to any tax or other consequences that might result from the Proposed Issuance, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the financial terms of the Proposed Issuance are commercially reasonable to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Issuance and the Proposed Asset Purchase and will receive a fee for our services, which is contingent upon the consummation of the Proposed Issuance and the Proposed Asset Purchase. In addition, the Company has agreed to reimburse our expenses and to indemnify us for certain liabilities that may arise out of our engagement. We may perform from time to time various investment banking and financial services for the Company and Conexant and expect to receive customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities (and any derivatives thereof) of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities (and any derivatives thereof).

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Issuance. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to any matters related to the Proposed Issuance or any other proposed transaction to be consummated in connection therewith, including the Proposed Asset Purchase.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex IX

745 Seventh Avenue New York, NY 10019 United States

April 21, 2009

Board of Directors

Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, CA 94538

Members of the Board of Directors:

We understand that Ikanos Communications, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Asset Purchase”) with Conexant Systems, Inc. (“Conexant”) pursuant to which, among other things, the Company will purchase and assume from Conexant certain assets and liabilities of Conexant relating to the business of designing, developing and selling DSL products (the “Business”) for $54,000,000 in cash. The terms and conditions of the Proposed Asset Purchase are set forth in more detail in the draft of the Asset Purchase Agreement between the Company and Conexant, dated as of April 19, 2009 (the “Asset Purchase Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Proposed Asset Purchase. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Asset Purchase. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Asset Purchase, or any class of such persons, relative to the consideration paid in the Proposed Asset Purchase or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) the draft of the Asset Purchase Agreement, dated as of April 19, 2009, and the specific terms of the Proposed Asset Purchase, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2008, (3) publicly available information concerning Conexant and the Business that we believe relevant to our analysis, including Conexant’s Annual Report on Form 10-K as amended for the fiscal year ended October 3, 2008 and its Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2009, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company on a standalone and combined company basis prepared by management of the Company, (5) financial and operating information with respect to the business, operations and prospects of the Business prepared by Conexant and the Company, including financial projections for the Business for calendar years 2009 and 2010 as prepared by management of Conexant and for calendar year 2011 as prepared by management of the Company, (6) the trading history of the Company’s common stock, par value $0.001 per share, from April 7, 2008 to April 6, 2009, (7) published estimates of independent research analysts with respect to the financial condition and future financial performance of the Company, (8) a comparison of the historical financial results and present financial condition of the Company and the Business with each other and with those of other companies that we deemed relevant, (9) a comparison of the financial terms of the Proposed Asset Purchase with the financial terms of certain other recent transactions that we deemed relevant, (10) the results of the Company’s efforts to solicit indications of interest from third parties with respect to a sale of all or part of the Company and (11) the pro forma impact of the Proposed Asset Purchase on the expected future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”). In addition, we have had discussions with the management of each of the Company and Conexant concerning the business, operations, assets, liabilities, financial condition and prospects of the Company and the Business, respectively, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and the Business, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and Conexant as to the future financial performance of the Company and the Business, respectively, and that the Company and the Business will perform substantially in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that such Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for, and we express no view as to, any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or the Business and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or the Business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Asset Purchase Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Asset Purchase Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Asset Purchase will be obtained within the constraints contemplated by the Asset Purchase Agreement and that the Proposed Asset Purchase will be consummated in accordance with the terms of the Asset Purchase Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Asset Purchase, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company in the Proposed Asset Purchase is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Asset Purchase and the proposed private placement of common stock and warrants of the Company to finance the Proposed Asset Purchase (the “Proposed Issuance”) and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Asset Purchase and Proposed Issuance. In addition, the Company has agreed to reimburse our expenses and to indemnify us for certain liabilities that may arise out of our engagement. We may perform from time to time various investment banking and financial services for the Company and Conexant and expect to receive customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities (and any derivatives thereof) of the Company and Conexant for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities (and any derivatives thereof).

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Asset Purchase. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to any matters related to the Proposed Asset Purchase or any other proposed transaction to be consummated in connection therewith, including the Proposed Issuance.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex X

IKANOS COMMUNICATIONS, INC.

AMENDED AND RESTATED

2004 EQUITY INCENTIVE PLAN

(as amended and restated through July 1, 2009)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and Deferred Stock Units.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation programs under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, or Deferred Stock Units.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Ikanos Communications, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Deferred Stock Unit” means an Award that the Administrator permits to be paid in installments or on a deferred basis pursuant to Sections 4 and 11 of the Plan.

(m) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, or cash, or (ii) the exercise price of an outstanding Award is reduced. The Administrator, in its sole discretion, will determine the terms and conditions of any Exchange Program.

(s) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(t) “Fiscal Year” means the fiscal year of the Company.

(u) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v) “Inside Director” means a Director who is an Employee.

(w) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y) “Option” means a stock option granted pursuant to the Plan.

(z) “Outside Director” means a Director who is not an Employee.

(aa) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb) “Participant” means the holder of an outstanding Award.

(cc) “Performance Goals” will have the meaning set forth in Section 13 of the Plan.

(dd) “Performance Period” means any Fiscal Year or such other period as determined by the Administrator in its sole discretion.

(ee) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ff) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(gg) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(hh) “Plan” means this 2004 Equity Incentive Plan.

(ii) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(jj) “Restricted Stock” means shares of Common Stock issued pursuant to a Restricted Stock award under Section 7 of the Plan or issued pursuant to the early exercise of an Option.

(kk) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ll) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(mm) “Section 16(b)” means Section 16(b) of the Exchange Act.

(nn) “Service Provider” means an Employee, Director or Consultant.

(oo) “Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

(pp) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a SAR.

(qq) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is (i) the number of Shares which have been reserved but not issued under the Company’s 1999 Stock Plan (the “1999 Plan”) as of the Registration Date, (ii) any Shares returned to the 1999 Plan as a result of termination of options or repurchase of Shares issued under such plan on or following the Registration Date, (iii) an annual increase to be added on the first day of the Company’s fiscal year beginning in 2006, equal to the least of (A) 4.4% of the outstanding Shares on such date, (B) 3,000,000 Shares, or (C) an amount determined by the Board, and (iv) 5,500,000 Shares added to the Plan as part of our Special Meeting of Stockholder held on August 21, 2009. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, only Shares actually issued pursuant to an SAR will cease to be available under the Plan; all remaining Shares under SARs will remain available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and/or exercise price of an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 16, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be necessary or desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(v) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it under the Plan. Such delegation may be revoked at any time. The Administrator may not delegate authority with respect to Awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) to reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of Common Stock covered by such Award shall have declined since the date the Award was granted;

(vii) to institute an Exchange Program;

(viii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws (including qualifying for preferred tax treatment under applicable foreign tax laws);

(x) to modify or amend each Award (subject to Section 21(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(xi) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 17;

(xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xiv) to determine whether Awards will be settled in Shares, cash, or in any combination thereof; and

(xv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Deferred Stock Units, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Designation as Incentive Stock Option; $100,000 Limitation. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a)(i), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) Number of Shares. The Administrator will have complete discretion to determine the number of Shares that may be granted pursuant to Options granted to any Service Provider; provided, however, no Service Provider will be granted, in any Fiscal Year, Options covering more than 500,000 Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted Options covering up to an additional 1,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 16. In addition, if an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 16), the cancelled Option will be counted against the numerical share limits set forth above.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

b) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

c) Notwithstanding the foregoing, Incentive Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration, to the extent permitted by Applicable Law, may consist entirely of: (1) cash; (2) check; (3) promissory note; (4) other Shares that meet conditions established by the Administrator to avoid averse accounting consequences (as determined by the Administrator); (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (6) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement; (7) any combination of the foregoing methods of payment; or (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (x) notice of exercise (in such form as the Administrator specify from time to time) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan or the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Shares thereafter available under the Option by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 200,000 Shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service as an Employee, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 300,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units and the form of payout, which, subject to Section 8(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 200,000 Restricted Stock Units. Notwithstanding the limitation in the previous sentence, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 300,000 Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again shall be available for grant under the Plan.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider; provided, however, no Service Provider will be granted, in any Fiscal

Year, SARs covering more than 500,000 Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted SARs covering up to an additional 1,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 16. In addition, if a SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 16), the cancelled SAR will be counted against the numerical share limits set forth above.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan.

(d) Exercise of SARs. SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(e) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(f) Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to SARs.

(g) Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $1,000,000, and (ii) no Participant will receive more than 200,000 Performance Shares. Notwithstanding the foregoing limitation, for Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service, a Service Provider may be granted up to an additional 300,000 Performance Shares and Performance Units having an initial value up to an additional $1,000,000.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals (including solely continued service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Deferred Stock Units. Deferred Stock Units shall consist of a Restricted Stock, Restricted Stock Units, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units may be settled, at the discretion of the Administrator, in cash, Shares, or any combination thereof.

12. Formula Option Grants to Outside Directors. All grants of Options to Outside Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) Type of Option. All Options granted pursuant to this Section will be Nonstatutory Stock Options and, except as otherwise provided herein, will be subject to the other terms and conditions of the Plan.

(b) No Discretion. No person will have any discretion to select which Outside Directors will be granted Options under this Section or to determine the number of Shares to be covered by such Options (except as provided in Sections 12(g) and 16).

(c) First Option. Each person who first becomes an Outside Director following the Registration Date will be automatically granted an Option to purchase 30,000 Shares (the “First Option”) on or about the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director, but who remains a Director, will not receive a First Option.

(d) Subsequent Option. Each Outside Director will be automatically granted an Option to purchase 12,000 Shares (a “Subsequent Option”) on each date of the annual meeting of the stockholders of the Company beginning in 2006, if as of such date, he or she will have served on the Board for at least the preceding six (6) months.

(e) Terms. The terms of each Option granted pursuant to this Section will be as follows:

(i) The term of the Option will be ten (10) years.

(ii) The exercise price per Share will be 100% of the Fair Market Value per Share on the date of grant of the Option.

(iii) Subject to Section 16, the First Option will vest and become exercisable as to 25% of the Shares on the first anniversary of the date of grant and as to 1/48th of the Shares each month thereafter, provided that the Participant continues to serve as a Director through each such date.

(iv) Subject to Section 16, the Subsequent Option will vest and become exercisable as to 1/12th of the shares each month following the date of grant, provided that the Participant continues to serve as a Director through such date.

(f) Exercise of Options. The rules of Sections 6(d) also will apply to Options granted pursuant to this Section 12. To the extent that the Participant was not entitled to exercise an Option on the date of termination, or if he or she does not exercise an Option (to the extent otherwise so entitled) granted pursuant to this Section 12 within the time specified in the applicable Award Agreement, the Option shall terminate.

(g) Adjustments. The Administrator in its discretion may change and otherwise revise the terms of Options granted under this Section 12, including, without limitation, the number of Shares subject thereto, or change the type of Award to be granted under this Section 12, for Options or Awards granted on or after the date the Administrator determines to make any such change or revision.

13. Performance-Based Compensation Under Code Section 162(m).

(a) General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 13 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 13.

(b) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Deferred Stock Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including: (i) cash position, (ii) earnings per Share, (iii) net income, (iv) operating cash flow, (v) operating expenses, (vi) operating income, (vii) product revenues, (viii) profit after-tax, (ix) profit before-tax, (x) return on assets, (xi) return on equity, (xii) return on sales, (xiii) revenue, (xiv) revenue growth, and (xv) total stockholder return. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. With respect to any Award, Performance Goals may be used alone or in combination. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

(c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each

Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

(d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

14. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one (1) day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

15. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

16. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that the Administrator (in its sole discretion) determines an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Shares that may be delivered under the Plan, the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Sections 3, 6, 7, 8, 9, and 10, and the number of Shares issuable pursuant to the formula option grants to Outside Directors under Section 11.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent an Award has not been previously exercised or settled, the Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.

(i) Stock Options and SARS. In the event of a merger or Change in Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which the Award would not otherwise be vested or exercisable. If an Option or SAR is not assumed or substituted in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable, to the extent vested, for a period from the date of such notice as the Administrator may determine, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or Change in Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(ii) Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Deferred Stock Units. In the event of a merger or Change in Control, each outstanding Award of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Deferred Stock Units shall be assumed or an equivalent Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, or Deferred Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Award, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares, Performance Units, Deferred Stock Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. For the purposes of this paragraph, a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, and Deferred Stock Unit award shall be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award (or in the case of Restricted Stock Units and Performance Units, the number of implied Shares determined by dividing the value of the Restricted Stock Units and Performance Units, as applicable, by the per Share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(iii) Outside Director Awards. Notwithstanding any provision of Section 16(c)(i) or 16(c)(ii) to the contrary, with respect to Awards granted to an Outside Director that are assumed or substituted for, if on or following the date of such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquiror), then the Participant will fully vest in and have the right to exercise his or her Options and Stock Appreciation Rights as to all of the Awarded Stock, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units and Deferred Stock Units, as applicable, will lapse, and, with respect to Performance Shares and Performance Units (and related Deferred Stock Units), all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

17. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

18. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

20. Term of Plan. Subject to Section 24 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 21 of the Plan.

21. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise, receipt, or settlement of an Award, the Company may require the person exercising or receiving such Award or settlement to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

24. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Annex XI

SUPPLEMENTAL EXECUTIVE AND DIRECTOR COMPENSATION INFORMATION

Compensation Discussion and Analysis

Overview and Philosophy of the Compensation Program

Our philosophy is to provide compensation to our executive officers in such a manner as to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide incentives for such persons to perform to the best of their abilities for the Company and to promote the success of the Company’s business.

The objectives of our compensation program are as follows:

•	Provide competitive compensation programs that attract, motivate and retain talent at all levels in the Company with the requisite skills for success;

•	Motivate employees to align their individual performance with achievement of the Company’s objectives;

•	Align the financial interests of the Company and employees with our stockholders via equity-based awards; and

•	Create a direct link between the Company performance and individual contribution and awards.

Compensation Committee

The Compensation Committee administers our executive compensation program and is currently comprised of three non-employee, independent members of the board of directors, none of whom has any interlocking relationships as defined by the SEC. The scope of authority of the Committee is to set salaries and bonuses of the executive officers and to award equity grants and other compensation to them as appropriate. The Committee is authorized to review and recommend compensation policies generally, review and approve compensation of our executive officers and administer our stock plans, including review and approval of stock option and restricted stock unit (“RSU”) grants to our executive officers. The Committee and board of directors may periodically review and revise the charter, which is available on our website at http://www.ikanos.com/investor/governance.

The Committee may form and delegate authority to subcommittees when appropriate. In addition to the Compensation Committee, a separate Equity Award Committee, composed of the Chairperson of the Compensation Committee and the Chief Executive Officer, was created by the Board of Directors and is authorized to grant equity based awards, including both RSUs and options to purchase shares of our common stock within fixed guidelines (previously approved by the Board of Directors) to each non-executive employee of the Company.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used by the Company to assist in the evaluation of the compensation of the Chief Executive Officer (“CEO”) or other executive officers and has the sole authority to approve the consultant’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Executive officers’ role in determining executive compensation is limited to recommendations made by our CEO to the Committee when they make compensation decisions. From time to time, our CEO and General Counsel/Vice President of Human Resources attend Compensation Committee meetings.

Executive Compensation Components

The primary components of our executive compensation program are salary, bonus, commissions for sales executives, equity incentives, change-in-control and severance packages and relocation benefits. Various components of the compensation programs are designed to drive our short-term and long-term strategic goals and values and to reward contributions toward these goals. Short term compensation is mainly comprised of salary, cash bonuses and sales commissions. Long-term compensation is comprised mainly of equity incentives.

The Committee’s general philosophy of executive compensation is to make executive salaries, bonuses and equity grants competitive with other similar companies in our industry. In February 2008, the Committee retained Pragmatic Human Resource Solutions (“PHRS”), an independent human resources consulting firm, to advise the Committee on executive compensation practices among other similarly-sized companies in the semiconductor industry. The criteria we used to identify similar companies were semiconductor companies with annual revenue less than $200 million. The Committee was also provided with, and relied upon, data taken from the 2007 Radford Executive Survey and advice received from PHRS to set the target range for executives’ salaries as well as the other elements of total compensation to be within the 50th to 75th percentile for similarly-sized semiconductor companies. The Company applied this philosophy consistently for new executives hired during 2008, including the Senior Vice President of Engineering and the Company’s current Chief Executive Officer.

Each executive officer’s compensation package for 2008 consisted of the following elements: (i) base salary, (ii) potential cash bonus based upon the Company’s attainment of pre-established financial objectives and attainment of pre-established individual performance objectives, (iii) eligibility for long-term, stock-based incentive awards designed to align and strengthen the mutuality of interests between our executive officers and our stockholders, (iv) change-in-control agreements and (v) other benefits.

Salary

The base salaries of our executive officers are, in general, established on the basis of skills, accomplishments, the scope of the job and prevailing market conditions. The salary for each executive officer is determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in technology-based companies of reasonably similar size. The Compensation Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility.

The Compensation Committee reviewed publically available data for comparable companies within the semiconductor industry and the 2007 Radford Executive Survey in assessing the competitiveness of our programs and establishing pay levels.

Based on this review done in April 2008, the Compensation Committee approved executive salary raises of between 5% and 21% as compared to 2007 salaries mainly related to increases in inflation and the consumer price index (“CPI”). In the case of our Chief Financial Officer, his salary had not been adjusted when he was promoted to that position in October 2006. The Committee also concluded that his salary should be adjusted to reflect his demonstrated abilities and accomplishments as the Company’s senior financial executive. Accordingly, Mr. Sindelar’s annual salary was increased 21% from $195,000 to $235,000.

Salary for the Chief Executive Officer

Michael Gulett, our current Chief Executive Officer, assumed that position on July 22, 2008. The Compensation Committee was authorized by the full Board of Directors to negotiate the terms of his employment with him at that time. The Committee recognized the benefits of being able to hire an executive with significant industry experience, had been a director of the Company for over five years, and therefore was already familiar with the Company’s business without having to engage in a lengthy search and without incurring an executive search firm placement fee. After reviewing salary data for comparably-sized semiconductor companies in the San Francisco Bay Area, and as a result of negotiations with Mr. Gulett, the Committee set his annual base salary at $400,000. This salary falls within the range of 60-70th percentile of CEO salaries among comparable companies included in the Radford survey.

Bonus Plan for the Chief Executive Officer

Michael Ricci, our Chief Executive Officer from June 2007 until July 2008, was entitled to receive a bonus under the 2008 Bonus Program in an amount up to 87% of his base salary for fiscal year 2008 based on meeting certain personal and company goals agreed upon by Mr. Ricci and the Board of Directors. Because Mr. Ricci was not at the Company at the end of the year, he did not receive a bonus under the 2008 Bonus Program. A summary of payments made to Mr. Ricci in 2008 under the terms of his separation agreement with the Company are set forth in note 8 to the Summary Compensation Table.

The Compensation Committee reviewed data previously obtained from PHRS and from Radford in setting Mr. Gulett’s target bonus. Given that Mr. Gulett would be serving as CEO for less than six months in 2008, the Committee determined it was not equitable to impose full-year financial and performance objectives which would be the basis for the variable portion of his cash compensation. Instead, as an inducement for Mr. Gulett to assume the role of CEO, the Committee agreed to a bonus plan tied to specified financial targets for the second half of 2008, and the performance of specific objectives and milestones for the 2008 fiscal year as mutually agreed upon and set by Mr. Gulett and the Compensation Committee. Mr. Gulett’s 2008 annual target bonus amount was set at 100% of his base salary, pro-rated for the portion of the year he served as CEO, or 44.4% of his base salary. Under the terms of his offer letter, for fiscal years 2009 and thereafter, Mr. Gulett’s annual target bonus amounts shall be determined by the Committee and payment of such bonus shall be based on both the Company’s achievement of specified financial targets for such fiscal year established by the Committee and Mr. Gulett’s achievement of specific objectives and milestones for such fiscal year mutually agreed upon by him and the Board of Directors.

2008 Executive Bonus Plan

The Executive Bonus Plan for 2008 was designed for executive officers (excluding the Vice President of Worldwide Sales) to reward performance in line with Company goals; to align members of the executive team to achieve the same goals; and to motivate the achievement of financial results above and beyond planned goals. This plan was based on a combination of Company financial performance as well as subjective individual goals set by our CEO for each participant. Bonus decisions for 2008 were determined by the CEO’s end-of-year evaluation of each executive’s performance and were approved by the Compensation Committee, in part based upon its discretion.

In adopting the 2008 Executive Bonus Plan in March 2008, the Compensation Committee reviewed comparative market data for the industry with respect to executive bonus compensation. Based upon this review, the Committee approved executive target bonus amounts (other than the CEO’s target bonus) for fiscal year 2008 in the range of 40-50% of base salary, which was generally found to be consistent with our peers. As noted above, Mr. Ricci’s 2008 bonus target was set at 87% of his base salary, and Mr. Gulett’s 2008 bonus target was set at 100% of his base salary, prorated for the portion of the year Mr. Gulett served as the Company’s CEO.

The Executive Bonus Plan’s threshold requirement was that the Company meet or exceed the GAAP revenue and non-GAAP operating margin dollar targets set in the Company’s Annual Operating Plan for fiscal year 2008. In addition, pursuant to the plan, individual performance goals for each of our executives were set.

Although the Company did not meet the revenue or operating margin targets set in the Company’s 2008 Annual Operating Plan, the Compensation Committee, upon the recommendation of the CEO, and within its discretion under the Executive Bonus Plan, recognized specific outstanding performance by awarding cash bonuses to certain executives. Bonuses for executives appearing the Summary Compensation Table are listed below.

Executive Sales Compensation Plan

In April 2008, the Compensation Committee approved and adopted the 2008 Sales Compensation Plan. The purpose of the Sales Compensation Plan is to attract, retain and motivate the Company’s Worldwide Vice President of Sales through clearly specified sales goals and a pay-for-performance philosophy.

The 2008 Sales Compensation Plan was comprised of the following performance-based compensation incentives:

•

Commission based on meeting Operating Plan target revenue. For the year, this commission was calculated as follows: (actual revenue/target revenue)*target revenue commission. The target revenue commission was 50% of our Vice President of Worldwide Sales’ total variable compensation, and 37.5% of his base salary.

•

Annual commission based on exceeding Annual Operating Plan target revenue. This commission was calculated as follows: 2*((actual annual revenue/target annual revenue)-1)*target annual revenue commission. The target annual revenue commission was 22.5% of our Vice President of Worldwide Sales annual base salary.

•

Incentives to win original equipment manufacturer (“OEM”) designs and launch new products. The total payout for the year was targeted at 40% of our Vice President of Worldwide Sales’ total variable compensation, and 30% of his annual base salary.

The target payouts were developed based on the Compensation Committee’s review of Mr. Shamlou’s prior year variable compensation and data obtained from PHRS and the 2007 Radford Executive Survey. The target payout for the Vice President of Worldwide Sales was $168,750, and there was no cap to the amount he could earn. The target payout of $168,750 assumed that the Company would meet revenue targets, and the Vice President of Worldwide Sales earned 100% of OEM design wins.

Equity-Based Incentives

The Compensation Committee believes that the granting of stock options and restricted stock units is an important method of rewarding and motivating our employees by aligning employees’ interests with those of our stockholders. The Compensation Committee also recognizes that a stock incentive program is a necessary element in a competitive compensation package. We utilize a vesting schedule to encourage our executive officers to continue in the employ of our Company and to encourage executive officers to maintain a long-term perspective. In determining the size of stock option and restricted stock unit grants, the Compensation Committee focuses on the executive officers’ current and expected future value to our Company, as well as the relative current value of their previous equity awards.

We do not have any program, plan or policy to grant equity compensation to executives on specified dates. We do not attempt to coordinate equity grants with the release or withholding of material non-public information. In 2008, options granted to our executive officers had exercise prices at the fair market value of our stock at the close of business on the date of grant. The date of grant was determined on the date the grant received approval from the Compensation Committee or, for non-executive employees, the Equity Award subcommittee. All equity awards to our employees, including executive officers, have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with SFAS 123(R).

The Compensation Committee considered the Company’s past practices and 2007 Radford Executive Survey data in determining what equity awards to grant Mr. Gulett when he assumed the role of CEO. Radford survey data was used by the Committee to determine the amounts of other executive equity grants. The number of options, restricted stock and/or performance shares our Compensation Committee grants to each officer and the vesting schedule for each grant is determined based on a variety of factors, including specific job responsibility levels, individual performance ratings, and market data collected regarding the equity grant ranges for the peer companies listed above. In determining the number of options and RSUs to grant to our executives, we generally granted more than our peers, consistent with our compensation philosophy.

Consistent with the general trend in our industry, in 2006, we shifted to a general policy of granting RSUs to our non-executive employees rather than stock options. We believe that in order to create incentives for our executives to increase the long-term sustained value of the Company, it is also appropriate to grant executives stock options, which only have value if the Company’s stock price increases over time, and to consider other appropriate equity incentives designed to reward the creation of value for stockholders.

A complete listing and description of all equity grants to named executive officers (“NEO”) in 2008 appears in the table below titled, “Grants of Plan-Based Awards for Fiscal Year Ended December 28, 2008.” The exercise price for all options granted in 2008 to the named executive officers is 100% of the fair market value of the shares on the grant date. The option grants generally vest as to 25% of the shares one year from the vesting commencement date and 1/48 per month thereafter. The RSUs generally vest over two years. See “Outstanding Equity Awards at December 28, 2008” below for specific vesting for each named executive officer. The par value of the shares of Company common stock issued upon settlement of the RSUs will be considered to have been paid with past services rendered.

We also have a tax-qualified employee stock purchase plan (“ESPP”), generally available to all employees including executive officers. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and provides for consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods and allows participants to purchase Company stock through payroll deductions at a discount from the fair market value.

Change-in-Control and Severance Agreements

In certain instances, either as a condition of employment or to continue employment, our executive officers have negotiated change-in-control and/or termination of employment severance provisions. The Compensation Committee believes these types of provisions are necessary in recruiting and retaining our executive officers. The Compensation Committee considers all factors necessary to induce and retain employment with our Company, which includes individual change-in-control and termination of employment severance agreements. These modifications are made on a case-by-case basis, and typically entail accelerated vesting of equity incentives and/or cash compensation. All of our change-in-control and termination of employment severance agreements are described in detail in the post-employment/change-in-control portion of this proxy. See “Post-Employment/Change-in-Control Payments.”

From time to time, we have offered termination of employment severance packages to terminated executives that did not have an agreement in place prior to their termination. There is not a set policy for determining severance packages, but generally we have in the past provided severance based on years of service, past performance and factors relating to the executive’s termination. These severance packages are evaluated and recommended by the Compensation Committee for approval by the full Board of Directors as necessary. In 2008, a severance package was offered to Mr. Ricci, and is documented in detail in the post-employment/change-in-control portion of this proxy.

Other benefits/perquisites

Our named executive officers receive no benefits from the Company under defined pension or defined contribution plans other than the tax-qualified 401(k) plan. Mr. Shamlou received a car allowance to assist in his role as the Vice President of Worldwide Sales. The Company maintains health club memberships for up to 24 employees on a first come, first serve basis. During 2008, the membership fees were split between the Company and the employee. Our named executive officers may participate in this program from time to time. To the extent an executive participated in the health club membership program, the value of that benefit is set forth in the Summary Compensation Table, below.

Tax and Accounting Implications

The philosophy of the Compensation Committee is to provide a comprehensive compensation package for each executive officer that is well suited to support accomplishment of the business strategies, objectives and initiatives of Ikanos. For incentive-based compensation, the Compensation Committee has considered the desirability of qualifying for deductibility by Ikanos under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible unless the provisions of the plan comply with the requirements of Section 162(m) and are approved periodically by the Company’s stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. As the Compensation Committee applies this compensation philosophy in determining appropriate executive compensation levels and other compensation factors, the Compensation Committee reaches its decisions with a view towards Ikanos’ overall financial performance. Non-performance-based compensation for Ikanos’ executive officers for 2008 did not exceed the $1 million limit per officer. Under Section 162(m), any grants of options having an exercise price equal to or greater than the fair market value of the stock on the date of grant made from Ikanos’ Amended and Restated 2004 Equity Incentive Plan are considered to be performance-based compensation. Restricted stock units do not qualify as performance-based compensation.

We account for equity compensation paid to our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our financial position. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from the exercise of nonqualified options should be deductible by the Company, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, the Compensation Committee was comprised of Messrs. Faizullabhoy, Goguen and Gulett until Mr. Goguen resigned from the Board of Directors in January 2008. At that time, Mr. Lax joined the Board, and was appointed to replace Mr. Goguen on the Compensation Committee. When Mr. Gulett was appointed to serve as Chief Executive Officer in July 2008, he was no longer eligible to serve on the Compensation Committee. Ms. Fetter was then appointed to replace Mr. Gulett as a member, and Chairperson, of the Committee. At all times, all Committee members were non-employee directors. No interlocking relationship exists between any member of our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Form 10-K for the fiscal year ended December 28, 2008.

THE COMPENSATION COMMITTEE

Elizabeth Fetter, Chairman

Danial Faizullabhoy

Frederick Lax

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael Gulett (3)	2008	173,846	141,120	—	80,405	—	—	395,371
President & Chief Executive Officer
Cory Sindelar (4)	2008	226,385	45,000	227,230	135,473	—	5,293	639,381
Chief Financial Officer	2007	192,500	40,000	275,200	138,224	—	—	645,924
	2006	54,077	—	9,664	40,940	—	—	104,681
Chandrashekar Khandekar (5)	2008	212,846	45,000	109,358	46,829	—	1,942	415,975
Vice President, Operations and Corporate Quality	2007	90,673	—	85,937	66,528	—	200	243,338
Noah Mesel (6)	2008	227,462	38,000	153,999	100,883	—	3,912	524,256
Vice President, General Counsel and Secretary Central Engineering
Nick Shamlou (7)	2008	220,477	—	206,065	115,646	119,272	42,524	703,984
Vice President of Worldwide Sales	2007	205,846	—	155,911	116,220	102,617	18,692	599,286
	2006	73,077	43,269	14,958	23,828	—	40,154	195,286
Michael Ricci (8)	2008	218,192	—	425,213	1,375,244	—	594,170	2,612,819
Former President & Chief Executive Officer	2007	216,346	189,656	143,712	182,839	—	50,000	782,553

(1)	Stock awards consist of RSUs. Reflects the dollar amount recognized with respect to RSUs held by the named executive officer for financial statement reporting purposes (disregarding an estimate for forfeitures) for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006 in accordance with SFAS 123(R).
(2)	Reflects the dollar amount recognized with respect to options held by the named executive officer for financial statement reporting purposes for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006 in accordance with SFAS 123(R).
(3)	Michael Gulett was a non-employee director from August 2003 to July 23, 2008, when he became President and Chief Executive Officer of the Company. The amounts reflected in the table above reflect his compensation starting from July 23, 2008. Mr. Gulett joined the Company in July 2008 and, pursuant to his employment agreement, he received a pro-rated bonus target amount of $141,120.
(4)	Cory Sindelar received an annual bonus of $45,000 for 2008 and $40,000 for 2007. Due to a change in the Company’s Paid Time Off (PTO) Policy, Mr. Sindelar, along with all other vice presidents and director-level employees, received a one-time PTO pay-out for time accrued prior to January 2008. Other compensation consists of a PTO pay-out of $5,293.
(5)	Chandrashekar Khandekar joined the Company in September 2007. Mr. Khandekar received an annual bonus of $45,000 for 2008. Other compensation consists of a PTO pay-out of $1,522, and health club dues of $420 for 2008, and health club dues of $200 for 2007.
(6)	Noah Mesel joined the Company in June 2007 but was not a named executive officer until 2008. Mr. Mesel received an annual bonus of $38,000 in 2008. Other compensation consists of a PTO pay-out of $3,912 in 2008.
(7)	Nick. Shamlou’s 2006 bonus reflects sales commissions guaranteed by his offer letter totaling $43,269. Mr. Shamlou earned $119,617 in 2008 and $102,617 in 2007 for sales commissions classified as non-equity incentive plan compensation. Other compensation consists of car allowance of $18,000, tax preparation assistance of $14,610 and a PTO pay-out of $9,914 in 2008; car allowance of $18,692 in 2007; and a geographic housing transition payment of $36,000 and car allowance of $4,154 in 2006.
(8)	Michael Ricci joined the Company in June 2007. Pursuant to his employment agreement, Mr. Ricci received a guaranteed annual bonus of $189,656 in 2007 and a sign-on bonus, included in other compensation, of $50,000 in 2007. Other compensation consists of $560,000 in severance, $25,000 for personal attorney fees associated with his separation agreement with the Company and $9,170 for COBRA medical payments pursuant to his separation agreement in 2008.

Grants of Plan-Based Awards for Fiscal Year Ended December 28, 2008

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)
Michael Gulett	7/28/2008					500,000	$2.52	$657,850
Cory Sindelar	4/1/2008				8,800			$39,512
	N/A		$117,500	$117,500
Chandrashekar Khandekar	4/1/2008				7,500			$33,675
	N/A		$107,500	$107,500
Noah Mesel	4/1/2008				7,500			$33,675
	N/A		$117,500	$117,500
Nick Shamlou	4/1/2008				9,100			$40,859
	N/A		$168,750	*(5)
Michael A. Ricci	6/12/2008					125,000	$3.57	$271,350
	N/A		$390,000	390,000

(1)	Amounts shown are estimated payouts for fiscal 2008 to Mr. Sindelar, Mr. Khandekar, and Mr. Mesel under the Executive Bonus Plan, and to Mr. Shamlou under the Sales Compensation Plan. These amounts are based on the individual’s fiscal 2008 base salary and position. Actual bonuses received by these named executive officers for fiscal 2008 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Stock awards consist of restricted stock units.
(3)	The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. Regardless of the value placed on a stock option by SFAS 123(R) on the grant date, the actual value of the option will depend on the market value of Ikanos common stock at the date in the future when the option is exercised.
(4)	The value of a stock award or option award is based on the full fair value as of the grant date of such award determined pursuant to SFAS 123(R) without regard to vesting and disregarding an estimate for forfeitures.
(5)	As disclosed in the Compensation Discussion and Analysis, there was no maximum for Mr. Shamlou’s formulaic based sales compensation plan.

Outstanding Equity Awards at December 28, 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (24)
Michael Gulett	33,300	—	(1)	$0.48	8/21/2013
	12,000	—	(2)	$13.46	6/13/2016
	12,000	—	(3)	$7.16	6/12/2017
	6,000	6,000	(4)	$3.57	6/12/2018
	52,083	447,917	(5)	$2.52	7/28/2015

Cory Sindelar	42,187	32,813	(6)	$12.80	9/12/2016	5,000	(7)	$5,400
						7,500	(8)	$8,100
						8,800	(9)	$9,504

Chandrashekar Khandekar	75,000	50,000	(10)	$6.75	8/6/2014	2,500	(11)	$2,700
						11,250	(12)	$12,150
						7,500	(13)	$8,100

Noah Mesel	33,750	56,250	(14)	$7.30	2/13/2017	7,500	(15)	$8,100
						2,500	(16)	$2,700
						7,500	(17)	$8,100

Nick Shamlou	56,250	43,750	(18)	$8.16	10/17/2016	17,500	(19)	$18,900
						3,125	(20)	$3,375
						9,100	(21)	$9,828

Michael Ricci	300,000	—	(22)	$7.04	6/4/2017
	125,000	—	(23)	$3.57	6/12/2018

(1)	170,000 options were granted on August 21, 2003 and 1/48 of the shares vest each month.
(2)	12,000 options were granted on June 13, 2006 and 1/12 of the shares vest each month.
(3)	12,000 options were granted on June 12, 2007 and 1/12 of the shares vest each month.
(4)	12,000 options were granted on June 12, 2008 and 1/12 of the shares vest each month.
(5)	500,000 options were granted on July 28, 2008 and 1/48 of the shares vest each month.
(6)	75,000 options were granted on September 12, 2006 and 25% of the shares vested on September 8, 2007 and 1/48 each month thereafter.
(7)	10,000 restricted stock units were granted on September 12, 2006 and 25% vest per annum on September 8, 2007 through September 8, 2010.
(8)	15,000 restricted stock units were granted on October 23, 2007 and 50% vest on November 5, 2008 and 2009, respectively.
(9)	8,800 restricted stock units were granted on April 1, 2008 and 100% of the shares vest on April 5, 2009.
(10)	75,000 options were granted on August 6, 2007 and 25% of the shares vested on July 30, 2008 and 1/48 each month thereafter.
(11)	5,000 restricted stock units were granted on October 23, 2007 and 50% vest on November 5, 2008 and 2009, respectively.
(12)	30,000 restricted stock units were granted on August 6, 2007 and 50% of the shares vested on August 5, 2008 and 1/8 each quarter thereafter.
(13)	7,500 restricted stock units were granted on April 1, 2008 and 100% of the shares vest on April 5, 2009.
(14)	90,000 options were granted on July 24, 2007 and 25% of the shares vested on June 19, 2008 and 1/48 each month thereafter.

(15)	30,000 restricted stock units were granted on July 24, 2007 and 50% of the shares vested on June 20, 2008 and 1/8 each quarter thereafter.
(16)	5,000 restricted stock units were granted on October 23, 2007 and 50% of the shares vest on November 5, 2008 and 2009, respectively.
(17)	7,500 restricted stock units were granted on April 1, 2008 and 100% of the shares vest on April 5, 2009.
(18)	100,000 options were granted on October 17, 2006 and 25% of the shares vested on September 18, 2007 and 1/48 each month thereafter.
(19)	35,000 restricted stock units were granted on October 17, 2006 and 25% vest per annum on September 18, 2007 through September 18, 2010.
(20)	25,000 restricted stock units were granted on February 13, 2007 and 1/8 vested on May 5, 2007 and 1/8 quarterly thereafter.
(21)	9,100 restricted stock units were granted on April 1, 2008 and 100% of the shares vest on April 5, 2009
(22)	300,000 options were granted on June 4, 2007 and 25% of the shares vested on June 4, 2008 and 1/48 each month thereafter. Per Mr. Ricci’s separation agreement, he received accelerated vesting of all outstanding options and awards as of July 25, 2008, his last day employed by the Company.
(23)	125,000 options were granted on June 12, 2008 and 1/48 of the shares vest each month. Per Mr. Ricci’s separation agreement, he received accelerated vesting of all outstanding options and awards as of July 25, 2008, his last day employed by the Company.
(24)	Based on $1.08 per share, the closing price of the Company’s common stock on December 26, 2008, the last trading day of the fiscal year.

Option Exercises and Stock Vested for Fiscal Year Ended December 28, 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized on Exercise (1)	Number of Shares Acquired On Vesting	Value Realized on Vesting (2)
Michael Gulett	46,700	$138,877	—	—
Cory Sindelar	—	—	30,000	$77,475
Chandrashekar Khandekar	—	—	21,250	$41,213
Noah Mesel	—	—	25,000	$67,050
Nick Shamlou	—	—	21,250	$55,694
Michael Ricci	—	—	75,000	$225,000

(1)	The value realized equals the difference between the option exercise price per share and the fair market value per share of Ikanos common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	The value realized equals the fair market value of Ikanos common stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits and Nonqualified Deferred Compensation

The Company’s named executive officers received no benefits in fiscal year 2008 from the Company under defined pension or defined contribution plans other than the tax-qualified 401(k) plan. They also did not participate in any non-qualified deferred compensation plans.

POST-EMPLOYMENT/CHANGE-IN-CONTROL PAYMENTS

Individual Offer Letters and/or Employment Agreements

The following narratives and tables describe the payments and/or benefits that are payable by the Company to the named executive officers upon termination of employment or in the event of a change-in-control under various applicable scenarios pursuant to such named executive officer’s offer letter, equity grant agreements and/or employment agreement with the Company. The amounts provided in examples are estimates only and may not reflect the actual amounts payable to our named executive officers.

Michael Gulett – President and Chief Executive Officer

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Gulett is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Offer Letter by and between Mr. Gulett and the Company dated July 28, 2008 (the “Gulett Offer Letter”). The estimated potential severance benefits payable to Mr. Gulett in the various termination scenarios are described below. The relevant definitions follow the tabular description.

If within twelve (12) months following a Change of Control, Mr. Gulett resigns from his employment with the Company for Good Reason or the Company terminates Mr. Gulett’s employment without Cause, Mr. Gulett will receive the following severance package, subject to his executing and not revoking a separation agreement and release of claims against the Company: (i) continuing payments of severance pay equal to twelve (12) months of Mr. Gulett’s then current base salary on the date of termination (or, if greater, in effect immediately prior to the Change of Control) paid ratably over the same period as the continued base salary; (ii) one hundred percent (100%) of his target bonus for the year in which the termination occurs (or, if greater, his target bonus in effect immediately prior to the Change of Control), (iii) accelerated vesting of all outstanding and unvested equity awards with respect to 50% of his then unvested portion of any such award, and (iv) reimbursement by the Company for payments made by Mr. Gulett for COBRA coverage for 12 months starting from the termination date or until Mr. Gulett obtains substantially similar coverage under another employer’s group insurance plan, whichever date occurs first.

In the event that the Company terminates Mr. Gulett’s employment without cause unrelated to a change in control, Mr. Gulett will receive the following severance package, subject to his executing and not revoking a separation agreement and release of claims against the Company: (i) continuing payments of severance pay equal to twelve (12) months of Mr. Gulett’s then current base salary on the date of termination; (ii) one hundred percent (100%) of his target bonus for the year in which the termination occurs paid ratably over the same period as the continued base salary, (iii) accelerated vesting of all outstanding and unvested equity awards with respect to that portion of the award that would have vested during the one year period following his date of termination if he had been employee with the Company through such period, and (iv) reimbursement by the Company for payments made by Mr. Gulett for COBRA coverage for 12 months starting from the termination date or until Mr. Gulett obtains substantially similar coverage under another employer’s group insurance plan, whichever date occurs first.

	Estimated Value of Change-in-Control and Severance Benefits (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(9)		NEO Termination Without Cause Unrelated to a Change of Control (3)(9)
Base Salary	$400,000	(4)	$400,000	(4)
Bonus	$400,000	(5)	$400,000	(5)
Acceleration of Vesting of Stock Options	$—	(6)	$—	(7)
Health Care Benefits	$18,000	(8)	$18,000	(8)

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 28, 2008 (the Company’s fiscal year end) and the closing sales price of our Common Stock on the Nasdaq Global Market on December 26, 2008, which was the last trading day of the fiscal year ended December 28, 2008.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.
(3)	A termination unrelated to a Change of Control is a termination that occurs (i) prior to the Change of Control date or (ii) more than twelve months after the Change of Control date.
(4)	Represents severance pay equal to 12 months of Mr. Gulett’s base salary of $400,000 in effect as of December 28, 2008.
(5)	The annual target bonus is 100% of his base salary.
(6)	Represents the intrinsic value of outstanding and unvested options to purchase 226,959 shares as of December 28, 2008, which would accelerate and become exercisable.
(7)	Represents the intrinsic value of outstanding and unvested options to purchase 131,000 shares as of December 28, 2008, which would accelerate and become exercisable.
(8)	Represents the premiums to be paid by the Company for 12 months continuation of health care benefits in effect as of December 28, 2008.
(9)	Severance benefits are contingent upon Mr. Gulett’s executing and not revoking a standard settlement and release of claims agreement.

Definitions

The following are the definitions that are applicable to the Gulett Offer Letter:

“Cause” means: (i) Mr. Gulett’s failure to perform his assigned duties or responsibilities after written notice thereof from the Company describing his failure to perform such duties or responsibilities and his inability to correct such failure within thirty (30) days after such written notice; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) intentional violation of any federal or state law or regulation directly applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Gulett and the Company; or (v) being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means any of the following that occurs on or following a Change of Control and without Mr. Gulett’s express written consent: (i) a material reduction of his duties, position or responsibilities; (ii) a material reduction by the Company in his base salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced; or (iv) a material change in the geographic location at which he must perform services (in other words, his relocation to a facility or a location more than fifty (50) miles from his then present location). Provided, however, that before Mr. Gulett may terminate his employment for Good Reason, (a) he must provide written notice to the Company, within ninety (90) days of the initial existence of the Good Reason condition, setting forth the reasons for his intention to terminate his employment for Good Reason and (b) the Company must have an opportunity within thirty

(30) days following delivery of such notice to cure the Good Reason condition. In no instance will a resignation be deemed to be for Good Reason if it is made more than twelve (12) months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.

Cory J. Sindelar – Chief Financial Officer

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Sindelar is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Amendments dated July 21, 2008 and December 31, 2008, to the Offer Letter by and between Mr. Sindelar and the Company dated August 16, 2006 (the “Sindelar Offer Letter”). The estimated potential severance benefits payable to Mr. Sindelar in the various termination scenarios are described below. The relevant definitions follow the tabular description.

In the event the Company undergoes a Change of Control, and if within twelve (12) months of that Change of Control the Company or its successor-on-interest terminates Mr. Sindelar’s employment without Cause or if he terminates his employment for Good Reason, he shall be entitled to (i) a severance payment equal to one times base salary plus 2/3 annual on-target bonus; (ii) reimbursement of up to one year of the cost of COBRA health benefits (which will terminate upon his acceptance of subsequent employment with a company where health benefits are offered); and the vesting of equity awards granted will vest for the greater of: (iii) (a) 50% acceleration of unvested equity, to the extent that any agreement between the Company and Mr. Sindelar regarding equity granted prior to June 12, 2008, does not provide for at least 50% acceleration of such unvested equity, (b) 25% of the total equity awards granted or (c) number of months (partial or full) vested multiplied by two divided by the number of months required for the equity awards to vest in full, up to 100% of total shares or options granted.

Notwithstanding the foregoing, Mr. Sindelar will only be entitled to acceleration of option vesting and compensation if Mr. Sindelar enters into (and does not revoke) a release of any and all claims against the Company, in a form reasonably acceptable to the Company.

	Estimated Value of Change-in-Control and Severance Benefit (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(9)		NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (3)
Base Salary	$235,000	(4)	N/A
Bonus	$78,333	(5)	N/A
Acceleration of Vesting of Stock Options	$—	(6)	N/A
Acceleration of Vesting of Restricted Stock Units	$23,004	(7)	N/A
Health Care Benefits	$18,000	(8)	N/A

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 28, 2008 (the Company’s fiscal year end) and the closing sales price of our Common Stock on the Nasdaq Global Market on December 26, 2008, which was the last trading day of the fiscal year ended December 28, 2008.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.
(3)	Mr. Sindelar is not entitled to severance benefits in the event of a termination unrelated to a Change of Control.
(4)	Represents severance pay equal to one year of Mr. Sindelar’s base salary of $235,000 in effect as of December 28, 2008.
(5)	Represents 2/3rds of Mr. Sindelar’s on-target bonus of $117,500 as of December 28, 2008.
(6)	Represents the intrinsic value of outstanding and unvested options to purchase 32,813 shares as of December 28, 2008, which would accelerate and become exercisable.

(7)	Represents the intrinsic value of 21,300 unvested, outstanding RSU awards as of December 28, 2008, which would vest.
(8)	Represents the premiums to be paid by the Company for one year continuation of health care benefits in effect as of December 28, 2008.
(9)	Severance benefits are contingent upon Mr. Sindelar executing and not revoking a standard settlement and release of claims agreement.

Definitions

The following are the definitions that are applicable to the Sindelar Offer Letter:

“Cause” means: (i) Mr. Sindelar’s failure to perform his assigned duties or responsibilities after notice from the Company describing his failure to perform such duties and responsibilities; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) violation of any federal or state law or regulation applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Sindelar and the Company; or (v) Mr. Sindelar’s being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means Mr. Sindelar’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without his consent: (i) a material reduction of Mr. Sindelar’s authority, duties, or responsibilities; (ii) a material reduction by the Company in Mr. Sindelar’s base salary, as in effect immediately prior to such reduction; or (iii) a material change in the geographic location at which Mr. Sindelar must perform services, (in other words, his relocation to a facility that is more than fifty (50) miles from his current residence). Mr. Sindelar will not resign for “Good Reason” without first providing the Company with written notice or the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

“Severance” means any cash severance payable to Mr. Sindelar, if any, pursuant to this amendment will be paid in one lump sum payment subject to the execution of a release of claims and any delay as may be required.

Chandrashekar Khandekar – Vice President, Operations and Corporate Quality

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Khandekar is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Amendment dated December 30, 2008, to Offer Letter by and between Mr. Khandekar and the Company dated September 7, 2007 (the “Khandekar Amendment”). The estimated potential severance benefits payable to Mr. Khandekar in the various termination scenarios are described below. The relevant definitions follow the tabular presentation.

In the event the Company undergoes a Change of Control, and if within twelve (12) months of that Change of Control the Company or its successor-on-interest terminates Mr. Khandekar’s employment without Cause or if he terminates his employment for Good Reason, he shall be entitled to (i) a severance payment equal to six (6) months of his base salary; (ii) reimbursement of up to six (6) months of the cost of COBRA health benefits (which will terminate upon his acceptance of subsequent employment with a company where health benefits are offered); and (iii) acceleration of 50% of the unvested restricted stock units and 25% of the unvested stock options outstanding at the time his employment is terminated.

	Estimated Value of Change-in-Control and Severance Benefits (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)		NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (3)
Base Salary	$107,500	(4)	N/A
Acceleration of Vesting of Stock Options	$—	(5)	N/A
Acceleration of Vesting of Restricted Stock Units	$11,475	(6)	N/A
Health Care Benefits	$9,000	(7)	N/A

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 28, 2008 (the Company’s fiscal year end) and the closing sales price of our Common Stock on the Nasdaq Global Market on December 26, 2008, which was the last trading day of the fiscal year ended December 28, 2008.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.
(3)	Mr. Khandekar is not entitled to severance benefits in the event of a termination unrelated to a Change of Control.
(4)	Represents severance pay equal to 6 months of Mr. Khandekar’s base salary of $215,000 in effect as of December 28, 2008.
(5)	Represents the intrinsic value of outstanding and unvested options to purchase 12,500 shares as of December 28, 2008, which would accelerate and become exercisable.
(6)	Represents the intrinsic value of 10,625 unvested, outstanding RSU awards as of December 28, 2008, which would vest.
(7)	Represents the premiums to be paid by the Company for 6 months continuation of health care benefits in effect as of December 28, 2008.

Definitions

The following are the definitions that are applicable to the Khandekar Amendment:

“Cause” means: (i) Mr. Khandekar’s failure to perform his assigned duties or responsibilities after notice from the Company describing his failure to perform such duties or responsibilities; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) violation of any federal or state law or regulation applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Khandekar and the Company; or (v) being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means the occurrence of any of the following events: (i) any person, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, other than in a private financing where securities are acquired directly from the Company; (ii) a change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors; or (iii) the approval by stockholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or the approval by the stockholders of the company a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

“Good Reason” means Mr. Khandekar’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without Mr. Khandekar’s consent: (i) a material reduction of Mr. Khandekar’s authority, duties, or responsibilities; (ii) a material reduction by the Company in his base salary as in effect immediately prior to such reduction; or (iii) a material change in the geographic location at which Mr. Khandekar’s must perform services (in other words, his relocation to a facility that is more than fifty (50) miles from his current office location). Mr. Khandekar will not resign for “Good Reason” without first providing the Company with written notice or the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

“Severance” means any cash severance payable to Mr. Khandekar, if any, pursuant to this amendment will be paid in one lump sum payment within thirty (30) days of his termination, subject to any delay as may be required.

Noah Mesel – Vice President, General Counsel and Secretary

Mr. Mesel is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Amendments dated July 25, 2008 and December 24, 2008, to the Offer Letter by and between Mr. Mesel and the Company dated June 14, 2007 (the “Mesel Offer Letter”). The estimated potential severance benefits payable to Mr. Mesel in the various termination scenarios are described below. The relevant definitions follow the tabular presentation.

In the event the Company undergoes a Change of Control, and if within twelve (12) months of that Change of Control the Company or its successor-on-interest terminates Mr. Mesel’s employment without Cause or if he terminates his employment for Good Reason, he shall be entitled to (i) a severance payment equal to 1 times base salary plus 2/3 annual on-target bonus; (ii) reimbursement of up to one year of the cost of COBRA health benefits (which will terminate upon his acceptance of subsequent employment with a company where health benefits are offered); and (iii) 50% acceleration of unvested equity, to the extent that any agreement between Mr.Mesel and the Company regarding equity granted prior to June 12, 2008, does not provide for at least 50% acceleration of such unvested equity at the time his employment is terminated.

Notwithstanding the foregoing, Mr. Mesel will only be entitled to acceleration of option vesting and compensation if Mr. Mesel enters into (and does not revoke) a release of any and all claims against the Company, in a form reasonably acceptable to the Company.

	Estimated Value of Change-in-Control and Severance Benefits (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)		NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (3)
Base Salary	$235,000	(4)	N/A
Bonus	$78,333	(5)
Acceleration of Vesting of Stock Options	$—	(6)	N/A
Acceleration of Vesting of Restricted Stock Units	$9,450	(7)	N/A
Health Care Benefits	$18,000	(8)	N/A

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 28, 2008 (the Company’s fiscal year end) and the closing sales price of our Common Stock on the Nasdaq Global Market on December 26, 2008, which was the last trading day of the fiscal year ended December 28, 2008.

(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.
(3)	Mr. Mesel is not entitled to severance benefits in the event of a termination unrelated to a Change of Control.
(4)	Represents severance pay equal to one year of Mr. Mesel’s base salary of $235,000 in effect as of December 28, 2008.
(5)	Represents 2/3rds of Mr. Mesel’s on-target bonus of $117,500 as of December 28, 2008.
(6)	Represents the intrinsic value of outstanding and unvested options to purchase 28,125 shares as of December 28, 2008, which would accelerate and become exercisable.
(7)	Represents the intrinsic value of 8,750 unvested, outstanding RSU awards as of December 28, 2008, which would vest.
(8)	Represents the premiums to be paid by the Company for one year continuation of health care benefits in effect as of December 28, 2008.

Definitions

The following are the definitions that are applicable to the Mesel Amendment:

“Cause” means: (i) Mr. Mesel’s failure to perform his assigned duties or responsibilities after notice from the Company describing his failure to perform such duties or responsibilities; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) violation of any federal or state law or regulation applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Mesel and the Company; or (v) Mr. Mesel being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means Mr. Mesel’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without Mr. Mesel’s consent: (i) a material reduction of Mr. Mesel’s authority, duties, or responsibilities; (ii) a material reduction by the Company in his base salary as in effect immediately prior to such reduction; or (iii) a material change in the geographic location at which Mr. Mesel’s must perform services, (in other words, his relocation to a facility that is more than fifty (50) miles from his current location). Mr. Mesel will not resign for “Good Reason” without first providing the Company with written notice or the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

“Severance” means any cash severance payable to Mr. Mesel, if any, pursuant to this amendment will be paid in equal installments over the twelve (12) month period following Mr. Mesel’s termination in accordance with the Company’s normal payroll practices, subject to the execution of a release of claims and any delay as may be required.

Nick Shamlou – Vice President of Worldwide Sales

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Shamlou is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Offer Letter by and between Mr. Shamlou and the Company dated

September 8, 2006, and pursuant to the Letter Agreement regarding Offer Letter by and between Mr. Shamlou and the Company dated November 28, 2006 and Amended on December 31, 2008 (together, the “Shamlou Agreements”). The estimated value of potential severance benefits payable to Mr. Shamlou in the various termination scenarios are described below. The relevant definitions follow the tabular description.

With regard to Mr. Shamlou’s options and restricted stock grants, if within twelve (12) months following a Change of Control: (i) Mr. Shamlou resigns from his employment with the Company for Good Reason or (ii) the Company terminates Mr. Shamlou’s employment without Cause, and Mr. Shamlou executes and does not revoke a release of claims with the Company in a form acceptable to the Company, then twenty-five (25%) of all unvested shares subject to Mr. Shamlou’s then outstanding options to purchase shares of the Company’s common stock, granted pursuant to the Company’s 1999 Stock Plan or other employee stock incentive arrangements approved by the Company’s Board of Directors, will become fully vested and exercisable as of the date of Mr. Shamlou’s termination. The vested options will remain exercisable following such termination for the period prescribed in the respective option agreements.

Termination Related to Hiring of Permanent Chief Executive Officer

- Within 18 Months of Employment of Permanent Chief Executive Officer

If the Company terminates Mr. Shamlou’s employment without Cause within the 18 month period following the date the Company hired Mr. Ricci as Chief Executive Officer, then, subject to Mr. Shamlou’s signing and not revoking a separation agreement and release of claims already agreed upon between Mr. Shamlou and the Company, Mr. Shamlou’s will be entitled to the following severance benefits (whether prior to or following a Change of Control):

•	continued base salary for twelve (12) months from date of termination,

•	commission in an amount equal to 100% of Mr. Shamlou’s target commission for the year in which the termination occurs (as if earned at 100% of target),

•	a car allowance in an amount equal to the car allowance Mr. Shamlou was receiving at the time of termination for twelve (12) months from date of termination, and

•	other benefits through the earlier of (i) twelve (12) months following such termination, or (ii) the date Mr. Shamlou and his eligible dependents become covered under similar plans.

Under this scenario, Mr. Shamlou’s restricted stock unit awards will immediately vest and become payable as to an aggregate number of units equal to fifty percent (50%) of the aggregate number of Mr. Shamlou’s then unvested restricted stock units plus the number of shares subject to Mr. Shamlou’s then unvested options to purchase shares of Company common stock (the “Number of Aggregate Unvested Equity Awards”). In the event the number of restricted stock units that vest pursuant to the previous sentence is less than fifty percent (50%) of the Number of Aggregate Unvested Equity Awards, Mr. Shamlou’s outstanding options to purchase Common Stock will immediately vest and become exercisable as to an aggregate number of shares equal to fifty percent (50%) of the Number of Aggregate Unvested Equity Awards, less the number of restricted stock units that vest pursuant to the foregoing provisions of this paragraph.

- Between 18 Months and 30 Months of Employment of Permanent Chief Executive Officer

If the Company terminates Mr. Shamlou’s employment with the Company without Cause on or after the 18 month period following the date the Company hired Mr. Ricci up to and through 30 months following hiring of such replacement, then, subject to Mr. Shamlou’s signing and not revoking a separation agreement and release of claims already agreed upon between Mr. Shamlou and the Company, Mr. Shamlou will be entitled to the following severance benefits (whether prior to or following a Change of Control):

•	continuing base salary for six (6) months from date of such termination,

•	commission in an amount equal to fifty percent (50%) of Mr. Shamlou’s target commission for the year in which the termination occurs (as if earned at 100% of target),

•	a car allowance in an amount equal to the car allowance Mr. Shamlou was receiving at the time of termination for six (6) months from date of termination, and

•	other benefits through the earlier of (i) six (6) months following such termination, or (ii) the date Mr. Shamlou and his eligible dependents become covered under similar plans.

Under this scenario, Mr. Shamlou’s restricted stock unit awards will immediately vest and become payable as to an aggregate number of units equal to twenty-five percent (25%) of the Number of Aggregate Unvested Equity Awards. In the event the number of restricted stock units that vest pursuant to the previous sentence is less than twenty-five percent (25%) of the Number of Aggregate Unvested Equity Awards, Mr. Shamlou’s outstanding options to purchase Common Stock will immediately vest and become exercisable as to an aggregate number of shares equal to twenty-five percent (25%) of the Number of Aggregate Unvested Equity Awards, less the number of restricted stock units that vest pursuant to the foregoing provisions of this paragraph.

In the event Mr. Shamlou becomes entitled to accelerated vesting of his restricted stock unit and/or stock option awards pursuant to a termination related to the hiring of a permanent CEO, and there are multiple types of awards, such acceleration will be applied on a pro-rata basis based on the number of units and/or shares subject to an award versus the total number of units and/or shares subject to the same types of awards Mr. Shamlou holds.

- Vesting Example

By way of example only, assume Mr. Shamlou has the following unvested restricted stock unit and stock option awards at the time of his termination:

Unvested Restricted Stock Units	Unvested Stock Options
30,000	80,000
20,000	60,000
10,000	20,000

In this example, the Number of Aggregate Unvested Equity Awards would equal 220,000.

In applying the vesting acceleration provisions applicable within 18 months as described above, the aggregate number of units and shares that could vest would equal 110,000 (i.e., 50% of 220,000). All of the unvested restricted stock units would vest in full (a total of 60,000 restricted stock units) and the option covering 80,000 unvested shares would vest as to an additional 25,000 shares, the option covering 60,000 unvested shares would vest as to an additional 18,750 shares and the option covering 20,000 unvested shares would vest as to an additional 6,250 shares (with the result that an aggregate of 50,000 shares subject to the options would vest).

In applying the vesting acceleration provisions of Scenario 2 above, the total number of units and shares that could vest would equal 55,000 (i.e., 25% of 220,000). In applying the vesting acceleration, the restricted stock unit award covering 30,000 unvested units would vest as to 27,500 units, the restricted stock unit covering 20,000 unvested units would vest as to 18,333 units and the restricted stock unit covering 10,000 unvested units would vest as to 9,167 unvested units and no shares subject to any outstanding options would vest.

February 13, 2007 RSU Grant

In addition, as it relates to Mr. Shamlou’s February 13, 2007 RSU grant, he is entitled to certain change of control features as documented in his grant agreement. In the event of a Change of Control, if within twelve (12) months of such Change of Control: (i) Mr. Shamlou resigns from his employment with the Company for Good Reason or (ii) the Company terminates Mr. Shamlou’s employment without Cause, then:

•	50% of all unvested RSUs related to the February 13, 2007 grant shall vest as of the date of such resignation or termination.

	Estimated Value of Change in Control and Severance Benefit (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(15)		NEO Termination Within 18 Months of Hiring Permanent CEO (15)(16)		NEO Termination Between 18 and 30 Months of Hiring Permanent CEO (15)(16)
Base Salary	$—		$225,000	(3)	$112,500	(4)
Commission	$—		$168,750	(5)	$84,375	(6)
Acceleration of Vesting of Stock Options	$—	(7)	$—	(8)	$—	(9)
Acceleration of Vesting of Restricted Stock Units	$8,870	(10)	$32,103	(11)	$8,026	(12)
Car Allowance	$—		$18,000	(13)	$9,000	(14)
Health Care Benefits	$—		$18,000	(13)	$9,000	(14)

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 28, 2008 and the closing sales price of our Common Stock on the Nasdaq Global Market on December 26, 2008, which was the last trading day of the year ended December 28, 2008.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control.
(3)	Represents severance pay equal to 12 months of Mr. Shamlou’s base salary of $225,000 in effect as of December 28, 2008. Amounts will be paid in lump sum.
(4)	Represents severance pay equal to 6 months of Mr. Shamlou’s base salary of $225,000 in effect as of December 28, 2008. Amounts will be paid in lump sum.
(5)	Represents 12 months pro-rated commissions of Mr. Shamlou’s target commission of $168,750 as of December 28, 2008. The pro-rated commission is calculated as if 100% had been earned for fiscal 2008.
(6)	Represents 6 months pro-rated commissions of Mr. Shamlou’s target commission of $168,750 as of December 28, 2008. The pro-rated commission is calculated as if 100% had been earned for fiscal 2008.
(7)	Represents the intrinsic value of outstanding and unvested options to purchase 10,938 shares as of December 28, 2008, which would accelerate and become exercisable.
(8)	Represents the intrinsic value of outstanding and unvested options to purchase 7,013 shares as of December 28, 2008, which would accelerate and become exercisable.
(9)	No outstanding and unvested options to purchase shares would accelerate at December 28, 2008 under this scenario.
(10)	Represents the intrinsic value of 8,213 unvested, outstanding RSU awards as of December 28, 2008, which would vest.
(11)	Represents the intrinsic value of 29,725 unvested, outstanding RSU awards as of December 28, 2008, which would vest.
(12)	Represents the intrinsic value of 7,431 unvested, outstanding RSU awards as of December 28, 2008, which would vest.
(13)	Represents the premiums to be paid by the Company for 12 months continuation of car allowance and health care benefits in effect as of December 28, 2008.
(14)	Represents the premiums to be paid by the Company for 6 months continuation of car allowance and health care benefits in effect as of December 28, 2008.

(15)	Mr. Shamlou is entitled to severance benefits if he is terminated within 30 months of June 4, 2007 (the hiring date of CEO Michael Ricci).
(16)	Severance benefits are contingent upon Mr. Shamlou executing and not revoking a standard settlement and release of claims agreement.

Definitions

The following are the definitions that are applicable to the Shamlou Agreements:

“Cause” means: (i) Mr. Shamlou’s failure to perform assigned duties or responsibilities after notice from the Company describing his failure to perform such duties and responsibilities; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) violation of any federal or state law or regulation applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Shamlou and the Company; or (v) Mr. Shamlou’s being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means Mr. Shamlou’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without his consent: (i) a material reduction of Mr. Shamlou’s authority, duties, or responsibilities; (ii) a material reduction by the Company in Mr. Shamlou’s base salary, as in effect immediately prior to such reduction; or (iii) a material change in the geographic location at which Mr. Shamlou must perform services (in other words, his relocation to a facility that is more than fifty (50) miles from his current location). Mr. Shamlou will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Michael A. Ricci – Former President & Chief Executive Officer

Mr. Ricci left the Company as President & Chief Executive Officer effective July 25, 2008. In connection with Mr. Ricci’s departure, the Company and Mr. Ricci entered into a Separation and Mutual Release Agreement on August 1, 2008 (the “ Ricci Separation Agreement ”) pursuant to which Mr. Ricci agreed to a release of claims against the Company.

Pursuant to the Separation Agreement, the Company agreed to pay Mr. Ricci a lump sum equivalent to one year of his base salary, for a total of three hundred ninety thousand dollars ($390,000), less applicable withholding. Mr. Ricci also received an additional lump sum totaling one hundred seventy thousand dollars ($170,000), without any withholding, and the Company also paid personal attorney fees associated with his Separation Agreement totaling $25,000. Mr. Ricci received accelerated vesting of all outstanding options and awards as of July 25, 2008, his last day employed by the Company, and free and clear title to certain personal computer equipment he used while employed with the Company. He will also receive reimbursement of COBRA medical payments for a period of twelve (12) months. In addition, the Company and Mr. Ricci agreed to mutual releases.

	Estimated Value of Severance Benefit (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (2)
Severance Pay	$560,000	(2)
Attorney fees	$25,000	(3)
Health Care Benefits	$18,000	(4)
Acceleration of Vesting of Restricted Stock Units	$97,125	(5)
Acceleration of Vesting of Stock Options	$0	(6)

(1)	All amounts are stated in U.S. dollars.
(2)	Mr. Ricci was entitled to severance benefits in accordance with the Ricci Separation Agreement.
(3)	Mr. Ricci was entitled to payment of attorney fees in accordance with the Ricci Separation Agreement.
(4)	Represents 12 months COBRA medical payments.
(5)	Represents the intrinsic value of accelerated vesting of 37,500 unvested, outstanding RSU awards as of July 25, 2008.
(6)	Represents the intrinsic value of accelerated vesting of 334,896 outstanding and unvested options as of July 25, 2008. The closing price of the Company’s common stock was $2.59 on July 25, 2008. 218,750 of the accelerated stock options had a strike price of $7.04 per share and 122,396 of the accelerated options had a strike price of $3.57 per share.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors.

Cash Compensation. In October 2006, the Board of Directors requested an external analysis of the compensation practices for the directors with the purpose of assessing the competitiveness of current practices and assuring that the program is fair and appropriate for the organization. The external consulting firm compared Ikanos’ current compensation policies to nine peer group companies, taking into consideration the number of meetings, number of committees, meeting fees, number of Board and Committee members, director total cash compensation and the value of annual equity awards. In February 2007, upon reviewing the reports evaluating appropriate compensation for Board members of peer group public companies, the cash compensation structure of the Board was adjusted as follows, effective as of the beginning of fiscal year 2007: Our non-employee directors were entitled to receive fees of $1,500 per full board meeting, $750 per independent board meeting, $1,000 per committee meeting and reimbursed business, travel and other related expenses incurred in connection with their attendance at these meetings. The chair of the audit committee received a quarterly retainer of $2,500, and the chairs of our Compensation Committee and our Nominating and Corporate Governance Committee each received a quarterly retainer of $1,250. Each non-employee director also received a $20,000 annual retainer, which is paid quarterly. Beginning with the fourth quarter of 2007, the Chairman of the Board received an additional quarterly retainer of $3,750.

Stock Option Program. Our 2004 Equity Incentive Plan provides for the automatic grant of options to our non-employee directors. Each new non-employee director appointed or elected to the board of directors will receive an initial option to purchase 30,000 shares upon such appointment or election, except for those directors who become non-employee directors by ceasing to be employee directors. The initial option grant vests as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, subject to the director continuing to serve as a director on each vesting date. In addition, non-employee directors who have been directors for at least six months receive a subsequent option to purchase 12,000 shares immediately following each annual meeting of our stockholders. The subsequent option grants vest as to 1/12th of the shares each month following the date of grant, subject to the director continuing to serve as a director on each vesting date.

Each of the options to purchase shares of common stock granted to our non-employee directors are subject to acceleration of vesting upon a change of control pursuant to the provisions of each respective Stock Option Agreement by and between the Company and each of the non-employee directors. Pursuant to these provisions, one hundred (100%) of the unvested stock options held by each of the non-employee directors will automatically vest and become exercisable upon a change of control. Generally, pursuant to these provisions, a change of control means the occurrence of any of the following events:

•

if any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

•	a change in the composition of the board of directors of the Company as a result of which fewer than a majority of the directors are incumbent directors; or

•

the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

Consulting Arrangement with Gopal Venkatesh. In 2001, we entered a consulting agreement with Texan Ventures, LLC, of which our board chairman Gopal Venkatesh is the Managing Member. Pursuant to the consulting agreement, Mr. Venkatesh provided consulting services with respect to, among other things, general business advice relating to the operation of a public company, guidance and strategic advice in analyzing acquisition opportunities, assisting in negotiations of acquisition agreements and providing assistance and guidance in the integration of acquired companies. Under the consulting agreement, Texan Ventures, LLC was entitled to $3,000 per month and reimbursement for reasonable expenses. In October 2006, the agreement was amended whereby Mr. Venkatesh served as Executive Chairman of our Board of Directors and expanded his advisory services to assist in tactical and operational decisions of the Company, while we searched for a permanent Chief Executive Officer. As a result of the amendment, the consulting fees paid to Texan Ventures, LLC increased to $18,000 per month, and Mr. Venkatesh received an option to purchase 125,000 shares of our common stock. In June 2007, we hired our permanent Chief Executive Officer. At that time, Mr. Venkatesh was appointed as Chairman of the Company, and Texan Ventures, LLC continued to receive $18,000 per month through July 2007, and $3,000 each month for August and September 2007. After September 2007, the consulting relationship ended with no further payments due. The Company paid Texan Ventures, LLC $129,147 in 2007.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 28, 2008.

Director Compensation for Fiscal Year Ended December 28, 2008

Name	Fees Earned or Paid in Cash	Option Awards (5)	Total
Danial Faizullabhoy	$89,250	$94,660	$183,910
Elizabeth Fetter (1)	51,690	8,870	60,560
Michael Gulett (2)	50,550	26,551	77,101
Paul Hansen	86,250	58,794	145,044
Frederick Lax (3)	82,880	20,002	102,882
Gopal Venkatesh	80,750	37,828	118,578
Michael Goguen (4)	—	1,790	1,790

(1)	Ms. Fetter joined the board of directors effective June 12, 2008.

(2)	Mr. Gulett was a non-employee director from August 2003 to July 23, 2008, when he became President and Chief Executive Officer of the Company. The amounts reflected in the table reflect his non-employee director compensation for this time period.
(3)	Mr. Lax joined the board of directors effective January 25, 2008.
(4)	Mr. Goguen left the board of directors effective January 29, 2008.
(5)	Reflects the dollar amount recognized with respect to options held by the director for financial statement reporting purposes (disregarding an estimate for forfeitures) for the fiscal year ended December 28, 2008 in accordance with SFAS 123(R), and thus includes amounts from awards granted in and prior to 2008. The full SFAS 123(R) grant date value (without regard to vesting provisions) of options granted to each director during fiscal 2008 is as follows:

Director	Grant Date	Grant Date Fair Value
Danial Faizullabhoy	June 12, 2008	$26,050
Elizabeth Fetter	June 12, 2008	$65,124
Michael Gulett (2)	June 12, 2008	$26,050
Paul Hansen	June 12, 2008	$26,050
Frederick Lax	February 1, 2008	$88,287
Gopal Venkatesh	June 12, 2008	$26,050

As of December 28, 2008, each director has the following number of options outstanding: Danial Faizullabhoy: 86,000; Elizabeth Fetter 30,000; Michael Gulett (2) 69,300; Paul Hansen: 110,999; Frederick Lax 30,000 and Gopal Venkatesh 224,750.

Annex XII

Selected Information from Ikanos Communications, Inc. 2008 Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 11, 2009.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, risks and uncertainties, including the risk factors set forth in this discussion, as more fully described in Part I, Item 1.A “Risk Factors” in this annual report on Form 10-K. Generally, the words “anticipate”, “expect”, “intend”, “believe” and similar expressions identify forward-looking statements. These forward-looking statements include, without limitation, our expectation that a small number of OEMs will continue to account for a substantial portion of our revenue; our existing and expected cash, cash equivalents and cash flows will be sufficient to meet our anticipated cash needs for at least the next twelve months; our belief in the effectiveness of our internal controls; our expectation that significant customer concentration in a small number of OEM customers will continue for the foreseeable future; our expectation that our foreign currency exposure will increase as our operations in India and other countries expand; and future costs and expenses and financing requirements. The forward-looking statements made in this Form 10-K are made as of the filing date with the Securities and Exchange Commission and future events or circumstances could cause results that differ significantly from the forward-looking statements included here. Accordingly, we caution readers not to place undue reliance on these statements and, except as required by law, we assume no obligation to update any such forward-looking statements.

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes that are included elsewhere in this annual report on Form 10-K.

Overview

We are a leading global provider of high-performance silicon and software for interactive broadband. We develop and market end-to-end products for the last mile and the digital home, which enable carriers to offer enhanced triple play services, including voice, video and data. Our products power DSLAMs, ONTs, concentrators, CPE, modems and RGs for leading OEMs. Our products have been deployed by carriers in Asia, Europe and North America. We believe that we can offer advanced products by continuing to push existing limits in silicon, systems and software. We have developed programmable, scalable chip architectures, which form the foundation for deploying and delivering triple play services. Expertise in the creation and integration of unique DSP algorithms with advanced digital, mixed signal and analog semiconductors enables us to offer high-performance, high-density and low power VDSL products. Flexible network processor architecture with wire-speed packet processing capabilities enables high-performance residential gateways for distributing advanced services in the home. These industry-leading products thus support carriers’ triple play deployment plans to the digital home while keeping their capital and operating expenditures low.

We outsource all of our semiconductor fabrication, assembly and test functions, which enable us to focus on design, development, sales and marketing of our products and reduce the level of our capital investment. Our customers consist primarily of ODMs, CMs and OEMs, who in turn sell our semiconductors as part of their solutions to carriers. We also sell to distributors, who in turn sell to ODMs, CMs and OEMs. We were incorporated in April 1999, and through December 31, 2001, we were engaged principally in research and development. We began commercial shipment of our products in the fourth quarter of 2002. Over the last three years, our revenue was $134.7 million in 2006, $107.5 million in 2007 and $106.5 million in 2008.

Quarterly revenue fluctuations are characteristic of our industry and affect our business, especially due the concentration of our revenue among a few customers. For instance, in the fourth quarter of 2006, our revenue declined by $15.7 million, or 43%, from the third quarter of 2006. In the third quarter of 2008, our revenue

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declined by $5.7 million, or 19% from the second quarter of 2008. These quarterly fluctuations can result from a mismatch of supply and demand. Specifically, carriers purchase equipment based on planned deployment. However, carriers may deploy equipment more slowly than initially planned, while OEMs continue for a time to manufacture equipment at rates higher than the rate at which equipment is deployed. As a result, periodically and usually without significant notice, carriers will reduce orders with OEMs for new equipment, and OEMs in turn will reduce orders for our products, which will adversely impact the quarterly demand for our products, even when deployment rates may be increasing.

Furthermore, our future revenue growth depends upon new carriers beginning to deploy new platforms with our products, among other factors. It is inherently difficult to predict if and when platforms will pass qualification, when carriers will begin to deploy the equipment and at what rate, because we do not control the qualification criteria or process, and the systems manufacturers and carriers do not always share all of the information available to them regarding qualification and deployment decisions. For example, in 2008, a carrier began to deploy a platform including our products, but temporarily put the deployment on hold due to a regulatory constraint causing our revenue projection to be lower than originally anticipated.

In February 2006, we acquired network processing and ADSL assets from ADI for $32.7 million in cash and began deriving revenue relating to network processing and ADSL products in the same quarter. This acquisition enabled us to enter the growing RG semiconductor market and diversified our product offerings, allowing us to sell into new markets worldwide. As a result of this acquisition, we incurred significant additional expenses related to the addition of employees and related expenses of developing and marketing products as well as non-cash acquisition-related charges.

In February 2008, we purchased the DSL technology and related assets from Centillium Communications, Inc. for approximately $11.9 million in cash. The team of engineers, DSL products, technology, patents and other intellectual property allow us to extend our market leadership as well as accelerate our digital home initiatives and next generation VDSL2 development.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and the results of operations are based on our consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. In preparing our consolidated financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in our consolidated financial statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. On a regular basis, we evaluate our assumptions, judgments and estimates and make changes accordingly. We also discuss our critical accounting estimates with the Audit Committee of the Board of Directors. We believe that the assumptions, judgments and estimates involved in the accounting for revenue, cost of revenue, marketable securities, accounts receivable, inventories, warranty, income taxes, impairment of goodwill and related intangibles, acquisitions and stock-based compensation expense have the greatest potential impact on our consolidated financial statements, so we consider these to be our critical accounting policies. We discuss below the critical accounting estimates associated with these policies. Historically, our assumptions, judgments and estimates relative to our critical accounting policies have not differed materially from actual results.

Revenue Recognition

The performance of our semiconductor products is reliant upon firmware. Accordingly, revenue from the sale of semiconductors is recognized in accordance with Emerging Issues Task Force Issue No. (EITF) 03-05, Application of AICPA Statement of Position 97-2 to non-software deliverables in an arrangement containing more-than-incidental software. Revenue from sales of semiconductors is recognized upon shipment when

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persuasive evidence of an arrangement exists, the required firmware is delivered, legal title and risk of ownership has transferred, the price is fixed or determinable and collection of the resulting receivable is probable. In instances where semiconductors are shipped prior to the release of the related production level firmware, revenue is deferred as we have not established vendor-specific objective evidence of fair value for the undelivered firmware. Revenue related to these products is recognized when the firmware is delivered or otherwise made available to the customer. In addition, we record reductions to revenue for estimated product returns and pricing adjustments, such as volume purchase incentives, in the same period that the related revenue is recorded. The amount of these reductions is based on historical sales returns, analysis of credit memo data, specific criteria included in volume purchase incentives agreements, and other factors known at the time. Additional reductions to revenue would result if actual product returns or pricing adjustments exceed our estimates or if we settle any claims brought by our customers that are in excess of our standard warranty terms for cash payments.

Marketable Securities

We account for our marketable securities in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. We classify our marketable securities as available-for-sale at the time of purchase and re-evaluate such designation as of each consolidated balance sheet date. Our marketable securities include commercial paper, corporate bond and government securities and auction rate securities. Our marketable securities are reported at fair value with the related unrealized gains and losses included in accumulated other comprehensive income (loss), a component of stockholders’ equity. Realized gains or losses on the sale of marketable securities are determined using the specific-identification method. We evaluate our investments periodically for possible other-than-temporary impairment by reviewing factors such as the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer and our ability and intent to hold the investment for a period of time which may be sufficient for anticipated recovery of market value. We record an impairment charge to the extent that the carrying value of our available-for-sale securities exceeds the estimated fair market value of the securities and the decline in value is determined to be other-than-temporary. During 2008, upon determining that the decline in market value of our investment in auction rate securities was other-than-temporary, we wrote down the investments to their estimated realizable fair value of $1.0 million and recorded an investment impairment charge of $6.2 million.

Accounts Receivable Allowance

We perform ongoing credit evaluations of our customers and adjust credit limits, as determined by our review of current credit information. We continuously monitor collections and payments from our customers and maintain an allowance for doubtful accounts based upon our historical experience, our anticipation of uncollectible accounts receivable and any specific customer collection issues that we have identified. While our credit losses have historically been low and within our expectations, we may not continue to experience the same credit loss rates that we have in the past. Our receivables are highly concentrated in a relatively small number of customers. Therefore, a significant change in the liquidity, financial position, or willingness to pay timely, or at all, of any one of our significant customers would have a significant impact on our results of operations and cash flows.

Inventories

We value our inventories at the lower of cost or estimated market value. We estimate market value based on our current pricing, market conditions and specific customer information. We write down inventory for estimated obsolescence of unmarketable inventories and quantities on hand in excess of estimated future demand and market conditions. If actual shipments are less favorable than expected, additional charges may be required. Additionally, we specifically reduce inventory to the lower of cost or market if pricing trends or forecasts indicate that the carrying value of inventory exceeds its estimated selling price. Once inventory is written down, a new accounting basis is established, and it is not written back up in future periods.

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Warranty

We provide for the estimated cost of product warranties at the time revenue is recognized based on our historical experience of similar products. While we engage in product quality programs and processes, including monitoring and evaluating the quality of our suppliers, our warranty accrual is affected by our contractual obligations, product failure rates, the estimated and actual cost incurred by us and our customers for replacing defective parts. Costs may include replacement parts, labor to rework and freight charges. We monitor product returns for warranty and maintain an accrual for the related warranty expenses. Should actual failure rates, cost of product replacement and inbound and outbound freight costs differ from our estimates, revisions to the estimated warranty reserve would be required.

Acquisitions

We are required to allocate the purchase price of acquired companies to the tangible and intangible assets acquired, liabilities assumed, as well as purchased in-process research and development (IPR&D) based on the estimated fair values. We use various models to determine the fair values of the assets acquired and liabilities assumed. These models include the discounted cash flow (DCF), the royalty savings method and the cost savings approach. The valuation requires management to make significant estimates and assumptions, especially with respect to long-lived and intangible assets.

Critical estimates in valuing certain of the intangible assets include, but are not limited to, future expected cash flows from customer contracts, customer lists, distribution agreements and acquired developed technologies and patents; expected costs to develop the IPR&D into commercially viable products and estimating cash flows from the projects when completed; the acquired company’s brand awareness and market position as well as assumptions about the period of time the brand will continue to be used in the combined company’s product portfolio; and discount rates. We derive our discount rates from our internal rate of return based on our internal forecasts and we may adjust the discount rate giving consideration to specific risk factors of each asset. Management’s estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur.

Accounting for Impairment of Goodwill

During the third quarter of 2008, we assessed the fair value of the goodwill that resulted from the Centillium DSL and NPA acquisitions for impairment in accordance with SFAS 142, Goodwill and Other Intangible Assets, which requires that goodwill be tested for impairment on a periodic basis. The process of evaluating the potential impairment of goodwill is highly subjective and requires significant management judgment to forecast future operating results, projected cash flows and current period market capitalization levels. In estimating the fair value of the business, we make estimates and judgments about the future cash flows. Although our cash flow forecasts are based on assumptions that are consistent with the plans and estimates we are using to manage our business, there is significant judgment in determining such future cash flows. We also consider market capitalization on the date we perform the analysis. Based on our annual impairment test performed during the third quarter of 2008, we concluded that there was significant impairment of goodwill and, therefore, took an impairment charge for the entire balance of $7.4 million.

Accounting for Income Taxes

We record the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the balance sheets, as well as operating loss and tax credit carry forwards. We have recorded a full valuation allowance against our deferred tax asset. Based on our historical losses and other available objective evidence, we determined it is more likely than not that the deferred tax asset will not be realized. While we have considered potential future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the full valuation allowance, in the event that we were to determine

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that we would be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset would increase net income in the period such determination was made. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. As a result of the implementation of the Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, we recognize liabilities for uncertain tax positions based on the two-step process prescribed within the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

Stock-Based Compensation Expense

We account for share-based compensation related to share-based transactions in accordance with the provisions of SFAS 123(R), Share-Based Payment. Under the fair value recognition provisions of SFAS 123(R), share-based payment expense is estimated at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period of the award. Determining the appropriate fair value model and calculating the fair value of stock-based awards requires judgment, including estimating stock price volatility, forfeiture rates and expected life. We elected to use the modified prospective transition method as permitted by SFAS 123(R) and therefore we have not restated our financial results for prior periods.

We have estimated the expected volatility as an input into the Black-Scholes valuation formula when assessing the fair value of options granted. Our current estimate of volatility was based upon a blend of average historical volatilities of our stock price and that of our peer group. To the extent volatility of our stock price increases in the future, our estimates of the fair value of options granted in the future could increase, thereby increasing share-based payment expense in future periods. In addition, we apply an expected forfeiture rate when amortizing share-based payment expense. Our estimate of the forfeiture rate was based primarily upon historical experience of employee turnover. To the extent we revise this estimate in the future; our share-based payment expense could be materially impacted in the quarter of revision, as well as in following quarters. Our expected term of options granted was derived from the average midpoint between vesting and the contractual term, as described in the SEC’s Staff Accounting Bulletin No. (SAB) 107, Share-Based Payment. In the future, as empirical evidence regarding these input estimates is able to provide more directionally predictive results, we may change or refine our approach of deriving these input estimates. These changes could impact our fair value of options granted in the future.

Previously, we elected to account for these share-based payment awards under Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and elected to only disclose the pro forma impact of expensing the fair value of stock options in the notes to the financial statements.

The above items are not a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP with no need for our management’s judgment in their application. There are also areas in which our management’s judgment in selecting any available alternative would not produce a materially different result. See our consolidated financial statements and related notes thereto included elsewhere in this annual report on Form 10-K that contain accounting policies and other disclosures required by GAAP.

Results of Operations

Revenue

Our revenue is derived from sales of our semiconductor products. Revenue from product sales is generally recognized upon shipment, net of sales returns, rebates and allowances. As is typical in our industry, the selling

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prices of our products generally decline over time. Therefore, our ability to increase revenue is dependent upon our ability to increase unit sales volumes of existing products and to introduce and sell new products in greater quantities. Our ability to increase unit sales volume is dependent primarily upon our ability to increase and fulfill current customer demand and obtain new customers. We believe that the recent economic downturn has impacted the businesses of service providers around the world, causing them to re-evaluate how they employ capital. Consequently the rate at which broadband infrastructure is upgraded may slow or new broadband programs could be delayed. We believe that the weak economy has contributed to the decline in our revenue that we experienced in the third and fourth quarters of 2008.

The effect of the economic downturn on currencies has also impacted our business. For example, the Korean won devalued greatly against the U.S. dollar in the third quarter of 2008, affecting the gross profit our OEM customers made on their products. In turn, they significantly reduced their orders to us. As we look to 2009, we expect that the revenue environment will continuing to be challenging.

Revenue decreased marginally by $1.0 million, or 1%, to $106.5 million in 2008 from $107.5 million in 2007. Although our average sales price has remained consistent year over year, our number of units shipped has decreased by 1% creating the 1% decline in revenue. Second half revenue declined from the first half of 2008 in line with the general worldwide economic decline. European revenue increased $6.3 million, or 22%, from 2007 as a number of European carriers began deploying VDSL2 solutions. Asian sales declined $9.3 million or 13% from 2007. Korean sales continued to decline as OEMs reduced purchases due the weakness on the Korean Won combined with the deteriorating economic climate. Japanese sales were strong during the first nine months of 2008, but declined in the fourth quarter as the OEMs closely monitored their inventory levels in light of the weak Asian economy.

Revenue decreased by $27.2 million, or 20%, to $107.5 million in 2007 from $134.7 million in 2006. The majority of the decrease related to an overall decline in volume of units sold due to a number of factors, including an equipment correction in Japan as carriers slowed orders as they lowered their existing equipment levels, a product transition in Korea as carriers moved to our 5th generation product platform as well as some market share loss to PON technologies and a lower volume of ADSL-based gateways being sold in Europe. A portion of the revenue decrease also related to a product shift in Japan from Access to Gateway products, whereby the Gateway products have a lower selling price than the Access products.

We generally sell our products to OEMs through a combination of our direct sales force, third-party sales representatives and distributors. Sales are generally made under short-term, non-cancelable purchase orders. We also have volume purchase agreements, and certain customers who provide us with non-binding forecasts. Although certain OEM customers may provide us with rolling forecasts, our ability to predict future sales in any given period is limited and subject to change based on demand for our OEM customers’ systems and their supply chain decisions. Historically, a small number of OEM customers, the composition of which has varied over time, have accounted for a substantial portion of our revenue, and we expect that significant customer concentration will continue for the foreseeable future, but it may diversify across more carrier customers as we expect more carriers world-wide to begin deployments of broadband solutions and Gateway products. The following direct customers accounted for more than 10% of our revenue for the years indicated. Sales made to OEMs are based on information that we receive at the time of ordering.

Our Direct Customer	OEM Customer	2008	2007	2006
NEC Corporation	NEC Corporation	25%	29%	23%
Paltek Corporation	Sumitomo Electric Industries	23	*	*
Sagem	Sagem	21	20	23
Alcatel-Lucent and its CMs	Alcatel-Lucent	11	*	*
Altima Corporation	Sumitomo Electric Industries	*	12	19
Uniquest	Dasan, Millinet and Ubiquoss	*	11	22

*	Less than 10%

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Revenue by Region as a Percentage of Total Revenue

	2008	2007	2006
Asia	59%	67%	70%
Europe	33	27	25
North America	8	6	5

The table above reflects sales to our direct customers based on where they are headquartered. It does not necessarily reflect carrier deployment of our products as we do not sell directly to them. Comparing 2008 to 2007, revenue from Asia declined both in terms of percentage of total revenue and absolute dollars due to the weakness in the Japanese and Korean markets. The decline was partially offset by growth in Europe both in absolute terms and as a percentage of total revenue. The increase in European revenue was due to Alcatel-Lucent’s ramping up of production as carriers such as Belgacom and Swisscom began or increased their deployments or VDSL solutions. North American revenue increased versus 2007 due to sales to an OEM, headquartered in the U.S., whose end customer is located in Europe.

Comparing 2007 to 2006, revenue from Korea decreased by $17.8 million, which represents the greatest geographical decline for this period. The decrease is due to an OEM that ceased to manufacture product for carriers in Japan in 2006, a product transition to our 5th generation products in early 2007 and a loss of a portion of the market to PON-based technology. Although Japan revenue increased as a percentage of total revenue, it decreased by $5.4 million in absolute dollars as overall volume declined and as we experienced a shift from Access to Gateway products, which have lower average sales price. Revenue in France decreased $8.0 million due to lower volume shipped, mainly attributed to decreased Gateway sales.

Revenue by Product Family as a Percentage of Total Revenue

	2008	2007	2006
Access	49%	58%	53%
Gateway	51	42	47

During 2008 as a percentage of total revenue, Gateway improved from the prior year while Access revenue declined. The shift between Access and Gateway revenues predominantly resulted from declines in Asian Access revenue offset by increases in Asian Gateway revenue. For 2007 as compared to 2006, the decline in Gateway revenue exceeded the decline in Access revenue, resulting in Access being a greater percentage of revenue. Gateway revenue was lower in Europe and Korea in 2007 as compared to 2006.

Cost and Operating Expenses

				% Change
	2008	2007	2006	2008/2007	2007/2006
	(In millions)
Cost of revenue	$61.8	$63.3	$81.4	(2)%	(22)%
Research and development	43.2	51.1	53.7	(15)	(5)
Sales, general and administrative	25.8	27.4	25.1	(6)	9
Operating asset impairments	12.5	—	—	nm	nm
Restructuring charges	—	3.7	1.7	nm	nm
Common stock offering expenses	—	—	1.0	nm	nm

nm—not meaningful

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Operating Expenses as a Percent of Total Revenue:

	2008	2007	2006
Cost of revenue	58%	59%	60%
Research and development	41	48	40
Sales, general and administrative	24	25	19

Cost of revenue. Our cost of revenue consists primarily of cost of silicon wafers purchased from third-party foundries and third-party costs associated with assembling, testing and shipping of our semiconductors. Because we do not have formal, long-term pricing agreements with our outsourcing partners, our wafer costs and services are subject to price fluctuations based on the cyclical demand for semiconductors among other factors. In addition, after we purchase wafers from foundries, we also incur yield loss related to manufacturing these wafers into “good” die. Manufacturing yield is the percentage of acceptable product resulting from the manufacturing process, as identified when the product is tested. When our manufacturing yields decrease, our cost per unit increases. This could have a significant adverse impact on our cost of revenue. In addition to yield loss due to manufacturing process issues, in one of our chipsets we have also experienced yield loss due to defects apparently related to third-party technology incorporated into that product. To date we have not experienced material warranty costs associated with this technology-related issue; however, until we resolve the problem underlying the third-party technology, we cannot predict whether the yield loss will have a material impact on our revenue or cost of revenue. Cost of revenue also includes accruals for actual and estimated warranty obligations and write-downs of excess and obsolete inventories, payroll and related personnel costs, licensed third-party intellectual property, depreciation of equipment, stock-based compensation expenses and amortization of acquisition-related intangibles.

Cost of revenue decreased to $61.8 million during 2008 as compared to $63.3 million during 2007. Our gross margins were 42% in 2008 as compared to 41% in 2007. The increase in gross margins is primarily the result of the sale of previously reserved inventory, favorable declines in pricing from our suppliers, and test-time reductions. These increases to gross margin were offset by an increase in amortization of acquisition related costs associated with our acquisition of the DSL technology and related assets from Centillium Communications, Inc.

Cost of revenue decreased to $63.3 million during 2007 as compared to 81.4 million in 2006. The decrease is primarily due to decreased revenue in 2007 as compared to 2006. Our gross margins were 41% in 2007 compared to 40% in 2006.

Research and development expenses. All research and development (R&D) expenses are expensed as incurred and generally consist of compensation and associated costs of employees engaged in research and development; contractors; tape-out costs; reference board development; development testing, evaluation kits and tools; stock based compensation expenses and depreciation expense. Before releasing new products, we incur charges for mask sets, amortization of acquisition-related intangibles, prototype wafers, mask set revisions, bring-up boards and other qualification materials, which we refer to as tape-out costs. These tape-out costs may cause our research and development expenses to fluctuate, because they are not incurred uniformly every quarter.

R&D expenses decreased $7.9 million, or 15%, to $43.2 million in 2008 as compared to $51.1 million in 2007. The reduction was primarily due to lower tapeout costs of $2.6 million, lower stock compensation costs of $2.7 million and lower license and software fees of $1.8 million. Employee costs were higher by $1.3 million, but were generally offset by a $1.1 million reduction in consulting costs.

R&D expenses decreased $2.6 million, or 5%, to $51.1 million in 2007 as compared to $53.7 million in 2006. The decrease was primarily due to in process research and development costs of $3.5 million in 2006 related to the acquisitions that were not included in 2007, a $3.1 million decrease in testing and tape-out costs, and a $1.0 million decrease in personnel costs. These decreases were partially offset by increases in intellectual property costs and design tools of $1.5 million, stock-based compensation of $3.0 million and depreciation expense of $0.4 million.

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As of December 28, 2008, we had 194 engineers engaged in R&D of which 100 were located in India, 79 were located in North America and 15 were located in the rest of the world. As of December 30, 2007, we had 184 engineers engaged in R&D of whom 95 were located in India and 89 were located in North America. As of December 31, 2006, we had 182 engineers in R&D of whom 94 were located in India and 88 were located in North America.

Selling, general and administrative expenses. Selling, general and administrative (SG&A) expenses declined by 6%, or $1.6 million to $25.8 million compared to $27.4 million in 2007. The decrease is attributable to lower employee costs of $0.8 million, lower consulting fees of $0.8 million, lower outside services (including legal, accounting and recruiting) of $2.0 million and lower stock compensation costs of $0.8 million. These costs were somewhat offset by severance costs of $0.6 million, higher patent expenses of $0.3 million and increases in intangible costs of $1.4 million in part related to the Centillium DSL acquisition.

SG&A expenses increased by $2.3 million in 2007, or 9%, to $27.4 million compared to $25.1 million in 2006. The increase was primarily attributable to additional personnel costs of $2.3 million, stock-based compensation expense of $1.2 million, depreciation expense of $0.6 million, and facilities expense of $0.3 million. These increases were offset by decreases in amortization of NPA acquisition intangibles of $1.4 million and professional fees of $0.5 million.

As of December 28, 2008, SG&A headcount was 89, which compares to 85 at the end of 2007 and 73 at the end of 2006.

Operating asset impairments. During the third quarter of 2008, as a result of our market capitalization being significantly lower than the carrying value of our net assets, we recorded a goodwill impairment charge of $7.4 million. Also during the third quarter of 2008, we recorded asset impairment charges related to prepaid license fees of $4.0 million and acquisition related intangible assets of $1.1 million. The prepaid license fees originated from a vendor that provided memory and input/output interfaces to facilitate the design of semiconductors at a particular third-party wafer foundry. Payments to this vendor were capitalized until semiconductor mask set was created at this foundry. Based on our planned tape-out decisions for 2009 and the foreseeable future, we concluded that there was no future economic benefit to the intellectual property and impaired the related prepaid license fees. The impaired intangible assets related to trademarks and patents from our 2006 acquisition of the network processing and ADSL assets and the 2008 purchase of the DSL technology and assets. Based on our review of our business, we concluded that these intangible assets had no future economic benefit. The total combination of the asset impairments during the third quarter of 2008 totaled $12.5 million.

Restructuring charges. During the third and fourth quarters of 2007, we incurred restructuring and severance expenses of $3.7 million as we outsourced our back-end physical semiconductor design process and terminated four members of senior management. The restructuring charges consisted of approximately $2.9 million in contract termination costs and asset impairments and $0.8 million in severance costs.

During the fourth quarter of 2006, we incurred restructuring and severance expenses of $1.7 million as we realigned and reduced our overall expenditures based on the expectations for revenue and gross margins at the time. The restructuring plan involved reducing our engineering workforce by 15% of which approximately half of the reduction was from India and half was from North America. In addition, we decided to close our Canadian office and began transitioning those responsibilities to the United States through a combination of relocations and hiring. We incurred facility related expenses in relation to the lease termination of our Canadian office.

Common stock offering expenses. We incurred $1.0 million of common stock offering expenses in 2006 related to the proportionate share of expenses incurred by us on behalf of the selling stockholders in our common stock offering in March 2006.

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Investment Impairment

During the third quarter of 2008, we recorded an impairment charge related to an-other-than-temporary impairment of our auction rate securities totaling $6.2 million as we determined that the decrease in value was “other–than-temporary.” We considered a number of factors in making this determination, including the duration of the failed auctions, the worsening financial condition of the underlying issuers and the related insurance agencies and the general worsening of the global credit markets. The write-down of $6.2 million represents approximately 85% of the face value of the securities and was determined using a DCF model as documented in Note 4 of our consolidated financial statements.

Interest Income, Net

Interest income, net consists primarily of interest income earned on our cash, cash equivalents and investments, which is partially offset by interest expense and other non-operating expenses. Interest income, net was $2.1 million for 2008 as compared to $4.9 million in 2007 and $5.0 million in 2006. The decline in interest income over the three year period reflects lower interest rates as well as a decline in our balances of cash and investments.

Provision for Income Taxes

The provision for income taxes was $0.2 million in 2008 and $0.3 million for the years ended 2007 and 2006, primarily relating to foreign income taxes. Our deferred tax assets have a full valuation allowance due to our history of losses.

Cumulative Effect of Change in Accounting Principle

The adoption of SFAS 123(R) in 2006 resulted in a cumulative benefit of $0.6 million, which reflects the net cumulative impact of estimating future forfeitures in the determination of period expense, rather than recording forfeitures when they occur, as previously permitted.

Net Income/Loss

As a result of the above factors, we reported a net loss of $41.1 million in 2008 compared to net losses of $33.3 million and $22.8 million in 2007 and 2006, respectively.

Liquidity and Capital Resources

Cash and investments decreased by $26.6 million to $64.4 million as of December 28, 2008 compared to $91.0 million as of December 30, 2007. This decrease was primarily due to our acquisition of the Centillium DSL business for $11.9 million; write down of our auction rate securities of $6.2 million; repurchases of Ikanos stock for $5.2 million and cash used in operations of $3.0 million. As of December 28, 2008, we have funded our operations primarily through cash from private and public offerings of our common stock, cash generated from the sale of our products and proceeds from the exercise of stock options and stock purchased under our employee stock purchase plan. Our uses of cash include payroll and payroll-related expenses, manufacturing costs, purchases of equipment, tools and software and operating expenses, such as tape outs, marketing programs, travel, professional services and facilities and related costs. We believe there will be additional working capital requirements needed to fund and operate our business. We expect to finance our operations primarily through operating cash flows and existing cash and investment balances.

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The following table summarizes our statement of cash flows for the years ended December 28, 2008, December 30, 2007 and December 31, 2006 (in millions):

	2008	2007	2006
Statements of Cash Flows Data:
Cash and cash equivalents—beginning of year	$65.1	$49.3	$91.9
Net cash provided by (used in) operating activities	(3.0)	(15.4)	12.9
Net cash provided by (used in) investing activities	(30.6)	29.7	(105.6)
Net cash provided by (used in) financing activities	(4.3)	1.5	50.0
Effect of exchange rates on cash and cash equivalents	—	—	0.1

Cash and cash equivalents—end of year	$27.2	$65.1	$49.3

Operating Activities

During 2008, we used $3.0 million in net cash from operating activities while incurring a loss of $41.1 million. Included in the net loss were non-cash charges amounting to $42.3 million that resulted from depreciation and amortization of $6.7 million, stock-based compensation of $10.5 million, operating asset impairments of $12.5 million, investment impairment of $6.1 million, and amortization of intangibles and acquired technology of $6.2 million. Reductions in accounts receivable of $4.7 million and inventories of $3.4 million were not enough to offset the decrease in accounts payable and accrued liabilities of $12.4 million. The reductions in inventories, receivables and accounts payable and accrued liabilities were directly related to decline in business activity beginning in the third quarter and continuing through the fourth quarter of 2008. Fourth quarter revenue in 2008 was $22.8 million compared to $29.9 million in the comparable 2007 period.

During 2007, we used $15.4 million in net cash from operating activities, while incurring a net loss of $33.3 million. Included in the net loss was approximately $26.3 million in various non-cash expenses and charges consisting of depreciation and amortization, loss on disposal of property and equipment, stock-based compensation expense and amortization of intangible assets and acquired technology. The non-cash items were offset by a decrease in accounts payable and liabilities of $4.7 million, and increases in accounts receivable of $1.9 million and prepaid and other assets of $1.6 million. The decrease in accounts payable and liabilities was attributed to timing of purchases and payments in the ordinary course of business. The increase in accounts receivable was due to increased sales in the fourth quarter of 2007 as compared to 2006. The increase in prepaid and other assets was primarily due to prepaid royalties and term-based software licenses.

During 2006, we generated $12.9 million of net cash from operating activities, while incurring a net loss of $22.8 million. Included in the net loss was approximately $27.6 million in various non-cash expenses and charges consisting of depreciation and amortization, stock based compensation expense, amortization of intangible assets and acquired technology, purchased IPR&D and the cumulative effect of change in accounting principles. Operating cash flows also benefited from an increase in accounts payable and accrued liabilities of $11.0 million. The increase in accounts payable and accrued liabilities related principally to inventory purchases required to support a broader product portfolio and our transition to our 5th generation Access products and the timing of our payments to our suppliers. These sources of operating cash flows were partially offset by a $4.1 million increase in accounts receivable caused primarily by the payments terms associated with the addition of a significant European customer in 2006 and the generally longer collection cycle in this region.

Investing Activities

We used net cash of $30.6 million in investing activities in 2008 primarily from the net purchases of short-term investments of $17.1 million, our acquisition of Centillium’s DSL technology and assets for $11.9 million and capital expenditures of $1.6 million. We generated cash from investing activities of $29.7 million in 2007, primarily from the net sale of investments totaling $34.3 million, offset by $4.6 million in purchases of property

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and equipment. We used net cash of $105.6 million in 2006, which related primarily to the NPA and Doradus acquisitions of $34.9 million, the purchase of property and equipment of $12.4 million and the net purchase of short-term investments totaling $58.3 million.

Beginning in the third quarter of 2007, our auction rate securities totaling $7.2 million failed to sell at auction. As the auctions continued to fail for over one year and given the worsening financial condition of the underlying issuers, the related insurance agencies and the global credit markets, we concluded that the decrease in value of these securities was other-than-temporary and recorded an impairment charge of $6.2 million during the third quarter of 2008.

We have classified our investment portfolio as “available for sale,” and our investment objectives are to preserve principal and provide liquidity, while maximizing yields without significantly increasing risk. We may sell an investment at any time if the quality rating of the investment declines; the yield on the investment is no longer attractive; or we are in need of cash. We have used cash to acquire businesses and technologies that enhance and expand our product offering and, we anticipate that we will continue to do so in the future. The nature of these transactions makes it difficult to predict the amount and timing of such cash requirements. We anticipate that we will continue to purchase necessary property and equipment in the normal course of our business. The amount and timing of these purchases and the related cash outflows in future periods depend on a number of factors, including the hiring of employees, the rate of change of computer hardware and software used in our business and our business outlook.

Financing Activities

Our financing activities used $4.3 million in 2008 compared to $1.5 million and $50.0 million provided in 2007 and 2006, respectively. Cash used in financing activities was for the repurchase of 1.6 million shares of our Company stock for $5.2 million. We have retired 1.0 million shares of that stock and are holding 0.6 million shares as treasury stock. This was partially offset by $0.9 million received from employees exercising stock options. Cash generated by financing activities during 2007 was primarily from proceeds of the exercises of employee stock options offset by payments made on capital lease obligations. Cash generated by financing activities during 2006 was primarily due to the completion of our secondary offering in which we raised $48.5 million of net proceeds. We have used, and continue to intend to use, the net proceeds for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies, strategic investments or purchases of common stock.

We believe that our existing cash, cash equivalents, short-term investments and cash flows expected to be generated from future operations, if any, will be sufficient to meet our anticipated cash needs for at least the next twelve months. Our future capital requirements will depend on many factors including our rate of revenue growth, our ability to develop future revenue streams, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the timing of introductions of new products and enhancements to existing products, the costs to ensure access to adequate manufacturing capacity and the continuing market acceptance of our products. Additionally in the future, we may become party to agreements with respect to potential investments in, or acquisitions of, complementary businesses, products or technologies, which could also require us to seek additional equity or debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased interest expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing, and there is no assurance that such financing, if required, will be available in amounts or on terms acceptable to us, if at all.

Contractual Commitments and Off Balance Sheet Arrangements

We do not use off balance sheet arrangements with unconsolidated entities or related parties, nor do we use other forms of off balance sheet arrangements such as special purpose entities and research and development

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arrangements. Accordingly, our liquidity and capital resources are not subject to off balance sheet risks from unconsolidated entities.

We lease certain office facilities, equipment and software under non-cancelable operating leases. The following table summarizes our contractual obligations as of December 28, 2008 and the effect those obligations are expected to have on our liquidity and cash flow in future periods (in millions):

	Total	2009	2010 and 2011
Operating lease payments	$2.4	$1.5	$0.9
Inventory purchase obligations	3.2	3.2	—

	$5.6	$4.7	$0.9

For the purpose of this table, purchase obligations for the purchase of goods or services are defined as agreements that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our purchase orders are based on our current manufacturing needs and are fulfilled by our vendors within short time horizons. In addition, we have purchase orders that represent authorizations to purchase rather than binding agreements. We do not have significant agreements for the purchase of raw materials or other goods specifying minimum quantities or set prices that exceed our expected requirements.

In the normal course of business, we provide indemnifications of varying scope to customers against claims of intellectual property infringement made by third parties arising from the use of our products. Historically, costs related to these indemnification provisions have not been significant, and we are unable to estimate the maximum potential impact of these indemnification provisions on our future consolidated results of operations.

In addition to the obligations identified in the table, we have $3.9 million in unrecognized tax benefits related to research and development tax credits which we feel are highly uncertain, and accordingly, have reduced from our gross deferred tax assets.

Recent Accounting Pronouncements

In September 2006, FASB issued SFAS 157, Fair Value Measurements, which defines fair value, provides a framework for measuring fair value, and expands the disclosures required for fair value measurements. SFAS 157 applies to other accounting pronouncements that require fair value measurements; it does not require any new fair value measurements. The Company was required to apply the provisions of SFAS 157 beginning in 2008. In February 2008, the FASB released a FASB Staff Position (FSP FAS 157-2—Effective Date of FASB Statement No. 157) which delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The partial adoption of SFAS 157 for financial assets and liabilities did not have a material impact on our consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, which expands the standards under SFAS 157 to provide the one-time election (Fair Value Option) to measure financial instruments and certain other items at fair value and also includes an amendment of SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS 159 became effective for us beginning in 2008. We currently do not have any instruments eligible for election of the fair value option. Therefore, the adoption of SFAS 159 in the first quarter of fiscal 2008 did not impact our consolidated financial position, results of operations or cash flows.

In June 2007, the FASB ratified EITF 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities. This issue provides that nonrefundable

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advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the related services are performed. EITF 07-3 was effective for us beginning in 2008. The adoption of this EITF did not have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree in a business combination. SFAS 141R also establishes principles around how goodwill acquired in a business combination or a gain from a bargain purchase should be recognized and measured, as well as provides guidelines on the disclosure requirements on the nature and financial impact of the business combination. SFAS 141R will be effective for us beginning in 2009. The adoption of SFAS 141R is not expected to have a material effect on our consolidated statements of financial position, operations or cash flows.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. This statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. SFAS 160 will be effective for the Company beginning in 2009. The adoption of SFAS 160 is not expected to have a material effect on the Company’s consolidated statements of financial position, operations or cash flows.

In April 2008, the FASB adopted FASB Staff Position SFAS 142-3, Determination of the Useful Life of Intangible Assets, amending the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets. This FASB Staff Position is effective for intangible assets acquired on or after July 1, 2009. The adoption of SFAS 142-3 is not expected to have a material effect on our consolidated statements of financial position, operations or cash flows.

In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. The adoption of SFAS 162 did not have a material effect on our consolidated statements of financial position, operations or cash flows.

In October 2008, the FASB issued FASB Staff Position SFAS 157-3, Determining the Fair Value of a Financial Asset When The Market For That Asset Is Not Active, to clarify the application of the provisions of SFAS 157 in an active market and how an entity would determine fair value in an inactive market. The FASB Staff Position is effective immediately and applies to our December 28, 2008 financial statements. The application of the provisions of SFAS 157-3 did not materially affect our results of operations or financial condition as of and for the year ended December 28, 2008.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

All market risk sensitive instruments were entered into for non-trading purposes. We do not use derivative financial instruments for speculative trading purposes. As of December 28, 2008, we did not hold derivative financial instruments.

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Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. The primary objective of our investment activities is to preserve principal and meet liquidity needs, while maximizing yields and without significantly increasing risk. Our investment policy specifies credit quality standards for our investments and limits the amount of credit exposure to any single issue, issuer or type of investment. Our investments consist primarily of U.S. government notes and bonds and commercial paper. All investments are carried at market value.

As of December 28, 2008, we had cash, cash equivalents and investments totaling $64.4 million. These amounts were invested primarily in money market funds and short-term investments that are held for working capital purposes. We do not enter into investments for trading or speculative purposes. If the return on our cash equivalents and investments were to change by one percent, the effect would be to increase/decrease investment income by $0.2 million.

Investment Risk

Our marketable securities portfolio as of December 28, 2008 was $61.2 million and approximately 2% of the portfolio are auction rate securities. Auction rate securities are securities that are structured with short-term interest rate reset dates of generally less than ninety days but with contractual maturities that can be well in excess of ten years. At the end of each reset period, which occurs every seven to thirty-five days, investors can sell or continue to hold the securities at par. These securities are subject to fluctuations in fair value depending on the supply and demand at each auction. The portfolio includes $7.2 million (at cost) invested in auction rate securities all of which are currently associated with failed auctions and have been in a loss position for over a year. Based on an analysis of impairment factors, we recorded a loss of $6.2 million during 2008 related to these auction rate securities. The funds associated with the securities for which auctions have failed will not be accessible until a successful auction occurs, a buyer is found outside of the auction process or the underlying securities have matured.

We have classified the auction rate securities as Level 3 under SFAS 157. We valued the auction rate securities using a DCF model. Assumptions used in valuing each of the auction rate securities include the stated coupon rate and maturity date on the note and one unobservable input; an estimated discount rate. The discount rate is an estimate of what we believe the security must be discounted to in order to sell today. It is based on a number of factors, including the credit rating of the issuer and the insurance provider for the security.

Foreign Currency Risk

Our revenue and cost, including subcontractor manufacturing expenses, are predominately denominated in U.S. dollars. An increase of the U.S. dollar relative to the currencies of the countries in which our customers operate would make our products more expensive to them and increase pricing pressure or reduce demand for our products. We also incur a portion of our expenses in currencies other than the U.S. dollar, including the Euro, the Japanese yen, Korean won, Indian rupee, Singapore dollar and the Taiwanese dollar. We do not currently enter into forward exchange contracts to hedge exposure denominated in foreign currencies or any other derivative financial instruments for trading or speculative purposes. Our foreign currency exposure may increase if our operations in India and other countries expand.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

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Annex XIII

Selected Information from Ikanos Communications, Inc. March 29, 2009 Quarterly Report on Form 10-Q as Filed with the Securities and Exchange Commission on May 7, 2009.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, risks and uncertainties, including the risk factors set forth in this discussion, as more fully described in Part II, Item 1.A “Risk Factors” in this quarterly report on Form 10-Q. Generally, the words “anticipate,” “expect,” “intend,” “believe” and similar expressions identify forward-looking statements. These forward-looking statements include, without limitation, our expectation that a small number of OEMs will continue to account for a substantial portion of our revenue; our existing and expected cash, cash equivalents and cash flows will be sufficient to meet our anticipated cash needs for at least the next twelve months; our belief in the effectiveness of our internal controls; our expectation that significant customer concentration in a small number of OEM customers will continue for the foreseeable future; our expectation that our foreign currency exposure will increase as our operations in India and other countries expand; and future costs and expenses and financing requirements. The forward-looking statements made in this Form 10-Q are made as of the filing date with the Securities and Exchange Commission and future events or circumstances could cause results that differ significantly from the forward-looking statements included here. Accordingly, we caution readers not to place undue reliance on these statements and, except as required by law, we assume no obligation to update any such forward-looking statements.

The following discussion and analysis should be read in conjunction with the condensed financial statements and notes thereto in Part I, Item 1 above and with our financial statements and notes thereto for the year ended December 28, 2008, contained in our Annual Report on Form 10-K filed on March 11, 2009.

Overview

We are a leading global provider of high-performance silicon and software for interactive broadband. We develop and market end-to-end products for the last mile and the digital home, which enable carriers to offer enhanced triple play services, including voice, video and data. Our products power DSLAMs, ONTs, concentrators, CPE, modems and RGs for leading OEMs. Our products have been deployed by carriers in Asia, Europe and North America. We believe that we can offer advanced products by continuing to push existing limits in silicon, systems and software. We have developed programmable, scalable chip architectures, which form the foundation for deploying and delivering triple play services. Expertise in the creation and integration of unique DSP algorithms with advanced digital, mixed signal and analog semiconductors enables us to offer high-performance, high-density and low power VDSL products. Flexible network processor architecture with wire-speed packet processing capabilities enables high-performance residential gateways for distributing advanced services in the home. These industry-leading products thus support carriers’ triple play deployment plans to the digital home while keeping their capital and operating expenditures low.

We outsource all of our semiconductor fabrication, assembly and test functions, which enable us to focus on design, development, sales and marketing of our products and reduce the level of our capital investment. Our customers consist primarily of ODMs, CMs and OEMs, who in turn sell our semiconductors as part of their solutions to carriers. We also sell to distributors, who in turn sell to ODMs, CMs and OEMs. We were incorporated in April 1999, and through December 31, 2001, we were engaged principally in research and development. We began commercial shipment of our products in the fourth quarter of 2002. Over the last three years, our revenue was $134.7 million in 2006, $107.5 million in 2007 and $106.5 million in 2008.

Quarterly revenue fluctuations are characteristic of our industry and affect our business, especially due the concentration of our revenue among a few customers. For instance, in the fourth quarter of 2006, our revenue declined by $15.7 million, or 43%, from the third quarter of 2006. In the third quarter of 2008, our revenue

XIII-1

declined by $5.7 million, or 19% from the second quarter of 2008. These quarterly fluctuations can result from a mismatch of supply and demand. Specifically, carriers purchase equipment based on planned deployment. However, carriers may deploy equipment more slowly than initially planned, while OEMs continue for a time to manufacture equipment at rates higher than the rate at which equipment is deployed. As a result, periodically and usually without significant notice, carriers will reduce orders with OEMs for new equipment, and OEMs in turn will reduce orders for our products, which will adversely impact the quarterly demand for our products, even when deployment rates may be increasing.

Furthermore, our future revenue growth depends upon new carriers beginning to deploy new platforms with our products, among other factors. It is inherently difficult to predict if and when platforms will pass qualification, when carriers will begin to deploy the equipment and at what rate, because we do not control the qualification criteria or process, and the systems manufacturers and carriers do not always share all of the information available to them regarding qualification and deployment decisions. For example, in 2008, a carrier began to deploy a platform including our products, but temporarily put the deployment on hold due to a regulatory constraint causing our revenue projection to be lower than originally anticipated.

In February 2008, we purchased the DSL technology and related assets from Centillium Communications, Inc. for approximately $11.9 million in cash. The team of engineers, DSL products, technology, patents and other intellectual property allow us to extend our market leadership as well as accelerate our digital home initiatives and next generation VDSL2 development.

On April 22, 2009 the Company announced the signing of a definitive agreement to purchase the Broadband Access product line of Conexant Systems, Inc. for $54.0 million in cash and the assumption of certain employee and facility-related liabilities. Subject to customary closing conditions, including stockholder and regulatory approvals, the transaction is expected to be completed in the third quarter of 2009. Concurrently, in connection with this transaction, Tallwood Venture Capital has agreed to purchase 24 million shares of the Company’s common stock at $1.75 per share. Tallwood will also receive warrants to purchase an additional 7.8 million shares of common stock at $1.75. We believe the Broadband Access product line will provide us the scale to expand our product portfolio beyond DSL and to achieve profitability.

Critical Accounting Policies and Estimates

In preparing our condensed consolidated financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in our consolidated financial statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. On a regular basis, we evaluate our assumptions, judgments and estimates and make changes accordingly. We also discuss our critical accounting estimates with the Audit Committee of the Board of Directors. We believe that the assumptions, judgments and estimates involved in the accounting for revenue, cost of revenue, marketable securities, accounts receivable, inventories, warranty, income taxes, impairment of goodwill and related intangibles, acquisitions and stock-based compensation expense have the greatest potential impact on our consolidated financial statements, so we consider these to be our critical accounting policies. Historically, our assumptions, judgments and estimates relative to our critical accounting policies have not differed materially from actual results.

The critical accounting policies, are described in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our Annual Report on Form 10-K for the year ended December 28, 2008, and have not changed materially as of March 29, 2009.

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Results of Operations

Revenue

Our revenue is derived from sales of our semiconductor products. Revenue from product sales is generally recognized upon shipment, net of sales returns, rebates and allowances. As is typical in our industry, the selling prices of our products generally decline over time. Therefore, our ability to increase revenue is dependent upon our ability to increase unit sales volumes of existing products and to introduce and sell new products in greater quantities. Our ability to increase unit sales volume is dependent primarily upon our ability to increase and fulfill current customer demand and obtain new customers. We believe that the current worldwide recession has impacted the businesses of service providers around the world, causing them to re-evaluate how they employ capital. Consequently the rate at which broadband infrastructure is upgraded may slow or new broadband programs could be delayed. We further believe that the weak economy has contributed to the decline in our revenue over the past three quarters.

The effect of the economic downturn on currencies has also impacted our business. For example, the Korean won devalued greatly against the U.S. dollar in the third quarter of 2008, affecting the gross profit our OEM customers made on their products. In turn, they significantly reduced their orders to us. This situation has continued through the first quarter of 2009.

Revenue decreased by $9.0 million, or 30%, to $20.7 million in the three months ended March 29, 2009 from $29.7 million in the three months ended March 30, 2008. The majority of the decrease relates to an approximate 39% decrease in units shipped, offset by roughly a 15% increase in average sales price. The reduction reflects continuing lower revenue from Korea and Japan, offset partially by an increase in Taiwan. Revenue from Korea was down as OEMs reduced purchases due to the relative weakness of the value of the Korean Won against the U.S. dollar. Japanese revenue declines from the first quarter of 2008 as well as sequentially from the fourth quarter of 2008 reflect the worldwide economic slowdown and a slower rate of capital investment in VDSL access.

We generally sell our products to OEMs through a combination of our direct sales force and third-party sales representatives. Sales are generally made under short-term, non-cancelable purchase orders. We also have volume purchase agreements, and certain customers who provide us with non-binding forecasts. Although certain OEM customers may provide us with rolling forecasts, our ability to predict future sales in any given period is limited and subject to change based on demand for our OEM customers’ systems and their supply chain decisions. Historically, a small number of OEM customers, the composition of which has varied over time, have accounted for a substantial portion of our revenue, and we expect that significant customer concentration will continue for the foreseeable future, but it may diversify across more carrier customers as we expect more carriers world-wide to begin deployments of broadband solutions and Gateway products. The following direct customers accounted for more than 10% of our revenue for the years indicated. Sales made to OEMs are based on information that we receive at the time of ordering.

	OEM Customer	Three Months Ended
Our Direct Customer		March 29, 2009	March 30, 2008
Sagem	Sagem	37%	18%
NEC Corporation of America	NEC Corporation (Magnus)	23	19
Alcatel-Lucent and its CMs	Alcatel-Lucent	11	20
Paltek Corporation	Sumitomo Electric Industries	*	21
Uniquest	Dasan, Millinet and Ubiquoss	*	12

*	Less than 10%

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Revenue by Region as a Percentage of Total Revenue

	Three Months Ended
	March 29, 2009	March 30, 2008
Asia	44%	57%
Europe	47	38
North America	9	5

The table above reflects sales to our direct customers based on where they are headquartered. It does not necessarily reflect carrier deployment of our products as we do not sell direct to them. Revenue from Asia has decreased in absolute dollars and decreased as a percentage of total revenue for the three months ended March 29, 2009 as compared to the same period in the prior year due to the decrease in volume. Revenue from Europe increased as a percentage of total revenue for the first three months of 2009 as compared to the prior year due to the decrease in Asian revenue.

Revenue by Product Family as a Percentage of Total Revenue

	Three Months Ended
	March 29, 2009	March 30, 2008
Access	34%	55%
Gateway	66	45

The change in mix is primarily attributed to decreased sales of our Access products in Japan, Korea and Europe. Gateway improvement as a percentage of sales reflects more stable European sales.

Cost and Operating Expenses

	Three Months Ended
	(in millions)
	March 29, 2009	March 30, 2008	% Change
Cost of revenue	$12.3	$17.6	(30)
Research and development	8.9	11.7	(24)
Sales, general and administrative	5.6	5.9	(5)
Restructuring charges	0.3	—	nm

Cost and Operating Expenses as a Percentage of Total Revenue:

	Three Months Ended
	March 29, 2009	March 30, 2008
Cost of revenue	59%	59%
Research and development	43	39
Sales, general and administrative	27	20
Restructuring charges	1	—

Cost of Revenue

Our cost of revenue consists primarily of cost of silicon wafers purchased from third-party foundries and third-party costs associated with assembling, testing and shipping of our semiconductors. Because we do not have formal, long-term pricing agreements with our outsourcing partners, our wafer costs and services are

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subject to price fluctuations based on the cyclical demand for semiconductors among other factors. In addition, after we purchase wafers from foundries, we also incur yield loss related to manufacturing these wafers into usable die. Manufacturing yield is the percentage of acceptable product resulting from the manufacturing process, as identified when the product is tested. When our manufacturing yields decrease, our cost per unit increases. Such increased costs could have a significant adverse impact on our cost of revenue. In addition to yield loss due to manufacturing process issues, in one of our chipsets we have also experienced yield loss due to defects apparently related to third-party technology incorporated into that product. To date we have not experienced material warranty costs associated with this technology-related issue; however, until we resolve the problem underlying the third-party technology, we cannot predict whether the yield loss will have a material impact on our revenue or cost of revenue. Cost of revenue also includes accruals for actual and estimated warranty obligations and write-downs of excess and obsolete inventories, payroll and related personnel costs, licensed third-party intellectual property, depreciation of equipment, stock-based compensation expenses and amortization of acquisition-related intangibles.

Cost of revenue decreased to $12.3 million for the three months ended March 29, 2009 as compared to $17.6 million for the three months ended March 30, 2008. The reduction in cost of revenue is directly attributable to our reduced sales volume in the first quarter of 2009. Our gross margins were 41% for the three months ended March 29, 2009 as compared to 41% for the year ago period. Higher average selling prices offset higher average product costs.

Research and development expenses

All research and development (R&D) expenses are expensed as incurred and generally consist of compensation and associated costs of employees engaged in research and development; contractors; tape-out costs; reference board development; development testing, evaluation kits and tools; stock based compensation expenses and depreciation expense. Before releasing new products, we incur charges for mask sets, amortization of acquisition-related intangibles, prototype wafers, mask set revisions, bring-up boards and other qualification materials, which we refer to as tape-out costs. These tape-out costs cause our research and development expenses to fluctuate because they are not incurred uniformly every quarter.

R&D expenses decreased $2.8 million, or 24%, to $8.9 million for the three months ended March 29, 2009 as compared to $11.7 million for the three months ended March 30, 2008. The change was primarily attributed to a $0.8 million decrease in design and tape-out costs, a $0.8 million decrease in stock based compensation, a $0.3 million reduction in compensation costs and a $0.3 million decrease in-process research and development costs associated with our purchase of the Centillium DSL assets in the first quarter of 2008. The decrease in design and tapeout costs as compared to the prior year is the result of our decision to delay certain expenditures from the first to the second quarter of 2009.

The majority of our R&D personnel are located in the United States or India. As of March 29, 2009, we had 142 people engaged in research and development of which 70 were located in India and 63 were located in the United States. As of March 30, 2008, we had 189 people engaged in research and development of whom 97 were located in India and 82 were located in North America. In February 2008 we hired 30 people as a result of acquiring the Centillium product line. As such, their personnel costs were included in the first quarter of 2008 only after the acquisition date. Furthermore, our restructuring activities (discussed below) took place later in the first quarter of 2009.

Selling, general and administrative expenses

Selling, general and administrative (SG&A) expenses generally consist of compensation and related expenses for personnel; public company costs; legal, recruiting and auditing fees; and deprecation. SG&A expenses decreased by $0.2 million for the three months ended March 29, 2009, or 4%, to $5.6 million as compared to $5.9 million for the three months ended March 30, 2008. The decrease is primarily attributed to

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decreases of $0.4 million in stock based compensation, $0.1 million in amortization of acquisition related intangible assets offset by miscellaneous increases in personnel and marketing costs.

As of March 29, 2009, SG&A headcount was 81, which compares to 89 at March 30, 2008.

Restructuring

During the first quarter of 2009, we implemented a restructuring plan to close our facility in Hyderabad, India and to reduce our R&D cost structure in the United States. Restructuring charges of $0.3 million related to the termination of 23 persons, 12 of whom were located in India and 11 in the United States. In addition, the Company will relocate certain personnel and equipment from its Hyderabad facility to Bangalore during the second quarter of 2009. These additional costs may amount to about $0.2 million and will be recognized and charged to restructuring as incurred.

Interest Income, Net

Interest income, net consists primarily of interest income earned on our cash, cash equivalents and investments, which is partially offset by other non-operating expenses. Interest income, net decreased to $0.2 million for the three months ended March 29, 2009 as compared to $0.8 million for the three months ended March 30, 2008. The decrease was due to a realized loss on the sale of an investment, lower balance of cash and investments and a decrease in interest rates.

Provision for Income Taxes

Income taxes are comprised mostly of foreign income taxes and state minimum taxes. The Company maintains a full valuation allowance for its tax assets as a result of recurring losses. Tax expense was marginally higher in the first quarter of 2008 versus the first quarter of 2009.

Net Loss

As a result of the above factors, we had a net loss of $6.1 million for the three months ended March 29, 2009 compared to a net loss of $4.8 million for the three months ended March 30, 2008.

Liquidity and Capital Resources

Year-to-date, cash and investments decreased by $4.0 million to $60.4 million as of March 29, 2009 versus $64.4 million as of December 28, 2008.

As of March 29, 2009, we have funded our operations primarily through cash from private and public offerings of our common stock, cash generated from the sale of our products and proceeds from the exercise of stock options and stock purchased under our employee stock purchase plan. Our uses of cash include payroll and payroll-related expenses, manufacturing costs, purchases of equipment, tools and software and operating expenses, such as tape outs, marketing programs, travel, professional services and facilities and related costs. We believe there will be additional working capital requirements to fund and operate our business. We expect to finance our operations primarily through operating cash flows and existing cash and investment balances.

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The following table summarizes our statement of cash flows for the three months ended March 29, 2009 and March 30, 2008 (in millions):

	2009	2008
Statements of Cash Flows Data:
Cash and cash equivalents - beginning of period	$27.2	$65.1
Net cash provided (used) by operating activities	(3.8)	3.0
Net cash provided (used) by investing activities	0.9	(9.2)
Net cash provided (used) by financing activities	—	0.2

Cash and cash equivalents - end of period	$24.3	$59.1

Operating Activities

For the three months ended March 29, 2009, we used $3.8 million of net cash in operating activities, while incurring a net loss of $6.1 million. Included in the net loss was approximately $4.1 million in various non-cash expenses consisting of depreciation and amortization, stock based compensation expense and amortization of intangible assets and acquired technology. Operating cash flows also benefited from a decrease in accounts receivable of $0.1 million and inventory of $0.3 million. These working capital improvements were offset primarily by a $2.2 million decrease in accounts payable and accrued liabilities.

For the three months ended March 30, 2008, we generated $3.0 million in net cash from operating activities, while incurring a net loss of $4.8 million. Included in the net loss was approximately $6.5 million in various non-cash expenses and charges consisting of depreciation and amortization, stock based compensation expense, amortization of intangible assets and acquired technology and purchased in-process research and development. Operating cash flows benefited from a decrease in inventory of $4.9 million and a decrease in accounts receivable of $2.6 million. The decrease in inventory was primarily due to the timing of inventory receipts and shipments. The decrease in accounts receivable was primarily due to more linearity of sales in the quarter. These improvements in operating cash flows were also affected by a decrease in accounts payable and accrued liabilities of $6.0 million. The decrease in accounts payable and accrued liabilities was primarily due a decrease in our volume of inventory purchases at the end of the quarter as well as various other payments in the ordinary course of business.

Investing Activities

Investing activities provided $0.9 million for the three months ended March 29, 2009, primarily consisting of the net sales of short-term investments.

We used net cash in investing activities of $9.2 million for the three months ended March 30, 2008, primarily in the Centillium DSL acquisition totaling $11.9 million and various fixed assets totaling $0.3 million, offset by net sales of short-term investments totaling $3.0 million.

We have classified our investment portfolio as “available for sale,” and our investment objectives are to preserve principal and provide liquidity, while maximizing yields without significantly increasing risk. We may sell an investment at any time if the quality rating of the investment declines; the yield on the investment is no longer attractive; or we are in need of cash. We have used cash to acquire businesses and technologies that enhance and expand our product offering and, we anticipate that we will continue to do so in the future. The nature of these transactions makes it difficult to predict the amount and timing of such cash requirements. We anticipate that we will continue to purchase necessary property and equipment in the normal course of our business. The amount and timing of these purchases and the related cash outflows in future periods depend on a number of factors, including the hiring of employees, the rate of change of computer hardware and software used in our business and our business outlook.

XIII-7

On April 22, 2009, the Company announced the signing of a definitive agreement to purchase the Broadband Access product line of Conexant Systems, Inc. for $54.0 million in cash and the assumption of certain employee and facility-related liabilities. Subject to certain conditions, including stockholder and regulatory approvals, the transaction is expected to be completed in the third quarter of 2009.

Financing Activities

Our financing activities provided $0.2 million for the three months ended March 30, 2008 primarily resulting from the exercise of employee stock options.

We have used, and continue to intend to use, the net proceeds for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies, strategic investments or purchases of common stock. Conditioned on the closing of the Broadband Access product line purchase, Tallwood Venture Capital has agreed to purchase 24 million shares of the Company’s common stock at $1.75 per share for a total of $42 million. Tallwood will also receive warrants to purchase an additional 7.8 million shares of common stock at $1.75.

We believe that our existing cash, cash equivalents and cash flows expected to be generated from future operations, if any, will be sufficient to meet our anticipated cash needs for at least the next twelve months. Our future capital requirements will depend upon many factors including the requirements after closing of the current Ikanos business combined with the Conexant broadband access products business, our rate of revenue growth, our ability to develop future revenue streams, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the timing of introductions of new products and enhancements to existing products, the costs to ensure access to adequate manufacturing capacity and the continuing market acceptance of our products. Additionally in the future, we may become party to agreements with respect to potential investments in, or acquisitions of, other complementary businesses, products or technologies, which could also require us to seek additional equity or debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased interest expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing, and there is no assurance that such financing, if required, will be available in amounts or on terms acceptable to us, if at all.

Contractual Commitments and Off-Balance Sheet Arrangements

We do not use off balance sheet arrangements with unconsolidated entities or related parties, nor do we use other forms of off balance sheet arrangements such as special purpose entities and research and development arrangements. Accordingly, our liquidity and capital resources are not subject to off balance sheet risks from unconsolidated entities.

We lease certain office facilities, equipment and software under non-cancelable operating leases. The following table summarizes our contractual obligations as of March 29, 2009, and the effect those obligations are expected to have on our liquidity and cash flow in future periods (in millions):

	Payment due by period
	Total	Remainder of 2009	2010 and Thereafter
Operating lease payments	$2.6	$1.4	$1.2
Inventory purchase obligations	3.0	3.0	—

	$5.6	$4.4	$1.2

For the purpose of this table, purchase obligations for the purchase of goods or services are defined as agreements that are enforceable and legally binding and that specify all significant terms, including: fixed or

XIII-8

minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our purchase orders are based on our current manufacturing needs and are fulfilled by our vendors within short time horizons. In addition, we have purchase orders that represent authorizations to purchase rather than binding agreements. We do not have significant agreements for the purchase of raw materials or other goods specifying minimum quantities or set prices that exceed our expected requirements.

In the normal course of business, we provide indemnifications of varying scope to customers against claims of intellectual property infringement made by third parties arising from the use of our products. Historically, costs related to these indemnification provisions have not been significant, and we are unable to estimate the maximum potential impact of these indemnification provisions on our future consolidated results of operations.

Recent Accounting Pronouncements

Recent accounting pronouncements are detailed in Note 1 to our Condensed Consolidated Financial Statements.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

All market risk sensitive instruments were entered into for non-trading purposes. We do not use derivative financial instruments for speculative trading purposes. As of March 29, 2009, we did not hold derivative financial instruments.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. The primary objective of our investment activities is to preserve principal and meet liquidity needs, while maximizing yields and without significantly increasing risk. Our investment policy specifies credit quality standards for our investments and limits the amount of credit exposure to any single issue, issuer, or type of investment. Our investments consist primarily of U.S. government notes and bonds, auction rate securities and commercial paper. All investments are carried at market value.

As of March 29, 2009, we had cash, cash equivalents and investments totaling $60.4 million. These amounts were invested primarily in money market funds and short-term investments that are held for working capital purposes. We do not enter into investments for trading or speculative purposes. If the return on our cash equivalents and investments were to change by one hundred basis points, the effect would be to increase/decrease investment income by $0.2 million.

Investment Risk

Our marketable securities portfolio as of March 29, 2009 was $53.4 million and approximately 1.9% of the portfolio are auction rate securities. Auction rate securities are securities that are structured with short-term interest rate reset dates of generally less than ninety days but with contractual maturities that can be well in excess of ten years. At the end of each reset period, which occurs every seven to thirty-five days, investors can sell or continue to hold the securities at par. These securities are subject to fluctuations in fair value depending on the supply and demand at each auction. The portfolio includes $7.2 million (at cost) invested in auction rate securities all of which are currently associated with failed auctions and have been in a loss position for over 12 months. Based on an analysis of impairment factors, we have recorded an other-than-temporary impairment loss of approximately $6.2 million during the third quarter of 2008 related to these auction rate securities. The funds associated with the securities for which auctions have failed will not be accessible until a successful auction occurs, a buyer is found outside of the auction process or the underlying securities have matured. These investments have maturities from 2025 to 2050.

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We have classified the auction rate securities as Level 3 under Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. (SFAS) 157, Fair Value Measurements. We valued the auction rate securities using a discounted cash flow model. Assumptions used in valuing each of the auction rate securities include the stated coupon rate and maturity date on the note and one unobservable input; an estimated discount rate. The discount rate is an estimate of what we believe the security must be discounted to in order to sell today. It is based on a number of factors, including the credit rating of the issuer and the insurance provider for the security.

Foreign Currency Risk

Our revenue and cost, including subcontractor manufacturing expenses, are predominately denominated in U.S. dollars. An increase of the U.S. dollar relative to the currencies of the countries in which our customers operate would make our products more expensive to them and increase pricing pressure or reduce demand for our products. We also incur a portion of our expenses in currencies other than the U.S. dollar, including the Euro, the Japanese yen, Korean won, Indian rupee, Singapore dollar and the Taiwanese dollar. We do not currently enter into forward exchange contracts to hedge exposure denominated in foreign currencies or any other derivative financial instruments for trading or speculative purposes. We expect that our foreign currency exposure will increase as our operations in India and other countries expand.

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IKANOS COMMUNICATIONS, INC.

Special Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IKANOS COMMUNICATIONS, INC.

The undersigned stockholder of Ikanos Communications, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated July 1, 2009, and hereby appoints Michael Gulett and Cory Sindelar, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the special meeting of stockholders of Ikanos Communications, Inc. to be held on Friday, August 21, 2009, at 8:30 a.m., Pacific Time, at 47669 Fremont Boulevard, Fremont, California 94538, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

CONTINUED AND TO BE SIGNED ON THE OTHER SIDE

14475

SPECIAL MEETING OF STOCKHOLDERS OF

IKANOS COMMUNICATIONS, INC.

August 21, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card are available at http://ikanos.com/investor/annual-reports/Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

00030030030003000000

082109

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ALL OF THE PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

1. To approve the issuance of (i) 24,000,000 shares of Ikanos Common Stock, (ii) warrants to purchase up to 7,800,000 shares of Ikanos Common Stock and (iii) one share of Ikanos Series A Preferred Stock to the Tallwood Investors in accordance with the terms of a securities purchase agreement with the Tallwood Investors.

2. To approve an amendment to Ikanos' Certificate of Incorporation to increase the number of shares of authorized capital stock of Ikanos from 51,000,000 to 100,000,000, comprised of an increase in Ikanos Common Stock from 50,000,000 to 99,000,000 shares and maintaining the 1,000,000 undesignated shares of Preferred Stock currently authorized.

3. To approve an amendment and restatement of the Ikanos 2004 Equity Incentive Plan, referred as the Plan to (i) increase the number of shares of Ikanos Common Stock reserved for issuance under the Plan by 5,500,000 shares and (ii) allow Ikanos to continue to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Plan.

4. To adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the other proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE PROPOSALS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.